UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the SEC Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

LORILLARD, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☑	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

$388,233

(2)	Form, Schedule or Registration Statement No.:

Form S-4 (No. 333-199443)

(3)	Filing Party:

Reynolds American Inc.

(4)	Date Filed:

October 17, 2014

December 22, 2014

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Reynolds American Inc. and Lorillard, Inc. Shareholders:

Reynolds American Inc., referred to as RAI, and Lorillard, Inc., referred to as Lorillard, have entered into an Agreement and Plan of Merger, dated as of July 15, 2014, referred to as the merger agreement, under which a wholly owned subsidiary of RAI will be merged with and into Lorillard, and Lorillard will continue as the surviving corporation in the merger and a wholly owned subsidiary of RAI, referred to as the merger. If the merger is completed, Lorillard shareholders will receive, in exchange for each share of Lorillard common stock owned immediately prior to the merger, (1) 0.2909 of a share of RAI common stock plus (2) $50.50 in cash. Based on the number of shares of Lorillard common stock outstanding as of December 8, 2014, and the number of shares of RAI common stock outstanding as of December 20, 2014, it is expected that, immediately after completion of the merger and the related transactions described in the accompanying joint proxy statement/prospectus, former Lorillard shareholders will own approximately 15% of the outstanding shares of RAI common stock. The shares of RAI common stock are listed on the New York Stock Exchange, referred to as the NYSE, under the trading symbol “RAI,” and the shares of Lorillard common stock are listed on the NYSE under the trading symbol “LO.”

Each of RAI and Lorillard will hold a special meeting of its shareholders to vote on certain matters in connection with the proposed merger. Attendance at the special meetings will be limited as more fully described in the accompanying joint proxy statement/prospectus. Admittance tickets will be required for both special meetings.

RAI shareholders are cordially invited to attend the special meeting of RAI shareholders. The RAI special meeting will be held at 9:00 a.m. (Eastern Time), on January 28, 2015, in the Reynolds American Plaza Building Auditorium at RAI’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina 27101. At the RAI special meeting, RAI shareholders will be asked to approve the issuance of shares of RAI common stock to (1) Lorillard shareholders as consideration in the merger and (2) British American Tobacco p.l.c., referred to as BAT, directly or indirectly through one or more of its wholly owned subsidiaries, pursuant to a Subscription and Support Agreement, dated as of July 15, 2014, referred to as the subscription agreement. The share issuance to Lorillard is referred to as the Lorillard share issuance, and the share issuance to BAT is referred to as the BAT share issuance. Collectively, the Lorillard share issuance and the BAT share issuance are referred to as the share issuance.

Lorillard shareholders are cordially invited to attend the special meeting of Lorillard shareholders. The Lorillard special meeting will be held at 10:00 a.m. (Eastern Time), on January 28, 2015, at The Ballantyne Hotel, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina 28277. At the Lorillard special meeting, Lorillard shareholders will be asked to adopt the merger agreement. In addition, Lorillard shareholders will be asked to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger and to approve the adjournment of the Lorillard special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

The exchange of the merger consideration for Lorillard common stock in the merger generally will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state, local and non-U.S. income and other tax laws. We encourage Lorillard shareholders to carefully review the information under “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Certain U.S. Federal Income Tax Consequences of the Merger” beginning on page 161 of this joint proxy statement/prospectus for a description of certain U.S. federal income tax consequences of the merger.

We cannot complete the merger without the approval of both the Lorillard share issuance and the BAT share issuance by RAI shareholders and adoption of the merger agreement by Lorillard shareholders. It is important that your shares be represented and voted regardless of the size of your holdings. Whether or not you plan to attend the RAI special meeting or the Lorillard special meeting, we urge you to submit a proxy to have your shares voted in advance of the RAI special meeting or the Lorillard special meeting by using one of the methods described in the accompanying joint proxy statement/prospectus.

The RAI board of directors unanimously recommends that RAI shareholders vote “FOR” the issuance of shares of RAI common stock to Lorillard shareholders as consideration in the merger and “FOR” the issuance of shares of RAI common stock to BAT, directly or indirectly through one or more of its wholly owned subsidiaries, pursuant to the subscription agreement. The Lorillard board of directors unanimously recommends that Lorillard shareholders vote “FOR” the adoption of the merger agreement, “FOR” the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger and “FOR” the adjournment of the Lorillard special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

The accompanying joint proxy statement/prospectus provides important information regarding the special meetings and a detailed description of the merger agreement, the merger, a number of related transactions and agreements, and the matters to be presented at the special meetings. We urge you to read the accompanying joint proxy statement/prospectus (and any documents incorporated by reference into the accompanying joint proxy statement/prospectus) carefully and in its entirety. Please pay particular attention to “Risk Factors” beginning on page 57 of the accompanying joint proxy statement/prospectus.

We hope to see you at the special meetings and look forward to the successful completion of the merger.

Sincerely,

Thomas C. Wajnert	Murray S. Kessler
Chairman of the Board	Chairman, President and CEO
Reynolds American Inc.	Lorillard, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the transactions described in the accompanying joint proxy statement/prospectus or determined that the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated December 22, 2014, and is first being mailed to RAI and Lorillard shareholders on or about December 22, 2014.

REYNOLDS AMERICAN INC.

401 North Main Street

P.O. Box 2990

Winston-Salem, North Carolina 27102-2990

Notice of Special Meeting of Shareholders

To be Held on January 28, 2015

December 22, 2014

To the Shareholders of Reynolds American Inc.:

A special meeting of shareholders of Reynolds American Inc., a North Carolina corporation, referred to as RAI, will be held at 9:00 a.m. (Eastern Time), on January 28, 2015, in the Reynolds American Plaza Building Auditorium at RAI’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina 27101. At the special meeting, shareholders will be asked to take action:

•	to approve the issuance of RAI common stock, par value $0.0001 per share, to Lorillard, Inc. shareholders as consideration in the merger contemplated by the Agreement and Plan of Merger, dated as of July 15, 2014, as it may be amended from time to time, among Lorillard, Inc., a Delaware corporation, RAI and Lantern Acquisition Co., a Delaware corporation and wholly owned subsidiary of RAI (a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus), referred to as the merger agreement; and

•	to approve the issuance of RAI common stock, par value $0.0001 per share, to British American Tobacco p.l.c., a public limited company incorporated under the laws of England and Wales, referred to as BAT, directly or indirectly through one or more of its wholly owned subsidiaries, pursuant to the Subscription and Support Agreement, dated as of July 15, 2014, as it may be amended from time to time, among BAT, RAI and Brown & Williamson Holdings, Inc., a Delaware corporation and wholly owned subsidiary of BAT (a copy of which is attached as Annex B to the accompanying joint proxy statement/prospectus), referred to as the subscription agreement.

We refer to the share issuance to Lorillard as the Lorillard share issuance and the share issuance to BAT as the BAT share issuance. Collectively, we refer to the Lorillard share issuance and the BAT share issuance as the share issuance. Approval of both the Lorillard share issuance and the BAT share issuance by RAI shareholders is a condition to the obligations of RAI and Lorillard to complete the merger.

RAI will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the accompanying joint proxy statement/prospectus for further information with respect to the business to be transacted at the special meeting.

The RAI board of directors has fixed the close of business on December 20, 2014 as the record date for the special meeting. Only holders of record of RAI common stock as of the record date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof.

Attendance at the special meeting will be limited to RAI shareholders as of the record date and to guests of RAI, as more fully described under “RAI Special Meeting—Date, Time and Location” beginning on page 76 of the accompanying joint proxy statement/prospectus. Admittance tickets will be required. If you are a shareholder and plan to attend, you MUST pre-register for the special meeting and request an admittance ticket no later than January 20, 2015, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-

Salem, North Carolina 27102-2990. If your shares are not registered in your own name, evidence of your stock ownership as of December 20, 2014, must accompany your letter. You can obtain this evidence from your broker, bank, trust company or other nominee or intermediary, referred to as a nominee or intermediary, typically in the form of your most recent monthly statement. An admittance ticket will be held in your name at the registration desk, not mailed to you in advance of the special meeting. Proper identification will be required to obtain your admittance ticket at the special meeting.

We anticipate that a large number of shareholders will attend the special meeting. Seating is limited, so we suggest that you arrive early. The auditorium will open at 8:30 a.m. (Eastern Time).

Approval of the share issuance requires the affirmative vote, in person or by proxy, of a majority of the votes cast at the special meeting.

The RAI board of directors unanimously recommends that RAI shareholders vote “FOR” the issuance of shares of RAI common stock to Lorillard shareholders as consideration in the merger and “FOR” the issuance of shares of RAI common stock to BAT, directly or indirectly through one or more of its wholly owned subsidiaries, pursuant to the subscription agreement. Approval of both proposals by RAI shareholders is a condition to the obligations of RAI and Lorillard to complete the merger. BAT has committed to vote, or cause to be voted, all shares of RAI common stock beneficially owned by it to approve the share issuance and agreed, directly or indirectly through one or more of its wholly owned subsidiaries, to subscribe for and purchase a number of shares of RAI common stock such that BAT will maintain its approximately 42% beneficial ownership interest in RAI immediately following completion of the merger.

Your vote is very important. Whether or not you expect to attend the special meeting in person, we urge you to submit a proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the special meeting. If your shares are held in the name of a nominee or intermediary, please follow the instructions on the voting instruction card furnished by the record holder. For participants in RAI’s benefit plans, the proxy card will serve as voting instructions for the trustee or custodian of the relevant benefit plan.

We urge you to read the accompanying joint proxy statement/prospectus, including all documents incorporated by reference into the accompanying joint proxy statement/prospectus, and its annexes carefully and in their entirety. In particular, see “Risk Factors” beginning on page 57 of the accompanying joint proxy statement/prospectus. If you have any questions concerning the merger, the merger agreement, the share issuance, the special meeting or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need help submitting a proxy to have your shares of RAI common stock voted, please contact RAI’s proxy solicitor:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Telephone Toll-Free: (800) 322-2885

Telephone Call Collect: (212) 929-5500

Email: proxy@mackenziepartners.com

By Order of the Board of Directors,

McDara P. Folan, III

Secretary

LORILLARD, INC.

714 Green Valley Road

Greensboro, North Carolina 27408

Notice of Special Meeting of Shareholders

To be Held on January 28, 2015

December 22, 2014

To the Shareholders of Lorillard, Inc.:

A special meeting of shareholders of Lorillard, Inc., a Delaware corporation, referred to as Lorillard, will be held at 10:00 a.m. (Eastern Time), on January 28, 2015, at The Ballantyne Hotel, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina 28277. At the special meeting, shareholders will be asked to take action:

•	to adopt the Agreement and Plan of Merger, dated as of July 15, 2014, as it may be amended from time to time, referred to as the merger agreement, among Lorillard, Reynolds American Inc., a North Carolina corporation, referred to as RAI, and Lantern Acquisition Co., a Delaware corporation and wholly owned subsidiary of RAI, pursuant to which Lantern Acquisition Co. will be merged with and into Lorillard, and Lorillard will continue as the surviving corporation in the merger and a wholly owned subsidiary of RAI (which transaction is referred to as the merger) (a copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus);

•	to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger; and

•	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Lorillard will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the accompanying joint proxy statement/prospectus for further information with respect to the business to be transacted at the special meeting.

The Lorillard board of directors has fixed the close of business on December 8, 2014 as the record date for the special meeting. Only shareholders of record as of the record date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof.

Admission to the special meeting will be by ticket only. If you are a registered shareholder planning to attend the special meeting, please check the appropriate box on the proxy card and retain the bottom portion of the card as your admission ticket. If your shares are held through an intermediary, such as a broker, bank, trust company or other nominee or intermediary, referred to as a nominee or intermediary, please follow the instructions under “Lorillard Special Meeting—Date, Time and Location” beginning on page 83 of the accompanying joint proxy statement/prospectus to obtain a ticket.

Adoption of the merger agreement requires the affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of Lorillard common stock entitled to vote as of the record date for the special meeting. The approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger, and the approval of the adjournment of the Lorillard special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement, each require the affirmative vote, in person or by proxy, of holders of a majority of the shares of Lorillard common stock represented at the special meeting and entitled to vote thereon.

The Lorillard board of directors unanimously recommends that Lorillard shareholders vote “FOR” the adoption of the merger agreement, “FOR” the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Your vote is very important. Whether or not you expect to attend the special meeting in person, we urge you to submit a proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the special meeting. If your shares are held in the name of a nominee or intermediary, please follow the instructions on the voting instruction card furnished by the record holder.

We urge you to read the accompanying joint proxy statement/prospectus, including all documents incorporated by reference into the accompanying joint proxy statement/prospectus, and its annexes carefully and in their entirety. In particular, see “Risk Factors” beginning on page 57 of the accompanying joint proxy statement/prospectus. If you have any questions concerning the merger, the merger agreement, the non-binding, advisory vote on the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger, the special meeting or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need help submitting a proxy to have your shares of Lorillard common stock voted, please contact Lorillard’s proxy solicitor:

Georgeson Inc.

480 Washington Blvd., 26th Floor,

Jersey City, New Jersey 07310

Telephone Toll-Free: (800) 279-6913

Email: lorillard@georgeson.com

By Order of the Board of Directors,

Ronald S. Milstein

Executive Vice President, Legal and External Affairs,

General Counsel and Secretary

ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates important business and financial information about RAI and Lorillard from documents that are not included in or delivered with the accompanying joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference into the accompanying joint proxy statement/prospectus (other than certain exhibits or schedules to these documents) by requesting them in writing, by email or telephone, from RAI or Lorillard at the following addresses and telephone numbers:

Reynolds American Inc. P.O. Box 2990 Winston-Salem, North Carolina 27102-2990 Attention: Investor Relations Email: raiinvestorrelations@reynoldsamerican.com Telephone: (336) 741-2000	Lorillard, Inc. P.O. Box 10529 Greensboro, North Carolina 27408-0529 Attention: Investor Relations Email: investorrelations@lortobco.com Telephone: (336) 335-7000

In addition, if you have questions about the merger or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact MacKenzie Partners, Inc., RAI’s proxy solicitor, toll-free at (800) 322-2885 or collect at (212) 929-5500, or Georgeson Inc., Lorillard’s proxy solicitor, toll-free at (800) 279-6913. You will not be charged for any of these documents.

If you would like to request documents, please do so no later than five business days before the date of the RAI special meeting of shareholders or the Lorillard special meeting of shareholders (which is January 21, 2015), to receive them before the respective special meeting.

See “Where You Can Find More Information” beginning on page 260 of the accompanying joint proxy statement/prospectus for further information.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by RAI with the U.S. Securities and Exchange Commission, constitutes a prospectus of RAI under Section 5 of the Securities Act of 1933, as amended, with respect to the shares of RAI common stock to be issued to Lorillard shareholders as consideration in the merger and to BAT, directly or indirectly through one or more of its wholly owned subsidiaries, pursuant to the subscription agreement. This joint proxy statement/prospectus also constitutes a joint proxy statement for both RAI and Lorillard under Section 14(a) of the Securities Exchange Act of 1934, as amended. In addition, it constitutes a notice of meeting with respect to the special meeting of RAI shareholders and a notice of meeting with respect to the special meeting of Lorillard shareholders.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated December 22, 2014. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such information. Neither our mailing of this joint proxy statement/prospectus to RAI shareholders or Lorillard shareholders nor the issuance by RAI of shares of RAI common stock pursuant to the share issuance will create any implication to the contrary.

This joint proxy statement/prospectus shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement/prospectus regarding RAI has been provided by RAI and information contained in this joint proxy statement/prospectus regarding Lorillard has been provided by Lorillard.

Unless otherwise indicated or as the context otherwise requires, all references in this joint proxy statement/prospectus to:

•	“asset purchase agreement” refer to the Asset Purchase Agreement, dated as of July 15, 2014, as it may be amended from time to time, among RAI, Imperial Sub and Imperial, a copy of which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part and is incorporated herein by reference;

•	“assignment and assumption agreement” refer to the Assignment and Assumption Agreement, in customary form, to be entered into at the closing of the divestiture by RAI (and certain of its affiliates), Lorillard (and certain of its affiliates) and Imperial Sub (or an affiliate);

•	“B&W” refer to Brown & Williamson Holdings, Inc., a Delaware corporation and wholly owned subsidiary of BAT;

•	“Barclays” refer to Barclays Capital Inc.;

•	“BAT” refer to British American Tobacco p.l.c., a public limited company incorporated under the laws of England and Wales;

•	“BAT share issuance” refer to the issuance of RAI common stock to BAT, directly or indirectly through one or more of its wholly owned subsidiaries, pursuant to the subscription agreement;

•	“bridge facility” refer to the Bridge Credit Agreement, dated as September 23, 2014, among RAI, certain of RAI’s subsidiaries as guarantors, JPMorgan Chase Bank, N.A., Citibank, N.A. and the other lenders and financial institutions party thereto, providing for a 364-day senior unsecured term loan bridge facility in an aggregate principal amount of up to $9 billion available for financing part of the cash portion of the merger consideration, and fees and expenses in connection with the transactions contemplated by the merger agreement;

•	“commitment letter” refer to the Commitment Letter, dated July 15, 2014, among RAI, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and Citigroup Global Markets Inc., relating to the commitment to provide the bridge facility;

•	“Centerview” refer to Centerview Partners LLC;

•	“divestiture” refer to the transactions contemplated by the asset purchase agreement and the transfer agreement, pursuant to which the transferred assets will be acquired by Imperial Sub for an aggregate purchase price of approximately $7.1 billion;

•	“DGCL” refer to the General Corporation Law of the State of Delaware;

•	“DOJ” refer to the U.S. Department of Justice;

•	“equity award consideration” refer to the sum of (1) the cash portion of the merger consideration and (2) an amount equal to the product of (a) the stock portion of the merger consideration and (b) the volume weighted average of the per share price of RAI common stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by RAI and Lorillard) for the five consecutive trading days ending on the third business day prior to the date of the effective time of the merger;

•	“Exchange Act” refer to the Securities Exchange Act of 1934, as amended;

•	“exchange agent” refer to Computershare Inc. and its subsidiary Computer Share Trust Company, N.A.;

•	“FDA” refer to the U.S. Food and Drug Administration;

•	“FTC” refer to the U.S. Federal Trade Commission;

•	“GAAP” refer to U.S. Generally Accepted Accounting Principles;

•	“governance agreement” refer to the governance agreement, dated as of July 30, 2004, as amended, among RAI, BAT and B&W;

•	“HSR” or “HSR Act” refer to the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“Imperial” refer to Imperial Tobacco Group PLC, a public limited company incorporated under the laws of England and Wales;

•	“Imperial Sub” refer to Lignum-2, L.L.C., a Texas limited liability company and wholly owned subsidiary of Imperial;

•	“intellectual property license agreement” refer to the Intellectual Property License Agreement to be entered into at the closing of the divestiture by RAI (or an affiliate) and Imperial Sub (or an affiliate), pursuant to which RAI and its affiliates will license from Imperial Sub and its affiliates certain intellectual property following the closing of the divestiture;

•	“Lazard” refer to Lazard Frères & Co. LLC;

•	“Lorillard” refer to Lorillard, Inc., a Delaware corporation;

•	“Lorillard by-laws” refer to the Lorillard Amended and Restated By-Laws, amended and effective as of May 14, 2013;

•	“Lorillard certificate of incorporation” refer to the Amended and Restated Certificate of Incorporation of Lorillard, amended and effective as of May 14, 2013;

•	“Lorillard common stock” refer to Lorillard common stock, par value $0.01 per share;

•	“Lorillard record date” refer, as to the Lorillard shareholders entitled to receive notice of, and to vote at, the Lorillard special meeting, the close of business on December 8, 2014;

•	“Lorillard share issuance” refer to the issuance of RAI common stock to Lorillard shareholders as consideration in the merger;

•	“Lorillard transferred assets” refer to certain assets currently owned by Lorillard subsidiaries, related to the “e-vapor” brand blu (including SKYCIG) and the cigarette brand Maverick, as well as Lorillard’s owned and leased real property, including its manufacturing, research and development facilities and headquarters in Greensboro, North Carolina and the tobacco receiving and storage facilities in Danville, Virginia, and the transferred employees;

•	“menthol regulatory action” refer to any law, judgment or action enacted, promulgated, proposed or threatened by the FDA or any other governmental entity that could have the effect of banning or materially restricting the use of menthol in any product sold or distributed by RAI or Lorillard or their respective subsidiaries;

•	“merger” refer to the merger of Merger Sub with and into Lorillard; as a result of the merger, the separate corporate existence of Merger Sub will cease, and Lorillard will continue as the surviving corporation in the merger and a wholly owned subsidiary of RAI. At the effective time of the merger, all of the property, rights, privileges, immunities, powers and franchises of Lorillard and Merger Sub will vest in Lorillard as the surviving corporation, and all debts, liabilities and duties of Lorillard and Merger Sub will become the debts, liabilities and duties of Lorillard as the surviving corporation;

•	“merger agreement” refer to the Agreement and Plan of Merger, dated as of July 15, 2014, as it may be amended from time to time, among Lorillard, RAI and Merger Sub, a copy of which is attached as Annex A to this joint proxy statement/prospectus;

•	“merger consideration” refer to the consideration, per share of Lorillard common stock, to be received by Lorillard shareholders in the merger, consisting of:

•	0.2909 of a fully paid and nonassessable share of RAI common stock, plus

•	$50.50 in cash;

•	“Merger Sub” refer to Lantern Acquisition Co., a Delaware corporation and wholly owned subsidiary of RAI;

•	“MSA” refer to the Master Settlement Agreement, dated as of November 23, 1998, among 46 U.S. states, the District of Columbia and five U.S. territories listed on the signature pages thereto, Phillip Morris Incorporated, RJR Tobacco, B&W, Lorillard Tobacco Company and various subsequent participating manufacturers listed on the National Association of Attorneys General’s list of “Participating Manufacturers,” as amended, supplemented or replaced;

•	“NCBCA” refer to the North Carolina Business Corporation Act;

•	“NYSE” refer to the New York Stock Exchange;

•	“RAI” refer to Reynolds American Inc., a North Carolina corporation;

•	“RAI articles of incorporation” refer to the Amended and Restated Articles of Incorporation of RAI, as amended through May 3, 2012;

•	“RAI bylaws” refer to the RAI Amended and Restated Bylaws, dated December 5, 2013;

•	“RAI common stock” refer to RAI common stock, par value $0.0001 per share;

•	“RAI record date” refer, as to the RAI shareholders entitled to receive notice of, and to vote at, the RAI special meeting, the close of business on December 20, 2014;

•	“RAI’s subsidiaries’ Puerto Rico business” refer to the distribution, marketing, advertising, sale and service, by certain RAI subsidiaries, in Puerto Rico of the WINSTON, KOOL and SALEM cigarette brands;

•	“RAI transferred assets” refer to certain assets currently owned by RAI subsidiaries, related to the cigarette brands WINSTON, KOOL and SALEM (and under certain circumstances, DORAL) and certain assets related to RAI’s subsidiaries’ Puerto Rico business;

•	“reciprocal manufacturing agreement” refer to the Reciprocal Manufacturing Agreement to be entered into at the closing of the divestiture by RJR Tobacco and Imperial Sub, a copy of which is attached as Exhibit G to the asset purchase agreement;

•	“retained Lorillard employees” refer to those Lorillard employees whom RAI and Imperial Sub mutually agree shall be retained by RAI or its subsidiaries following the completion of the merger, and will not be offered employment at Imperial Sub;

•	“RJR Tobacco” refer to R. J. Reynolds Tobacco Company, a North Carolina corporation and wholly owned subsidiary of RAI;

•	“route to market agreement” refer to the Route to Market Agreement, dated as of July 15, 2014, as it may be amended from time to time, between RAI and Imperial Sub, a copy of which is attached as Exhibit C to the asset purchase agreement;

•	“SEC” refer to the U.S. Securities and Exchange Commission;

•	“Securities Act” refer to the Securities Act of 1933, as amended;

•	“share issuance” refer to the issuance of RAI common stock pursuant to the Lorillard share issuance and the BAT share issuance;

•	“share purchase” refer to the subscription and purchase by BAT, directly or indirectly through one or more of its wholly owned subsidiaries, pursuant to the subscription agreement of a number of shares of RAI common stock such that BAT will maintain its approximately 42% beneficial ownership interest in RAI immediately following completion of the merger;

•	“state settlement agreements” refer to (1) the MSA and (2) the other settlement agreements entered into prior to the MSA between major U.S. cigarette manufacturers and the states of Mississippi, Florida, Texas and Minnesota;

•	“subscription agreement” refer to the Subscription and Support Agreement, dated as of July 15, 2014, as it may be amended from time to time, among BAT, RAI and B&W, a copy of which is attached as Annex B to this joint proxy statement/prospectus;

•	“transfer agreement” refer to the Transfer Agreement, dated as of July 15, 2014, as it may be amended from time to time, between Lorillard and Imperial Sub, a copy of which is attached as Exhibit I to the asset purchase agreement;

•	“transferred assets” refer to the RAI transferred assets and Lorillard transferred assets;

•	“transferred employees” refer to the Lorillard employees, other than the retained Lorillard employees, and the employees employed in connection with RAI’s subsidiaries’ Puerto Rico business, who accept the offers of employment made to them by Imperial Sub or one of its affiliates prior to the closing of the merger; and

•	“transition services agreement” refer to the Transition Services Agreement to be entered into at the closing of the divestiture by RAI (or an affiliate) and Imperial Sub (or an affiliate), pursuant to which RAI and Imperial Sub and their respective affiliates will provide certain agreed upon transitional services to the other party and its affiliates following the closing of the divestiture.

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TABLE OF CONTENTS—(Continued)

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TABLE OF CONTENTS—(Continued)

Page
Share Ownership of and Voting by Lorillard Directors and Executive Officers	85

Voting of Shares	85

Revocability of Proxies; Changing Your Vote	87

Solicitation of Proxies; Expenses of Solicitation	87

Householding	87

Adjournment	87

Tabulation of Votes; Results	88

Other Information	88

Assistance	88

RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement	89

General	89

Background of the Merger	90

RAI’s Reasons for the Merger; Recommendations of the RAI Board of Directors	114

Lorillard’s Reasons for the Merger; Recommendation of the Lorillard Board of Directors	117

Opinion of RAI’s Financial Advisor	123

Opinions of Lorillard’s Financial Advisors	131

RAI Unaudited Prospective Financial Information	145

Lorillard Unaudited Prospective Financial Information	146

Financing of the Merger	149

Interests of Certain RAI Directors and Officers	151

Interests of Certain Lorillard Directors and Officers	151

Certain Relationships between RAI and Lorillard	158

Board of Directors Following the Merger	159

Regulatory Approvals Required for the Merger	159

Certain U.S. Federal Income Tax Consequences of the Merger	161

Accounting Treatment	164

Exchange of Shares in the Merger	164

Treatment of Lorillard Equity Awards	165

Dividends and Share Repurchases	166

Listing of Shares of RAI Common Stock and Delisting and Deregistration of Lorillard Common Stock	166

Appraisal Rights	166

Combined Company Headquarters	167

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TABLE OF CONTENTS—(Continued)

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TABLE OF CONTENTS—(Continued)

- v -

QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, share issuance and matters to be addressed at the special meetings. These questions and answers may not address all questions that may be important to RAI and Lorillard shareholders. To better understand these matters, and for a description of the legal terms governing the merger and share issuance, you should carefully read this entire joint proxy statement/prospectus, including the attached annexes, as well as the documents that have been incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 260 of this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	RAI and Lorillard have agreed to a merger, pursuant to which Lorillard will become a wholly owned subsidiary of RAI and will no longer be a publicly held corporation. If the merger is completed, each share of Lorillard common stock (other than treasury shares held by Lorillard and any shares of Lorillard common stock owned by any Lorillard subsidiary, RAI or Merger Sub or shares of Lorillard common stock owned by Lorillard shareholders who have properly made and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL) automatically will be converted into the right to receive the merger consideration, consisting of (1) 0.2909 of a fully paid and nonassessable share of RAI common stock plus (2) $50.50 in cash. In order to complete the merger, RAI shareholders must approve the share issuance, consisting of the issuance of shares of RAI common stock to (a) Lorillard shareholders as consideration in the merger, referred to as the Lorillard share issuance, and (b) BAT, directly or indirectly through one or more of its wholly owned subsidiaries, pursuant to the subscription agreement, referred to as the BAT share issuance, and Lorillard shareholders must adopt the merger agreement.

RAI is holding a special meeting of shareholders to obtain the shareholder approval necessary to approve the share issuance, which will require the approval of both the Lorillard share issuance and the BAT share issuance.

Lorillard is holding a special meeting of shareholders to obtain the shareholder approval necessary to adopt the merger agreement. In addition, Lorillard shareholders will also be asked to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger and to approve the adjournment of the Lorillard special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement. Lorillard’s named executive officers are identified under “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Interests of Certain Lorillard Directors and Officers” beginning on page 151 of this joint proxy statement/prospectus.

This joint proxy statement/prospectus serves as both a joint proxy statement of RAI and Lorillard and a prospectus of RAI in connection with the merger.

Your vote is very important. We encourage you to submit a proxy to have your shares of RAI or Lorillard common stock voted as soon as possible.

Q:	What will Lorillard shareholders receive in the merger?

A:	If the merger is completed, each share of Lorillard common stock (other than treasury shares held by Lorillard and any shares of Lorillard common stock owned by any Lorillard subsidiary, RAI or Merger Sub or shares of Lorillard common stock owned by Lorillard shareholders who have properly made and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL) automatically will be converted into the right to receive the merger consideration, consisting of (1) 0.2909 of a fully paid and nonassessable share of RAI common stock plus (2) $50.50 in cash. No fractional shares of RAI common stock will be issued in the merger, and Lorillard shareholders will receive cash in lieu of any fractional shares.

Based on the closing price of a share of RAI common stock on the NYSE on July 14, 2014, the last trading day before the public announcement of the merger agreement, the merger consideration represented approximately $68.88 in value per share of Lorillard common stock. Based on the closing price of a share of RAI common stock on the NYSE on December 18, 2014, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus, the merger consideration represented approximately $69.53 in value for each share of Lorillard common stock. Because RAI will issue a fixed number of shares of RAI common stock in exchange for each share of Lorillard common stock, the value of the merger consideration that Lorillard shareholders will receive in the merger will depend on the market price of shares of RAI common stock at the time the merger is completed. As a result, the value of the merger consideration that Lorillard shareholders will receive upon completion of the merger could be greater than, less than or the same as the value of the merger consideration on the date of this joint proxy statement/prospectus or at the time of the RAI or Lorillard special meetings.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed for any reason, Lorillard shareholders will not receive any consideration for their shares of Lorillard common stock, and Lorillard will remain an independent public company with Lorillard common stock being traded on the NYSE.

Q:	If I am a Lorillard shareholder, how will I receive the merger consideration to which I am entitled?

A:	After receiving the proper documentation from you, following the effective time of the merger, the exchange agent will forward to you the RAI common stock, the cash portion of the merger consideration and any cash in lieu of fractional shares to which you are entitled. For additional information about the exchange of shares of Lorillard common stock for shares of RAI common stock and cash, see “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Exchange of Shares in the Merger” beginning on page 164 of this joint proxy statement/prospectus.

Q:	When and where will the special meetings be held?

A:	The RAI special meeting will be held at 9:00 a.m. (Eastern Time), on January 28, 2015, in the Reynolds American Plaza Building Auditorium at RAI’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina 27101.

The Lorillard special meeting will be held at 10:00 a.m. (Eastern Time), on January 28, 2015, at The Ballantyne Hotel, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina 28277.

Q:	Who is entitled to vote at the special meetings?

A:	Only holders of record of RAI common stock as of the RAI record date, the close of business on December 20, 2014, are entitled to receive notice of, and to vote at, the RAI special meeting and any adjournment or postponement thereof. As of the RAI record date, there were 531,283,513 shares of RAI common stock outstanding. Each outstanding share of RAI common stock is entitled to one vote.

Only holders of record of Lorillard common stock as of the Lorillard record date, the close of business on December 8, 2014, are entitled to vote at the Lorillard special meeting and any adjournment or postponement thereof. As of the Lorillard record date, there were 360,028,072 shares of Lorillard common stock outstanding. Each outstanding share of Lorillard common stock is entitled to one vote.

Q:	Who may attend the RAI special meeting?

A:

Attendance at the RAI special meeting will be limited to RAI shareholders as of the RAI record date and to pre-approved guests of RAI. All shareholder guests must be pre-approved by RAI and will be limited to spouses, persons required for medical assistance and properly authorized representatives of RAI shareholders as of the RAI record date. Admittance tickets will be required to attend the RAI special meeting. If you are a shareholder and plan to attend, you MUST pre-register and request an admittance ticket for you (and any guest for whom you are requesting pre-approval) no later than January 20, 2015, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

If your shares are not registered in your own name, evidence of your stock ownership as of the RAI record date must accompany your letter. You can obtain this evidence from your broker, bank, trust company or other nominee or intermediary, referred to as a nominee or intermediary, typically in the form of your most recent monthly statement. An admittance ticket will be held in your name at the registration desk—not mailed to you in advance of the RAI special meeting. Proper identification will be required to obtain your admittance ticket at the RAI special meeting.

The RAI special meeting is a private business meeting. In accordance with the RAI bylaws and North Carolina law, RAI’s chairman of the board of directors has the right and authority to adjourn or postpone the RAI special meeting and to determine and maintain the rules, regulations and procedures for the conduct of the RAI special meeting, including, but not limited to, maintaining order and the safety of those in attendance, dismissing business not properly submitted, opening and closing the polls for voting and limiting time allowed for discussion of the business at the RAI special meeting. Failure to abide by the RAI special meeting rules will not be tolerated and may result in expulsion from the RAI special meeting. A copy of the RAI special meeting rules will be provided to all properly pre-registered shareholders and guests with their admittance ticket. Cameras, recording devices and other electronic devices will not be permitted at the RAI special meeting.

RAI anticipates that a large number of shareholders will attend the RAI special meeting. Seating is limited, so RAI suggests you arrive early. The auditorium will open at 8:30 a.m. (Eastern Time).

If you have a disability, RAI can provide reasonable assistance to help you participate in the RAI special meeting. If you plan to attend the RAI special meeting and require assistance, please write or call RAI’s Office of the Secretary no later than January 27, 2015, at P.O. Box 2990, Winston-Salem, North Carolina 27102-2990, telephone number (336) 741-2000.

Q:	Who may attend the Lorillard special meeting?

A:	Attendance at the Lorillard special meeting will be limited to Lorillard shareholders as of the Lorillard record date, their authorized representatives and Lorillard guests. Registration and seating for the Lorillard special meeting on January 28, 2015 will begin at 9:00 a.m. (Eastern Time). Admission will be by ticket only. For registered shareholders, the bottom portion of the proxy card enclosed with this joint proxy statement/prospectus is the Lorillard special meeting ticket. If you are a beneficial owner of Lorillard common stock and hold your shares in “street name,” or through a nominee or intermediary, you should request tickets in writing from Lorillard, Inc., Attention: Investor Relations, 714 Green Valley Road, Greensboro, North Carolina 27408, and include proof of ownership, such as a bank or brokerage firm account statement or letter from the nominee or intermediary holding your stock, confirming your beneficial ownership. Lorillard shareholders who do not obtain tickets in advance may obtain them on the Lorillard special meeting date at the registration desk upon verifying their stock ownership as of the record date. In accordance with Lorillard’s security procedures, all persons attending the Lorillard special meeting must present a picture identification, such as a driver’s license or passport, along with their admission ticket or proof of beneficial ownership in order to gain admission. Admission to the Lorillard special meeting will be expedited if tickets are obtained in advance. Tickets may be issued to others at Lorillard’s discretion. Cameras, recording devices and other electronic devices will not be permitted at the Lorillard special meeting.

Q:	What are RAI shareholders being asked to vote on?

A:	RAI shareholders are being asked to approve the share issuance, specifically to vote on the following two proposals:

•	to approve the Lorillard share issuance; and

•	to approve the BAT share issuance.

Approval of both the Lorillard share issuance and the BAT share issuance by RAI shareholders is a condition to the obligations of RAI and Lorillard to complete the merger.

Under North Carolina law, the sale or disposition of all, or substantially all, of a corporation’s property otherwise than in the usual and regular course of business requires the approval of such corporation’s shareholders. The property to be sold in the divestiture does not constitute all, or substantially all, of RAI’s property. As a result, RAI shareholders are not entitled to vote on the divestiture, and no vote with respect to the divestiture is being solicited by RAI.

Q:	What are Lorillard shareholders being asked to vote on?

A:	Lorillard shareholders are being asked to vote on the following proposals:

•	to adopt the merger agreement, pursuant to which Merger Sub will be merged with and into Lorillard; as a result of the merger, the separate corporate existence of Merger Sub will cease, and Lorillard will continue as the surviving corporation in the merger and a wholly owned subsidiary of RAI;

•	to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger; and

•	to approve the adjournment of the Lorillard special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

The adoption of the merger agreement by Lorillard shareholders is a condition to the obligations of RAI and Lorillard to complete the merger. The approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger is not a condition to the obligations of RAI or Lorillard to complete the merger. The approval of the adjournment of the Lorillard special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement also is not a condition to the obligations of RAI or Lorillard to complete the merger.

Lorillard shareholders are not entitled to vote on the divestiture, and no vote with respect to the divestiture is being solicited by Lorillard.

Q:	Are there any important risks about the merger or RAI’s business of which I should be aware?

A:	Yes, there are important risks involved. Before making any decision on whether and how to vote, RAI and Lorillard urge you to read carefully and in its entirety “Risk Factors” beginning on page 57 of this joint proxy statement/prospectus.

Q:	What uncertainties and risks did the RAI board of directors consider in connection with the merger?

A:	The RAI board of directors considered a number of uncertainties and risks in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following (not necessarily in order of relative importance):

•	the fact that the merger agreement provides for a fixed exchange ratio and that no adjustment will be made with respect to the merger consideration to be received by Lorillard shareholders in the merger as a result of a possible increase in the trading price of RAI’s common stock following the announcement of the entry into the merger agreement;

•	the risk that the merger might not be completed in a timely manner or that the closing of the merger might not occur despite the companies’ efforts;

•	the fact that RAI will incur substantial additional indebtedness in connection with the merger;

•	the potential length of the regulatory approval process and the related period of time during which RAI will be subject to the restrictions in the merger agreement;

•	the possibility that regulatory or governmental authorities might seek to impose burdensome conditions in connection with granting approval or clearance of the merger or may otherwise seek to prevent or delay the merger;

•	that following completion of the merger a substantial portion of RAI’s sales will be attributable to products that contain menthol and the risk that any action could be taken by the FDA or other governmental authority that could have the effect of banning or materially restricting the use of menthol in tobacco products;

•	the impact of the divestiture on the brands and assets to be divested to Imperial Sub pursuant to the asset purchase agreement;

•	the fact that the DORAL brand may be required to be included as part of the divestiture under certain circumstances;

•	the ownership dilution to current RAI shareholders as a result of the share issuance;

•	the risks relating to uncertainties and inefficiencies that might result from reconfigurations to RAI’s subsidiaries’ portfolio of brands;

•	the scope of RAI’s commitments to take certain actions and agree to certain conditions to obtain required regulatory approvals;

•	the risk that Imperial shareholder approval is not obtained and an alternative divestiture partner is required;

•	the risk of diverting management focus and resources from other strategic opportunities and operational matters, and potential disruption of management of RAI and its subsidiaries associated with the merger and integrating the companies;

•	the fact that the merger agreement places certain restrictions on the conduct of the businesses of RAI and its subsidiaries prior to completion of the merger, which may prevent RAI from making certain acquisitions or otherwise pursuing certain business opportunities;

•	the risk that certain key employees of RAI or Lorillard and their respective subsidiaries might choose not to remain with the combined company or its subsidiaries or affiliates;

•	the potential impact of the merger and the other transactions contemplated by the merger agreement on the dividends expected to be paid to RAI’s shareholders in the future; and

•	various other risks associated with the merger and the businesses of RAI, Lorillard, their respective subsidiaries and the combined company described under “Risk Factors,” beginning on page 57 of this joint proxy statement/prospectus.

For a more detailed discussion of the factors, including the uncertainties and risks, that the RAI board of directors considered in connection with the merger, please see “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—RAI’s Reasons for the Merger; Recommendations of the RAI Board of Directors” beginning on page 114 of this joint proxy statement/prospectus.

Q:	What material negative factors did the Lorillard board of directors consider in connection with the merger?

A:	The Lorillard board of directors considered certain potentially negative factors in its deliberations concerning the merger, including the following:

•	Fixed Stock Portion of Merger Consideration. The fact that because the stock portion of the merger consideration is a fixed exchange ratio of shares of RAI common stock to Lorillard common stock, Lorillard shareholders could be adversely affected by a decrease in the trading price of RAI common stock during the pendency of the merger, and the fact that the merger agreement does not provide Lorillard with a price-based termination right or other similar protection.

•	Possible Failure to Achieve Synergies. The risk that the potential benefits and synergies sought in the merger will not be realized or will not be realized within the expected time period, and the risk associated with the integration by RAI of Lorillard.

•	Smaller Ongoing Equity Participation in the Combined Company by Lorillard Shareholders. The fact that because only a limited portion of the merger consideration will be in the form of RAI common stock, Lorillard shareholders will have a smaller ongoing equity participation in the combined company (and, as a result, a smaller opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of RAI common stock following the merger) than they have in Lorillard.

•	Regulatory Risk. The risk that necessary antitrust approval may be delayed, conditioned or denied, including the fact that no termination fee would be payable by RAI if the merger agreement were terminated because the required antitrust approval was not obtained.

•	Risk of Non-Completion of Divestiture. The possibility that the transactions contemplated by the asset purchase agreement with Imperial Sub and Imperial might not be completed, including as a result of the failure to obtain the requisite approval of Imperial shareholders, that the asset purchase agreement with Imperial Sub and Imperial and the transactions contemplated thereby cannot be replaced by RAI and the effect that the failure to complete or replace the divestiture would have on the proposed merger between RAI and Lorillard.

•	Terms of RAI’s Financing Commitments. The fact that the financing commitment letters obtained by RAI contain closing conditions similar to those found in the merger agreement, including (1) the absence of a material adverse effect on RAI and (2) the absence of a material adverse effect on Lorillard.

•	Risk of Non-Completion. The possibility that the merger might not be completed, including as a result of the failure of Lorillard shareholders to adopt the merger agreement or the failure of RAI shareholders to approve the share issuance, and the effect the resulting public announcement of the termination of the merger agreement may have on:

•	the trading price of Lorillard’s common stock; and

•	Lorillard’s operating results, particularly in light of the costs incurred in connection with the transaction.

•	Possible Deterrence of Competing Offers. The risk that various provisions of the merger agreement, including the requirement that Lorillard must pay to RAI a termination fee of $740 million, if the merger agreement is terminated under certain circumstances, may discourage other parties potentially interested in an acquisition of, or combination with, Lorillard from pursuing that opportunity.

•	Possible Disruption of the Business and Costs and Expenses. The possible disruption to Lorillard’s business that may result from the merger, the resulting distraction of the attention to Lorillard’s management and potential attrition of Lorillard employees, as well as the costs and expenses associated with completing the merger.

•	Restrictions on Operation of Lorillard’s Business. The requirement that Lorillard conduct its business only in the ordinary course in all material respects prior to completion of the merger and subject to specified restrictions on the conduct of Lorillard’s business without RAI’s prior consent (which consent may not be unreasonably withheld, delayed or conditioned), which might delay or prevent Lorillard from undertaking certain business opportunities that might arise pending completion of the merger.

•	Merger Consideration Taxable. The fact that any gains arising from the receipt of the merger consideration would be taxable to Lorillard shareholders for U.S. federal income tax purposes.

•	Other Risks. The risks described under “Risk Factors” beginning on page 57 of this joint proxy statement/prospectus.

For a more detailed discussion of the factors, including the negative factors, that the Lorillard board of directors considered in its deliberations concerning the merger, please see “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Lorillard’s Reasons for the Merger; Recommendation of the Lorillard Board of Directors” beginning on page 117 of this joint proxy statement/prospectus.

Q:	Why are the merger agreement and the merger not being considered and voted upon by RAI shareholders?

A:	Under North Carolina law, RAI shareholders are not required to approve the merger or adopt the merger agreement. Under the NYSE rules, shareholder approval is required prior to the issuance of common stock if the number of shares of common stock to be issued in a transaction equals 20% or more of the number of shares of common stock outstanding before the issuance. The share issuance will result in the issuance of a number of shares of RAI common stock equal to approximately 34.5% of the shares of RAI common stock outstanding prior to the merger. Accordingly, RAI shareholders are being asked to consider and vote on the Lorillard share issuance and the BAT share issuance only.

Q:	How does the RAI board of directors recommend that RAI shareholders vote?

A:	The RAI board of directors unanimously determined that the share issuance is in the best interests of RAI and RAI shareholders, and unanimously approved and declared advisable the merger agreement, subscription agreement, asset purchase agreement, merger, share issuance and divestiture.

The RAI board of directors unanimously recommends that RAI shareholders vote “FOR” the Lorillard share issuance and “FOR” the BAT share issuance. See “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—RAI’s Reasons for the Merger; Recommendations of the RAI Board of Directors” beginning on page 114 of this joint proxy statement/prospectus.

Q:	How does the Lorillard board of directors recommend that Lorillard shareholders vote?

A:	The Lorillard board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the proposed merger, are fair to, and in the best interests of, Lorillard and its shareholders, and unanimously resolved to approve and declare advisable the merger agreement and the transactions contemplated thereby, including the proposed merger.

The Lorillard board of directors unanimously recommends that Lorillard shareholders vote “FOR” the adoption of the merger agreement, “FOR” the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger and “FOR” the approval of the adjournment of the Lorillard special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement. See “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share

Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Lorillard’s Reasons for the Merger; Recommendation of the Lorillard Board of Directors,” “Lorillard Proposal II: Non-Binding, Advisory Vote on Compensation” and “Lorillard Proposal III: Adjournment of Lorillard Special Meeting” beginning on pages 117, 213 and 214, respectively, of this joint proxy statement/prospectus.

Q:	How do I vote?

A:	You may vote in person at the RAI special meeting or the Lorillard special meeting or you may designate another person—your proxy—to vote your shares of RAI common stock or Lorillard common stock. The written document used to designate someone as your proxy also is called a proxy or proxy card. We urge you to submit a proxy to have your shares voted even if you plan to attend the RAI special meeting or the Lorillard special meeting. You can always change your vote at the applicable special meeting.

If you are a shareholder of record for the RAI special meeting or the Lorillard special meeting, then you can have your shares voted at the applicable special meeting in person or by submitting a proxy over the Internet, by mail or by telephone by following the instructions on your proxy card. The deadline for voting by proxy over the Internet or by telephone for both the RAI special meeting and the Lorillard special meeting is 11:59 p.m. (Eastern Time) on January 27, 2015.

If you are a beneficial owner and hold your shares in street name, or through a nominee or intermediary, such as a bank or broker, you will receive separate instructions from such nominee or intermediary describing how to vote your shares. The availability of Internet or telephonic voting will depend on the intermediary’s voting process. Please check with your nominee or intermediary and follow the voting instructions provided by your nominee or intermediary with these materials.

Q:	How do I vote shares held in RAI employee benefit plans?

A:	If you participate in the RAI 401k Savings Plan, referred to as the RAI Savings Plan, or in the Puerto Rico Savings & Investment Plan, referred to as the Puerto Rico SIP, then your proxy card will serve as voting instructions for the trustee of the RAI Savings Plan or the custodian of the Puerto Rico SIP for shares of RAI common stock allocated to your account under the RAI Savings Plan or the Puerto Rico SIP. Shares for which no instructions are received will be voted by the trustee of the RAI Savings Plan and the custodian of the Puerto Rico SIP in the same proportion as the shares for which instructions are received by each of them.

Q:	What is a “broker non-vote”?

A	A “broker non-vote” occurs on an item when a nominee or intermediary is not permitted to vote without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the nominee or intermediary with such instructions.

Q	What RAI shareholder vote is required for the approval of the Lorillard share issuance and the BAT share issuance at the RAI special meeting, and what happens if I abstain?

A:	The affirmative vote, in person or by proxy, of a majority of the votes cast at the RAI special meeting by RAI shareholders is required, in each case, to approve the Lorillard share issuance and to approve the BAT share issuance. An abstention will have, in each case, the same effect as a vote “AGAINST” the approval of the Lorillard share issuance and the BAT share issuance. Broker non-votes will, in each case, have no effect on the approval of the Lorillard share issuance and the BAT share issuance.

As described further in this joint proxy statement/prospectus, RAI and BAT entered into the subscription agreement for the share purchase, pursuant to which BAT has agreed, directly or indirectly through one or more of its wholly owned subsidiaries, to subscribe for and purchase, simultaneously with the completion of the merger, a number of shares of RAI common stock such that BAT will maintain its approximately 42%

beneficial ownership interest in RAI immediately following completion of the merger. Pursuant to the subscription agreement, BAT also agreed that at any meeting of RAI shareholders (or with respect to any written consent of RAI shareholders) held to approve the share issuance, it will and will cause its subsidiaries to appear at the meeting in person or by proxy (or otherwise cause all the shares of RAI common stock beneficially owned by it as of the record date to be counted as present for purposes of calculating a quorum at the meeting and respond to each request by RAI for written consent, if any) and vote all shares of RAI common stock beneficially owned by BAT and its subsidiaries to approve the Lorillard share issuance and the BAT share issuance. BAT has further agreed to vote and cause its applicable subsidiaries to vote (including by written consent) against any action or agreement that would reasonably be expected to materially impede, interfere with or prevent the share issuance and the other transactions contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement. Thus, approximately 42% of RAI’s outstanding shares already are committed to voting “FOR” the Lorillard share issuance and “FOR” the BAT share issuance.

Q:	Is approval of both the Lorillard share issuance and the BAT share issuance a condition to the obligations of RAI and Lorillard to complete the merger?

A:	Yes. Approval of both the Lorillard share issuance and the BAT share issuance is a condition to the obligations of RAI and Lorillard to complete the merger.

Q:	What Lorillard shareholder vote is required for the adoption of the merger agreement, the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger and the adjournment of the Lorillard special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement, and what happens if I abstain?

A:	The following are the vote requirements:

•	Adoption of the Merger Agreement: The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of Lorillard common stock entitled to vote as of the record date for the special meeting is required to adopt the merger agreement. Accordingly, an abstention or a broker non-vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

•	Non-Binding, Advisory Approval of Compensation Payments: The affirmative vote, in person or by proxy, of holders of a majority of the shares of Lorillard common stock represented at the Lorillard special meeting and entitled to vote thereon is required to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger. An abstention will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the proposal.

•	Adjournment of Lorillard Special Meeting: The affirmative vote, in person or by proxy, of holders of a majority of the shares of Lorillard common stock represented at the Lorillard special meeting and entitled to vote thereon is required to approve the adjournment of the Lorillard special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement. An abstention will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the proposal.

Q:	What constitutes a quorum for the RAI special meeting?

A:

A quorum of shareholders is necessary to hold a valid meeting. The holders of record, present in person or by proxy at the RAI special meeting, of a majority of the shares of RAI common stock entitled to vote constitute a quorum. Abstentions and broker non-votes will be counted in determining the existence of a quorum. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting (which must be done if the new meeting date is more than 120 days after the date of the original meeting). Subject to the provisions of the NCBCA, at any adjourned meeting any business may be transacted that might have been transacted at the original meeting if a quorum exists with respect to the matter proposed.

Q:	What constitutes a quorum for the Lorillard special meeting?

A:	A majority of the outstanding shares of Lorillard common stock entitled to vote must be present, in person or represented by proxy, to constitute a quorum at the Lorillard special meeting. Abstentions and broker non-votes will be counted as present in determining the existence of a quorum.

Q:	If my shares are held in street name, will my nominee or intermediary automatically vote my shares for me?

A:	No. If your shares of RAI or Lorillard common stock are held in street name, you must instruct your nominee or intermediary how to vote your shares. Your nominee or intermediary will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your nominee or intermediary with this joint proxy statement/prospectus.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you return your signed and dated proxy card without indicating how to vote your shares on any particular proposal, the RAI common stock or Lorillard common stock represented by your proxy will be voted in accordance with the recommendation of the respective board of directors.

Q:	What if I hold shares in both RAI and Lorillard?

A:	If you are both a RAI shareholder and a Lorillard shareholder, you will receive separate packages of proxy materials from each company. A vote as a RAI shareholder to approve the Lorillard share issuance or the BAT share issuance will not constitute a vote as a Lorillard shareholder for the adoption of the merger agreement, or vice versa. Therefore, please sign, date, mark and return all proxy cards and/or voting instructions that you receive from both RAI and Lorillard, or submit them over the Internet or by telephone.

Q:	Is my vote important?

A:	Yes, your vote is very important. The merger cannot be completed without the approval of the share issuance by RAI shareholders and the adoption of the merger agreement by Lorillard shareholders.

The RAI board of directors unanimously recommends that RAI shareholders vote “FOR” the Lorillard share issuance and “FOR” the BAT share issuance, and the Lorillard board of directors unanimously recommends that Lorillard shareholders vote “FOR” the adoption of the merger agreement.

Q.	Can I revoke my proxy or change my voting instructions?

A:	Yes. You may revoke your proxy or change your vote at any time before your shares are voted at the applicable special meeting.

If you are a holder of record as of the applicable record date, you can revoke your proxy or change your vote by:

•	sending a signed, written notice stating that you revoke your proxy:

•	if you are a RAI shareholder, to the Office of the Secretary, at Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990; or

•	if you are a Lorillard shareholder, to the Corporate Secretary, at Lorillard’s offices at 714 Green Valley Road, Greensboro, North Carolina 27408-7018, Attention: Corporate Secretary;

in each case, that bears a date later than the date of the proxy you want to revoke and is received by the RAI Office of the Secretary or the Lorillard Corporate Secretary, as appropriate, prior to the applicable special meeting;

•	submitting a valid, later-dated proxy via the Internet or by telephone before 11:59 p.m. (Eastern Time) on January 27, 2015, or by mailing a later-dated, new proxy card that is received by Broadridge Financial Solutions, Inc., for RAI shareholders, or Computershare Limited, for Lorillard shareholders, prior to the applicable special meeting; or

•	attending the applicable special meeting (or, if the applicable special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not constitute a vote or revoke any proxy previously given.

If you hold your shares in street name, you must contact your nominee or intermediary to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the applicable special meeting.

Q:	What happens if I transfer my shares of RAI or Lorillard common stock before the applicable special meeting?

A:	The RAI record date and Lorillard record date are earlier than both the date of the special meetings and the date that the merger is expected to be completed. If you transfer your shares of RAI or Lorillard common stock after the applicable record date but before the applicable special meeting, you will retain your right to vote at the applicable special meeting. However, if you are a Lorillard shareholder, you will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of Lorillard common stock through the effective time of the merger.

Q:	What do I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus, the proxy card or the voting instruction form. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a holder of record and also in street name, or otherwise through another holder of record, and in certain other circumstances. In addition, if you are a holder of record of shares of both RAI common stock and Lorillard common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. If you receive more than one set of voting materials, please vote or return each set separately in order to ensure that all of your shares are voted.

Q:	How do I obtain the voting results from the RAI and Lorillard special meetings?

A:	Preliminary voting results will be announced at the RAI and Lorillard special meetings, and will be set forth in press releases that RAI and Lorillard intend to issue after each respective special meeting. The respective press releases will be available on the RAI website at www.reynoldsamerican.com and the Lorillard website at www.lorillard.com. Final voting results for each special meeting are expected to be published in a Current Report on Form 8-K filed with the SEC within four business days after the respective special meeting. A copy of these Current Reports on Form 8-K will be available after filing with the SEC on the RAI and Lorillard websites, respectively.

Q:	What will happen if all of the proposals to be considered at the special meetings are not approved?

A:	As a condition to completion of the merger, RAI shareholders must approve the share issuance and Lorillard shareholders must adopt the merger agreement. Thus, both the Lorillard share issuance and the BAT share issuance must be approved by RAI shareholders to satisfy this condition to completion of the merger.

Completion of the merger is not conditioned or dependent upon the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger, or the approval of the adjournment of the Lorillard special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Q:	Are Lorillard shareholders entitled to seek appraisal rights if they do not vote in favor of the adoption of the merger agreement?

A:	Yes. Under Delaware law, record holders of Lorillard common stock who do not vote in favor of the adoption of the merger agreement and who continuously hold their shares of Lorillard common stock through the effective time of the merger and who otherwise comply precisely with the applicable requirements of Section 262 of the DGCL, will be entitled to seek appraisal rights in connection with the merger, and if the merger is completed, obtain payment in cash of the fair value of their shares of Lorillard common stock as determined by the Delaware Court of Chancery, instead of the merger consideration. To exercise appraisal rights, Lorillard shareholders must strictly follow the procedures prescribed by Delaware law. These procedures are summarized under “Appraisal Rights” beginning on page 253 of this joint proxy statement/prospectus. In addition, the text of the applicable provisions of Delaware law is included as Annex F to this joint proxy statement/prospectus. Failure to strictly comply with these provisions will result in a loss of the right of appraisal.

Q:	Why are Lorillard shareholders being asked to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger?

A:	The SEC has adopted rules that require Lorillard to seek a non-binding, advisory vote on the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger.

Q:	What happens if the proposal to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger is not approved?

A:	Approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger is not a condition to completion of the merger. The vote is a non-binding, advisory vote. If the merger is completed, Lorillard may be obligated to pay all or a portion of this compensation to its named executive officers in connection with the completion of the merger or certain terminations of employment following the merger, even if Lorillard shareholders fail to approve this proposal.

Q:	Is the transaction expected to be taxable to Lorillard shareholders?

A:	The exchange of the merger consideration for Lorillard common stock in the merger generally will be a taxable transaction for U.S. federal income tax purposes under the U.S. Internal Revenue Code of 1986, as amended, referred to as the IRC, and may also be taxable under state, local and non-U.S. income and other tax laws. Please carefully review the information under “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Certain U.S. Federal Income Tax Consequences of the Merger” beginning on page 161 of this joint proxy statement/prospectus for a description of certain U.S. federal income tax consequences of the merger to U.S. holders (as defined in that section). The tax consequences to you will depend on your own situation. We urge you to consult your tax advisors as to the specific tax consequences to you of the merger and your receipt of the merger consideration, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Q:	Is the obligation of each of RAI and Lorillard to complete the merger subject to any conditions?

A:	Yes. The obligation of each of RAI and Lorillard to complete the merger is subject to a number of closing conditions, including, among other things, (1) the adoption of the merger agreement by Lorillard shareholders; (2) the approval by RAI shareholders of the share issuance, specifically, approval of both the Lorillard share issuance and the BAT share issuance; (3) the expiration or termination of the applicable waiting period under the HSR Act; (4) the absence of legal restraints that prohibit the completion of the merger; and (5) the approval for listing on the NYSE of the RAI common stock to be issued in the share issuance. The obligation of each party to complete the merger is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality exceptions), the other party having performed in all material respects its obligations under the merger agreement and the other party not having suffered a material adverse effect, as defined in the merger agreement. RAI’s obligation to complete the merger is also subject to the condition that no legal restraint be in effect that would result in a substantial detriment, as defined under “The Merger Agreement—Efforts to Complete the Merger” beginning on page 181 of this joint proxy statement/prospectus, to RAI’s post-merger ownership, control or operation of its business. For a more complete summary of the conditions that must be satisfied (or, to the extent permitted by applicable law, waived) prior to completion of the merger, see “The Merger Agreement—Conditions to the Merger” beginning on page 186 of this joint proxy statement/prospectus.

Q:	When do you expect to complete the merger?

A:	As of the date of this joint proxy statement/prospectus, it is not possible to accurately estimate the closing date for the merger because the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to RAI’s and Lorillard’s obligations to complete the merger; however, RAI and Lorillard expect the merger to close in the first half of 2015. Due to the governmental approvals and other conditions to the merger, no assurance can be given as to when, or if, the merger will be completed. Though an end date of July 15, 2015, has been set for the closing of the merger, this end date will automatically be extended by six months if, on July 15, 2015, the only conditions under the merger agreement that have not been satisfied or waived relate to antitrust regulatory matters.

Q:	What will happen to outstanding Lorillard equity awards in the merger?

A:	Under the terms of the merger agreement, upon the completion of the merger, each outstanding Lorillard stock option and stock appreciation right will be cancelled in exchange for a cash payment equal to the excess, if any, of the equity award consideration over the exercise price, and each outstanding Lorillard restricted stock unit and share of restricted stock will vest and be converted into the right to receive the merger consideration. See “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Treatment of Lorillard Equity Awards” beginning on page 165 of this joint proxy statement/prospectus.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes, please submit your proxy as promptly as possible, so that your shares may be represented and voted at the applicable special meeting. To vote your shares of RAI common stock or Lorillard common stock, as applicable, do so by:

•	signing, dating, marking and returning the enclosed proxy card in the accompanying postage-paid return envelope;

•	submitting your proxy via the Internet or by telephone by following the instructions included on your proxy card; or

•	attending the applicable special meeting and voting by ballot in person.

If you hold shares in street name, please instruct your nominee or intermediary to vote your shares by following the instructions that the nominee or intermediary provides to you with these materials. Your nominee or intermediary will vote your shares of RAI or Lorillard common stock for you only if you provide instructions to it on how to vote. Please refer to the voting instruction card used by your nominee or intermediary to see if you may submit voting instructions using the telephone or Internet.

Q:	Should I send in my Lorillard stock certificates now?

A:	No. Lorillard shareholders should not send in their stock certificates at this time. After completion of the merger, RAI’s exchange agent will send you a letter of transmittal and instructions for exchanging your shares of Lorillard common stock for the merger consideration. The shares of RAI common stock you receive in the merger will be issued in book-entry form and physical certificates will not be issued. See “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Exchange of Shares in the Merger” beginning on page 164 of this joint proxy statement/prospectus.

Q:	How will the merger be financed?

A:	RAI currently intends to finance the cash portion of the merger consideration and related fees and expenses with available cash, up to $500 million in borrowings under its existing revolving credit facility, proceeds from the issuance of debt securities, proceeds from the divestiture and share purchase and, to the extent necessary, borrowings under the bridge facility. There is no guarantee that replacement or supplemental financing will be available to RAI at all or on acceptable terms. RAI’s ability to obtain financing to replace or supplement the bridge facility will be subject to various factors, including market conditions, operating performance and credit ratings, and may be subject to restrictions in the agreements relating to RAI’s outstanding debt.

Q:	Is the completion of the merger subject to a financing condition?

A:	No. The receipt of financing by RAI is not a condition to completion of the merger and, accordingly, RAI will be required to complete the merger (assuming that all of the conditions to its obligations to complete the merger under the merger agreement are satisfied) whether or not debt financing or other financing is available at all or on acceptable terms.

Q:	Is the merger conditioned on the absence of adverse developments with respect to menthol products?

A:	No. Under the terms of the merger agreement, RAI and Lorillard expressly agreed that any menthol regulatory action would not be considered in determining whether a material adverse effect, as defined in the merger agreement, on a party had occurred. In addition, under the terms of the merger agreement, neither the RAI board of directors nor the Lorillard board of directors may change its recommendation to its shareholders in connection with the merger based on any menthol regulatory action.

Q:	Will the RAI common stock issued to Lorillard shareholders at the time of completion of the merger be traded on an exchange?

A:	Yes. It is a condition to the closing of the merger that the shares of RAI common stock to be issued to Lorillard shareholders in the merger be approved for listing on the NYSE, subject to official notice of issuance.

Q:	Will current RAI shareholders be affected by the merger and the share purchase?

A:

Upon completion of the merger and the share purchase, each RAI shareholder other than BAT will hold the same number of shares of RAI common stock that such shareholder held immediately prior to completion of the merger and the share purchase. As a result of the merger, RAI shareholders will own shares in a larger company with more assets. However, because (1) in connection with the merger, RAI will be issuing shares of RAI common stock to Lorillard shareholders in exchange for their shares of Lorillard common stock and (2) in connection with the share purchase, RAI will be issuing shares of RAI common stock to BAT, directly or indirectly through one or more of its wholly owned subsidiaries, each outstanding share of RAI common stock immediately prior to the merger will represent a smaller percentage of the aggregate number of shares of RAI common stock outstanding after the merger and the BAT share issuance.

Q:	What are the terms of BAT’s agreement to purchase shares of RAI common stock?

A:	Under the terms of the subscription agreement, BAT has agreed, directly or indirectly through one or more of its wholly owned subsidiaries, to subscribe for and purchase, simultaneously with the completion of the merger, a number of shares of RAI common stock such that BAT, directly or indirectly through its affiliates, will maintain its approximately 42% beneficial ownership interest in RAI immediately following completion of the merger for an aggregate purchase price of approximately $4.7 billion, which price corresponds to the per share reference price used to determine the number of shares of RAI common stock to which Lorillard shareholders will be entitled at the closing of the merger. The subscription agreement requires RAI to use the proceeds from the share purchase to fund the merger, and permits RAI to use the proceeds to pay costs and expenses relating to the merger. In addition, RAI has agreed that it will not make certain amendments to the merger agreement or the asset purchase agreement without BAT’s approval.

Q:	Has BAT agreed to vote its shares of RAI common stock for the share issuance?

A:	Yes. Pursuant to the subscription agreement, BAT has agreed that at any meeting of RAI shareholders (or with respect to any written consent of RAI shareholders) held to approve the share issuance, all shares of RAI common stock beneficially owned by BAT as of the RAI record date, representing approximately 42% of the shares of RAI common stock currently outstanding, will be voted to approve both the Lorillard share issuance and the BAT share issuance. BAT has further agreed to vote and cause its applicable subsidiaries to vote (including by written consent) against any action or agreement that would reasonably be expected to materially impede, interfere with or prevent the share issuance and the other transactions contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement.

Q:	What is the divestiture, and am I being asked to vote on it?

A:

On July 15, 2014, RAI entered into the asset purchase agreement and Lorillard entered into the transfer agreement, in each case with Imperial Sub, and, for certain limited purposes of the asset purchase agreement, Imperial, pursuant to which, subject to the closing of the merger, Imperial Sub will acquire, (1) the RAI transferred assets, consisting of certain assets owned by RAI subsidiaries or affiliates, related to the cigarette brands WINSTON, KOOL and SALEM (and under certain circumstances, DORAL) and related to RAI’s subsidiaries’ Puerto Rico business, and (2) the Lorillard transferred assets, consisting of certain assets currently owned by Lorillard subsidiaries or affiliates, related to the “e-vapor” brand blu (including SKYCIG) and the cigarette brand Maverick, as well as Lorillard’s owned and leased real property, including its manufacturing, research and development facilities and headquarters in Greensboro, North Carolina and tobacco receiving and storage facilities in Danville, Virginia, and the transferred employees, together with certain associated liabilities. Pursuant to the transfer agreement, certain Lorillard transferred assets, including Lorillard’s Greensboro facility, Lorillard’s Danville facility, collective bargaining agreements that Lorillard is a party to and the related pension plan and certain liabilities will be transferred by Lorillard subsidiaries to Imperial Sub immediately prior to the closing of the merger. The remaining transferred assets, including all of the RAI transferred assets, and certain related assumed liabilities, will be transferred to Imperial Sub by RAI subsidiaries or affiliates immediately after the closing of the merger. The transactions contemplated by the asset purchase agreement and the transfer agreement are collectively referred to as the divestiture throughout this joint proxy statement/prospectus. The closing of the divestiture is subject to completion of the merger (although the transactions contemplated by the transfer agreement will occur immediately prior to the merger) and to certain other conditions, including the approval of the divestiture by Imperial shareholders. The divestiture has been approved by the RAI board of directors. See “The Divestiture” beginning on page 197 of this joint proxy statement/prospectus.

Neither RAI shareholders nor Lorillard shareholders are entitled to vote on the divestiture, and no vote with respect thereto is being solicited by RAI or Lorillard. Accordingly, no action is required on the part of RAI shareholders or Lorillard shareholders in connection with the divestiture.

Q:	Why are RAI shareholders not entitled to vote on the divestiture?

A:	Under North Carolina law, the sale or disposition of all, or substantially all, of a corporation’s property otherwise than in the usual and regular course of business requires the approval of such corporation’s shareholders. The property to be sold in the divestiture does not constitute all, or substantially all, of RAI’s property; accordingly, no RAI shareholder approval is necessary.

Q:	Under what circumstances could the terms of the divestiture change?

A:	Under the asset purchase agreement, RAI will cause its subsidiaries, including RJR Tobacco, to sell to Imperial Sub the WINSTON, KOOL and SALEM brands. In the event that the aggregate market share for these brands is less than 4.9% for the three months ended prior to the month in which closing of the merger occurs, the asset purchase agreement provides that RJR Tobacco’s DORAL brand also will be sold to Imperial Sub. The DORAL brand represented approximately $278 million of RAI’s net sales, approximately $114 million of RAI’s operating income and approximately $70 million of RAI’s net income in fiscal year 2013. RAI will not receive any additional purchase price in the event its DORAL brand is included in the divestiture. If the DORAL brand is required to be included as part of the divestiture, RAI’s pro forma financial information set forth in this joint proxy statement/prospectus will be adversely impacted.

Q:	What happens if the divestiture is not completed?

A:	The merger is not conditioned upon completion of the divestiture, though the divestiture is conditioned upon the completion of the merger. The merger and the divestiture are subject to separate conditions, and the merger may be completed whether or not the divestiture is ultimately completed, although approval of the merger under the HSR Act should not be expected without the divestiture. In addition, RAI is obligated under the merger agreement to complete the sale, divestiture or disposition of any businesses, assets, equity interests, product lines, properties or services of RAI and Lorillard or any of their respective subsidiaries necessary to obtain required governmental authorizations, provided that the divestiture must not reduce the aggregate net benefits (including synergies) of the transactions contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement to RAI by $250 million or more (the determination of which amount does not take into account any adverse effect on RAI arising from the divestiture of the DORAL brand), and RAI will not be obligated to sell, divest or dispose of any brands or product lines other than WINSTON, SALEM, KOOL, DORAL, Maverick and the “e-vapor” brand blu (including SKYCIG). As a result, if the divestiture is not completed, in order to complete the merger, RAI, through one or more of its affiliates or subsidiaries, may sell the brands and other assets currently expected to be divested or which otherwise might be divested on terms that are different from and less favorable to RAI than those contemplated by the divestiture. However, any ability to so sell or divest is subject to RAI’s binding obligations set forth in the asset purchase agreement regarding completion of the divestiture. Neither RAI shareholders nor Lorillard shareholders would be entitled to vote on any alternate divestiture transaction, and no vote with respect thereto is being solicited by RAI or Lorillard. In addition, if the divestiture is not completed and the other conditions to the merger have been satisfied, RAI would need to obtain additional financing in order to complete the merger.

Q:	If I am a RAI shareholder, whom should I call with questions?

A:	If you have any questions about the merger or the RAI special meeting, or desire additional copies of this joint proxy statement/prospectus, proxy cards or voting instruction forms, you should contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Telephone Toll-Free: (800) 322-2885

Telephone Call Collect: (212) 929-5500

Email: proxy@mackenziepartners.com

or

Reynolds American Inc.

Attention: Investor Relations

P.O. Box 2990

Winston-Salem, North Carolina 27102-2990

Telephone: (336) 741-2000

Q:	If I am a Lorillard shareholder, whom should I call with questions?

A:	If you have any questions about the merger or the Lorillard special meeting, or desire additional copies of this joint proxy statement/prospectus, proxy cards or voting instruction forms, you should contact:

Georgeson Inc.

480 Washington Blvd., 26th Floor,

Jersey City, New Jersey 07310

Telephone Toll-Free: (800) 279-6913

Email: lorillard@georgeson.com

or

Lorillard, Inc.

Attention: Investor Relations

714 Green Valley Road

Greensboro, North Carolina 27408-7018

Telephone: (336) 335-7000

Email: investorrelations@lortobco.com

Q:	Where can I find more information about RAI and Lorillard?

A:	You can find more information about RAI and Lorillard from the various sources described under “Where You Can Find More Information” beginning on page 260 of this joint proxy statement/prospectus.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to read this entire joint proxy statement/prospectus and the other documents referred to or incorporated by reference into this joint proxy statement/prospectus in order to fully understand the merger, the merger agreement and the other related transactions and agreements. See “Where You Can Find More Information” beginning on page 260 of this joint proxy statement/prospectus. Each item in this summary refers to the beginning page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

The Companies (See page 74)

Reynolds American Inc.

RAI is a holding company whose operating subsidiaries include the second largest cigarette manufacturer in the United States, R. J. Reynolds Tobacco Company; the second largest smokeless tobacco products manufacturer in the United States, American Snuff Company, LLC, referred to as American Snuff Co.; the manufacturer of the leading super-premium cigarette brand, Santa Fe Natural Tobacco Company, Inc., referred to as SFNTC; Niconovum AB and Niconovum USA, Inc., marketers of nicotine replacement therapy products in Sweden and the United States, respectively; and R. J. Reynolds Vapor Company, referred to as RJR Vapor, a manufacturer and distributor of digital vapor cigarettes in the United States.

RAI’s reportable operating segments are the RJR Tobacco segment, the American Snuff segment, the Santa Fe segment and the All Other segment:

•	The RJR Tobacco segment consists of the primary operations of R. J. Reynolds Tobacco Company and includes two of the best-selling cigarettes in the United States: CAMEL and PALL MALL. These brands, and RJR Tobacco’s other brands, including WINSTON, KOOL, DORAL, SALEM, MISTY and CAPRI, are manufactured in a variety of styles and marketed in the United States. R. J. Reynolds Tobacco Company also manages contract manufacturing of cigarettes and tobacco products through arrangements with BAT affiliates, and manages the export of tobacco products to certain U.S. territories, U.S. duty-free shops and U.S. overseas military bases. R. J. Reynolds Tobacco Company manages the super-premium cigarette brands, DUNHILL and STATE EXPRESS 555, which are licensed from BAT.

•	The American Snuff segment consists of the primary operations of American Snuff Co. and, prior to its sale, Lane, Limited. The American Snuff segment includes American Snuff Co.’s largest selling moist snuff brands, GRIZZLY, in the price-value category, and KODIAK, in the premium category.

•	The Santa Fe segment consists of the primary operations of SFNTC and includes cigarettes and other tobacco products manufactured and marketed under the NATURAL AMERICAN SPIRIT brand.

•	Niconovum AB, Niconovum USA, Inc. and RJR Vapor, among other RAI subsidiaries, are included in the All Other segment.

RAI was incorporated in the state of North Carolina on January 2, 2004, and its common stock is listed on the NYSE under the trading symbol “RAI.” On July 30, 2004, the U.S. assets, liabilities and operations of BAT’s wholly owned subsidiary, B&W, then known as Brown & Williamson Tobacco Corporation, were combined with RJR Tobacco. As a result of this business combination, BAT beneficially owns approximately 42% of RAI’s outstanding common stock. RAI’s principal executive offices are located at 401 North Main Street, Winston-Salem, North Carolina 27101, and its telephone number is (336) 741-2000. RAI’s website address is www.reynoldsamerican.com. RAI’s website and the information contained therein or connected thereto are not intended to be incorporated into this joint proxy statement/prospectus.

Lantern Acquisition Co.

Lantern Acquisition Co., referred to as Merger Sub, is a Delaware corporation and wholly owned subsidiary of RAI. Merger Sub was incorporated on July 9, 2014, solely for the purpose of effecting the merger. It has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Merger Sub’s principal executive offices are located at 401 North Main Street, Winston-Salem, North Carolina 27101, and its telephone number is (336) 741-2000.

Lorillard, Inc.

Lorillard, including its subsidiaries and affiliates, is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the United States. Newport, Lorillard’s flagship premium cigarette brand, is the top selling menthol and second largest selling cigarette brand overall in the United States based on gross units sold in 2013. The Newport brand, which includes both menthol and non-menthol product offerings, accounted for approximately 85.4% of Lorillard’s consolidated net sales for the fiscal year ended December 31, 2013. In addition to the Newport brand, Lorillard’s product line has four additional brand families marketed under the Kent, True, Maverick, and Old Gold brand names. These five brands include 43 different product offerings which vary in price, taste, flavor, length and packaging. In 2013, Lorillard shipped 39.9 billion cigarettes, all of which were sold in the United States and certain U.S. possessions and territories. Lorillard, through its other subsidiaries, is also a leading global electronic cigarette company, with products marketed under the blu eCigs and SKYCIG brands. Newport, Kent, True, Maverick, Old Gold, blu eCigs and SKYCIG are the registered trademarks of Lorillard and its subsidiaries. Lorillard sold substantially all of its major cigarette trademarks outside of the United States in 1977. Lorillard maintains its headquarters and manufactures all of its traditional cigarette products in Greensboro, North Carolina.

Lorillard produces cigarettes for both the premium and discount segments of the domestic cigarette market. Lorillard does not compete in a subcategory of the discount segment that it identifies as the deep discount segment. Premium brands are well known, established brands marketed at higher retail prices. Discount brands are generally less well recognized brands marketed at lower retail prices. Lorillard defines the deep discount subcategory to include brands sold at the lowest retail prices. Deep discount cigarettes are typically manufactured by smaller companies, relative to Lorillard and other major U.S. manufacturers, many of which have no, or significantly lower, payment obligations under the state settlement agreements.

Lorillard common stock is listed on the NYSE under the trading symbol “LO.” Lorillard’s principal executive offices are located at 714 Green Valley Road, Greensboro, NC 27408, its telephone number is (336) 335-7000, and its website is www.lorillard.com. The information contained in, or that can be accessed through, Lorillard’s website is not intended to be incorporated into this joint proxy statement/prospectus.

RAI Special Meeting (See page 76)

General

The RAI special meeting will be held at 9:00 a.m. (Eastern Time), on January 28, 2015, in the Reynolds American Plaza Building Auditorium at RAI’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina 27101. At the RAI special meeting, RAI shareholders will vote upon the Lorillard share issuance and the BAT share issuance. The approval of the share issuance by RAI shareholders is a condition to the obligations of RAI and Lorillard to complete the merger.

Record Date

The RAI board of directors has fixed the close of business on December 20, 2014, as the RAI record date, for determination of the RAI shareholders entitled to vote at the RAI special meeting and any adjournment or postponement thereof. Only RAI shareholders of record on the RAI record date are entitled to receive notice of, and to vote at, the RAI special meeting or any adjournment or postponement thereof.

As of the RAI record date, there were 531,283,513 shares of RAI common stock outstanding and entitled to vote at the RAI special meeting, held by approximately 13,050 holders of record. Each outstanding share of RAI common stock is entitled to one vote. The number of shares you own is reflected on your proxy card.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. The holders of record, present in person or by proxy at the RAI special meeting, of a majority of the shares of RAI common stock entitled to vote constitute a quorum. Abstentions and broker non-votes will be counted in determining the existence of a quorum.

Required Vote

Item		Vote Necessary*
RAI Proposal I	Approval of the Lorillard Share Issuance	Approval requires the affirmative vote, in person or by proxy, of a majority of the votes cast at the RAI special meeting.(1)
RAI Proposal II	Approval of the BAT Share Issuance	Approval requires the affirmative vote, in person or by proxy, of a majority of the votes cast at the RAI special meeting.(1)

*	Under the rules of the NYSE, if you hold your shares of RAI common stock in street name, your nominee or intermediary may not vote your shares without instructions from you. Without your voting instructions, a broker non-vote will occur on RAI Proposal I and RAI Proposal II. Abstentions from voting will have the same effect as a vote “AGAINST” RAI Proposal I and RAI Proposal II. Broker non-votes will have no effect on RAI Proposal I and RAI Proposal II.
(1)	As described further in this joint proxy statement/prospectus, RAI and BAT entered into the subscription agreement, pursuant to which BAT has agreed, directly or indirectly through one or more of its wholly owned subsidiaries, to subscribe for and purchase, simultaneously with the completion of the merger, a number of shares of RAI common stock such that BAT will maintain its approximately 42% beneficial ownership interest in RAI immediately following completion of the merger. Pursuant to the subscription agreement, BAT also agreed that at any meeting of RAI shareholders (or with respect to any written consent of RAI shareholders) held to approve the share issuance, it will and will cause its subsidiaries to appear at the meeting in person or by proxy (or otherwise cause all the shares of RAI common stock beneficially owned by it as of the record date to be counted as present for purposes of calculating a quorum at the meeting and respond to each request by RAI for written consent, if any) and vote all shares of RAI common stock beneficially owned by BAT and its subsidiaries to approve both the Lorillard share issuance and the BAT share issuance. BAT has further agreed to vote and cause its applicable subsidiaries to vote (including by written consent) against any action or agreement that would reasonably be expected to materially impede, interfere with or prevent the share issuance and the other transactions contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement. Thus, approximately 42% of RAI’s outstanding shares already are committed to voting “FOR” the Lorillard share issuance and “FOR” the BAT share issuance.

Share Ownership of and Voting by RAI Directors and Executive Officers

At the RAI record date, RAI’s directors and executive officers and their affiliates beneficially owned and had the right to vote 529,596 shares of RAI common stock at the RAI special meeting, which represents less than 1.00% of the shares of RAI common stock entitled to vote at the RAI special meeting.

It is expected that RAI’s directors and executive officers will vote their shares “FOR” the Lorillard share issuance and “FOR” the BAT share issuance. In addition, under the terms of the subscription agreement, BAT has agreed that at any meeting of RAI shareholders or in any circumstance upon which votes with respect to the share issuance are sought, BAT will vote, or cause to be voted, all shares of RAI common stock beneficially owned by it to approve both the Lorillard share issuance and the BAT share issuance. These BAT shares represent, as of the RAI record date, an aggregate of approximately 42% of the outstanding shares of RAI common stock.

Lorillard Special Meeting (See page 83)

General

The Lorillard special meeting will be held at 10:00 a.m. (Eastern Time), on January 28, 2015, at The Ballantyne Hotel, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina 28277. At the Lorillard special meeting, Lorillard shareholders will vote on:

•	the adoption of the merger agreement;

•	the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger; and

•	the approval of the adjournment of the Lorillard special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

The adoption of the merger agreement by Lorillard shareholders is a condition to the obligations of RAI and Lorillard to complete the merger.

Record Date

The Lorillard board of directors has fixed the close of business on December 8, 2014, as the Lorillard record date, for determination of the Lorillard shareholders entitled to vote at the Lorillard special meeting or any adjournment or postponement thereof. Only Lorillard shareholders of record on the Lorillard record date are entitled to receive notice of, and to vote at, the Lorillard special meeting or any adjournment or postponement thereof.

As of the Lorillard record date, there were 360,028,072 shares of Lorillard common stock outstanding and entitled to vote at the Lorillard special meeting, held by approximately 80 holders of record. Each outstanding share of Lorillard common stock is entitled to one vote. The number of shares you own is reflected on your proxy card.

Quorum

A majority of the outstanding shares of Lorillard common stock entitled to vote must be present, in person or represented by proxy, to constitute a quorum at the Lorillard special meeting. Abstentions and broker non-votes will be counted as present in determining the existence of a quorum.

Required Vote

The required number of votes for the matters to be voted upon at the Lorillard special meeting depends on the particular item to be voted upon:

Item		Vote Necessary*
Lorillard Proposal I	Adoption of the Merger Agreement	Approval requires the affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of Lorillard common stock entitled to vote as of the Lorillard record date.

Item		Vote Necessary*

Lorillard Proposal II	Non-Binding, Advisory Vote on Compensation	Approval requires the affirmative vote, in person or by proxy, of holders of a majority of the shares of Lorillard common stock represented at the Lorillard special meeting and entitled to vote thereon.

Lorillard Proposal III	Adjournment of Lorillard Special Meeting	Approval requires the affirmative vote, in person or by proxy, of holders of a majority of the shares of Lorillard common stock represented at the Lorillard special meeting and entitled to vote thereon.

*	Under the rules of the NYSE, if you hold your shares of Lorillard common stock in street name, your nominee or intermediary may not vote your shares without instructions from you. Without your voting instructions, a broker non-vote will occur on Lorillard Proposal I, Lorillard Proposal II and Lorillard Proposal III. Abstentions from voting will have the same effect as a vote “AGAINST” Lorillard Proposal I, Lorillard Proposal II and Lorillard Proposal III. Broker non-votes will have the same effect as a vote “AGAINST” Lorillard Proposal I and will have no effect on Lorillard Proposal II and Lorillard Proposal III.

Share Ownership of and Voting by Lorillard Directors and Executive Officers

At the Lorillard record date, Lorillard’s directors and executive officers and their affiliates beneficially owned and had the right to vote 1,697,458 shares of Lorillard common stock at the Lorillard special meeting, which represents less than 1.00% of the shares of Lorillard common stock entitled to vote at the Lorillard special meeting.

It is expected that Lorillard’s directors and executive officers will vote their shares “FOR” the adoption of the merger agreement, “FOR” the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger and “FOR” the approval of the adjournment of the Lorillard special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

The Merger and the Merger Agreement (See pages 89 and 168)

The merger agreement provides that, on the terms and subject to the conditions in the merger agreement, and in accordance with the DGCL, at the effective time of the merger, Merger Sub will merge with and into Lorillard. As a result of the merger, the separate corporate existence of Merger Sub will cease, and Lorillard will continue as the surviving corporation in the merger and a wholly owned subsidiary of RAI. The merger will not be completed without the approval of the share issuance by RAI shareholders and the adoption of the merger agreement by Lorillard shareholders.

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger. For more information on the merger and the merger agreement, see “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement” and “The Merger Agreement” beginning on pages 89 and 168, respectively, of this joint proxy statement/prospectus.

As of the date of this joint proxy statement/prospectus, it is not possible to accurately estimate the closing date for the merger because the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to RAI’s and Lorillard’s obligations to complete the merger; however, RAI and

Lorillard expect the merger to close in the first half of 2015. Due to the governmental approvals and other conditions to the merger, no assurance can be given as to when, or if, the merger will be completed. Though an end date of July 15, 2015, has been set for the closing of the merger, this end date will automatically be extended by six months if, on July 15, 2015, the only conditions under the merger agreement that have not been satisfied or waived relate to antitrust regulatory matters.

What Lorillard Shareholders Will Receive in the Merger (See page 89)

If the merger is completed, each share of Lorillard common stock (other than treasury shares held by Lorillard and any shares of Lorillard common stock owned by any Lorillard subsidiary, RAI or Merger Sub or shares of Lorillard common stock owned by Lorillard shareholders who have properly made and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL) automatically will be converted into the right to receive the merger consideration, consisting of (1) 0.2909 of a fully paid and nonassessable share of RAI common stock plus (2) $50.50 in cash. No fractional shares of RAI common stock will be issued in the merger, and Lorillard shareholders will receive cash in lieu of any fractional shares.

Based on the closing price of a share of RAI common stock on the NYSE on July 14, 2014, the last trading day before the public announcement of the merger agreement, the merger consideration represented approximately $68.88 in value per share of Lorillard common stock. Based on the closing price of a share of RAI common stock on the NYSE on December 18, 2014, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus, the merger consideration represented approximately $69.53 in value for each share of Lorillard common stock. Because RAI will issue a fixed number of shares of RAI common stock in exchange for each share of Lorillard common stock, the value of the merger consideration that Lorillard shareholders will receive in the merger will depend on the market price of shares of RAI common stock at the time the merger is completed. As a result, the value of the merger consideration that Lorillard shareholders will receive upon completion of the merger could be greater than, less than or the same as the value of the merger consideration on the date of this joint proxy statement/prospectus or at the time of the RAI or Lorillard special meetings.

RAI’s Reasons for the Merger; Recommendations of the RAI Board of Directors (See page 114)

After consideration and consultation with its advisors, the RAI board of directors unanimously determined that the share issuance is in the best interests of RAI and RAI shareholders, and unanimously approved and declared advisable the merger agreement, subscription agreement, asset purchase agreement, merger, share issuance and divestiture.

The RAI board of directors unanimously recommends that RAI shareholders vote “FOR” the Lorillard share issuance and “FOR” the BAT share issuance. Approval of both the Lorillard share issuance and the BAT share issuance by RAI shareholders is a condition to the obligations of RAI and Lorillard to complete the merger. For the factors considered by the RAI board of directors in reaching this decision, see “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—RAI’s Reasons for the Merger; Recommendations of the RAI Board of Directors” beginning on page 114 of this joint proxy statement/prospectus.

Lorillard’s Reasons for the Merger; Recommendations of the Lorillard Board of Directors (See page 117)

After consideration and consultation with its advisors, the Lorillard board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the proposed merger, are fair to, and in the best interests of, Lorillard and its shareholders, and unanimously resolved to approve and declare advisable the merger agreement and the transactions contemplated thereby, including the proposed merger.

The Lorillard board of directors unanimously recommends that Lorillard shareholders vote “FOR” the adoption of the merger agreement. For the factors considered by the Lorillard board of directors in reaching this decision, see “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Lorillard’s Reasons for the Merger; Recommendation of the Lorillard Board of Directors” beginning on page 117 of this joint proxy statement/prospectus.

In addition, the Lorillard board of directors unanimously recommends that Lorillard shareholders vote “FOR” the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger and “FOR” the approval of the adjournment of the Lorillard special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement. See “Lorillard Proposal II: Non-Binding, Advisory Vote on Compensation” and “Lorillard Proposal III: Adjournment of Lorillard Special Meeting” beginning on pages 213 and 214, respectively, of this joint proxy statement/prospectus for a more detailed discussion of the recommendation.

Opinion of RAI’s Financial Advisor (See page 123)

On July 14, 2014, Lazard, RAI’s financial advisor in connection with the merger and the transactions pursuant to the subscription agreement, asset purchase agreement and transfer agreement, rendered to the RAI board of directors an oral opinion, which was confirmed by delivery of a written opinion dated July 15, 2014, to the effect that, as of the date of the opinion and based upon and subject to the matters described in its opinion, the merger consideration to be paid by RAI in the merger (after giving effect to the transactions pursuant to the subscription agreement, asset purchase agreement and transfer agreement) was fair, from a financial point of view, to RAI and to RAI shareholders other than BAT.

The full text of Lazard’s written opinion, dated July 15, 2014, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken by Lazard in connection with its opinion, is attached to this proxy statement/prospectus as Annex C and is incorporated by reference herein in its entirety. The summary of Lazard’s opinion included in the section entitled “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Opinion of RAI’s Financial Advisor” is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Lazard’s opinion and that section carefully and in their entirety. Lazard’s opinion was for the benefit of the RAI board of directors (in its capacity as such) and Lazard’s opinion was rendered to the RAI board of directors in connection with its evaluation of the merger. Lazard’s opinion was not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger (or, for the avoidance of doubt, the transactions pursuant to the subscription agreement, asset purchase agreement and transfer agreement) or any matter relating thereto.

Opinions of Lorillard’s Financial Advisors (See page 131)

Barclays and Centerview were retained by Lorillard as financial advisors to the Lorillard board of directors in connection with the proposed merger and the other transactions contemplated by the merger agreement, collectively referred to as the proposed transaction throughout this section and the summaries of Barclays’ and Centerview’s opinions set forth in this joint proxy statement/prospectus under “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Opinions of Lorillard’s Financial Advisors.” Barclays and Centerview are sometimes collectively referred to in this joint proxy statement/prospectus as Lorillard’s financial advisors. In connection with this engagement, the Lorillard board of directors requested that Lorillard’s financial advisors evaluate the fairness, from a financial point of view, to the holders of shares of Lorillard common stock (other than shares of Lorillard common stock (1) held by Lorillard as treasury stock or owned by a subsidiary of Lorillard, RAI or Merger Sub immediately prior to the effective time of the merger or (2) owned by shareholders who have properly made and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL, which are, together with any shares of Lorillard common stock held by any affiliate of RAI, collectively referred to as the excluded shares throughout this section and the summaries of Barclays’ and Centerview’s opinions set forth in this joint proxy statement/prospectus under “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Opinions of Lorillard’s Financial Advisors”) of the merger consideration to be paid to such holders pursuant to the merger agreement.

Opinion of Barclays

On July 14, 2014, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Lorillard board of directors to the effect that, as of such date and based upon and subject to the assumptions, matters considered, qualifications and limitations described in its written opinion, the merger consideration to be paid to Lorillard shareholders (other than holders of excluded shares) in the proposed transaction was fair, from a financial point of view, to such holders.

The full text of Barclays’ written opinion, dated as of July 14, 2014, which describes the assumptions made, procedures followed, matters considered, qualifications and limitations upon the review undertaken by Barclays in connection with its opinion, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of Barclays’ opinion set forth in this joint proxy statement/prospectus under the caption “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Opinions of Lorillard’s Financial Advisors—Opinion of Barclays” is qualified in its entirety by reference to the full text of Barclays’ written opinion. Barclays’ opinion was provided for the use and benefit of the Lorillard board of directors and was rendered to the Lorillard board of directors in connection with its consideration of the proposed transaction. Barclays’ opinion was limited to and addressed only the fairness, from a financial point of view, to Lorillard shareholders (other than holders of excluded shares) of the merger consideration to be paid to such shareholders in the proposed transaction and did not address any other term or aspect of the merger agreement or the proposed transaction. Barclays’ opinion does not constitute a recommendation to any Lorillard shareholder as to how such shareholder should vote or act with respect to the proposed transaction.

The full text of Barclays’ written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, qualifications and limitations upon the review undertaken by Barclays in connection with its opinion.

Opinion of Centerview

On July 14, 2014, Centerview delivered to the Lorillard board of directors its oral opinion, subsequently confirmed in a written opinion dated as of July 14, 2014, to the effect that, as of such date and based upon and subject to the assumptions, procedures followed, matters considered, qualifications and limitations described in its written opinion, the merger consideration to be paid to the holders of shares of Lorillard common stock (other than excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated as of July 14, 2014, which describes the assumptions made, procedures followed, matters considered, qualifications and limitations upon the review undertaken by Centerview in connection with its opinion, is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of Centerview’s opinion set forth in this joint proxy statement/prospectus under “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Opinions of Lorillard’s Financial Advisors—Opinion of Centerview” is qualified in its entirety by reference to the full text of Centerview’s written opinion. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Lorillard board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the proposed transaction and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of shares of Lorillard common stock (other than excluded shares) of the merger consideration to be paid to such holders pursuant to the merger agreement and did not address any other term or aspect of the merger agreement or the proposed transaction. Centerview’s opinion does not constitute a recommendation to any Lorillard shareholder or any other person as to how such shareholder or other person should vote with respect to the merger or otherwise act with respect to the proposed transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, qualifications and limitations upon the review undertaken by Centerview in connection with its opinion.

Financing of the Merger (See page 149)

RAI currently intends to finance the cash portion of the merger consideration and related fees and expenses with available cash, up to $500 million in borrowings under its existing revolving credit facility, proceeds from the issuance of debt securities, the proceeds of the divestiture and the share purchase and, only to the extent necessary, borrowings under the bridge facility. RAI has announced its intention to pursue financing that would replace or supplement financing available under the bridge facility. There can be no assurance that any replacement or supplemental financing will be available at all or on acceptable terms.

On September 23, 2014, pursuant to the commitment letter, RAI, and certain of its subsidiaries as guarantors, entered into the bridge facility with the agents and lenders party thereto. Under the bridge facility, the lenders are providing a 364-day senior unsecured term loan bridge facility in an aggregate principal amount of up to $9 billion, available for the purpose of financing part of the cash portion of the merger consideration and fees and expenses in connection with the transactions contemplated by the merger agreement. The bridge facility may be drawn only in a single drawing upon the closing of the merger, and not thereafter, matures 364 days after being drawn and may be prepaid (but not reborrowed) without premium or penalty. The amount of the bridge facility available at closing is subject to reduction in accordance with the terms of the bridge facility, including but not limited to reduction upon the contemplated issuance of debt securities expected to be the primary source of the cash consideration to finance the cash portion of the merger consideration and related fees and expenses.

For more information on the financing of the merger, see “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Financing of the Merger” beginning on page 149 of this joint proxy statement/prospectus.

Interests of Certain RAI Directors and Officers (See page 151)

When considering the recommendation of the RAI board of directors that RAI shareholders approve the share issuance, specifically, that RAI shareholders approve both the Lorillard share issuance and the BAT share issuance, you should be aware that some of RAI’s directors and executive officers may have interests in the merger that are different from, or in addition to, those of RAI shareholders generally. The two B&W nominated directors of RAI who are present or former BAT executives may have interests that are different from, or in addition to, those of RAI shareholders generally as a result of the share purchase, pursuant to which BAT (directly or through one or more of its wholly owned subsidiaries) will subscribe for and purchase a number of shares of RAI common stock necessary to maintain its approximately 42% beneficial ownership interest in RAI immediately following completion of the merger. See “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—General” beginning on page 89 of this joint proxy statement/prospectus. These interests may present such directors and executive officers with actual or potential conflicts of interest. The RAI board of directors was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement, subscription agreement, asset purchase agreement, merger, share issuance and divestiture, and in deciding to recommend that RAI shareholders approve the Lorillard share issuance and the BAT share issuance at the RAI special meeting. RAI’s directors and executive officers will not receive any special compensation the payment of which is contingent upon completion of the merger, share issuance or divestiture.

Interests of Certain Lorillard Directors and Officers (See page 151)

When considering the recommendation of the Lorillard board of directors that Lorillard shareholders adopt the merger agreement, you should be aware that some of Lorillard’s directors and executive officers may have interests in the merger and divestiture that are different from, or in addition to, those of Lorillard shareholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interest. The Lorillard board of directors was aware of these interests during its deliberations on the merits of the merger and divestiture and in deciding to recommend that Lorillard shareholders vote to adopt the merger agreement at the Lorillard special meeting. These interests include:

•	Treatment of Equity Awards. Lorillard’s executive officers and directors have previously been granted stock options, stock appreciation rights, restricted stock, and/or restricted stock units under Lorillard’s Amended and Restated 2008 Incentive Compensation Plan, referred to as the 2008 Plan. The awards granted under the 2008 Plan have generally been granted with terms which provide that in the event of a change in control (which includes the closing of the merger and divestiture), any such award, to the extent then outstanding, will automatically become fully vested and/or exercisable solely as a result of the closing of the merger and divestiture (and, in the case of performance-based awards, vesting will be based on the performance conditions being deemed achieved at the target levels). Under the terms of the merger agreement, upon the completion of the merger, each outstanding Lorillard restricted stock unit and share of restricted stock will vest and be converted into the right to receive the merger consideration, and each outstanding Lorillard stock option and stock appreciation right will be cancelled in exchange for a cash payment equal to the excess, if any, of the equity award consideration over the exercise price, in each case, less applicable withholding taxes.

•	Treatment of Bonuses under Annual Incentive Plan. Lorillard’s executive officers are eligible to receive bonuses under the annual incentive plan established under the 2008 Plan. Under the terms of the merger agreement, if the closing of the merger and divestiture occurs (1) prior to the end of fiscal year 2014, then the fiscal year 2014 annual bonus will be paid out based on performance achieved through the closing date measured against the applicable performance goals which will be pro rated based on the number of completed months that have elapsed through the closing date or (2) after the end of fiscal year 2014 but prior to the end of fiscal year 2015, then a pro rated portion of the fiscal year 2015 annual bonus will be paid out at target level performance, with such pro ration based on the number of days that have elapsed in fiscal year 2015 through the closing date.

•

Treatment of Executive Insurance Program. Certain of Lorillard’s executive officers participate in the Lorillard Tobacco Company Executive Insurance Program, referred to as the EIP. In the event of the executive’s involuntary termination without “cause” or, during the one-year period following a change in control transaction, a termination by the executive of the executive’s employment for “good reason,” the restrictions on the executive’s life insurance policy under the EIP (including the executive’s obligation to transfer the full cash surrender value of the policy to Lorillard) will lapse and the benefits accrued to such executive under the Lorillard Tobacco Company Deferred Compensation Plan and/or

the Lorillard Tobacco Company Benefit Equalization Plan will be reduced by an amount equal to 85% of the cash surrender value of such policy.

•	Change in Control and Termination Benefits. The change in control severance agreements entered into with certain of Lorillard’s executive officers provide severance benefits such that in the event of the executive officer’s involuntary termination without “cause” or termination for “good reason” (each as defined in the change in control severance agreement), in each case, within two years following a change in control (which includes the closing of the merger and divestiture) or, in certain circumstances, prior to the closing of a change in control transaction, certain of Lorillard’s executive officers would receive certain compensation and benefits paid or provided by Lorillard under their respective change in control severance agreements, including:

•	all vested and accrued, but unpaid, salary and benefits earned through the termination date;

•	a lump-sum cash severance payment equal to three times the sum of (1) the executive officer’s annual base salary and (2) the executive officer’s target annual bonus for the fiscal year in which the date of the termination of employment occurs;

•	an additional cash payment equal to the executive officer’s prorated target annual bonus amount for the fiscal year in which the date of termination of employment occurs;

•	a lump-sum cash payment equal to the value of three years of additional service credit under the Retirement Plan for Employees of Lorillard Tobacco Company and the Lorillard Tobacco Company Benefit Equalization Plan as well as three years of additional matching contributions under the Lorillard Tobacco Company Employee Savings Plan;

•	continuation of life, accident and health insurance benefits for 36 months at no greater after-tax cost to the executive officer than the cost prior to termination;

•	post-retirement health and life insurance for executive officers who would have become eligible for such insurance within 36 months following termination;

•	reimbursement of legal fees in the event of a termination dispute or a tax audit; and

•	$25,000 in outplacement services for one year.

•	Appointment of Murray S. Kessler to the RAI Board of Directors. Pursuant to the merger agreement, RAI has agreed that it will appoint Murray S. Kessler, the current chairman and president and chief executive officer of Lorillard (or, if Mr. Kessler is no longer a member of the Lorillard board of directors upon completion of the merger, or is otherwise unable to serve on the RAI board of directors, such other member of the Lorillard board of directors as may be designated by Lorillard who is reasonably acceptable to the RAI board of directors) to the RAI board of directors upon completion of the merger.

•	Indemnification and Insurance. Under the terms of the merger agreement, RAI has agreed to indemnify each former and present director and officer of Lorillard or any Lorillard subsidiary, and all fiduciaries under any Lorillard employee benefit plan to the fullest extent permitted by applicable law against costs, expenses, judgments, fines, losses, claims, damages or liabilities to the extent related to any claim or action arising out of or pertaining to the fact that the indemnified party is or was an officer or director of Lorillard or a Lorillard subsidiary or a fiduciary under any Lorillard employee plan or is or was serving at the request of Lorillard or a Lorillard subsidiary as a director or officer of any business or non-profit enterprise, and to advance expenses to such indemnified parties. RAI has also agreed to maintain directors’ and officers’ liability insurance coverage at certain levels for a period of six years following the completion of the merger.

•	Offers of Employment from Imperial Sub. Under the terms of the asset purchase agreement, Imperial Sub has agreed to make offers of employment to all Lorillard employees (other than any retained

Lorillard employees) effective as of the closing of the merger and divestiture, which may include Imperial Sub making offers of employment to a substantial number of Lorillard’s executive officers. For more information on the terms of Imperial Sub’s offers of employment, see “The Divestiture—The Asset Purchase Agreement and Transfer Agreement—Employee Matters” beginning on page 203 of this joint proxy statement/prospectus.

•	Terms of Employment for Retained Lorillard Employees. Under the terms of the merger agreement, for one year from and after the effective time of the merger, RAI will provide retained Lorillard employees with compensation that is no less favorable that what was provided immediately before the effective time of the merger and benefits that are substantially similar in the aggregate to those provided to similarly situated RAI employees. Some of Lorillard’s executive officers may be retained Lorillard employees.

Assuming the closing of the merger and divestiture was completed on October 31, 2014 and all of Lorillard’s executive officers experienced a qualifying termination on such date, (i) the total compensation potentially payable to Messrs. Kessler, Taylor, Spell, Milstein and Hennighausen is $44,910,758, $13,393,708, $12,651,364, $10,668,590 and $8,106,600, respectively, and (ii) the total value that each of Lorillard’s non-employee directors would potentially receive through the acceleration of the vesting of unvested shares of restricted stock held by each such non-employee director is $199,542 (other than Mr. Levin, who would potentially receive $140,286). For more information on the potential payments and benefits to Lorillard’s executive officers and directors, including the individual components of and the assumptions underlying such payments and benefits, see “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement — Interests of Certain Lorillard Directors and Officers” on page 151 of this joint proxy statement/prospectus.

Board of Directors Following the Merger (See page 159)

Pursuant to the merger agreement, at the closing of the merger, Murray S. Kessler, the current chairman and president and chief executive officer of Lorillard, will be appointed to the RAI board of directors. If for any reason Mr. Kessler is no longer a member of the Lorillard board of directors as of the effective time of the merger or is otherwise unable to serve on the RAI board of directors, Lorillard will designate another individual serving on the Lorillard board of directors who is reasonably acceptable to the RAI board of directors to be appointed to the RAI board of directors.

Regulatory Approvals Required for the Merger (See page 159)

Completion of the merger is conditioned upon the receipt of certain governmental clearances or approvals, including the expiration or termination of the waiting period relating to the merger under the HSR Act.

As of the date of this joint proxy statement/prospectus, the parties have made all requisite filings for regulatory approval of the merger. Specifically, on July 29, 2014, RAI and Lorillard made filings with the FTC to initiate the merger review process. Since making those filings, RAI’s and Lorillard’s respective outside counsel have met with FTC officials to provide additional details regarding the merger and to answer questions posed by agency staff members.

The process for obtaining the requisite regulatory approvals for the merger is ongoing. Under the FTC’s merger review process, the parties expect to remain in regular contact with FTC officials to assist their review of the parties’ submissions to the agency and answer questions and provide clarification regarding the merger. Each of RAI and Lorillard has received a Request for Additional Information and Documentary Material from the FTC, which extends the waiting period under the HSR Act until 30 days after both parties have substantially complied with the request for additional information, unless the waiting period is terminated earlier, or there is an agreed extension of time.

The regulatory filings described above relate to approvals for the merger only. We expect the FTC will consider the subscription agreement and the divestiture in relation to the merger. The parties believe that the divestiture will facilitate regulatory approval of the merger, and have generally requested that regulators review the merger and the divestiture on the same timeline.

There can be no assurances that any of the regulatory approvals described above will be obtained and, if obtained, there can be no assurance as to the timing of such approvals, the ability to obtain such approvals on satisfactory terms or the absence of any litigation challenging such approvals.

For more information on the regulatory approvals required for the merger, see “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Regulatory Approvals Required for the Merger” beginning on page 159 of this joint proxy statement/prospectus.

Certain U.S. Federal Income Tax Consequences of the Merger (See page 161)

The receipt of RAI common stock and cash in exchange for Lorillard common stock in the merger generally will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder of Lorillard common stock who receives RAI common stock and cash in the merger generally will recognize capital gain or loss equal to the difference, if any, between (1) the sum of the fair market value of RAI common stock and cash, including any cash received in lieu of fractional shares of RAI common stock received in the merger, and (2) such holder’s adjusted tax basis in its Lorillard common stock exchanged therefor. The determination of the actual tax consequences of the merger to a holder of Lorillard common stock will depend on the holder’s specific situation. Holders of Lorillard common stock should consult their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws. See “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Certain U.S. Federal Income Tax Consequences of the Merger” beginning on page 161 of this joint proxy statement/prospectus.

Accounting Treatment (See page 164)

The merger will be accounted for using the acquisition method of accounting with RAI considered the acquirer of Lorillard. RAI will record assets acquired, including identifiable intangible assets, and liabilities assumed from Lorillard at their respective fair values at the date of completion of the merger. Any excess of the purchase price over the net fair value of such assets and liabilities will be recorded as goodwill. See “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Accounting Treatment” beginning on page 164 of this joint proxy statement/prospectus.

Treatment of Lorillard Equity Awards (See page 165)

Under the terms of the merger agreement, upon completion of the merger, each outstanding Lorillard stock option and stock appreciation right will be cancelled in exchange for a cash payment equal to the excess, if any, of the equity award consideration over the exercise price, and each outstanding Lorillard restricted stock unit and share of restricted stock will vest and be converted into the right to receive the merger consideration. For more information on the treatment of Lorillard equity awards in connection with the merger, see “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Treatment of Lorillard Equity Awards” beginning on page 165 of this joint proxy statement/prospectus.

Listing of Shares of RAI Common Stock and Delisting and Deregistration of Lorillard Common Stock (See page 166)

Under the terms of the merger agreement, RAI is required to use its reasonable best efforts to cause the shares of RAI common stock to be issued in the share issuance to be approved for listing on the NYSE, subject to official notice of issuance, prior to the closing of the merger. It is a condition to both parties’ obligations to complete the merger that such approval is obtained, subject to official notice of issuance. Accordingly, application will be made to have the shares of RAI common stock to be issued in the share issuance approved for listing on the NYSE, where shares of RAI common stock are currently traded.

If the merger is completed, there will no longer be any publicly held shares of Lorillard common stock. Accordingly, Lorillard common stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act.

Litigation Relating to the Merger (See page 167)

RAI, the members of the RAI board of directors and BAT have been named as defendants in a putative class action lawsuit brought in North Carolina state court on behalf of a purported class of RAI shareholders seeking to enjoin the proposed merger with Lorillard. The complaint generally alleges, among other things, that the members of the RAI board of directors breached their fiduciary duties to RAI shareholders by approving the share purchase and the sharing of technology with BAT. The complaint also alleges that there were various conflicts of interest in the transaction. On December 8, 2014, defendants filed motions to dismiss the complaint and motions to stay discovery.

In addition, Lorillard, the members of the Lorillard board of directors, RAI and BAT have been named as defendants in putative class action lawsuits brought in the Delaware Court of Chancery by Lorillard shareholders challenging the proposed merger with RAI. The complaints generally allege, among other things, that the members of the Lorillard board of directors breached their fiduciary duties to Lorillard shareholders by authorizing the proposed merger of Lorillard with RAI. The complaints also allege that RAI and BAT aided and abetted the breaches of fiduciary duty allegedly committed by the members of the Lorillard board of directors. On November 25, 2014, the court granted a motion for consolidation and appointment of lead plaintiffs and lead counsel. On December 11, 2014, lead plaintiffs filed a motion for a preliminary injunction and a motion to expedite.

The shareholder actions seek injunctive relief enjoining the merger, damages and reimbursement of costs, among other remedies. Additional lawsuits may be filed against RAI, Lorillard, the directors of either company and/or BAT in connection with the merger.

No Solicitation of Alternative Proposals (See page 176)

Lorillard has agreed, from the date of the merger agreement until the earlier of the completion of the merger or the termination of the merger agreement, except as otherwise provided in the merger agreement, not to, and not to authorize or permit any of its subsidiaries or any of its or their respective directors, officers, employees or representatives to, directly or indirectly:

•	solicit or initiate, or knowingly encourage, induce, facilitate or cooperate with, any Lorillard takeover proposal, as defined under “The Merger Agreement—No Solicitation of Alternative Proposals” beginning on page 176 of this joint proxy statement/prospectus, or an inquiry or proposal that would reasonably be expected to lead to a Lorillard takeover proposal; or

•	participate in any substantive discussions or negotiations with any person regarding, or furnish to any person any non-public information relating to, Lorillard or any of its subsidiaries with respect to any Lorillard takeover proposal or an inquiry or proposal that would reasonably be expected to lead to a Lorillard takeover proposal.

Additionally, except as permitted by the merger agreement and described below, Lorillard agreed to (1) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the execution of the merger agreement with respect to a Lorillard takeover proposal or an inquiry or proposal that would reasonably be expected to lead to a Lorillard takeover proposal, (2) request prompt return or destruction of all confidential information previously furnished to any such person or its representatives and (3) immediately terminate all physical and electronic data room access previously granted to any such person or its representatives.

Notwithstanding these restrictions, the merger agreement provides that if at any time prior to Lorillard shareholders adopting the merger agreement, Lorillard receives a written Lorillard takeover proposal that the Lorillard board of directors determines in good faith (after consultation with its outside counsel and financial advisor) is bona fide and constitutes or is reasonably expected to result in or lead to a superior proposal, as defined under “The Merger Agreement—No Solicitation of Alternative Proposals” beginning on page 176 of this joint proxy statement/prospectus, and which did not result from a breach of the non-solicitation obligations set forth in the merger agreement, then Lorillard, and its subsidiaries and its and their representatives at the request of Lorillard, may, subject to compliance in all material respects with the provisions of the merger agreement described in the following paragraph, (1) provide access to its and its subsidiaries’ properties, books and records and furnish information with respect to itself and its subsidiaries to the person making such Lorillard takeover proposal (and its representatives) pursuant to an acceptable confidentiality agreement (provided that any material non-public information that has not previously been provided to RAI must have been provided to RAI prior to or substantially concurrent with the time that it is provided to such person) and (2) participate in discussions regarding the terms of such Lorillard takeover proposal and negotiate such terms with the person making such Lorillard takeover proposal.

The merger agreement also requires Lorillard to (1) within 24 hours of obtaining knowledge of a Lorillard takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a Lorillard takeover proposal, advise RAI in writing of such Lorillard takeover proposal or inquiry or proposal, the material terms of any such Lorillard takeover proposal (including any changes thereto) and the identity of the person making such Lorillard takeover proposal, (2) keep RAI reasonably informed in all material respects on a reasonably current basis of the status and developments of any Lorillard takeover proposal and (3) provide to RAI, within 24 hours after receipt, all drafts of agreements relating to a Lorillard takeover proposal and any written proposals containing material terms of and counterproposals to a Lorillard takeover proposal that are exchanged with the person making the Lorillard takeover proposal or any of its affiliates or representatives.

Completion of the Merger is Subject to Certain Conditions (See page 186)

The obligations of each of RAI and Lorillard to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the adoption by Lorillard shareholders of the merger agreement;

•	the approval by RAI shareholders of the share issuance, specifically of both the Lorillard share issuance and the BAT share issuance;

•	the approval for listing by the NYSE, subject to official notice of issuance, of the RAI common stock issuable to Lorillard shareholders in the merger;

•	the termination or expiration of any applicable waiting period under the HSR Act;

•	the absence of any law, order, judgment or other legal restraint by a court or other governmental entity that prevents, makes illegal or prohibits the closing of the merger;

•	the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part;

•	the representations and warranties of the other party relating to organization, standing, corporate power, capital structure, authority, execution and delivery, enforceability and brokers’ fees and expenses being true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger (except to the extent expressly made as of an earlier date, in which case, as of such earlier date);

•	each other representation and warranty of the other party being true and correct (without giving effect to any limitations as to “materiality” or “material adverse effect”) as of the date of the merger agreement and as of the date of the closing of the merger (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually and in the aggregate, has not had and would not reasonably be expected to have a material adverse effect;

•	the other party having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing;

•	the absence of a material adverse effect on the other party since the date of the merger agreement; and

•	the receipt of an officer’s certificate executed by an executive officer of the other party certifying that the four preceding conditions have been satisfied.

In addition, the obligations of RAI and Merger Sub to effect the merger are conditioned on the absence of any legal restraint issued or promulgated by a U.S. governmental entity under any antitrust laws (as a result of the merger and other than those that may be reflective of the merger agreement, subscription agreement, asset purchase agreement or transfer agreement) that would result in a requirement to dispose of or hold separate, or any prohibition or limitation on the ownership, operation or control of, any business, properties or assets of Lorillard, RAI or any of their respective subsidiaries, which, individually or in the aggregate, would reasonably be expected to result in a substantial detriment.

Termination of the Merger Agreement (See page 187)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the receipt of the requisite shareholder approvals, under the following circumstances:

•	by mutual written consent of RAI and Lorillard;

•	by either RAI or Lorillard:

•	if the merger is not completed by July 15, 2015, referred to as the end date; provided that no party may terminate the merger agreement if the merger is not completed by the end date if such party has failed to perform its covenants under the merger agreement; provided, further, that the end date will automatically extend by six months if, on the initial end date, the only conditions under the merger agreement that have not been satisfied or waived relate to antitrust regulatory matters; provided, further, that in the event all conditions precedent to the merger have been satisfied but the end date, by its terms, would occur before the ten business days contemplated in the merger agreement (related to the completion of the financing of the merger, as described below), the end date will be extended by the number of days necessary to provide RAI with the ten business days contemplated thereby;

•	if a governmental entity has issued a law or final and nonappealable judgment making the completion of the merger illegal or otherwise preventing the merger or the share issuance; provided that no party may terminate the merger agreement due to such a law or judgment if such party has failed, in any material respect, to perform its covenants under the merger agreement to prevent, oppose or remove such law or judgment;

•	if RAI shareholders vote on and fail to approve the share issuance at the RAI special meeting;

•	if Lorillard shareholders vote on and fail to adopt the merger agreement at the Lorillard special meeting;

•	if the other party breaches or fails to perform any of its covenants or agreements in the merger agreement, or if the other party’s representations or warranties fail to be true and correct, in either case, such that the conditions to the terminating party’s obligations to complete the merger would not then be satisfied and such breach is not capable of being cured by the end date; provided that no party may terminate the merger agreement for such reason if such party is then in material breach of its covenants under the merger agreement; or

•	if (1) prior to obtaining the approval of the other party’s shareholders required to complete the merger, the board of directors of the other party withdraws, modifies (in a manner adverse to the terminating party) or proposes publicly to withdraw or modify (in a manner adverse to the terminating party), its recommendation of the approval of the share issuance or the adoption of the merger agreement, as applicable, and such change in its recommendation has not been withdrawn, or (2) the other party fails to include its recommendation of the approval of the share issuance or the adoption of the merger agreement, as applicable, in this joint proxy statement/prospectus, and such failure has not been remedied; or

•	by Lorillard, if permitted by and in compliance with the terms of the merger agreement, prior to obtaining its shareholder approval, to enter into a binding agreement providing for a superior proposal.

If the merger agreement is validly terminated, the agreement will become void and have no effect, without any liability or obligation on the part of any party, except in the case of fraud or intentional breach of a covenant or agreement contained in the merger agreement, and except that certain provisions of the merger agreement, including those relating to fees and expenses, effects of termination, governing law, jurisdiction, waiver of jury trial and specific performance, as well as confidentiality, will continue in effect notwithstanding termination of the merger agreement.

The Share Purchase and the Subscription Agreement (See page 191)

Concurrently with the execution of the merger agreement, RAI entered into the subscription agreement with BAT and B&W. Under the terms of the subscription agreement, BAT has agreed, directly or indirectly through one or more of its wholly owned subsidiaries, to subscribe for and purchase, simultaneously with the completion of the merger, a number of shares of RAI common stock such that BAT, directly or indirectly through its affiliates, will maintain its approximately 42% beneficial ownership interest in RAI immediately following completion of the merger for an aggregate purchase price of approximately $4.7 billion, which price corresponds to the per share reference price used to determine the number of shares of RAI common stock to which Lorillard shareholders will be entitled at the closing of the merger. The subscription agreement requires RAI to use the proceeds from the share purchase to fund the merger consideration, and permits RAI to use the proceeds to pay costs and expenses relating to the merger. In addition, RAI has agreed that it will not make certain amendments to the merger agreement or the asset purchase agreement without BAT’s approval.

Further, BAT has agreed that at any meeting of RAI shareholders (or with respect to any written consent of RAI shareholders) held to approve the share issuance, all shares of RAI common stock beneficially owned by BAT as of the RAI record date, representing approximately 42% of the shares of RAI common stock currently outstanding, will be voted to approve both the Lorillard share issuance and the BAT share issuance. BAT has further agreed to vote and cause its applicable subsidiaries to vote (including by written consent) against any action or agreement that would reasonably be expected to materially impede, interfere with or prevent the share issuance and the other transactions contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement.

A copy of the subscription agreement is attached as Annex B to this joint proxy statement/prospectus. For more information on the share purchase and the subscription agreement, see “The Subscription Agreement” beginning on page 191 of this joint proxy statement/prospectus.

Conditions to Closing the Share Purchase

The obligations of each of RAI and BAT to effect the share purchase are subject to the satisfaction or waiver of the following conditions:

•	the satisfaction or waiver of all conditions to the closing of the merger;

•	the preceding or simultaneous closing of the merger;

•	the termination of any applicable waiting period under the HSR Act;

•	each representation and warranty of the other party relating to organization and standing, authority to enter into the subscription agreement and, in the case of RAI’s representations, capitalization, being true and correct in all respects as of the date of the subscription agreement and as of the date of the closing of the share purchase as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	all other representations and warranties of the other party qualified by “materiality” being true and correct in all respects as so qualified as of the date of the subscription agreement and as of the date of the closing of the share purchase as if made at and as of such time, and all other representations of the other party not so qualified by “materiality” being true and correct in all material respects as of the date of the subscription agreement and as of the date of the closing of the share purchase as if made at and as of such time;

•	the performance by the other party in all material respects of its obligations under the subscription agreement at or prior to the closing of the share purchase; and

•	the delivery by such party of a certificate signed on behalf of such party by an executive officer of such party certifying the aforementioned representations and warranties and performance of the aforementioned obligations.

In addition, as a condition to BAT’s obligation to effect the share purchase, RAI must have performed in all respects its obligations under the covenants relating to amendment by RAI of the merger agreement, asset purchase agreement or other agreements related to the divestiture.

Termination of the Subscription Agreement

The subscription agreement may be terminated at any time prior to the closing of the share purchase under the following circumstances:

•	upon the termination of the merger agreement (in which case the subscription agreement will automatically terminate);

•	by BAT, if:

•	RAI breaches or fails to perform any of its covenants related to amending the merger agreement, asset purchase agreement or any other agreement related to the divestiture; or

•	RAI breaches or fails to perform any of its other covenants or agreements in the subscription agreement, or if RAI’s representations or warranties fail to be true and correct, in either case, such that (1) a condition to BAT’s obligations to complete the share purchase would not be satisfied and, (2) such failure or breach is not capable of being cured;

•	by RAI, if:

•	BAT materially breaches or fails to perform any of its covenants or agreements contained in the subscription agreement, which breach or failure is not capable of being cured; or

•	BAT’s representations or warranties fail to be true and correct, such that a condition to RAI’s obligations to complete the share purchase would not be satisfied and such failure is not capable of being cured.

In addition, BAT may terminate the subscription agreement if RAI breaches or fails to perform its obligations under the covenants relating to amendment by RAI of the merger agreement, asset purchase agreement or other agreements related to the divestiture, whether or not such failure is capable of being cured.

Lorillard Rights Under the Subscription Agreement

Lorillard is an express third party beneficiary of the subscription agreement, with the right to enforce the provisions of the agreement with respect to BAT’s obligations:

•	to complete the share purchase;

•	to vote its shares of RAI common stock beneficially owned in favor of the share issuance and vote against any action that would reasonably be expected to materially impede, interfere with or prevent the share issuance and the other transactions contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement; and

•	not to transfer its shares of RAI common stock beneficially owned or grant proxies or enter into voting arrangements in respect of RAI common stock beneficially owned by BAT, in each case prior to the earlier of the closing of the share purchase and the termination of the subscription agreement, in each case subject to the terms and conditions of the subscription agreement.

The sections of the subscription agreement providing for the foregoing obligations may not be amended, modified or waived without Lorillard’s prior written consent. In addition, without Lorillard’s prior written consent, the subscription agreement may not be terminated by mutual written consent of RAI and BAT, and no other amendment, modification or waiver, or grant of consent or extension may be granted under the subscription agreement that is inconsistent with the foregoing.

The Divestiture and the Asset Purchase Agreement and Transfer Agreement (See page 197)

In connection with entry into the merger agreement, on July 15, 2014, RAI entered into the asset purchase agreement and Lorillard entered into the transfer agreement, in each case with Imperial Sub, and, for certain limited purposes of the asset purchase agreement, Imperial, pursuant to which, subject to the closing of the merger, Imperial Sub will acquire, (1) the RAI transferred assets, consisting of certain assets owned by RAI subsidiaries or affiliates, related to the cigarette brands WINSTON, KOOL and SALEM (and under certain circumstances, DORAL) and related to RAI’s subsidiaries’ Puerto Rico business, and (2) the Lorillard transferred assets, consisting of certain assets currently owned by Lorillard subsidiaries or affiliates, related to the “e-vapor” brand blu (including SKYCIG) and the cigarette brand Maverick, as well as Lorillard’s owned and leased real property, including its manufacturing, research and development facilities and headquarters in Greensboro, North Carolina and tobacco receiving and storage facilities in Danville, Virginia, and the transferred employees, together with certain associated liabilities. Pursuant to the transfer agreement, certain Lorillard transferred assets, including Lorillard’s Greensboro facility, Lorillard’s Danville facility, collective bargaining agreements that Lorillard is a party to and the related pension plan and certain liabilities will be transferred by Lorillard subsidiaries to Imperial Sub immediately prior to the closing of the merger. The remaining transferred assets, including all of the RAI transferred assets, and certain related assumed liabilities, will be transferred to Imperial Sub by RAI subsidiaries or affiliates immediately after the closing of the merger. The transactions contemplated by the asset purchase agreement and the transfer agreement are collectively referred to as the divestiture throughout this joint proxy statement/prospectus. The closing of the divestiture is subject to completion of the merger (although the transactions contemplated by the transfer agreement will occur immediately prior to the merger) and to certain other conditions, including the approval of the divestiture by Imperial shareholders.

The aggregate cash purchase price for the transferred assets is an amount equal to $7,056,202,000, together with the assumption of certain liabilities. The cigarette brands that form part of the transferred assets will be acquired by Imperial Sub without historic product liabilities.

The parties also have entered or will enter into a series of agreements, detailed below, that govern certain pre- and post-divestiture transactions and arrangements, including regarding marketing, manufacturing, intellectual property, transition services and specified settlement obligations. These agreements include the route to market agreement, reciprocal manufacturing agreement, assignment and assumption agreement, intellectual property license agreement, and transition services agreement. Certain activities discussed in this joint proxy statement/prospectus to be conducted by RJR Tobacco or Imperial Sub, as applicable, may be conducted by one of more of their respective affiliates.

A copy of the asset purchase agreement is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part and is incorporated herein by reference. For more information on the divestiture and the asset purchase agreement, transfer agreement and other agreements entered or to be entered into in connection with the divestiture, see “The Divestiture” beginning on page 197 of this joint proxy statement/prospectus.

Neither RAI shareholders nor Lorillard shareholders are entitled to vote on the divestiture, and no vote with respect thereto is being solicited by RAI or Lorillard. Accordingly, no action is required on the part of RAI shareholders or Lorillard shareholders in connection with the divestiture.

No Solicitation of Alternative Proposals

Except as may be permitted by the merger agreement, the asset purchase agreement requires that RAI not (1) solicit, initiate, entertain, consider, encourage or accept the submission of any proposal or offer from any third party relating to the acquisition of all or substantially all or any significant part of the “business,” as described under “The Divestiture—The Asset Purchase Agreement and Transfer Agreement—Representations and Warranties” on page 199 of this joint proxy statement/prospectus, or (2) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in any effort or attempt by any third party to do or seek any of the foregoing.

Recommendation of the Imperial Board of Directors; Imperial Shareholder Vote

The asset purchase agreement requires Imperial to call and hold a special shareholder meeting and, subject to certain exceptions related to intervening events, requires the Imperial board of directors to recommend that Imperial shareholders approve the transactions contemplated by the asset purchase agreement.

Conditions to Closing of the Divestiture

The obligations of each of RAI and Imperial Sub to close the divestiture are subject to the satisfaction or waiver of the following conditions:

•	the absence of legal restraints in effect that would prohibit the divestiture, including HSR clearance;

•	the absence of any law, order, judgment or other legal restraint by a court or other governmental entity that prohibits or materially restrains the divestiture or the other transactions contemplated by the asset purchase agreement;

•	the approval of the divestiture by Imperial shareholders;

•	the entering of the order in the case filed in 1999 by the DOJ against the major U.S. cigarette manufacturers, including RJR Tobacco and Lorillard, subjecting Imperial Sub to a final judgment and a remedial order related to certain of the transferred assets, specifically the WINSTON, SALEM, KOOL and Maverick (and, under certain circumstances, DORAL) brands; and

•	the satisfaction of the conditions precedent to the closing of the merger.

The obligations of Imperial Sub to close the divestiture are further subject to the satisfaction or waiver of the following conditions:

•	certain fundamental representations and warranties of RAI being true and correct in all material respects as of the date of the agreement and as of the closing date;

•	each of the other representations and warranties of RAI being true and correct as of the closing date, which condition will be deemed satisfied unless the effect of such representations and warranties not being so true and correct (without giving effect to any materiality or material adverse effect or similar qualification contained in such representations or warranties), taken together, has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	RAI complying in all material respects with all of its pre-closing covenants;

•	Imperial Sub having received an officer’s certificate from RAI certifying that the conditions described in the three preceding bullets have been met;

•	no written notice having been received from the National Association of Attorneys General indicating that it will not change, on or after closing, the cigarette brands listing with respect to certain brands included among the transferred assets;

•	no state having provided written notice that it intends to de-list or not recertify any of the cigarette brands included among the transferred assets, where such de-listing or non-recertification would be reasonably likely to result in the inability of Imperial Sub to sell any or all of the acquired brands in certain states;

•	no written objection being received from certain third-parties regarding the treatment (agreed upon by RAI, Lorillard and Imperial Sub) to be given the cigarette brands included in the transferred assets under the state settlement agreements; and

•	Imperial Sub having received certifications regarding RAI’s non-foreign status.

The obligations of RAI to close the divestiture are further subject to the satisfaction or waiver of the following conditions:

•	certain fundamental representations and warranties of Imperial Sub being true and correct in all material respects as of the date of the asset purchase agreement and as of the closing date;

•	each of the other representations and warranties of Imperial Sub being true and correct as of the closing date, which condition will be deemed satisfied unless the effect of such representations and warranties not being so true and correct (without giving effect to any materiality or material adverse effect or similar qualification contained in such representations or warranties), taken together, would materially impair the ability of Imperial Sub to complete the transactions contemplated by, or perform its obligations under, the transaction agreements (consisting of the asset purchase agreement, route to market agreement, assignment and assumption agreement, intellectual property license agreement, reciprocal manufacturing agreement and the transition services agreement);

•	Imperial Sub complying in all material respects with all of its pre-closing covenants; and

•	RAI having received an officer’s certificate from Imperial Sub certifying that the conditions described in the three preceding bullets have been met.

Termination of the Asset Purchase Agreement

The asset purchase agreement may be terminated at any time prior to the closing of the divestiture under the following circumstances:

•	by mutual written consent of RAI and Imperial Sub;

•	by either RAI or Imperial Sub:

•	if the other party (and, in the case of RAI, if Imperial or Imperial Sub) breaches any representation or warranty or fails to perform any of its covenants or agreements in the asset purchase agreement, in either case, such that the conditions to the terminating party’s obligations to close the divestiture would not then be satisfied and such breach is not capable of being cured by the end date; provided that no party may terminate the asset purchase agreement for such reason if such party is in material breach under the asset purchase agreement;

•	if the closing of the transactions contemplated by the asset purchase agreement has not occurred by the end date; provided that no party may terminate the asset purchase agreement if the divestiture is not closed by the end date if such party has failed to perform its covenants under the asset purchase agreement; provided that the end date will automatically extend by six months if, on the initial end date, the only conditions under the asset purchase agreement that have not been satisfied or waived relate to certain regulatory matters;

•	if there has been a final, nonappealable governmental order issued restraining or prohibiting the sale or transfer of the transferred assets;

•	if the Imperial shareholders vote on and fail to approve the divestiture at the Imperial special meeting; or

•	if the merger agreement is terminated; provided, however, that RAI may terminate the asset purchase agreement under this clause only if, at the time the merger agreement is terminated, it has no intent to enter into a new definitive acquisition agreement with Lorillard or its affiliates.

Additionally, the asset purchase agreement may be terminated by RAI, if (1) the Imperial board of directors withholds, withdraws or proposes publicly to withhold or withdraw the recommendation that the Imperial shareholders vote in favor of the transactions contemplated by the asset purchase agreement, and such change in its recommendation has not been withdrawn, (2) Imperial fails to include such recommendation in its shareholder circular, or (3) where the end date is extended, the HSR Act condition to the merger agreement has not been satisfied and the FTC has informed the parties that the completion of the divestiture will not result in the satisfaction of the HSR Act condition, provided that RAI is not in material breach of certain obligations under the merger agreement.

Transfer Agreement

Under the transfer agreement, Lorillard agreed to transfer to Imperial Sub, immediately before the effective time of the merger, certain of the Lorillard transferred assets, including Lorillard’s Greensboro facility, Lorillard’s Danville facility, collective bargaining agreements that Lorillard is a party to and the related pension plan and certain liabilities. Completion of the transfers contemplated by the transfer agreement is subject to the satisfaction of all of the conditions to closing of the merger and the divestiture set forth in the merger agreement and the asset purchase agreement, respectively. The transfer agreement will automatically terminate upon termination of the merger agreement or the asset purchase agreement. Under the merger agreement, Lorillard agreed that, prior to the termination of the merger agreement, Lorillard will not (1) amend, modify or waive, grant any consent or extension in respect of, or agree to any change to, any term or condition of the transfer agreement, (2) assign any of its rights or obligations under the transfer agreement or (3) execute any right it may have to terminate the transfer agreement.

Termination Fees (See pages 185, 188, 194 and 208)

Termination Fees Under the Merger Agreement

Except as specifically provided in the merger agreement, each party will pay all fees and expenses incurred by it in connection with the merger agreement, subscription agreement, asset purchase agreement and transfer agreement and the transactions contemplated by such agreements. However, upon a termination of the merger agreement, a party will become obligated to pay to the other party a termination fee, in certain specified circumstances.

If the merger agreement is terminated, Lorillard will be obligated to pay a termination fee of $740 million to RAI if:

•	the merger agreement is terminated by RAI, or in certain circumstances, could have been terminated by RAI, because (1) prior to obtaining the approval of the Lorillard shareholders of the adoption of the merger agreement, the Lorillard board of directors withdrew, modified (in a manner adverse to RAI) or proposed publicly to withdraw or modify (in a manner adverse to RAI), its recommendation of the adoption of the merger agreement, and such change in its recommendation has not been withdrawn or (2) Lorillard failed to include its recommendation of the adoption of the merger agreement in this joint proxy statement/prospectus, and such failure has not been remedied;

•	the merger agreement is terminated by Lorillard, as permitted by and in compliance with the terms of the merger agreement, prior to obtaining the approval of the Lorillard shareholders required to complete the merger, to enter into a binding agreement providing for a superior proposal; or

•	each of the following three events occurs:

•	the merger agreement is terminated (1) by RAI or Lorillard because the merger is not completed on or before the end date (solely in the event the Lorillard special meeting has not occurred at least five business days before the end date and other than in circumstances in which RAI is required to pay Lorillard a termination fee), (2) by RAI or Lorillard because Lorillard shareholders vote on and fail to adopt the merger agreement at the Lorillard special meeting or (3) by RAI because of certain breaches or failures by Lorillard to perform any of its covenants or agreements in the merger agreement or the failure of certain of Lorillard’s representations or warranties to be true and correct;

•	a third party has made a Lorillard takeover proposal that has become known to the public and such proposal has not been withdrawn; and

•	within 12 months after such termination of the merger agreement, Lorillard enters into a definitive contract to complete a Lorillard takeover proposal, which is subsequently completed, or any Lorillard takeover proposal is completed (provided that for the purposes of the foregoing, the references to 15% in the definition of “Lorillard takeover proposal” will be deemed to be references to 50%).

If the merger agreement is terminated, RAI will be obligated to pay a termination fee of $740 million to Lorillard if the merger agreement is terminated by Lorillard (or in certain circumstances, could have been terminated by Lorillard) because (1) prior to obtaining the approval of RAI shareholders of the share issuance, the RAI board of directors withdrew, modified (in a manner adverse to Lorillard) or proposed publicly to withdraw or modify (in a manner adverse to Lorillard), its recommendation of the approval of the share issuance, and such change in its recommendation has not been withdrawn or (2) RAI failed to include its recommendation of the approval of the share issuance in this joint proxy statement/prospectus, and such failure has not been remedied.

Termination Fees Under the Subscription Agreement

In the event that either the merger agreement or the asset purchase agreement is terminated and RAI receives a termination fee with respect to either, RAI has agreed to pay the reasonable out-of-pocket costs of BAT with respect to the merger, divestiture and share purchase, not to exceed $30 million (in the event RAI receives a termination fee from Lorillard with respect to the termination of the merger agreement) or $8.5 million (in the event RAI receives a termination fee from Imperial Sub with respect to the termination of the asset purchase agreement).

Termination Fees Under the Asset Purchase Agreement

Pursuant to the asset purchase agreement, if the asset purchase agreement is terminated, Imperial Sub will be obligated to pay a termination fee of $210 million to RAI if the asset purchase agreement is terminated by RAI, or in certain circumstances, could have been terminated by RAI, because (1) prior to obtaining the approval of the Imperial shareholders of the asset purchase agreement and the divestiture, the Imperial board of directors withholds, withdraws or proposes publicly to withhold or withdraw the recommendation that the Imperial shareholders vote in favor of the transactions contemplated by the asset purchase agreement, and such change in its recommendation has not been withdrawn or (2) Imperial fails to include such recommendation in its shareholder circular. However, Imperial Sub will not be required to pay such termination fee if at the time of termination of the asset purchase agreement the RAI board of directors has changed its recommendation that RAI shareholders approve the share issuance.

If RAI or Imperial Sub terminates the asset purchase agreement upon termination of the merger agreement in accordance with its terms, and RAI receives a termination fee from Lorillard in connection with the termination of the merger agreement, then RAI has agreed to pay a $210 million termination fee to Imperial Sub.

Pursuant to the merger agreement, in the event that the asset purchase agreement is terminated and RAI receives a termination fee from Imperial Sub, then, in the event the merger agreement is terminated, RAI will promptly, and in any event within two business days, following the later of (1) the receipt of such termination fee from Imperial Sub and (2) the termination of the merger agreement, pay Lorillard an amount equal to 40% of such termination fee.

Comparison of Shareholder Rights (See page 235)

Lorillard shareholders will have different rights once they become RAI shareholders due to differences between the organizational documents of RAI and Lorillard and differences between North Carolina law, where RAI is incorporated, and Delaware law, where Lorillard is incorporated. See “Comparison of Shareholder Rights” beginning on page 235 of this joint proxy statement/prospectus.

Appraisal Rights (See page 253)

Pursuant to Section 262 of the DGCL, Lorillard shareholders who do not vote in favor of adoption of the merger agreement, who continuously hold their shares of Lorillard common stock through the effective time of the merger and who otherwise comply precisely with the applicable requirements of Section 262 of the DGCL have the right to seek appraisal of the fair value of their shares of Lorillard common stock, as determined by the Delaware Court of Chancery, if the merger is completed. The “fair value” of your shares of Lorillard common stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the value of the merger consideration that you would otherwise be entitled to receive under the terms of the merger agreement.

Lorillard shareholders who wish to exercise the right to seek an appraisal of their shares must so advise Lorillard by submitting a written demand for appraisal in the form described in this joint proxy statement/prospectus prior to the vote to adopt the merger agreement, and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of Lorillard common stock held of record in the name of another person, such as a nominee or intermediary, must act promptly to cause the record holder to follow the steps summarized in this joint proxy statement/prospectus and in a timely manner to perfect appraisal rights. In view of the complexity of Section 262 of the DGCL, Lorillard shareholders who may wish to pursue appraisal rights should consult their legal and financial advisors. See “Appraisal Rights” beginning on page 253 of this joint proxy statement/prospectus.

Under Article 13 of the NCBCA, RAI shareholders will not have rights to an appraisal of the fair value of their shares in connection with the share issuance.

Organizational Structure of RAI Following Completion of the Merger and Divestiture

The following is an organizational chart depicting the estimated ownership percentages of BAT and existing Lorillard and RAI shareholders and the expected organizational structure immediately following completion of the merger and divestiture. This chart excludes certain immaterial and non-operating companies.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF RAI

The following table presents selected historical consolidated financial data of RAI. The selected historical consolidated financial data as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, are derived from RAI’s audited consolidated financial statements and accompanying notes, which are contained in RAI’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial data as of December 31, 2011 and 2010 and 2009, and for the years ended December 31, 2010 and 2009, are derived from RAI’s audited consolidated financial statements for such years, which have previously been filed with the SEC but which are not incorporated by reference into this joint proxy statement/prospectus.

The unaudited selected financial data for RAI as of September 30, 2014, and for the nine months ended September 30, 2014 and 2013, are derived from RAI’s unaudited condensed consolidated financial statements and accompanying notes, which are contained in RAI’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which is incorporated by reference into this joint proxy statement/prospectus. The selected financial data as of September 30, 2013 is derived from RAI’s unaudited condensed consolidated financial statements for the quarter ended September 30, 2013, which have previously been filed with the SEC but which are not incorporated by reference into this joint proxy statement/prospectus. The unaudited financial data presented have been prepared on a basis consistent with RAI’s audited consolidated financial statements. In the opinion of RAI’s management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The information set forth below is only a summary and is not necessarily indicative of the results of RAI or the combined company following completion of the merger, divestiture and related transactions, and you should read the following information together with RAI’s audited consolidated financial statements and accompanying notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in RAI’s Annual Report on Form 10-K for the year ended December 31, 2013 and in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which are incorporated by reference into this joint proxy statement/prospectus, and in RAI’s other reports filed with the SEC. For more information, see “Where You Can Find More Information” beginning on page 260 of this joint proxy statement/prospectus.

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
	(Dollars in Millions, Except Per Share Data)
Results of Operations:
Net sales(1)	$6,089	$5,944	$7,899	$7,962	$8,062	$8,170	$8,015
Net sales, related party	248	253	337	342	479	381	404

Net sales(1)	6,337	6,197	8,236	8,304	8,541	8,551	8,419
Costs and expenses
Costs of products sold(1)	2,923	2,697	3,678	4,321	4,464	4,544	4,488
Selling, general and administrative expenses	1,168	1,020	1,389	1,470	1,606	1,480	1,517
Amortization expense	8	4	5	21	24	25	28
Trademark and other intangible asset impairment charges	—	—	32	129	48	6	567
Restructuring charges	—	—	—	149	—	—	56
Asset impairment and exit charges	—	—	—	—	—	38	—
Goodwill impairment charge	—	—	—	—	—	26	—

Operating income	2,238	2,476	3,132	2,214	2,399	2,432	1,763
Interest and debt expense	197	193	259	234	221	232	251
Interest income	(3)	(4)	(5)	(7)	(11)	(12)	(19)
Other expense, net	(9)	6	137	34	3	7	9

Income from continuing operations before income taxes	2,053	2,281	2,741	1,953	2,186	2,205	1,522
Provision for income taxes	756	855	1,023	681	780	868	567

Income from continuing operations(2)	1,297	1,426	1,718	1,272	1,406	1,337	955
Income (losses) from discontinued operations, net of tax	25	—	—	—	—	(216)	—

Net income	$1,322	$1,426	$1,718	$1,272	$1,406	$1,121	$955

Per Share Data:
Diluted weighted average shares, in thousands	535,521	548,701	546,949	567,873	585,383	584,854	583,652
Diluted income from continuing operations	$2.42	$2.60	$3.14	$2.24	$2.40	$2.29	$1.64
Diluted income (losses) from discontinued operations	$0.05	$—	$—	$—	$—	$(0.37)	$—
Diluted net income	$2.47	$2.60	$3.14	$2.24	$2.40	$1.92	$1.64
Cash dividends declared per share of common stock	$2.01	$1.85	$2.48	$2.33	$2.15	$1.84	$1.73

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
	(Dollars in Millions, Except Per Share Data)
Segment Data:
Net sales
RJR Tobacco	$5,098	$5,087	$6,728	$6,960	$7,317	$7,368	$7,354
American Snuff	581	546	745	681	648	719	673
Santa Fe	482	423	572	486	416	338	269
All Other	176	141	191	177	160	126	123

Consolidated net sales	$6,337	$6,197	$8,236	$8,304	$8,541	$8,551	$8,419

Operating income
RJR Tobacco(3)	$1,939	$2,056	$2,587	$1,735	$1,958	$2,096	$1,493
American Snuff	329	306	420	374	331	320	276
Santa Fe(4)	247	208	280	237	186	123	86
All Other	(176)	(38)	(70)	(36)	18	(14)	14
Corporate expense	(101)	(56)	(85)	(96)	(94)	(93)	(106)

Consolidated operating income	$2,238	$2,476	$3,132	$2,214	$2,399	$2,432	$1,763

(1)	Net sales and cost of products sold exclude excise taxes of $2,735 million and $2,810 million for the nine months ended September 30, 2014 and 2013, respectively, and $3,730 million, $3,923 million, $4,107 million, $4,340 million and $3,927 million for the years ended December 31, 2013, 2012, 2011, 2010 and 2009, respectively.
(2)	Includes NPM Adjustment credits of $270 million and $420 million for the nine months ended September 30, 2014 and 2013, respectively, and $483 million for the year ended December 31, 2013. As to RAI, its affiliates and subsidiaries, “NPM Adjustment” refers to the availability of a downward adjustment to the annual MSA settlement payment obligation for market year 2003 related to an arbitration between (a) RJR Tobacco, Santa Fe Natural Tobacco Company, Inc. and certain other participating manufacturers and (b) certain settling states under the MSA. See further discussion of the MSA under “Item 1. Business—Consolidated RAI—Litigation and Settlements” in RAI’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this joint proxy statement/prospectus.
(3)	Includes NPM Adjustment credits of $267 million and $415 million for the nine months ended September 30, 2014 and 2013, respectively, and $478 million for the year ended December 31, 2013.
(4)	Includes NPM Adjustment credits of $3 million and $5 million for the nine months ended September 30, 2014 and 2013, respectively, and $5 million for the year ended December 31, 2013.

	As of September 30,		As of December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
	(Dollars in Millions)
Balance Sheet Data:
Current assets	$3,456	$4,839	$3,655	$4,812	$4,307	$4,802	$5,495
Total assets	15,332	16,592	15,402	16,557	16,254	17,078	18,009
Current liabilities	3,286	4,010	3,076	3,769	4,276	4,372	4,340
Long-term debt (less current maturities)	5,087	5,103	5,099	5,035	3,206	3,701	4,136
Total liabilities	10,339	11,512	10,235	11,300	10,003	10,568	11,511
Shareholders’ equity	4,993	5,080	5,167	5,257	6,251	6,510	6,498

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF LORILLARD

The following table presents selected historical consolidated financial data of Lorillard. The selected historical consolidated financial data as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, are derived from Lorillard’s audited consolidated financial statements and accompanying notes, which are contained in Lorillard’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial data as of December 31, 2011 and 2010 and 2009, and for the years ended December 31, 2010 and 2009, are derived from Lorillard’s audited consolidated financial statements for such years, which have previously been filed with the SEC but which are not incorporated by reference into this joint proxy statement/prospectus.

The unaudited selected financial data for Lorillard as of September 30, 2014, and for the nine months ended September 30, 2014 and 2013, are derived from Lorillard’s unaudited consolidated condensed financial statements and accompanying notes, which are contained in Lorillard’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which is incorporated by reference into this joint proxy statement/prospectus. The selected financial data as of September 30, 2013, is derived from Lorillard’s unaudited consolidated condensed financial statements for the quarter ended September 30, 2013, which have previously been filed with the SEC but which are not incorporated by reference into this joint proxy statement/prospectus. The unaudited financial data presented have been prepared on a basis consistent with Lorillard’s audited consolidated financial statements. In the opinion of Lorillard’s management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The information set forth below is only a summary and is not necessarily indicative of the results of Lorillard or the combined company following completion of the merger, divestiture and related transactions, and you should read the following information together with Lorillard’s audited consolidated financial statements and accompanying notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Lorillard’s Annual Report on Form 10-K for the year ended December 31, 2013 and in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which are incorporated by reference into this joint proxy statement/prospectus, and in Lorillard’s other reports filed with the SEC. For more information, see “Where You Can Find More Information” beginning on page 260 of this joint proxy statement/prospectus.

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
	(Dollars in Millions, Except Per Share Data)
Results of Operations:
Net sales(1)	$5,222	$5,208	$6,950	$6,623	$6,466	$5,932	$5,233
Cost of sales(1)	3,210	3,148	4,231	4,241	4,123	3,809	3,327

Gross profit	2,012	2,060	2,719	2,382	2,343	2,123	1,906
Selling, general and administrative	491	501	665	504	451	398	365

Operating income(2)	1,521	1,559	2,054	1,878	1,892	1,725	1,541
Investment income(3)	6	2	2	4	3	4	5
Interest expense	(135)	(128)	(172)	(154)	(125)	(94)	(27)

Income before income taxes	1,392	1,433	1,884	1,728	1,770	1,635	1,519
Income taxes	532	535	704	629	654	606	571

Net income	$860	$898	$1,180	$1,099	$1,116	$1,029	$948

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
	(Dollars in Millions, Except Per Share Data)
Per Share Data:
Diluted weighted average number of shares outstanding, in millions	361.11	375.93	373.71	390.13	418.06	455.19	493.78
Diluted earnings per share	$2.37	$2.38	$3.15	$2.81	$2.66	$2.25	$1.91
Dividends per share	$1.85	$1.65	$2.20	$2.07	$1.73	$1.42	$1.28

Segment Data:
Net sales
Cigarettes(1)	$5,096	$5,031	$6,720	$6,562	$6,466	$5,932	$5,233
Electronic cigarettes(4)	126	177	230	61	—	—	—

	$5,222	$5,208	$6,950	$6,623	$6,466	$5,932	$5,233

Operating income (loss)
Cigarettes(1)	$1,569	$1,550	$2,054	$1,877	$1,892	$1,725	$1,541
Electronic cigarettes	(48)	9	—	1	—	—	—

	$1,521	$1,559	$2,054	$1,878	$1,892	$1,725	$1,541

(1)	Net sales and cost of sales includes excise taxes of $1,453 million and $1,488 million for the nine months ended September 30, 2014 and 2013, respectively, and $1,978 million, $1,987 million, $2,014 million, $1,879 million and $1,547 million for the years ended December 31, 2013, 2012, 2011, 2010 and 2009, respectively.
(2)

The nine months ended September 30, 2014 includes the $27 million favorable impact of the 2003 non-participating manufacturer arbitration award as a result of the September 2013 arbitration panel determination that six states failed to diligently enforce escrow provisions applicable to non-participating manufacturers included as an offset to tobacco settlement expense in cost of sales, the $14 million favorable impact of the reduction in Lorillard’s MSA payments as a result of the settlement with two more states in June 2014 to resolve certain MSA payment adjustment disputes approved by the arbitration panel in March 2013 included as an offset to tobacco settlement expense in cost of sales, $17 million of amortization of the SKYCIG brand included in selling, general and administrative expenses, $17 million in costs related to the RAI merger agreement and a $4 million expense reduction related to a fair value adjustment to the SKYCIG earnout liability included in selling, general and administrative expenses. The nine months ended September 30, 2013 includes the $154 million favorable impact of the reduction in Lorillard’s April 15, 2013 MSA payment as a result of the settlement to resolve certain MSA payment adjustment disputes approved by the arbitration panel in March 2013 included as an offset to tobacco settlement expense in cost of sales and $79 million and $20 million in accrued costs related to compensatory damages and statutory interest to dismiss the Evans case and estimated costs to comply with the U.S. Government Case judgment, respectively, included in selling, general and administrative expenses. The nine months ended September 30, 2013, also includes $4 million in expenses incurred in conjunction with the acquisition of SKYCIG included in selling, general and administrative expenses. The year ended December 31, 2013 includes a $155 million favorable impact on Lorillard’s tobacco settlement expense included in cost of sales related to the reduction in Lorillard’s MSA payments as a result of the settlement with certain states to resolve certain MSA payment adjustment disputes in March 2013. The year ended December 31, 2013 also includes $79 million, $20 million and $22 million unfavorable impacts on administrative expenses resulting from accrued costs related to compensatory damages and statutory interest to dismiss the Evans case, accrued costs related to estimated costs to comply with the U.S. Government Case and accrued costs related to compensatory damages, punitive damages, statutory interest and attorneys’ fees related to certain Engle Progeny Cases, respectively. See further discussion of the MSA, Evans case, U.S. Government Case and Engle Progeny Cases in note 23 to Lorillard’s audited consolidated financial statements and accompanying notes, which are contained in

Lorillard’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this joint proxy statement/prospectus. Lastly, the year ended December 31, 2013 includes $4 million and $6 million unfavorable impacts on administrative expenses resulting from expenses incurred in conjunction with the acquisition of SKYCIG and amortization of the fair value ascribed to the SKYCIG brand that is being amortized over an estimated life of 18 months beginning October 1, 2013, after which amortization charges related to the brand will cease. The year ended December 31, 2012 includes a $6 million unfavorable impact on administrative expenses resulting from the acquisition of blu eCigs on April 24, 2012. The year ended December 31, 2012 also includes a $7 million unfavorable impact on tobacco settlement expense resulting from a competitor’s adjustments to its 2001-2005 operating income and restructuring charges. See further discussion under “Results of Operations” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Lorillard’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this joint proxy statement/prospectus.
(3)	Investment income includes interest income of $6 million ($5 million of which is related to the 2013 NPM arbitration award and the Missouri court ruling in the second quarter of 2014) and $2 million for the nine months ended September 30, 2014 and 2013, respectively, and $2 million, $4 million, $3 million, $4 million and $5 million for the years ended December 31, 2013, 2012, 2011, 2010 and 2009, respectively.
(4)	Results for the nine months ended September 30, 2013 provided above are not comparable to the results for the nine months ended September 30, 2014 as Lorillard purchased the assets and operations of SKYCIG on October 1, 2013.

	As of September 30,		As of December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
	(Dollars in Millions)
Financial Position:
Current assets	$2,392	$2,863	$2,736	$2,777	$2,564	$2,935	$2,181
Total assets	3,275	3,555	3,536	3,396	3,008	3,296	2,575
Current liabilities	1,474	1,566	1,651	1,601	1,485	1,426	1,337
Long-term debt	3,557	3,571	3,560	3,111	2,595	1,769	722
Total liabilities	5,430	5,597	5,600	5,173	4,521	3,521	2,488
Shareholders’ equity (deficit)	(2,155)	(2,042)	(2,064)	(1,777)	(1,513)	(225)	87

SELECTED RAI UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial statements give effect to the proposed merger, in which Lorillard will become a wholly owned subsidiary of RAI, and the proposed divestiture, in which, coincident with or immediately prior to the closing of the merger, RAI and Lorillard have agreed, subject to various conditions, to divest the transferred assets to Imperial Sub pursuant to the asset purchase agreement and transfer agreement. The selected unaudited pro forma condensed combined balance sheet data give effect to the merger and the divestiture as if they had occurred on September 30, 2014, and the selected unaudited pro forma condensed combined statements of income data for the nine months ended September 30, 2014, and the year ended December 31, 2013, give effect to the merger and the divestiture as if they had occurred on January 1, 2013, the beginning of the earliest period presented.

The selected unaudited pro forma financial information is provided for illustrative purposes only and is based on available information and assumptions that RAI and Lorillard believe are reasonable. It does not purport to represent what the actual consolidated results of operations or the consolidated financial position of RAI would have been had the merger or the divestiture occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results following the date of the pro forma financial information.

The following unaudited pro forma condensed combined financial data have been developed from and should be read in conjunction with the consolidated financial statements and related notes of both RAI and Lorillard, incorporated by reference into this joint proxy statement/prospectus, and the more detailed unaudited pro forma condensed combined financial statements, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus. See “RAI Unaudited Pro Forma Condensed Combined Financial Statements” and “Where You Can Find More Information” beginning on pages 215 and 260, respectively, of this joint proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined Statements of Income Data

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
	(Dollars in Millions, Except Per Share Amounts)
Net Sales	$8,414	$10,813
Operating income	$3,174	$4,285
Net income	$1,619	$2,061
Earnings per share attributable to RAI shareholders:
Basic	$2.26	$2.83
Diluted	$2.25	$2.82
Weighted average shares outstanding, in thousands:
Basic	716,805	727,944
Diluted	718,540	729,968

Unaudited Pro Forma Condensed Combined Balance Sheet Data

As of September 30, 2014
(Dollars in Millions)
Total assets	$43,693
Total current liabilities	13,831
Long-term debt	9,113
Shareholders’ equity	17,690
Total liabilities and shareholders’ equity	43,693

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth selected historical and unaudited pro forma combined per share information for RAI and Lorillard.

Historical per Share Data for RAI and Lorillard Common Stock

The historical per share data for RAI and Lorillard common stock below is derived from the audited consolidated financial statements of each of RAI and Lorillard as of and for the year ended December 31, 2013 and the unaudited condensed consolidated financial statements of each of RAI and Lorillard as of and for the nine months ended September 30, 2014.

Unaudited Pro Forma Combined per Share Data for RAI Common Stock

The unaudited pro forma combined per share data for RAI common stock set forth below gives effect to the merger under the acquisition method of accounting, as if the merger had occurred on January 1, 2013, the first day of RAI’s fiscal year ended December 31, 2013, in the case of net income per share data, and at September 30, 2014, in the case of book value per share data, and assuming that each outstanding share of Lorillard common stock had been converted into shares of RAI common stock based on the exchange ratio of 0.2909. The exchange ratio does not include the $50.50 cash portion of the merger consideration.

The unaudited pro forma combined per share data for RAI common stock is derived from the unaudited condensed consolidated financial statements of each of RAI and Lorillard as of and for the nine months ended September 30, 2014 and the audited consolidated financial statements for each of RAI and Lorillard as of and for the year ended December 31, 2013.

The acquisition method of accounting is based on Financial Accounting Standards Board, referred to as FASB, Accounting Standards Codification, referred to as ASC, 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures, which RAI has adopted as required. Acquisition accounting requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Fair value measurements recorded in acquisition accounting are dependent upon detailed valuation studies of Lorillard’s assets and liabilities and other studies that have yet to commence. Accordingly, the pro forma adjustments reflect the assets and liabilities of Lorillard at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth in the following table.

The unaudited pro forma combined per share data for RAI common stock does not purport to represent the actual results of operations that RAI would have achieved had the companies been combined during these periods or to project the future results of operations that RAI may achieve after the merger.

Unaudited Pro Forma Combined per Lorillard Equivalent Share Data

The unaudited pro forma combined per Lorillard equivalent share data set forth below shows the effect of the merger from the perspective of an owner of Lorillard common stock. The information was calculated by multiplying the unaudited pro forma combined per share data for RAI common stock by the exchange ratio of 0.2909. The exchange ratio does not include the $50.50 cash portion of the merger consideration.

Generally

You should read the below information in conjunction with the selected historical consolidated financial information included elsewhere in this joint proxy statement/prospectus and the historical consolidated financial statements of RAI and Lorillard and related notes that have been filed with the SEC, certain of which are incorporated by reference into this joint proxy statement/prospectus. See “Selected Historical Consolidated Financial Data of RAI,” “Selected Historical Consolidated Financial Data of Lorillard” and “Where You Can Find More Information” beginning on pages 43, 46 and 260, respectively, of this joint proxy statement/prospectus. The unaudited pro forma combined per share data for RAI common stock and the unaudited pro forma combined per Lorillard equivalent share data is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included in this joint proxy statement/prospectus. See “RAI Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 215 of this joint proxy statement/prospectus.

	As of/For the Nine Months Ended September 30, 2014	As of/For the Year Ended December 31, 2013
RAI Historical per Common Share Data:
Net income—basic	$2.48	$3.15
Net income—diluted	2.47	3.14
Cash dividends paid	2.01	2.48
Book value(1)	9.32	9.45
Lorillard Historical per Common Share Data:
Net income—basic	$2.38	$3.15
Net income—diluted	2.37	3.15
Cash dividends paid	1.85	2.20
Book value(1)	(5.97)	(5.52)
Unaudited Pro Forma Combined per RAI Common Share Data(2):
Net income—basic	$2.26	$2.83
Net income—diluted	2.25	2.82
Cash dividends paid(3)	N/A	N/A
Book value(1)	24.62	N/A
Unaudited Pro Forma Combined per Lorillard Equivalent Share Data(2):
Net income—basic(4)(5)	$0.66	$0.82
Net income—diluted(4)(5)	0.65	0.82
Cash dividends paid(3)	N/A	N/A
Book value(1)(5)	7.16	N/A

(1)	Amount is calculated by dividing shareholders’ equity (deficit) by weighted average diluted shares outstanding.
(2)	Amounts calculated based on pro forma financial statements giving effect to the merger and the divestiture.
(3)	Pro forma combined dividends per share is not presented as the dividend policy for the combined entity will be determined by the RAI board of directors following completion of the merger.
(4)	Amounts calculated by multiplying unaudited pro forma combined per share amounts by the exchange ratio in the merger of 0.2909 shares of RAI common stock for each share of Lorillard common stock. The exchange ratio does not include the $50.50 cash portion of the merger consideration.
(5)	The information shows how each share of Lorillard common stock would have participated in RAI’s net income (loss) from continuing operations and book value if the merger had occurred on January 1, 2013, in the case of net income per share data, and at September 30, 2014, in the case of book value per share data.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

RAI common stock is listed on the NYSE under the trading symbol “RAI.” Lorillard common stock is listed on the NYSE under the trading symbol “LO.”

The cash dividends declared, and intra-day high and low sales prices per share for RAI common stock on the NYSE Composite Tape, as reported by the NYSE, were as follows:

	RAI Common Stock
	High	Low	Dividend
2014:
First Calendar Quarter	$ 56.77	$ 46.55	$ 0.67
Second Calendar Quarter	62.64	53.06	0.67
Third Calendar Quarter	63.39	55.22	0.67
Fourth Calendar Quarter (through December 18, 2014)	67.59	56.27	0.67
2013:
First Calendar Quarter	$ 45.17	$ 41.50	$ 0.59
Second Calendar Quarter	50.15	44.01	0.63
Third Calendar Quarter	52.93	46.82	0.63
Fourth Calendar Quarter	52.57	48.01	0.63
2012:
First Calendar Quarter	$ 42.81	$ 38.95	$ 0.56
Second Calendar Quarter	44.90	39.45	0.59
Third Calendar Quarter	46.93	43.11	0.59
Fourth Calendar Quarter	44.51	39.70	0.59

The cash dividends declared, and high and low closing sales prices per share for Lorillard common stock on the NYSE Composite Tape, as reported by the NYSE, were as follows:

	Lorillard Common Stock
	High	Low	Dividend
2014:
First Calendar Quarter	$ 55.26	$ 47.31	$ 0.615
Second Calendar Quarter	65.18	52.24	0.615
Third Calendar Quarter	67.22	59.03	0.615
Fourth Calendar Quarter (through December 18, 2014)	64.06	58.00	0.615
2013:
First Calendar Quarter	$ 42.41	$ 37.98	$ 0.55
Second Calendar Quarter	44.92	40.33	0.55
Third Calendar Quarter	46.53	41.86	0.55
Fourth Calendar Quarter	53.00	44.18	0.55
2012:
First Calendar Quarter	$ 43.98	$ 35.80	$ 0.5167
Second Calendar Quarter	45.98	39.99	0.5167
Third Calendar Quarter	46.55	38.59	0.5167
Fourth Calendar Quarter	41.09	37.23	0.5167

The following table sets forth the closing price per share of RAI common stock and of Lorillard common stock as of February 28, 2014, the last trading day prior to initial media speculation regarding a possible transaction involving RAI and Lorillard; July 2, 2014, the last trading day prior to more recent news reports of a possible acquisition of Lorillard by RAI; July 14, 2014, the last trading day prior to the public announcement of the merger; and December 18, 2014, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus. The table also shows the implied value of the merger consideration proposed for each share of Lorillard common stock as of the same four dates. This implied value was calculated by multiplying the closing price of a share of RAI common stock on the relevant date by the exchange ratio of 0.2909, representing the stock portion of the merger consideration, and adding $50.50, the cash portion of the merger consideration.

	RAI Common Stock	Lorillard Common Stock	Implied Per Share Value of Merger Consideration
February 28, 2014	$50.83	$49.06	$65.29
July 2, 2014	$60.16	$61.15	$68.00
July 14, 2014	$63.18	$67.22	$68.88
December 18, 2014	$65.43	$62.60	$69.53

The market prices of shares of RAI common stock and Lorillard common stock have fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the RAI special meeting, the Lorillard special meeting and the date the merger is completed, and the market price of shares of RAI common stock will continue to fluctuate after the date the merger is completed. No assurance can be given concerning the market prices of RAI common stock and Lorillard common stock before completion of the merger or RAI common stock after completion of the merger. The exchange ratio is fixed in the merger agreement, but the market price of RAI common stock (and therefore the value of the stock consideration and the merger consideration) when received by Lorillard shareholders after the merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, Lorillard shareholders are advised to obtain current market quotations for RAI common stock and Lorillard common stock when considering whether to vote for adoption of the merger agreement.

Dividends

RAI currently pays a quarterly dividend on RAI common stock, and last paid a quarterly dividend on October 1, 2014, of $0.67 per share. In addition, on December 4, 2014, RAI declared a dividend of $0.67 per share, to be paid on January 2, 2015 to RAI shareholders of record at the close of business on December 15, 2014. Under the terms of the merger agreement, during the period before completion of the merger, RAI will not, and will not permit any RAI subsidiary, to declare, set aside or pay any dividend on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (1) RAI’s regular quarterly cash dividends of $0.67 per share (as may be increased from time to time consistent with past practice) payable in respect of shares of RAI common stock with declaration, record and payment dates consistent with past practice and in accordance with RAI’s current dividend policy and (2) dividends and distributions by a direct or indirect wholly owned subsidiary of RAI to RAI.

Lorillard currently pays a quarterly dividend on Lorillard common stock, and last paid a quarterly dividend on December 10, 2014, of $0.615 per share. Under the terms of the merger agreement, during the period before completion of the merger, Lorillard will not, and will not permit any Lorillard subsidiary, to declare, set aside or pay any dividend on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (1) Lorillard’s regular quarterly cash dividends of $0.615 per share (as may be increased from time to time consistent with past practice) payable in respect of shares of Lorillard common stock with declaration, record and payment dates consistent with past practice and in accordance with Lorillard’s current dividend policy and (2) dividends and distributions by a direct or indirect wholly owned subsidiary of Lorillard to Lorillard.

Any former Lorillard shareholder who holds the RAI common stock into which Lorillard common stock has been converted in connection with the merger will receive whatever dividends are declared and paid on RAI common stock after completion of the merger. However, no dividend or other distribution having a record date after completion of the merger will actually be paid with respect to any RAI common stock into which Lorillard common stock has been converted in connection with the merger until the certificates formerly representing shares of Lorillard common stock have been surrendered (or the book-entry shares formerly representing shares of Lorillard common stock have been transferred), at which time any accrued dividends and other distributions on those shares of RAI common stock will be paid without interest. Subject to the limitations set forth in the merger agreement, any future dividends by RAI will be declared and paid at the discretion of the RAI board of directors. Subject to the limitations set forth in the merger agreement, any future dividends by Lorillard will be declared and paid at the discretion of the Lorillard board of directors. There can be no assurance that any future dividends will be declared or paid by RAI or Lorillard or as to the amount or timing of those dividends, if any.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this joint proxy statement/prospectus that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this joint proxy statement/prospectus and in documents incorporated by reference into this joint proxy statement/prospectus, forward-looking statements include, without limitation, statements regarding financial estimates, regulatory approvals and the expected timing, completion and effects of the merger and divestiture, future financial and operating results, the combined company’s plans, expectations, beliefs, intentions and future strategies, and other statements that are not historical facts that are signified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.

These statements regarding future events or the future performance or results of the combined company inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results, performance or achievements to differ materially from those described in or implied by the forward-looking statements. The risks, contingencies and other uncertainties that could result in the failure of the merger and divestiture to be completed or, if completed, that could have an adverse effect on the results of operations, cash flows and financial position of the combined company and any anticipated benefits of the merger to RAI and Lorillard shareholders, include:

•	the failure to obtain necessary regulatory or other approvals for the merger and divestiture, or if obtained, the possibility of being subjected to conditions that could reduce the expected synergies and other benefits of the merger, result in a material delay in, or the abandonment of, the merger or otherwise have an adverse effect on RAI;

•	the obligation to complete the merger and divestiture even if financing is not available or is available on terms other than those currently anticipated, including financing less favorable to RAI than its current commitments, due to the absence of a financing condition in connection with the merger;

•	the obligation to complete the merger and divestiture even if there are adverse governmental developments with respect to menthol in cigarettes, and, once completed, the effect of such adverse governmental developments on RAI’s subsidiaries’ sales of products that contain menthol which will represent a substantial portion of RAI’s consolidated sales;

•	the failure to satisfy required closing conditions or complete the merger and divestiture in a timely manner;

•	the failure to obtain necessary shareholder approvals for the share issuance and the adoption of the merger agreement;

•	the failure to obtain Imperial shareholder approval for the divestiture and the possibility of needing an alternative divestiture partner;

•	the possibility of selling the transferred assets, including the brands currently expected to be divested, or which otherwise might be divested (in each case, subject to RAI’s binding obligations under the asset purchase agreement to complete the divestiture), on terms less favorable than the divestiture, due to the absence of a condition in connection with the merger that the divestiture be completed;

•	the possibility of having to include RJR Tobacco’s DORAL brand as part of the divestiture;

•	the effect of the announcement of the merger and divestiture on the ability to retain and hire key personnel, maintain business relationships, and on operating results and businesses generally;

•	the effect of restrictions placed on RAI’s, Lorillard’s or their respective subsidiaries’ business activities and the limitations put on RAI’s and Lorillard’s ability to pursue alternatives to the merger pursuant to the merger agreement and the asset purchase agreement;

•	the possibility of delay or prevention of the merger by lawsuits challenging the merger filed against RAI, the members of the RAI board of directors, Lorillard, the members of the Lorillard board of directors and BAT;

•	the uncertainty of the value of the merger consideration that Lorillard shareholders will receive in the merger due to a fixed exchange ratio and a potential fluctuation in the market price of RAI common stock;

•	the reliance of RJR Tobacco on Imperial Sub to manufacture Newport on RJR Tobacco’s behalf for a period of time after the divestiture;

•	RAI’s obligations to indemnify Imperial Sub for specified matters and to retain certain liabilities related to the transferred assets;

•	the possibility of RAI’s and Lorillard’s directors and officers having interests in the merger that are different from, or in addition to, the interests of RAI and Lorillard shareholders generally;

•	the possibility of changes in circumstances between the date of the signing of the merger agreement and the closing of the merger that will not be reflected in the fairness opinions obtained by the boards of directors of RAI and Lorillard from their respective advisors;

•	a termination of the governance agreement or certain provisions of it in accordance with its terms, including the limitations on B&W’s representation on the RAI board of directors and its board committees;

•	the effect of the substantial additional indebtedness that RAI will incur in connection with the merger;

•	the continuing decline in volume in the U.S. cigarette industry and RAI’s dependence on the U.S. cigarette industry;

•	the impact of BAT’s significant beneficial ownership in RAI, the related governance agreement among RAI, BAT and B&W and the provisions favoring BAT in the RAI articles of incorporation on RAI’s business, the RAI board of directors and other RAI shareholders;

•	the possibility of actual results of operations, cash flows and financial position after the merger and divestiture materially differing from the RAI unaudited pro forma condensed combined financial statements;

•	the difference in rights provided to Lorillard shareholders under Delaware law, the Lorillard certificate of incorporation and the Lorillard by-laws, as compared to the rights Lorillard shareholders will obtain as RAI shareholders under North Carolina law, the RAI articles of incorporation, the RAI bylaws and the governance agreement;

•	the failure to realize projected synergies and other benefits from the merger and divestiture;

•	the incurrence of significant pre- and post-transaction related costs in connection with the merger and divestiture; and

•	the occurrence of any event giving rise to the right of a party to terminate the merger and divestiture.

For a further discussion of these and other risks, contingencies and uncertainties applicable to RAI and Lorillard, see “Risk Factors” beginning on page 57 of this joint proxy statement/prospectus and in RAI’s and Lorillard’s other filings with the SEC incorporated by reference into this joint proxy statement/prospectus.

Due to these risks, contingencies and other uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus. Except as provided by federal securities laws, neither RAI nor Lorillard is required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written or oral forward-looking statements attributable to RAI or Lorillard or any person acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. RAI and Lorillard do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable federal securities law.

RISK FACTORS

In deciding whether to vote for the approval of the share issuance, in the case of RAI shareholders, or to vote for the adoption of the merger agreement, in the case of Lorillard shareholders, RAI shareholders and Lorillard shareholders should carefully consider the following risk factors and all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, including but not limited to, the matters addressed in “Cautionary Information Regarding Forward-Looking Statements” beginning on page 55 of this joint proxy statement/prospectus and the matters discussed under “Item 1A. Risk Factors” of RAI’s and Lorillard’s Annual Reports on Form 10-K for the year ended December 31, 2013, as updated from time to time in RAI’s and Lorillard’s subsequent filings with the SEC, which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 260 of this joint proxy statement/prospectus.

Risk Factors Relating to the Merger and Divestiture

The merger is subject to the receipt of consents and clearances from certain regulatory authorities that may impose conditions that could reduce the expected synergies and other benefits of the merger, result in a material delay in, or the abandonment of, the merger or otherwise have an adverse effect on RAI.

Before the merger can be completed, waiting periods must expire or terminate under applicable antitrust laws, including the HSR Act, and various approvals, consents or clearances must be obtained from certain regulatory entities, including those regulating the cigarette industry. In deciding whether to grant antitrust or regulatory clearances, the relevant authorities will consider the effect of the merger on competition within their relevant jurisdictions. Although RAI and Lorillard have agreed in the merger agreement to use their reasonable best efforts to make certain governmental filings and, subject to certain limitations, obtain the required governmental authorizations, as the case may be, there can be no assurance that the relevant authorizations will be obtained.

The governmental authorities from which these authorizations are required have broad discretion in administering the governing regulations. The terms and conditions of approvals that are granted may impose requirements, limitations, costs or restrictions on the conduct of RAI’s and its subsidiaries’ businesses following the closing of the merger. Under the terms of the merger agreement, subject to certain conditions, RAI, Lorillard, or their respective subsidiaries could be required to divest, hold separate or otherwise take actions that would limit their ownership or control, or their ability to retain or hold, directly or indirectly, businesses, assets, equity interests, product lines, properties or services. In addition, governmental authorities could require as a condition to approval of the merger, among other things, the divestiture of assets that are different from or additional to those included in the divestiture. Moreover, governmental authorities could seek to prevent or enjoin completion of the merger, and under the terms of the merger agreement, subject to certain conditions, RAI and Lorillard agreed to litigate or defend against any proceeding involving governmental authorities seeking to block the merger. Additional information about each party’s commitments to take certain specified actions, subject to certain exceptions and limitations, in connection with obtaining regulatory approvals are described under “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Regulatory Approvals Required for the Merger” beginning on page 159 of this joint proxy statement/prospectus.

There can be no assurance that regulators will not impose terms, conditions, requirements, limitations, costs or restrictions that would delay the closing of the merger, impose additional material costs on or limit the revenues of RAI, or limit some of the synergies and other benefits that RAI and Lorillard expect following the closing of the merger. In addition, neither RAI nor Lorillard can provide any assurance that any such terms, conditions, requirements, limitations, costs, or restrictions will not result in a material delay in, or the abandonment of, the merger. Any delay in completing the merger or any modification to the transactions currently contemplated may adversely affect the synergies and other benefits that RAI expects to achieve if the merger and the integration of the companies’ respective businesses are completed within the expected timeframe.

RAI may encounter difficulties or high costs associated with securing financing in connection with the merger, and RAI will be required to complete the merger whether or not financing is available.

RAI currently intends to finance the cash portion of the merger consideration and related fees and expenses with available cash, up to $500 million in borrowings under its existing revolving credit facility, proceeds from the issuance of debt securities, proceeds from the divestiture and share purchase and, to the extent necessary, borrowings under the bridge facility. RAI expects to incur approximately $9 billion of new debt to finance the cash portion of the merger consideration. RAI has announced its intention to pursue financing that would replace or supplement financing available under the bridge facility. There is no guarantee that replacement or supplemental financing will be available to RAI at all or on acceptable terms. RAI’s ability to obtain financing to replace or supplement the bridge facility will be subject to various factors, including market conditions, operating performance and credit ratings, and may be subject to restrictions in the agreements relating to RAI’s outstanding debt.

The bridge facility is a senior unsecured term loan in an aggregate principal amount of up to $9 billion that matures 364 days after the draw date. It is currently undrawn and may be drawn only in a single drawing upon the closing of the merger and not thereafter. The amount of the bridge facility available at closing is subject to reduction in accordance with the terms of the bridge facility, including but not limited to reduction upon the contemplated issuance of debt securities used to finance the cash portion of the merger consideration and related fees and expenses. The interest rate applicable to borrowings under the bridge facility will, in certain cases, be a floating interest rate, which could fluctuate significantly over the term of the bridge facility. If RAI is required to draw on the bridge facility, borrowing under the bridge facility will be subject to the conditions precedent set forth in the bridge facility, including:

•	the completion of the merger, share purchase and divestiture;

•	the absence of a “Company Material Adverse Effect,” as defined in the merger agreement, where “Company” refers to Lorillard;

•	the delivery to the bridge facility lenders or filing with the SEC of certain historical and pro forma financial statements related to RAI, Lorillard and their respective consolidated subsidiaries;

•	RAI’s performance of certain activities in connection with the contemplated issuance of debt securities to finance the cash portion of the merger consideration and related fees and expenses; and

•	the accuracy at the funding of the bridge facility of certain representations and warranties, including the accuracy of Lorillard’s representations and warranties that are material to the interests of lenders under the bridge facility to the extent RAI or Merger Sub have the right to terminate their obligations under the merger agreement because of an inaccuracy.

If RAI draws under the bridge facility, it will be required to repay or refinance the bridge facility within 364 days after the draw date. There is no guarantee that RAI would be able to refinance the bridge facility at all or on terms acceptable to RAI. The terms of any debt incurred to refinance the bridge facility may be materially worse than the terms of the bridge facility or those anticipated under the proposed alternative financing.

Any impairment of RAI’s ability to obtain future financing on favorable terms, including as a result of a reduction of RAI’s credit ratings, could have an adverse effect on RAI’s ability to finance the cash portion of the merger consideration with the issuance of debt securities or with another alternative to the bridge facility, or to refinance the bridge facility if drawn. Following announcement of the merger, Standard & Poor’s Ratings Services reaffirmed all of its ratings on RAI, including its BBB- corporate credit ratings, and Moody’s Investor Service placed RAI’s Baa2 senior unsecured rating on review for downgrade.

The receipt of financing by RAI is not a condition to completion of the merger and, accordingly, RAI will be required to complete the merger (assuming that all of the conditions to its obligations under the merger agreement are satisfied) whether or not debt financing or other financing is available at all or on acceptable terms.

Under the merger agreement, RAI, through its subsidiaries, will acquire Lorillard’s Newport brand, the leading U.S. menthol cigarette brand; however, any action by the FDA or any other governmental authority that could have the effect of banning or materially restricting the use of menthol in tobacco products would not give rise to a right to terminate the merger agreement.

As a result of the merger, RAI, through its subsidiaries, will acquire Lorillard’s Newport brand, the leading U.S. menthol cigarette brand. In 2013, the FDA issued its preliminary scientific evaluation regarding menthol cigarettes, concluding that menthol cigarettes adversely affect initiation, addiction and cessation compared to non-menthol cigarettes. In 2013, the FDA also issued an Advance Notice of Proposed Rulemaking, seeking comments on various issues relating to the potential regulation of menthol cigarettes. The FDA has the authority to require the reduction of nicotine levels and may also require reduction or elimination of other constituents. Although it is not possible to predict whether or when the FDA will take actions, if the FDA were to adopt regulations banning or severely restricting the use of menthol in tobacco products, those regulations could have a material adverse effect on sales of the Newport brand, which could have an adverse effect on the results of operations, cash flows and financial position of Lorillard and its subsidiaries.

Under the terms of the merger agreement, RAI and Lorillard expressly agreed that a menthol regulatory action would not be considered in determining whether a material adverse effect, as defined in the merger agreement, on a party had occurred, and would not give rise to a right to terminate the merger agreement. In addition, under the terms of the merger agreement, neither the RAI board of directors nor the Lorillard board of directors may change its recommendation to its shareholders in connection with the merger based on any menthol regulatory action.

The merger is subject to a number of conditions to the obligations of both RAI and Lorillard to complete the merger, which, if not fulfilled, or not fulfilled in a timely manner, may result in termination of the merger agreement.

The merger agreement contains a number of conditions to closing of the merger, including, among others:

•	approval of the share issuance by RAI shareholders;

•	adoption of the merger agreement by Lorillard shareholders;

•	the termination or expiration of any applicable waiting period under the HSR Act;

•	the approval for listing by the NYSE of the RAI common stock issuable to Lorillard shareholders in the merger;

•	the absence of any law, order, judgment or other legal restraint by a court or other governmental entity that prevents, makes illegal or prohibits the closing of the merger;

•	the accuracy of the representations and warranties made in the merger agreement by the other party, subject to certain materiality exceptions;

•	performance in all material respects by the other party of the obligations required to be performed by it at or prior to completion of the merger; and

•	the absence of a material adverse effect on the other party since the date of the merger agreement.

In certain cases, RAI’s obligation to complete the merger is further subject to the condition that no legal restraint be in effect that would result in a substantial detriment to RAI’s post-merger ownership, control or operation of its business. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see “The Merger Agreement—Conditions to the Merger” beginning on page 186 of this joint proxy statement/prospectus.

Many of the conditions to closing of the merger are not within either RAI’s or Lorillard’s control, and neither company can predict when or if these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to July 15, 2015, which date will automatically be extended to January 16, 2016 under certain limited circumstances, it is possible that the merger agreement may be terminated. Although RAI and Lorillard have agreed in the merger agreement to use their reasonable best efforts, subject to certain limitations, to complete the merger as promptly as practicable, these and other conditions to the completion of the merger may fail to be satisfied. In addition, satisfying the conditions to and completion of the merger may take longer, and could cost more, than RAI and Lorillard expect. Any delay in completing the merger may adversely affect the synergies and other benefits that RAI expects to achieve if the merger and the integration of the companies’ respective businesses are completed within the expected timeframe. See the sections entitled “The Merger Agreement—Conditions to the Merger” beginning on page 186 of this joint proxy statement/prospectus for a discussion of the conditions to closing of the merger, and “The Merger Agreement—Termination of the Merger Agreement” beginning on page 187 of this joint proxy statement/prospectus for a discussion of the rights of each of RAI and Lorillard to terminate the merger agreement.

The merger is subject to the receipt of numerous approvals, including approvals from RAI shareholders as to the share issuance and Lorillard shareholders as to the merger agreement. Failure to obtain these approvals would prevent the closing of the merger.

Before the merger can be completed, RAI shareholders must approve the share issuance and Lorillard shareholders must adopt the merger agreement. There can be no assurance that these approvals will be obtained. Failure to obtain the required approvals within the expected time frame, or having to make significant changes to the structure, terms or conditions of the merger to obtain such approvals, may result in a material delay in, or the abandonment of, the merger. Any delay in completing the merger may adversely affect the synergies and other benefits that RAI expects to achieve assuming the merger and the integration of the companies’ respective businesses are completed within the expected timeframe.

Failure to complete the divestiture with Imperial Sub could require RAI to pursue an alternate divestiture transaction, which may be on less favorable terms to RAI.

On July 15, 2014, RAI entered into the asset purchase agreement and Lorillard entered into the transfer agreement, in each case with Imperial Sub, and, for certain limited purposes of the asset purchase agreement, Imperial, pursuant to which Imperial Sub agreed, among other things, to acquire the transferred assets and assume certain liabilities of each of RAI and Lorillard and their respective affiliates or subsidiaries. The completion of the divestiture is subject to a number of closing conditions, including, among others:

•	the absence of legal restraints in effect that would prohibit the divestiture, including HSR clearance;

•	the approval of the divestiture by Imperial shareholders;

•	the entering of the order in the case filed in 1999 by the DOJ against the major U.S. cigarette manufacturers, including RJR Tobacco and Lorillard, subjecting Imperial Sub to a final judgment and a remedial order related to certain of the transferred assets, specifically the WINSTON, SALEM, KOOL and Maverick (and, under certain circumstances, DORAL) brands;

•	the satisfaction of the conditions precedent to the closing of the merger; and

•	no state having provided written notice that it intends to de-list or not recertify any of the cigarette brands included among the transferred assets, where such de-listing or non-recertification would be reasonably likely to result in the inability of Imperial Sub to sell any or all of the acquired brands in certain states.

Many of the conditions to the closing of the divestiture are not within either RAI’s, Lorillard’s, Imperial’s or Imperial Sub’s control, and no company can predict when or if these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to July 15, 2015, which date will automatically be extended to January 16, 2016 under certain limited circumstances, the divestiture will not be completed in the expected time frame and the asset purchase agreement may be terminated.

If RAI is unable to complete the divestiture, subject to certain limitations, RAI would be required to pursue an alternative transaction to divest the transferred assets on terms that may differ from the terms of the divestiture. There is no assurance as to when any such alternate divestiture transaction would be completed, or that any such alternate divestiture transaction would be completed on terms as favorable to RAI and its shareholders (including, after the merger, former Lorillard shareholders) as the divestiture.

For a more complete summary of the conditions that must be satisfied or waived prior to completion of the divestiture, see “The Divestiture—The Asset Purchase Agreement and Transfer Agreement—Conditions to Closing of the Divestiture” beginning on page 206 of this joint proxy statement/prospectus.

RJR Tobacco’s DORAL brand may be required to be included as part of the divestiture.

Under the asset purchase agreement, RAI will cause its subsidiaries, including RJR Tobacco, to sell to Imperial Sub its WINSTON, KOOL and SALEM brands. In the event that the aggregate market share for these brands is less than 4.9% for the three months ended prior to the month in which closing of the merger occurs, the asset purchase agreement provides that RJR Tobacco’s DORAL brand will also be sold to Imperial Sub as part of the divestiture. RAI will not receive any additional purchase price in the event the DORAL brand is included as part of the divestiture. The DORAL brand represented approximately $278 million of RAI’s net sales, approximately $114 million of RAI’s operating income and approximately $70 million of RAI’s net income in fiscal year 2013. As a result, RAI’s pro forma financial information set forth in this joint proxy statement/prospectus will be adversely impacted if the DORAL brand is required to be included as part of the divestiture.

Uncertainties associated with the merger may cause a loss of RAI’s and Lorillard’s senior management personnel and other key employees, which could have an adverse effect on the results of operations, cash flows and financial position of RAI and Lorillard.

RAI and Lorillard and their respective subsidiaries are dependent on the continued availability and service of senior management personnel. RAI’s success after the merger will depend in part upon its ability and the abilities of its subsidiaries to retain and hire executive officers, other key senior management personnel and other key employees. The employees of RAI and Lorillard and their respective subsidiaries may experience uncertainty about their roles within RAI or Imperial Sub following the merger. This uncertainty may inhibit the ability to retain those executive officers, other key senior management personnel and other key employees following the merger. There can be no assurance that executive officers, other key senior management personnel and other key employees can be retained either prior to or following the closing of the merger to the same extent that RAI and Lorillard and their respective subsidiaries have previously been able to attract and retain their own employees, which could have an adverse effect on the results of operations, cash flows and financial position of RAI and Lorillard.

The business relationships of RAI and Lorillard and their respective subsidiaries may be subject to disruption due to uncertainty associated with the merger, which could have an adverse effect on the results of operations, cash flows and financial position of RAI and Lorillard.

Parties with which RAI or Lorillard, or their respective subsidiaries, do business may experience uncertainty associated with the merger and related transactions, including with respect to current or future business relationships with RAI, Lorillard, their respective subsidiaries or the combined business. RAI’s and Lorillard’s business relationships may be subject to disruption as customers, distributors, suppliers, vendors and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than RAI, Lorillard, their respective affiliates or subsidiaries or the combined business. These disruptions could have an adverse effect on the results of operations, cash flows and financial position of RAI following the closing of the merger, including an adverse effect on RAI’s ability to realize the expected synergies and other benefits of the merger. The risk, and adverse effect, of any disruption could be exacerbated by a delay in completion of the merger or termination of the merger agreement.

The merger agreement subjects RAI and Lorillard to restrictions on their respective business activities.

The merger agreement subjects RAI and Lorillard to restrictions on their respective business activities and obligates RAI and Lorillard to generally operate their businesses in the ordinary course in all material respects. These restrictions could prevent RAI and Lorillard from pursuing attractive business opportunities that arise prior to the completion of the merger and are outside the ordinary course of business, and otherwise have an adverse effect on RAI’s or Lorillard’s results of operations, cash flows and financial position.

Lawsuits have been filed against RAI, the members of the RAI board of directors, Lorillard, the members of the Lorillard board of directors and BAT, challenging the merger, which could delay the merger and prevent the merger from being completed.

RAI, the members of the RAI board of directors and BAT have been named as defendants in a putative class action lawsuit brought in North Carolina state court on behalf of a purported class of RAI shareholders seeking to enjoin the proposed merger with Lorillard. The complaint generally alleges, among other things, that the members of the RAI board of directors breached their fiduciary duties to RAI shareholders by approving the share purchase and the sharing of technology with BAT. The complaint also alleges that there were various conflicts of interest in the transaction.

In addition, Lorillard, the members of the Lorillard board of directors, RAI and BAT have been named as defendants in putative class action lawsuits brought in the Delaware Court of Chancery by Lorillard shareholders challenging the proposed merger with RAI. The complaints generally allege, among other things, that the members of Lorillard board of directors breached their fiduciary duties to Lorillard shareholders by authorizing the proposed merger of Lorillard with RAI. The complaints also allege that RAI and BAT aided and abetted the breaches of fiduciary duty allegedly committed by the members of the Lorillard board of directors.

The shareholder actions seek injunctive relief enjoining the merger, damages and reimbursement of costs, among other remedies. Additional lawsuits may be filed against RAI, Lorillard, the directors of either company and/or BAT in connection with the merger. See “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Litigation Relating to the Merger” beginning on page 167 of this joint proxy statement/prospectus for more information about the lawsuits that have been filed related to the merger. Lawsuits challenging the merger could result in a material delay in, or the abandonment of, the merger.

The exchange ratio is fixed and will not be adjusted in the event of any change in either RAI’s or Lorillard’s stock price. Because the market price of RAI common stock may fluctuate, the value of the merger consideration that Lorillard shareholders will receive in the merger is uncertain.

In the merger, each share of Lorillard common stock (other than treasury shares held by Lorillard and any shares of Lorillard common stock owned by any Lorillard subsidiary, RAI or Merger Sub or shares of Lorillard common stock owned by Lorillard shareholders who have properly made and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL) will be converted into the right to receive the merger consideration, consisting of (1) 0.2909 of a fully paid and nonassessable share of RAI common stock plus (2) $50.50 in cash. No fractional shares of RAI common stock will be issued in the merger, and Lorillard shareholders will receive cash in lieu of any fractional shares.

Though the cash portion of the merger consideration is known, because the exchange ratio is fixed, the value of the stock portion of the merger consideration will depend on the market price of RAI common stock at the time the merger is completed. The exchange ratio will not be adjusted for changes in the market price of the common stock of RAI or Lorillard between the date of signing the merger agreement and completion of the merger. There will be a lapse of time between the date on which RAI shareholders vote on the share issuance at the RAI special meeting and Lorillard shareholders vote on the merger agreement at the Lorillard special meeting and the date on which Lorillard shareholders entitled to receive shares of RAI common stock actually receive those shares. The value of the stock portion of the merger consideration has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date the merger is completed and thereafter. The closing price per share of Lorillard common stock as of July 14, 2014, the last trading date before the public announcement of the merger agreement, was $67.22, and the closing price per share has fluctuated as high as $64.06 and as low as $58.00 between that date and December 18, 2014. The closing price per share of RAI common stock as of July 14, 2014, the last trading date before the public announcement of the merger agreement, was $63.18, and the closing price per share has fluctuated as high as $66.93 and as low as $55.75 between that date and December 18, 2014. Accordingly, at the time of the RAI and Lorillard special meetings, the value of the stock portion of the merger consideration will not be known. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in RAI’s and Lorillard’s respective operations and prospects, cash flows, and financial position, shareholder litigation related to the merger, market assessments of the likelihood that the merger will be completed, the timing of the merger, regulatory considerations and results of smoking and health litigation. Moreover, the issuance of additional shares of RAI common stock in the share issuance could depress the per share price of RAI common stock.

RAI and Lorillard shareholders are urged to obtain current market quotations for shares of RAI and Lorillard common stock.

For a period of time after the divestiture is completed, RJR Tobacco will be reliant on Imperial Sub to manufacture Newport on RJR Tobacco’s behalf, and RJR Tobacco will manufacture WINSTON, KOOL and SALEM (and, under certain circumstances, DORAL) on Imperial Sub’s behalf. RJR Tobacco’s reliance on Imperial Sub for the manufacture of Newport will subject RAI and RJR Tobacco to risks and uncertainties to which it would not otherwise be subject and Imperial Sub’s inability to manufacture Newport as currently contemplated could adversely affect RAI and RJR Tobacco’s results of operations, cash flows, financial position and ability to realize the synergies expected as a result of the merger and divestiture.

RJR Tobacco and Imperial Sub will enter into a reciprocal manufacturing agreement in connection with closing of the merger and the divestiture, pursuant to which for a period of up to two years, subject to automatic one-year extensions, Imperial Sub will manufacture Newport (and any other Lorillard brand acquired in the merger and agreed upon by the parties) on RJR Tobacco’s behalf and RJR Tobacco will manufacture WINSTON, KOOL, SALEM (and, under certain circumstances, DORAL) on Imperial Sub’s behalf. As a result, RAI will be dependent on a single outside source for the manufacture of products representing approximately 40% of RAI’s net sales in fiscal year 2013 on a pro forma basis, assuming the merger and divestiture had occurred on January 1, 2013. Reliance on Imperial Sub for the manufacture of Newport will subject RAI and RJR Tobacco to risks and uncertainties to which it would not be subject if RJR Tobacco manufactured Newport itself, including, among others:

•	reduced control over the manufacturing process and quality control;

•	disruptions to Imperial Sub’s operations and the production of Newport caused by conditions unrelated to RAI’s and its subsidiaries’ businesses or operations, including disputes under collective bargaining agreements with labor unions or in connection with negotiation of new collective bargaining agreements, strikes or other work stoppages at the Imperial Sub plant that manufactures Newport or the occurrence of a catastrophic event affecting Imperial Sub; and

•	loss of market share and reputational harm to RAI and RJR Tobacco in the event a disruption of the production of Newport by Imperial Sub results in insufficient supply.

In addition, Imperial Sub may not transition the manufacturing of WINSTON, KOOL, SALEM (and, under certain circumstances, DORAL) to the Greensboro plant acquired by Imperial Sub in the divestiture as quickly as currently contemplated.

If Imperial Sub fails to or is unable to perform under the reciprocal manufacturing agreement, RAI’s and RJR Tobacco’s results of operations, cash flows and financial position could be adversely affected, and there could be a delay to RAI and RJR Tobacco’s ability to realize any or all of the synergies expected as a result of the merger and divestiture.

RAI is obligated to indemnify Imperial Sub for specified matters and to retain certain liabilities related to the divested brands and other assets.

Under the asset purchase agreement, RAI will indemnify Imperial Sub against losses arising from, among other things, breaches of representations and warranties, breaches of covenants, assets excluded from the transaction, excluded liabilities, certain specific tobacco liabilities, certain assumed plaintiff fees, certain employment related obligations, and liabilities in connection with certain tobacco litigation, settlement and regulation matters. The asset purchase agreement does not cap RAI’s indemnification obligations except with respect to any indemnification arising from breaches of certain representations and warranties or pre-closing covenants. Accordingly, these indemnification obligations could be substantial and could have an adverse effect on RAI’s results of operations, cash flows and financial position. For a further discussion of the indemnification provisions under the asset purchase agreement, see “The Divestiture—The Asset Purchase Agreement and Transfer Agreement—Indemnification” beginning on page 208 of this joint proxy statement/prospectus.

RAI’s and Lorillard’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of RAI and Lorillard shareholders generally.

Certain of the directors and executive officers of RAI and Lorillard have interests in the merger that are different from, or in addition to, the interests of RAI and Lorillard shareholders generally. With respect to RAI, these interests include, as to the two B&W nominated directors of RAI who are present or former BAT executives, interests as a result of the share purchase, pursuant to which BAT (directly or through one or more of its wholly owned subsidiaries) will subscribe for and purchase a number of shares of RAI common stock necessary to maintain its approximately 42% beneficial ownership interest in RAI immediately following completion of the merger.

With respect to Lorillard, these interests include:

•	certain acceleration of and payment in respect of outstanding equity awards upon the completion of the merger;

•	certain accelerated payment of annual bonuses upon the completion of the merger;

•	the lapse of certain restrictions relating to the Lorillard executive insurance program pursuant to its terms in connection with certain termination events relating to an executive’s employment following the completion of the merger;

•	certain change in control and termination benefits under existing severance agreements in connection with certain termination events relating to an executive’s employment following the completion of the merger;

•	the appointment of Murray S. Kessler to the RAI board of directors upon completion of the merger;

•	certain commitments by RAI to honor rights to indemnification, advancement of expenses and directors’ and officers’ insurance for executive officers and directors as provided in the merger agreement; and/or

•	certain offers of employment from Imperial Sub as provided in the asset purchase agreement.

These interests may cause RAI’s and Lorillard’s directors and executive officers to view the proposals relating to the merger differently and more favorably than RAI and Lorillard shareholders may view them. For further information, see “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Interests of Certain RAI Directors and Officers” and “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Interests of Certain Lorillard Directors and Officers” each beginning on page 151 of this joint proxy statement/prospectus.

The fairness opinions obtained by the boards of directors of RAI and Lorillard from their respective financial advisors will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinions.

Lazard, RAI’s financial advisor in connection with the merger and the transactions pursuant to the subscription agreement, asset purchase agreement and transfer agreement, rendered its written opinion dated as of July 15, 2014, to the effect that, as of that date and based upon and subject to the matters described in its opinion, the merger consideration to be paid by RAI in the merger (after giving effect to the transactions pursuant to the subscription agreement, asset purchase agreement and transfer agreement) was fair, from a financial point of view, to RAI and to RAI shareholders other than BAT. Each of Barclays and Centerview, Lorillard’s financial advisors in connection with the merger and the other transactions contemplated by the merger agreement, have delivered to the Lorillard board of directors a written opinion, dated as of July 14, 2014, as to the fairness, from a financial point of view, to the holders of shares of Lorillard common stock (other than shares of Lorillard common stock (1) held by Lorillard as treasury stock or owned by a subsidiary of Lorillard, RAI or Merger Sub immediately prior to the effective time of the merger, (2) owned by shareholders who have properly made and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL or (3) held by any affiliate of RAI) of the merger consideration to be paid to such holders pursuant to the merger agreement.

Neither the RAI board of directors nor the Lorillard board of directors has obtained an updated fairness opinion as of the date of this joint proxy statement/prospectus from its respective financial advisors, and neither expects to receive updated fairness opinions prior to the closing of the merger.

The opinions do not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinions, including changes in the operations and prospects of RAI and Lorillard or their respective operating companies, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of RAI and Lorillard, and on which the fairness opinions were based, and that may alter the value of RAI and Lorillard or the prices of shares of RAI or Lorillard common stock by the time the merger is completed. The value of the stock portion of the merger consideration has fluctuated since, and could be materially different from its value as of, the date of the opinions, and the opinions do not address the prices at which shares of RAI common stock or Lorillard common stock may trade since the dates of the opinions. The opinions do not speak as of the time the merger will be completed or as of any date other than the dates of such opinions. Neither RAI nor Lorillard anticipates asking its financial advisors to update their opinion, and none of the respective financial advisors has an obligation or responsibility to update, revise or reaffirm its respective opinion based on circumstances, developments or events that may have occurred or may occur after the date of the opinion. The opinions of RAI’s and Lorillard’s financial advisors are included as Annex C, Annex D and Annex E to this joint proxy statement/prospectus, respectively. For a summary of Lazard’s opinion, see “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Opinion of RAI’s Financial Advisor” beginning on page 123 of this joint proxy statement/prospectus. For a summary of Barclay’s and Centerview’s opinions, see “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Opinions of Lorillard’s Financial Advisors” beginning on page 131 of this joint proxy statement/prospectus.

The merger agreement and asset purchase agreement limit RAI’s and Lorillard’s ability to pursue alternatives to the merger and may discourage other companies from trying to acquire RAI or Lorillard.

The merger agreement and asset purchase agreement contain provisions that make it more difficult for RAI and Lorillard to pursue alternatives to the merger and limit the ability to terminate the merger agreement. The definition of “material adverse effect” is limited under the merger agreement and asset purchase agreement. Certain events could materially and adversely affect RAI’s, Lorillard’s or their respective subsidiaries’ business, but not give rise to a right of termination under the applicable agreement.

The merger agreement contains provisions that make it more difficult for the RAI board of directors to withhold or withdraw its recommendation that RAI shareholders approve the share issuance. The RAI board of directors may withhold or withdraw its recommendation in response to any material intervening event that, at the time of execution of the merger agreement, was unknown or not reasonably foreseeable only if the RAI board of directors determines in good faith that the failure to withhold or withdraw its recommendations would be inconsistent with its fiduciary duties to RAI shareholders under applicable law, provided that a material intervening event does not include, among other things, receipt of a takeover proposal for RAI or any events relating to the transactions, Lorillard or its subsidiaries, or a menthol regulatory action.

In addition, the asset purchase agreement contains provisions that make it more difficult for RAI and RJR Tobacco to sell the brands included in the divestiture to a party other than Imperial Sub. These provisions include a general prohibition on RAI soliciting an acquisition proposal for the divested brands or offer for a competing transaction.

The merger agreement contains provisions that make it more difficult for Lorillard to sell its business to a party other than RAI. These provisions include a general prohibition on Lorillard soliciting any acquisition proposal or offer for a competing transaction. Even if the RAI or Lorillard board of directors withdraws or qualifies its recommendation with respect to the share issuance or merger agreement, respectively, in accordance with the terms and conditions of the merger agreement, RAI or Lorillard will still be required to submit the share issuance and the adoption of the merger agreement, respectively, to a vote by its shareholders at its special meeting, unless the merger agreement is terminated prior to the special meeting date in accordance with its terms. Further, there are only limited exceptions to Lorillard’s agreement that the Lorillard board of directors will not withdraw or modify in a manner adverse to RAI the recommendation of the Lorillard board of directors that Lorillard shareholders adopt the merger agreement, and RAI generally has a right to match any competing acquisition proposals that may be made.

In certain circumstances, upon termination of the merger agreement, RAI will be required to pay to Lorillard a termination fee of $740 million (and under certain circumstances 40% of any termination fee received pursuant to the asset purchase agreement). Under the asset purchase agreement, RAI would be entitled to receive a termination fee of $210 million from Imperial Sub if RAI terminates the asset purchase agreement because Imperial makes an adverse recommendation regarding, or fails to include in the circular submitted to Imperial shareholders a recommendation in favor of, the approval of the divestiture by Imperial shareholders.

In certain cases, upon termination of the merger agreement, Lorillard will be required to pay to RAI a termination fee of $740 million. If a termination of the merger agreement results in the termination of the asset purchase agreement, and RAI receives a termination fee from Lorillard pursuant to the merger agreement, RAI has agreed to pay a $210 million termination fee to Imperial Sub. In addition, in the event that either the merger agreement or the asset purchase agreement is terminated and RAI receives a termination fee from Lorillard, RAI will provide BAT an expense reimbursement, up to $30 million in the case of termination of the merger agreement and up to $8.5 million in the case of termination of the asset purchase agreement.

For more information, see “The Merger Agreement—Termination of the Merger Agreement,”—Expenses and Termination Fees,” “The Subscription Agreement—Termination of the Subscription Agreement,” “The Divestiture—The Asset Purchase Agreement and Transfer Agreement—Termination Fees under the Merger Agreement” and “—Termination Fees” beginning on pages 187, 188, 194, 208 and 208, respectively, of this joint proxy statement/prospectus.

These provisions could discourage potential third-party acquirers that might have an interest in acquiring all or a significant portion of RAI or Lorillard from considering or proposing such an acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the value proposed to be received or realized in the merger, or might result in a potential third-party acquirer proposing to pay a lower price to RAI or Lorillard shareholders than it might otherwise have proposed to pay because of the added expense of the termination fees that may become payable in certain circumstances.

If the merger agreement is terminated and either RAI or Lorillard determines to seek another business combination, either party may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

Failure to complete the merger could negatively impact RAI’s or Lorillard’s stock price and have an adverse effect on their results of operations, cash flows and financial position.

If the merger is not completed for any reason, including as a result of RAI or Lorillard shareholders failing to approve the applicable proposals, the ongoing businesses of RAI and Lorillard may be adversely affected and, without realizing any of the benefits of having completed the merger, RAI and Lorillard would be subject to a number of risks, including the following:

•	RAI and Lorillard may experience negative reactions from the financial markets, including negative impacts on their respective stock prices;

•	RAI and Lorillard and their respective subsidiaries may experience negative reactions from their respective customers, regulators and employees;

•	RAI and Lorillard will be required to pay certain costs relating to the merger, whether or not the merger is completed;

•	RAI or Lorillard may be required to pay a cash termination fee as prescribed by the merger agreement;

•	RAI may be required to pay $210 million of any termination fee received from Lorillard to Imperial Sub in the event that a termination of the merger agreement results in the termination of the asset purchase agreement, and RAI may be required to pay BAT an expense reimbursement of up to $30 million in the event of termination of the merger agreement and up to $8.5 million in the event of termination of the asset purchase agreement;

•	the merger agreement places certain restrictions on the conduct of the businesses of RAI and Lorillard and their respective subsidiaries prior to completion of the merger, which may have prevented them from making certain acquisitions, taking certain other specified actions or otherwise pursuing business opportunities between the signing of the merger agreement and the completion of the merger;

•	matters relating to the merger (including integration planning) will require substantial commitments of time and resources by RAI and Lorillard management, which could have resulted in the distraction of each company’s management from ongoing business operations between the signing of the merger agreement and the completion of the merger; and

•	litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against RAI or Lorillard to perform their respective obligations under the merger agreement.

If the merger is not completed, the risks described above may materialize and they may have an adverse effect on RAI’s or Lorillard’s results of operations, cash flows, financial position and stock prices.

Risk Factors Relating to the Combined Company

The substantial additional indebtedness that RAI will incur in connection with the merger could adversely affect RAI and its financial position, including by decreasing RAI’s business flexibility and resulting in a reduction of RAI’s credit ratings.

Following completion of the merger, RAI will have substantially increased debt compared to RAI on a recent historical basis. RAI expects to incur approximately $12.5 billion of debt in connection with the merger as a result of financing to complete the merger and debt assumed in the merger. This increased level of debt could have the effect, among other things, of reducing RAI’s flexibility to respond to changing business and economic conditions and will have the effect of increasing RAI’s interest expense. In addition, the amount of cash required to service RAI’s increased debt levels following completion of the merger and thus the demands on RAI’s cash resources will be greater than the amount of cash flows required to service RAI’s debt prior to the transactions.

RAI’s credit ratings impact the cost and availability of future borrowings and, accordingly, RAI’s cost of capital. RAI’s credit ratings reflect each rating organization’s opinion of RAI’s financial strength, operating performance and ability to meet RAI’s debt obligations. Following announcement of the merger, Standard & Poor’s Ratings Services reaffirmed all of its ratings on RAI, including its BBB- corporate credit ratings, and Moody’s Investor Service placed RAI’s Baa2 senior unsecured rating on review for downgrade. Any reduction in RAI’s credit ratings may limit RAI’s ability to borrow at interest rates consistent with the interest rates that have been available to RAI prior to the merger. If RAI’s credit ratings are reduced, RAI may not be able to sell additional debt securities or borrow money in the amounts, at the times or interest rates or upon the more favorable terms and conditions that might be available if RAI’s current credit ratings are maintained. Any impairment of RAI’s ability to obtain future financing on favorable terms could have an adverse effect on RAI’s ability to finance the cash portion of the merger consideration with the issuance of debt securities or another alternative to the bridge facility on terms more favorable than under the bridge facility, or to refinance the bridge facility if drawn.

If the merger is completed, a substantial portion of RAI’s consolidated sales will be attributable to products that contain menthol, and any action by the FDA or any other governmental authority that could have the effect of banning or materially restricting the sale of menthol cigarettes could have an adverse effect on the results of operations, cash flows and financial position of RAI and its subsidiaries.

In connection with the merger, Newport menthol cigarette styles, which accounted for approximately 80% of Lorillard’s total consolidated net sales in fiscal year 2013, will be added to the brand portfolio of RAI’s operating companies. On a pro forma basis, assuming the merger and divestiture had occurred on January 1, 2013, approximately 50% of the combined company’s total net sales through December 31, 2013 would have been attributable to menthol cigarettes. Although it is not possible to predict whether or when the FDA will take actions, if the FDA or any other governmental authority were to adopt regulations banning or severely restricting the sale of menthol cigarettes, those regulations could have a material adverse effect on the cigarette sales of the combined company, which could have an adverse effect on the results of operations, cash flows and financial position of RAI and its subsidiaries.

Lorillard shareholders will have a reduced ownership and voting interest in RAI immediately after the merger than they currently have in Lorillard, including as a result of BAT’s maintenance of its approximately 42% beneficial ownership interest in RAI, and could have even less ownership and voting interest as a result of the expiration on July 30, 2014 of the standstill provisions of the governance agreement among RAI, BAT and B&W and of RAI’s shareholder rights plan. Therefore, former Lorillard shareholders will have significantly less influence over management of the combined company. BAT’s significant beneficial ownership interest in RAI could be determinative in matters submitted to a vote by RAI shareholders, resulting in the possibility of RAI taking actions that RAI’s other shareholders do not support.

Following the merger, each Lorillard shareholder will become a shareholder of RAI with a percentage ownership of RAI after the merger that is much smaller than the shareholder’s percentage ownership of Lorillard. Based on the number of shares of Lorillard common stock outstanding as of December 8, 2014, and the number of shares of RAI common stock outstanding as of December 20, 2014, it is expected that, immediately after completion of the merger, former Lorillard shareholders will own approximately 105.1 million of the outstanding shares of RAI common stock, representing approximately 15% of the outstanding shares of RAI common stock. In addition, pursuant to the share purchase, BAT will subscribe for and purchase a number of shares of RAI common stock necessary to maintain its approximately 42% beneficial ownership interest in RAI immediately following completion of the merger. Consequently, former Lorillard shareholders will have significantly less influence over the management and policies of RAI than they currently have over the management and policies of Lorillard. As a result of the expiration on July 30, 2014 of the standstill provisions of the governance agreement among RAI, BAT and B&W and of RAI’s shareholder rights plan, BAT, through B&W or other affiliates, may increase its ownership interest in RAI without limitation (but subject to governance agreement limitations on changes in the composition of the RAI board of directors, as described below). Any such increase could result in former Lorillard shareholders having even less influence over management and policies of RAI and could result in the acquisition of RAI by BAT.

BAT beneficially owns, and immediately following completion of the merger will continue to beneficially own, approximately 42% of the outstanding shares of RAI common stock. No other RAI shareholder owns more than 10% of the outstanding shares of RAI common stock. Unless substantially all RAI shareholders other than BAT vote together on matters presented to RAI shareholders, BAT would have the power to determine the outcome of matters submitted to a shareholder vote, which could result in RAI taking actions that RAI’s other shareholders do not support.

The existing governance agreement among RAI, BAT and B&W contains important provisions governing the actions of such parties. That agreement will remain in effect after the merger indefinitely, subject to certain events of termination. The restraints on RAI, or the termination of restraints on BAT and B&W, could adversely affect the interests of RAI shareholders other than B&W.

The governance agreement requires the approval of B&W, or a majority of the RAI directors designated by B&W pursuant to the governance agreement, before RAI takes certain actions, including certain share issuances. The governance agreement also, generally, prohibits RAI from adopting takeover defense measures applicable to BAT and its subsidiaries without B&W’s approval. These provisions, together with BAT’s significant beneficial ownership interest in RAI, RAI’s classified board of directors and other anti-takeover defenses could deter acquisition proposals and make it difficult for a third party to acquire control of RAI without the cooperation of BAT. This could have a negative effect on the price of RAI common stock.

The governance agreement also provides for share transfer restrictions applicable to B&W. If the share transfer restrictions in the governance agreement are terminated, there will be no contractual restrictions on B&W’s ability to sell or transfer its shares of RAI common stock on the open market, in privately negotiated transactions or otherwise. These sales or transfers could create a substantial decline in the price of shares of RAI common stock or, if these sales or transfers were made to a single buyer or group of buyers that consequently will own a large number of shares of RAI common stock, could result in a third party acquiring control of or influence over RAI.

In addition, the governance agreement provides for the slate of RAI director nominees proposed for election by the RAI board of directors to be chosen as follows. Five nominees are designated by B&W. The remaining seven nominees and the chief executive officer of RAI (or equivalent senior executive officer of RAI) are recommended to the RAI board of directors by the board’s corporate governance and nominating committee, referred to as the RAI governance committee. B&W is obligated to vote all of its RAI common stock for the election of the RAI board of directors’ slate (unless an unaffiliated third party solicits proxies for the election of a different slate). The governance agreement provides, however, that in no event will the number of directors designated by B&W, divided by the total number of directors then comprising the RAI board of directors, exceed the number of directors which B&W is then entitled to designate pursuant to the terms of the governance agreement divided by 12, rounded up to the nearest whole number. Thus, B&W is not permitted to designate a sufficient number of directors to constitute a majority of the RAI board of directors unless the foregoing provisions of the governance agreement are terminated. Such termination would either require the beneficial ownership of 100% of RAI’s outstanding shares by BAT or a specified breach of the governance agreement by RAI. If such a breach occurred, BAT could elect to terminate the RAI director nomination and election provisions described above. In such event, B&W would be able to nominate its own designees to become a majority or more of the members of the RAI board of directors and vote the shares of RAI common stock it owns (currently approximately 42% of the outstanding shares of RAI common stock) for the election of such designees.

See “Comparison of Shareholder Rights—Governance Agreement” beginning on page 248 of this joint proxy statement/prospectus for a description of the governance agreement and the rights of, and limitations, on RAI, BAT and B&W thereunder.

Under the RAI articles of incorporation, neither BAT or any of its subsidiaries or affiliates nor any director of RAI who is affiliated with, or employed by, BAT or its subsidiaries and affiliates is required to present a transaction, relationship, arrangement or other opportunity, all of which are collectively referred to as a business opportunity, to RAI if the business opportunity does not primarily relate to the United States. Any loss of favorable business opportunities could have an adverse effect on the results of operations, cash flows and financial position of RAI.

Under the RAI articles of incorporation, neither BAT or any of its subsidiaries or affiliates nor any director of RAI who is affiliated with, or employed by, BAT or its subsidiaries and affiliates, including any B&W designated director, is required to present a business opportunity to RAI, the RAI board of directors or any RAI officer or employee if the business opportunity does not relate primarily to the United States. RAI has renounced any expectancy or interest in, or in being offered an opportunity to participate in, any such business opportunity, and BAT and its subsidiaries and affiliates are entitled to act upon any such business opportunity and will not be liable to RAI or any RAI shareholders for taking any such action or not presenting such business opportunity to RAI. As a result, RAI may not be presented with certain favorable business opportunities and BAT may take advantage and receive the benefits of those business opportunities. Any loss of favorable business opportunities could have an adverse effect on the results of operations, cash flows and financial position of RAI.

After completion of the merger, RAI, through its subsidiaries, will continue to be dependent on the U.S. cigarette market, which is expected to continue to decline. In addition, RAI will continue to be dependent on premium and super premium cigarette brands. The continued decline in U.S. cigarette consumption, or the transition of consumers away from premium cigarette brands, could have an adverse effect on the results of operations, cash flows and financial position of RAI.

RAI’s subsidiaries are, and, following the merger, will continue to be dependent on the U.S. cigarette market. In connection with the merger, RAI is not acquiring any brands outside of the United States and the assets of Lorillard’s subsidiaries related to the “e-vapor” brand blu (including SKYCIG) are included in the divestiture. Lorillard, like RAI, previously divested its international cigarette business.

After completion of the merger, RAI’s subsidiaries’ U.S. combustible cigarette brands will include, among others, NEWPORT, CAMEL, PALL MALL and NATURAL AMERICAN SPIRIT. RAI’s sales in the United States attributable to combustible cigarettes would have represented approximately 91% of RAI’s pro forma 2013 net sales, assuming the merger and the divestiture had occurred on January 1, 2013. U.S. cigarette consumption has declined since 1981, for a variety of factors, including, for example, price increases, restrictions on advertising and promotions, smoking prevention campaigns, increases in regulation and excise taxes, health concerns, a decline in the social acceptability of smoking, increased pressure from anti-tobacco groups, and migration to smoke-free products. U.S. cigarette consumption is expected to continue to decline.

In addition, RAI’s subsidiaries’ brands are subject to consumer price sensitivities, with certain brands subject to greater price sensitivities than others or competitors’ brands. Some consumers may switch to a lower priced brand than the brands offered by RAI’s subsidiaries. As a result of the acquisition of Lorillard’s subsidiaries’ brands, which principally consist of Newport, RAI’s subsidiaries’ concentration of premium brands would increase significantly. As a result, RAI’s subsidiaries will become more susceptible to consumer price sensitivities after the merger. A downturn in the economy or other adverse financial or economic conditions could increase the number of consumers switching to a lower priced brand than any of those offered by RAI’s subsidiaries.

The continued decline in U.S. cigarette consumption, or the transition of consumers away from premium cigarette brands, could have an adverse effect on the results of operations, cash flows and financial position of RAI.

The RAI unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus are preliminary and the actual results of operations, cash flows and financial position after the merger and divestiture may differ materially.

The RAI unaudited pro forma condensed combined financial statements in this joint proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what RAI’s actual results of operations, cash flows and financial position would have been had the merger and divestiture been completed on the dates indicated. The RAI unaudited pro forma condensed combined financial statements reflect adjustments, which are based upon preliminary estimates, to record the Lorillard identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized, as well as the assets and liabilities divested to Imperial Sub. The merger purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Lorillard that are acquired in the merger and those assets and liabilities of RAI and Lorillard divested in the divestiture as of the date of the completion of the merger and divestiture, respectively. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see “RAI Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 215 of this joint proxy statement/prospectus.

Lorillard shareholders who become RAI shareholders will have their rights as shareholders governed by North Carolina law and the RAI articles of incorporation, the RAI bylaws and the governance agreement, which differ from Delaware law and the Lorillard certificate of incorporation and the Lorillard by-laws.

Upon completion of the merger, Lorillard shareholders will become RAI shareholders and their rights as shareholders will be governed by North Carolina law, including the NCBCA, the RAI articles of incorporation, the RAI bylaws and the governance agreement. The rights associated with RAI common stock are different from the rights associated with Lorillard common stock. See “Comparison of Shareholder Rights” beginning on page 235 of this joint proxy statement/prospectus for a discussion of the different rights associated with RAI common stock.

After completion of the merger, RAI may fail to realize the expected synergies and other benefits of the merger, which could adversely affect the value of RAI common stock.

The success of the merger will depend, in part, on RAI’s ability to realize the expected synergies and other benefits from combining the businesses of RAI and Lorillard and their respective subsidiaries and affiliates. RAI’s ability to realize these anticipated benefits and cost savings is subject to certain risks, including the following:

•	the ability to successfully combine and integrate the businesses of RAI, Lorillard and their respective subsidiaries;

•	RAI’s ability to reduce its level of indebtedness in a timely manner following the merger; and

•	the ability to successfully transition manufacturing of Newport from Lorillard’s Greensboro manufacturing facility to RJR Tobacco’s Tobaccoville manufacturing facility when and as expected.

If RAI is not able to successfully combine the businesses of RAI, Lorillard and their respective subsidiaries within the anticipated time frame, or at all, the expected synergies and other benefits of the merger may not be realized fully or at all or may take longer to realize than expected, the combined businesses may not perform as expected and the value of the RAI common stock (including the stock portion of the merger consideration) may be adversely affected. In addition, if RAI is unable to timely reduce its level of indebtedness following the merger, RAI will be subject to increased demands on its cash resources and tightening financial covenants under its revolving credit agreement, which could result in a breach of the covenants or otherwise adversely affect the business and financial results of the combined company.

Further, RAI and Lorillard and their respective subsidiaries and affiliates have operated and, until completion of the merger, will continue to operate, independently, and there can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key employees or customers of RAI or Lorillard or their respective subsidiaries, the disruption of the companies’ ongoing businesses or in unexpected integration issues, higher than expected integration costs and an overall post-merger integration process that takes longer than originally anticipated. RAI will be required to devote significant management attention and resources to integrating the business practices and operations of RAI and Lorillard. It is possible that the integration process could result in:

•	diversion of the attention of each company’s management;

•	the lack of personnel or other resources to pursue other potential business opportunities, such as possible acquisition opportunities; and

•	the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies,

any of which could adversely affect each company’s ability to maintain relationships with customers, suppliers, employees and other constituencies or their ability to achieve the anticipated benefits of the merger or could reduce each company’s earnings or otherwise adversely affect the business and financial results of the combined company.

Accordingly, even if the merger is completed, the contemplated benefits may not be realized fully, or at all, or may take longer to realize than expected.

RAI and Lorillard will incur significant transaction related costs in connection with the merger and divestiture.

RAI and Lorillard expect to incur significant costs associated with the merger, divestiture and combining the operations of the two companies. The significant costs associated with the merger and divestiture include, among others, fees and expenses of financial advisors (which are described under “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Opinion of RAI’s Financial Advisor” and “—Opinions of Lorillard’s Financial Advisors” beginning on pages 123 and 131 of this joint proxy statement/prospectus, respectively) and other advisors and representatives, certain employment-related costs relating to employees of Lorillard (which are described under “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Interests of Certain Lorillard Directors and Officers” beginning on page 151 of this joint proxy statement/prospectus), litigation costs, costs of public relations firms engaged in connection with the merger, filing fees due in connection with filings required under the HSR Act and filing fees and printing and mailing costs for this joint proxy statement/prospectus. Some of these costs have already been incurred or may be incurred regardless of whether the merger and divestiture are completed, including a portion of the fees and expenses of financial advisors and other advisors and representatives and filing fees under the HSR Act and related to this joint proxy statement/prospectus. RAI also will incur transaction fees and costs related to formulating and implementing integration plans with respect to the two companies, including facilities and systems consolidation costs. Furthermore, the transaction fees and costs associated with the divestiture could deviate from RAI’s current expectations, particularly if Imperial Sub fails to or is unable to perform under the reciprocal manufacturing agreement. RAI continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies’ businesses. The expected net benefits associated with these costs may not be achieved in the near term, or at all.

RAI and its subsidiaries may have to make additional contributions following completion of the merger to fund its pension and other post-retirement benefit plans, including Lorillard plans.

RAI and Lorillard and their respective subsidiaries currently maintain and contribute to defined benefit pension plans and other post-retirement benefit plans that cover various categories of employees and retirees. The obligation to make contributions to fund benefit obligations under these pension and other post-retirement benefit plans is based on actuarial valuations, which are based on certain assumptions, including the long-term return on plan assets and discount rate. RAI may have to make additional contributions following completion of the merger to fund its pension and other post-retirement benefit plans, including any such Lorillard plans. Additional contributions could have an adverse effect on the results of operations, cash flows and financial position of RAI.

Risk Factors Relating to RAI and Lorillard

RAI’s and Lorillard’s businesses are and will be subject to the risks described above. RAI and Lorillard are, and following completion of the merger RAI will continue to be, subject to the risks described in RAI’s and Lorillard’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2013, as updated from time to time in their subsequent filings with the SEC, including those incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 260 of this joint proxy statement/prospectus.

THE COMPANIES

Reynolds American Inc.

RAI is a holding company whose operating subsidiaries include the second largest cigarette manufacturer in the United States, R. J. Reynolds Tobacco Company; the second largest smokeless tobacco products manufacturer in the United States, American Snuff Company, LLC, referred to as American Snuff Co.; the manufacturer of the leading super-premium cigarette brand, Santa Fe Natural Tobacco Company, Inc., referred to as SFNTC; Niconovum AB and Niconovum USA, Inc., marketers of nicotine replacement therapy products in Sweden and the United States, respectively; and R. J. Reynolds Vapor Company, referred to as RJR Vapor, a manufacturer and distributor of digital vapor cigarettes in the United States.

RAI’s reportable operating segments are the RJR Tobacco segment, the American Snuff segment, the Santa Fe segment and the All Other segment:

•	The RJR Tobacco segment consists of the primary operations of R. J. Reynolds Tobacco Company and includes two of the best-selling cigarettes in the United States: CAMEL and PALL MALL. These brands, and RJR Tobacco’s other brands, including WINSTON, KOOL, DORAL, SALEM, MISTY and CAPRI, are manufactured in a variety of styles and marketed in the United States. R. J. Reynolds Tobacco Company also manages contract manufacturing of cigarettes and tobacco products through arrangements with BAT affiliates, and manages the export of tobacco products to certain U.S. territories, U.S. duty-free shops and U.S. overseas military bases. R. J. Reynolds Tobacco Company manages the super-premium cigarette brands, DUNHILL and STATE EXPRESS 555, which are licensed from BAT.

•	The American Snuff segment consists of the primary operations of American Snuff Co. and, prior to its sale, Lane, Limited. The American Snuff segment includes American Snuff Co.’s largest selling moist snuff brands, GRIZZLY, in the price-value category, and KODIAK, in the premium category.

•	The Santa Fe segment consists of the primary operations of SFNTC and includes cigarettes and other tobacco products manufactured and marketed under the NATURAL AMERICAN SPIRIT brand.

•	Niconovum AB, Niconovum USA, Inc. and RJR Vapor, among other RAI subsidiaries, are included in the All Other segment.

RAI was incorporated in the state of North Carolina on January 2, 2004, and its common stock is listed on the NYSE under the trading symbol “RAI.” On July 30, 2004, the U.S. assets, liabilities and operations of BAT’s wholly owned subsidiary, B&W, then known as Brown & Williamson Tobacco Corporation, were combined with RJR Tobacco. As a result of this business combination, BAT beneficially owns approximately 42% of RAI’s outstanding common stock. RAI’s principal executive offices are located at 401 North Main Street, Winston-Salem, North Carolina 27101, and its telephone number is (336) 741-2000. RAI’s website address is www.reynoldsamerican.com. RAI’s website and the information contained therein or connected thereto are not intended to be incorporated into this joint proxy statement/prospectus.

Lantern Acquisition Co.

Lantern Acquisition Co., referred to as Merger Sub, is a Delaware corporation and wholly owned subsidiary of RAI. Merger Sub was incorporated on July 9, 2014, solely for the purpose of effecting the merger. It has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Merger Sub’s principal executive offices are located at 401 North Main Street, Winston-Salem, North Carolina 27101, and its telephone number is (336) 741-2000.

Lorillard, Inc.

Lorillard, including its subsidiaries and affiliates, is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the United States. Newport, Lorillard’s flagship premium cigarette brand, is the top selling menthol and second largest selling cigarette brand overall in the United States based on gross units sold in 2013. The Newport brand, which includes both menthol and non-menthol product offerings, accounted for approximately 85.4% of Lorillard’s consolidated net sales for the fiscal year ended December 31, 2013. In addition to the Newport brand, Lorillard’s product line has four additional brand families marketed under the Kent, True, Maverick, and Old Gold brand names. These five brands include 43 different product offerings which vary in price, taste, flavor, length and packaging. In 2013, Lorillard shipped 39.9 billion cigarettes, all of which were sold in the United States and certain U.S. possessions and territories. Lorillard, through its other subsidiaries, is also a leading global electronic cigarette company, with products marketed under the blu eCigs and SKYCIG brands. Newport, Kent, True, Maverick, Old Gold, blu eCigs and SKYCIG are the registered trademarks of Lorillard and its subsidiaries. Lorillard sold substantially all of its major cigarette trademarks outside of the United States in 1977. Lorillard maintains its headquarters and manufactures all of its traditional cigarette products in Greensboro, North Carolina.

Lorillard produces cigarettes for both the premium and discount segments of the domestic cigarette market. Lorillard does not compete in a subcategory of the discount segment that it identifies as the deep discount segment. Premium brands are well known, established brands marketed at higher retail prices. Discount brands are generally less well recognized brands marketed at lower retail prices. Lorillard defines the deep discount subcategory to include brands sold at the lowest retail prices. Deep discount cigarettes are typically manufactured by smaller companies, relative to Lorillard and other major U.S. manufacturers, many of which have no, or significantly lower, payment obligations under the state settlement agreements.

Lorillard common stock is listed on the NYSE under the trading symbol “LO.” Lorillard’s principal executive offices are located at 714 Green Valley Road, Greensboro, NC 27408, its telephone number is (336) 335-7000, and its website is www.lorillard.com. The information contained in, or that can be accessed through, Lorillard’s website is not intended to be incorporated into this joint proxy statement/prospectus.

RAI SPECIAL MEETING

RAI is providing this joint proxy statement/prospectus to its shareholders in connection with the solicitation of proxies to be voted at the RAI special meeting (or any adjournment or postponement of the RAI special meeting). This joint proxy statement/prospectus contains important information for you to consider when deciding how to vote on the matter brought before the RAI special meeting. Please read it carefully and in its entirety.

Date, Time and Location

The date, time and place of the RAI special meeting are set forth below:

Date:	January 28, 2015

Time:	9:00 a.m. (Eastern Time)

Place:	Reynolds American Plaza Building Auditorium
RAI Corporate Offices
401 North Main Street
Winston-Salem, North Carolina 27101

Attendance at the RAI special meeting will be limited to RAI shareholders as of the RAI record date and to pre-approved guests of RAI. All shareholder guests must be pre-approved by RAI and will be limited to spouses, persons required for medical assistance and properly authorized representatives of RAI shareholders as of the RAI record date. Admittance tickets will be required to attend the meeting. If you are a shareholder and plan to attend, you MUST pre-register and request an admittance ticket for you (and any guest for whom you are requesting pre-approval) no later than January 20, 2015, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

If your shares are not registered in your own name, evidence of your stock ownership as of December 20, 2014, must accompany your letter. You can obtain this evidence from your nominee or intermediary, typically in the form of your most recent monthly statement. An admittance ticket will be held in your name at the registration desk—not mailed to you in advance of the meeting. Proper identification will be required to obtain your admittance ticket at the RAI special meeting.

The RAI special meeting is a private business meeting. In accordance with the RAI bylaws and North Carolina law, RAI’s chairman of the board of directors has the right and authority to adjourn and postpone the meeting, and to determine and maintain the rules, regulations and procedures for the conduct of the meeting, including, but not limited to, maintaining order and the safety of those in attendance, dismissing business not properly submitted, opening and closing the polls for voting and limiting time allowed for discussion of the business at the meeting. Failure to abide by the meeting rules will not be tolerated and may result in expulsion from the meeting. A copy of the meeting rules will be provided to all properly pre-registered shareholders and guests with their admittance ticket. Cameras, recording devices and other electronic devices will not be permitted at the RAI special meeting.

RAI anticipates that a large number of shareholders will attend the meeting. Seating is limited, so RAI suggests you arrive early. The auditorium will open at 8:30 a.m. (Eastern Time).

If you have a disability, RAI can provide reasonable assistance to help you participate in the RAI special meeting. If you plan to attend the RAI special meeting and require assistance, please write or call RAI’s Office of the Secretary no later than January 27, 2015, at P.O. Box 2990, Winston-Salem, North Carolina 27102-2990, telephone number (336) 741-5162.

Purpose

At the RAI special meeting, RAI shareholders will vote upon the approval of both the Lorillard share issuance and the BAT share issuance.

Approval of both the Lorillard share issuance and the BAT share issuance by RAI shareholders is a condition to the obligations of RAI and Lorillard to complete the merger.

Under North Carolina law, the sale or disposition of all, or substantially all, of a corporation’s property otherwise than in the usual and regular course of business requires the approval of such corporation’s shareholders. The property to be sold in the divestiture does not constitute all, or substantially all, of RAI’s property. As a result, RAI shareholders are not entitled to vote on the divestiture, and no vote with respect to the divestiture is being solicited by RAI.

Recommendations of the RAI Board of Directors

After consideration and consultation with its advisors, the RAI board of directors unanimously determined that the share issuance is in the best interests of RAI and RAI shareholders, and unanimously approved and declared advisable the merger agreement, subscription agreement, asset purchase agreement, merger, share issuance and divestiture. The RAI board of directors unanimously recommends that RAI shareholders vote “FOR” the Lorillard share issuance and “FOR” the BAT share issuance. See “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—RAI’s Reasons for the Merger; Recommendations of the RAI Board of Directors” beginning on page 114 of this joint proxy statement/prospectus for a more detailed discussion of the recommendations of the RAI board of directors.

RAI Record Date; Outstanding Shares; Shareholders Entitled to Vote

The RAI board of directors has fixed the close of business on December 20, 2014, as the RAI record date, for determination of the RAI shareholders entitled to vote at the RAI special meeting and any adjournment or postponement thereof. Only RAI shareholders of record on the RAI record date are entitled to receive notice of, and to vote at, the RAI special meeting or any adjournment or postponement thereof.

As of the RAI record date, there were 531,283,513 shares of RAI common stock outstanding and entitled to vote at the RAI special meeting, held by approximately 13,050 holders of record. Each outstanding share of RAI common stock is entitled to one vote. The number of shares you own is reflected on your proxy card.

An alphabetical list of the names of all shareholders of record as of the RAI record date will be available for inspection by any RAI shareholder or his or her representative, upon written demand, during the period from December 24, 2014, to January 28, 2015. This list can be viewed at RAI’s corporate offices located at 401 North Main Street, Winston-Salem, North Carolina 27101 between the hours of 8:30 a.m. and 5:00 p.m. (Eastern Time). Under applicable North Carolina law, a shareholder or his or her representative may, under certain circumstances and at the shareholder’s expense, copy the list during the period it is available for inspection. A shareholder desiring to inspect and/or copy the shareholder list should contact RAI’s Office of the Secretary at P.O. Box 2990, Winston-Salem, North Carolina 27102-2990 (phone: (336) 741-5162), to make necessary arrangements. In addition, RAI will make the shareholder list available for inspection to any shareholder or his or her representative during the RAI special meeting.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. The holders of record, present in person or by proxy at the RAI special meeting, of a majority of the shares of RAI common stock entitled to vote constitute a quorum. Abstentions and broker non-votes will be counted in determining the existence of a quorum. A broker non-vote occurs on an item when a nominee or intermediary is not permitted to vote without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the nominee or intermediary with such instructions. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting (which must be done if the new meeting date is more than 120 days after the date of the original meeting). Subject to the provisions of the NCBCA, at any adjourned meeting any business may be transacted that might have been transacted at the original meeting if a quorum exists with respect to the matter proposed.

Required Vote

Item		Vote Necessary*
RAI Proposal I	Approval of the Lorillard Share Issuance	Approval requires the affirmative vote, in person or by proxy, of a majority of the votes cast at the RAI special meeting.(1)

RAI Proposal II	Approval of the BAT Share Issuance	Approval requires the affirmative vote, in person or by proxy, of a majority of the votes cast at the RAI special meeting.(1)

*	Under the rules of the NYSE, if you hold your shares of RAI common stock in street name, your nominee or intermediary may not vote your shares without instructions from you. Without your voting instructions, a broker non-vote will occur on RAI Proposal I and RAI Proposal II. Abstentions from voting will have the same effect as a vote “AGAINST” RAI Proposal I and RAI Proposal II. Broker non-votes will have no effect on RAI Proposal I and RAI Proposal II.
(1)	As described further in this joint proxy statement/prospectus, RAI and BAT entered into the subscription agreement, pursuant to which BAT has agreed, directly or indirectly through one or more of its wholly owned subsidiaries, to subscribe for and purchase, simultaneously with the completion of the merger, a number of shares of RAI common stock such that BAT will maintain its approximately 42% beneficial ownership interest in RAI immediately following completion of the merger. Pursuant to the subscription agreement, BAT also agreed that at any meeting of RAI shareholders (or with respect to any written consent of RAI shareholders) held to approve the share issuance, it will and will cause its subsidiaries to appear at the meeting in person or by proxy (or otherwise cause all the shares of RAI common stock beneficially owned by it as of the record date to be counted as present for purposes of calculating a quorum at the meeting and respond to each request by RAI for written consent, if any) and vote all shares of RAI common stock beneficially owned by BAT and its subsidiaries to approve both the Lorillard share issuance and the BAT share issuance. BAT has further agreed to vote and cause its applicable subsidiaries to vote (including by written consent) against any action or agreement that would reasonably be expected to materially impede, interfere with or prevent the share issuance and the other transactions contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement. Thus, approximately 42% of RAI’s outstanding shares already are committed to voting “FOR” the Lorillard share issuance and “FOR” the BAT share issuance.

Share Ownership of and Voting by RAI Directors and Executive Officers

At the RAI record date, RAI’s directors and executive officers and their affiliates beneficially owned and had the right to vote 529,596 shares of RAI common stock at the RAI special meeting, which represents less than 1.00% of the shares of RAI common stock entitled to vote at the RAI special meeting.

It is expected that RAI’s directors and executive officers will vote their shares “FOR” the Lorillard share issuance and “FOR” the BAT share issuance. In addition, under the terms of the subscription agreement, BAT has agreed that at any meeting of RAI shareholders or in any circumstance upon which votes with respect to the share issuance are sought, BAT will vote, or cause to be voted, all shares of RAI common stock beneficially owned by it to approve the Lorillard share issuance and the BAT share issuance. These BAT shares represent, as of the RAI record date, an aggregate of approximately 42% of the outstanding shares of RAI common stock.

Voting of Shares

If your shares of RAI common stock are registered directly in your name with RAI’s transfer agent (Computershare), then you are considered to be the shareholder “of record” with respect to those shares, and this joint proxy statement/prospectus and the accompanying proxy materials are being sent directly to you by RAI. If your shares are held in the name of a nominee or intermediary, then you are considered to hold those shares in street name or to be the beneficial owner of such shares. If you are a beneficial owner, then this joint proxy statement/prospectus and the accompanying proxy materials are being forwarded to you by your nominee or intermediary who is considered the shareholder of record with respect to the shares.

You may vote in person at the RAI special meeting or you may designate another person—your proxy—to vote your shares of RAI common stock. The written document used to designate someone as your proxy also is called a proxy or proxy card. We urge you to submit a proxy to have your shares of RAI common stock voted even if you plan to attend the RAI special meeting. You can always change your vote at the RAI special meeting.

If you are a shareholder of record, then you can have your shares voted by submitting a proxy over the Internet, by mail or by telephone by following the instructions on your proxy card. The deadline for voting by proxy over the Internet or by telephone for the RAI special meeting is 11:59 a.m. (Eastern Time) on January 27, 2015.

If you are a beneficial owner and hold your shares in street name, or through a nominee or intermediary, such as a bank or broker, you will receive separate instructions from such nominee or intermediary describing how to vote your shares. The availability of Internet or telephonic voting will depend on the intermediary’s voting process. Please check with your nominee or intermediary and follow the voting instructions provided by your nominee or intermediary with these materials.

If you plan to attend the RAI special meeting and vote in person and you hold your shares of RAI common stock directly in your own name, then we will give you a ballot when you arrive. However, if you hold your shares in street name, then you must obtain a legal proxy assigning to you the right to vote your shares from the nominee or intermediary who is the shareholder of record. The legal proxy must accompany your ballot to vote your shares in person.

If you participate in the RAI Savings Plan, or in the Puerto Rico SIP, then your proxy card will serve as voting instructions for the trustee of the RAI Savings Plan or the custodian of the Puerto Rico SIP for shares of RAI common stock allocated to your account under the RAI Savings Plan or the Puerto Rico SIP. Shares for which no instructions are received will be voted by the trustee of the RAI Savings Plan and the custodian of the Puerto Rico SIP in the same proportion as the shares for which instructions are received by each of them.

You may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to, the share issuance.

If you sign and return a proxy card, one of the individuals named on the card (your proxy) will vote your shares as you have directed. If you are a shareholder of record and return a signed proxy card, or if you give your proxy by telephone or over the Internet, but do not make specific choices, your proxy will vote your shares in accordance with the RAI board of directors’ recommendation listed below.

Item		Recommendation of RAI Board of Directors
RAI Proposal I	Approval of the Lorillard Share Issuance	“FOR”
RAI Proposal II	Approval of the BAT Share Issuance	“FOR”

If any other matter is presented at the RAI special meeting, then your proxy will vote in accordance with his or her best judgment. As of the date of this joint proxy statement/prospectus, RAI knows of no other matters that had been properly presented to be acted upon at the RAI special meeting.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the RAI special meeting in person, please submit a proxy as promptly as possible, so that your shares may be represented and voted at the RAI special meeting. If your shares are held in the name of a nominee or intermediary, please follow the instructions on the voting instruction card furnished to you by such record holder. If you participate in the RAI Savings Plan, or in the Puerto Rico SIP, then your proxy card will serve as voting instructions for the trustee of the RAI Savings Plan or the custodian of the Puerto Rico SIP for shares of RAI common stock allocated to your account under the RAI Savings Plan or the Puerto Rico SIP.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy or change your vote at any time before your shares are voted at the RAI special meeting by:

•	sending a signed written notice stating that you revoke your proxy to the Office of the Secretary, at Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990;

•	submitting a valid, later-dated proxy via the Internet or by telephone before 11:59 p.m. (Eastern Time) on January 27, 2015, or by mailing a later-dated, new proxy card that is received by Broadridge Financial Solutions, Inc. prior to the RAI special meeting; or

•	attending the RAI special meeting (or if the RAI special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not constitute a vote or revoke any proxy previously given.

If you hold your shares in street name, you must contact your nominee or intermediary to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the RAI special meeting.

Solicitation of Proxies; Expenses of Solicitation

This joint proxy statement/prospectus is being provided to RAI shareholders in connection with the solicitation of proxies by the RAI board of directors to be voted at the RAI special meeting and at any adjournments or postponements of the RAI special meeting. RAI will bear all costs and expenses in connection with the solicitation of proxies, except that RAI and Lorillard will each pay 50% of the costs of filing, printing and mailing this joint proxy statement/prospectus. RAI has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the RAI special meeting and will pay MacKenzie Partners, Inc. a fee of approximately $30,000, plus reimbursement of reasonable out-of-pocket expenses.

RAI is making this solicitation by mail, but RAI’s directors, officers and employees also may solicit by telephone, e-mail, facsimile or in person. RAI will pay for the cost of these solicitations, but these individuals will receive no additional compensation for their solicitation services. RAI will reimburse nominees or intermediaries, if they request, for their expenses in forwarding proxy materials to beneficial owners.

Householding

SEC rules allow RAI to send a single copy of this joint proxy statement/prospectus to two or more of our shareholders sharing the same address, subject to certain conditions, in a process called “householding.” To take advantage of the cost savings offered by householding, RAI has delivered only one copy of this joint proxy statement/prospectus to multiple shareholders who share an address, unless RAI received contrary instructions from the impacted shareholders prior to the mailing date. RAI agrees to deliver promptly, upon written or oral request, a separate copy of the joint proxy statement/prospectus to any shareholder at the shared address to which a single copy of that document was delivered. If you prefer to receive separate copies of the joint proxy statement/prospectus, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061, or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future notices, proxy statements and Annual Reports on Form 10-K for your household, please contact Broadridge at the above phone number or address.

Adjournment

The RAI special meeting may be adjourned from time to time by the vote of a majority of the votes cast on the motion to adjourn or by any officer entitled to preside at or to act as secretary at the RAI special meeting, without notice other than announcement at the meeting before adjournment. No notices of an adjourned meeting need be given unless a new record date is fixed for the adjourned meeting. A new record date must be fixed if the new meeting date is more than 120 days after the date of the original meeting, in which case a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the new meeting. At any subsequent reconvening of the RAI special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting, and all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Tabulation of Votes; Results

RAI will retain an independent party, Broadridge Financial Solutions, Inc., to receive and tabulate the proxies, and to serve as the inspector of election to certify the results of the RAI special meeting.

Preliminary voting results will be announced at the RAI special meeting, and will be set forth in a press release that RAI intends to issue after the special meeting. The press release will be available on RAI’s website. Final voting results are expected to be published in a Current Report on Form 8-K filed with the SEC within four business days after the special meeting. A copy of that Current Report on Form 8-K will be available on RAI’s website after its filing with the SEC.

Confidentiality

The votes of all RAI shareholders will be held in confidence from RAI’s directors, officers and employees, except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against RAI,

•	in case of a contested proxy solicitation,

•	if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management, or

•	to allow the independent inspector of election to certify the results of the vote.

Other Information

The matter to be considered at the RAI special meeting is of great importance to RAI shareholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy via the Internet or by telephone or complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you submit your proxy via the Internet or by telephone, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card or have questions regarding the RAI special meeting, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Telephone Toll-Free: (800) 322-2885

Telephone Call Collect: (212) 929-5500

Email: proxy@mackenziepartners.com

or

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, North Carolina 27102-2990

Attention: Investor Relations

Email: raiinvestorrelations@reynoldsamerican.com

Telephone: (366) 741-2000

LORILLARD SPECIAL MEETING

Lorillard is providing this joint proxy statement/prospectus to its shareholders in connection with the solicitation of proxies to be voted at the Lorillard special meeting (or any adjournment or postponement of the Lorillard special meeting). This joint proxy statement/prospectus contains important information for you to consider when deciding how to vote on the matters brought before the Lorillard special meeting. Please read it carefully and in its entirety.

Date, Time and Location

The date, time and place of the Lorillard special meeting are set forth below:

Date:	January 28, 2015

Time:	10:00 a.m. (Eastern Time)

Place:	The Ballantyne Hotel, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina 28277

Attendance at the Lorillard special meeting will be limited to Lorillard shareholders as of the Lorillard record date, their authorized representatives and Lorillard guests. Registration and seating for the Lorillard special meeting on January 28, 2015 will begin at 9:00 a.m. (Eastern Time). Admission will be by ticket only. For registered shareholders, the bottom portion of the proxy card enclosed with this joint proxy statement/prospectus is the Lorillard special meeting ticket. If you are a beneficial owner of Lorillard common stock and hold your shares in street name, or through a nominee or intermediary, you should request tickets in writing from Lorillard, Inc., Attention: Investor Relations, 714 Green Valley Road, Greensboro, North Carolina 27408, and include proof of ownership, such as a bank or brokerage firm account statement or letter from the nominee or intermediary holding your stock, confirming your beneficial ownership. Lorillard shareholders who do not obtain tickets in advance may obtain them on the Lorillard special meeting date at the registration desk upon verifying their stock ownership as of the Lorillard record date. In accordance with Lorillard’s security procedures, all persons attending the Lorillard special meeting must present a picture identification, such as a driver’s license or passport, along with their admission ticket or proof of beneficial ownership in order to gain admission. Admission to the Lorillard special meeting will be expedited if tickets are obtained in advance. Tickets may be issued to others at Lorillard’s discretion. Cameras, recording devices and other electronic devices will not be permitted at the Lorillard special meeting.

Purpose

At the Lorillard special meeting, Lorillard shareholders will vote on:

•	the adoption of the merger agreement, pursuant to which Merger Sub will be merged with and into Lorillard; as a result of the merger, the separate corporate existence of Merger Sub will cease, and Lorillard will continue as the surviving corporation in the merger and a wholly owned subsidiary of RAI;

•	the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger; and

•	the approval of the adjournment of the Lorillard special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

The adoption of the merger agreement by Lorillard shareholders is a condition to the obligations of RAI and Lorillard to complete the merger. The approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger is not a condition to the obligations of RAI or Lorillard to complete the merger. The approval of the adjournment of the

Lorillard special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement also is not a condition to the obligations of RAI or Lorillard to complete the merger.

Lorillard shareholders are not entitled to vote on the divestiture, and no vote with respect to the divestiture is being solicited by Lorillard.

Recommendations of the Lorillard Board of Directors

After consideration and consultation with its advisors, the Lorillard board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the proposed merger, are fair to, and in the best interests of, Lorillard and its shareholders, and unanimously resolved to approve and declare advisable the merger agreement and the transactions contemplated thereby, including the proposed merger.

The Lorillard board of directors unanimously recommends that Lorillard shareholders vote “FOR” the adoption of the merger agreement, “FOR” the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger and “FOR” the approval of the adjournment of the Lorillard special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement. See “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Lorillard’s Reasons for the Merger; Recommendation of the Lorillard Board of Directors,” “Lorillard Proposal II: Non-Binding, Advisory Vote on Compensation” and “Lorillard Proposal III: Adjournment of Lorillard Special Meeting” beginning on pages 117, 213 and 214, respectively, of this joint proxy statement/prospectus for a more detailed discussion of the recommendation.

Lorillard Record Date; Outstanding Shares; Shareholders Entitled to Vote

The Lorillard board of directors has fixed the close of business on December 8, 2014, as the Lorillard record date, for determination of the Lorillard shareholders entitled to vote at the Lorillard special meeting or any adjournment or postponement thereof. Only Lorillard shareholders of record on the Lorillard record date are entitled to receive notice of, and to vote at, the Lorillard special meeting or any adjournment or postponement thereof.

As of the Lorillard record date, there were 360,028,072 shares of Lorillard common stock outstanding and entitled to vote at the Lorillard special meeting, held by approximately 80 holders of record. Each outstanding share of Lorillard common stock is entitled to one vote. The number of shares you own is reflected on your proxy card.

A list of shareholders entitled to vote at the Lorillard special meeting will be available for examination by any shareholder for any purpose germane to the Lorillard special meeting beginning ten days prior to the Lorillard special meeting during ordinary business hours at 714 Green Valley Road, Greensboro, North Carolina 27408, Lorillard’s principal place of business, and ending on the date of the Lorillard special meeting, and such list will also be available at the Lorillard special meeting during the duration of the meeting.

Quorum

A majority of the outstanding shares of Lorillard common stock entitled to vote must be present, in person or represented by proxy, to constitute a quorum at the Lorillard special meeting. Abstentions and broker non-votes will be counted as present in determining the existence of a quorum. A broker non-vote occurs on an item when a nominee or intermediary is not permitted to vote without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the nominee or intermediary with such instructions.

Required Vote

The required number of votes for the matters to be voted upon at the Lorillard special meeting depends on the particular item to be voted upon:

Item		Vote Necessary*
Lorillard Proposal I	Adoption of the Merger Agreement	Approval requires the affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of Lorillard common stock entitled to vote as of the Lorillard record date.

Lorillard Proposal II	Non-Binding, Advisory Vote on Compensation	Approval requires the affirmative vote, in person or by proxy, of holders of a majority of the shares of Lorillard common stock represented at the Lorillard special meeting and entitled to vote thereon.

Lorillard Proposal III	Adjournment of Lorillard Special Meeting	Approval requires the affirmative vote, in person or by proxy, of holders of a majority of the shares of Lorillard common stock represented at the Lorillard special meeting and entitled to vote thereon.

*	Under the rules of the NYSE, if you hold your shares of Lorillard common stock in street name, your nominee or intermediary may not vote your shares without instructions from you. Without your voting instructions, a broker non-vote will occur on Lorillard Proposal I, Lorillard Proposal II and Lorillard Proposal III. Abstentions from voting will have the same effect as a vote “AGAINST” Lorillard Proposal I, Lorillard Proposal II and Lorillard Proposal III. Broker non-votes will have the same effect as a vote “AGAINST” Lorillard Proposal I and will have no effect on Lorillard Proposal II and Lorillard Proposal III.

Share Ownership of and Voting by Lorillard Directors and Executive Officers

At the Lorillard record date, Lorillard’s directors and executive officers and their affiliates beneficially owned and had the right to vote 1,697,458 shares of Lorillard common stock at the Lorillard special meeting, which represents less than 1.00% of the shares of Lorillard common stock entitled to vote at the Lorillard special meeting.

It is expected that Lorillard’s directors and executive officers will vote their shares “FOR” the adoption of the merger agreement, “FOR” the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger and “FOR” the approval of the adjournment of the Lorillard special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Voting of Shares

If your shares of Lorillard common stock are registered directly in your name with Lorillard’s transfer agent (Computershare), then you are considered to be the shareholder “of record” with respect to those shares, and this joint proxy statement/prospectus and the accompanying proxy materials are being sent directly to you by Lorillard. If your shares are held in the name of a nominee or intermediary, then you are considered to hold those shares in street name or to be the “beneficial owner” of such shares. If you are a beneficial owner, then this joint proxy statement/prospectus and the accompanying proxy materials are being forwarded to you by your nominee or intermediary who is considered the shareholder of record with respect to the shares.

You may vote in person at the Lorillard special meeting or you may designate another person—your proxy—to vote your shares of Lorillard common stock. The written document used to designate someone as your proxy also is called a proxy or proxy card. We urge you to submit a proxy to have your shares of Lorillard common stock voted even if you plan to attend the Lorillard special meeting. You can always change your vote at the Lorillard special meeting.

If you are a shareholder of record, then you can have your shares voted by submitting a proxy over the Internet, by mail or by telephone by following the instructions on your proxy card. The deadline for voting by proxy over the Internet or by telephone for the Lorillard special meeting is 11:59 p.m. (Eastern Time) on January 27, 2015.

If you are a beneficial owner and hold your shares in street name, or through a nominee or intermediary, such as a bank or broker, you will receive separate instructions from such nominee or intermediary describing how to vote your shares. The availability of Internet or telephonic voting will depend on the intermediary’s voting process. Please check with your nominee or intermediary and follow the voting instructions provided by your nominee or intermediary with these materials.

If you plan to attend the Lorillard special meeting and vote in person and you hold your shares of Lorillard common stock directly in your own name, then we will give you a ballot when you arrive. However, if you hold your shares in street name, then you must obtain a legal proxy assigning to you the right to vote your shares from the nominee or intermediary who is the shareholder of record. The legal proxy must accompany your ballot to vote your shares in person.

You may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to, each of the proposal to adopt the merger agreement, the proposal to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger and the proposal to approve the adjournment of the Lorillard special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Shares of Lorillard common stock represented by proxies received by Lorillard (whether through the return of the enclosed proxy card, by telephone or through the Internet), where the shareholder has specified his or her choice with respect to the proposals described in this joint proxy statement/prospectus will be voted in accordance with the specification(s) so made. If you are a shareholder of record and you do not vote your proxy, no votes will be cast on your behalf on any of the proposals at the Lorillard special meeting. If you sign and return your proxy card without specific voting instructions, or if you vote by telephone or via the Internet without indicating how you want to vote, your shares will be voted in accordance with the Lorillard board of directors’ voting recommendations as follows:

Item		Recommendation of Lorillard Board of Directors
Lorillard Proposal I	Adoption of the Merger Agreement	“FOR”
Lorillard Proposal II	Non-Binding, Advisory Vote on Compensation	“FOR”
Lorillard Proposal III	Adjournment of the Special Meeting	“FOR”

The Lorillard board of directors does not intend to bring any matter before the Lorillard special meeting other than those set forth above, and the Lorillard board of directors is not aware of any matters that anyone else proposes to present for action at the Lorillard special meeting. However, if any other matters properly come before the Lorillard special meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Lorillard special meeting, will have discretionary authority to vote or otherwise act thereon.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Lorillard special meeting in person, please submit a proxy as promptly as possible, so that your shares may be represented and voted at the Lorillard special meeting. If your shares are held in the name of a nominee or intermediary, please follow the instructions on the voting instruction card furnished to you by such record holder.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy or change your vote at any time before your shares are voted at the Lorillard special meeting by:

•	sending a signed written notice stating that you revoke your proxy to the Corporate Secretary, at Lorillard’s offices at 714 Green Valley Road, Greensboro, North Carolina 27408-7018, Attention: Corporate Secretary;

•	submitting a valid, later-dated proxy via the Internet or by telephone before 11:59 p.m. (Eastern Time) on January 27, 2015, or by mailing a later-dated, new proxy card that is received by Computershare Limited prior to the Lorillard special meeting; or

•	attending the Lorillard special meeting (or if the Lorillard special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not constitute a vote or revoke any proxy previously given.

If you hold your shares in street name, you must contact your nominee or intermediary to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the Lorillard special meeting.

Solicitation of Proxies; Expenses of Solicitation

This joint proxy statement/prospectus is being provided to Lorillard shareholders in connection with the solicitation of proxies by the Lorillard board of directors to be voted at the Lorillard special meeting and at any adjournments or postponements of the Lorillard special meeting. Lorillard will bear all costs and expenses in connection with the solicitation of proxies, except that RAI and Lorillard will each pay 50% of the costs of filing, printing and mailing this joint proxy statement/prospectus. Lorillard has engaged Georgeson Inc. to assist in the distribution and solicitation of proxies for the Lorillard special meeting and will pay Georgeson Inc. a fee of approximately $20,000, plus reimbursement of reasonable out-of-pocket expenses.

Lorillard is making this solicitation by mail, but Lorillard’s directors, officers and employees also may solicit by telephone, e-mail, facsimile or in person. Lorillard will pay for the cost of these solicitations, but these individuals will receive no additional compensation for their solicitation services. Lorillard will reimburse nominees or intermediaries, if they request, for their expenses in forwarding proxy materials to beneficial owners.

Householding

Lorillard has not instituted householding for shareholders of record. However, certain brokerage firms may have instituted householding for beneficial owners of shares of Lorillard common stock held through brokerage firms. If your household has multiple accounts holding shares of Lorillard common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this joint proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this joint proxy statement/prospectus promptly upon your request. Lorillard shareholders may decide at any time to revoke a decision to household, and thereby receive multiple copies.

Adjournment

The Lorillard special meeting may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which shareholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned Lorillard special meeting, any business may be transacted that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, notice of the adjourned meeting in accordance with the Lorillard by-laws must be given to each shareholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of shareholders entitled to vote is fixed for the adjourned meeting, the Lorillard board of directors will fix as the record date for determining Lorillard shareholders entitled to notice of such adjourned Lorillard special meeting the same or an earlier date as that fixed for determination of Lorillard shareholders entitled to vote at the adjourned meeting, and will give notice of the adjourned Lorillard special meeting to each Lorillard shareholder of record as of the record date so fixed for notice of such adjourned Lorillard special meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Tabulation of Votes; Results

Lorillard will retain an independent party, Computershare Limited, to receive and tabulate the proxies, and to serve as the inspector of election to certify the results of the Lorillard special meeting.

Preliminary voting results will be announced at the Lorillard special meeting, and will be set forth in a press release that Lorillard intends to issue after the Lorillard special meeting. The press release will be available on Lorillard’s website. Final voting results are expected to be provided in a Current Report on Form 8-K filed with the SEC within four business days after the Lorillard special meeting. A copy of that Current Report on Form 8-K will be available on Lorillard’s website after its filing with the SEC.

Other Information

The matters to be considered at the Lorillard special meeting are of great importance to Lorillard shareholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy via the Internet or by telephone or complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you submit your proxy via the Internet or by telephone, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Lorillard special meeting, please contact:

Georgeson Inc.

480 Washington Blvd., 26th Floor,

Jersey City, New Jersey 07310

Telephone Toll-Free: (800) 279-6913

Email: lorillard@georgeson.com

or

Lorillard, Inc.

P.O. Box 10529

Greensboro, North Carolina 27408-0529

Attention: Investor Relations

Email: investorrelations@lortobco.com

Telephone: (336) 335-7000

RAI PROPOSAL I: APPROVAL OF THE LORILLARD SHARE ISSUANCE,

RAI PROPOSAL II: APPROVAL OF THE BAT SHARE ISSUANCE AND

LORILLARD PROPOSAL I: ADOPTION OF THE MERGER AGREEMENT

General

This joint proxy statement/prospectus is being provided to RAI shareholders in connection with the solicitation of proxies by the RAI board of directors to be voted at the RAI special meeting and at any adjournments or postponements of the RAI special meeting. At the RAI special meeting, RAI will ask its shareholders to vote on the approval of the share issuance, consisting of approval of both (1) the Lorillard share issuance and (2) the BAT share issuance. Approval of the share issuance is a condition to the obligations of RAI and Lorillard to complete the merger. Therefore, both the Lorillard share issuance and the BAT share issuance must be approved by RAI shareholders.

This joint proxy statement/prospectus is being provided to Lorillard shareholders in connection with the solicitation of proxies by the Lorillard board of directors to be voted at the Lorillard special meeting and at any adjournments or postponements of the Lorillard special meeting. At the Lorillard special meeting, Lorillard will ask its shareholders to vote on (1) the adoption of the merger agreement, (2) the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger and (3) the adjournment of the Lorillard special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

The merger agreement provides for the merger of Merger Sub with and into Lorillard; as a result of the merger, the separate corporate existence of Merger Sub will cease, and Lorillard will continue as the surviving corporation in the merger and a wholly owned subsidiary of RAI. The merger will not be completed without the approval of the share issuance by RAI shareholders and the adoption of the merger agreement by Lorillard shareholders. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger. For additional information about the merger, see “The Merger Agreement” beginning on page 168 of this joint proxy statement/prospectus.

Upon the closing of the merger, each share of Lorillard common stock (other than treasury shares held by Lorillard and any shares of Lorillard common stock owned by any Lorillard subsidiary, RAI or Merger Sub or shares of Lorillard common stock owned by Lorillard shareholders who have properly made and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL) automatically will be converted into the right to receive the merger consideration, consisting of (1) 0.2909 of a fully paid and nonassessable share of RAI common stock plus (2) $50.50 in cash. Based on the number of shares of Lorillard common stock outstanding as of December 8, 2014, RAI expects to issue approximately 105.1 million shares of RAI common stock to Lorillard shareholders pursuant to the merger. The actual number of shares of RAI common stock to be issued pursuant to the merger will be determined at completion of the merger based on the exchange ratio and the number of shares of Lorillard common stock outstanding at such time. Based on the number of shares of Lorillard common stock outstanding as of December 8, 2014, and the number of shares of RAI common stock outstanding as of December 20, 2014, it is expected that, immediately after completion of the merger, former Lorillard shareholders will own approximately 15% of the outstanding shares of RAI common stock.

In connection with RAI’s entry into the merger agreement, RAI and BAT entered into the subscription agreement for the share purchase, pursuant to which BAT (directly or through one or more of its wholly owned subsidiaries) will subscribe for and purchase a number of shares of RAI common stock necessary to maintain its approximately 42% beneficial ownership interest in RAI immediately following completion of the merger. Approval of the BAT share issuance is required, along with approval of the Lorillard share issuance, as a condition to the obligations of RAI and Lorillard to complete the merger. For additional information with respect to the share purchase and the subscription agreement, see “The Subscription Agreement” beginning on page 191 of this joint proxy statement/prospectus. A copy of the subscription agreement is attached as Annex B to this joint proxy statement/prospectus.

In addition, RAI and Lorillard entered into the asset purchase agreement and the transfer agreement, respectively, pursuant to which RAI and Lorillard, directly or indirectly through one or more of their respective affiliates or wholly owned subsidiaries, will transfer the transferred assets to Imperial Sub in connection with the divestiture. For additional information with respect to the divestiture, including the asset purchase agreement, transfer agreement and certain other agreements, see “The Divestiture” beginning on page 197 of this joint proxy statement/ prospectus. A copy of the asset purchase agreement (including the transfer agreement attached thereto as Exhibit I) is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part and is incorporated herein by reference. Neither RAI nor Lorillard shareholders are entitled to vote on the divestiture and no vote with respect to the divestiture is being solicited by RAI or Lorillard.

Background of the Merger

The Lorillard board of directors, together with Lorillard’s senior management, has in the ordinary course regularly evaluated business development strategies and reviewed Lorillard’s strategic alternatives in pursuing its objective of enhancing shareholder value.

From time to time, in the ordinary course of business, the RAI board of directors, together with RAI’s senior management, has reviewed strategic alternatives and opportunities available to RAI. In September 2012, the RAI board of directors requested an analysis of industry and market conditions, particularly with respect to the cigarette category. Given, among other things, the backdrop of the decline in sales of the RJR Tobacco cigarette support brands and market conditions at the time, the RAI board of directors and RAI’s senior management determined to consider strategic alternatives for growth, including a potential transaction with Lorillard, and decided to form a standing strategic matters review committee, referred to as the SMRC, to assist management with certain strategic matters and potential acquisitions.

In early November 2012, Daniel M. Delen, then president and chief executive officer and a director of RAI, and Thomas C. Wajnert, chairman of the board of RAI, met with representatives of BAT to discuss, among other things, a possible business combination of RAI and Lorillard. The BAT representatives expressed their support, on behalf of BAT as an RAI shareholder, for approaching Lorillard with an indication of interest.

On November 5, 2012, RAI’s senior management and representatives of Lazard, RAI’s financial advisor, met with the members of the RAI board of directors expected to comprise the SMRC to explore a possible transaction with Lorillard. Representatives of Lazard reviewed strategic and tactical considerations that would need to be addressed if RAI proceeded with the analysis of a transaction with Lorillard and presented a preliminary view of the financial implications of the proposed transaction. RAI’s senior management reviewed a variety of factors including structure, the need for divestiture partners and sequencing of discussions. In early November 2012, RAI’s senior management also requested that Jones Day, RAI’s outside legal counsel, undertake a comprehensive antitrust review of a proposed transaction with Lorillard.

On November 15, 2012, at the request of Mr. Delen, Murray S. Kessler, the chairman, president and chief executive officer of Lorillard, met with Mr. Delen. At the meeting, Mr. Delen discussed his views on the current environment and potential future direction of the tobacco industry and expressed an interest in exploring a potential business combination of RAI and Lorillard if Lorillard were willing to engage in discussions. Mr. Delen did not discuss a potential purchase price, form of consideration, or any other specifics regarding a potential business combination transaction. Mr. Kessler indicated he would discuss the merits of engaging in such discussions with the other members of the Lorillard board of directors, but that any further discussions would need to include indications of value for Lorillard shareholders and certainty relative to regulatory considerations. Mr. Delen stated he also would discuss the matter further with the other members of the RAI board of directors and expressed an interest to meet again early the following year.

On November 19, 2012, the Lorillard board of directors held a telephonic meeting, during which Mr. Kessler summarized his discussion with Mr. Delen on November 15, 2012. Following discussion, the Lorillard board of directors authorized Lorillard’s senior management to assemble a team, including legal and financial advisors, to assist the Lorillard board of directors in considering its alternatives, including the merits of pursuing discussions regarding a possible business combination with RAI. Lorillard subsequently retained Simpson Thacher & Bartlett LLP, referred to as Simpson Thacher, as its legal advisor, and Centerview and Barclays as its financial advisors.

In December 2012, RAI engaged Skadden, Arps, Slate, Meagher & Flom LLP, referred to as Skadden, to assist with its antitrust review of a potential transaction with Lorillard.

On December 17, 2012, the Lorillard board of directors met with representatives of Lorillard’s senior management, together with representatives of Centerview, Barclays and Simpson Thacher, at the offices of Simpson Thacher in New York City, New York, to discuss, among other matters, the merits of holding discussions to explore the possibility of a business combination between RAI and Lorillard. During this meeting, among other things, Lorillard’s senior management provided the Lorillard board of directors with an update regarding Lorillard’s results of operations, recent developments and their perspectives on RAI. Simpson Thacher reviewed with the Lorillard board of directors various legal matters in connection with potential discussions with RAI regarding a business combination, including the possible regulatory implications of a potential combination of Lorillard and RAI. Representatives of Centerview and Barclays discussed with the Lorillard board of directors, among other matters, a number of considerations associated with the possibility of exploring potential strategic alternatives generally and entering into discussions with RAI. In connection with these discussions, representatives of Centerview and Barclays observed that, if the Lorillard board of directors were to evaluate further its various strategic alternatives, consideration could be given to the possibility that Imperial might potentially be interested in a transaction with Lorillard as an alternate to any stand-alone plan of RAI or Lorillard. The members of the Lorillard board of directors and the other meeting participants discussed the matters presented and agreed that Mr. Kessler should meet with Mr. Delen in early 2013 if Mr. Delen and RAI continued to desire such further meeting.

Later in December 2012, Mr. Delen contacted Mr. Kessler to inquire as to a possible further meeting. Mr. Delen requested and Mr. Kessler agreed to meet in February 2013.

From time to time in 2012 and thereafter, Mr. Delen expressed to both RAI’s chairman of the board and the chairman of the RAI governance committee that he did not wish to be a long term chief executive officer of RAI, although he then had no present intention to retire. Mr. Delen indicated that he would not make any decision about the timing of his retirement until an acceptable chief executive officer successor candidate was identified and he believed the timing was appropriate for RAI.

During discussions between representatives of RAI and BAT beginning in January 2013, BAT’s representatives reiterated BAT’s support, as a RAI shareholder, for a business combination of RAI and Lorillard. They also indicated BAT would wish to maintain its approximately 42% beneficial ownership interest in RAI after the transaction and was willing to provide equity financing for such a transaction in order to maintain its ownership interest. BAT’s representatives also stated that decisions as to whether and how to pursue a business combination between RAI and Lorillard were to be made by the RAI board of directors, but that BAT, in its capacity as a substantial financing source and holder of contractual approval rights under the governance agreement, would cooperate with combining the companies only on transactional terms and with an execution strategy of which it approved. Such issues included, among others, the brands to be divested, the subscription price for any additional BAT investment, maintaining the terms of the governance agreement, avoiding a RAI commitment to pay any material “reverse termination fee” due to the failure to obtain regulatory clearance and an executive succession plan for the combined company.

At regularly scheduled meetings of the RAI board of directors in early February 2013, representatives of Jones Day and Skadden presented a preliminary regulatory analysis of a potential combination of RAI and Lorillard. At the same meetings, representatives of Lazard reviewed potential transaction structures and possible sequencing of any potential transactions given their anticipated complexity. At the conclusion of the meetings, the RAI board of directors requested that RAI’s senior management develop the business case regarding a potential transaction with Lorillard and agreed that Mr. Delen should speak with Mr. Kessler to assess Lorillard’s interest in pursuing a transaction with RAI.

On February 17, 2013, the RAI board of directors met with representatives of Lazard and RAI’s senior management. During this meeting, RAI’s senior management reviewed the strategic rationale for a potential transaction with Lorillard and reported that the business case regarding a potential transaction was being developed. Representatives of management reviewed, among other things, the complementary geographic footprints of RAI and Lorillard and the potential efficiencies that could be realized in a combination of the two companies. The consensus of the RAI board of directors was that Mr. Delen should not deliver a specific proposal or a specific timeframe to Mr. Kessler regarding a potential combination transaction, but should report on the analysis undertaken to understand the possibilities and indicate that both the RAI board of directors and RAI’s largest shareholder supported exploration of a potential transaction between the two companies.

During a meeting on February 19, 2013 between Messrs. Delen and Kessler, Mr. Delen reported that (1) RAI continued to be interested in exploring a possible business combination with Lorillard, (2) BAT was very supportive of such discussions, and (3) RAI was exploring a brand divestiture transaction to provide greater regulatory certainty to a potential transaction. However, he also noted that given the complexity of a potential transaction, RAI was not currently prepared to propose any specific terms or parameters of such a potential transaction. Furthermore, Mr. Delen did not predict if and when RAI would be prepared to hold any substantive discussions. In light of the nature of Mr. Delen’s presentation, Mr. Kessler informed Mr. Delen that he and Lorillard would consider the discussions closed and would return to conducting its business in the ordinary course. In response to a question from Mr. Delen, Mr. Kessler acknowledged that he and the Lorillard board of directors would remain open to considering any tangible developments that could enhance Lorillard shareholder value. The closing prices per share of Lorillard’s and RAI’s common stock on February 19, 2013 were $42.41 and $44.18, respectively.

Shortly after his meeting with Mr. Delen on February 19, 2013, at a telephonic meeting Mr. Kessler informed the Lorillard board of directors of his meeting with Mr. Delen and that he considered the discussions with RAI closed.

There were no contacts between RAI and Lorillard with respect to a possible transaction between February and December 2013.

On March 8, 2013, at a meeting of the RAI board of directors in which management and representatives of Jones Day, Richards, Layton & Finger, P.A., another outside legal counsel to RAI, referred to as Richards Layton, and Lazard were present, RAI’s senior management presented the initial business case for a transaction with Lorillard. Mr. Delen reported on his February 19, 2013 meeting with Mr. Kessler, including that Mr. Kessler stated that because RAI was not yet in a position to present a more definitive proposal, Lorillard was not interested in continuing to engage in discussions. Representatives of Lazard presented a preliminary financial analysis of the proposed transaction, including, among other things, a financial comparison of RAI and Lorillard on a stand-alone basis and on a pro forma basis for a combination. Representatives of Lazard also reviewed potential transaction structures and operating assumptions. RAI’s senior management supported further exploration of the potential transaction because it was aligned with RAI’s long-term objectives, and recommended continuing to explore the proposed transaction and to further refine and develop the analysis. The RAI board of directors also discussed a review of potential antitrust and menthol regulatory issues. In connection with antitrust issues, it was proposed that RAI seek to identify a buyer for various RAI and Lorillard brands in order to facilitate antitrust clearance of the transaction by the FTC. The RAI board of directors authorized continued work on this project and, in particular, directed Messrs. Wajnert and Delen to work with BAT representatives to facilitate contact with Imperial as a potential buyer of divested brands. Consideration was also given to other international tobacco companies perceived to have the financial capacity and possible strategic interest in acquiring the brands expected to be divested. As discussed below, representatives of one other international tobacco company were contacted during the summer of 2013.

During an ordinary course discussion between Richard Burrows, chairman of the BAT board of directors, and Ian Napier, chairman of the Imperial board of directors, in mid-April 2013, in response to a question, Mr. Napier expressed interest in the possible acquisition of brands by Imperial from RAI if RAI were interested in any potential sales.

On April 24, 2013, RAI received from BAT a draft non-binding term sheet with respect to the subscription by BAT for additional shares of RAI common stock in order to provide financing for the potential transaction involving RAI and Lorillard and to maintain BAT’s approximately 42% beneficial ownership interest in RAI. In its review of the term sheet at a meeting in May 2013, the SMRC considered the need to keep BAT involved in discussions regarding a potential transaction given BAT’s role as a significant financing source, as well as certain rights under the governance agreement, including approval rights of B&W, an affiliate of BAT, over certain brand divestitures. The SMRC also considered the need under NYSE rules to obtain shareholder approval of the share issuance that the combination would require. Negotiations between RAI and BAT and discussions by the RAI board of directors regarding this non-binding term sheet continued periodically through June 14, 2013, when the final form of non-binding term sheet was approved by the RAI board of directors and executed by RAI and BAT, based on the recommendation of the SMRC and the approval of the independent directors of RAI not designated by B&W, referred to as the Other Directors (the approval of a majority of the Other Directors being required, under the terms of the governance agreement, for RAI to enter into a material agreement with BAT). The final non-binding term sheet included a provision, at the insistence of BAT, that neither BAT nor RAI would seek any changes in the governance agreement in connection with the possible acquisition of Lorillard.

After consideration of potential divestiture partners given the regulatory dynamics, RAI determined to approach Imperial to assess its interest in a potential divestiture transaction. In May 2013, at a meeting of the SMRC, RAI’s senior management provided an update on the potential transaction, addressed potential divestiture candidates and directed Thomas R. Adams, executive vice president and chief financial officer of RAI, to lead the RAI senior management working team efforts on the potential transaction.

On May 3, 2013, representatives of RAI, BAT and Imperial met at Jones Day’s offices in London to discuss Imperial’s potential interest in acquiring certain brands and assets of RAI and/or Lorillard if RAI were to consider a divestiture. RAI, BAT and Imperial executed a three-way confidentiality agreement. Throughout the spring and summer of 2013, representatives of RAI and BAT and their outside legal and financial advisors engaged in discussions with Imperial, Credit Suisse, financial advisor to Imperial in connection with the divestiture, and Allen & Overy LLP, referred to as Allen & Overy, legal advisor to Imperial in connection with the divestiture, regarding a potential brand divestiture transaction. Imperial and its advisors commenced due diligence and explored the structure of a potential transaction focused on commercial matters and presented Imperial’s request that any divestiture package include Lorillard’s “e-vapor” brand blu. Representatives of Imperial presented to RAI a preliminary valuation for a divestiture package of Lorillard’s “e-vapor” brand blu, RJR Tobacco’s WINSTON, SALEM and KOOL brands and possibly other brands in the range of $5.5 billion to $6.0 billion.

During the summer of 2013, representatives of BAT indicated to representatives of RAI that BAT was not prepared to provide financial support to a transaction that would include a divestiture of the “e-vapor” brand blu, as requested by Imperial, although eventually it changed its position. In July 2013, with the support of the RAI board of directors, Mr. Adams, along with Scott M. Hayes, then group head of mergers & acquisitions for BAT, contacted representatives of another international tobacco company to inquire about the possibility of such party’s participation in a brand divestiture transaction. This other potential divestiture partner was not prepared to enter into a confidentiality agreement with RAI and indicated that it was not interested in a transaction that did not include RJR Tobacco’s CAMEL brand. This requirement was not acceptable to either RAI or BAT. RAI’s senior management updated the RAI board of directors and the members of the SMRC on these developments and other developments related to menthol regulation. Due to the lack of interest expressed by the other potential divestiture partner identified by the RAI board of directors in proceeding with a transaction that did not include the CAMEL brand, the RAI board of directors determined to continue to explore a potential divestiture transaction with Imperial. Throughout the summer of 2013, RAI’s senior management continued to develop the business case regarding a potential transaction with Lorillard and to explore the parameters of possible divestitures of assets to Imperial.

In September of 2013, representatives of Lazard and RAI’s senior management updated the SMRC and the RAI board of directors on developments related to the potential transaction with Lorillard and discussions with Imperial. RAI’s senior management reported on September 4, 2013, that Imperial had increased its valuation for the WINSTON, SALEM and KOOL cigarette brands and “e-vapor” brand blu to $6.625 billion. The RAI board of directors also reviewed market and regulatory conditions. Later in September 2013, following additional discussions among RAI, BAT, Imperial and their respective outside legal and financial advisors, Imperial representatives advised Mr. Adams that they were prepared to acquire the WINSTON, SALEM, KOOL and Maverick cigarette brands, “e-vapor” brand blu and certain other assets for $7.1 billion, subject to satisfactory completion of due diligence and negotiation of definitive documentation.

On October 17, 2013, during meetings of the SMRC and the RAI board of directors, RAI’s senior management and representatives of Lazard updated the directors on discussions with Imperial and the analysis of a potential transaction with Lorillard. Mr. Adams reviewed with the members of the SMRC, without Lazard in attendance, the existing Lazard retention arrangements. The SMRC authorized Mr. Adams to include a fee for a potential transaction with Lorillard in the renewal of the Lazard retainer. The SMRC continued to support pursuit of the divestiture transaction with Imperial, including seeking a higher price for the divested assets. The RAI board of directors received an update on recent discussions with representatives of Imperial related to the potential divestiture package being considered if RAI proceeded with a combination with Lorillard, as well as an analysis of menthol regulatory developments and the impact of changes in menthol regulation on a potential transaction with Lorillard. Representatives of Lazard described the changes in deal parameters since its last meeting with the RAI board of directors, including the increase in Lorillard’s equity value and the composition of the proposed divestiture package. Representatives of Lazard also reviewed updated financial analyses, taking into account the current formulation of the divestiture package and adjusting certain modeling assumptions. The RAI board of directors authorized RAI’s senior management to negotiate a detailed memorandum of understanding with Imperial with respect to the potential RAI and Lorillard brands and assets to be divested.

Over the next several weeks, representatives of RAI, BAT and Imperial, as well as their outside legal and financial advisors, negotiated the terms of and exchanged drafts of a memorandum of understanding for the potential asset divestiture in the event the transaction with Lorillard proceeded. During the course of these negotiations, representatives of BAT indicated to representatives of RAI’s senior management that, in light of the revised proposal from Imperial, including the increased purchase price, BAT would support the inclusion of the “e-vapor” brand blu (including SKYCIG) as a part of the potential asset divestiture. Given their confidence in the VUSE digital vapor cigarette of RJR Vapor, a wholly owned subsidiary of RAI, RAI’s senior management was comfortable including the “e-vapor” brand blu (including SKYCIG) in the divestiture package.

The SMRC met on November 21, 2013, with representatives of RAI’s senior management, Jones Day, Richards Layton and Lazard. Mr. Hayes also participated in part of the meeting. RAI’s senior management reported on negotiations with Imperial, including that Imperial confirmed its proposed purchase price of $7.1 billion for the divestiture package and indicated it would consider acquiring the Lorillard manufacturing facility as part of that package. Lazard reviewed financial metrics related to a potential transaction with Lorillard and focused on the increase in Lorillard’s share price in the prior several weeks and its potential impact on transaction value. Lazard presented a variety of transaction parameters, and the members of the SMRC discussed the impact of various transaction structures and the potential premium to be received by Lorillard shareholders in any such transaction. At the request of the SMRC, Mr. Hayes presented BAT’s view of a possible transaction with Lorillard and expressed BAT’s support for such a transaction. RAI’s senior management reviewed a number of strategic reasons to pursue a transaction with Lorillard at this time as well as certain risks associated with such a transaction, including, among others, the potential consequences of increased leverage on RAI and increased exposure to the menthol regulatory environment. At the conclusion of the meeting, the SMRC directed RAI’s senior management to continue to negotiate the memorandum of understanding with Imperial and to further refine its analysis in order to present a recommendation to the full RAI board of directors at its regularly scheduled meeting on December 5, 2013.

On December 4 and 5, 2013, the RAI board of directors met in Tysons Corner, Virginia with representatives of Jones Day, Richards Layton and Lazard. Representatives of Jones Day presented an antitrust regulatory analysis of the potential transaction with Lorillard taking into account the anticipated divestiture package being negotiated with Imperial. Representatives of BAT provided BAT’s view of the potential transaction, including BAT’s belief that the transaction was value enhancing for all RAI shareholders and important from a competitive perspective and that, given the status of discussions with Imperial, BAT supported renewing contact with Lorillard. RAI’s senior management reviewed the strategic rationale for engaging with Lorillard at this time. RAI’s senior management updated the RAI board of directors on negotiations with Imperial and concerns about the possibility of losing Imperial as a potential divestiture partner if RAI did not approach Lorillard promptly and management’s concern that there would not be an alternative divestiture partner available if Imperial was no longer an option. Representatives of Lazard reviewed the recent rise in the market price of shares of Lorillard common stock and then presented a revised financial analysis, including alternative cash and stock allocations in a potential “merger-of-equals” transaction. Representatives of Lazard also presented a draft letter to be delivered to Lorillard setting forth the proposed basis on which RAI would be interested in considering a transaction with Lorillard. Following extensive discussion, the RAI board of directors authorized Mr. Wajnert to contact Mr. Kessler to explore the possibility of a potential transaction between RAI and Lorillard on the terms reviewed at the meeting. Also during the meeting, the RAI board of directors elected Susan M. Cameron, RAI’s former chief executive officer, to fill a vacancy on the RAI board of directors created by the retirement of another director. Ms. Cameron had been nominated to fill the vacancy by the RAI governance committee.

On December 6, 2013, a representative of Lazard contacted a representative of Centerview by telephone and indicated that Mr. Wajnert was going to contact Mr. Kessler to request a meeting to re-open the possibility of holding discussions regarding a potential business combination of RAI and Lorillard. This was communicated by Centerview to Mr. Kessler. Mr. Kessler informed Virgis Colbert, the lead independent director of the Lorillard board of directors, of the possibility of a meeting with Mr. Wajnert, and thereafter throughout the process leading to the announcement of the transaction Mr. Kessler continued to regularly discuss and consult with Mr. Colbert with respect to developments regarding a potential transaction. Mr. Colbert also from time to time notified individual members of the Lorillard board of directors of certain such developments.

In December 2013, Imperial consented to RAI disclosing to Lorillard Imperial’s potential participation as a divestiture partner if a transaction with Lorillard was pursued.

On December 11, 2013, Mr. Wajnert telephoned Mr. Kessler to arrange a meeting, and on December 19, 2013, Messrs. Wajnert and Kessler met in Washington, D.C. During this meeting, Mr. Wajnert reported that RAI continued to be interested in exploring the possibility of combining RAI and Lorillard and that BAT continued to be supportive of such discussions. Mr. Wajnert further reported that RAI and its advisors, together with BAT and its advisors, had been working on the proposed parameters of a potential business combination, including with respect to structuring a transaction that RAI believed would satisfy potential regulatory concerns and would allow shareholders of both companies to benefit from the strength of the combined company. Mr. Wajnert then described RAI’s then-current proposed objectives for a potential business combination of RAI and Lorillard, including, among other elements, that

•

the proposed business combination would be a market based transaction structured in a manner similar to a “merger-of-equals,” in which Lorillard shareholders would receive consideration consisting of a mix of cash and stock at market value without a premium and both Lorillard’s and RAI’s shareholders would realize future value creation through the realization of meaningful synergies and changed market dynamics;

•	BAT would maintain a significant beneficial ownership interest in the combined company, including through an investment of approximately $4.5 billion in cash at the consummation of the proposed business combination transaction;

•	the leadership and governance of the combined company would be structured as a balance between the two organizations, subject to BAT’s expressed desire to preserve its right under the governance agreement to designate five members to the board of directors of the combined company (three of whom would be required to be independent of both BAT and the combined company); and

•	in connection with a proposed business combination, RAI’s subsidiaries’ WINSTON, SALEM and KOOL and Lorillard’s Maverick cigarette brands and Lorillard’s “e-vapor” brand blu (including SKYCIG) would be divested to Imperial in an effort to enhance the receipt of antitrust clearance from the regulatory authorities.

With respect to the last item above and with the consent of Imperial, Mr. Wajnert informed Mr. Kessler that RAI had engaged in discussions with Imperial and was entering into a memorandum of understanding regarding a proposed asset divestiture package. Mr. Wajnert noted that the memorandum of understanding provided that Imperial would acquire the proposed assets for approximately $7.1 billion in cash, which would result in approximately $4.5 billion of net after tax proceeds to the combined company, and that the divestiture proceeds together with the proceeds from BAT’s proposed approximately $4.5 billion investment would be used to fund part of the cash consideration payable in connection with the proposed transaction.

Mr. Kessler responded that he would discuss this proposal with the Lorillard board of directors in early January and that he expected there would be significant discussion at that time regarding the value for Lorillard shareholders inherent in the terms of such proposal, which Mr. Kessler indicated in his view, was insufficient. Later on December 19, 2013, Mr. Kessler received a letter from Mr. Wajnert with RAI’s non-binding preliminary proposal, the terms of which were consistent with what Mr. Wajnert had described to Mr. Kessler at their meeting. The closing prices per share of Lorillard and RAI common stock on December 18, 2013, the day before RAI made its proposal, were $49.95 and $48.80, respectively.

On December 20, 2013, the Lorillard board of directors met telephonically with representatives of Lorillard’s senior management, Centerview and Simpson Thacher to discuss the December 19, 2013 meeting between Messrs. Wajnert and Kessler. Mr. Kessler summarized his meeting with Mr. Wajnert, including Mr. Wajnert’s views of the industry and of the benefits of a possible business combination. A discussion ensued, during the course of which, among other things, the members of the Lorillard board of directors expressed concerns about various elements of the December 19, 2013 proposal, including whether the proposal was really reflective of a “merger-of-equals”-like transaction other than with respect to the absence of a premium being payable to Lorillard shareholders. The Lorillard board of directors requested that, for purposes of its further consideration of RAI’s proposal at a board meeting to be held in early January 2014, Lorillard’s senior management and Centerview review and analyze RAI’s proposal in further detail and that Simpson Thacher review in further detail legal matters in connection with RAI’s proposal, including RAI’s existing contractual relationships with BAT. Following this meeting, a representative of Centerview contacted a representative of Lazard to discuss next steps and they remained in contact over the next several weeks.

On December 23, 2013, RAI and Imperial entered into a memorandum of understanding, the commercial terms of which were not legally binding, providing for the divestiture of the WINSTON, SALEM, KOOL and Maverick cigarette brands and “e-vapor” brand blu (including SKYCIG) for at least $7.1 billion in the event RAI and Lorillard proceeded with a business combination transaction.

On January 9, 2014, the Lorillard board of directors met at the offices of Simpson Thacher in New York City, New York, with representatives of Lorillard’s senior management, Centerview and Simpson Thacher to review and discuss in further detail RAI’s proposal of a business combination of RAI and Lorillard as presented orally by Mr. Wajnert at his meeting with Mr. Kessler on December 19, 2013, and reflected in Mr. Wajnert’s December 19, 2013 letter to Mr. Kessler. During this meeting Centerview discussed, among other matters, certain financial analyses relating to the proposed business combination transaction, including that, assuming Lorillard shareholders did not receive a premium and the proceeds of BAT’s cash investment and the asset divestiture to Imperial were distributed pro rata among RAI shareholders other than BAT and Lorillard, Lorillard’s shareholders would own approximately 34% of the outstanding common stock of the combined company. In addition, representatives of Centerview discussed with the Lorillard board of directors their preliminary views on Lorillard’s strategic alternatives to the proposed transaction with RAI, including operating as an independent company or a sale of some or all of Lorillard to, a potential other merger transaction with, or an asset acquisition by Lorillard from, the universe of other potential strategic partners for Lorillard in the tobacco industry, none of whom was viewed at the time as a likely candidate for any such transaction, particularly in light of Imperial’s decision to participate in discussions and execute a memorandum of understanding with RAI to acquire various assets from RAI and Lorillard in connection with the possible combination of RAI and Lorillard. Simpson Thacher reviewed with the Lorillard board of directors, among other matters, the directors’ fiduciary duties under applicable law, RAI’s existing contractual relationships with BAT (including the potential impact on a “merger-of-equals”-like transaction in light of the fact that BAT’s standstill agreement with RAI (but not its commitment to vote for a board of directors with a majority of directors designated by the RAI board of directors rather than BAT) would expire at the end of July 2014) and regulatory aspects relating to a business combination of RAI and Lorillard. Following discussion, the Lorillard board of directors concluded that various elements of RAI’s proposal, including the lack of any premium to Lorillard shareholders, were deficient, but that the strategic merit associated with the possibility of combining the two organizations warranted further exploratory discussions. Accordingly, the Lorillard board of directors authorized Mr. Kessler, with the assistance of other members of Lorillard’s senior management and Centerview, to engage in further discussions with representatives of RAI and BAT to determine whether the key terms regarding the proposed business combination transaction could be improved sufficiently to warrant more detailed negotiations between the parties.

On January 11, 2014, Mr. Kessler called Mr. Wajnert and informed Mr. Wajnert that the Lorillard board of directors had met to consider the terms of RAI’s December 19, 2013 proposal, and that, while the Lorillard board of directors was potentially interested in the strategic and long-term financial aspects of a potential business combination between the companies, they did not think the RAI proposal provided sufficient value to Lorillard shareholders. Mr. Kessler indicated, however, that the Lorillard board of directors was willing to explore a business combination that was structured like a “merger-of-equals” if the key terms were improved, including by providing that Lorillard shareholders would receive a premium to the then-current market price and by revising the structure in a manner that, among other things, would increase the relative ownership level and governance rights of Lorillard shareholders in the combined company. It was agreed that representatives of Centerview and representatives of Lazard would meet to discuss the matters that Mr. Kessler raised with Mr. Wajnert in further detail to determine if there was a path forward to continue these discussions.

On January 13, 2014, Mr. Adams advised a representative of Imperial that RAI had contacted Lorillard regarding a potential business combination transaction and that additional discussions were expected to occur over the next several weeks while valuation and other aspects of the proposed transaction were being evaluated.

On January 14, 2014, the RAI board of directors met telephonically and Mr. Wajnert reviewed his recent discussions with Mr. Kessler. Mr. Wajnert advised the RAI board of directors that Lorillard was potentially interested in the strategic benefits of the proposed transaction, but felt that insufficient value was being delivered to Lorillard shareholders. He reported that Mr. Kessler suggested that the parties instruct their respective financial advisors to meet to discuss their financial models and analyses with respect to the potential combination transaction, and that Messrs. Wajnert and Kessler and the Lorillard and RAI financial advisors would meet to determine if a potential business combination transaction was worth pursuing. A representative of Lazard reported that he had contacted representatives of UBS Limited and Deutsche Bank AG, financial advisors to BAT, referred to as UBS and Deutsche Bank, respectively, to discuss potential pro forma ownership. Mr. Adams and Martin L. Holton III, executive vice president and general counsel of RAI, informed the RAI board of directors that they had contacted representatives of BAT to brief them on the recent discussions and to convey Lorillard’s expressed view that the value allocation was unbalanced and would need to be further refined if discussions were to continue.

On January 15, 2014, representatives of Lazard contacted Centerview by telephone and indicated that the RAI board of directors would discuss Lorillard’s response at its upcoming meetings from February 4 to February 6, 2014. Later on January 15, 2014, Mr. Wajnert telephoned Mr. Kessler to discuss the status of their discussions and negotiations, including that he believed it would be helpful for Centerview and Lazard to continue to review the parameters of the proposed business combination and the potential synergies that could be achieved in the proposed business combination in advance of RAI’s February board meetings.

On January 16, 2014, the Lorillard board of directors held a telephonic meeting with representatives of Lorillard’s senior management, Centerview and Simpson Thacher. During this meeting, Mr. Kessler and representatives of Centerview reported on their respective discussions with Mr. Wajnert and representatives of Lazard. Following discussion, the Lorillard board of directors authorized the continuance of discussions regarding the possible parameters of a business combination transaction for consideration by the Lorillard board of directors in connection with its evaluation of the possibility of authorizing more detailed exploratory discussions.

On January 18, 2014, separate telephonic meetings of the Other Directors, the SMRC and the RAI board of directors took place with members of RAI’s senior management and representatives of Lazard, Jones Day and Richards Layton in attendance. In each meeting, Messrs. Wajnert and Adams, together with representatives of Lazard, updated the participants on recent discussions with representatives of Lorillard and its financial advisors and BAT and its financial advisors. A representative of Lazard reviewed certain features of the letter delivered to Lorillard and a revised perspective on its prior analysis, updating key deal parameters (including share price and pro forma ownership of the combined company) and introducing an alternative approach in which cash available as consideration would be distributed on a pro rata basis to Lorillard shareholders and to RAI shareholders other than BAT. Representatives of Lazard also reported on recent discussions between management and Lazard, on the one hand, and BAT and its financial advisors, on the other, during which the parties discussed potential solutions that would be in the best interests of RAI shareholders other than BAT and continue to meet the objectives of both Lorillard and BAT. These discussions included the possibility that BAT and/or RAI shareholders other than BAT could have decreased post-closing ownership interest in the combined company. At the end of each of these meetings, RAI’s senior management and Lazard were authorized to continue to proceed with their work on the potential transaction. At the meeting of the Other Directors, RAI’s outside legal advisors reviewed the fiduciary duties of the Other Directors.

From mid-January 2014 through RAI’s board meetings beginning on February 4, 2014, representatives of Centerview held various discussions regarding the possible parameters of a business combination transaction involving RAI and Lorillard with representatives of Lazard, as well as with representatives of UBS and Deutsche Bank.

From February 4 to 7, 2014, the RAI board of directors, various of its committees and the Other Directors each met with RAI’s senior management and representatives of Lazard, Jones Day and Richards Layton. Representatives of Lazard and RAI’s senior management provided an update on the potential transaction with Lorillard, including refinement of potential synergies and cost savings and factors that could affect the economics of the transaction. Representatives of Lazard presented a variety of modifications to the proposal made in December in connection with the exploration of an alternative proposal to present to Lorillard. The modifications considered included providing a premium on cash paid to Lorillard shareholders, a premium on shares of RAI common stock issued, changes to the BAT investment and incremental changes to RAI’s leverage and cash allocation. It was the consensus of the Other Directors that RAI shareholders other than BAT should receive at least 30% of the equity ownership of the combined company and receive a pro rata portion of the cash distribution. The Other Directors discussed engaging independent legal counsel. Mr. Adams also reported that RAI, Imperial and BAT continued discussions regarding a potential divestiture transaction. At the conclusion of its meeting, the RAI board of directors directed Mr. Wajnert to advise Mr. Kessler that RAI needed more time to address the concerns identified by Lorillard in response to the RAI proposal.

On February 12, 2014, the Other Directors met with representatives of Lazard, Jones Day, Richards Layton and Moore & Van Allen, PLLC, a North Carolina law firm available to serve as counsel for the Other Directors, referred to as Moore & Van Allen. A representative of Moore & Van Allen provided an overview of the firm, including its practices and relevant experience, and the role of the Other Directors with respect to a potential transaction. Following additional discussion, the Other Directors engaged Moore & Van Allen as independent legal counsel to the Other Directors, subject to the RAI board of directors authorizing the same. (At the meeting of the RAI board of directors that followed the Other Directors’ meeting, the engagement of Moore & Van Allen was authorized by the RAI board of directors). Following this portion of the meeting, representatives of Lazard reviewed a revised letter to be presented to Lorillard and reviewed financial and management presentations related to the potential transaction. There was extensive discussion regarding the consideration to be received by RAI shareholders other than BAT and BAT’s willingness to move from its initial position regarding post-transaction equity ownership. A representative of Lazard updated the Other Directors on the recent earnings announcements of RAI and Lorillard and how the current performance of the companies affected the stand-alone and combination analyses of valuation for each company. Lazard representatives presented a “has-gets” analysis for RAI shareholders other than BAT, BAT and Lorillard shareholders under the proposed transaction structure including the review of the proposed letter to Lorillard.

On February 14, 2014, the Other Directors met with RAI’s senior management and representatives of Lazard, Jones Day, Richards Layton and Moore & Van Allen. Representatives of Lazard presented a revised non-binding proposal letter addressed to Lorillard including increased ownership for Lorillard shareholders and decreased percentage of ownership of BAT on a post-transaction basis. The letter also provided for a significant cash premium for Lorillard shareholders and provided BAT with the ability to invest over time following the consummation of the transaction to increase its equity position. The consensus view of the Other Directors was that they supported sending such a letter to Lorillard. Later that day, the RAI board of directors met with RAI’s senior management and representatives of Lazard, Jones Day, Richards Layton and Moore & Van Allen. The RAI board of directors reviewed the terms of the revised proposal to Lorillard and authorized Mr. Wajnert to preview the letter with Mr. Kessler and deliver it on behalf of RAI.

After the board meeting, Mr. Wajnert telephoned Mr. Kessler again and informed him that Mr. Wajnert would send him a letter with RAI’s revised proposal. Mr. Wajnert then sent Mr. Kessler the letter with RAI’s revised non-binding proposal for a business combination of RAI and Lorillard, in which Lorillard shareholders would receive consideration consisting of a mix of cash and stock with a premium of approximately 20% on the cash consideration to be received by Lorillard shareholders relative to Lorillard’s closing share price of $47.72 on February 13, 2014. RAI shareholders would receive an equivalent cash premium in the transaction contemplated at that time (relative to RAI’s closing share price of $47.61 on February 13, 2014). RAI’s revised proposal indicated that, upon completion of the proposed transaction, the ownership level of Lorillard shareholders in the combined company would be approximately 36.5%, with RAI shareholders other than BAT and BAT holding approximately 30% and 33.5% of the outstanding common stock of the combined company, respectively. In line with these changes, BAT would contribute approximately $2 billion in cash in exchange for additional shares of the combined company upon completion of the proposed transaction, and BAT would have the right to invest up to an additional $1.25 billion in exchange for additional shares of the combined company after each of the first and second years following completion of the proposed transaction at then prevailing share prices (after which time the synergies available in the proposed transaction were anticipated by RAI and Lorillard to have a positive effect on the share price of the combined company). In the letter, RAI also proposed that, at the appropriate juncture, RAI and Lorillard discuss senior management and board positions for the combined company on the basis of the continuance of the existing governance agreement with BAT.

Following receipt of the February 14, 2014 letter and in preparation for the meeting of the Lorillard board of directors to be held on February 19, 2014, Mr. Kessler and other representatives of Lorillard’s senior management held numerous discussions with representatives of Centerview and Simpson Thacher to review and discuss RAI’s revised proposal. During the course of these discussions, it was determined that, when taking into account the estimated approximate cash (25%) and stock (75%) mix, as calculated by Lorillard and its financial advisors, being proposed by RAI, RAI’s revised proposal, as calculated by Lorillard and its financial advisors, represented a 7.3% premium to Lorillard’s closing share price of $47.72 on February 13, 2014, on a blended basis.

Discussions regarding the proposed divestiture among representatives of RAI, Imperial and BAT continued throughout the week of February 17, 2014.

On February 17, 2014, Mr. Kessler called Mr. Wajnert and indicated that he did not believe that RAI’s revised proposal of February 14, 2014, would meet the expectations of the Lorillard board of directors regarding the premium that Lorillard shareholders would receive in the proposed transaction. Mr. Kessler also reported that the Lorillard board of directors had a regularly scheduled meeting on February 19, 2014, and requested that RAI consider a further increase in the premium that would be paid to Lorillard shareholders and the Lorillard shareholders’ ownership level in the combined company. Mr. Wajnert indicated that he would review this request with the RAI board of directors.

On February 18, 2014, the Other Directors and the RAI board of directors each met with representatives of Lazard, Jones Day, Richards Layton and Moore & Van Allen to review the RAI proposal and the response by Lorillard to RAI. In each meeting, Mr. Wajnert reported that Mr. Kessler had advised him that Lorillard required a higher blended premium, supported the concept of the BAT phase-in for increased ownership and believed pro forma equity ownership of Lorillard shareholders needed to increase to a level of 38% to 40% of the combined company. The Other Directors considered the impact of increased ownership for Lorillard shareholders on RAI shareholders other than BAT, and discussed the amount of time necessary to complete the next phase of due diligence and Lorillard’s desire to engage a third party consultant to perform a synergy analysis. Representatives of Lazard reviewed the proposal and potential alternative scenarios and the implications of each. At the conclusion of the meeting, the Other Directors expressed their preference that any additional equity to Lorillard shareholders come from decreased ownership by BAT, although they recognized this was a matter for negotiation with BAT.

Later that day, at the meeting of the RAI board of directors, the RAI board and its outside legal and financial advisors considered the response from Lorillard described above. Following such considerations, Mr. Wajnert was authorized by the RAI board of directors to advise Mr. Kessler that 37.5% share ownership by Lorillard shareholders was acceptable, that there might be flexibility to increase that amount depending on the results of further due diligence investigations and that RAI would like to move forward with further discussions with Lorillard promptly.

On February 19, 2014, Mr. Wajnert telephoned Mr. Kessler to indicate that RAI agreed to increase the proposed ownership level of Lorillard shareholders in the combined company to 37.5% (which would reflect an approximate 10.8% premium to Lorillard’s closing share price on February 13, 2014 on a blended basis, as calculated by Lorillard and its financial advisors) and suggested that, depending on the results of additional financial analysis and completion of the due diligence process, RAI was willing to consider a further increase in the Lorillard shareholders’ ownership level in the combined company to 38% (which would reflect an approximate 12.5% premium on a blended basis, as calculated by Lorillard and its financial advisors).

On February 19, 2014, the Lorillard board of directors held a meeting at Lorillard’s headquarters in Greensboro, North Carolina with representatives of Lorillard’s senior management, Centerview and Simpson Thacher to review and discuss, among other matters, RAI’s revised proposal. Mr. Kessler began the meeting by providing the Lorillard board of directors with an update regarding his and Centerview’s discussions with Mr. Wajnert and RAI’s and BAT’s financial advisors, respectively. At this meeting, representatives of

Centerview reviewed with the Lorillard board of directors, among other things, Lorillard’s and RAI’s results of operations during the fourth quarter of the fiscal year ended December 31, 2013, and recent developments at Lorillard and RAI. In addition, representatives of Centerview discussed with the Lorillard board of directors and the other meeting participants its analysis of RAI’s revised proposal, including a comparison to RAI’s December 19, 2013 proposal, and an illustrative work plan and timeline to conduct due diligence and negotiate definitive transaction agreements. Following discussion, the Lorillard board of directors authorized Lorillard’s senior management, with the assistance of Lorillard’s advisors, to continue the discussions and negotiations with RAI and to engage in mutual due diligence, but to emphasize in such discussions that given the significant continuing equity ownership of Lorillard shareholders in the combined company, the leadership team of the combined company should include Mr. Kessler as chief executive officer and as many members of Lorillard’s senior management as possible based on Lorillard’s operational success.

On February 21, 2014, Messrs. Kessler and Wajnert spoke, as did representatives of Centerview and Lazard. During these calls, Mr. Wajnert and the Lazard representatives were advised that Lorillard was prepared to move forward to explore a potential “merger-of-equals”-like transaction with RAI. RAI representatives conveyed this information to the RAI board of directors, BAT and Imperial.

Beginning on February 20, 2014 and continuing throughout the week of February 24, 2014, representatives of Jones Day, Cravath, Swaine & Moore LLP, counsel to BAT, referred to as Cravath, Allen & Overy and Simpson Thacher negotiated the terms of mutual confidentiality agreements. On February 24, 2014, Lorillard, RAI and BAT entered into a mutual confidentiality agreement, which was amended and restated on March 3, 2014, when Lorillard, RAI and BAT entered into a mutual confidentiality agreement with Imperial. Each confidentiality agreement included mutual standstill and non-solicitation and no-hire covenants.

During the course of these discussions, representatives of Jones Day, Cravath and Simpson Thacher began to discuss the outlines of other potential terms in the “merger-of-equals”-like transaction. Representatives of Cravath indicated that BAT was not prepared to extend the standstill covenant in the governance agreement in connection with the proposed business combination transaction and pointed out that the voting provisions of the governance agreement would continue to prevent BAT or its affiliates from obtaining control of the surviving company’s board of directors.

On February 26, 2014, members of RAI’s and Lorillard’s senior managements met telephonically to review and discuss, among other matters, the status of discussions and negotiations between RAI and Imperial regarding the proposed asset divestiture to Imperial and certain aspects of the due diligence investigations to be conducted among RAI, Imperial and Lorillard.

In the morning of February 27, 2014, representatives of RAI, BAT and Imperial met at the offices of Lazard in New York City, New York, to discuss certain process matters regarding the proposed asset divestiture. That afternoon, representatives of RAI, BAT and Lorillard and their respective financial advisors met at Lazard’s offices in New York City, New York, during which representatives of RAI and Lazard updated the representatives of Lorillard and Centerview regarding their discussions with Imperial that morning and other process matters regarding the proposed transaction.

On March 3, 2014, Allen & Overy, with RAI’s permission, provided Simpson Thacher with a copy of the memorandum of understanding, dated December 23, 2013, between RAI and Imperial. Also on March 3, 2014, the Alphaville blog of the Financial Times and, following that, several other media outlets reported that RAI was exploring a bid to acquire Lorillard (the report on the Alphaville blog of the Financial Times is referred to as the Alphaville report). On February 28, 2014, the last full trading day prior to the Alphaville report, the closing prices per share of Lorillard and RAI common stock were $49.06 and $50.83, respectively.

From March 5 through March 6, 2014, members of Lorillard’s, RAI’s and BAT’s senior managements and their respective advisors met at Jones Day’s offices in New York City, New York, to provide an overview of their respective businesses and to discuss financial and operational due diligence matters. Messrs. Delen and Kessler made presentations providing an overview of the businesses of RAI and Lorillard, respectively. In these meetings, RAI’s senior management shared its plan for synergies achievable in various functional areas in connection with the proposed business combination transaction. During the course of these meetings, the parties also discussed the status of discussions and negotiations between RAI and Imperial with respect to the proposed divestiture of brands and other assets and the terms embodied in the memorandum of understanding. In connection with these meetings, on March 6, 2014, Mr. Kessler met with Mr. Wajnert and Nicandro Durante, the chief executive and a director of BAT, to discuss, among other matters, their respective perspectives on the industry and the proposed governance and management structure and future potential of the combined company. Such matters continued to be discussed among the respective companies’ senior managements and financial advisors over the next few days.

Commencing on March 7 through March 12, 2014, representatives of Lazard and Centerview continued to review the matters that were discussed during the meetings from March 5 through March 6, 2014.

On March 10, 2014, the Lorillard board of directors held a telephonic meeting with representatives of Lorillard’s senior management, Centerview and Simpson Thacher, during which Mr. Kessler summarized the discussions and negotiations that Lorillard’s senior management and its advisors had with RAI and BAT regarding the proposed business combination transaction since the last Lorillard board of directors meeting on February 19, 2014. Among other things, Mr. Kessler informed the Lorillard board of directors that RAI and BAT had agreed that he would be strongly considered for the position of chief executive officer of the combined company upon the completion of the “merger-of-equals”-like transaction. However, Mr. Kessler informed the Lorillard board of directors that the discussions and negotiations that had occurred over the weeks leading up to this meeting raised a number of questions regarding whether the potential transaction envisioned by RAI should appropriately be viewed as a “merger-of-equals”-like transaction by Lorillard. Among other things, a discussion ensued regarding (1) the terms of the memorandum of understanding between RAI and Imperial, which provided that Imperial would potentially assume most of Lorillard’s salespeople, its manufacturing facilities and headquarters building (one effect of which would be that there would be very few Lorillard employees involved in the operations of the combined company), (2) the facts that BAT would continue to be the most significant shareholder of the combined company with the right to board representation in accordance with the governance agreement and that BAT would resist agreeing to an extension of the standstill agreement in the governance agreement and (3) an increasing perception that the spirit of the proposed transaction was significantly more consistent with an acquisition of Lorillard than it was with a “merger-of-equals”-like transaction in all respects other than the lack of a full acquisition premium being paid to Lorillard shareholders. Following a discussion of the matters presented, Mr. Kessler asked for the weekend to further discuss the transaction with Lorillard’s advisors and provide a recommendation to the Lorillard board of directors on March 13, 2014. The Lorillard board of directors concluded to reconvene in short order to further discuss and consider the merits of continuing the discussions and negotiations with RAI regarding the proposed business combination transaction.

On March 11, 2014, representatives of RAI, Imperial and Lorillard and representatives of Jones Day met to continue their discussions regarding the scope of the proposed brand and asset divestiture transaction with Imperial.

On March 12, 2014, the RAI board of directors met telephonically with its outside legal and financial advisors to review recent discussions with Lorillard and Imperial.

On March 13, 2014, the Lorillard board of directors met telephonically to further discuss and consider the merits of continuing the discussions and negotiations with RAI regarding the proposed business combination transaction. Following discussion and Mr. Kessler’s recommendation, the Lorillard board of directors determined not to proceed with the proposed business combination transaction and to terminate the related discussions with RAI, BAT and Imperial. Among other things, based on what had been learned over the prior two weeks, the Lorillard board of directors did not believe that the proposed transaction in fact reflected a “merger-of-equals”-like transaction and, accordingly, that the consideration proposed for Lorillard shareholders did not provide such shareholders with an appropriate premium for a transaction that effectively constituted an acquisition of Lorillard. Later on March 13, 2014, Mr. Kessler telephoned Mr. Wajnert to inform him of the Lorillard board of directors’ decision. Mr. Kessler thanked Mr. Wajnert and noted that he and Lorillard would consider the discussions closed, and would return to conducting its business in the ordinary course.

On March 13, 2014, Mr. Wajnert advised the RAI board of directors, RAI’s senior management, Lazard, Jones Day, Richards Layton and Moore & Van Allen by phone that Lorillard had determined not to proceed with the transaction, noting that while the transaction was characterized as a “merger-of-equals” transaction, Lorillard did not believe RAI’s proposal met the requirements of such a transaction. Although Lorillard had terminated discussions, the RAI board of directors continued to consider the combination opportunity, taking into account the fact that Imperial might not remain interested in acquiring certain assets in the future. At the conclusion of this meeting, the RAI board of directors requested that RAI’s senior management and Lazard re-examine acquisition structures other than a “merger-of-equals.”

There were no contacts between RAI and Lorillard with respect to a possible transaction between March and May 2014.

Throughout March and April, RAI’s senior management and its advisors continued to explore the possibility of an acquisition of Lorillard at a premium rather than on a “merger-of-equals” basis and remained in contact with representatives of Imperial. In early April, representatives of RAI’s senior management, Lazard and Strategy& (formerly Booz & Company), a third party consultant engaged by RAI, reviewed and updated the assumptions and financial projections for a proposed transaction as well as the anticipated synergies analysis. Representatives of the RAI board of directors and RAI’s senior management met with representatives of BAT to explore BAT’s continued support for a transaction, particularly given management’s concerns related to leverage at RAI on a post-transaction basis and the desire of RAI to maintain its investment grade rating.

During this period, the RAI board of directors met numerous times with its legal and financial advisors to review the updated transaction analysis. The RAI board of directors concluded that, while the RAI stand-alone projections were strong, the potential strategic benefits of an acquisition of Lorillard warranted the continued exploration of an acquisition.

In March, 2014, Mr. Delen indicated to the RAI board of directors in executive session that he was considering retirement in the near term. He told the RAI board of directors that he had previously expressed to both the RAI chairman of the board and the chairman of the RAI governance committee that he did not wish to be a long-term chief executive officer of RAI, but would make such a decision only when an acceptable chief executive officer successor candidate was identified and he believed the timing was appropriate for RAI. Subsequently, Ms. Cameron expressed her willingness to serve as Mr. Delen’s successor should he decide to retire. On April 16, 2014, Mr. Delen submitted his resignation, effective April 30, 2014, and Ms. Cameron was elected chief executive officer of RAI, effective May 1, 2014.

On April 25, 2014, the RAI board of directors met with RAI’s senior management and its outside legal and financial advisors, as well as representatives of Strategy&. During this meeting, RAI’s senior management and representatives of Lazard and Strategy& reviewed the financial case for a potential Lorillard acquisition as well as a stand-alone analysis of each of RAI and Lorillard. RAI’s senior management reviewed the potential risks and benefits associated with a potential transaction of this nature, including the strength of the combined brand portfolio and transformative nature of the transaction, as well as the sensitivities with respect to the financial assumptions and projections utilized in the analysis. RAI’s senior management updated the RAI board of directors on menthol regulatory issues that factored into the analysis as well. At the conclusion of the meeting, the RAI board of directors decided to continue to explore an acquisition of Lorillard.

On April 29, 2014, CNBC televised a report indicating that the tobacco industry was undergoing a consolidation process in the near term, including speculation that RAI was seeking to acquire Lorillard.

On May 5, 2014, in light of certain provisions in the previously executed confidentiality agreement between RAI, Lorillard and BAT, representatives of Lazard and Centerview met at Lazard’s request to discuss the possibility that RAI might re-approach Lorillard, but this time with an acquisition proposal for Lorillard, including an appropriate acquisition premium.

On May 7 and 8, 2014, the RAI board of directors met with members of RAI’s senior management and its legal and financial advisors to discuss a potential approach to Lorillard regarding an acquisition, rather than a “merger-of-equals”-like transaction. Ms. Cameron reported that since the April 25, 2014 board meeting, management had continued to develop the business case for a potential acquisition of Lorillard and reviewed the most recent financial projections and synergy analysis. She reviewed the strategic rationale, risks and potential mitigating factors for a potential transaction with Lorillard. Mr. Adams reported that Imperial remained interested in pursuing a divestiture transaction and was prepared to proceed with the brand package previously discussed. Representatives of Lazard reviewed with the RAI board of directors financial analyses in connection with the potential transaction, examining the transaction at a range of potential Lorillard share values. Lazard also highlighted the favorable financial impact resulting from the increase in RAI’s share price during the preceding months (the closing price per share of RAI common stock on May 2, 2014 was $55.94). The per share price and allocation between stock and cash for the potential transaction were discussed among the members of the RAI board of directors. RAI’s senior management recommended making a proposal to Lorillard involving a combination of cash and stock consideration with an implied value of $65 per share of Lorillard common stock and reported that BAT supported an approach on that basis. Representatives of Lazard reviewed a revised non-binding proposal letter to Lorillard and discussed the financial implications of the proposal. At the conclusion of the meeting and following discussion of the unique opportunity presented by the possible Lorillard transaction at this time, the RAI board of directors authorized a non-binding proposal to acquire Lorillard at an implied value of $65 per share and on the other terms reflected in the letter. Also during the meeting, the RAI board of directors dissolved the SMRC as a standing committee, in light of the role required by the governance agreement of the Other Directors in considering the transaction and the fact that the SMRC was not otherwise operative at this time.

Later on May 7, 2014, the Other Directors met with RAI senior management, representatives of RAI’s outside legal and financial advisors and Moore & Van Allen to consider further the possibility of an acquisition of Lorillard, as opposed to a “merger-of-equals” with Lorillard, from the perspective of RAI’s shareholders other than BAT. Representatives of Lazard presented a variety of financial analyses in connection with the proposed transaction to the Other Directors. There was extensive discussion, among other things, of the potential benefits to such shareholders of BAT’s commitment to purchase additional shares of RAI common stock as part of the financing for the proposed transaction, including that it was unlikely RAI would be able to obtain equity financing from a third party on terms as favorable as those offered by BAT. The Other Directors then approved proceeding with negotiations seeking the acquisition of Lorillard by RAI at a price of $65 per share.

On May 10, 2014, Mr. Wajnert contacted Mr. Kessler by telephone and indicated that he was prepared to send Mr. Kessler a letter with a preliminary, non-binding proposal by RAI to acquire Lorillard. Mr. Kessler responded that he should do so. Later on May 10, 2014, Mr. Wajnert sent Mr. Kessler a letter with RAI’s preliminary, non-binding acquisition proposal, pursuant to which RAI offered to pay an implied price of $65.00 per share of Lorillard common stock, comprised of $46.25 in cash and 0.3314 of newly issued shares of RAI common stock, which represented a 32.5% premium to Lorillard’s closing share price of $49.06 on February 28, 2014, the last trading day before the Alphaville report. The letter indicated that the cash consideration would be financed with approximately $4.5 billion of the net after tax proceeds from asset divestitures to Imperial, cash on hand, approximately $7.0 billion of incremental debt and an additional cash investment by BAT of approximately $5.0 billion. The letter also stated that, upon completion of the proposed acquisition, Lorillard shareholders and BAT would own approximately 16% and 42%, respectively, of the outstanding RAI common stock. Mr. Kessler informed Mr. Wajnert that he would discuss the RAI proposal with the Lorillard board of directors. Also on May 10, 2014, RAI’s senior management contacted Imperial’s senior management to inform them of the recent Lorillard developments and to resume discussions of due diligence matters. Later in May 2014, RAI engaged The Brunswick Group to assist with its communications planning and strategy with respect to a proposed acquisition of Lorillard.

On May 15, 2014, the Lorillard board of directors met with representatives of Lorillard’s senior management, Centerview and Simpson Thacher in Greensboro, North Carolina to discuss RAI’s May 10, 2014 acquisition proposal. Representatives of Centerview discussed with the Lorillard board of directors, among other things, their perspectives on why RAI returned with an acquisition proposal relatively shortly after the “merger-of-equals” discussions were terminated, the trends and developments in the tobacco industry and certain preliminary financial analyses of RAI’s May 10, 2014 proposal. Representatives of Centerview also observed that the current proposal was less sensitive to the achievement of synergies than was the case with the previous “merger-of-equals” proposal and provided much more certain value to Lorillard shareholders in light of the significantly higher cash component in the latest proposal. Simpson Thacher reviewed with the Lorillard board of directors, among other matters, the directors’ fiduciary duties under applicable law in connection with the board’s consideration of RAI’s proposal. In addition, representatives of Centerview discussed with the Lorillard board of directors their preliminary views on Lorillard’s strategic alternatives to the proposed transaction with RAI, including operating as an independent company, or a sale of some or all of Lorillard to, a potential other merger transaction with, or an asset acquisition by Lorillard from, the universe of other potential strategic partners for Lorillard in the tobacco industry, none of whom was viewed at the time as a likely candidate for any such transaction, particularly in light of Imperial’s desire to participate as a divestiture partner. Mr. Kessler also informed the Lorillard board of directors that Lorillard would re-involve Barclays to assist Centerview in the process of evaluating RAI’s May 10, 2014 proposal. Following discussion, the Lorillard board of directors determined that further discussions were warranted in light of RAI’s May 10, 2014 proposal and authorized Mr. Kessler, with the assistance of Centerview, to engage in preliminary discussions with RAI and its financial advisor in an effort to have RAI improve its proposal.

From May 15 through May 20, 2014, Mr. Kessler and representatives of Centerview engaged in several discussions and negotiations by telephone with Mr. Wajnert, Ms. Cameron and representatives of Lazard. Over the course of these days, Mr. Kessler, as part of their regular discussions, consulted with Mr. Colbert, the lead independent director of the Lorillard board of directors, and informed Mr. Colbert of his and Centerview’s interactions with RAI and its financial advisor. During the discussions that unfolded during these days, representatives of Centerview indicated to representatives of Lazard that they believed the Lorillard board of directors might support a proposed acquisition of Lorillard if RAI offered a price in excess of $70 per share of Lorillard common stock. Representatives of Lazard stated, however, that RAI was not, under any circumstances, prepared to offer a price of $70 per share or above, but agreed to discuss an offer price of $67 to $68 per share with RAI’s senior management and the RAI board of directors if Mr. Kessler was willing to consider this range. Following a discussion with Mr. Kessler, representatives of Centerview telephoned representatives of Lazard and indicated that Mr. Kessler would be prepared to discuss with the Lorillard board of directors the proposed acquisition if RAI increased its offer to $68 per share.

On May 20, 2014, the RAI board of directors met with RAI’s senior management and Lazard, Jones Day, Richards Layton and Moore & Van Allen to receive an update on recent discussions regarding the proposed Lorillard transaction. Mr. Wajnert and representatives of Lazard reported on their discussions with representatives of Lorillard and its financial advisors. After discussion, the RAI board of directors concluded that while there might be some pricing flexibility, certain other requests from Lorillard to improve the proposal were not acceptable. In particular, the RAI board of directors determined it would not agree to a “reverse” termination fee in connection with the failure to obtain antitrust regulatory approval, in light of the strong divestiture package already agreed to with Imperial and other provisions anticipated to be included in the merger agreement. RAI’s senior management confirmed it was supportive of a transaction within a range of $67 to $68 per share of Lorillard common stock, subject to satisfactory completion of due diligence, and representatives of BAT on the RAI board of directors reported, on behalf of BAT, support for the proposed transaction at the higher price. Representatives of Lazard reviewed financial analyses relevant to the proposed transaction, highlighting the evolution of the share prices of each of RAI and Lorillard in recent weeks. At the conclusion of the meeting, the RAI board of directors authorized a non-binding proposal to Lorillard with a range of $67 to $68 per share, subject to the satisfactory completion of due diligence.

Later on May 20, 2014, Mr. Wajnert contacted Mr. Kessler by telephone and conveyed that the RAI board of directors was willing to propose $67 to $68 per share of Lorillard common stock, subject to the satisfactory completion of RAI’s due diligence investigation. Mr. Wajnert acknowledged that Mr. Kessler had indicated he would not recommend a final RAI offer below $68 per share. During these discussions, Messrs. Wajnert and representatives of Lazard also noted that, in connection with this revised offer and in light of the proposed significant asset divestiture to Imperial, RAI was not willing, under any circumstances, to consider paying Lorillard a “reverse” termination fee if the transaction could not be completed due to the failure to obtain the required antitrust regulatory approval.

On May 21, 2014, the Lorillard board of directors held a telephonic meeting with representatives of Lorillard’s senior management, Centerview, Barclays and Simpson Thacher. During this meeting, Mr. Kessler and representatives of Centerview summarized their respective discussions and negotiations with representatives of RAI and Lazard since the May 15, 2014 meeting of the Lorillard board of directors. Representatives of Centerview and Barclays also, among other things, discussed with the Lorillard board of directors their preliminary financial analyses regarding RAI’s indicative offer of $67 to $68 per share (recognizing that Mr. Kessler had indicated that Lorillard insisted on at least $68 per share), including that such price range represented a 37% to 39% premium to Lorillard’s closing share price of $49.06 on February 28, 2014, the last full trading day before the Alphaville report. Representatives of Simpson Thacher reviewed and discussed with the Lorillard board of directors various legal matters, including regulatory matters, with respect to the proposed transaction. Following discussion, the Lorillard board of directors concluded that Lorillard’s senior management, together with Lorillard’s financial and legal advisors, should continue to hold discussions with RAI, as well as with Imperial and BAT, and further explore whether mutually acceptable terms of a transaction could be reached. In addition, the Lorillard board of directors established an ad hoc transaction advisory committee comprised of Mr. Kessler and Robert C. Almon, Virgis W. Colbert, Dianne Neal Blixt and Richard W. Roedel as directors to assist Mr. Kessler, Lorillard’s senior management and the other members of the Lorillard board of directors in reviewing and overseeing the negotiations and discussions with RAI, as well as with Imperial and BAT, all subject to the continuing supervision and approval of the entire Lorillard board of directors.

Later on May 21, 2014, Mr. Kessler spoke separately to both Ms. Cameron and Ms. Alison Cooper, the chief executive and a director of Imperial, telephonically to discuss the status of the negotiations and discussions of the proposed transaction, including the asset divestiture to Imperial. In addition, commencing on May 21, 2014, representatives of Jones Day, Cravath and Simpson Thacher began discussing various process matters, including those relating to structure, due diligence, documentation and various matters relating to the Imperial asset divestiture. As part of those discussions and further discussions between representatives of Centerview and Credit Suisse, it was confirmed that while the then-current memorandum of understanding did not preclude Imperial from considering an acquisition of all of Lorillard (as opposed to the proposed asset divestiture), Imperial was not interested in doing so. Over the next several days, representatives of RAI, BAT, Imperial and Lorillard discussed the proposed asset sale to Imperial, and on May 27, 2014, RAI and Imperial executed a memorandum of understanding with respect to the asset sale, the commercial terms of which were not legally binding, given that the prior memorandum of understanding between the parties had expired by its terms.

On May 29 and 30, 2014, representatives of Lorillard’s senior management and Lorillard’s advisors met with representatives of RAI’s and Imperial’s senior managements and their respective advisors at the offices of Jones Day in New York City, New York, to provide RAI and Imperial with an overview of Lorillard’s business and discuss certain financial and operational due diligence matters. Commencing on June 2, 2014 and continuing through July 15, 2014, David Taylor, executive vice president, finance, planning and chief financial officer of Lorillard, and other members of Lorillard’s senior management, with the assistance of Lorillard’s advisors, engaged in discussions with representatives of RAI and Imperial regarding the proposed transaction and facilitated RAI’s and Imperial’s due diligence investigation regarding Lorillard and its businesses, including coordinating the scope of responses to RAI’s and Imperial’s due diligence requests with the assistance of antitrust counsel. During the latter part of this period, Lorillard also engaged in due diligence on RAI and its subsidiaries’ businesses.

Over the next several weeks, representatives of RAI, Imperial, Lorillard, and in some cases BAT, engaged in discussions regarding the divestiture transaction, including with respect to “route to market,” reciprocal contract manufacturing and other commercial arrangements.

On June 3, 2014, representatives of Jones Day, Cravath and Simpson Thacher held a telephonic meeting to discuss certain legal matters, including the potential key terms of the definitive transaction agreements expected to be entered into among the parties, including the allocation of antitrust risk and required efforts.

On June 11, 2014, representatives of Lorillard’s and Imperial’s senior managements met to discuss and review certain functional and operational matters, which meeting was preceded by a dinner meeting of Ms. Cooper with Mr. Kessler the day before, during which they discussed each other’s perspectives on the proposed transaction, including the divestiture-related elements of the transaction and Imperial’s desire to implement its plan to become a major competitor in the U.S. tobacco industry after completion of the transactions, and the importance of Lorillard’s employees and assets in accomplishing that. From June 11, 2014 through July 15, 2014, each of Mmes. Cameron and Cooper and Mr. Kessler periodically discussed the status of the proposed transaction and other related matters.

Also on June 11, 2014, Jones Day provided a draft merger agreement to Simpson Thacher. From June 11, 2014 through July 15, 2014, legal counsel to RAI, BAT and Lorillard, with the assistance of RAI’s and Lorillard’s senior managements and financial advisors, engaged in extensive negotiations concerning, and exchanged numerous drafts of, the proposed merger agreement and its key terms, including the allocation of antitrust risk and required efforts in the proposed transaction.

On June 12, 2014, the Lorillard board of directors held a meeting in New York City, New York, with representatives of Lorillard’s senior management, Centerview, Barclays and Simpson Thacher to review and discuss, among other matters, the status of the discussions and negotiations of the proposed transaction. Mr. Kessler began the meeting by updating the Lorillard board of directors on recent developments regarding the discussions and negotiations with respect to the proposed transaction and reviewed with the Lorillard board of directors, among other matters, Lorillard’s recent business performance. Centerview and Barclays then discussed with the Lorillard board of directors, among other things, various preliminary financial analyses regarding the proposed transaction and RAI’s indicative proposal of $67 to $68 per share of Lorillard common stock. In addition, representatives of Centerview and Barclays also reviewed possible strategic alternatives for Lorillard to the proposed transaction with RAI, including operating as an independent company, or a sale of Lorillard to, or a potential other merger transaction with, the universe of other potential strategic partners for Lorillard in the tobacco industry and, with the assistance of Simpson Thacher, the potential merits and detriments of reaching out to such other potential acquirors or merger partners for Lorillard. In that connection, the Lorillard board of directors, with the assistance of Centerview and Barclays, considered the universe of potential competitive bidders in the tobacco industry and noted that, at the time, there appeared to be no viable likely competitive bidder for Lorillard other than RAI and that, although there had been significant speculation in press and analyst reports following the Alphaville report on March 3, 2014 and CNBC’s televised report on April 29, 2014, Lorillard had not received any offer concerning such an alternative acquisition or merger transaction. The Lorillard board of directors also observed that the significant level of speculation in press and analyst reports regarding a potential transaction increased the likelihood that any such other bidders would have already approached Lorillard if they had been interested and that other parties would still have the ability to submit an acquisition proposal following the announcement of any potential transaction with RAI. As a result of such factors, the Lorillard board of directors concluded that soliciting interest from other potential parties at this stage was unlikely to generate competitive tension and help maximize the value for Lorillard shareholders in a potential transaction, but that such approach could instead risk even further market speculation and jeopardize the proposed transaction with RAI. Representatives of Simpson Thacher reviewed with the Lorillard board of directors, among other matters, certain regulatory-related matters, including the potential impact of the asset divestiture to Imperial on the regulatory approval process and the status of the negotiations of the definitive transaction documents.

On June 17, 2014, Jones Day received from Cravath a draft of the subscription and support agreement providing for the equity financing at closing by BAT. This draft was reviewed by Jones Day, Richards Layton and Moore & Van Allen.

The ad hoc transaction advisory committee of the Lorillard board of directors, members of which consulted amongst each other from time to time on an informal basis regarding the potential transaction, formally met on June 24, 2014, with representatives of Lorillard’s senior management, Centerview, Barclays, Simpson Thacher and Joele Frank Wilkinson Brimmer Katcher, which Lorillard had retained to advise it on its communications strategies in connection with a possible transaction, referred to as Joele Frank, at the offices of Simpson Thacher in New York City, New York. During this meeting, Mr. Kessler and representatives of Centerview and Barclays summarized the status of the ongoing discussions and negotiations regarding the proposed transaction, including that RAI and Imperial still disagreed on a number of issues regarding the proposed asset divestiture, and provided a short analysis thereof. Representatives of Simpson Thacher reviewed with the committee the status of the definitive transaction documents, including the terms of Simpson Thacher’s revised draft merger agreement that it had sent to Jones Day the day before this meeting. Representatives of Joele Frank presented to the committee a proposed communications plan in the event an agreement was reached on the potential transaction. Mr. Kessler discussed with the committee certain compensation-related matters, including Lorillard’s senior management’s view that it would be prudent for Lorillard to adopt a severance plan to protect those Lorillard employees that did not already have severance protection through other arrangements and to establish a retention pool to be able to retain certain key Lorillard employees during the period from announcement of a possible transaction until completion of the transaction—matters which were supported by the senior managements of both RAI and Imperial.

On June 27, 2014, Mr. Kessler provided the members of the Lorillard board of directors with a written update regarding the status of the discussions and negotiations of the proposed transaction, including the proposed asset divestiture to Imperial, the due diligence process, compensation-related matters and the anticipated timing for the announcement of a possible transaction. In his update, Mr. Kessler noted that Lorillard had requested that, upon completion of the proposed transaction, RAI appoint one or two members of the Lorillard board of directors to the RAI board of directors and that, regarding the proposed asset divestiture, RAI and Imperial still had disagreements regarding a number of issues.

On July 1, 2014, RAI’s senior management met with credit rating agencies in New York City, New York, to discuss the impact of the potential transaction on its credit ratings. On the next day, RAI’s senior management met with potential financing sources for the transaction.

On July 2, 2014, each of the Other Directors and the RAI board of directors met with their legal and financial advisors, as well as RAI’s senior management, to discuss the proposed transactions. Ms. Cameron reported that the divestiture package for the Imperial transaction had been refined and Imperial was expected to acquire the Lorillard factory, headquarters and sales force in addition to the previously agreed portfolio of brands. She also noted that substantial progress had been made on the “route to market” discussions between the parties. Mr. Adams reported on the rating agency discussions and the positive reaction by the potential financing sources RAI’s senior management met with earlier in the week. Also on July 2, 2014, Moore & Van Allen reviewed the proposed draft of the subscription and support agreement with the Other Directors, who requested that BAT’s draft provision for an unconditional commitment to vote the shares of RAI common stock it beneficially owned in favor of the transaction (regardless of any change in recommendation of the RAI board of directors) be deleted. RAI’s senior management reported that the parties were targeting a July 14, 2014 transaction announcement. Counsel to RAI reviewed the fiduciary duties of the members of the RAI board of directors as well as a variety of legal components of the transaction, including with respect to regulatory matters. Representatives of Lazard reported that further pricing discussions were scheduled for the following week.

On July 3, 2014, CNBC televised a report speculating that a potential transaction, in which RAI would acquire Lorillard, could be announced as early as by the end of July 2014 and referred to a potential offer price of

$68 per share of Lorillard common stock. On July 3 and 4, 2014, representatives of RAI, BAT and Imperial, together with their outside legal counsel, discussed open issues with respect to the divestiture transaction.

On July 5, 2014, representatives of RAI and Lazard telephonically met with representatives of Lorillard and Centerview to discuss certain business, financial and other due diligence matters regarding RAI, including the synergies that RAI’s senior management expected to achieve in the proposed transaction. On the same date, representatives of Jones Day, Cravath and Simpson Thacher met to discuss the proposed merger agreement, including the allocation of antitrust risk and required efforts in the proposed transaction, and the status of the other definitive transaction documents, including the subscription and support agreement. Following this meeting, Simpson Thacher advised Jones Day that Lorillard was insistent, as a condition of proceeding, on having a commitment from BAT to vote the shares of RAI common stock it beneficially owned in favor of the transaction even if the RAI board of directors changed its recommendation of the transaction. Cravath advised Jones Day that BAT would consider this demand but would not give such a commitment over the objections of the Other Directors. The Other Directors ultimately agreed to accept that commitment.

Later on July 5, 2014, Jones Day provided Simpson Thacher with a current draft of the definitive agreement regarding the asset divestiture to Imperial. From July 5, 2014 through July 15, 2014, RAI, BAT, Imperial and Lorillard, together with their counsel, engaged in negotiations concerning the various transaction documents.

On July 8, 2014, representatives of Centerview met with representatives of Lazard to discuss, among other things, the exchange ratio and the split between the proposed cash and stock consideration.

Beginning on July 9, 2014, in addition to the rumors relating to a possible acquisition of Lorillard by RAI, several news media speculated that BAT was seeking to acquire the remaining outstanding shares of RAI common stock that it did not currently own.

On July 9, 2014, following a series of discussions between Mr. Kessler and Ms. Cameron and among representatives of Centerview and Lazard, RAI made a revised proposal to Lorillard, pursuant to which Lorillard’s shareholders would receive $50.50 in cash and 0.2909 shares of RAI common stock per share of Lorillard common stock in the proposed transaction.

On July 10, 2014, the RAI board of directors met with representatives of RAI’s senior management, Lazard, Jones Day, Richards Layton and Moore & Van Allen to review the status of the transactions. Mr. Adams reported that RAI’s credit ratings were expected to remain investment grade on a post-transaction basis and that the financing sources management had met with had agreed to provide bridge financing on attractive terms. A detailed review of the divestiture transaction and key open issues was presented. RAI’s senior management and Lazard reported on the further pricing discussions with Lorillard. Representatives of Lazard reviewed RAI and Lorillard financial analyses, on both a stand-alone basis and pro forma for the transaction, explaining differences from prior similar presentations, including the favorable financial impact resulting from the increase in RAI’s share price during the preceding months. Representatives of Jones Day reviewed the fiduciary duties of the members of the RAI board of directors and the legal terms of the proposed transactions. An antitrust regulatory update was also presented by Jones Day.

Later the same day, the Other Directors met with representatives of RAI’s senior management, Lazard, Jones Day, Richards Layton and Moore & Van Allen to review the status of the transactions. The Other Directors requested additional information regarding the menthol regulatory risk, given the nature of the Lorillard brands and potential regulatory action by the FDA. Moore & Van Allen provided an update on discussions regarding the proposed subscription and support agreement with BAT, including the status of provisions previously reviewed with the Other Directors.

Also on July 10, 2014, the Lorillard board of directors met at the offices of Simpson Thacher in New York City, New York, with representatives of Lorillard’s senior management, Centerview, Barclays, Simpson Thacher and Joele Frank. Mr. Taylor discussed with the Lorillard board of directors the results of Lorillard’s due diligence investigation of RAI. Representatives of Centerview and Barclays discussed with the Lorillard board of directors, among other matters, certain preliminary financial analyses regarding RAI’s revised July 9, 2014 proposal, including that this proposal implied an offer price of $68.73 per share of Lorillard common stock based on RAI’s closing share price on July 9, 2014 and represented a premium of 40.1% to Lorillard’s closing share price of $49.06 on February 28, 2014, the last full trading day before the Alphaville report. Centerview and Barclays also noted that, of the merger consideration offered by RAI, 73.5% and 26.5% were going to be paid in cash and shares of RAI common stock, respectively, and that Lorillard shareholders would own approximately 14.6% of the total outstanding RAI common stock upon completion of the proposed transaction. As part of that discussion, Centerview and Barclays also reviewed with the Lorillard board of directors, on a preliminary and draft basis, the material financial analyses that they expected to (and ultimately did) utilize for purposes of their respective firms’ opinions, which Centerview and Barclays did not render on July 10, 2014, but would be requested to render at an upcoming meeting (ultimately held on July 14, 2014) at which the Lorillard board of directors would formally consider, and determine whether or not to approve, the proposed transaction. In that connection, representatives of both Barclays and Centerview noted to the Lorillard board of directors that the implied value of RAI’s July 9, 2014 proposal was higher than the upper end of the range of implied equity values generated by their discounted cash flow analysis derived from Lorillard’s stand-alone plan. Upon discussion, it was also observed that the implied value of RAI’s July 9, 2014 proposal was also higher than the upper end of the range of each of the other financial analyses expected to be utilized by Centerview and Barclays for purposes of their respective fairness opinions, which observation was confirmed by Centerview and Barclays. In addition, Centerview and Barclays also reviewed with the Lorillard board of directors an analysis of illustrative present values of implied future shareholder returns, which applied a range of illustrative price to earnings multiples derived from Lorillard’s and other comparable companies’ historical price to earnings multiples to Lorillard’s projected earnings per share on a stand-alone basis over a three-year period (taking into account cumulative compounded dividends for the projected period) and generated implied hypothetical future per share prices for the projected period, which were then discounted to June 30, 2014. Centerview and Barclays noted that this analysis (which was shown for illustrative purposes only and was not expected to be (and was not) part of the financial analyses utilized by either firm for purposes of its respective fairness opinion) resulted in illustrative implied discounted hypothetical future per share values that were lower than the per share value of Lorillard implied by RAI’s July 9, 2014 proposal. Representatives of Centerview and Barclays also noted, however, that Lorillard’s price to earnings multiple as of July 9, 2014 (based on Lorillard’s then-current share price), which was significantly higher than the range of illustrative price to earnings multiples utilized in this analysis due to the significant market speculations regarding the proposed transaction, generated illustrative implied discounted hypothetical future per share values which were in some cases higher than the per share value of Lorillard implied by RAI’s July 9, 2014 proposal.

At the July 10, 2014 meeting, Centerview and Barclays also reported that, on July 8, 2014, Lazard had indicated to them that RAI was willing to appoint one specified member of the Lorillard board of directors to the RAI board of directors upon completion of the merger. After RAI suggested that Mr. Kessler would be the appropriate individual to fill the seat on the RAI board of directors, the Lorillard board of directors concurred that Mr. Kessler filling that seat was in the best interest of Lorillard shareholders. In addition, Mr. Kessler and the representatives of Centerview and Barclays reviewed with the Lorillard board of directors the scope of the asset divestiture to Imperial, including that, in connection with Imperial’s acquisition of Lorillard’s national sales force, its manufacturing and supply chain operations and headquarters, Imperial was willing to make offers of employment to Lorillard’s entire sales force and related management positions, all of Lorillard’s employees engaged in the manufacturing and supply chain operations and most of the employees employed at Lorillard’s headquarters. Representatives of Simpson Thacher reviewed with the Lorillard board of directors, among other matters, the Lorillard directors’ fiduciary duties under applicable law in connection with the proposed transaction and the material terms and provisions of the proposed merger agreement with RAI, the proposed asset purchase agreement between RAI and Imperial, the proposed subscription and support agreement between RAI and BAT and the other definitive transaction documents, including the issues that were still being discussed among RAI, BAT, Imperial and Lorillard. Mr. Kessler noted to the Lorillard board of directors that Imperial was considering Mr. Taylor, among others, for the position of chief executive officer of its combined U.S. cigarette operations following the closing of the transactions and that Imperial had engaged in discussions with Mr. Taylor regarding such position, but that no decision had been made by either Imperial or Mr. Taylor. Simpson Thacher also reviewed with the Lorillard board of directors an updated analysis of the antitrust matters related to the proposed transaction, including the results of an economist’s analysis and the regulatory approval process. Ms. Dianne Neal Blixt, the chair of the Lorillard board of directors’ compensation committee, provided the Lorillard board of directors with an update regarding certain compensation matters in connection with the proposed transaction and the analysis of a compensation consultant that had been hired by Lorillard to evaluate the outstanding compensation-related issues, including with respect to severance protection and retention matters. Representatives of Joele Frank discussed with the Lorillard board of directors the communications proposed to be made in connection with the announcement of the proposed transactions. Following discussion of the foregoing matters, the Lorillard board of directors instructed Mr. Kessler to try to resolve, with the assistance of Lorillard’s senior management and its advisors, any remaining issues and promptly present the Lorillard board of directors with an actionable proposal.

On July 11, 2014, Imperial issued a press release noting the recent speculation relating to a potential transaction involving RAI and Lorillard and confirmed its discussions with RAI and Lorillard to evaluate a possible acquisition of certain assets and brands owned by RAI and Lorillard. On the same date, RAI and Lorillard each issued press releases announcing that they were engaged in discussions regarding RAI’s potential acquisition of Lorillard and that, in connection with that transaction, RAI and Lorillard were in discussions with Imperial regarding the potential sale of certain assets and brands owned by RAI and Lorillard to Imperial. BAT also issued a press release noting the recent announcements by Imperial, RAI and Lorillard and announced that BAT expected to support the transaction by subscribing for additional shares in RAI to maintain its existing approximately 42% beneficial ownership interest in RAI.

Also on July 11, 2014, Jones Day provided Simpson Thacher with current drafts of the subscription and support agreement to be entered into between RAI and BAT. Through July 15, 2014, representatives of Cravath, Jones Day, Moore & Van Allen, Richards Layton and Simpson Thacher engaged in negotiations concerning the drafts of the subscription and support agreement.

On July 12, 2014, Ms. Cameron and Mr. Kessler met telephonically to discuss and resolve certain remaining open issues in the proposed merger agreement, including (1) the amount of the termination fee payable by either Lorillard or RAI in the circumstances set forth in the merger agreement, (2) the extent of RAI’s obligations to obtain the required antitrust approval in addition to those contemplated by the proposed asset purchase agreement with Imperial and (3) Lorillard’s request that RAI reimburse out-of-pocket costs and expenses incurred by Lorillard under certain circumstances. During this discussion, Mr. Kessler confirmed that he was willing to accept a seat on the RAI board of directors after the closing of the transaction and that the Lorillard board of directors was in agreement. Ms. Cameron and Mr. Kessler agreed to target the announcement of the proposed transaction for July 14, 2014, pending approval by each of their respective boards of directors.

On July 13, 2014, a decision was made to delay the announcement of the proposed transaction by one day to provide sufficient time to finalize the definitive transaction agreements.

On July 13, 2014, the RAI board of directors met with RAI’s senior management and Lazard, Jones Day, Richards Layton and Moore & Van Allen to consider the approval of the acquisition of Lorillard, the purchase of additional shares of RAI common stock by BAT or one or more of its affiliates in connection with the Lorillard transaction and the divestiture of certain brands and other assets to a subsidiary of Imperial. Ms. Cameron reported that while negotiations were substantially complete, the definitive documents were not yet in final form and the announcement of the transaction would be delayed by one day. RAI’s senior management and outside legal counsel reviewed the terms of the various transaction agreements and identified key open issues in the Imperial transaction, including “route to market” arrangements and treatment of certain aspects of the MSA. Representatives of Lazard reviewed its financial analysis of the transaction, based on the parties’ agreement on the merger consideration to be paid to Lorillard shareholders of $50.50 in cash and 0.2909 shares of RAI common stock per share of Lorillard common stock (which would correspond to a value of $68.00 per share of Lorillard common stock based on the closing price per share of $60.16 for RAI common stock on July 2, 2014, that the parties agreed to use as a reference price to calculate the merger consideration). Lazard also reported that BAT would make an equity investment of approximately $4.7 billion based on the same reference price (of $60.16 per share) and that the cash portion of the Lorillard acquisition would be funded from cash on hand, approximately $9 billion of incremental debt, divestiture proceeds from Imperial and proceeds from BAT’s equity investment. Counsel reviewed the terms of the various transaction agreements and the interplay between them, focusing on the antitrust regulatory condition in the merger agreement. RAI’s senior management reviewed the possible inclusion of the DORAL brand in the divestiture package and the consequences of such inclusion on the combined company. Outside legal counsel to RAI reviewed the fiduciary duties of the RAI board of directors in this context. RAI’s senior management confirmed its support for the transactions and the strategic rationale for the transactions. Lazard then rendered its oral opinion, which was confirmed by delivery of a written opinion dated July 15, 2014, to the effect that, as of that date and based upon and subject to the matters described in its opinion, the merger consideration to be paid by RAI in the merger (after giving effect to the transactions pursuant to the subscription agreement, asset purchase agreement and transfer agreement) was fair, from a financial point of view, to RAI and to RAI shareholders other than BAT. For a summary of Lazard’s opinion, see “—Opinion of RAI’s Financial Advisor” beginning on page 123 of this joint proxy statement/prospectus. RAI’s senior management updated the RAI board of directors on FDA menthol regulatory matters, and outside legal counsel reviewed the provisions of the transaction agreements applicable to regulatory developments with respect to menthol. Representatives of Jones Day reviewed antitrust regulatory matters regarding the transaction. The meeting was then adjourned until the next afternoon.

The meeting of the RAI board of directors reconvened on July 14, 2014, at which time RAI’s senior management reported that all material open items had been resolved and that the Imperial and BAT boards of directors had met and approved the transactions to which they were parties. Mr. Adams reviewed the terms of the bridge financing and advised the directors that copies of the commitment letter were available for review. RAI’s senior management and outside legal counsel reviewed the status of discussions, including issues that had been resolved since the adjournment of the meeting the previous day, and reminded directors that copies of the relevant agreements were available to the members of the RAI board of directors. Outside legal counsel reported that the asset purchase agreement was in near final form given recent resolution of issues in the asset purchase agreement. Following discussion, RAI’s senior management expressed the strategic importance of the proposed transaction, reflected on the risks and other matters considered by the RAI board of directors in connection with the transaction and recommended that the RAI board of directors vote in favor of the transactions and approve the definitive documents reflecting the transactions. Lazard again rendered its oral opinion, which was confirmed by delivery of a written opinion dated July 15, 2014, to the effect that, as of that date and based upon and subject to the matters described in its opinion, the merger consideration to be paid by RAI in the merger (after giving effect to the transactions pursuant to the subscription agreement, asset purchase agreement and transfer agreement) was fair, from a financial point of view, to RAI and RAI shareholders other than BAT. The RAI board of directors unanimously voted to approve the merger agreement and the transactions contemplated thereby.

Also on July 13 and 14, 2014, the Other Directors met with RAI’s senior management and representatives of Lazard, Jones Day, Moore & Van Allen and Richards Layton to consider the transactions. Terms of the proposed transactions were reviewed in detail by representatives of Moore & Van Allen with the Other Directors, and the Other Directors considered and unanimously approved the transactions.

In the evening of July 13, 2014, the Lorillard board of directors met by telephone with representatives of Lorillard’s senior management, Centerview, Barclays and Simpson Thacher, during which Mr. Kessler provided an update to the Lorillard board of directors regarding the status of the discussions and negotiations regarding the proposed transaction. Representatives of Simpson Thacher reviewed for the Lorillard board of directors the final material terms of the proposed merger agreement and the other definitive transaction agreements and participated in an updated discussion of regulatory matters with the members of the Lorillard board of directors. During this meeting, Mr. Taylor also reviewed with the Lorillard board of directors the proposed terms of the formal engagement of Centerview and Barclays as financial advisors. Following discussion of these and related matters among the members of the Lorillard board of directors and the other meeting participants, the Lorillard board of directors determined to schedule another meeting for the evening of the following day.

On July 14, 2014, a member of RAI’s senior management received a voicemail from a representative of a third party that was not involved in the transaction, and RAI received a letter from the third party expressing an interest in acquiring certain brands included in the divestiture package to Imperial. RAI did not respond to these contacts given the exclusivity provisions of the memorandum of understanding between RAI and Imperial and the status of discussions with Imperial and Lorillard, including the anticipated transaction announcement planned for the next day.

In the evening of July 14, 2014, the Lorillard board of directors met again by telephone with representatives of Lorillard’s senior management, Centerview, Barclays and Simpson Thacher. Mr. Kessler provided the Lorillard board of directors with an update of the discussions and negotiations regarding the proposed transaction, including that the boards of directors of RAI, BAT and Imperial had unanimously approved the proposed transactions. Representatives of Simpson Thacher reviewed with the Lorillard board of directors, among other matters, the Lorillard directors’ fiduciary duties under applicable law in connection with the proposed transaction.

Representatives of Barclays and Centerview then reviewed with the Lorillard board of directors their financial analysis of the merger consideration, which included the material financial analyses previously discussed with the Lorillard board of directors on a preliminary and draft basis at the last in-person meeting in New York City, New York, on July 10, 2014, and noted that, as of the close of business on July 14, 2014, the implied offer price of the proposed transaction with RAI was $68.88 per share of Lorillard common stock, consisting of 73.3% cash and 26.7% stock and representing an implied equity value of Lorillard of $24.9 billion and an overall enterprise value of Lorillard of $27.4 billion. After discussion with the Lorillard board of directors, Barclays and Centerview then rendered to the Lorillard board of directors their respective firms’ oral opinions, which were in each case confirmed by delivery of a written opinion dated as of such date, to the effect that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, qualifications and limitations upon the review undertaken in preparing such opinions, the merger consideration to be paid to the holders of Lorillard common stock (other than certain excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders. For a more detailed discussion of Barclays’ and Centerviews’ opinions and such material financial analyses, see “—Opinions of Lorillard’s Financial Advisors” beginning on page 131 of this joint proxy statement/prospectus. Mr. Kessler then provided the Lorillard board of directors with his perspective on, and recommendation of, the proposed transaction. Then Mr. Colbert provided the Lorillard board of directors with his perspective on the proposed transaction and recommended that the other directors approve the transaction. The Lorillard board of directors discussed with representatives of Lorillard’s senior management, Centerview, Barclays and Simpson Thacher the strategic, business and legal considerations relating to the proposed merger, the risks and benefits of the transaction compared to other alternatives available to Lorillard and the terms of the merger agreement, as well as the resolutions to be adopted by the Lorillard board of directors in connection with the proposed transactions. Following a discussion of the proposed transactions, the Lorillard board of directors unanimously voted to approve the merger agreement and the transactions contemplated thereby, including the proposed merger and certain related transfer documents, and authorized management of Lorillard to take actions designed to accomplish the transactions contemplated by the merger agreement and such related transfer documents.

Over the course of the evening of July 14, 2014, representatives of Jones Day, Cravath, Allen & Overy and Simpson Thacher finalized the details of the merger agreement, the asset purchase agreement and the other definitive transaction documents.

On July 15, 2014 before the opening of trading on the NYSE, RAI and Lorillard executed the merger agreement and RAI, BAT, Imperial and Lorillard executed the other definitive agreements contemplated by the merger agreement to be entered by each of them respectively. RAI and Lorillard issued a joint press release announcing the transactions, and Imperial issued a press release announcing the transactions to which it was a party. Also on July 15, 2014, RAI and Lorillard held a joint investor call.

RAI’s Reasons for the Merger; Recommendations of the RAI Board of Directors

In evaluating the share issuance (including the share purchase), merger agreement, subscription agreement, asset purchase agreement, merger and divestiture, the RAI board of directors spent considerable time and diligence in consulting with RAI’s senior management, financial advisors and outside legal counsel. Before reaching its decision at its meeting on July 14, 2014, to approve the share issuance (including the share purchase), merger agreement, subscription agreement, asset purchase agreement, merger and divestiture, and recommending that RAI’s shareholders vote “FOR” the Lorillard share issuance and “FOR” the BAT share issuance, the RAI board of directors considered a variety of factors with respect to the merger and the related transactions and agreements, including the following (not necessarily in order of relative importance):

Strategic Factors Considered by the RAI Board of Directors:

•	Complementary Core Strengths: The RAI board of directors considered the complementary core strengths of RAI and Lorillard, including an expectation that the addition of Newport to the existing key brand portfolio of RAI’s subsidiaries will result in a portfolio of iconic brands that will enhance RAI’s subsidiaries’ ability to compete in the combustible cigarette category. The RAI board of directors considered its expectation that the acquisition of Lorillard will strengthen RJR Tobacco’s cigarette brand portfolio, resulting in a more balanced portfolio of brands. The RAI board of directors believes that the addition of Newport to the RJR Tobacco portfolio will be a key component in its future growth-brand strategy as Newport leads the U.S. menthol category.

•	Enhanced Geographic Coverage: The RAI board of directors considered the expanded geographic capabilities expected to result from the strength of certain RJR Tobacco brands in the Western United States and the complementary strong presence of Lorillard’s Newport brand in the Eastern United States.

•	Cost Savings and Synergies: The RAI board of directors considered the future shareholder value expected to be created by the merger through significant cost savings. RAI expects that, within two years of completion of the merger and the divestiture, it will achieve annual cost savings of approximately $800 million on a run-rate basis. These cost savings are expected to be primarily due to increased scale and ability to distribute brands across one platform, a reduction in corporate expenses, and Imperial Sub’s assumption of certain Lorillard operations along with the brands divested in the divestiture. The RAI board of directors also considered the potential revenue synergies expected to be realized following completion of the merger. Although RAI expects that cost savings and revenue synergies will result from the merger, there can be no assurance that any particular amount of such savings or synergies will be achieved following completion of the merger or the time frame in which they will be achieved. See “Cautionary Information Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 55 and 57, respectively, of this joint proxy statement/prospectus.

•	Investment and Innovation: The RAI board of directors believes that the synergies and higher sales volumes resulting from the merger will position RAI’s operating companies to continue to invest in research and development and innovation to enhance their long-term prospects. Further, the RAI board of directors believes that the merger will help facilitate RAI’s continued investment in transforming tobacco: leading change in the industry by driving innovation throughout its businesses, redefining enjoyment for adult tobacco consumers, reducing the harm caused by smoking and accelerating the decline in youth tobacco use.

•	Growth Prospects: The RAI board of directors considered a number of prospects for growing its businesses and believes that a merger with Lorillard presents the most attractive opportunity for growth available, relative to prospects for internal growth and to other potential acquisition targets, particularly in the current and expected near-term U.S. tobacco market environment in which combustible cigarette sales volumes have been in decline for more than three decades.

•	Strengthened Competitive Position: The RAI board of directors considered the benefits arising from the increased scale and geographic scope of RAI’s subsidiaries’ growth brand offerings, as well as the enhanced operational and sales-development capabilities resulting from the merger.

Other Factors Considered by the RAI Board of Directors:

•	Familiarity with Businesses: The RAI board of directors considered its knowledge of each of RAI’s and Lorillard’s businesses and financial condition and the operations, earnings and prospects of the companies’ respective subsidiaries in evaluating the merger and related transactions.

•	Business Climate: The RAI board of directors considered the current and prospective business climate in the tobacco industry, including the regulatory environment.

•	Financial Projections: The RAI board of directors considered the projected financial results of each of RAI and Lorillard as a stand-alone company and the prospects of the combined company.

•	Fairness Opinion: The RAI board of directors considered the opinion of Lazard, dated July 15, 2014, to the RAI board of directors, to the effect that, as of that date and based upon and subject to the matters described in the opinion, the merger consideration to be paid by RAI in the merger (after giving effect to the transactions pursuant to the subscription agreement, asset purchase agreement and transfer agreement) was fair, from a financial point of view, to RAI and RAI shareholders other than BAT, as more fully described below under “—Opinion of RAI’s Financial Advisor” beginning on page 123 of this joint proxy statement/prospectus.

•	Earnings Impact: The RAI board of directors considered the fact that the merger was expected to be accretive to earnings per share.

•	Certainty of Closing/Divestiture: The RAI board of directors considered the need to engage with a divestiture partner to achieve an acceptable level of certainty that the merger would be consummated. The RAI board of directors believes that the availability of Imperial Sub as a divestiture partner was a unique opportunity to structure an organization that could successfully gain regulatory approval while preserving many of RAI’s subsidiaries’ key brands and assets.

•	Merger Agreement: The RAI board of directors considered the terms and conditions of the merger agreement, including the strong commitments by RAI, BAT and Lorillard to complete the merger and the absence of any reverse termination fee payable by RAI in the event the requisite regulatory approvals cannot be obtained.

•	Fixed Exchange Ratio: The RAI board of directors considered the fact that the merger agreement provides for a fixed exchange ratio and that no adjustment will be made in the merger consideration to be received by Lorillard shareholders in the merger as a result of a possible decrease in the trading price of RAI’s common stock following the announcement of the merger and that the significant cash portion of the merger consideration will reduce the impact of an increase in the trading price of RAI common stock on the value of the merger consideration.

•	Other Transaction Agreements: The RAI board of directors considered the terms and conditions of the other transaction agreements, including the subscription agreement, transfer agreement, asset purchase agreement, route to market agreement and reciprocal manufacturing agreement.

•	Due Diligence: The RAI board of directors considered the results of the due diligence review of Lorillard and its businesses conducted by RAI and its financial advisors and outside legal counsel.

•	Financing Options: The RAI board of directors considered the financing options available, including the availability of financing from bridge financing sources.

•	Funding Sources: The RAI board of directors considered the ability to utilize cash from the share purchase and divestiture to satisfy certain payment obligations in connection with the merger.

•	Credit Rating: The RAI board of directors considered its expectation, based on discussions with credit ratings agencies, that RAI’s public debt would continue to be rated investment grade following completion of the merger and the transactions contemplated by the merger.

•	Independent Directors’ Review and Approval: The RAI board of directors considered that the share issuance (including the share purchase), merger and other transactions were approved by the Other Directors, advised by independent counsel.

•	Alternatives Available: The RAI board of directors considered the alternatives reasonably available to RAI in support of its transforming tobacco platform if it did not pursue the merger, including, among others, continuing to operate on a stand-alone basis in the manner currently conducted, pursuing organic growth, pursuing growth through other acquisitions and exploring the international monetization of certain of its products other than traditional combustible cigarettes.

The RAI board of directors also considered a number of uncertainties and risks in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following (not necessarily in order of relative importance):

•	the fact that the merger agreement provides for a fixed exchange ratio and that no adjustment will be made with respect to the merger consideration to be received by Lorillard shareholders in the merger as a result of a possible increase in the trading price of RAI’s common stock following the announcement of the entry into the merger agreement, while noting that the significant cash portion of the merger consideration will reduce the impact of an increase in the trading price of RAI common stock on the value of the merger consideration;

•	the risk that the merger might not be completed in a timely manner or that the closing of the merger might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of either RAI or Lorillard shareholders, the failure of the parties to obtain applicable regulatory approvals or complications resulting from the complexity of the merger and the other transactions contemplated by the merger agreement;

•	the fact that RAI will incur substantial additional indebtedness in connection with the merger that could adversely affect RAI and its financial position;

•	the potential length of the regulatory approval process and the related period of time during which RAI will be subject to the restrictions in the merger agreement;

•	the possibility that regulatory or governmental authorities might seek to impose burdensome conditions in connection with granting approval or clearance of the merger or may otherwise seek to prevent or delay the merger, including the risk that governmental authorities could seek an injunction in federal court and/or commence an administrative proceeding seeking to prevent the parties from completing the merger;

•	that following completion of the merger a substantial portion of RAI’s sales will be attributable to products that contain menthol, the risk that any action could be taken by the FDA or other governmental authority that could have the effect of banning or materially restricting the use of menthol in tobacco products, the fact that any such action would not give rise to a right to terminate the merger agreement and the fact that any such action by the FDA or any other governmental authority would have a greater impact on RAI following the merger given the increased portion of RAI’s sales that will be attributable to cigarettes that contain menthol;

•	the impact of the divestiture on the brands and assets to be divested to Imperial Sub pursuant to the asset purchase agreement;

•	the fact that the DORAL brand may be required to be included as part of the divestiture under certain circumstances;

•	the ownership dilution to current RAI shareholders as a result of the share issuance;

•	the risks relating to uncertainties and inefficiencies that might result from reconfigurations to RAI’s subsidiaries’ portfolio of brands;

•	the scope of RAI’s commitments to take certain actions and agree to certain conditions to obtain required regulatory approvals, albeit tempered by the fact that if the merger is not completed as a result of regulatory impediments or other reasons, RAI will not be obligated to pay any reverse termination fee or other amount (other than expense reimbursement in certain circumstances);

•	the risk that Imperial shareholder approval is not obtained and an alternative divestiture partner is required;

•	the risk of diverting management focus and resources from other strategic opportunities and operational matters, and potential disruption of management of RAI and its subsidiaries associated with the merger and integrating the companies;

•	the fact that the merger agreement places certain restrictions on the conduct of the businesses of RAI and its subsidiaries prior to completion of the merger, which may prevent RAI from making certain acquisitions or otherwise pursuing certain business opportunities;

•	the risk that certain key employees of RAI or Lorillard and their respective subsidiaries might choose not to remain with the combined company or its subsidiaries or affiliates;

•	the potential impact of the merger and the other transactions contemplated by the merger agreement on the dividends expected to be paid to RAI’s shareholders in the future; and

•	various other risks associated with the merger and the businesses of RAI, Lorillard, their respective subsidiaries and the combined company described under “Risk Factors,” beginning on page 57 of this joint proxy statement/prospectus.

The RAI board of directors determined that the benefits expected to be achieved for RAI shareholders as a result of the merger outweighed these potential risks and uncertainties. The RAI board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

During its consideration of the merger described above, the RAI board of directors was also aware that certain of RAI’s directors and executive officers may have interests in the merger that are different from or in addition to those of RAI shareholders generally, as described under “—Interests of Certain RAI Directors and Officers” beginning on page 151 of this joint proxy statement/prospectus. In this regard, the RAI board of directors considered that the share purchase was unanimously approved by the Other Directors.

The above discussion of the material factors considered by the RAI board of directors in its consideration of the merger and the other transactions contemplated by the merger agreement is not intended to be exhaustive, but does set forth the principal factors considered by the RAI board of directors. In light of the number and wide variety of factors considered in connection with the evaluation of the merger, the RAI board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision. The RAI board of directors viewed its position as being based on all of the information available to it and the factors presented to and considered by it. However, some directors may individually have given different weight to different factors. The factors, potential risks and uncertainties contained in this explanation of RAI’s reasons for the merger and other information presented in this section contain information that is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Information Regarding Forward-Looking Statements” beginning on page 55 of this joint proxy statement/prospectus.

Lorillard’s Reasons for the Merger; Recommendation of the Lorillard Board of Directors

The Lorillard board of directors carefully evaluated the merger agreement and the transactions contemplated thereby. The Lorillard board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the proposed merger, are fair to, and in the best interests of, Lorillard and Lorillard shareholders. At a meeting held on July 14, 2014, the Lorillard board of directors unanimously resolved to approve and declare advisable the merger agreement and the transactions contemplated thereby, including the proposed merger, and to recommend to Lorillard shareholders that they vote for the adoption of the merger agreement.

In the course of reaching its recommendation, the Lorillard board of directors consulted with Lorillard’s senior management and its financial advisors and outside legal counsel and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger to Lorillard and Lorillard shareholders. The Lorillard board of directors believed that, taken as a whole, the following factors supported its decision to approve the proposed merger:

•	Merger Consideration. The value of the merger consideration to be received by Lorillard shareholders in relation to (1) the market prices of Lorillard common stock prior to the Lorillard board of directors’ approval of the merger agreement and prior to Lorillard first considering the possibility of a business combination with RAI in November 2012 and December 2013 and (2) the Lorillard board of directors’ assessment of the value of Lorillard as an independent entity.

•	Premium to Trading Price of Lorillard Common Stock. The fact that the implied merger consideration as of July 14, 2014 of $68.88 per share represented a significant premium over the market prices at which Lorillard common stock had previously traded, including a premium of approximately:

•	12.6% over the closing price per share of Lorillard common stock on July 2, 2014, the last full trading day prior to intensifying news reports regarding a possible acquisition of Lorillard by RAI;

•	24.7% over the closing price per share of Lorillard common stock on April 28, 2014, the last full trading day prior to the date of CNBC’s televised report indicating that RAI was seeking to acquire Lorillard;

•	40.4% over the closing price per share of Lorillard common stock on February 28, 2014, the last full trading day prior to the Alphaville report;

•	44.3% over the closing price per share of Lorillard common stock on February 13, 2014, the date immediately prior to RAI’s revised written proposal regarding a “merger of equals”-like transaction;

•	37.9% over the closing price per share of Lorillard common stock on December 18, 2013, the date Lorillard received RAI’s initial written proposal regarding a “merger of equals”-like transaction; and

•	82.7% over the closing price per share of Lorillard common stock on November 15, 2012 (adjusted for stock splits), the date Messrs. Delen and Kessler first met to discuss the possibility of exploring a business combination of RAI and Lorillard.

•	Uncertainty of Future Common Stock Market Price. Lorillard’s business, financial condition, results of operations, brand portfolio, management, competitive position and prospects, as well as current industry, economic and stock and credit market conditions and the risks of Lorillard’s regulatory profile, especially as related to stock volatility surrounding the evaluation of menthol by the FDA. The Lorillard board of directors considered Lorillard’s financial plan and the initiatives and the potential execution risks associated with such plan, and the tobacco industry, generally. In connection with these considerations, the Lorillard board of directors considered the attendant risk that, if Lorillard did not enter into the merger agreement with RAI, the price that might be received by Lorillard shareholders selling shares of Lorillard common stock in the open market could be less than the merger consideration.

•	Negotiations with RAI. The benefits that Lorillard and its advisors were able to obtain during its extensive negotiations with RAI, including a significant increase in RAI’s offer price per share from the beginning of the process to the end of the negotiations. The Lorillard board of directors believed that the consideration reflected in the merger agreement was the best transaction that could be obtained by Lorillard shareholders from RAI at the time, and that there was no assurance that a more favorable opportunity to sell Lorillard would arise later or through any alternative transaction.

•

Significant Portion of Merger Consideration in Cash. The fact that a large portion of the merger consideration will be paid in cash, giving Lorillard shareholders the opportunity to immediately realize value for a significant portion of their investment and providing certainty of value, but also to continue to benefit from an approximately 14.7% pro forma continuing equity ownership in RAI based on share prices of Lorillard and RAI on July 14, 2014, as discussed under the immediately following bullet point. The Lorillard board of directors also considered the fact that Lorillard shareholders would be able to reinvest the cash consideration received in the merger in RAI common stock if they desired to do so.

•	Participation in Potential Upside. The benefits of the combined company that could result from the merger, including any enhanced competitive and financial position, increased diversity and depth in its brand portfolio and the potential to realize significant synergies, and the fact that, since a portion of the merger consideration will be paid in RAI common stock, Lorillard shareholders would have the opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of RAI common stock following the merger should they determine to retain the RAI common stock payable in the merger.

•	Financial Advisors’ Opinion. The financial analyses presented to it by Barclays and Centerview on July 14, 2014, as well as the opinions rendered by each of Barclays and Centerview to the Lorillard board of directors on July 14, 2014, which were in each case confirmed by delivery of a written opinion dated as of such date, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, qualifications and limitations upon the review undertaken by Barclays and Centerview in connection with their respective opinions, the merger consideration to be paid to the holders of Lorillard common stock (other than certain excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders. For a more detailed discussion of Barclays’ and Centerview’s opinions, please see “—Opinions of Lorillard’s Financial Advisors” beginning on page 131 of this joint proxy statement/prospectus.

•	Regulatory Efforts to Consummate the Merger. The belief that regulatory approvals and clearances necessary to complete the merger would likely be obtained in light of (1) the divestiture contemplated by the asset purchase agreement between RAI, Imperial Sub and Imperial and (2) in addition, the parties’ obligation in the merger agreement to use their respective reasonable best efforts to obtain the required antitrust approvals and clearances and, to the extent necessary to obtain those approvals, to negotiate, commit to and effect the divestiture of any assets, the prohibition or limitation on the ownership, operation or control of RAI, Lorillard or their respective subsidiaries and the replacement of the asset purchase agreement and the transactions contemplated thereby, except to the extent, among other limitations, any such action would reasonably be expected to have, individually or in the aggregate, a material adverse effect on RAI or result in the loss of $250 million of the aggregate net benefits (without taking into account any adverse effect on RAI arising from the divestiture of the DORAL brand) to be received by RAI in the merger.

•	Terms of the Merger Agreement. The terms and conditions of the merger agreement, including:

•	the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the merger and their ability to terminate the merger agreement;

•	the provisions of the merger agreement that allow Lorillard to continue to declare and pay quarterly cash dividends of $0.615 per share, which dividend amount may be increased from time to time annually consistent with Lorillard’s past practice;

•	the provisions of the merger agreement that allow Lorillard to engage in negotiations with, and provide information to, third parties in response to inquiries from third parties regarding alternative acquisition proposals;

•	the provisions of the merger agreement that allow the Lorillard board of directors to change its recommendation that Lorillard shareholders vote in favor of the adoption of the merger agreement in response to certain acquisition proposals and certain intervening events, if, among other conditions, the Lorillard board of directors determines in good faith (after consultation with its outside counsel and financial advisor) that the failure to change its recommendation would be inconsistent with its fiduciary duties under applicable law;

•	the belief of the Lorillard board of directors that, although the termination fee provisions might have the effect of discouraging competing third-party proposals or reducing the price of such proposals, such provisions are customary for transactions of this size and type, and its belief that the $740 million termination fee, representing approximately 2.99% of the equity value of the transaction, was reasonable in the context of comparable transactions;

•	the ability of Lorillard to specifically enforce the terms of the merger agreement;

•	the fact that, under the subscription agreement with RAI, BAT, the 42% beneficial shareholder of RAI, agreed to vote all of its RAI shares in favor of the issuance of RAI common stock in the merger even if the RAI board of directors changed its recommendation that RAI shareholders vote in favor of the issuance of RAI common stock in the merger and that, if Lorillard terminated the merger agreement in the event the RAI board of directors changed its recommendation, RAI would be obligated to pay Lorillard a $740 million termination fee; and

•	the obligation of RAI to reimburse Lorillard for all of the reasonable out-of-pocket costs and expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, economists, experts and consultants) incurred by Lorillard and its subsidiaries in connection with the transaction agreements up to a maximum amount of $25 million in cash, which maximum amount is subject to a reduction on a dollar-for-dollar basis by any portion of the Imperial Sub termination fee actually received by Lorillard from RAI pursuant to the merger agreement, if the merger agreement is terminated due to the failure to obtain the required antitrust approval.

•	Likelihood of Consummation. The likelihood that the merger would be completed, in light of, among other things, the conditions to the merger, the absence of a financing condition, the relative likelihood of obtaining required regulatory approvals, including because of the divestiture contemplated by the asset purchase agreement between RAI, Imperial Sub and Imperial, and the provisions of the merger agreement in the event of various breaches of RAI.

•	Absence of Competing Offers. The Lorillard board of directors’ belief that, at the time, there was no viable competitive bidder for Lorillard other than RAI. The Lorillard board of directors noted that, although there had been significant speculation in press and analyst reports following the Alphaville report on March 3, 2014, and CNBC’s televised reports on April 29, 2014 and July 3, 2014, Lorillard had not received any inquiries concerning alternative transactions. The Lorillard board of directors also believed that the benefits of soliciting interest from other potential parties at that stage were outweighed by a number of risks, including that such solicitation would further increase market speculation and jeopardize or, at a minimum, delay the proposed transaction with RAI. The Lorillard board of directors also observed that, in the event that any third party were to seek to make such proposal, Lorillard retained the ability to consider unsolicited proposals after the execution of the merger agreement and to enter into an agreement with respect to an acquisition proposal under certain circumstances (concurrently with terminating the merger agreement and paying a $740 million termination fee to RAI). The Lorillard board of directors, in consultation with Lorillard’s legal and financial advisors, believed that the termination fee payable by Lorillard in such circumstances, as a percentage of the equity value of the transaction, was at a level consistent with or favorable to the fees payable in customary and comparable merger transactions, and that such fee would not unduly impede the ability of third parties from making a superior bid to acquire Lorillard if such third parties were interested in doing so.

•	Fixed Stock Portion of Merger Consideration. The fact that because the stock portion of the merger consideration is a fixed number of shares of RAI common stock, Lorillard shareholders will have the opportunity to benefit from any increase in the trading price of shares of RAI common stock between the announcement of the merger agreement and the completion of the merger and that the significant cash portion of the merger consideration will reduce the impact of a decline in the trading price of RAI common stock on the value of the merger consideration.

•	RAI’s Business and Reputation. The results of the due diligence investigation that Lorillard’s senior management conducted with the assistance of its advisors on RAI with respect to certain matters and RAI’s business reputation and capabilities of RAI and its management.

•	Financing Strength of RAI. The likelihood that RAI would be able to finance the merger given RAI’s financial resources, financial profile and the financing commitments that it obtained from JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and Citigroup Global Markets Inc.

•	Availability of Appraisal Rights. The fact that appraisal rights would be available to holders of Lorillard common stock under Delaware law and that there was no condition in the merger agreement relating to the number of shares of Lorillard common stock that could dissent from the merger.

•	Stockholders’ Ability to Reject the Merger. The Lorillard board of directors considered the fact that the merger is subject to approval by Lorillard shareholders, who would be free to reject the merger.

The Lorillard board of directors also considered certain potentially negative factors in its deliberations concerning the merger, including the following:

•	Fixed Stock Portion of Merger Consideration. The fact that because the stock portion of the merger consideration is a fixed exchange ratio of shares of RAI common stock to Lorillard common stock, Lorillard shareholders could be adversely affected by a decrease in the trading price of RAI common stock during the pendency of the merger, and the fact that the merger agreement does not provide Lorillard with a price-based termination right or other similar protection. The Lorillard board of directors determined that this structure was appropriate and the risk acceptable in view of factors such as:

•	the Lorillard board of directors’ review of the relative intrinsic values and financial performance of RAI and Lorillard; and

•	the fact that a substantial portion of the merger consideration will be paid in a fixed cash amount which reduces the impact of a decline in the trading price of RAI common stock on the value of the merger consideration.

•	Possible Failure to Achieve Synergies. The risk that the potential benefits and synergies sought in the merger will not be realized or will not be realized within the expected time period, and the risk associated with the integration by RAI of Lorillard.

•	Smaller Ongoing Equity Participation in the Combined Company by Lorillard Shareholders. The fact that because only a limited portion of the merger consideration will be in the form of RAI common stock, Lorillard shareholders will have a smaller ongoing equity participation in the combined company (and, as a result, a smaller opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of RAI common stock following the merger) than they have in Lorillard. The Lorillard board of directors considered, however, that Lorillard shareholders would be able to reinvest the cash received in the merger in RAI common stock if they desired to do so.

•	Regulatory Risk. The risk that necessary antitrust approval may be delayed, conditioned or denied, including the fact that no termination fee would be payable by RAI if the merger agreement were terminated because the required antitrust approval was not obtained.

•	Risk of Non-Completion of Divestiture. The possibility that the transactions contemplated by the asset purchase agreement with Imperial Sub and Imperial might not be completed, including as a result of the failure to obtain the requisite approval of Imperial shareholders, that the asset purchase agreement with Imperial Sub and Imperial and the transactions contemplated thereby cannot be replaced by RAI and the effect that the failure to complete or replace the divestiture would have on the proposed merger between RAI and Lorillard.

•	Terms of RAI’s Financing Commitments. The fact that the financing commitment letters obtained by RAI contain closing conditions similar to those found in the merger agreement, including (1) the absence of a material adverse effect on RAI, and (2) the absence of a material adverse effect on Lorillard.

•	Risk of Non-Completion. The possibility that the merger might not be completed, including as a result of the failure of Lorillard shareholders to adopt the merger agreement or the failure of RAI shareholders to approve the share issuance, and the effect the resulting public announcement of the termination of the merger agreement may have on:

•	the trading price of Lorillard’s common stock; and

•	Lorillard’s operating results, particularly in light of the costs incurred in connection with the transaction.

•	Possible Deterrence of Competing Offers. The risk that various provisions of the merger agreement, including the requirement that Lorillard must pay to RAI a termination fee of $740 million, if the merger agreement is terminated under certain circumstances, may discourage other parties potentially interested in an acquisition of, or combination with, Lorillard from pursuing that opportunity.

•	Possible Disruption of the Business and Costs and Expenses. The possible disruption to Lorillard’s business that may result from the merger, the resulting distraction of the attention to Lorillard’s management and potential attrition of Lorillard employees, as well as the costs and expenses associated with completing the merger.

•	Restrictions on Operation of Lorillard’s Business. The requirement that Lorillard conduct its business only in the ordinary course in all material respects prior to completion of the merger and subject to specified restrictions on the conduct of Lorillard’s business without RAI’s prior consent (which consent may not be unreasonably withheld, delayed or conditioned), which might delay or prevent Lorillard from undertaking certain business opportunities that might arise pending completion of the merger.

•	Merger Consideration Taxable. The fact that any gains arising from the receipt of the merger consideration would be taxable to Lorillard shareholders for U.S. federal income tax purposes.

•	Other Risks. The risks described under “Risk Factors” beginning on page 57 of this joint proxy statement/prospectus.

The Lorillard board of directors concluded that the potentially negative factors associated with the proposed merger were significantly outweighed by the potential benefits that it expected the Lorillard shareholders would achieve as a result of the merger, including the belief of the Lorillard board of directors that the proposed merger would maximize the immediate value of Lorillard shareholders’ shares and minimize the risks and uncertainty affecting the future prospects of Lorillard, including the potential execution risks associated with its strategic plan, including the risks of menthol regulation. Accordingly, the Lorillard board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, Lorillard and Lorillard shareholders.

In addition, the Lorillard board of directors was aware of and considered the interests that Lorillard’s directors and executive officers may have with respect to the merger that differ from, or are in addition to, their interests as stockholders of Lorillard generally, as described under “—Interests of Certain Lorillard Directors and Officers” beginning on page 151 of this joint proxy statement/prospectus.

The foregoing discussion of the information and factors considered by the Lorillard board of directors is not exhaustive, but Lorillard believes it includes all the material factors considered by the Lorillard board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Lorillard board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. Rather, the Lorillard board of directors viewed its position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual directors may have given different weights to different factors. After considering this information, the Lorillard board of directors approved the merger agreement and the transactions contemplated thereby, including the proposed merger, and recommended that Lorillard shareholders adopt the merger agreement.

This explanation of Lorillard’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Information Regarding Forward-Looking Statements” beginning on page 55 of this joint proxy statement/prospectus.

Opinion of RAI’s Financial Advisor

RAI retained Lazard to act as its financial advisor in connection with the merger and the transactions pursuant to the subscription agreement, asset purchase agreement and transfer agreement, collectively referred to as the other transactions throughout this summary of Lazard’s opinion. In connection with Lazard’s engagement, RAI requested that Lazard evaluate the fairness, from a financial point of view, to RAI and to RAI shareholders other than BAT, of the merger consideration to be paid by RAI in the merger (after giving effect to the other transactions).

On July 14, 2014, at a meeting of the RAI board of directors held to evaluate the merger and the other transactions, Lazard rendered to the RAI board of directors an oral opinion, which was confirmed by delivery of a written opinion dated July 15, 2014, to the effect that, as of that date and based upon and subject to the matters described in its opinion, the merger consideration to be paid by RAI in the merger (after giving effect to the other transactions) was fair, from a financial point of view, to RAI and to RAI shareholders other than BAT.

The full text of Lazard’s written opinion, dated July 15, 2014, to the RAI board of directors which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken, is attached to this joint proxy statement/prospectus as Annex C and is incorporated into this joint proxy statement/prospectus by reference. Lazard’s opinion was for the benefit of the RAI board of directors (in its capacity as such) and Lazard’s opinion was rendered to the RAI board of directors in connection with its evaluation of the merger. Lazard’s opinion was not intended to and does not constitute a recommendation to any RAI shareholder as to how such shareholder should vote or act with respect to the merger (or, for the avoidance of doubt, the other transactions) or any matter relating thereto.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of the merger agreement, subscription agreement, asset purchase agreement and transfer agreement, each dated July 15, 2014;

•	reviewed certain publicly available historical business and financial information relating to RAI and Lorillard;

•	reviewed various financial forecasts and other data provided to Lazard by RAI and Lorillard relating to the business of Lorillard, financial forecasts and other data provided to Lazard by RAI relating to the business of RAI, and projected synergies and other benefits, including the amount and timing thereof, anticipated by the managements of RAI and Lorillard to be realized from the merger (after giving effect to the other transactions);

•	held discussions with members of the senior managements of RAI and Lorillard with respect to the businesses, prospects and synergies of RAI and Lorillard, respectively;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of RAI and Lorillard;

•	reviewed the financial terms of certain business combinations involving companies in lines of business comparable to the businesses of RAI and Lorillard;

•	reviewed historical stock prices of RAI common stock and Lorillard common stock;

•	reviewed the potential pro forma financial impact of the merger (after giving effect to the other transactions) on RAI based on the financial forecasts referred to above relating to RAI and Lorillard; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of RAI or Lorillard or concerning the solvency or fair value of RAI or Lorillard, and Lazard was not furnished with any such valuation or appraisal. RAI’s management advised Lazard (and Lazard therefore assumed) that the financial forecasts prepared by RAI, including those related to projected synergies and other benefits anticipated by the management of RAI to be realized from the merger (after giving effect to the other transactions), reflect the best currently available estimates and judgments as to the future financial performance of RAI and Lorillard, respectively, and such synergies and other benefits, and therefore directed Lazard to rely on such financial forecasts in its analysis. In addition, Lazard assumed, with the consent of RAI, that such financial forecasts and projected synergies and other benefits will be realized in the amounts and at the times contemplated thereby. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based.

Further, Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof. Lazard did not express any opinion as to the prices at which shares of RAI common stock or Lorillard common stock may trade at any time subsequent to the announcement of the merger. Lazard’s opinion did not address the relative merits of the merger (or, for the avoidance of doubt, the other transactions) as compared to any other transaction or business strategy in which RAI might engage or the merits of the underlying decision by RAI to engage in the merger (or the other transactions).

In rendering its opinion, Lazard assumed, with the consent of RAI, that the merger and the other transactions would be consummated on the terms described in the merger agreement, subscription agreement, asset purchase agreement and transfer agreement, as applicable, without any waiver or modification of any material terms or conditions, and Lazard further assumed, with the consent of RAI, that adjustments (if any) to the purchase price or the transferred assets under the asset purchase agreement or transfer agreement will not be material in any respect to its analyses or opinion. Lazard also assumed, with the consent of RAI, that obtaining the necessary governmental, regulatory or third-party approvals and consents for the merger and the other transactions would not have an adverse effect on RAI, Lorillard, the merger or the other transactions. Lazard did not express any opinion as to any tax or other consequences that might result from the merger or the other transactions, nor did its opinion address any legal, tax, regulatory or accounting matters or potential financial implications of such matters, as to which Lazard understands that RAI obtained such advice as it deemed necessary from qualified professionals. While Lazard’s opinion addressed the merger consideration to be paid by RAI in the merger (after giving effect to the other transactions), Lazard expressed no view or opinion as to the other transactions or as to any other terms or other aspects of the merger, including, without limitation, the form or structure of the merger or any agreements or arrangements entered into in connection with, or contemplated by, the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the merger consideration or otherwise. The issuance of Lazard’s opinion was approved by the Opinion Committee of Lazard.

In preparing its opinion to the RAI board of directors, Lazard performed a variety of financial and comparative analyses. The following is a brief summary of the material financial and comparative analyses that Lazard deemed to be appropriate for this type of transaction and that were reviewed with the RAI board of directors by Lazard in connection with rendering its opinion. The summary of Lazard’s analyses described below is not a complete description of the analyses underlying Lazard’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial or summary description. In arriving at its opinion, Lazard considered the results of all of the analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. Accordingly, Lazard believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of RAI. No company or business used in Lazard’s analyses is identical to RAI or Lorillard, and such analyses may not necessarily utilize all companies or businesses that could be deemed comparable to RAI or Lorillard. Accordingly, an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies analyzed. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses are inherently subject to substantial uncertainty.

The merger consideration was determined through negotiations between RAI and Lorillard and was approved by the RAI board of directors. Lazard was not requested to, and it did not, recommend the specific merger consideration payable in the merger or that any given merger consideration constituted the only appropriate consideration for the merger. The decision to enter into the merger agreement was solely that of the RAI board of directors and the opinion of Lazard was only one of many factors taken into consideration by the RAI board of directors in its evaluation of the merger (and, for the avoidance of doubt, the other transactions). Consequently, the analyses described below should not be viewed as determinative of the views of the RAI board of directors or RAI’s management with respect to the merger, the other transactions or the merger consideration.

The financial analyses summarized below include information presented in tabular format. In order to fully understand Lazard’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard’s financial analyses.

Introduction

As more fully described below, Lazard performed, with respect to Lorillard, (1) discounted cash flow analyses on a stand-alone basis and a pro forma basis (after giving effect to the divestiture and the projected combination synergies, in each case related to the merger and the other transactions), (2) selected precedent transactions analyses, and (3) selected comparable company analyses. Lazard also performed “has-gets” analyses from the perspective of the RAI shareholders other than BAT.

The merger consideration to be paid by RAI in the merger consists of (1) 0.2909 of a share of RAI common stock per share of Lorillard common stock plus (2) $50.50 in cash per share of Lorillard common stock. Based on the closing price of a share of RAI common stock on the NYSE on July 14, 2014, the last trading day before the public announcement of the merger, the merger consideration represented approximately $68.88 in value per share of Lorillard common stock.

Valuation Analyses With Respect to Lorillard

Discounted Cash Flow Analyses

Lazard performed the following discounted cash flow analyses with respect to Lorillard. Financial data for Lorillard on a stand-alone basis and a pro forma basis (after giving effect to the divestiture and the projected combination synergies, in each case related to the merger and the other transactions), were provided by RAI. See “—Lorillard Unaudited Prospective Financial Information” beginning on page 146 of this joint proxy statement/prospectus.

Discounted Cash Flow Analysis (Lorillard—Stand-Alone). Lazard performed a discounted cash flow analysis to calculate the estimated present value, as of June 30, 2015, of the unlevered, after-tax free cash flows that Lorillard on a stand-alone basis was forecasted to generate during the calendar years 2015 to 2023 (as provided by RAI), based on an estimated range of weighted average cost of capital of 6.0% to 7.5% (which was based on a weighted average cost of capital analysis of the selected comparable tobacco companies discussed below). The unlevered, after-tax free cash flows were calculated by taking the net operating profit after tax (representing earnings before interest after tax), then adding depreciation and amortization, subtracting capital expenditures and adjusting for changes in working capital and other cash flow items. Lazard then calculated the estimated present value of the terminal values of Lorillard, as of June 30, 2015, by selecting, based on its judgment and experience, a range of perpetuity growth rates of (0.5)% to 0.5% (which implied exit EBITDA multiples ranging from 7.7x to 11.3x) and an estimated range of weighted average cost of capital of 6.0% to 7.5% (which was based on a weighted average cost of capital analysis of the selected comparable tobacco companies discussed below). The weighted average cost of capital was derived by application of the Capital Asset Pricing Model, taking into account certain metrics including target capital structure, the cost of long-term U.S. Treasury debt, tax rates, unlevered and levered betas for the selected comparable tobacco companies discussed below, as well as certain financial metrics for the U.S. financial markets generally. Lazard then calculated a range of implied per share values of Lorillard common stock by subtracting the estimated projected net debt of Lorillard as of June 30, 2015, from the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of outstanding shares of Lorillard common stock. Lazard then discounted the implied per share values of Lorillard common stock as of June 30, 2015 back to July 11, 2014 using a cost of equity range of 6.7% to 8.6% underlying the estimated weighted average cost of capital range of 6.0% to 7.5%. This analysis resulted in the following range of implied per share values of Lorillard common stock:

Implied per share values of Lorillard common stock on a stand-alone basis
$57.41 – $83.48

Discounted Cash Flow Analysis (Lorillard—Pro Forma). Lazard performed a discounted cash flow analysis to calculate the estimated present value, as of June 30, 2015, of the unlevered, after-tax free cash flows that Lorillard on a pro forma basis (after giving effect to the divestiture and the projected combination synergies, in each case related to the merger and the other transactions) was forecasted to generate during the calendar years 2015 to 2023 (as provided by RAI), based on an estimated range of weighted average cost of capital of 6.0% to 7.5% (which was based on a weighted average cost of capital analysis of the selected comparable tobacco companies discussed below). The unlevered, after-tax free cash flows were calculated by taking the net operating profit after tax (representing earnings before interest after tax), then adding depreciation and amortization, subtracting capital expenditures and adjusting for changes in working capital and other cash flow items. Lazard then calculated the estimated present value of the terminal values of Lorillard, as of June 30, 2015, by selecting, based on its judgment and experience, a range of perpetuity growth rates of (0.5)% to 0.5% (which implied exit EBITDA multiples ranging from 7.8x to 11.5x) and an estimated range of weighted average cost of capital of 6.0% to 7.5% (which was based on a weighted average cost of capital analysis of the selected comparable tobacco companies discussed below). The weighted average cost of capital was derived by application of the Capital Asset Pricing Model, taking into account certain metrics including target capital structure, the cost of long-term U.S. Treasury debt, tax rates, unlevered and levered betas for the selected comparable tobacco companies discussed below, as well as certain financial metrics for the U.S. financial markets generally. Lazard then calculated a range of implied per share values of Lorillard common stock by subtracting the estimated projected net debt of Lorillard as of June 30, 2015, from the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of outstanding shares of Lorillard common stock. Lazard then discounted the implied per share values of Lorillard common stock as of June 30, 2015 back to July 11, 2014 using a cost of equity range of 6.7% to 8.6% underlying the estimated weighted average cost of capital range of 6.0% to 7.5%. This analysis resulted in the following range of implied per share values of Lorillard common stock:

Implied per share values of Lorillard common stock on a pro forma basis
$65.87 – $91.89

Selected Precedent Transactions Analyses

Lazard performed selected precedent transactions analyses with respect to Lorillard on a stand-alone basis by reviewing selected transactions involving the acquisition of a tobacco company announced since March 2005 and for which financial information was publicly available.

Although none of the selected transactions included in the selected precedent transactions analyses is identical or directly comparable to the merger, the selected transactions included were chosen because they involve companies with certain operations, results, business mixes or product profiles that, for the purposes of analysis, may be considered similar to certain operations, results, business mixes or product profiles of Lorillard.

For each of the selected transactions, Lazard reviewed, based on publicly available information, the enterprise value, implied by each transaction purchase price, as a multiple of the estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA (measured as the most recently available or disclosed EBITDA at the time of the announcement of the relevant transaction), for each target company. The results of this analysis are summarized in the following table:

Announcement Date	Acquiror	Target	Enterprise Value (dollars in millions)	EBITDA Multiple
May 2012	Japan Tobacco	Gryson	$598	12.3x
July 2011	Japan Tobacco	Haggar Cigarette & Tobacco Factory	$450	9.9x
May 2011	BAT	Protabaco	$452	11.3x
June 2009	BAT	PT Bentoel Internasional Investama	$744	14.0x
September 2008	Altria Group	UST	$11,655	12.3x
July 2008	Philip Morris International	Rothmans	$1,980	5.8x
February 2008	BAT	Tekel (Cigarette business)	$1,720	11.4x
February 2008	BAT	Skandinavisk Tobakskompagni	$4,089	11.2x
November 2007	Altria Group	John Middleton	$2,898	15.7x
July 2007	Imperial	Altadis	$22,378	13.9x
February 2007	Imperial	Commonwealth Brands	$1,899	10.9x
December 2006	Japan Tobacco	Gallaher Group	$18,909	12.8x
April 2006	RAI	Conwood Company	$3,500	13.3x
March 2005	Philip Morris International	HM Sampoerna	$5,058	14.7x

				—
		High		15.7x
		Median		12.3x
		Mean		12.1x
		Low		5.8x

Based on its professional judgment after taking into account, among other things, such observed multiples, Lazard then applied a selected range of EBITDA multiples of 12.0x to 13.5x to Lorillard’s last twelve months, referred to as LTM, EBITDA as of June 30, 2014. This analysis resulted in the following range of implied per share values of Lorillard common stock:

Implied per share values of Lorillard common stock
$62.47 – $71.12

Selected Comparable Company Analyses

Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data related to selected publicly-traded tobacco companies whose operations Lazard believed, based on its judgment and experience, to be similar to Lorillard’s operations for purposes of these analyses.

The selected companies used in these analyses, which are referred to in this joint proxy statement/prospectus as the selected comparable tobacco companies, were divided into two categories as follows:

Global Majors

•	Philip Morris International

•	BAT

•	Japan Tobacco

•	Imperial

US/European

•	Altria Group

•	RAI

•	Lorillard

•	Swedish Match

Although none of the selected comparable tobacco companies (other than Lorillard) included in the selected comparable company analyses is identical or directly comparable to Lorillard, the selected comparable tobacco companies included were chosen because they are publicly traded companies with certain operations, results, business mixes or product profiles that, for the purposes of analysis, may be considered similar to certain operations, results, business mixes or product profiles of Lorillard.

Lazard calculated and compared various financial multiples and ratios of each of the selected comparable tobacco companies, including among other things, the ratio of each comparable tobacco company’s (1) enterprise value as a multiple of 2015 calendar year estimated EBITDA and (2) share price as a multiple of 2015 calendar year estimated earnings per share, referred to as a P/E ratio. All of these calculations were based on publicly available financial data and closing share prices as of July 11, 2014. The results of this analysis are summarized in the following table:

	2015E EBITDA Multiple	2015E P/E Ratio
Global Majors
Philip Morris International	11.2x	15.2x
BAT	9.5x	15.2x
Japan Tobacco	8.3x	13.8x
Imperial	11.3x	12.4x

High	11.3x	15.2x
Median	10.3x	14.5x
Mean	10.1x	14.2x
Low	8.3x	12.4x

US/European
Altria Group	8.7x	15.7x
RAI	10.7x	17.1x
Lorillard	11.0x	17.5x
Swedish Match	13.5x	16.6x

	2015E EBITDA Multiple	2015E P/E Ratio

High	13.5x	17.5x
Median	10.8x	16.8x
Mean	11.0x	16.7x
Low	8.7x	15.7x

Based on its professional judgment after taking into account, among other things, such observed multiples, Lazard selected a range of 2015 EBITDA multiples of 9.5x to 10.5x and a range of 2015 P/E ratios of 14.5x to 15.5x. This analysis resulted, when applied to corresponding information of Lorillard, in the following range of implied per share values of Lorillard common stock:

Valuation Methodology	Implied per share values of Lorillard common stock
EBITDA Multiple-Based	$57.27 – $63.71
P/E Ratio-Based	$53.26 – $56.94

Other Analyses With Respect to Lorillard

The analyses and data relating to Lorillard described below were presented to the RAI board of directors for reference purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Lazard’s opinion.

Analyst Price Targets

Lazard reviewed selected equity analyst stock price targets for Lorillard common stock based on publicly available Wall Street research analyst reports, which indicated target prices that ranged from $54.00 to $66.00 per share on a stand-alone basis, with a mean and a median target price of $60.00 and $59.00 per share, respectively. Lazard also noted that a subset of the Wall Street research analyst reports indicated target prices that ranged from $68.00 to $80.00 per share in the illustrative context of an acquisition of Lorillard.

Historical Stock Trading

Lazard reviewed historical data with regard to the closing prices of shares of Lorillard common stock for the 52-week period to and including July 11, 2014. During this period, the closing price of shares of Lorillard common stock ranged from a low of $41.86 to a high of $66.01 per share.

“Has-Gets” Analyses From the Perspective of the RAI Shareholders Other Than BAT

Lazard reviewed and analyzed certain financial information, multiples and ratios in order to compare the stand-alone per share value of RAI common stock to the pro forma per share value of RAI common stock after giving effect to:

•	the divestiture;

•	the projected combination synergies;

•	the change in RAI capital structure (including the contemplated issuance of debt and use of cash); and

•	the change in RAI ownership, in each case related to the merger and the other transactions,

in each case from the perspective of RAI shareholders other than BAT.

These comparison analyses are referred to as the “has-gets” analyses.

Accordingly, Lazard performed (1) a public market multiples analysis (based on P/E ratios and EBITDA multiples) and (2) a discounted cash flow analysis, in each case for RAI on a stand-alone basis and a pro forma basis. The pro forma analyses were conducted assuming a merger consideration to be paid by RAI in the merger (after giving effect to the other transactions) comprised of 0.2909 of a share of RAI common stock per share of Lorillard common stock plus $50.50 in cash per share of Lorillard common stock. Financial data used for each of these analyses were provided by RAI. Lazard factored into its analyses the present value of the illustrative projected dividends to be received by the RAI shareholders, in each case over the relevant time periods.

P/E Ratio-Based “Has-Gets” Analyses. Lazard calculated the projected per share values of RAI common stock by applying a selected range of P/E ratios of 14.5x-15.5x (based on Lazard’s analysis of 2015 P/E ratios of the selected comparable tobacco companies) to calendar years 2016, 2017 and 2018 estimated earnings per share of RAI, in each case on a stand-alone and on a pro forma basis. Lazard then discounted the implied projected per share values of RAI common stock (respectively as of July 11, 2015, July 11, 2016, and July 11, 2017) back to July 11, 2014, using a cost of equity of 7.7% (underlying the midpoint value of the estimated weighted average cost of capital, which range was 6.0% to 7.5%), in each case taking into account the present value of the illustrative projected dividends to be received by the RAI shareholders in the interim. This analysis resulted in the following range of implied per share values of RAI common stock:

	2016	2017	2018
“Has”—RAI (Stand-Alone)	$56.41 – $60.12	$54.00 – $57.37	$55.65 – $58.95
“Gets”—RAI (Pro Forma)	$60.79 – $64.80	$60.78 – $64.60	$63.16 – $66.97

EBITDA Multiple-Based “Has-Gets” Analyses. Lazard calculated the projected per share values of RAI common stock by applying a selected range of enterprise value to EBITDA multiples of 9.5x-10.5x (based on Lazard’s analysis of 2015 EBITDA multiples of the selected comparable tobacco companies) to calendar years 2016, 2017 and 2018 estimated EBITDA of RAI, in each case on a stand-alone and on a pro forma basis. Lazard then discounted the implied projected per share values of RAI common stock (respectively as of July 11, 2015, July 11, 2016 and July 11, 2017) back to July 11, 2014, using a cost of equity of 7.7% (underlying the midpoint value of the estimated weighted average cost of capital, which range was 6.0% to 7.5%), in each case taking into account the present value of the illustrative projected dividends to be received by RAI shareholders in the interim. This analysis resulted in the following range of implied per share values of RAI common stock:

	2016	2017	2018
“Has”—RAI (Stand-Alone)	$57.32 – $63.88	$56.93 – $62.92	$59.21 – $65.07
“Gets”—RAI (Pro Forma)	$53.70 – $61.33	$56.15 – $63.38	$59.56 – $66.64

Discounted Cash Flow “Has-Gets” Analyses. Lazard performed a discounted cash flow analysis to calculate the estimated present value, as of June 30, 2015, of the unlevered, after-tax free cash flows that RAI, on a stand-alone and on a pro forma basis, was forecasted to generate during the calendar years 2015 to 2023, based on an estimated range of weighted average cost of capital of 6.0% to 7.5% (which was based on a weighted average cost of capital analysis of the selected comparable tobacco companies discussed above). The unlevered, after-tax free cash flows were calculated by taking the net operating profit after tax (representing earnings before interest after tax), then adding depreciation and amortization, subtracting capital expenditures and adjusting for changes in working capital and other cash flow items. Lazard then calculated the estimated present value of the terminal values of RAI, as of June 30, 2015, by selecting, based on its judgment and experience, a range of perpetuity growth rates of (0.5)% to 0.5% (which implied exit EBITDA multiples ranging from 7.5x to 11.1x and 7.6x to 11.2x on a stand-alone and on a pro forma basis, respectively) and an estimated range of weighted average cost of capital of 6.0% to 7.5% (which was based on a weighted average cost of capital analysis of the selected comparable tobacco companies discussed above). The weighted average cost of capital was derived by application of the Capital Asset Pricing Model, taking into account certain metrics including target capital structure, the cost of long-term U.S. Treasury debt, tax rates, unlevered and levered betas for the selected comparable tobacco companies discussed above, as well as certain financial metrics for the U.S. financial markets generally. Lazard then calculated a range of implied per share values of RAI common stock by subtracting the estimated projected net debt of RAI as of June 30, 2015, from the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of outstanding shares of RAI common stock (in each case, on a stand-alone and pro forma basis). Lazard then discounted the implied projected per share values of RAI common stock as of June 30, 2015, back to July 11, 2014, using a cost of equity range of 6.7% to 8.6% underlying the estimated weighted average cost of capital of 6.0% to 7.5%, taking into account the present value of the illustrative projected dividends to be received by RAI shareholders in the interim. This analysis resulted in the following range of implied per share values of RAI common stock, in each case on a stand-alone and on a pro forma basis:

Implied per share values of RAI common stock
“Has”—RAI (Stand-Alone)	$60.11 –$87.66
“Gets”—RAI (Pro Forma)	$60.15 –$93.39

Other

The RAI board of directors selected Lazard to act as its financial advisor in connection with the merger and the other transactions based on Lazard’s qualifications, experience, reputation and familiarity with RAI and its business. Lazard is an internationally recognized investment banking firm providing a broad range of financial advisory and securities services.

In connection with Lazard’s services as RAI’s financial advisor, RAI has agreed to pay Lazard an aggregate fee of $37.5 million, of which $8.0 million was payable on the date of the announcement of the merger and $29.5 million of which is contingent upon the closing of the merger or receipt by RAI of a termination fee. Lazard in the past has provided, currently is providing and in the future may provide certain financial advisory services to RAI, for which Lazard has received and may receive compensation. Lazard and its affiliates have received fees of $300,000 over the past two years for providing such financial advisory services to RAI.

Lazard, as part of its investment banking business, is continually engaged in valuations of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts and valuations for other purposes. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of RAI, BAT, Imperial, Lorillard and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of RAI, BAT, Imperial, Lorillard and certain of their respective affiliates.

Opinions of Lorillard’s Financial Advisors

Lorillard retained Barclays and Centerview as financial advisors to the Lorillard board of directors in connection with the proposed transaction. In connection with this engagement, the Lorillard board of directors requested that Lorillard’s financial advisors evaluate the fairness, from a financial point of view, to the holders of shares of Lorillard common stock (other than excluded shares) of the merger consideration to be paid to such holders pursuant to the merger agreement.

Opinion of Barclays

On July 14, 2014, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Lorillard board of directors to the effect that, as of such date and based upon and subject to the assumptions, matters considered, qualifications and limitations described in its written opinion, the merger consideration to be paid to Lorillard shareholders (other than holders of excluded shares) in the proposed transaction was fair, from a financial point of view, to such shareholders.

The full text of Barclays’ written opinion, dated as of July 14, 2014, which describes the assumptions made, procedures followed, matters considered, qualifications and limitations upon the review undertaken by Barclays in connection with its opinion, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. You are encouraged to read the opinion carefully in its entirety. The following summary of Barclays’ opinion is qualified in its entirety by reference to the full text of Barclays’ written opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is addressed to the Lorillard board of directors and was provided for the use and benefit of the Lorillard board of directors in connection with its consideration of the proposed transaction. It addresses only the fairness, from a financial point of view, to Lorillard shareholders (other than holders of excluded shares) of the merger consideration to be paid to such shareholders in the proposed transaction and does not constitute a recommendation to any Lorillard shareholder as to how such shareholder should vote or act with respect to the proposed transaction. The terms of the proposed transaction were determined through arm’s-length negotiations between RAI and Lorillard and were unanimously approved by the Lorillard board of directors. Barclays did not recommend any specific form of consideration to Lorillard or that any specific form of consideration constituted the only appropriate consideration for the proposed transaction. Barclays was not requested to opine as to, and its opinion does not in any manner address, Lorillard’s underlying business decision to proceed with or effect the proposed transaction, the likelihood of consummation of the proposed transaction or the relative merits of the proposed transaction as compared to any other transaction or business strategy in which Lorillard might engage. Barclays’ opinion is limited to and addresses only the fairness, from a financial point of view, to Lorillard shareholders (other than holders of excluded shares) of the merger consideration to be paid to such shareholders in the proposed transaction. Barclays was not asked to, and expressed no view on, and its opinion does not address, any other term or aspect of the merger agreement or the proposed transaction, including, without limitation, the structure or form of the proposed transaction, or any other agreements or arrangements contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement or entered into in connection with or otherwise contemplated by the proposed transaction, including, without limitation, the fairness of the proposed transaction or any other term or aspect of the proposed transaction to, or any consideration to be received in connection therewith by, or the impact of the proposed transaction on, the holders of any other class of securities, creditors or other constituencies of Lorillard or any other party. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the consideration to be paid to Lorillard shareholders (other than holders of excluded shares) in the proposed transaction.

In arriving at its opinion, Barclays reviewed and analyzed:

•	a draft, dated as of July 14, 2014, of the merger agreement and the specific terms of the proposed transaction;

•	a draft of the subscription agreement;

•	a draft of the asset purchase agreement;

•	a draft of the transfer agreement;

•	a draft of the commitment letter;

•	publicly available information concerning Lorillard that Barclays believed to be relevant to its analysis, including Lorillard’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2013, 2012 and 2011 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014;

•	publicly available information concerning RAI that Barclays believed to be relevant to its analysis, including RAI’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2013, 2012 and 2011 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014;

•	published estimates of independent research analysts with respect to the future financial performance and price targets of Lorillard;

•	published estimates of independent research analysts with respect to the future financial performance and price targets of RAI;

•	financial and operating information with respect to the business, operations and prospects of Lorillard furnished to Barclays by Lorillard, including financial projections of Lorillard prepared by the management of Lorillard;

•	financial and operating information with respect to the business, operations and prospects of RAI furnished to Barclays by RAI, including financial projections of RAI prepared by the management of RAI;

•	certain cost savings and operating synergies projected by the management of RAI to result from the proposed transaction furnished to Barclays by Lorillard, which are referred to as the expected synergies in this summary of Barclays’ opinion;

•	a trading history of Lorillard common stock, including prior to and following the initial market speculation regarding the possibility of the proposed transaction, and a comparison of such trading history with those of other companies that Barclays deemed relevant;

•	a comparison of the historical financial results and present financial condition of Lorillard and RAI with each other and with those of other companies that Barclays deemed relevant, including prior to and following the initial market speculation regarding the possibility of the proposed transaction; and

•	a comparison of the financial terms of the proposed transaction with the financial terms of certain other transactions that Barclays deemed relevant.

In addition, Barclays had discussions with the management of Lorillard and RAI concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information) and further relied upon the assurances of the management of Lorillard that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Lorillard, upon the advice of Lorillard, Barclays (1) assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Lorillard as to the future financial performance of Lorillard and (2) relied on such projections for purposes of its analysis and its opinion; with respect to the financial projections of RAI, upon the advice of Lorillard, Barclays (A) assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of RAI as to the future financial performance of RAI and (B) relied on such projections for purposes of its analysis and its opinion. Furthermore, upon the advice of Lorillard, Barclays (1) assumed that the amounts and timing of the expected synergies were reasonable and (2) relied on such estimates for purposes of its analysis and its opinion. Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Lorillard or RAI, and did not make or obtain any evaluations or appraisals of the assets or liabilities of Lorillard or RAI. In addition, Barclays was not authorized by Lorillard to solicit, and did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of Lorillard’s business. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after the date of its opinion. Barclays expressed no opinion as to the prices at which the shares of Lorillard common stock would trade following the announcement of the proposed transaction or the shares of RAI common stock would trade following the announcement or consummation of the proposed transaction. Barclays’ opinion should not be viewed as providing any assurance that the market value of the shares of RAI common stock to be held by Lorillard shareholders (other than holders of excluded shares) after the consummation of the proposed transaction will be in excess of the market value of the shares of Lorillard common stock owned by such shareholders at any time prior to the announcement or consummation of the proposed transaction.

Barclays assumed that the executed merger agreement, subscription agreement, asset purchase agreement and transfer agreement would conform in all respects material to Barclays’ analysis and Barclays’ opinion to the last draft agreements reviewed by Barclays. In addition, Barclays assumed the accuracy, in all respects material to Barclays’ analysis and Barclays’ opinion, of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays also assumed, upon the advice of Lorillard, that (1) all governmental, regulatory and third party approvals, consents and releases for the proposed transaction will be obtained within the constraints contemplated by the merger agreement in all respects material to Barclays’ analysis and Barclays’ opinion and (2) the proposed transaction and the other transactions contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement will be consummated in accordance with the terms of the merger agreement, subscription agreement, asset purchase agreement and transfer agreement, as applicable, without waiver, modification or amendment of any term, condition or agreement, except to the extent any of the foregoing would not be material to Barclays’ analysis or Barclays’ opinion. Barclays did not express any opinion as to any tax or other consequences that might result from the proposed transaction, nor did Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood that Lorillard had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of Lorillard common stock but rather made its determination as to fairness, from a financial point of view, to Lorillard shareholders (other than holders of excluded shares) of the merger consideration to be paid to such shareholders in the proposed transaction on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Lorillard board of directors selected Barclays because of its familiarity with Lorillard and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as its substantial experience in transactions comparable to the proposed transaction.

Barclays is acting as financial advisor to Lorillard in connection with the proposed transaction. As compensation for its services in connection with the proposed transaction, Lorillard paid Barclays a fee of $2.5 million upon announcement of the proposed transaction. The total compensation payable by Lorillard to Barclays on completion of the proposed transaction is $20.0 million, against which the amounts paid upon announcement of the proposed transaction will be credited. In addition, Lorillard has agreed to reimburse Barclays for its expenses and to indemnify Barclays for certain liabilities that may arise out of its engagement. Barclays has performed various investment banking and financial services for Lorillard, as well as for BAT and Imperial and their respective affiliates, in the past, and expects to perform such services in the future, and has received, and expects to receive, customary fees for such services. Specifically, since January 1, 2012 through the date of the delivery of its opinion, Barclays has performed the following investment banking and financial services:

•	for Lorillard,

•	acting as bookrunner on an investment grade bond offering in August 2012, and

•	acting as bookrunner on an investment grade bond offering in May 2013;

•	for BAT or its affiliates,

•	acting as bookrunner on an investment grade bond offering in June 2012,

•	acting as bookrunner on an investment grade bond offering in March 2013,

•	acting as co-manager on an investment grade bond offering in September 2013,

•	acting as bookrunner on an investment grade bond offering in March 2014, and

•	acting as bookrunner on the refinancing of a revolving credit facility in May 2014;

•	for Imperial or its affiliates,

•	acting as bookrunner on a liquidity facility in September 2012, and

•	acting as bookrunner on an investment grade bond offering and a liquidity facility in February 2013.

In addition to the foregoing, Barclays currently has outstanding (but undrawn) lending commitments under revolving credit facilities of Lorillard, BAT and Imperial or their respective affiliates. Since January 1, 2012, through the date of the delivery of its opinion, Barclays has also performed various share repurchase, hedging and other risk management services for Lorillard, as well as various hedging and other risk management services for BAT and Imperial or their respective affiliates. In connection with the foregoing services, Barclays has received aggregate compensation of approximately: (1) $2.0 million from Lorillard; (2) $6.0 million from BAT; and (3) $9.0 million from Imperial. Since January 1, 2012, Barclays has not been engaged by, and is not currently providing investment banking or financial services to, RAI.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Lorillard, RAI, BAT and Imperial or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Opinion of Centerview

On July 14, 2014, Centerview rendered to the Lorillard board of directors its oral opinion, subsequently confirmed in a written opinion dated such date, to the effect that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, qualifications and limitations upon the review undertaken by Centerview in connection with its opinion, the merger consideration to be paid to the holders of shares of Lorillard common stock (other than excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated July 14, 2014, which describes the assumptions made, procedures followed, matters considered, qualifications and limitations upon the review undertaken by Centerview in connection with its opinion, is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference. The following summary of Centerview’s opinion is qualified in its entirety by reference to the full text of Centerview’s written opinion. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Lorillard board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the proposed transaction and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of shares of Lorillard common stock (other than excluded shares) of the merger consideration to be paid to such holders pursuant to the merger agreement and did not address any other term or aspect of the merger agreement or the proposed transaction. Centerview’s opinion does not constitute a recommendation to any Lorillard shareholder or any other person as to how such shareholder or other person should vote with respect to the merger or otherwise act with respect to the proposed transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, qualifications and limitations upon the review undertaken by Centerview in connection with its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:

•	a draft, dated as of July 14, 2014, of the merger agreement;

•	a draft of the subscription agreement;

•	a draft of the asset purchase agreement;

•	a draft of the transfer agreement;

•	a draft of the commitment letter;

•	Annual Reports on Form 10-K of Lorillard for the years ended December 31, 2013, 2012 and 2011 and Annual Reports on Form 10-K of RAI for the years ended December 31, 2013, 2012 and 2011;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Lorillard and RAI;

•	certain publicly available research analyst reports for Lorillard and RAI;

•	certain other communications from Lorillard and RAI to their respective shareholders;

•	certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Lorillard, including certain financial forecasts, analyses and projections relating to Lorillard prepared by management of Lorillard and furnished to Centerview by Lorillard for purposes of Centerview’s analysis, referred to as the Lorillard forecasts in this summary of Centerview’s opinion, and collectively referred to as the Lorillard internal data in this summary of Centerview’s opinion;

•	certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of RAI, including certain financial forecasts, analyses and projections relating to RAI prepared by management of RAI and furnished to Centerview by Lorillard for purposes of Centerview’s analysis, referred to as the RAI forecasts in this summary of Centerview’s opinion, and collectively referred to as the RAI internal data in this summary of Centerview’s opinion; and

•	certain cost savings and operating synergies projected by the management of RAI to result from the proposed transaction furnished to Centerview by Lorillard for purposes of Centerview’s analysis, referred to as the synergies in this summary of Centerview’s opinion.

Centerview participated in discussions with members of the senior management and representatives of Lorillard and RAI regarding their assessment of the Lorillard internal data, RAI internal data and synergies, as appropriate, and the strategic rationale for the proposed transaction. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for Lorillard and RAI and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the proposed transaction with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with Lorillard’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at Lorillard’s direction, that the Lorillard internal data (including, without limitation, the Lorillard forecasts) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Lorillard as to the matters covered thereby and that the RAI internal data (including, without limitation, the RAI forecasts) and the synergies were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of RAI as to the matters covered thereby, and Centerview relied, at Lorillard’s direction, on the Lorillard internal data, RAI internal data and synergies for purposes of Centerview’s analysis and opinion. For purposes of its opinion, Centerview expressed no view or opinion as to the Lorillard internal data, RAI internal data, synergies or the assumptions on which any of them were based. In addition, at Lorillard’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Lorillard or RAI, nor was Centerview furnished with any such evaluation or appraisal, and Centerview was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Lorillard or RAI. Centerview assumed, at Lorillard’s direction, that the final executed merger agreement, subscription agreement, asset purchase agreement and transfer agreement would not differ in any respect material to Centerview’s analysis or opinion from the draft agreements reviewed by Centerview. In addition, Centerview assumed the accuracy in all respects material to Centerview’s analysis and opinion of the representations and warranties contained in the merger agreement and all agreements related thereto. Centerview also assumed, at Lorillard’s direction, that the proposed transaction and the other transactions contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement will be consummated on the terms set forth in the merger agreement, subscription agreement, asset purchase agreement and transfer agreement, as applicable, and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, except to the extent any of the foregoing would not be material to Centerview’s analysis or Centerview’s opinion, and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the proposed transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview also assumed that the proposed transaction will have the tax consequences described in discussions with, and materials furnished to Centerview by, representatives of Lorillard. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of Lorillard or RAI, or the ability of Lorillard or RAI to pay their respective obligations when they come due, or as to the impact of the proposed transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.

Centerview expressed no view as to, and its opinion did not address, Lorillard’s underlying business decision to proceed with or effect the proposed transaction, or the relative merits of the proposed transaction as compared to any alternative business strategies or transactions that might be available to Lorillard or in which Lorillard might engage, or the likelihood of consummation of the proposed transaction. Centerview was not authorized to, and did not, undertake a third-party solicitation process on Lorillard’s behalf regarding a potential transaction with Lorillard. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s opinion, to the holders of shares of Lorillard common stock (other than excluded shares) of the merger consideration to be paid to such holders pursuant to the merger agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the proposed transaction, including, without limitation, the structure or form of the proposed transaction, or any other agreements or arrangements contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement or entered into in connection with or otherwise contemplated by the proposed transaction, including, without limitation, the fairness of the proposed transaction or any other term or aspect of the proposed transaction to, or any consideration to be received in connection therewith by, or the impact of the proposed transaction on, the holders of any other class of securities, creditors or other constituencies of Lorillard or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Lorillard or any party, or class of such persons in connection with the proposed transaction, whether relative to the merger consideration to be paid to such holders pursuant to the merger agreement or otherwise. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’s opinion. Centerview expressed no view or opinion as to what the value of shares of RAI common stock actually will be when issued pursuant to the proposed transaction or the prices at which the shares of Lorillard common stock or shares of RAI common stock will trade or otherwise be transferable at any time, including following the announcement or consummation of the proposed transaction. Centerview’s opinion does not constitute a recommendation to any Lorillard shareholder or any other person as to how such shareholder or other person should vote with respect to the merger or otherwise act with respect to the proposed transaction or any other matter.

Centerview’s financial advisory services and its opinion were provided for the information and assistance of the members of the Lorillard board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of their consideration of the proposed transaction. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

In performing its financial analyses, Centerview considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond Lorillard’s and its advisors’ control. No company or transaction used in the analyses is identical to Lorillard or the proposed transaction, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies analyzed. The assumptions and estimates contained in the financial analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, financial analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Centerview prepared the analyses summarized below for the purpose of providing its opinion to the Lorillard board of directors regarding whether, as of the date of Centerview’s opinion, the merger consideration to be paid to the holders of shares of Lorillard common stock (other than excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Lorillard, Centerview or any other person assumes responsibility if future results are different from those described, whether or not any such difference is material.

Centerview’s financial analyses and opinion were only one of many factors considered by the Lorillard board of directors in its evaluation of the proposed transaction and should not be viewed as determinative of the views of the board of directors or management of Lorillard with respect to the proposed transaction or the merger consideration payable in the proposed transaction or as to whether the Lorillard board of directors would have been willing to determine that a different consideration was fair. The consideration for the proposed transaction was determined through arm’s-length negotiations between Lorillard and RAI and was unanimously approved by the Lorillard board of directors. Centerview provided advice to Lorillard during these negotiations. Centerview did not, however, recommend any specific amount of consideration to Lorillard or the Lorillard board of directors or that any specific amount of consideration constituted the only appropriate consideration for the proposed transaction.

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, Centerview has provided certain financial advisory services to Lorillard for which Centerview has received aggregate compensation of approximately $1.0 million. In the past two years, Centerview has not been engaged by, and is not currently providing investment banking or other services to, RAI or Merger Sub or to BAT or Imperial. Centerview may provide financial advisory and other services to or with respect to Lorillard, RAI, BAT or Imperial or their respective affiliates in the future, for which Centerview may receive compensation. Certain (1) of Centerview’s and Centerview’s affiliates’ directors, officers, members and employees, or family members of such persons, (2) of Centerview’s affiliates or related investment funds and (3) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Lorillard, RAI, BAT and Imperial or any of their respective affiliates, or any other party that may be involved in the proposed transaction.

The Lorillard board of directors selected Centerview as its financial advisor in connection with the proposed transaction based on Centerview’s reputation and experience. Centerview is a nationally recognized investment banking firm that has substantial experience in transactions similar to the proposed transaction.

In connection with Centerview’s services as the financial advisor to the Lorillard board of directors, Lorillard has agreed to pay Centerview an aggregate fee of $41.0 million, $5.0 million of which was payable upon the announcement of the merger agreement and $36.0 million of which is payable contingent upon the consummation of the proposed transaction. In addition, Lorillard has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.

Summary of the Financial Analyses of Lorillard’s Financial Advisors

The following is a summary of the material financial analyses as jointly presented by Barclays and Centerview to the Lorillard board of directors in connection with rendering their respective opinions described above. Lorillard’s financial advisors worked cooperatively in developing these analyses, and these analyses represent the joint work product of Lorillard’s financial advisors. The following summary does not purport to be a complete description of the financial analyses performed or factors considered by Lorillard’s financial advisors nor does the order of analyses described represent the relative importance or weight given to those analyses by Lorillard’s financial advisors. Lorillard’s financial advisors may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Lorillard’s financial advisors’ view of the actual value of Lorillard. Some of the summaries of the financial analyses set forth below include information presented in tabular format. The tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Lorillard’s financial advisors. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying the financial analyses of Lorillard’s financial advisors and their respective opinions. In performing their analyses, Lorillard’s financial advisors made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Lorillard or any other parties to the proposed transaction. None of Lorillard, RAI, Merger Sub, Barclays, Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 14, 2014 (the date on which Lorillard’s financial advisors delivered their respective opinions to the Lorillard board of directors) and is not necessarily indicative of current market conditions.

Implied Value of the Merger Consideration

Lorillard’s financial advisors first calculated $68.88 as the implied value, as of July 14, 2014, of the merger consideration per share of Lorillard common stock, which was determined by adding the cash portion of the merger consideration of $50.50 per share of Lorillard common stock to $18.38, the implied value of the stock portion of the merger consideration per share of Lorillard common stock that was derived by multiplying the closing price of $63.18 per share of RAI common stock on July 14, 2014, by the exchange ratio of 0.2909 of a share of RAI common stock per share of Lorillard common stock.

Historical Trading Analysis

Lorillard’s financial advisors then reviewed the historical trading prices for Lorillard’s common stock and compared the implied value of the merger consideration per share of Lorillard common stock as of July 14, 2014, to (1) the closing price per share of Lorillard common stock on February 28, 2014 (the last trading day prior to the date of initial market speculation regarding the possibility of the proposed transaction), (2) the high price and low price per share of Lorillard common stock during the 52-week period ended July 14, 2014, and (3) the high price and low price per share of Lorillard common stock during the 52-week period ended February 28, 2014.

Lorillard’s financial advisors noted that (1) on February 28, 2014, the closing price per share of Lorillard common stock was $49.06, (2) during the 52-week period ended July 14, 2014, the closing price per share of Lorillard common stock ranged from $41.86 to $67.22 and (3) during the 52-week period ended February 28, 2014, the closing price per share of Lorillard common stock ranged from $38.20 to $53.00. Lorillard’s financial advisors compared these ranges to the $68.88 implied value, as of July 14, 2014, of the merger consideration per share of Lorillard common stock to be paid pursuant to the merger agreement.

Analyst Price Targets

Lorillard’s financial advisors reviewed share price targets for Lorillard’s common stock reflected in selected publicly available Wall Street research analyst reports, FactSet (a data source containing historical and estimated financial data) and Bloomberg, in each case as of July 14, 2014, and February 28, 2014. Lorillard’s financial advisors noted that the low and high analyst share price targets in such selected research analyst reports were (1) as of July 14, 2014, $54.00 and $65.00 per share of Lorillard common stock, respectively, and (2) as of February 28, 2014, $45.00 and $65.00 per share of Lorillard common stock, respectively. Lorillard’s financial advisors compared these ranges to the $68.88 implied value, as of July 14, 2014, of the merger consideration per share of Lorillard common stock to be paid pursuant to the merger agreement. Lorillard’s financial advisors also noted that the average analyst share price target in such selected research analyst reports, as of July 14, 2014, was approximately $60.00 per share of Lorillard common stock.

Selected Comparable Company Analysis

Lorillard’s financial advisors reviewed and compared certain financial information, ratios and multiples (including enterprise value/EBITDA multiple and P/E ratio, as described below) for Lorillard and certain other publicly traded companies in the tobacco industry (including both U.S.-focused companies and international (non-U.S.-focused) companies) that Lorillard’s financial advisors, based on their experience in the industry and judgment as financial advisors, deemed comparable to Lorillard. The companies that Lorillard’s financial advisors selected as comparable to Lorillard were:

U.S.-focused companies	International (non-U.S.-focused) companies
• RAI	• BAT

• Altria Group, Inc.	• Imperial

• Japan Tobacco Inc.

• Philip Morris International Inc.

Although none of the selected comparable companies is directly comparable to Lorillard, the companies listed above were chosen by Lorillard’s financial advisors because they are publicly traded companies with certain operational or financial characteristics which, for purposes of analysis, may be considered similar to certain operational or financial characteristics of Lorillard. However, because none of the selected comparable companies is exactly the same as Lorillard, Lorillard’s financial advisors believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Lorillard’s financial advisors also made qualitative judgments, based on their experience in the industry and judgment as financial advisors, concerning differences between the business, financial and operating characteristics and prospects of Lorillard and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, geographies, growth prospects, profitability levels and degree of operational risk between Lorillard and the selected comparable companies.

Lorillard’s financial advisors calculated and compared the financial multiples and ratios (1) for Lorillard, based on certain financial forecasts, analyses and projections relating to Lorillard prepared by management of Lorillard on a stand-alone basis and furnished to Lorillard’s financial advisors for purposes of their analysis (collectively referred to as the Lorillard management projections throughout this summary of the financial analyses of Lorillard’s financial advisors), (2) for the selected comparable companies, based on information that Lorillard’s financial advisors obtained from FactSet, and (3) the closing share prices for Lorillard’s common stock and the shares of the selected comparable companies on July 14, 2014, and February 28, 2014.

With respect to each company, Lorillard’s financial advisors calculated and analyzed such company’s ratio of its share price as of July 14, 2014, and its share price as of February 28, 2014, respectively, to its estimated 2014 calendar year, or CY2014E, earnings per share, or EPS (a ratio commonly referred to as a price to earnings ratio, or P/E). Also with respect to each company, Lorillard’s financial advisors calculated such company’s enterprise value (which is generally the market value of common equity plus the book value of debt less cash, adjusted for minority interest positions, equity interest positions and certain announced transactions as appropriate) as a multiple of its CY2014E earnings before interest, taxes, depreciation and amortization, or EBITDA, as of July 14, 2014 and February 28, 2014.

The results of this analysis are set forth below:

	P/E CY 2014E		Enterprise Value/EBITDA CY 2014E
	As of July 14, 2014	As of February 28, 2014	As of July 14, 2014		As of February 28, 2014
RAI	18.9x	15.0x	12.2x		9.6x
Altria Group, Inc.	16.9x	14.1x	9.0x	(1)	7.8x	(1)
BAT	17.0x	14.7x	11.2x	(2)	10.2x	(2)
Imperial	13.3x	11.4x	11.6x		9.9x
Japan Tobacco Inc.	17.1x	13.1x	8.9x		7.7x
Philip Morris International Inc.	16.7x	15.8x	12.0x		11.3x
Range of the selected comparable companies	13.3x–18.9x	11.4x–15.8x	8.9x–12.2x		7.7x–11.3x
Range of the selected comparable U.S.-focused companies	16.9x–18.9x	14.1x–15.0x	9.0x–12.2x		7.8x–9.6x
Range of the selected comparable international (non-U.S.-focused) companies	13.3x–17.1x	11.4x–15.8x	8.9x–12.0x		7.7x–11.3x
Lorillard	19.6x	14.2x	12.4x		9.0x

(1)	Altria Group, Inc. enterprise value marked-to-market for its equity investment in SABMiller plc.
(2)	BAT enterprise value marked-to-market for its equity method investments in RAI and ITC Limited and non-controlling interests (which were capitalized at an illustrative multiple of 20x).

In addition, for each of Lorillard, the U.S.-focused selected comparable companies and a composite comprised of the selected comparable international (non-U.S.-focused) companies, Lorillard’s financial advisors calculated and analyzed the average historical price to next twelve months, or NTM, EPS ratios and the average historical enterprise value/NTM EBITDA ratios as of July 14, 2014, and February 28, 2014, as well as for the one-, three- and five-year periods ended February 28, 2014. The results of this analysis are summarized as follows:

	Historical Price/NTM EPS Averages					Historical Enterprise Value/NTM EBITDA Averages
	As of July 14, 2014	As of February 28, 2014	1-year period ended February 28, 2014	3-year period ended February 28, 2014	5-year period ended February 28, 2014	As of July 14, 2014	As of February 28, 2014	1-year period ended February 28, 2014	3-year period ended February 28, 2014	5-year period ended February 28, 2014

Range of the selected comparable U.S.-focused companies	16.2x–18.0x	14.0x–14.8x	14.3x–14.5x	13.8x–14.0x	12.5x–12.6x	8.7x–11.7x	7.8x–9.5x	7.8x–9.1x	7.5x–8.6x	6.8x–7.7x

Composite of the selected comparable international (non-U.S.-focused) companies(1)	15.2x	13.6x	13.6x	13.8x	13.5x	10.7x	9.7x	9.6x	9.2x	8.8x

Lorillard	18.5x	14.0x	13.5x	13.4x	12.7x	11.9x	8.9x	8.6x	8.3x	7.6x

(1)	Reflects average of the selected comparable international (non-U.S.-focused) companies.

Lorillard’s financial advisors then drew from these analyses, as well as other considerations that Lorillard’s financial advisors deemed relevant in their experience and judgment as financial advisors, illustrative ranges of multiples of (1) 16.5x–18.5x for Lorillard’s P/E ratio for CY2014E as of July 14, 2014, (2) 13.5x–15.0x for Lorillard’s P/E ratio for CY2014E as of February 28, 2014, (3) 9.0x–12.0x for Lorillard’s enterprise value/EBITDA ratio for CY2014E as of July 14, 2014, and (4) 7.5x–9.5x for Lorillard’s enterprise value/EBITDA ratio for CY2014E as of February 28, 2014. Lorillard’s financial advisors applied the illustrative ranges of multiples to the Lorillard management projections for CY2014E. The results of this analysis implied a value per share range for shares of Lorillard common stock of approximately (A) $55.25 to $61.75 based on P/E multiples as of July 14, 2014, (B) $45.00 to $50.25 based on P/E multiples as of February 28, 2014, (C) $46.50 to $64.50 based on enterprise value/EBITDA multiples as of July 14, 2014, and (D) $37.75 to $49.50 based on enterprise value/EBITDA multiples as of February 28, 2014. Lorillard’s financial advisors compared these ranges to the $68.88 implied value, as of July 14, 2014, of the merger consideration per share of Lorillard common stock to be paid pursuant to the merger agreement.

Selected Precedent Transactions Analysis

Lorillard’s financial advisors reviewed and analyzed certain information relating to selected other transactions since 2000 in the tobacco industry with a target enterprise value in excess of $1.0 billion that Lorillard’s financial advisors, based on their experience and judgment as financial advisors, deemed relevant in relation to Lorillard and the proposed transaction. These transactions were:

Transaction Announcement Date	Target	Acquiror	Enterprise Value (Dollars in Billions)
Selected North American Transactions
September 2008	UST Inc.	Altria Group, Inc.	$11.7
July 2008	Rothmans Inc.	Philip Morris International Inc.	$ 3.3
November 2007	John Middleton, Inc.	Altria Group, Inc.	$ 2.2(1)
February 2007	Commonwealth Brands Inc.	Imperial	$ 1.5(2)
April 2006	Conwood LP	RAI	$ 3.5

Transaction Announcement Date	Target	Acquiror	Enterprise Value (Dollars in Billions)
Selected International Transactions
February 2008	Skandinavisk Tobakskompagni (Cigarette and Snus businesses)	BAT	$ 4.1
February 2008	Tekel	BAT	$ 1.7
July 2007	Altadis SA	Imperial	$22.5
December 2006	Gallaher Group plc	Japan Tobacco Inc.	$19.1
March 2005	Sampoerna	Philip Morris International Inc.	$ 5.1
July 2003	Ente Tabacchi Italiani SpA	BAT	$ 2.7
March 2002	Reemtsma Cigarettenfabrik GmbH	Imperial	$ 5.1
June 2001	Austria Tabak	Gallaher Group plc	$ 1.9

(1) Enterprise value is net of approximately $700 million in present value tax benefits arising from the terms of the transaction.

(2) Enterprise value is net of approximately $400 million in present value tax benefits arising from the terms of the transaction.

No company or transaction used in this analysis is identical or directly comparable to Lorillard or the proposed transaction. The companies included in the selected transactions are companies with certain operating characteristics and products that, for the purposes of this analysis, may be considered similar to certain operating characteristics and products of Lorillard. The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Lorillard and the companies included in the selected precedent transaction analysis. Accordingly, Lorillard’s financial advisors believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the proposed transaction. Rather, this analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the selected target companies and Lorillard.

For each of the selected transactions, based on information they obtained from SEC filings and press releases, Lorillard’s financial advisors calculated and compared the enterprise value as a multiple of LTM sales and EBITDA for the period ended June 30, 2014. The results of this analysis were as follows:

Implied Enterprise Value as a Multiple of:
	LTM Sales	LTM EBITDA
North American Transactions

UST Inc. / Altria Group, Inc.	6.0x	12.0x
Rothmans Inc. / Philip Morris International Inc.	5.0x	9.9x
John Middleton, Inc. / Altria Group, Inc.	6.1x	12.1x
Commonwealth Brands Inc. / Imperial	4.3x	8.6x
Conwood LP / RAI	7.7x	13.5x
North American Mean	5.8x	11.2x
North American Median	6.0x	12.0x

International Transactions

Skandinavisk Tobakskompagni (Cigarette and Snus businesses) / BAT	4.5x	11.2x
Tekel / BAT	3.3x	11.4x
Altadis SA / Imperial	4.1x	14.0x
Gallaher Group plc / Japan Tobacco Inc.	3.7x	13.3x
Sampoerna / Philip Morris International Inc.	5.3x	13.9x
Ente Tabacchi Italiani SpA / BAT	3.3x	11.8x
Reemtsma Cigarettenfabrik GmbH/ Imperial	2.5x	12.7x
Austria Tabak / Gallaher Group plc	1.9x	8.5x
International Mean	3.6x	12.1x
International Median	3.5x	12.2x

Lorillard’s financial advisors then drew from this analysis and other considerations that Lorillard’s financial advisors deemed relevant in their experience and judgment as financial advisors an illustrative range of multiples of implied enterprise value/EBITDA of 11.0x–12.5x. Lorillard’s financial advisors applied the illustrative range of multiples to Lorillard’s LTM EBITDA for the period ended June 30, 2014, calculated by management of Lorillard and furnished to Lorillard’s financial advisors by Lorillard for purposes of their analysis. The results of this analysis implied a value per share range for shares of Lorillard common stock of approximately $56.75 to $65.25. Lorillard’s financial advisors compared this range to the $68.88 implied value, as of July 14, 2014, of the merger consideration per share of Lorillard common stock to be paid pursuant to the merger agreement.

Discounted Cash Flow Analysis

Lorillard’s financial advisors also performed a discounted cash flow analysis of Lorillard. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of Lorillard using the discounted cash flow method, Lorillard’s financial advisors added (1) the present value of Lorillard’s projected after-tax unlevered free cash flows for the six-month period ending December 31, 2014, and fiscal years 2015 through 2018 to (2) the present value of the terminal enterprise value of Lorillard as of December 31, 2018. Taking into account the Lorillard management projections, the after-tax unlevered free cash flows were calculated by taking the net operating profit after tax (representing earnings before interest after tax), then adding depreciation and amortization, subtracting capital expenditures and adjusting for changes in working capital and other cash flows.

The projected after-tax unlevered free cash flows used for the purposes of this analysis were as follows:

(Dollars in Millions)		Fiscal Year Ending December 31,
	H2 2014E	2015E	2016E	2017E	2018E
Projected After-Tax Unlevered Free Cash Flow of Lorillard	$685	$1,447	$1,545	$1,622	$1,701

The residual value of Lorillard at the end of the forecast period, or “terminal enterprise value,” was estimated by selecting a range of exit LTM EBITDA multiples of 8.5x to 9.5x (which was derived by Lorillard’s financial advisors in their experience and judgment as financial advisors from EBITDA trading multiples for Lorillard and the selected U.S.-focused comparable companies for prior trading periods), which implied perpetuity growth rates ranging from (0.7%) to 1.4%, and applying that range to Lorillard’s estimated 2018 calendar year, or CY2018E, EBITDA. The after-tax unlevered free cash flows and terminal values were discounted to June 30, 2014, using after-tax discount rates ranging from 6.5% to 8.0%, which were selected based on an analysis of Lorillard’s estimated weighted average cost of capital. The weighted average cost of capital was derived by application of the Capital Asset Pricing Model, taking into account certain metrics including target capital structure, the cost of long-term U.S. Treasury debt, tax rates, unlevered and levered betas for certain selected comparable companies, as well as certain financial metrics for the U.S. financial markets generally. Lorillard’s financial advisors then calculated a range of implied prices per share of Lorillard common stock by subtracting net debt of Lorillard as of June 30, 2014, as reported by Lorillard to Lorillard’s financial advisors, from the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of outstanding shares of Lorillard common stock as of June 30, 2014, as reported by Lorillard to Lorillard’s financial advisors.

The results of this analysis implied a value per share range for shares of Lorillard common stock of approximately $55.50 to $64.75. Lorillard’s financial advisors compared this range to the $68.88 implied value, as of July 14, 2014, of the merger consideration per share of Lorillard common stock to be paid pursuant to the merger agreement.

RAI Unaudited Prospective Financial Information

Although RAI periodically may issue limited public guidance concerning its expected financial performance, RAI does not, as a matter of course, publicly disclose detailed financial forecasts. However, in connection with the negotiation of the merger, RAI’s management prepared certain non-public unaudited financial forecasts, which were furnished to the RAI board of directors, Lazard and Lorillard. A summary of the unaudited financial forecasts is included below to provide RAI shareholders access to certain non-public unaudited financial forecasts that were furnished to the RAI board of directors, Lazard and Lorillard and considered by Lazard in connection with its financial analyses.

The unaudited financial forecasts were not prepared for the purpose of public disclosure, nor were they prepared in compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. The summary of the unaudited financial forecasts is not being included in this joint proxy statement/prospectus to influence RAI shareholders with respect to the approval of the share issuance or Lorillard shareholders with respect to the adoption of the merger agreement, but because the unaudited financial forecasts were furnished to the RAI board of directors, Lazard and Lorillard. The inclusion of the unaudited financial forecasts in this proxy statement/prospectus should not be regarded as an indication that RAI or any other recipient of the unaudited financial forecasts considered, or now considers, the forecasts to be material or necessarily predictive of actual future results, and the unaudited financial forecasts should not be relied upon as such.

All of the unaudited financial forecasts summarized below were prepared by, and are the responsibility of, RAI’s management. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in the unaudited financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto, and no independent registered public accounting firm assumes any responsibility for the prospective financial information. The reports of the independent registered public accounting firms incorporated by reference into this joint proxy statement/prospectus relate to RAI’s and Lorillard’s historical financial information. These reports do not extend to the unaudited financial forecasts and should not be read to do so.

Because the unaudited financial forecasts were developed for RAI on a stand-alone basis without giving effect to the merger, share purchase and divestiture, the unaudited financial forecasts do not give effect to the merger, share purchase and divestiture or any changes to RAI’s operations or strategy that may be implemented after the completion of the merger, share purchase and divestiture, including any potential synergies realized as a result of the merger and divestiture, or to any costs related to, or that may arise in connection with, the merger and divestiture. Certain potential benefits of the merger and divestiture discussed by RAI’s and Lorillard’s respective managements are described under “—Possible Benefits of the Merger and Divestiture” beginning on page 146 of this joint proxy statement/prospectus.

The unaudited financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of RAI’s management. In preparing these unaudited financial forecasts, RAI’s management used assumptions that were substantially based on and consistent with RAI’s recent historical results. These assumptions included assumptions with respect to annual future industry volume declines and price increases, future market share changes for RAI’s products, future manufacturing cost and selling, general and administrative cost changes and inflation, including the inflationary impact on MSA costs. In the view of RAI’s management, the unaudited financial forecasts were prepared on a reasonable basis and reflected the best then-currently available estimates and judgments of RAI’s management. Important factors that may affect actual results and cause the unaudited financial forecasts to not be realized include, but are not limited to, the risks, contingencies and other uncertainties described under “Cautionary Information Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 55 and 57, respectively, of this joint proxy statement/prospectus. As a result, actual results may differ materially from the unaudited financial forecasts, and there can be no assurance that the forecasts will be realized. RAI has not made and does not make any representation to any shareholder or other person regarding RAI’s ultimate performance compared to the information contained in the unaudited financial forecasts. Except as may be required under applicable federal securities law, RAI does not undertake any obligation to update or otherwise revise the unaudited financial forecasts to reflect events or circumstances after the date the forecasts were made, including events or circumstances that may have occurred during the period between that date and the date of this joint proxy statement/prospectus, or to reflect the occurrence of unanticipated events, even in the event that any or all of the assumptions are shown to be in error.

RAI uses certain non-GAAP measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of RAI’s continuing operations is enhanced through the disclosure of these metrics. Non-GAAP measurements are not, and should not be viewed as, substitutes for GAAP measurements.

RAI Unaudited Financial Forecasts

The following table summarizes the unaudited financial forecasts related to RAI that were prepared by RAI’s management as described above and furnished to the RAI board of directors, Lazard and Lorillard:

	For the Fiscal Year Ending December 31,
	2014	2015	2016	2017	2018	2019
	(Dollars in Millions)
Revenue	$8,525	$8,457	$8,799	$8,982	$9,225	$9,516
EBITDA(1)	$3,195	$3,405	$3,756	$3,700	$3,899	$4,101
Operating Income	$3,105	$3,312	$3,662	$3,605	$3,805	$4,006

(1)	For purposes of the unaudited financial forecasts, EBITDA is a non-GAAP measurement defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not necessarily comparable to similarly titled measures used at other companies.

The unaudited financial forecasts summarized above are forward-looking in nature. The forecasts relate to multiple future years, and such information by its nature becomes less predictive with each succeeding year.

Possible Benefits of the Merger and Divestiture

In connection with the negotiation of the merger, RAI’s and Lorillard’s respective managements discussed various potential benefits to RAI as a result of the merger and divestiture, including, among other things, potential annual cost savings and synergies from a reduction in expenses and the assumption by Imperial Sub of certain Lorillard operations and the brands that form part of the transferred assets.

RAI has disclosed that it expects that approximately $800 million of annual cost savings and synergies will be realized within two years of completion of the merger and divestiture. Both RAI and Lorillard were aware that the amounts of any benefits to RAI as a result of the merger and divestiture were estimates, that they may change, and that achieving any of the benefits would be subject to a number of risks, contingencies and other uncertainties, including those described under “Cautionary Information Regarding Forward-Looking Statements” and “Risk Factors” beginning on page 55 and 57, respectively, of this joint proxy statement/prospectus.

RAI DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE UNAUDITED FINANCIAL FORECASTS SET FORTH ABOVE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE THE FORECASTS WERE MADE, INCLUDING EVENTS OR CIRCUMSTANCES THAT MAY HAVE OCCURRED DURING THE PERIOD BETWEEN THAT DATE AND THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THESE UNAUDITED FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR.

Lorillard Unaudited Prospective Financial Information

Lorillard does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, earnings or other results. However, in connection with the discussions regarding the merger, Lorillard’s management prepared certain non-public unaudited financial projections regarding Lorillard’s forecasted operating results, which were finalized on May 29, 2014. In June 2014, Lorillard provided these projections to the Lorillard board of directors, Centerview, Barclays and RAI. This information included estimates of revenue, EBIT and EBITDA, each as defined below, for fiscal years 2014 through 2018. These unaudited financial projections were used by the Lorillard board of directors for purposes of its consideration and evaluation of the merger and by Centerview and Barclays in performing their financial analyses described under “—Opinion of Lorillard’s Financial Advisors—Summary of the Financial Analyses of Lorillard’s Financial Advisors” beginning on page 139 of this joint proxy statement/prospectus. A summary of these unaudited financial projections is set forth below.

While the unaudited financial projections were prepared in good faith and on a reasonable basis based on information available at the time of preparation, no assurance can be made regarding future events. Because the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. While presented with numeric specificity, the estimates and assumptions underlying the unaudited financial projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under “Cautionary Information Regarding Forward-Looking Statements” and “Risk Factors” beginning on page 55 and 57, respectively, of this joint proxy statement/prospectus, all of which are difficult to predict and many of which are beyond the control of Lorillard. There can be no assurance that the underlying assumptions will be realized, and actual results will likely differ, and may differ materially, from those reflected in the unaudited financial projections, whether or not the merger is completed. As a result, the unaudited financial projections cannot be considered a reliable predictor of future operating results, and this information should not be relied on as such. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events that occurred after the date it was prepared.

The unaudited financial projections were prepared solely for the use of the Lorillard board of directors and Lorillard’s financial advisors in connection with the merger and not with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data or the published guidelines of the SEC regarding forward-looking statements.

Because the unaudited financial projections were developed for Lorillard on a stand-alone basis without giving effect to the merger and divestiture, the unaudited financial projections do not give effect to the merger and divestiture or any changes to Lorillard’s operations or strategy that may be implemented after the completion of the merger and divestiture, including any potential synergies realized as a result of the merger and divestiture, or to any costs related to, or that may arise in connection with, the merger and divestiture.

The inclusion of the unaudited financial projections set forth below in this joint proxy statement/prospectus should not be regarded as an indication that Lorillard, RAI, Centerview, Barclays or anyone who received these unaudited financial projections then considered, or now considers, these unaudited financial projections to be material information of Lorillard or a reliable prediction of future events, and the unaudited financial projections should not be relied upon as such. No one has made or makes any representation to any investor regarding the information included in these unaudited financial projections. Except as required by applicable securities laws, Lorillard undertakes no obligation to update or otherwise revise the unaudited financial projections to reflect circumstances existing after the date when made, including circumstances and events that may have occurred during the period between that date and the date of this joint proxy statement/prospectus, or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

All of the unaudited financial projections summarized in this section were prepared by, and are the responsibility of, Lorillard’s management. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information. The reports of the independent registered public accounting firms incorporated by reference in this joint proxy statement/prospectus relate to the historical financial information of Lorillard and RAI. Such reports do not extend to the unaudited financial projections and should not be read to do so.

Lorillard uses a variety of financial measures that are not in accordance with GAAP, including EBIT and EBITDA, as supplemental measures to evaluate its operational performance. While Lorillard believes that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Lorillard’s competitors and may not be directly comparable to similarly titled measures of Lorillard’s competitors due to potential differences in the exact method of calculation.

The unaudited financial projections prepared by Lorillard management include EBIT, which is defined as net earnings (loss), before (1) interest expense and taxes, and (2) certain items that are not indicative of core operating activities such as facility closures and adjustments, asset impairments, severance and other charges or credits related to legacy items, and costs associated with the merger. These unaudited financial projections also include EBITDA, which is defined as net earnings (loss), before (1) interest expense and taxes, (2) depreciation and amortization expenses, and (3) certain items that are not indicative of core operating activities such as facility closures and adjustments, asset impairments, severance and other charges or credits related to legacy items, and costs associated with the merger.

The following table summarizes the unaudited financial projections related to Lorillard on a stand-alone basis without giving effect to the merger and divestiture, prepared by Lorillard’s management as described above, used by the Lorillard board of directors for purposes of its consideration of the merger and by Centerview and Barclays for purposes of their financial analyses:

	For the Fiscal Year Ended December 31,
	2014	2015	2016	2017	2018
	(Dollars in Millions, Except Per Share Amounts)
Revenue(1)	$5,169	$5,407	$5,639	$5,878	$6,111
EBIT	$2,094	$2,323	$2,445	$2,589	$2,714
EBITDA	$2,146	$2,376	$2,500	$2,645	$2,772
EPS(2)	$3.34	$3.88	$4.22	$4.63	$4.98

(1)	Net of federal excise tax.
(2)	EPS refers to earnings per share of Lorillard common stock.

In developing these projections, Lorillard’s management made numerous assumptions about the industry in which Lorillard operates, its markets and products and Lorillard’s ability to execute its plans. The following additional assumptions were also made in developing these projections:

•	an ongoing effective tax rate of 37.4%;

•	incremental debt issuances of $400 million in August 2014, $400 million in July 2015, $500 million at the beginning of 2016 and $250 million at the beginning of each of 2017 and 2018 with an assumed interest rate of 5.0% for all new debt issuances and the existing debt maturing in 2016 and 2017 being rolled over at its existing interest rates;

•	capital expenditures remaining at the levels of 2014 during fiscal years 2015 through 2018;

•	share repurchases of $914 million in 2014 and incremental share repurchases of $900 million, $825 million, $600 million and $600 million in 2015, 2016, 2017 and 2018, respectively; and

•	a dividend rate of 75% of the amount of EPS.

A reconciliation of the non-GAAP financial measures EBIT and EBITDA to the most directly comparable GAAP financial measure, income before income taxes, is set forth below:

	For the Fiscal Year Ended December 31,
	2014	2015	2016	2017	2018
	(Dollars in Millions)
Income before income taxes (GAAP)	$1,887	$2,111	$2,203	$2,334	$2,446
Amortization of SKYCIG brand	22	5	—	—	—

Adjusted Income before income taxes (non-GAAP)	1,909	2,116	2,203	2,334	2,446
Interest expense	185	207	242	255	268

EBIT	2,094	2,323	2,445	2,589	2,714
Depreciation and amortization	52	53	55	56	58

EBITDA	$2,146	$2,376	$2,500	$2,645	$2,772

The summaries of unaudited financial projections included in this joint proxy statement/prospectus are not intended to induce any Lorillard shareholder to vote in favor of the proposal to adopt the merger agreement or any of the other proposals to be voted on at the Lorillard special meeting or any RAI shareholder to vote in favor of the proposal to approve the share issuance.

LORILLARD DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE FINANCIAL PROJECTIONS SET FORTH ABOVE TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE, INCLUDING CIRCUMSTANCES THAT MAY HAVE OCCURRED DURING THE PERIOD BETWEEN THAT DATE AND THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THESE UNAUDITED FINANCIAL PROJECTIONS ARE NO LONGER APPROPRIATE.

Financing of the Merger

RAI currently intends to finance the cash portion of the merger consideration and related fees and expenses with available cash, up to $500 million in borrowings under its existing revolving credit facility, proceeds from the issuance of debt securities, the proceeds of the divestiture and the share purchase and, only to the extent necessary, borrowings under the bridge facility. RAI has announced its intention to pursue financing that would replace or supplement financing available under the bridge facility. There can be no assurance that any replacement or supplemental financing will be available at all or on acceptable terms.

On September 23, 2014, pursuant to the commitment letter, RAI, and certain of its subsidiaries as guarantors, entered into the bridge facility with JPMorgan Chase Bank, N.A., referred to as JPMCB, and Citibank, N.A., referred to as Citi, and together with JPMCB and certain other banks and financial institutions party to the bridge facility, the lenders.

The following summarizes the material provisions of the bridge facility. This summary does not purport to be complete and may not contain all of the information about the bridge facility that is important to you. This summary is qualified in its entirety by reference to the bridge facility.

Under the bridge facility, the lenders are providing a 364-day senior unsecured term loan bridge facility in an aggregate principal amount of up to $9 billion, available for the purpose of financing part of the cash portion of the merger consideration and fees and expenses in connection with the transactions contemplated by the merger agreement. The bridge facility may be drawn only in a single drawing upon the closing of the merger, and not thereafter, matures 364 days after being drawn and may be prepaid (but not reborrowed) without premium or penalty. The amount of the bridge facility available at closing is subject to reduction in accordance with the terms of the bridge facility, including but not limited to reduction upon the contemplated issuance of debt securities expected to be the primary source of the cash to finance the cash portion of the merger consideration and related fees and expenses.

The bridge facility bears interest at a rate per annum equal to, at RAI’s election:

•	an adjusted London interbank offered rate for a one, two, three or six month period plus an applicable margin ranging from 50 to 275 basis points that depends upon RAI’s index debt rating established by rating services and the length of time that elapses from funding of the bridge facility until repayment; or

•	the greatest of the (1) prime rate, (2) the federal funds effective rate plus 50 basis points or (3) the one-month adjusted London interbank offered rate plus 100 basis points, plus, in each case, an applicable margin ranging from 50 to 275 basis points that depends upon RAI’s index debt rating established by rating services and the length of time that elapses from funding of the bridge facility until repayment.

The bridge facility is guaranteed, on an unsecured basis, by the same RAI subsidiaries that guarantee RAI’s existing revolving credit facility and outstanding senior notes, which includes RAI’s material domestic subsidiaries, and is expected to be guaranteed by Lorillard and its material domestic subsidiaries after closing. Certain fees have been paid and are payable to the lenders in connection with the bridge facility, including commitment and duration fees. Certain fees have already been paid in connection with the commitment letter.

Borrowings under the bridge facility will be subject to certain conditions, including:

•	the completion of the merger, divestiture and share purchase substantially concurrently with the funding of the bridge facility;

•	the absence of a “Company Material Adverse Effect,” as defined in the merger agreement, where “Company” refers to Lorillard;

•	the delivery to the bridge facility lenders and/or filing with the SEC of certain financial statements and pro forma financial information relating to RAI, Lorillard and their respective consolidated subsidiaries;

•	RAI’s performance of certain activities in connection with efforts designed to accomplish the contemplated issuance of debt securities to finance the cash portion of the merger consideration and related fees and expenses; and

•	the accuracy at the funding of the bridge facility of certain representations and warranties, including the accuracy of such of Lorillard’s representations and warranties as are material to the interests of lenders under the bridge facility, but only to the extent RAI or Merger Sub have the right to terminate their obligations under the merger agreement because of such inaccuracy.

The bridge facility contains restrictive covenants that (1) limit the ability of RAI and its subsidiaries to (a) pay dividends and repurchase stock, (b) engage in transactions with affiliates, (c) create liens and (d) engage in sale-leaseback transactions involving a principal property, as defined in the bridge facility, and (2) limit the ability of RAI and its material subsidiaries to sell or dispose of all or substantially all of their assets and engage in specified mergers or consolidations, which covenants are substantially similar to those contained in RAI’s existing revolving credit facility.

Under the bridge facility, JPMCB acts as administrative agent and Citi acts as syndication agent. The agents and lenders are full service financial institutions engaged in various activities. The agents and lenders or their respective affiliates have from time to time performed, and may in the future perform, various investment banking, financial advisory, commercial banking, transfer agent and/or other services for RAI for which they have been paid, or will be paid, customary fees.

The foregoing descriptions of the bridge facility and subsidiary guaranty entered in connection therewith do not purport to be a complete description of their respective terms, and are qualified in all respects by reference to the complete text of such agreements, copies of which are filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part, and are incorporated herein by reference.

There is no guarantee that replacement or supplemental financing in lieu of drawings under the bridge facility will be available to RAI at all or on acceptable terms. RAI’s ability to obtain additional debt financing, including financing to replace or supplement the bridge facility, will be subject to various factors, including market conditions, operating performance and credit ratings, and may be subject to restrictions in the agreements relating to RAI’s outstanding debt. For a description of certain risks associated with the financing of the merger, see “Risk Factors—Risk Factors Relating to the Merger and Divestiture—RAI may encounter difficulties or high costs associated with securing financing in connection with the merger, and RAI will be required to complete the merger whether or not financing is available” beginning on page 58 of this joint proxy statement/prospectus.

Interests of Certain RAI Directors and Officers

When considering the recommendation of the RAI board of directors that RAI shareholders approve the share issuance, specifically, that RAI shareholders approve both the Lorillard share issuance and the BAT share issuance, you should be aware that some of RAI’s directors and executive officers may have interests in the merger that are different from, or in addition to, those of RAI shareholders generally. The two B&W nominated directors of RAI who are present or former BAT executives may have interests that are different from, or in addition to, those of RAI shareholders generally as a result of the share purchase, pursuant to which BAT (directly or through one or more of its wholly owned subsidiaries) will subscribe for and purchase a number of shares of RAI common stock necessary to maintain its approximately 42% beneficial ownership interest in RAI immediately following completion of the merger. See “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—General” beginning on page 89 of this joint proxy statement/prospectus. These interests may present such directors and executive officers with actual or potential conflicts of interest. The RAI board of directors was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement, subscription agreement, asset purchase agreement, merger, share issuance and divestiture, and in deciding to recommend that RAI shareholders approve the share issuance at the RAI special meeting.

RAI’s directors and executive officers will not receive any special compensation the payment of which is contingent upon completion of the merger, share issuance or divestiture. RAI’s director and executive compensation programs are described in further detail in RAI’s Proxy Statement for the 2014 annual meeting, filed with the SEC on March 21, 2014, including the supplement thereto, filed with the SEC on April 17, 2014, which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 260 of this joint proxy statement/prospectus.

Interests of Certain Lorillard Directors and Officers

When considering the recommendation of the Lorillard board of directors that Lorillard shareholders adopt the merger agreement, you should be aware that some of Lorillard’s directors and executive officers may have interests in the merger and divestiture that are different from, or in addition to, those of Lorillard shareholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interest. The Lorillard board of directors was aware of these interests during its deliberations on the merits of the merger and divestiture and in deciding to recommend that Lorillard shareholders vote to adopt the merger agreement at the Lorillard special meeting.

Treatment of Equity Awards

Lorillard’s executive officers and directors have previously been granted stock options, stock appreciation rights, restricted stock, and/or restricted stock units under the 2008 Plan. The awards granted under the 2008 Plan have generally been granted with terms which provide that in the event of a change in control (which includes the closing of the merger and divestiture), any such award, to the extent then outstanding, will automatically become fully vested and/or exercisable solely as a result of the closing of the merger and divestiture (and, in the case of performance-based awards, vesting will be based on the performance conditions being deemed achieved at the target levels). Under the terms of the merger agreement, the outstanding equity awards under the 2008 Plan will receive the following treatment upon the closing of the merger and divestiture, subject to applicable withholding taxes:

•	each outstanding share of restricted stock will become vested and will receive the merger consideration in accordance with the terms of the merger agreement;

•	each outstanding Lorillard restricted stock unit will become vested in accordance with its terms and settled in shares of Lorillard common stock which will receive the merger consideration in accordance with the terms of the merger agreement;

•	each outstanding stock option will be cancelled in exchange for a cash payment equal to the excess, if any, of the equity award consideration over the exercise price; and

•	each outstanding stock appreciation right will be cancelled in exchange for a cash payment equal to the excess, if any, of the equity award consideration over the exercise price.

The following table shows, for Lorillard’s executive officers (as identified in accordance with SEC regulations) and directors, the value of the equity-based awards under the 2008 Plan outstanding as of October 31, 2014 (excluding, for the avoidance of doubt, any additional awards that may be granted prior to the closing date), the vesting of which will accelerate in connection with the closing of the merger and divestiture based on the merger consideration (which, for each share of Lorillard common stock, is equal to $50.50 in cash and 0.2909 shares of RAI common stock). The table below assumes the closing of the merger and divestiture occurred on October 31, 2014, and a price of $58.14 per share with respect to RAI common stock, the average per-share closing price of RAI common stock over the first five business days following July 15, 2014.

Executive Officer	Stock Options(1)	Restricted Stock(2)	Performance Restricted Stock Units(3)	Total
Murray S. Kessler	$4,415,392	$23,214,585	$5,215,884	$32,845,861
David H. Taylor	$883,179	$4,545,654	$1,303,988	$6,732,821
Randy B Spell	$662,412	$3,269,729	$711,279	$4,643,420
Ronald S. Milstein	$662,412	$3,344,288	$853,535	$4,860,235
Charles E. Hennighausen	$574,072	$2,833,770	$616,465	$4,024,307

Nonemployee Directors	Stock Options	Restricted Stock(2)	Performance Restricted Stock Units	Total
Robert C. Almon	—	$199,542	—	$199,542
Dianne Neal Blixt	—	$199,542	—	$199,542
Andrew H. Card, Jr.	—	$199,542	—	$199,542
Virgis W. Colbert	—	$199,542	—	$199,542
David E.R. Dangoor	—	$199,542	—	$199,542
Kit D. Dietz	—	$199,542	—	$199,542
Jerry W. Levin	—	$140,286	—	$140,286
Richard W. Roedel	—	$199,542	—	$199,542

(1)

This amount represents the value of unvested stock options the vesting of which would accelerate in connection with the closing of the merger and divestiture, which for each stock option and stock appreciation right is equal to the equity award consideration less the exercise price per share.

(2)	This amount represents the value of unvested shares of restricted stock, based on the merger consideration, the vesting of which would accelerate in connection with the closing of the merger and divestiture.
(3)	This amount represents the value of unvested performance-based Lorillard restricted stock units, based on the merger consideration, the vesting of which would accelerate in connection with the closing of the merger and divestiture. The amounts are based on achievement of applicable performance goals at 100% of target and also includes accrued dividend equivalents.

Treatment of Bonuses under Annual Incentive Plan

Lorillard’s executive officers are eligible to receive bonuses under the annual incentive plan established under the 2008 Plan. Under the terms of the merger agreement, with respect to the fiscal year 2014 annual bonus, if the closing of the merger and divestiture occurs (1) following the end of fiscal year 2014, then the annual bonus will be calculated based on actual fiscal year 2014 performance and will be paid by Lorillard in the ordinary course or (2) prior to the end of fiscal year 2014, then the fiscal year 2014 annual bonus will be paid by Lorillard based on performance achieved through the closing date measured against the applicable performance goals which will be pro rated based on the number of completed months that have elapsed through the closing date and will be paid as soon as practicable following the closing date. With respect to the fiscal year 2015 annual bonus, if the closing of the merger and divestiture occurs (1) following the end of fiscal year 2015, then the annual bonus will be calculated based on actual fiscal year 2015 performance and paid by Lorillard in the ordinary course or (2) after the end of fiscal year 2014 but prior to the end of fiscal year 2015, then a pro rated portion of the fiscal year 2015 annual bonus will be paid by Lorillard at target level performance, with such pro ration based on the number of days that have elapsed in fiscal year 2015 through the closing date and will be paid out as soon as practicable following the closing date. However, the annual bonus payments described above will not be paid to the extent it would result in duplication of benefits to an executive officer who receives a payment of his or her annual bonus payment with respect to the same whole or partial period under any severance arrangement.

The following table shows the bonus payments under the annual incentive plan that the executive officers of Lorillard would receive in connection with the closing of the merger and divestiture (assuming a closing date of October 31, 2014, and that each executive officer continues to be employed through such date and based on the actual level of performance achieved through October 31, 2014). In the event an executive officer experiences a qualifying termination (as defined below under “—Change in Control and Termination Benefits”) in 2014, the amount reflected in the table below may be included, in whole or in part, in the termination-year pro rata bonus component of the severance calculation set forth in the table under the heading “—Quantification of Change in Control and Termination Payments and Benefits to Lorillard’s Executive Officers” beginning on page 157 of this joint proxy statement/prospectus.

Executive Officer	Fiscal Year 2014 Annual Bonus Payment
Murray S. Kessler	$2,250,000
David H. Taylor	$1,000,000
Randy B Spell	$781,250
Ronald S. Milstein	$687,500
Charles E. Hennighausen	$562,500

Treatment of Executive Insurance Program

Certain of Lorillard’s executive officers, which include Messrs. Spell and Milstein, participate in the EIP, which replaces such executive’s participation under Lorillard’s basic group life insurance plan. In the event of the executive’s involuntary termination without “cause” or, during the one-year period following a change in control transaction, a termination by the executive of the executive’s employment for “good reason,” the restrictions on the executive’s life insurance policy under the EIP (including the executive’s obligation to transfer the full cash surrender value of the policy to Lorillard) will lapse and the executive will attain full unrestricted rights in such life insurance policy. In addition, upon the lapse of the restrictions on the executive’s life insurance policy, the benefits accrued to such executive under the Lorillard Tobacco Company Deferred Compensation Plan and/or the Lorillard Tobacco Company Benefit Equalization Plan will be reduced by an amount equal to 85% of the cash surrender value of such policy as of the date of such lapse of the restrictions. Assuming the closing of the merger and divestiture occurred on October 31, 2014 and each of Messrs. Spell and Milstein’s employment was terminated without cause or for good reason on such date, the cash surrender value of each of Messrs. Spell and Milstein’s life insurance policies under the EIP was approximately $3,111,804 and $1,098,509, respectively.

Change in Control and Termination Benefits

The change in control severance agreements entered into with certain of Lorillard’s executive officers provide severance benefits such that in the event of the executive officer’s involuntary termination without “cause” or termination for “good reason” (each as defined in the change in control severance agreement), in each case, within two years following a change in control (which includes the closing of the merger and divestiture), or prior to the closing of a change in control transaction if the termination is at the request of the counterparty or otherwise in anticipation of the change in control, regardless of whether the closing occurs, which termination is referred to as a qualifying termination, certain of Lorillard’s executive officers would receive certain compensation and benefits paid or provided by Lorillard under their respective change in control severance agreements. Such benefits to Lorillard’s executive officers include:

•	all vested and accrued, but unpaid, salary and benefits earned through the termination date;

•	a lump-sum cash severance payment equal to three times the sum of (1) the executive officer’s annual base salary and (2) the executive officer’s target annual bonus for the fiscal year in which the date of the termination of employment occurs;

•	an additional cash payment equal to the executive officer’s prorated target annual bonus amount for the fiscal year in which the date of termination of employment occurs;

•	a lump-sum cash payment equal to the value of (1) the additional benefits that the executive officer would have earned under the Retirement Plan for Employees of Lorillard Tobacco Company and the Lorillard Tobacco Company Benefit Equalization Plan had the executive officer accumulated three additional years of service credit under such plans after the executive officer’s termination of employment and been credited during such period with compensation equal to the executive officer’s compensation during the 12 months preceding such termination and (2) three years of additional matching contributions under the Lorillard Tobacco Company Employee Savings Plan;

•	continuation of life, accident and health insurance benefits for 36 months at no greater after-tax cost to the executive officer than the cost prior to termination;

•	post-retirement health and life insurance for executive officers who would have become eligible for such insurance within 36 months following termination;

•	reimbursement of legal fees in the event of a termination dispute or a tax audit; and

•	$25,000 in outplacement services for one year.

The receipt of the above compensation and benefits is conditioned upon the executive officer’s agreement (except for Mr. Kessler) not to disclose confidential information at any time, not to compete with Lorillard for one year following termination and not to solicit customers or employees of Lorillard for two years following termination. Mr. Kessler is subject to similar restrictive covenants, with durations of three years for the non-competition and non-solicitation provisions.

Pursuant to the terms of the merger agreement and asset purchase agreement, each Lorillard executive officer will be deemed to be terminated without cause upon the completion of the merger and entitled to receive the above compensation and benefits (regardless of whether such executive officer becomes an employee of Imperial Sub), unless such executive officer will be a retained Lorillard employee following the merger and RAI offers such executive officer terms and conditions of continued employment that would not constitute good reason under the change in control severance agreements (which will be determined without regard to any increase in the executive’s one-way commute to his principal workplace). In addition, with respect to any Lorillard executive officer who accepts an offer of employment from Imperial Sub in connection with the divestiture, subject to the consent of the executive officer, RAI and Imperial Sub have agreed to assignment to, and assumption by, Imperial Sub of the applicable change in control severance agreement and that the restrictive covenants contained in such agreements will apply in favor of Imperial Sub and will not prevent the executive officer from being employed by Imperial Sub. RAI has also agreed not to waive, cancel or terminate any Lorillard executive officer’s restrictive covenant obligations without the prior written consent of such executive officer.

For purposes of the change in control severance agreements, “good reason” means any of the following events:

•	the assignment to the executive officer of any duties inconsistent with the executive officer’s status as an executive officer of Lorillard or a substantial adverse alteration in the nature or status of the executive officer’s responsibilities from those in effect immediately prior to the change in control including, without limitation, if the executive officer was, immediately prior to the change in control, an executive officer of a public company, the executive officer ceasing to be an executive officer of a public company;

•	a reduction by Lorillard in the executive officer’s annual base salary;

•	the relocation of the executive officer’s principal place of employment to a location that increases the executive officer’s one-way commute by more than 25 miles or Lorillard’s requiring the executive officer to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on company business to an extent substantially consistent with the executive officer’s present business travel obligations;

•	the failure by Lorillard to pay to the executive officer any portion of the executive officer’s current compensation or to pay to the executive officer any portion of an installment of deferred compensation under any deferred compensation program of Lorillard, within seven days of the date such compensation is due;

•	the failure by Lorillard to continue in effect any compensation plan in which the executive officer participates immediately prior to the change in control which is material to the executive officer’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by Lorillard to continue the executive officer’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable as existed immediately prior to the change in control;

•	the failure by Lorillard to continue to provide the executive officer with benefits substantially similar to those enjoyed by the executive officer under any of Lorillard’s pension, savings, life insurance, medical, health and accident, or disability plans in which the executive officer was participating immediately prior to the change in control (except for across the board changes similarly affecting all senior executives of Lorillard and all senior executives of any person in control of Lorillard), the taking of any other action by Lorillard which would directly or indirectly materially reduce any of such benefits or deprive the executive officer of any material fringe benefit enjoyed by the executive officer at the time of the change in control, or the failure by Lorillard to provide the executive officer with the number of paid vacation days to which the executive officer is entitled on the basis of years of service with Lorillard in accordance with Lorillard’s normal vacation policy in effect at the time of the change in control;

•	the failure by Lorillard to require any successor entity to assume its obligations under the change in control severance agreement; or

•	any purported termination of the executive officer’s employment which is not effected pursuant to the procedures described in the change in control severance agreement.

For an estimate of the amounts that would be payable to each of Lorillard’s executive officers in connection with a qualifying termination, see “—Quantification of Change in Control and Termination Payments and Benefits to Lorillard’s Executive Officers” beginning on page 157 of this joint proxy statement/prospectus.

Appointment of Murray S. Kessler to the RAI Board of Directors

Pursuant to the merger agreement, RAI has agreed that it will appoint Murray S. Kessler, the current chairman and president and chief executive officer of Lorillard (or, if Mr. Kessler is no longer a member of the Lorillard board of directors upon completion of the merger, or is otherwise unable to serve on the RAI board of directors, such other member of the Lorillard board of directors as may be designated by Lorillard who is reasonably acceptable to the RAI board of directors) to the RAI board of directors upon completion of the merger.

Indemnification and Insurance

Under the terms of the merger agreement, RAI has agreed to indemnify each former and present director and officer of Lorillard or any Lorillard subsidiary, and all fiduciaries under any Lorillard employee benefit plan, each referred to as an indemnified party, to the fullest extent permitted by applicable law against costs, expenses (including reasonable attorneys’ fees, expenses, and disbursements), judgments, fines, losses, claims, damages or liabilities to the extent related to any claim or action arising out of or pertaining to the fact that the indemnified party is or was an officer or director of Lorillard or a Lorillard subsidiary or a fiduciary under any Lorillard benefit plan or is or was serving at the request of Lorillard or a Lorillard subsidiary as a director or officer of any business or non-profit enterprise, and to advance expenses to such indemnified parties. The merger agreement provides that RAI will honor (1) all rights to indemnification, advancement of expenses and exculpation of each indemnified party and each past and present employee of Lorillard and any Lorillard subsidiary as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) as in effect on the date of the merger agreement and (2) all rights to indemnification and advancement of expenses of each indemnified party and each past and present employee of Lorillard and any of its subsidiaries as provided in any contract with Lorillard or one of its subsidiaries.

The merger agreement also requires RAI to maintain for six years following the merger directors’ and officers’ liability insurance on terms and conditions not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage maintained by Lorillard and at an annual cost not to exceed 250% of Lorillard’s 2013 aggregate annual premium for such insurance policy, referred to as the maximum amount. Lorillard may in its discretion purchase, and RAI may in its discretion purchase if Lorillard declines to do so, a “tail” directors’ and officers’ liability insurance policy in lieu of the foregoing, in each case for a cost not to exceed the maximum amount.

Offers of Employment from Imperial Sub

Under the terms of the asset purchase agreement, Imperial Sub has agreed to make offers of employment to all Lorillard employees (other than any retained Lorillard employees) effective as of the closing of the merger and divestiture, which may include Imperial Sub making offers of employment to a substantial number of Lorillard’s executive officers. In addition, irrespective of whether any Lorillard executive officer is or becomes an employee of Imperial Sub, such executive officer may still be eligible to receive the payments and benefits under the applicable change in control severance agreement (if the executive officer experiences a qualifying termination and satisfies the other applicable conditions). For more information on the terms of Imperial Sub’s offers of employment, see “The Merger Agreement—Employee Matters” beginning on page 184 of this joint proxy statement/prospectus.

Terms of Employment for Retained Lorillard Employees

Under the terms of the merger agreement, for one year from and after the effective time of the merger, RAI will provide retained Lorillard employees with compensation that is no less favorable that what was provided immediately before the effective time of the merger and benefits that are substantially similar in the aggregate to those provided to similarly situated RAI employees. Some of Lorillard’s executive officers may be retained Lorillard employees.

Quantification of Change in Control and Termination Payments and Benefits to Lorillard’s Executive Officers

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for Lorillard’s “named executive officers” (as identified in accordance with SEC regulations) based on the merger and divestiture, assuming that the closing of the merger and divestiture was completed on October 31, 2014 (the latest practicable date, determined pursuant to Item 402(t) of Regulation S-K) and Lorillard’s named executive officers experienced a qualifying termination, referred to as a double-trigger event.

Golden Parachute Compensation—Lorillard

Named Executive Officer	Cash(1)	Equity / Performance Awards(2)	Pension / NQDC(3)	Perquisites / Benefits(4)	Total(5)
Murray S. Kessler	$10,812,300	$32,845,861	$1,067,520	$185,077	$44,910,758
David H. Taylor	$5,901,157	$6,732,821	$585,306	$174,424	$13,393,708
Randy B Spell	$4,552,602	$4,643,420	$32,300	$3,423,042	$12,651,364
Ronald S. Milstein	$4,184,723	$4,860,235	$237,696	$1,385,936	$10,668,590
Charles E. Hennighausen	$3,775,743	$4,024,307	$113,599	$192,951	$8,106,600

(1)	This amount equals the “double-trigger” lump sum cash severance payment provided to the named executive officer under the terms of his change in control severance agreement, which equals the sum of (a) three times the sum of (i) the executive’s annual base salary and (ii) the executive’s target annual bonus and (b) a pro rata annual bonus at target for the year of termination.

None of the named executive officers are entitled to a tax gross-up payment to reimburse the executive for the effect of any federal excise tax levied on “excess parachute payments” within the meaning of Section 280G of the Code. In addition, under the change in control severance agreements, any payments and benefits to the named executive officers that constitute “parachute payments” under Sections 280G and 4999 of the Code may be subject to reduction to the maximum amount that would not trigger any excise taxes if such reduction would result in a greater net-after-tax amount to such executive officers. For purposes of the table above, Lorillard assumed that no such reduction would be made to the payments to the named executive officers. The named executive officers are not entitled to tax gross up payments on the severance payments under the change in control severance agreements.

(2)	This amount equals the value of the unvested equity and equity-based awards under the 2008 Plan the vesting of which would accelerate on a “single-trigger” basis solely as a result of the closing of the transactions (and regardless of whether the executive’s employment terminates), which (a) for outstanding unvested stock options, is equal to the equity award consideration less the exercise price per share, (b) for outstanding unvested shares of restricted stock, is equal to the merger consideration and (c) for performance-based Lorillard restricted stock units, is equal to the merger consideration (with the acceleration of vesting based on achievement of applicable performance goals at 100% of target) plus accrued dividend equivalents. The merger consideration for each share of Lorillard common stock is equal to $50.50 in cash and 0.2909 shares of RAI common stock. The table above assumes a price of $58.14 per share with respect to RAI common stock, the average per-share closing price of RAI common stock over the first five business days following July 15, 2014.

(3)	This amount represents the “double-trigger” enhanced retirement benefits provided for under the change in control severance agreements and includes three years of additional service credit under the Retirement Plan for Employees of Lorillard Tobacco Company and the Lorillard Tobacco Company Benefit Equalization Plan and three years of additional matching contributions under the Lorillard Tobacco Company Employee Savings Plan. The amount for Mr. Milstein assumes he would become eligible for post-retirement health and life insurance benefits as a result of the additional 36 months of service credit and includes an assumed value equal to $80,943 for purposes of participation in such benefits. The other named executive officers were assigned zero value to the additional 36 months of service credit to the post-retirement health and life insurance benefits as (a) Messrs. Kessler and Taylor are currently not eligible (and would not be eligible with the additional 36 months of service credit) to participate in post-retirement health and life insurance benefits and (b) Messrs. Spell and Hennighausen are currently eligible for full post-retirement health and life insurance benefits.

(4)	This amount includes the following “double trigger” benefits: (a) the continuation of life, accident and health insurance benefits for 36 months at no greater after-tax cost to the named executive officer than the cost prior to termination, (b) outplacement services with a value of $25,000 and (c) for Messrs. Spell and Milstein only, the cash surrender value of each executive’s life insurance policy under the EIP equal to $3,111,804 and $1,098,509, respectively. This amount also assumes that there will be no termination dispute or tax audit, and, therefore, no reimbursement of legal fees in connection with such events. For Messrs. Spell and Milstein, this amount does not reflect the reduction in their benefits accrued under Lorillard’s nonqualified deferred compensation plans in an amount equal to 85% of the cash surrender value of each executive’s life insurance policy under the EIP.

(5)	This amount includes the aggregate dollar value of the sum of all amounts reported in the preceding columns.

Narrative to Golden Parachute Compensation Table

The tabular disclosure set forth above assumes that each of the Lorillard named executive officers (1) is terminated without cause or resigns for good reason in connection with the proposed transactions under circumstances that entitle such individual to severance payments and benefits under his change in control severance agreement (also referred to as a qualifying termination) as of October 31, 2014 (the latest practicable date, determined pursuant to Item 402(t) of Regulation S-K), and (2) on such date, becomes entitled to accelerated vesting and/or payment in respect of all unvested equity and equity-based awards held by such named executive officer as of October 31, 2014 (excluding, for the avoidance of doubt, any additional awards that may be granted prior to the closing date), in accordance with their terms and the merger agreement, regardless of whether the named executive officer’s employment is terminated, based on the merger consideration (which, for each share of Lorillard common stock, is equal to $50.50 in cash and 0.2909 shares of RAI common stock). The tabular disclosure set forth above assumes a price of $58.14 per share with respect to RAI common stock, the average per-share closing price of RAI common stock over the first five business days following July 15, 2014. Pursuant to the terms of the merger agreement and asset purchase agreement, each Lorillard named executive officer will be deemed to be terminated without cause upon the completion of the merger unless such named executive officer is a retained Lorillard employee and RAI offers terms and conditions of continued employment that generally would not constitute good reason under the change in control severance agreements.

Certain Relationships between RAI and Lorillard

RAI, Lorillard and their respective affiliates engage in transactions and enter into commercial agreements with each other in the ordinary course of business. In particular, pursuant to a Supply Agreement for Reconstituted Tobacco, dated September 30, 2004, as amended, by and between RJR Tobacco, as assignee, and Lorillard Tobacco Company, a subsidiary of Lorillard, referred to as Lorillard Tobacco, RJR Tobacco manufactures Lorillard Tobacco’s requirements for reconstituted tobacco, a component of cigarette blends, pursuant to Lorillard Tobacco’s specifications. This agreement was extended to December 31, 2016, and will renew automatically for successive two year periods thereafter, subject to a two year advance notice of termination. Additional information regarding agreements between RAI, Lorillard and their respective affiliates and subsidiaries is included in the documents incorporated by reference into this joint proxy statement/prospectus.

On March 9, 2014, RAI and Lorillard, through their respective outside counsel, entered into a common interest, joint defense and confidentiality agreement, referred to as the joint defense agreement. Under the joint defense agreement, RAI and Lorillard recognize that they share common interest in connection with assessing and responding to regulatory or legal issues that may arise in connection with the merger, or any other investigation or litigation, and in jointly defending against the same. Pursuant to the joint defense agreement, RAI and Lorillard agreed to share certain defense materials in connection with the merger. Such defense materials are confidential and subject to confidentiality and common interest and joint defense privileges, as well as any and all other applicable privileges.

Board of Directors Following the Merger

Pursuant to the merger agreement, at the closing of the merger, Murray S. Kessler, the current chairman and president and chief executive officer of Lorillard, will be appointed to the RAI board of directors. If for any reason Mr. Kessler is no longer a member of the Lorillard board of directors as of the effective time of the merger or is otherwise unable to serve on the RAI board of directors, Lorillard will designate another individual serving on the Lorillard board of directors who is reasonably acceptable to the RAI board of directors to be appointed to the RAI board of directors.

Regulatory Approvals Required for the Merger

Completion of the merger is conditioned upon the receipt of certain governmental clearances or approvals, including the expiration or termination of the waiting period relating to the merger under the HSR Act.

U.S. Antitrust Filing

Under the HSR Act, certain transactions, including the merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the FTC and the Antitrust Division of the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration or termination of a 30 calendar day waiting period following the parties’ filings of their respective HSR Act notification forms or the termination of that waiting period. On August 28, 2014, the FTC issued to each of RAI and Lorillard a Request for Additional Information and Documentary Material prior to the expiration of the initial waiting period, which requires the parties to observe a second 30 calendar day waiting period, which will begin to run only after both parties have substantially complied with the request for additional information, unless the waiting period is terminated earlier, or there is an agreed extension of time.

At any time before or after the merger is completed, the FTC could take action under the antitrust laws in opposition to the merger, including seeking to enjoin completion of the merger, condition completion of the merger upon the divestiture of assets of RAI, Lorillard or their respective subsidiaries (which may be different from or in addition to the assets to be transferred in the current divestiture) or impose restrictions on RAI’s post-merger operations. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances.

Other Governmental Approvals

RAI and Lorillard are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described in this section. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Efforts to Obtain Regulatory Approvals

RAI and Lorillard have each agreed in the merger agreement to use their respective reasonable best efforts to make certain governmental filings and, subject to certain limitations, obtain the required governmental authorizations.

In connection with obtaining the required governmental authorizations, RAI has committed, subject to certain conditions, if required by consent decree, hold separate order, condition of approval or otherwise, to effect

•	the sale, divestiture or disposition of any businesses, assets, equity interests, product lines, properties or services of RAI, Lorillard or any of their respective subsidiaries;

•	the prohibition or limitation on:

•	the ownership or operation of, or any requirements or undertakings with respect to the conduct by, RAI, Lorillard or any of their respective subsidiaries of, any portion of the businesses, product lines, properties, services or assets of Lorillard or its subsidiaries;

•	the ability of RAI to acquire or hold, or exercise full right of ownership of, any shares of the capital stock of Lorillard or its subsidiaries, including the right to vote, or

•	RAI effectively controlling the business or operations of Lorillard or its subsidiaries; and

•	if necessary, the replacement of the asset purchase agreement, transfer agreement and transactions contemplated thereby, including with respect to the identity of the parties thereto and any of the terms and conditions, subject in all cases to RAI’s binding obligations under the asset purchase agreement to complete the divestiture.

Conditions on RAI’s commitment include that the divestiture must not reduce the aggregate net benefits (including synergies) of the transactions contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement to RAI by $250 million or more (the determination of which amount does not take into account any adverse effect on RAI arising from the divestiture of the DORAL brand), and RAI will not be obligated to sell, divest or dispose of any brands or product lines other than WINSTON, SALEM, KOOL, DORAL, Maverick and the “e-vapor” brand blu (including SKYCIG).

In connection with obtaining the required governmental authorizations, Lorillard has committed, subject to certain conditions, if so requested by RAI, to divest, hold separate or otherwise take any action that would limit Lorillard’s or its subsidiaries’ freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of the businesses, assets, equity interests, product lines, properties or services of Lorillard or any of its subsidiaries or any equity interest in any joint venture they hold, provided that the completion of any such agreement will be conditioned upon the closing or imminent closing of the merger.

RAI and Lorillard have committed, subject to certain conditions, if they are unable to obtain required governmental authorizations, to

•	initiate or participate in any proceedings, whether judicial or administrative, in order to vigorously oppose or defend against any action by any governmental entity to prevent or enjoin the completion of the transactions contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement; and

•	use their reasonable best efforts to take such action as necessary to overturn any regulatory action by any governmental entity to block completion of the transactions contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement, including by vigorously defending any action brought by any governmental entity to avoid the entry of, or to have vacated, overturned or terminated, including by appeals if necessary, any legal restraint resulting from any action that would cause any conditions to closing not to be satisfied.

Additional information about each party’s commitments to take certain further specified actions, subject to certain exceptions and limitations, in connection with obtaining regulatory approvals are described under “The Merger Agreement—Efforts to Complete the Merger” beginning on page 181 of this joint proxy statement/prospectus.

Timing

As of the date of this joint proxy statement/prospectus, the parties have made all requisite filings for regulatory approval of the merger. Specifically, on July 29, 2014, RAI and Lorillard made filings with the FTC to initiate the merger review process. Since making those filings, RAI’s and Lorillard’s respective outside counsel have met with FTC officials to provide additional details regarding the merger and to answer questions posed by agency staff members.

The process for obtaining the requisite regulatory approvals for the merger is ongoing. Under the FTC’s merger review process, the parties expect to remain in regular contact with FTC officials to assist their review of the parties’ submissions to the agency and answer questions and provide clarification regarding the merger. Each of RAI and Lorillard has received a Request for Additional Information and Documentary Material from the FTC, which extends the waiting period under the HSR Act until 30 days after both parties have substantially complied with the request for additional information, unless the waiting period is terminated earlier, or there is an agreed extension of time.

The regulatory filings described above relate to approvals for the merger only. We expect the FTC will consider the subscription agreement and the divestiture in relation to the merger. The parties believe that the divestiture will facilitate regulatory approval of the merger, and have generally requested that regulators review the merger and the divestiture on the same timeline.

There can be no assurances that any of the regulatory approvals described above will be obtained and, if obtained, there can be no assurance as to the timing of such approvals, the ability to obtain such approvals on satisfactory terms or the absence of any litigation challenging such approvals. Subject to certain conditions described below, if the merger is not completed on or before July 15, 2015, subject to an automatic six-month extension if, on July 15, 2015, the only conditions to closing under the merger agreement that have not been satisfied or waived relate to antitrust regulatory matters, either RAI or Lorillard may terminate the merger agreement. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 187 of this joint proxy statement/prospectus.

Certain U.S. Federal Income Tax Consequences of the Merger

The following summarizes certain U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Lorillard common stock that exchange their Lorillard common stock for the merger consideration consisting of RAI common stock and cash.

This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. This discussion is based upon the Internal Revenue Code of 1986, as amended, referred to as the IRC, the U.S. Department of the

Treasury, referred to as the Treasury, regulations promulgated under the IRC and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those holders of Lorillard common stock that hold their shares as a capital asset within the meaning of Section 1221 of the IRC. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders of Lorillard common stock in light of their particular circumstances or that may be applicable to them if they are subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a regulated investment company or real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Lorillard common stock subject to the alternative minimum tax provisions of the IRC;

•	a holder of Lorillard common stock that received such Lorillard shares through the exercise of an employee stock option, pursuant to a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of Lorillard common stock that holds such Lorillard shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a U.S. expatriate.

The determination of the actual tax consequences of the merger to a holder of Lorillard common stock will depend on the holder’s specific situation. Holders of Lorillard common stock should consult their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Lorillard common stock that is for U.S. federal income tax purposes

•	an individual citizen or resident of the United States;

•	a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

The U.S. federal income tax consequences of the merger to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Lorillard common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Lorillard common stock should consult their own tax advisors.

Consequences of the Merger Generally

The receipt of RAI common stock and cash in exchange for Lorillard common stock in the merger generally will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder of Lorillard common stock who receives RAI common stock and cash in the merger generally will recognize capital gain or loss equal to the difference, if any, between (1) the sum of the fair market value of RAI common stock and cash, including any cash received in lieu of fractional shares of RAI common stock received in the merger, and (2) such holder’s adjusted tax basis in its Lorillard common stock exchanged therefor. Gain or loss and holding period will be determined separately for each block of Lorillard common stock, (that is, shares acquired at the same cost in a single transaction, exchanged in the merger). Any capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for its Lorillard common stock is more than one year at the time of the merger. Currently, long-term capital gain for non-corporate taxpayers is taxed at preferential U.S. federal income tax rates. If the U.S. holder has held its Lorillard common stock for one year or less at the time of the merger, any capital gain or loss will be short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations. A U.S. holder’s aggregate tax basis in its RAI common stock received in the merger will equal the fair market value of such stock at the effective time of the merger, and the holder’s holding period for such stock will begin on the day after the merger.

Dissenting Shareholders

A U.S. holder who exercises appraisal rights with respect to the merger will recognize capital gain or loss equal to the difference, if any, between the cash received via appraisal and such holder’s adjusted tax basis in its Lorillard common stock with respect to which the appraisal rights were exercised. This capital gain or loss will be long-term or short-term capital gain or loss depending upon the holder’s holding period for its Lorillard common stock with respect to which the appraisal rights were exercised, as described in the immediately preceding paragraph. For more details regarding appraisal rights with respect to the merger, see “Appraisal Rights” beginning on page 253 of this joint proxy statement/prospectus.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder of Lorillard common stock who (1) furnishes a correct taxpayer identification number, referred to as a TIN, certifies that such holder is not subject to backup withholding on the Internal Revenue Service Form W-9 (or appropriate successor form) included in the letter of transmittal that such holder will receive, and otherwise complies with all applicable requirements of the backup withholding rules; or (2) provides proof that such holder is otherwise exempt from backup withholding. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner. The Internal Revenue Service may impose a penalty upon any taxpayer that fails to provide the correct TIN.

This summary of certain U.S. federal income tax consequences of the merger to holders of Lorillard common stock is not tax advice. The determination of the actual tax consequences of the merger to a holder of Lorillard common stock will depend on the holder’s specific situation. Holders of Lorillard common stock should consult their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Accounting Treatment

The merger will be accounted for using the acquisition method of accounting with RAI considered the acquirer of Lorillard. RAI will record assets acquired, including identifiable intangible assets, and liabilities assumed from Lorillard at their respective fair values at the date of completion of the merger. Any excess of the purchase price (as described under Note 3—“Reclassifications and Merger-Related Pro Forma Adjustments” under “RAI Unaudited Pro Forma Condensed Combined Financial Statements—Notes to Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 221 of this joint proxy statement/prospectus) over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of RAI after completion of the merger will reflect Lorillard after completion of the merger, but will not be restated retroactively to reflect the historical financial condition or results of operations of Lorillard. The earnings of RAI following completion of the merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation expense, amortization expense and interest expense. Indefinite-lived intangible assets, including certain trademarks, and goodwill will not be amortized but will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, RAI determines that tangible or intangible assets (including goodwill) are impaired, RAI would record an impairment charge at that time.

Exchange of Shares in the Merger

RAI has appointed the exchange agent to process the payment of the merger consideration, including the exchange of Lorillard common stock for RAI common stock. At or prior to the effective time of the merger, RAI will deposit, or cause to be deposited, with the exchange agent, for the benefit of the holders of shares of Lorillard common stock, the merger consideration, consisting of an aggregate number of shares of RAI common stock to be issued in uncertificated form or book-entry form and an aggregate amount of cash, required to be delivered in respect of shares of Lorillard common stock. Each share of Lorillard common stock (other than treasury shares held by Lorillard and any shares of Lorillard common stock owned by any Lorillard subsidiary, RAI or Merger Sub or shares of Lorillard common stock owned by Lorillard shareholders who have properly made and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL) automatically will be converted into the right to receive the merger consideration without the need for any action by the holders of such stock.

As promptly as reasonably practicable after the effective time of the merger, RAI will cause the exchange agent to mail to each holder of record of Lorillard common stock a letter of transmittal specifying that delivery will be effected and risk of loss and title to any certificates representing shares of Lorillard common stock shall pass only upon delivery of such certificates to the exchange agent. The letter will also include instructions explaining the procedure for surrendering Lorillard stock certificates, if any, in exchange for the merger consideration.

Lorillard shareholders will not receive any fractional shares of RAI common stock in the merger. Instead, each Lorillard shareholder will be entitled to receive a cash payment in lieu of any fractional shares of RAI common stock it otherwise would have received pursuant to the merger equal to the product obtained by multiplying (1) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Lorillard common stock exchanged by such holder) by (2) the volume weighted average of the per share price of RAI common stock on the NYSE for the five consecutive trading days ending on the third business day prior to the date of the effective time of the merger.

After the effective time of the merger, shares of Lorillard common stock will no longer be outstanding, will automatically be canceled and will cease to exist, and certificates that previously represented shares of Lorillard common stock will represent only the right to receive the merger consideration as described above. Until holders of Lorillard common stock have surrendered their shares to the exchange agent for exchange, those holders will not receive dividends or distributions declared or made with respect to shares of RAI common stock with a record date after the effective time of the merger. However, upon the surrender of their shares of Lorillard common stock, such holders will receive the amount of dividends or other distributions with respect to shares of RAI common stock theretofore paid with a record date after the effective time of the merger.

RAI and the exchange agent are entitled to deduct and withhold any applicable taxes from any merger consideration that would otherwise be payable.

After the effective time of the merger, Lorillard will not register any transfers of the shares of Lorillard common stock.

RAI shareholders need not take any action with respect to their shares of RAI common stock.

Treatment of Lorillard Equity Awards

Stock Options. Upon completion of the merger, each outstanding option to purchase Lorillard common stock, whether vested or unvested, will be converted into the right to receive an amount in cash equal to the product of (1) the total number of shares of Lorillard common stock subject to the option and (2) the excess, if any, of the equity award consideration over the exercise price per share of the option, less any required withholding taxes.

Stock Appreciation Rights. Upon completion of the merger, each outstanding Lorillard stock appreciation right, whether vested or unvested, will be converted into the right to receive an amount in cash equal to the product of (1) the total number of shares of Lorillard common stock subject to the stock appreciation right and (2) the excess, if any, of the equity award consideration over the exercise price per share of the stock appreciation right, less any required withholding taxes.

Restricted Stock Units. Immediately prior to completion of the merger, each outstanding time-based Lorillard restricted stock unit and each outstanding performance-based Lorillard restricted stock unit will be converted (at the percentage rate, if applicable, specified in the applicable award agreement) into unrestricted shares of Lorillard common stock, subject to required withholding taxes, and converted into the right to receive the merger consideration.

Restricted Stock. Immediately prior to completion of the merger, each unvested share of Lorillard restricted stock will vest, subject to required withholding taxes, and be converted into the right to receive the merger consideration.

Other Awards. Upon completion of the merger, each other right of any kind, contingent or accrued, to acquire or receive shares of Lorillard common stock or benefits measured by the value of shares of Lorillard common stock, and each other award consisting of shares of Lorillard common stock that may be held, awarded, outstanding, payable or reserved for issuance under Lorillard stock plans, if any, will be converted into the right to receive an amount in cash equal to the product of (1) the total number of shares of Lorillard common stock subject to the award and (2) the equity award consideration, less any required withholding taxes. In the event the conversion of such award would result in accelerated or additional taxes or other adverse tax treatment to the holder, RAI and Lorillard will cooperate to restructure the award to avoid the adverse tax treatment.

Lorillard Employee Stock Purchase Plan. Following execution of the merger agreement, no new offering period under Lorillard’s employee stock purchase plan will commence and any then-ongoing offering period will terminate at the closing of the offering period, which will occur between the date of the merger agreement and the completion of the merger. In addition, no employees may begin participation and no existing participants may increase elective deferrals in respect of an offering period that was ongoing at the time of execution of the merger agreement. All shares of Lorillard common stock in Lorillard’s employee stock purchase plan upon completion of the merger will be treated as outstanding shares of Lorillard common stock and will be converted into the right to receive the merger consideration.

Dividends and Share Repurchases

RAI currently pays a quarterly cash dividend of $0.67 per share of common stock. RAI intends to continue its current dividend practices through the completion of the merger. Under the terms of the merger agreement, during the period before completion of the merger, RAI will not, and will not permit any RAI subsidiary, to declare, set aside or pay any dividend on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (1) RAI’s regular quarterly cash dividends of $0.67 per share (as may be increased from time to time consistent with past practice) payable in respect of shares of RAI common stock with declaration, record and payment dates consistent with past practice and in accordance with RAI’s current dividend policy and (2) dividends and distributions by a direct or indirect wholly owned subsidiary of RAI to RAI. Subject to certain exceptions, the merger agreement prohibits RAI from repurchasing shares of RAI common stock until the earlier of the closing of the merger or the termination of the merger agreement.

Lorillard currently pays a quarterly cash dividend of $0.615 per share of common stock. Lorillard intends to continue its current dividend practices through the completion of the merger. Under the terms of the merger agreement, during the period before completion of the merger, Lorillard will not, and will not permit any Lorillard subsidiary, to declare, set aside or pay any dividend on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (1) Lorillard’s regular quarterly cash dividends of $0.615 per share (as may be increased from time to time consistent with past practice) payable in respect of shares of Lorillard common stock with declaration, record and payment dates consistent with past practice and in accordance with Lorillard’s current dividend policy and (2) dividends and distributions by a direct or indirect wholly owned subsidiary of Lorillard to Lorillard. As a result of entry into the merger agreement, Lorillard suspended future share repurchases and does not currently maintain a share repurchase program.

Listing of Shares of RAI Common Stock and Delisting and Deregistration of Lorillard Common Stock

Under the terms of the merger agreement, RAI is required to use its reasonable best efforts to cause the shares of RAI common stock to be issued in the share issuance to be approved for listing on the NYSE, subject to official notice of issuance, prior to the closing of the merger. It is a condition to both parties’ obligations to complete the merger that such approval is obtained, subject to official notice of issuance. Accordingly, application will be made to have the shares of RAI common stock to be issued in the share issuance approved for listing on the NYSE, where shares of RAI common stock are currently traded.

If the merger is completed, there will no longer be any publicly held shares of Lorillard common stock. Accordingly, Lorillard common stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act.

Appraisal Rights

Pursuant to Section 262 of the DGCL, Lorillard shareholders who do not vote in favor of adoption of the merger agreement, who continuously hold their shares of Lorillard common stock through the effective time of the merger and who otherwise comply precisely with the applicable requirements of Section 262 of the DGCL have the right to seek appraisal of the fair value of their shares of Lorillard common stock, as determined by the Delaware Court of Chancery, if the merger is completed. The “fair value” of your shares of Lorillard common stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the value of the merger consideration that you would otherwise be entitled to receive under the terms of the merger agreement.

Lorillard shareholders who wish to exercise the right to seek an appraisal of their shares must so advise Lorillard by submitting a written demand for appraisal in the form described in this joint proxy statement/prospectus prior to the vote to adopt the merger agreement, and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of Lorillard common stock held of record in the name of another person, such as a nominee or intermediary, must act promptly to cause the record holder to follow the steps summarized in this joint proxy statement/prospectus and in a timely manner to perfect appraisal rights. In view of the complexity of Section 262 of the DGCL, Lorillard shareholders who may wish to pursue appraisal rights should consult their legal and financial advisors. See “Appraisal Rights” beginning on page 253 of this joint proxy statement/prospectus.

Under Article 13 of the NCBCA, RAI shareholders will not have rights to an appraisal of the fair value of their shares in connection with the share issuance.

Combined Company Headquarters

The headquarters of the combined company following the merger will be located in Winston-Salem, North Carolina at RAI’s current headquarters. As part of the divestiture, Lorillard’s owned and leased real property, including its manufacturing, research and development facilities and headquarters in Greensboro, North Carolina, and tobacco receiving and storage facilities in Danville, Virginia, will be transferred from Lorillard to Imperial Sub, along with the transferred employees.

Litigation Relating to the Merger

RAI, the members of the RAI board of directors and BAT have been named as defendants in a putative class action lawsuit brought in North Carolina state court on behalf of a purported class of RAI shareholders seeking to enjoin the proposed merger with Lorillard. The complaint generally alleges, among other things, that the members of the RAI board of directors breached their fiduciary duties to RAI shareholders by approving the share purchase and the sharing of technology with BAT. The complaint also alleges that there were various conflicts of interest in the transaction. On December 8, 2014, defendants filed motions to dismiss the complaint and motions to stay discovery.

In addition, Lorillard, the members of the Lorillard board of directors, RAI and BAT have been named as defendants in putative class action lawsuits brought in the Delaware Court of Chancery by Lorillard shareholders challenging the proposed merger with RAI. The complaints generally allege, among other things, that the members of the Lorillard board of directors breached their fiduciary duties to Lorillard shareholders by authorizing the proposed merger of Lorillard with RAI. The complaints also allege that RAI and BAT aided and abetted the breaches of fiduciary duty allegedly committed by the members of the Lorillard board of directors. On November 25, 2014, the court granted a motion for consolidation and appointment of lead plaintiffs and lead counsel. On December 11, 2014, lead plaintiffs filed a motion for a preliminary injunction and a motion to expedite.

The shareholder actions seek injunctive relief enjoining the merger, damages and reimbursement of costs, among other remedies. Additional lawsuits may be filed against RAI, Lorillard, the directors of either company and/or BAT in connection with the merger.

The RAI board of directors unanimously recommends that RAI

shareholders vote “FOR” the Lorillard share issuance and “FOR” the BAT share issuance.

The Lorillard board of directors unanimously recommends that Lorillard shareholders vote “FOR” the adoption of the merger agreement.

THE MERGER AGREEMENT

The following summarizes the material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The rights and obligations of RAI and Lorillard are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. RAI and Lorillard shareholders are urged to read the merger agreement carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding the merger. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein.

In reviewing the merger agreement and this summary, please remember that they have been included to provide you with information regarding the terms of the merger agreement and are not intended to provide any other factual information about RAI, Lorillard or any of their respective subsidiaries or affiliates. The merger agreement contains representations and warranties and covenants by each of RAI, Merger Sub and Lorillard, which are summarized below. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	were not intended as statements of fact, but rather as a way of allocating the risk between the parties to the merger agreement if those statements prove to be inaccurate;

•	have been qualified by certain confidential disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Moreover, information concerning the subject matter of the representations and warranties in the merger agreement and described below may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus. In addition, if specific material facts arise that contradict the representations and warranties in the merger agreement, RAI or Lorillard, as applicable, will disclose those material facts in the public filings that it makes with the SEC if it determines that it has a legal obligation to do so. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 260 of this joint proxy statement/prospectus.

Terms of the Merger

The merger agreement provides that, on the terms and subject to the conditions in the merger agreement, and in accordance with the DGCL, at the effective time of the merger, Merger Sub will merge with and into Lorillard. As a result of the merger, the separate corporate existence of Merger Sub will cease, and Lorillard will continue as the surviving corporation in the merger and a wholly owned subsidiary of RAI.

Closing of the Merger

Unless RAI and Lorillard agree otherwise in writing, the closing of the merger will take place as soon as practicable (but in no event later than the third business day) after all closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of those conditions); provided, however, that if and to the extent necessary to consummate the financing of the merger, the closing will occur on any business day (as may be specified by RAI on no less than three business days’ prior written notice to Lorillard) during the ten business day period beginning on the date on which all of the closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions).

The merger will be effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as RAI and Lorillard may agree upon and as set forth in the certificate of merger. At the effective time of the merger, all of the property, rights, privileges, immunities, powers and franchises of Lorillard and Merger Sub will vest in Lorillard as the surviving corporation, and all debts, liabilities and duties of Lorillard and Merger Sub will become the debts, liabilities and duties of Lorillard as the surviving corporation.

Merger Consideration

Under the terms of the merger agreement, at the effective time of the merger, each share of Lorillard common stock will be automatically converted into the right to receive the merger consideration, consisting of (1) 0.2909 of a share of RAI common stock plus (2) $50.50 in cash (subject to the provisions of the merger agreement relating to the procedures for exchange of shares and tax withholding), unless:

•	such shares are held as Lorillard’s treasury stock or owned by any Lorillard subsidiary, RAI or Merger Sub immediately prior to the effective time of the merger (in which case, such shares will be automatically cancelled and cease to exist, and no consideration will be paid or payable in respect thereof); or

•	such shares are held by a holder who has made a proper demand for appraisal of such shares of Lorillard common stock in accordance with, and otherwise complied precisely with all applicable provisions of, Section 262 of the DGCL (and has not withdrawn, failed to perfect or otherwise lost such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) (in which case, such shares will not be converted into or represent the right to receive any RAI common stock or cash, but will be entitled only to such rights (if any) as are granted by the DGCL to a holder of such shares).

Lorillard shareholders will not receive any fractional shares of RAI common stock in the merger. Instead, each Lorillard shareholder will be entitled to receive a cash payment in lieu of any fractional shares of RAI common stock it otherwise would have received pursuant to the merger equal to the product obtained by multiplying (1) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Lorillard common stock exchanged by such holder) by (2) the volume weighted average price per share of RAI common stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by RAI and Lorillard) for the five consecutive trading days ending on the third business day prior to the date of the effective time of the merger.

Representations and Warranties

In the merger agreement, RAI and Merger Sub have made representations and warranties regarding, among other topics:

•	organization, standing, corporate power, organizational documents and ownership of subsidiaries;

•	capital structure, including the number of shares of RAI common stock and equity-based awards outstanding;

•	authority to execute and deliver and perform their obligations, if any, under, and to complete the transactions contemplated by, the merger agreement, subscription agreement and asset purchase agreement, and the enforceability of the merger agreement against RAI and Merger Sub;

•	declaration by the RAI board of directors of the advisability of the merger and share issuance, and the approval, by the RAI board of directors, of the merger agreement, the merger and the transactions contemplated by the merger agreement, subscription agreement and asset purchase agreement;

•	inapplicability of “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statutes to the transactions contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement;

•	absence of conflicts with, or violations of, organizational documents, applicable law and certain contracts as a result of RAI entering into the merger agreement and completing the merger and the other transactions contemplated by the merger agreement;

•	consents and approvals required in connection with the transactions contemplated by the merger agreement;

•	SEC documents, financial statements, internal controls, disclosure controls and accounting practices;

•	absence of undisclosed liabilities and off-balance sheet arrangements;

•	accuracy of information supplied or to be supplied in this joint proxy statement/prospectus;

•	absence of a material adverse effect, as defined below for purposes of the merger agreement, since January 1, 2014, and the conduct of business in the ordinary course in all material respects, except for actions taken in connection with the execution and delivery of the merger agreement, subscription agreement, asset purchase agreement and transfer agreement, since January 1, 2014;

•	tax matters;

•	absence of certain litigation and governmental orders;

•	compliance with applicable laws and permits;

•	certain health, safety and other regulatory matters;

•	environmental matters;

•	broker’s fees and expenses payable in connection with the merger;

•	receipt of an opinion from RAI’s financial advisor;

•	absence of certain transactions with affiliates of RAI;

•	accuracy of information supplied to Lorillard and related matters in connection with the financing of the merger; and

•	certain intellectual property matters.

In the merger agreement, Lorillard has made representations and warranties regarding, among other topics:

•	organization, standing, corporate power, organizational documents and ownership of subsidiaries;

•	capital structure, including the number of shares of Lorillard common stock and equity-based awards outstanding;

•	authority to execute and deliver and perform its obligations under, and to complete the transactions contemplated by, the merger agreement and transfer agreement, and the enforceability of the merger agreement against Lorillard;

•	declaration of the advisability of the merger agreement and transfer agreement by the Lorillard board of directors and the approval of the merger agreement and transfer agreement and the transactions contemplated thereby by the Lorillard board of directors;

•	inapplicability of “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statutes to the transactions contemplated by the merger agreement or the merger;

•	absence of conflicts with, or violations of, organizational documents, applicable law and certain contracts as a result of Lorillard’s entering into the merger agreement and completing the merger;

•	consents and approvals required in connection with the transactions contemplated by the merger agreement;

•	SEC documents, financial statements, internal controls, disclosure controls and accounting practices;

•	absence of undisclosed liabilities and off-balance sheet arrangements;

•	accuracy of information supplied or to be supplied in this joint proxy statement/prospectus;

•	absence of a material adverse effect since January 1, 2014, and the conduct of business in the ordinary course in all material respects, except for actions taken in connection with the execution and delivery of the merger agreement and transfer agreement and the transactions contemplated by such agreements and the subscription agreement and asset purchase agreement, since January 1, 2014;

•	tax matters;

•	employee benefit matters, including matters related to employee benefit plans, and compliance with the Employee Retirement Income Security Act of 1974, as amended;

•	absence of certain litigation and governmental orders;

•	compliance with applicable laws and permits;

•	certain health, safety and other regulatory matters;

•	environmental matters;

•	material contracts;

•	owned and leased real property;

•	certain intellectual property matters;

•	collective bargaining agreements and other labor matters;

•	broker’s fees and expenses payable in connection with the merger;

•	receipt of an opinion from each of Lorillard’s financial advisors;

•	insurance policies; and

•	absence of certain transactions with affiliates of Lorillard.

Certain of the representations and warranties in the merger agreement are subject to exceptions or qualifications, including, in certain cases, knowledge qualifications, which means that those representations and warranties would not be deemed untrue or incorrect as a result of matters of which certain officers or executives of the party making the representation did not have actual knowledge (following reasonable inquiry of the person with primary responsibility for such matter).

Material Adverse Effect

The merger agreement contains representations and warranties made by (1) RAI and Merger Sub to Lorillard and (2) Lorillard to RAI and Merger Sub. Certain of the representations and warranties in the merger agreement are subject to materiality or material adverse effect qualifications (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect).

The merger agreement provides that a “material adverse effect” means, with respect to a party, any change, effect, event, circumstance, development or occurrence that, individually or in the aggregate, (1) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of such party and its subsidiaries, taken as a whole or (2) would prevent or materially impair the ability of such party, in the case of Lorillard, to perform its obligations under the merger agreement or complete the merger, or, in the case of RAI, to perform its obligations under the merger agreement, subscription agreement and asset purchase agreement and the transactions contemplated thereby. However, no effect resulting or arising from or relating to any of the following matters will be considered, either alone or in combination, to constitute or contribute to a material adverse effect:

•	changes in economic or political conditions or the financing, banking, currency or capital markets in general, including with respect to interest rates or currency exchange rates, except that such changes will be considered in determining whether there has been, or is reasonably expected to be, a material adverse effect to the extent such changes are materially disproportionately adverse to the business, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which a party and its subsidiaries primarily operate (in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a material adverse effect);

•	changes in laws or changes in accounting requirements or principles (or interpretation or enforcement of such laws, requirements or principles), except that such changes will be considered in determining whether there has been, or is reasonably expected to be, a material adverse effect to the extent such changes are materially disproportionately adverse to the business, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries primarily operate (in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a material adverse effect);

•	changes affecting industries, markets or geographical areas in which a party or its subsidiaries conduct their respective businesses, except that such changes will be considered in determining whether there has been, or is reasonably expected to be, a material adverse effect to the extent such changes are materially disproportionately adverse to the business, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries primarily operate (in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a material adverse effect);

•	the negotiation, announcement, execution, pendency or performance of the merger agreement, subscription agreement, asset purchase agreement and transfer agreement or the completion of the transactions contemplated by such agreements;

•	conduct by a party or any of its subsidiaries for which the other party gave its express prior written consent;

•	a decline in the price or trading volume of a party’s common stock on the NYSE, except that this clause will not prevent or otherwise affect a determination that any change, effect, event, circumstance, development or occurrence underlying such decline has resulted in or contributed to the material adverse effect;

•	any natural disaster or any conditions resulting from natural disasters, except that such changes will be considered in determining whether there has been, or is reasonably expected to be, a material adverse effect to the extent such changes are materially disproportionately adverse to the business, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries primarily operate (in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a material adverse effect);

•

acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any outbreak, escalation or worsening thereof, except that such effects will be considered in determining whether there has been, or is reasonably expected to be, a material adverse effect to the extent such changes are materially disproportionately adverse to the business, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries primarily operate (in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a material adverse effect);

•	any menthol regulatory action (any governmental law, judgment or action enacted, promulgated, proposed or threatened that could have the effect of banning or materially restricting the use of menthol in any product sold or distributed by such party or its subsidiaries);

•	any actions required under the merger agreement, subscription agreement, asset purchase agreement and transfer agreement to obtain any approval or authorization under antitrust laws for the completion of the transactions contemplated by such agreements; or

•	the failure, in and of itself, of a party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of the merger agreement (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been, or is reasonably expected to be, a material adverse effect).

Conduct of Business

Each of RAI and Lorillard has undertaken certain covenants in the merger agreement restricting the conduct of their respective businesses between the date of the merger agreement and the effective time of the merger. In general, but subject to the exceptions in the merger agreement, each of RAI and Lorillard has agreed to (1) conduct its business in the ordinary course in all material respects, (2) comply with applicable laws in all material respects, (3) use its reasonable best efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees and (4) in the circumstances specified in the merger agreement, promptly notify the other party following becoming aware of any material governmental action against RAI or Lorillard, as applicable, relating to the transactions contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement.

In addition, between the date of the merger agreement and the effective time of the merger, RAI has agreed to various specific restrictions relating to the conduct of its business, including with respect to the following (subject in each case to the exceptions specified in the merger agreement or as previously disclosed in writing to the other party as provided in the merger agreement or as consented in writing by Lorillard):

•	declaring or paying dividends or other distributions, other than regular quarterly cash dividends not exceeding $0.67 per share (as may be increased from time to time consistent with past practice) and dividends or distributions by a wholly owned subsidiary to its parent;

•	splitting, combining, subdividing or reclassifying any of its or its subsidiaries’ capital stock, equity interests or voting securities, or securities convertible into or exchangeable or exercisable for such stock, interests or securities or issuing any other securities in substitution for shares of its or its subsidiaries’ capital stock, other equity interests or voting securities;

•	repurchasing, redeeming or otherwise acquiring its or its subsidiaries’ capital stock, voting securities or equity interests (or any securities convertible into or exchangeable or exercisable for such stock, interests or securities);

•

except for grants of awards pursuant to RAI stock plans with respect to the following clauses (1) to (6), transactions among RAI and its wholly owned subsidiaries or liens in favor of the administrative agent pursuant to its existing credit agreement, issuing, delivering, selling, granting, pledging or otherwise encumbering or subjecting to any lien (1) shares of its or its subsidiaries’ capital stock (other than upon the settlement of awards pursuant to RAI stock plans), (2) any of its or its subsidiaries’ other equity interest or voting securities, (3) any securities convertible into or exchangeable or exercisable for its or its subsidiaries’ capital stock, equity interests or voting securities, (4) any warrants, calls, options or other rights to acquire any capital stock, equity interests or voting securities of it or its subsidiaries, (5) any rights issued by it or its subsidiaries that are linked to the price of capital stock of it or its subsidiaries, the value of it or any of its subsidiaries or any dividends or other distributions declared or paid on any capital stock of it or its subsidiaries, (6) RAI voting debt or (7) RAI preferred stock;

•	amending the RAI articles of incorporation or the RAI bylaws, except as required by law or the rules and regulations of the SEC or the NYSE;

•	making any material change in financial accounting methods, except to the extent required by a change in GAAP (after the date of the merger agreement);

•	except in the ordinary course of business consistent with past practice, making any change to any material method of tax accounting, settling any material audit or other proceeding relating to taxes or making any change to any material tax election;

•	directly or indirectly, acquiring or agreeing to acquire any equity interest in, or business of, any firm, corporation, partnership, company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than supplies and inventory in the ordinary course of business consistent with past practice or a transaction solely between RAI and any of its wholly owned subsidiaries or between such wholly owned subsidiaries) that would reasonably be expected to delay or make it more difficult to obtain any approval required in connection with the merger agreement, subscription agreement, asset purchase agreement or transfer agreement or that would reasonably be expected to prevent or materially delay or impede the completion of the transactions contemplated by such agreements;

•	merging or consolidating RAI with any person or adopting a plan of liquidation or resolutions providing for a liquidation, dissolution, restructuring, recapitalization or other reorganization of RAI; and

•	authorizing, or committing, resolving or agreeing to take, any of the foregoing actions.

In addition, between the date of the merger agreement and the effective time of the merger, Lorillard has agreed to various specific restrictions relating to the conduct of its business, including with respect to the following (subject in each case to the exceptions specified in the merger agreement or as previously disclosed in writing to the other party as provided in the merger agreement or as consented in writing by RAI):

•	declaring or paying dividends or other distributions, other than regular quarterly cash dividends not exceeding $0.615 per share (as may be increased from time to time annually consistent with past practice) and dividends or distributions by a wholly owned subsidiary to its parent;

•	splitting, combining, subdividing or reclassifying any of its or its subsidiaries’ capital stock, equity interests or voting securities, or securities convertible into or exchangeable or exercisable for such stock, interests or securities or issuing any other securities in substitution for shares of its or its subsidiaries’ capital stock, other equity interests or voting securities;

•	repurchasing, redeeming or otherwise acquiring its or its subsidiaries’ capital stock, voting securities or equity interests (or any securities convertible into or exchangeable or exercisable for such stock, interests or securities);

•

except as required by Lorillard benefits plans with respect to the following clauses (1) to (6), transactions among Lorillard and its wholly owned subsidiaries or liens in favor of the administrative agent pursuant to its existing credit agreement, issuing, delivering, selling, granting, pledging or otherwise encumbering or subjecting to any lien (1) shares of its or its subsidiaries’ capital stock (other than upon the settlement of awards pursuant to Lorillard stock plans), (2) any other of its or its subsidiaries’ equity interest or voting securities, (3) any securities convertible into or exchangeable or exercisable for its or its subsidiaries’ capital stock, equity interests or voting securities, (4) any warrants, calls, options or other rights to acquire any capital stock, equity interests or voting securities of it or its subsidiaries, (5) any rights issued by it or its subsidiaries that are linked to the price of capital stock of it or its subsidiaries, the value of it or any of its subsidiaries or any dividends or other distributions declared or paid on any capital stock of it or its subsidiaries, (6) Lorillard voting debt or (7) Lorillard preferred stock;

•	amending the Lorillard certificate of incorporation or the Lorillard by-laws or amending in any material respect the organizational documents of any of its subsidiaries, except as required by law or the rules and regulations of the SEC or the NYSE;

•	except to the extent required by any Lorillard benefit plan in effect as of the date of the merger agreement or as expressly contemplated by the merger agreement, (1) increasing the compensation or benefits of any current or former employees, officers, directors, consultants or independent contractors of Lorillard or any its subsidiaries, other than in the ordinary course of business consistent with past practice, (2) paying any severance, retention or retirement benefits to any current or former employees, directors, consultants or independent contractors of Lorillard or any its subsidiaries, (3) accelerating the vesting of, or permitting to lapse forfeiture restrictions or conditions with respect to, or otherwise amending any equity or equity-based awards, (4) establishing or causing the funding of any “rabbi trust” or similar arrangement, (5) establishing, adopting, amending or terminating any Lorillard benefit plan, other than amendments, renewals and other changes that are immaterial and in the ordinary course of business consistent with past practice, (6) hiring, promoting or terminating any employee, officer, director, consultant or independent contractor of Lorillard or any its subsidiaries, in each case other than in the ordinary course of business consistent with past practice or (7) entering into, amending, altering, adopting, implementing or otherwise making any commitment to do any of the foregoing;

•	making any material change in financial accounting methods, except to the extent as required by a change in GAAP (after the date of the merger agreement);

•	other than pursuant to cash management or investment portfolio activities in the ordinary course of business consistent with past practice, directly or indirectly, acquiring or agreeing to acquire any equity interest in, or business of, any firm, corporation, partnership, company, trust, joint venture, association or other entity or division thereof or any properties or assets for consideration in excess of $35 million in the aggregate (other than supplies and inventory in the ordinary course of business consistent with past practice or a transaction solely between Lorillard and any of its wholly owned subsidiaries or between such wholly owned subsidiaries, in each case, in the ordinary course of business consistent with past practice);

•	selling, leasing (as lessor), licensing, mortgaging or otherwise encumbering or subjecting to any lien (other than certain permitted liens under the merger agreement), or otherwise disposing of any material properties, rights or assets of Lorillard or any of its subsidiaries, except (1) pursuant to contracts or commitments in effect on the date of the merger agreement (or entered into after the date of the merger agreement without violating the terms of the merger agreement), (2) selling, leasing or licensing products and services in the ordinary course of business consistent with past practice, (3) in connection with any waiver, release, assignment, settlement or compromise of litigation otherwise permitted under the merger agreement or (4) in connection with cash management or investment portfolio activities performed in the ordinary course of business consistent with past practice;

•	incurring any indebtedness, except for (1) borrowings under any of Lorillard’s or its subsidiaries’ existing credit facilities that are made in the ordinary course of business or (2) intercompany indebtedness among Lorillard and its wholly owned subsidiaries in the ordinary course of business consistent with past practice;

•	making, or agreeing or committing to make, any capital expenditure in excess of $10 million individually and $25 million in the aggregate for all such capital expenditures that are not contemplated by Lorillard’s existing capital plans;

•	making, or agreeing or committing to make, any loans, advances or capital contributions to, or investments in, any person in excess of $5 million individually and $25 million in the aggregate, other than (1) cash management or investment portfolio activities performed in the ordinary course of business consistent with past practice, (2) in connection with a transaction otherwise permitted under the merger agreement or (3) between Lorillard and a wholly owned Lorillard subsidiary or between wholly owned Lorillard subsidiaries;

•	except in the ordinary course of business (1) entering into, materially amending or modifying any material contract or (2) waiving, releasing or assigning any material rights, claims or benefits under any material contract;

•	entering into, modifying, amending, extending, renewing, replacing or terminating any collective bargaining or other labor union contract applicable to the employees of Lorillard or any of its subsidiaries, except as required by applicable law or otherwise in the ordinary course of business consistent with past practice;

•	waiving, releasing, assigning, settling or compromising any action, other than waivers, releases, assignments, settlements or compromises that do not create obligations of Lorillard or any of its subsidiaries other than the payment of monetary damages (1) equal to or less than the amounts reserved with respect thereto on Lorillard’s documents filed with the SEC prior to the date of the merger agreement or (2) not in excess of $5 million for any individual action and $30 million in the aggregate;

•	abandoning, encumbering, conveying title, exclusively licensing or granting any right or other license to material owned intellectual property, or entering into contracts that impose material restrictions with respect to material intellectual property rights owned by any third party, in each case other than in the ordinary course of business consistent with past practice;

•	changing any material method of tax accounting, settling any material audit or other proceeding relating to taxes or making or changing any material tax election, in each case except for such actions taken in the ordinary course of business consistent with past practice;

•	entering into any new line of business outside of its existing business;

•	adopting a plan of complete or partial liquidation or resolutions providing for the dissolution, restructuring, recapitalization or other similar reorganization or dissolving or liquidating any Lorillard subsidiary; or

•	authorizing, or committing, resolving or agreeing to take, any of the foregoing actions.

No Solicitation of Alternative Proposals

Lorillard has agreed, from the date of the merger agreement until the earlier of the completion of the merger or the termination of the merger agreement, except as otherwise provided in the merger agreement, not to, and not to authorize or permit any of its subsidiaries or any of its or their respective directors, officers, employees or representatives to, directly or indirectly:

•	solicit or initiate, or knowingly encourage, induce, facilitate or cooperate with, any Lorillard takeover proposal (as defined below) or an inquiry or proposal that would reasonably be expected to lead to a Lorillard takeover proposal; or

•	participate in any substantive discussions or negotiations with any person regarding, or furnish to any person any non-public information relating to, Lorillard or any of its subsidiaries with respect to any Lorillard takeover proposal or an inquiry or proposal that would reasonably be expected to lead to a Lorillard takeover proposal.

Additionally, except as permitted by the merger agreement and described below, Lorillard agreed to (1) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the execution of the merger agreement with respect to a Lorillard takeover proposal or an inquiry or proposal that would reasonably be expected to lead to a Lorillard takeover proposal, (2) request prompt return or destruction of all confidential information previously furnished to any such person or its representatives and (3) immediately terminate all physical and electronic data room access previously granted to any such person or its representatives.

Notwithstanding these restrictions, the merger agreement provides that if at any time prior to Lorillard shareholders adopting the merger agreement, Lorillard receives a written Lorillard takeover proposal that the Lorillard board of directors determines in good faith (after consultation with its outside counsel and financial advisor) is bona fide and constitutes or is reasonably expected to result in or lead to a superior proposal (as defined below) and which did not result from a breach of the non-solicitation obligations set forth in the merger agreement, then Lorillard, and its subsidiaries and its and their representatives at the request of Lorillard, may, subject to compliance in all material respects with the provisions of the merger agreement described in the following paragraph, (1) provide access to its and its subsidiaries’ properties, books and records and furnish information with respect to itself and its subsidiaries to the person making such Lorillard takeover proposal (and its representatives) pursuant to an acceptable confidentiality agreement (provided that any material non-public information that has not previously been provided to RAI must have been provided to RAI prior to or substantially concurrent with the time that it is provided to such person) and (2) participate in discussions regarding the terms of such Lorillard takeover proposal and negotiate such terms with the person making such Lorillard takeover proposal.

The merger agreement also requires Lorillard to (1) within 24 hours of obtaining knowledge of a Lorillard takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a Lorillard takeover proposal, advise RAI in writing of such Lorillard takeover proposal or inquiry or proposal, the material terms of any such Lorillard takeover proposal (including any changes thereto) and the identity of the person making such Lorillard takeover proposal, (2) keep RAI reasonably informed in all material respects on a reasonably current basis of the status and developments of any Lorillard takeover proposal and (3) provide to RAI, within 24 hours after receipt, all drafts of agreements relating to a Lorillard takeover proposal and any written proposals containing material terms of and counterproposals to a Lorillard takeover proposal that are exchanged with the person making the Lorillard takeover proposal or any of its affiliates or representatives.

For purposes of the merger agreement, “Lorillard takeover proposal” means any inquiry, proposal or offer (whether or not in writing) from a third party (other than RAI or Merger Sub or any of their respective subsidiaries) with respect to any:

•	merger, consolidation, share exchange, other business combination or similar transaction involving Lorillard or any of its subsidiaries, pursuant to which such third party would acquire 15% or more of the consolidated revenues, net income or assets of Lorillard and its subsidiaries, taken as a whole;

•	sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Lorillard subsidiary or otherwise) to such third party of any business or assets of Lorillard or any of its subsidiaries representing 15% or more of the consolidated revenues, net income or assets of Lorillard and its subsidiaries, taken as a whole;

•	issuance, sale or other disposition, directly or indirectly, to such third party of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the total outstanding voting power of Lorillard;

•	transaction in which such third party will acquire, directly or indirectly, beneficial ownership (or the right to acquire beneficial ownership) of 15% or more of Lorillard’s outstanding common stock; or

•	combination of the foregoing, in each case, other than the transactions contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement;

provided, however, that any proposal or offer relating to any purchase of assets of Lorillard or any Lorillard subsidiary contemplated by the parties to the merger agreement in connection with the merger or the other transactions contemplated by the subscription agreement, asset purchase agreement and transfer agreement will not be deemed a Lorillard takeover proposal.

For purposes of the merger agreement, “superior proposal” means any bona fide written offer from a third party (other than RAI or Merger Sub or any of their respective subsidiaries) that, if completed, would result in such third party acquiring, directly or indirectly, more than 50% of the voting power of Lorillard common stock or all or substantially all the assets of Lorillard and its subsidiaries, taken as a whole, and which offer, in the good faith judgment of the Lorillard board of directors (after consultation with its outside counsel and financial advisor), if completed would result in a transaction that is more favorable from a financial point of view to Lorillard shareholders than the merger, taking into account all such factors and matters (including all of the terms and conditions of, and the likelihood of completion of, such proposal and of the merger agreement (including any changes to the terms of the merger agreement proposed in writing by RAI in response to such superior proposal pursuant to and in accordance with the provisions of the merger agreement)) that the Lorillard board of directors considers relevant.

Recommendations of the RAI Board of Directors

Pursuant to the terms of the merger agreement, RAI has agreed, through the RAI board of directors, to recommend to RAI shareholders the approval of the share issuance, specifically the approval of both the Lorillard share issuance and the BAT share issuance, and to include such recommendation in this joint proxy statement/prospectus.

The merger agreement provides that, subject to the exceptions described below, the RAI board of directors will not withhold or withdraw (or modify in any manner adverse to Lorillard) or propose publicly to withhold or withdraw (or modify in any manner adverse to Lorillard) its recommendation in favor of the share issuance.

Notwithstanding the foregoing restrictions, at any time prior to obtaining RAI shareholder approval of the share issuance, the RAI board of directors may, if it determines in good faith (after consultation with its outside counsel and financial advisor) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, make an adverse recommendation change in response to a RAI intervening event, as defined below.

For purposes of the merger agreement, “RAI intervening event” means a material event, fact, circumstance, development or occurrence that is unknown to or not reasonably foreseeable by the RAI board of directors on the date of the merger agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the RAI board of directors on the date of the merger agreement), which event, fact, circumstance, development, occurrence, magnitude or material consequence becomes known to the RAI board of directors prior to obtaining RAI shareholder approval. However, the following will not constitute a RAI intervening event:

•	any action taken by a party pursuant to and in compliance with certain affirmative covenants in the merger agreement;

•	changes in the market price or trading volume of either party’s securities or changes in RAI’s credit ratings (except that this clause will not prevent or otherwise affect a determination that any change, effect, event, circumstance, development or occurrence underlying such change has resulted in or contributed to a RAI intervening event);

•	the receipt, existence of or terms of a RAI takeover proposal (as defined below) or any inquiry relating thereto or the consequences thereof;

•	any menthol regulatory action; and

•	any events relating to the transactions contemplated by the merger agreement, subscription agreement, asset purchase agreement or transfer agreement, or Lorillard or the Lorillard subsidiaries.

For purposes of the merger agreement, “RAI takeover proposal” means any inquiry, proposal or offer (whether or not in writing) from a third party (other than Lorillard or any of its subsidiaries) with respect to any:

•	merger, consolidation, share exchange, other business combination or similar transaction involving RAI or any of its subsidiaries, pursuant to which such third party would acquire 50% or more of the consolidated revenues, net income or assets of RAI and its subsidiaries, taken as a whole;

•	sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a RAI subsidiary or otherwise) to such third party of any business or assets of RAI or any of its subsidiaries representing 50% or more of the consolidated revenues, net income or assets of RAI and its subsidiaries, taken as a whole;

•	issuance, sale or other disposition, directly or indirectly, to such third party of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 50% or more of the total outstanding voting power of RAI;

•	transaction in which such third party will acquire beneficial ownership, or the right to acquire beneficial ownership, of 50% or more of RAI’s outstanding common stock; or

•	combination of the foregoing,

in each case, other than the transactions contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement; provided however, that any proposal or offer to the extent related to any purchase of assets of RAI or any of its subsidiaries contemplated by the parties to the merger agreement in connection with the merger or the other transactions contemplated by the subscription agreement, asset purchase agreement and transfer agreement will not be deemed a RAI takeover proposal.

Recommendation of the Lorillard Board of Directors

Pursuant to the merger agreement, Lorillard has agreed, through its board of directors, to recommend to its shareholders the adoption of the merger agreement and to include such recommendation in this joint proxy statement/prospectus.

The merger agreement provides that, subject to the exceptions described below, the Lorillard board of directors will not:

•	withhold or withdraw (or modify in any manner adverse to RAI) or propose publicly to withhold or withdraw (or modify in any manner adverse to RAI) its recommendation in favor of adopting the merger agreement;

•	approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, a Lorillard takeover proposal; or

•	adopt, or propose publicly to adopt, or allow Lorillard or any of its subsidiaries to enter into an agreement or arrangement providing for a Lorillard takeover proposal (other than a confidentiality agreement otherwise permitted by the merger agreement).

Notwithstanding the foregoing restrictions, at any time prior to Lorillard shareholders adopting the merger agreement, the Lorillard board of directors may, if it determines in good faith (after consultation with its outside counsel and financial advisor) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (1) make an adverse recommendation change or terminate the merger agreement to enter into a binding agreement providing for a superior proposal (in each case following receipt of a Lorillard takeover proposal that did not result from a breach of the non-solicitation provisions in the merger agreement and that the Lorillard board of directors determines in good faith, after consultation with its outside counsel and financial advisor, constitutes a superior proposal) or (2) make an adverse recommendation change in response to a Lorillard intervening event, as defined below. However, no adverse recommendation change and no termination of the merger agreement to accept a superior proposal may be made unless Lorillard delivers to RAI written notice of its intent to take such action specifying the reasons therefor (including the identity of the party making the superior proposal that is the basis of the proposed action by the Lorillard board of directors, the material terms and conditions of such superior proposal and a copy of the most current version of any proposed definitive agreement(s) with respect to such superior proposal) and reaffirms in good faith, at or after 5:00 p.m. (Eastern Time) on the fourth business day after the delivery of such notice, after consultation with its outside counsel and financial advisor, that (1) such Lorillard takeover proposal continues to constitute a superior proposal or such Lorillard intervening event remains in effect and (2) the failure to make an adverse recommendation change would be inconsistent with its fiduciary duties under applicable law.

In the event of any change in the financial terms or any other material amendment to such superior proposal, Lorillard must deliver a new notice of superior proposal to RAI and again comply with the requirements set forth above with respect to such revised superior proposal (except that the four business day period described above will, after the expiration of the initial four business day period, be shortened to a two business day period). In determining whether to make an adverse recommendation change or terminate the merger agreement in response to a superior proposal, the Lorillard board of directors must take into account any changes to the terms of the merger agreement proposed in writing by RAI by 5:00 p.m., New York City time, on the last business day of the four business day or two business day period, as applicable, and, if requested by RAI, Lorillard must engage in good faith negotiations with RAI to make such adjustments in the terms of the merger agreement so that the Lorillard takeover proposal would cease to constitute a superior proposal.

For purposes of the merger agreement, “Lorillard intervening event” means a material event, fact, circumstance, development or occurrence that is unknown to or not reasonably foreseeable by the Lorillard board of directors on the date of the merger agreement (or if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Lorillard board of directors on the date of the merger agreement), which event, fact, circumstance, development, occurrence, magnitude or material consequence becomes known to the Lorillard board of directors prior to obtaining Lorillard shareholder approval. However, the following will not constitute a Lorillard intervening event:

•	any action taken by a party pursuant to and in compliance with certain affirmative covenants in the merger agreement;

•	changes in the market price or trading volume of either party’s securities or changes in Lorillard’s credit ratings (except that this clause will not prevent or otherwise affect a determination that any change, effect, event, circumstance, development or occurrence underlying such change has resulted in or contributed to a Lorillard intervening event);

•	the receipt, existence of or terms of a Lorillard takeover proposal or any inquiry relating thereto or the consequences thereof;

•	any menthol regulatory action; and

•	any change, effect, event, circumstance, development or occurrence that would constitute a material adverse effect for RAI but for certain exceptions to such definition, to the extent that such changes are not materially disproportionately adverse to the business, results of operations or financial condition of RAI and its subsidiaries taken as a whole as compared to other companies in the same industry in which RAI and its subsidiaries primarily operate.

Lorillard will keep RAI reasonably informed of developments with respect to any Lorillard intervening event.

Efforts to Obtain Required Shareholder Votes

RAI has agreed to hold a meeting of its shareholders as soon as reasonably practicable for the purpose of obtaining RAI shareholder approval of the share issuance, specifically approval of both the Lorillard share issuance and the BAT share issuance. Subject to the ability of the RAI board of directors to make an adverse recommendation change, RAI is required to use its reasonable best efforts to solicit proxies in favor of both the Lorillard share issuance proposal and the BAT share issuance proposal. Unless the merger agreement is terminated in accordance with its terms, RAI must submit both the Lorillard share issuance proposal and the BAT share issuance proposal to a shareholder vote even if the RAI board of directors no longer recommends approval of the Lorillard share issuance proposal or the BAT share issuance proposal or if a RAI intervening event has occurred. The RAI board of directors has unanimously approved the merger and share issuance and has adopted resolutions directing that the share issuance be submitted to RAI shareholders for their consideration and recommending that RAI shareholders vote “FOR” the Lorillard share issuance and “FOR” the BAT share issuance.

In addition, as described under “The Subscription Agreement” beginning on page 191 of this joint proxy statement/prospectus, RAI and BAT have entered into the subscription agreement, pursuant to which BAT has agreed, among other things, to vote its existing shares of RAI common stock beneficially owned in favor of approval of the share issuance. Accordingly, unless the subscription agreement is terminated, at least approximately 42% of RAI outstanding common stock will vote in favor of both the Lorillard share issuance proposal and the BAT share issuance proposal, even if the RAI board of directors makes an adverse recommendation change. Under the terms of the merger agreement, RAI has also agreed to use its reasonable best efforts to enforce BAT’s and its affiliates’ voting and other obligations under the subscription agreement.

Lorillard has also agreed to hold a special meeting of its shareholders as soon as is reasonably practicable for the purpose of obtaining Lorillard shareholder approval of the adoption of the merger agreement. Subject to the ability of the Lorillard board of directors to make an adverse recommendation change, Lorillard is required to use its reasonable best efforts to solicit proxies in favor of the adoption of the merger agreement. Unless the merger agreement is terminated in accordance with its terms, Lorillard must submit the proposal to adopt the merger agreement to a shareholder vote even if the Lorillard board of directors no longer recommends the adoption of the merger agreement, a Lorillard takeover proposal has commenced or been publicly disclosed or a Lorillard intervening event has occurred. The Lorillard board of directors has approved the merger by a unanimous vote of the directors present at the relevant meeting and adopted resolutions directing that the proposal to adopt the merger agreement be submitted to Lorillard shareholders for their consideration and recommending that Lorillard shareholders vote “FOR” the adoption of the merger agreement.

Both RAI and Lorillard are required to use their reasonable best efforts to hold the RAI special meeting and the Lorillard special meeting on the same day at the same time. Under the terms of the asset purchase agreement, Imperial has also agreed to use its reasonable best efforts to hold the Imperial shareholders meeting relating to the approval of the transactions contemplated by the asset purchase agreement on the same day as the RAI and Lorillard special meetings.

Efforts to Complete the Merger

RAI and Lorillard have each agreed to use their reasonable best efforts to take or cause to be taken all actions, and do, or cause to be done, and assist and cooperate with each other and the other parties to the subscription agreement, asset purchase agreement and transfer agreement in doing, all things necessary, proper and advisable to complete and make effective, as promptly as reasonably practicable, the transactions contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement, including: (1) preparing and filing with any governmental entity or other third party all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required filings under antitrust laws) and (2) obtaining promptly (and in any event no later than the end date) and maintaining all consents from any governmental entity necessary to complete the transactions contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement. Neither party nor any of their respective subsidiaries may take, or agree to take, any action that would reasonably be expected to (a) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any required consent from any governmental entity with respect to the transactions contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement, (b) materially increase the risk of any governmental entity entering a legal restraint prohibiting or materially delaying the completion of such transactions or (c) materially increase the risk of not being able to remove any such legal restraint on appeal or otherwise. Nothing set forth in the foregoing limits, modifies, waives, amends or otherwise adversely affects any party’s rights under the provisions described under “—No Solicitation of Alternative Proposals,” “—Recommendations of the RAI Board of Directors,” and “—Recommendation of the Lorillard Board of Directors” and the provisions described under “—Termination of the Merger Agreement” and “—Expenses and Termination Fees,” beginning on pages 176, 178, 179, 187 and 188, respectively, of this joint proxy statement/prospectus.

In connection with the foregoing:

•	Lorillard, the Lorillard board of directors, RAI and the RAI board of directors will use their reasonable best efforts to take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the transactions contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement and, if any such statute becomes applicable, take all action reasonably appropriate to ensure that such transactions may be completed as promptly as practicable on the terms contemplated by the applicable agreement;

•	RAI and Lorillard will cooperate in good faith to seek to obtain all consents, approvals and waivers required by any material contract or permit in connection with the transactions contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement;

•	RAI and Lorillard will (and, to the extent relating to the transactions contemplated by the asset purchase agreement or the transfer agreement, each of RAI and Lorillard will use its reasonable best efforts to cause Imperial Sub to) promptly enter into discussions with the governmental entities from whom consents or nonactions are required to be obtained in connection with the completion of the transactions contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement to obtain all required consents and nonactions from such governmental entities so as to enable the closing of the merger and the transactions contemplated by the subscription agreement, asset purchase agreement and transfer agreement to occur as promptly as reasonably practicable, and no later than the end date;

•	RAI and Lorillard agreed that, to the extent necessary to obtain required consents and nonactions and subject to limitations laid out in the merger agreement, RAI is obligated to negotiate, commit to and effect, by consent decree, hold separate order, condition or approval or otherwise:

•	the sale, divestiture or disposition of any businesses, assets, equity interests, product lines, properties or services of RAI, Lorillard or any of their respective subsidiaries;

•	the prohibition or limitation on:

•	the ownership or operation of, or any requirements or undertakings with respect to the conduct by, Lorillard, RAI or any of their respective subsidiaries of, any portion of the business, product lines, properties, services or assets of Lorillard or its subsidiaries,

•	the ability of RAI to acquire or hold, or exercise full right of ownership of, any shares of the capital stock of Lorillard or its subsidiaries, including the right to vote, or

•	RAI effectively controlling the business or operations of Lorillard or its subsidiaries; and

•	if necessary, the replacement of the asset purchase agreement, the transfer agreement and the transactions contemplated thereby, including with respect to the identity of the parties thereto and any of the terms or conditions;

•	provided, however, that neither RAI nor Lorillard will be required to commit to or effect any action, prohibition, limitation, requirement or undertaking that is not conditioned upon the completion of the merger or that would or would reasonably be expected, individually or in the aggregate, to have a substantial detriment;

•	if requested by RAI, Lorillard will, and will cause its subsidiaries to, execute any amendment or modification to the asset purchase agreement or the transfer agreement or enter into one or more agreements to divest, hold separate or otherwise take any action that would limit its or its subsidiaries’ freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of their businesses, assets, equity interests, product lines, properties or services of Lorillard or any of its subsidiaries or any equity interest in any joint venture held by Lorillard or any of its subsidiaries (provided that the completion of any such agreement will be conditioned upon the closing or imminent closing of the merger agreement); and

•	to the extent necessary to satisfy the conditions to closing, RAI and Lorillard will:

•	initiate or participate in proceedings to vigorously oppose or defend against any action by a governmental entity to prevent or enjoin the completion of the transactions contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement; and

•	use their reasonable best efforts to take such action as necessary to overturn any regulatory action by a governmental entity to block completion of the transactions contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement, including by vigorously defending any action brought by any governmental entity to avoid the entry of, or to have vacated, overturned or terminated, including by appeals if necessary, any legal restraint resulting from any such action that would cause any conditions to closing not to be satisfied.

The foregoing obligations are subject to certain exceptions and limitations, including that:

•	none of the asset purchase agreement or the transfer agreement or the transactions contemplated thereby will be deemed to result in a substantial detriment;

•	in the case of the replacement of the asset purchase agreement, the transfer agreement or the transactions contemplated thereby, only the extent to which the terms and conditions of such agreement or the transactions contemplated thereby are less favorable to RAI than the terms and conditions of the asset purchase agreement, the transfer agreement or the transactions contemplated thereby will be taken into account in order to determine if such replacement would or would reasonably be expected to have a substantial detriment; and

•	RAI will not be obligated to sell, divest or dispose of any brands or product lines other than WINSTON, SALEM, KOOL, DORAL, Maverick and the “e-vapor” brand blu (including SKYCIG).

For purposes of the merger agreement, “substantial detriment” means any antitrust divestiture or restriction or other action contemplated by the merger agreement that would, individually or in the aggregate, reasonably be expected to have:

•	a material adverse effect on RAI;

•	a specified adverse effect on the aggregate net benefits (including synergies) to be received by RAI arising from or relating to the transactions contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement taken as a whole (which “specified adverse effect,” solely for purposes of the definition of “substantial detriment,” means $250,000,000 (not including any adverse effect on RAI arising from or relating to the sale, divestiture or disposition of the DORAL brand)); or

•	solely with respect to certain divestiture provisions of the merger agreement, a material adverse effect on any brands or product lines of RAI or Lorillard other than WINSTON, SALEM, KOOL, DORAL, Maverick and the “e-vapor” brand blu (including SKYCIG).

Indemnification and Insurance

Under the terms of the merger agreement, RAI has agreed to indemnify each former and present director and officer of Lorillard or any Lorillard subsidiary, and all fiduciaries under any Lorillard employee benefit plan, each referred to as an indemnified party, to the fullest extent permitted by applicable law against costs, expenses (including reasonable attorneys’ fees, expenses, and disbursements), judgments, fines, losses, claims, damages or liabilities to the extent related to any claim or action arising out of or pertaining to the fact that the indemnified party is or was an officer or director of Lorillard or a Lorillard subsidiary or a fiduciary under any Lorillard benefit plan or is or was serving at the request of Lorillard or a Lorillard subsidiary as a director or officer of any business or non-profit enterprise, and to advance expenses to such indemnified parties. The merger agreement provides that RAI will honor (1) all rights to indemnification, advancement of expenses and exculpation of each indemnified party and each past and present employee of Lorillard and any Lorillard subsidiary as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) as in effect on the date of the merger agreement and (2) all rights to indemnification and advancement of expenses of each indemnified party and each past and present employee of Lorillard and any of its subsidiaries as provided in any contract with Lorillard or one of its subsidiaries.

The merger agreement also requires RAI to maintain for six years following the merger directors’ and officers’ liability insurance on terms and conditions not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage maintained by Lorillard and at an annual cost not to exceed 250% of Lorillard’s 2013 aggregate annual premium for such insurance policy, referred to as the maximum amount. Lorillard may in its discretion purchase, and RAI may in its discretion purchase if Lorillard declines to do so, a “tail” directors’ and officers’ liability insurance policy in lieu of the foregoing, in each case for a cost not to exceed the maximum amount.

Financing

Pursuant to the merger agreement, RAI has agreed to use reasonable best efforts to take all actions necessary to obtain the proceeds of the contemplated financing on the terms and conditions set forth in the commitment letter in place as of the date of the merger agreement. RAI has agreed to keep Lorillard informed of the status of the financing and not to amend certain provisions of the commitment letter without Lorillard’s consent. Pursuant to the commitment letter, on September 23, 2014, RAI, and certain of its subsidiaries as guarantors, entered in the bridge facility with the agents and lenders parties thereto. RAI and Lorillard have agreed that RAI will be obligated, subject to the conditions to closing in the merger agreement, to complete the merger even if the financing has not been obtained. For additional information regarding the financing of the merger, see “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Financing of the Merger” beginning on page 149 of this joint proxy statement/prospectus.

Employee Matters

The merger agreement requires that, for a period of one year from and after the effective time of the merger, RAI will provide each retained Lorillard employee (which does not include employees covered by a Lorillard collective bargaining agreement) with:

•	base compensation that is no less favorable than what was provided to the retained Lorillard employee immediately before the effective time of the merger;

•	cash incentive and other bonus opportunities that are no less favorable than what was provided to the retained Lorillard employee immediately before the effective time of the merger;

•	employee benefits that are substantially similar in the aggregate to those provided to similarly situated RAI employees; and

•	severance benefits and protections as specified in Lorillard’s confidential disclosure letter or as may be provided, with respect to certain employees identified in Lorillard’s confidential disclosure letter, each referred to as a specified employee, in a severance agreement entered into with Lorillard.

RAI will recognize each retained Lorillard employee’s years of service with Lorillard for purposes of vesting, participation in, and level of benefits under RAI’s employee benefit plans, so long as that recognition does not result in the duplication of benefits. RAI has also agreed to honor Lorillard’s 2014 and 2015 annual bonus plans, with the bonus amounts for the 2014 fiscal year based on actual performance and the bonus amounts for the 2015 fiscal year based on target performance, if the closing of the merger occurs during the 2015 fiscal year, and on actual performance, if the closing of the merger occurs following the end of the 2015 fiscal year.

RAI acknowledges that (1) a “change of control” will occur at or prior to the effective time of the merger under the Lorillard severance arrangements, (2) each specified employee will be deemed to be terminated without “cause” under his or her applicable severance agreement, unless such individual is a retained Lorillard employee and RAI reasonably believes that the terms of such individual’s continued employment with RAI following the closing of the merger would not constitute “good reason” under the applicable severance agreement (determined without regard to the amount of the increase in any such individual’s one-way commute in respect of such continued employment) and (3) RAI will not waive, cancel, terminate or release any such individual from his or her non-competition, non-solicitation and other restrictive covenant obligations under the applicable severance agreement without the prior written consent of such individual.

Lorillard agrees to notify RAI promptly of any notice or other communication received by Lorillard from the Pension Benefit Guaranty Corporation, referred to as the PBGC, regarding any defined benefit pension plan of Lorillard or its subsidiaries. Lorillard agrees to consult with RAI with respect to any communications with the PBGC and will not enter into any contract with the PBGC without RAI’s prior consent.

Lorillard will fulfill its legal obligations, if any, with respect to the labor unions representing Lorillard employees over the effects of the transactions contemplated by the merger agreement.

RAI Board of Directors Following the Merger

Pursuant to the merger agreement, promptly following the merger, Murray S. Kessler, the current chairman and president and chief executive officer of Lorillard, will be appointed to the RAI board of directors. If for any reason Mr. Kessler is no longer a member of the Lorillard board of directors as of the effective time of the merger or is otherwise unable to serve on the RAI board of directors, Lorillard will designate another individual serving on the Lorillard board of directors who is reasonably acceptable to the RAI board of directors to be appointed to the RAI board of directors.

Termination Fee under the Asset Purchase Agreement

Pursuant to the merger agreement, in the event that the asset purchase agreement is terminated and RAI receives a termination fee from Imperial Sub, then, in the event the merger agreement is terminated, RAI will promptly, and in any event within two business days, following the later of (1) the receipt of such termination fee from Imperial Sub and (2) the termination of the merger agreement, pay Lorillard an amount equal to 40% of such termination fee.

Matters Relating to the Asset Purchase Agreement

Under the asset purchase agreement, as described under “The Divestiture—The Asset Purchase Agreement and Transfer Agreement” beginning on page 197 of this joint proxy statement/prospectus, RAI has made certain representations and warranties about its knowledge of Lorillard and Lorillard’s business.

Under the merger agreement, Lorillard has made those same representations and warranties to RAI in the same manner and with the same qualifications as have been made by RAI with respect to Lorillard under the asset purchase agreement (except that references to “knowledge of RAI” in the asset purchase agreement will be deemed to be references to “knowledge of Lorillard”). Lorillard has also agreed that, unless the asset purchase agreement is terminated in accordance with its terms, it will use its reasonable best efforts to (1) perform all covenants and agreements that RAI is required to use its reasonable best efforts to cause to be performed by Lorillard or its affiliates in the asset purchase agreement and (2) comply with all the covenants and agreements applicable to Lorillard in the transfer agreement. Further, Lorillard will use its reasonable best efforts to enforce (including through litigation) Imperial Sub’s obligations under the transfer agreement.

RAI has agreed to use its reasonable best efforts to (1) comply with the covenants and agreements applicable to RAI set forth in the asset purchase agreement applicable to it and (2) seek, at the request of Lorillard, to obtain certain consents from Imperial Sub under the asset purchase agreement as Lorillard may reasonably request. RAI will use its reasonable best efforts to enforce (including through litigation) Imperial Sub’s and Imperial’s obligations under the asset purchase agreement.

RAI has also agreed that prior to the termination of the merger agreement, it will not, without Lorillard’s prior written consent, amend, modify or waive certain terms and conditions under the asset purchase agreement or assign or terminate the asset purchase agreement, except in specified situations. Lorillard has also agreed that prior to the termination of the merger agreement, Lorillard will not amend, modify or waive certain terms and conditions, or assign or terminate the transfer agreement.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between RAI and Lorillard in the preparation of this joint proxy statement/prospectus;

•	confidentiality and access by each party to certain information about the other party during the period prior to the effective time of the merger;

•	cooperation between RAI and Lorillard in the defense or settlement of any securityholder litigation relating to the merger, share purchase or divestiture;

•	cooperation between RAI and Lorillard in connection with public announcements; and

•	the use of reasonable best efforts by RAI to cause the shares of RAI common stock to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the closing date.

Conditions to the Merger

The obligations of each of RAI and Lorillard to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the adoption by Lorillard shareholders of the merger agreement;

•	the approval by RAI shareholders of the share issuance;

•	the approval for listing by the NYSE, subject to official notice of issuance, of the RAI common stock issuable to Lorillard shareholders in the merger;

•	the termination or expiration of any applicable waiting period under the HSR Act;

•	the absence of any law, order, judgment or other legal restraint by a court or other governmental entity that prevents, makes illegal or prohibits the closing of the merger;

•	the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part;

•	the representations and warranties of the other party relating to organization, standing, corporate power, capital structure, authority, execution and delivery, enforceability and brokers’ fees and expenses being true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger (except to the extent expressly made as of an earlier date, in which case, as of such earlier date);

•	each other representation and warranty of the other party being true and correct (without giving effect to any limitations as to “materiality” or “material adverse effect”) as of the date of the merger agreement and as of the date of the closing of the merger (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually and in the aggregate, has not had and would not reasonably be expected to have a material adverse effect;

•	the other party having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to closing;

•	the absence of a material adverse effect on the other party since the date of the merger agreement; and

•	the receipt of an officer’s certificate executed by an executive officer of the other party certifying that the four preceding conditions have been satisfied.

In addition, the obligations of RAI and Merger Sub to effect the merger are conditioned on the absence of any legal restraint issued or promulgated by a U.S. governmental entity under any antitrust laws (as a result of the merger and other than those that may be reflective of the merger agreement, subscription agreement, asset purchase agreement or transfer agreement) that would result in a requirement to dispose of or hold separate, or any prohibition or limitation on the ownership, operation or control of, any business, properties or assets of Lorillard, RAI or any of their respective subsidiaries, which, individually or in the aggregate, would reasonably be expected to result in a substantial detriment.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the receipt of the requisite shareholder approvals, under the following circumstances:

•	by mutual written consent of RAI and Lorillard;

•	by either RAI or Lorillard:

•	if the merger is not completed by the end date; provided that no party may terminate the merger agreement if the merger is not completed by the end date if such party has failed to perform its covenants under the merger agreement; provided, further, that the end date will automatically extend by six months if, on the initial end date, the only conditions under the merger agreement that have not been satisfied or waived relate to antitrust regulatory matters; provided, further, that in the event all conditions precedent to the merger have been satisfied but the end date, by its terms, would occur before the ten business days contemplated in the merger agreement (related to the completion of the financing of the merger), the end date will be extended by the number of days necessary to provide RAI with the ten business days contemplated thereby;

•	if a governmental entity has issued a law or final and nonappealable judgment making the completion of the merger illegal or otherwise preventing the merger or share issuance; provided that no party may terminate the merger agreement due to such a law or judgment if such party has failed, in any material respect, to perform its covenants under the merger agreement to prevent, oppose or remove such law or judgment;

•	if RAI shareholders vote on and fail to approve the share issuance at the RAI special meeting;

•	if Lorillard shareholders vote on and fail to adopt the merger agreement at the Lorillard special meeting;

•	if the other party breaches or fails to perform any of its covenants or agreements in the merger agreement, or if the other party’s representations or warranties fail to be true and correct, in either case, such that the conditions to the terminating party’s obligations to complete the merger would not then be satisfied and such breach is not capable of being cured by the end date; provided that no party may terminate the merger agreement for such reason if such party is then in material breach of its covenants under the merger agreement; or

•	if (1) prior to obtaining the approval of the other party’s shareholders required to complete the merger, the board of directors of the other party withdraws, modifies (in a manner adverse to the terminating party) or proposes publicly to withdraw or modify (in a manner adverse to the terminating party), its recommendation of the approval of the share issuance or the adoption of the merger agreement, as applicable, and such change in its recommendation has not been withdrawn, or (2) the other party fails to include its recommendation of the approval of the share issuance or the adoption of the merger agreement, as applicable, in this joint proxy statement/prospectus, and such failure has not been remedied; or

•	by Lorillard, if permitted by and in compliance with the terms of the merger agreement, prior to obtaining its shareholder approval, to enter into a binding agreement providing for a superior proposal.

If the merger agreement is terminated, the agreement will become void and have no effect, without any liability or obligation on the part of any party, except in the case of fraud or intentional breach of a covenant or agreement contained in the merger agreement, and except that certain provisions of the merger agreement, including those relating to fees and expenses, effects of termination, governing law, jurisdiction, waiver of jury trial and specific performance, as well as confidentiality, will continue in effect notwithstanding termination of the merger agreement.

Expenses and Termination Fees

Except as specifically provided in the merger agreement, each party will pay all fees and expenses incurred by it in connection with the merger agreement, subscription agreement, asset purchase agreement and transfer agreement and the transactions contemplated by such agreements. However, upon a termination of the merger agreement, a party will become obligated to pay to the other party a termination fee, in certain specified circumstances.

If the merger agreement is terminated, Lorillard will be obligated to pay a termination fee of $740 million to RAI if:

•	the merger agreement is terminated by RAI, or in certain circumstances, could have been terminated by RAI, because (1) prior to obtaining the approval of the Lorillard shareholders of the adoption of the merger agreement, the Lorillard board of directors withdrew, modified (in a manner adverse to RAI) or proposed publicly to withdraw or modify (in a manner adverse to RAI), its recommendation of the adoption of the merger agreement, and such change in its recommendation has not been withdrawn or (2) Lorillard failed to include its recommendation of the adoption of the merger agreement in this joint proxy statement/prospectus, and such failure has not been remedied;

•	the merger agreement is terminated by Lorillard, as permitted by and in compliance with the terms of the merger agreement, prior to obtaining the approval of the Lorillard shareholders required to complete the merger, to enter into a binding agreement providing for a superior proposal; or

•	each of the following three events occurs:

•	the merger agreement is terminated (1) by RAI or Lorillard because the merger is not completed on or before the end date (solely in the event the Lorillard special meeting has not occurred at least five business days before the end date and other than in circumstances in which RAI is required to pay Lorillard a termination fee), (2) by RAI or Lorillard because Lorillard shareholders vote on and fail to adopt the merger agreement at the Lorillard special meeting or (3) by RAI because of certain breaches or failures by Lorillard to perform any of its covenants or agreements in the merger agreement or the failure of certain of Lorillard’s representations or warranties to be true and correct;

•	a third party has made a Lorillard takeover proposal that has become known to the public and such proposal has not been withdrawn; and

•	within 12 months after such termination of the merger agreement, Lorillard enters into a definitive contract to complete a Lorillard takeover proposal, which is subsequently completed, or any Lorillard takeover proposal is completed (provided that for the purposes of the foregoing, the references to 15% in the definition of “Lorillard takeover proposal” will be deemed to be references to 50%).

If the merger agreement is terminated, RAI will be obligated to pay a termination fee of $740 million to Lorillard if the merger agreement is terminated by Lorillard (or in certain circumstances, could have been terminated by Lorillard) because (1) prior to obtaining the approval of RAI shareholders of the share issuance, the RAI board of directors withdrew, modified (in a manner adverse to Lorillard) or proposed publicly to withdraw or modify (in a manner adverse to Lorillard), its recommendation of the approval of the share issuance, and such change in its recommendation has not been withdrawn or (2) RAI failed to include its recommendation of the approval of the share issuance in this joint proxy statement/prospectus, and such failure has not been remedied.

Governance Agreement

BAT, on behalf of itself and its subsidiaries holding RAI common stock, consented to the performance by RAI of its obligations under the merger agreement and the asset purchase agreement, to the extent such consent was required under the governance agreement. RAI directors designated by B&W approved the share issuance, merger and divestiture to the extent such approvals were required under the governance agreement. See “Comparison of Shareholder Rights—Governance Agreement” beginning on page 248 of this joint proxy statement/prospectus for a further discussion of the governance agreement.

Amendments, Extensions and Waivers

Amendment. The merger agreement may be amended by RAI and Lorillard at any time before or after receipt of the requisite shareholder approvals. However, after shareholder approval has been received, no amendment is permissible that would require further shareholder approval under applicable law without the further approval of such shareholders. Written consent of RAI’s debt financing sources is required to amend the merger agreement in any manner materially adverse to such debt financing sources.

In addition, pursuant to the terms of the asset purchase agreement, RAI has agreed that it will not make certain amendments to the merger agreement without Imperial Sub’s approval (which approval may not be unreasonably withheld or delayed). Further, pursuant to the terms of the subscription agreement, RAI has agreed that it will not, prior to the termination of the subscription agreement, amend, modify, waive or grant any consent or extension in respect of (1) any material term or condition of the merger agreement without BAT’s prior written consent, which BAT can withhold in its sole discretion or (2) any such term that is not material without BAT’s prior written consent, which consent may not be unreasonably withheld, conditioned or delayed. RAI has further agreed that it will not, and will not permit its subsidiaries to, agree to certain divestitures or restrictions or take certain actions contemplated by the merger agreement that would or would reasonably be expected to result in a substantial detriment without BAT’s prior written consent, which BAT can withhold in its sole discretion. “Material” terms subject to BAT’s discretionary consent include provisions in the merger agreement related to conditions to closing, consideration received by RAI and the treatment of Lorillard equity-based awards in the merger.

Extension; Waiver. At any time prior to the effective time of the merger, any party may, to the extent permitted by law, (1) extend the time for performance of any obligation or act of the other party, (2) waive any inaccuracy in a representation or warranty of the other party, (3) waive compliance by the other party with any of the covenants and agreements contained in the merger agreement or (4) waive the satisfaction of any of the conditions contained in the merger agreement. However, after shareholder approval has been received, no waiver is permissible that would require further shareholder approval under applicable law without the further approval of such shareholders.

No Third Party Beneficiaries

The merger agreement is not intended to confer any rights or remedies upon any person other than (1) RAI and Lorillard, (2) from and after the effective time of the merger, the holders of Lorillard common stock and other equity interests, (3) as described above in “—Indemnification and Insurance” beginning on page 184 of this joint proxy statement/prospectus, the indemnified parties and (4) with respect to certain provisions of the merger agreement, RAI’s debt financing sources.

Specific Performance

RAI and Lorillard have agreed in the merger agreement that irreparable damage would occur and that monetary damages, even if available, would not be an adequate remedy in the event that any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached. RAI and Lorillard have agreed that they will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of its terms and provisions, without proof of actual damages. RAI and Lorillard have further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any breach. RAI and Lorillard also acknowledged and agreed that, in addition to each party’s rights described in this paragraph, nothing in the merger agreement is intended to preclude a party that has sought and been unable to obtain the relief described in this paragraph from asserting that its measure of damages for fraud or intentional breach of any covenant or agreement in the merger agreement by another party includes the loss of economic benefits to the holders of such party’s common stock, subject to the right of the other parties to assert any other reason why such measure of damage is precluded, unavailable or inappropriate.

Governing Law

Except for (1) mandatory provisions of North Carolina law governing the share issuance and (2) matters relating to the conduct of the RAI board of the directors, which will be governed by, and construed in accordance with, the laws of the State of North Carolina, the merger agreement is governed by, and will be construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflicts of laws principles that would cause the application of the laws of any other jurisdiction. RAI and Lorillard have submitted to the exclusive jurisdiction of the Delaware Court of Chancery or, to the extent that court declines to accept jurisdiction over a particular matter, certain other courts located in Delaware, in the event any dispute arises out of the merger agreement, subscription agreement, asset purchase agreement, transfer agreement or the transactions contemplated by such agreements.

THE SUBSCRIPTION AGREEMENT

Concurrently with the execution of the merger agreement, RAI entered into the subscription agreement with BAT and B&W. The following summarizes the material provisions of the subscription agreement. This summary does not purport to be complete and may not contain all of the information about the subscription agreement that is important to you. The rights and obligations of RAI and BAT are governed by the express terms and conditions of the subscription agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. This summary is qualified in its entirety by reference to the subscription agreement, a copy of which is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein. RAI and Lorillard shareholders are urged to read the subscription agreement carefully and in its entirety.

In reviewing the subscription agreement and this summary, please remember that they have been included to provide you with information regarding the terms of the subscription agreement and are not intended to provide any other factual information about RAI, BAT or any of their respective subsidiaries or affiliates. The subscription agreement contains representations and warranties and covenants by each of RAI and BAT, which are summarized below. These representations and warranties have been made solely for the benefit of the other parties to the subscription agreement and:

•	were not intended as statements of fact, but rather as a way of allocating the risk to one of RAI and BAT if those statements prove to be inaccurate;

•	have been qualified by certain confidential disclosures that were made to the other party in connection with the negotiation of the subscription agreement, which disclosures are not reflected in the subscription agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Moreover, information concerning the subject matter of the representations and warranties in the subscription agreement and described below may have changed since the date of the subscription agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus. In addition, if specific material facts arise that contradict the representations and warranties in the subscription agreement, RAI or BAT, as applicable, will disclose those material facts in its public filings made with the SEC if it determines that it has a legal obligation to do so. Accordingly, the representations and warranties and other provisions of the subscription agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 260 of this joint proxy statement/prospectus.

Share Purchase Commitment

Under the terms of the subscription agreement, on the date of the closing of the merger, BAT, directly or indirectly through one or more of its wholly owned subsidiaries, will subscribe for and purchase from RAI a number of additional shares of RAI common stock that, when added to the number of shares beneficially owned by BAT immediately prior to the closing of the merger, will result in BAT beneficially owning 42.17832% of the shares of RAI common stock outstanding immediately after the merger (taking into account the shares of RAI common stock to be issued to Lorillard shareholders in connection with the merger) for an aggregate purchase price of approximately $4.7 billion. The shares to be issued to BAT must be approved by RAI shareholders pursuant to the BAT share issuance proposal. The per-share price to be paid by BAT will be $60.16, the same reference price used to determine the number of shares of RAI common stock to which Lorillard shareholders will be entitled at the closing of the merger. The per-share price will be equitably adjusted if RAI undertakes certain transactions that change the number of shares of RAI common stock outstanding. The terms of the subscription agreement require RAI to use the proceeds from the share purchase to fund the merger consideration, and permit RAI to use the proceeds to pay costs and expenses relating to the merger.

Representations and Warranties

The subscription agreement contains representations and warranties made by (1) RAI to BAT and (2) BAT to RAI. The representations and warranties made by RAI to BAT include:

•	organization and standing;

•	authority to execute, deliver and perform its obligations under, and to complete the transactions contemplated by, the subscription agreement;

•	capital structure, including the number of shares of RAI common stock and equity-based awards outstanding; and

•	absence of conflicts with, or violations of, organizational documents or applicable law as a result of RAI entering into the subscription agreement and completing the share purchase and the other transactions contemplated by the subscription agreement.

The representations and warranties made by BAT to RAI include:

•	organization and standing;

•	authority to execute, deliver and perform its obligations under, and to complete the transactions contemplated by, the subscription agreement;

•	absence of conflicts with, or violations of, organizational documents or applicable law as a result of BAT entering into the subscription agreement and completing the share purchase and the other transactions contemplated by the subscription agreement;

•	acknowledgment that shares of RAI common stock purchased pursuant to the subscription agreement are not registered and agreement that BAT is acquiring such shares for its own account for investment purposes; and

•	current ownership of shares of RAI common stock.

Covenants

Each of RAI and BAT has agreed to certain covenants in the subscription agreement restricting the operation of their respective businesses as well as governing the actions of each party with respect to the merger and divestiture. The covenants regarding both RAI’s and BAT’s activities include obligations and restrictions with respect to:

•	the use of reasonable best efforts to furnish to the other all reasonable assistance, cooperation and information required for a filing under the HSR Act regarding the transactions contemplated by the subscription agreement;

•	the taking of certain actions with respect to antitrust filings and interaction with government entities regarding the transaction;

•	the use of reasonable best efforts with respect to the taking of actions to ensure that no state takeover statute becomes applicable to the share purchase and the taking of actions to effectuate the share purchase if a state takeover statute does become applicable; and

•	the use of reasonable best efforts to develop a joint communications plan regarding the share purchase, merger and divestiture.

RAI has agreed to certain additional obligations and restrictions regarding its actions, including with respect to:

•	RAI’s required use of the proceeds from the sale of RAI common stock under the subscription agreement to fund the merger consideration;

•	RAI’s permitted use of the proceeds to pay costs and expenses relating to the merger;

•	keeping BAT reasonably apprised of actions taken with respect to any litigation relating to the share purchase, merger or divestiture; and

•	enforcing its and other parties’ obligations under the merger agreement, asset purchase agreement and other agreements related to the divestiture.

BAT has likewise agreed to certain additional obligations and restrictions regarding its actions, including with respect to transferring, or entering into any voting or other agreement in conflict with the subscription agreement with respect to, any shares of RAI common stock held by BAT and its subsidiaries as of the date of the subscription agreement.

BAT Voting Commitment

In addition to the other covenants described above, BAT has agreed that at any meeting of RAI shareholders (or with respect to any written consent of RAI shareholders) held to approve the share issuance, it will and will cause its subsidiaries to appear at the meeting in person or by proxy (or otherwise cause all the shares of RAI common stock beneficially owned by it as of the record date to be counted as present for purposes of calculating a quorum at the meeting and respond to each request by RAI for written consent, if any) and vote all shares of RAI common stock beneficially owned by BAT and its subsidiaries to approve the Lorillard share issuance and the BAT share issuance. BAT has further agreed to vote and cause its applicable subsidiaries to vote (including by written consent) against any action or agreement that would reasonably be expected to materially impede, interfere with or prevent the share issuance and the other transactions contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement.

Amendments to the Asset Purchase Agreement and Merger Agreement

RAI has also agreed that it will not, prior to the termination of the subscription agreement, amend, modify, waive or grant any consent or extension in respect of (1) any material term or condition of the merger agreement, asset purchase agreement or any other agreement related to the divestiture without BAT’s prior written consent, which BAT can withhold or condition in its sole discretion or (2) any term of the merger agreement, asset purchase agreement or any other agreement related to the divestiture that is not material without BAT’s prior written consent, which consent may not be unreasonably withheld, conditioned or delayed. RAI has further agreed that it will not, and will not permit its subsidiaries to, agree to certain divestitures or restrictions or take certain actions contemplated by the merger agreement that, individually or in the aggregate, would or would reasonably be expected to result in a substantial detriment without BAT’s prior written consent, which BAT can withhold or condition in its sole discretion.

Conditions to Closing the Share Purchase

The obligations of each of RAI and BAT to effect the share purchase are subject to the satisfaction or waiver of the following conditions:

•	the satisfaction or waiver of all conditions to the closing of the merger;

•	the preceding or simultaneous closing of the merger;

•	the termination of any applicable waiting period under the HSR Act;

•	each representation and warranty of the other party relating to organization and standing, authority to enter into the subscription agreement and, in the case of RAI’s representations, capitalization, being true and correct in all respects as of the date of the subscription agreement and as of the date of the closing of the share purchase as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	all other representations and warranties of the other party qualified by “materiality” being true and correct in all respects as so qualified as of the date of the subscription agreement and as of the date of the closing of the share purchase as if made at and as of such time, and all other representations of the other party not so qualified by “materiality” being true and correct in all material respects as of the date of the subscription agreement and as of the date of the closing of the share purchase as if made at and as of such time;

•	the performance by the other party in all material respects of its obligations under the subscription agreement at or prior to the closing of the share purchase; and

•	the delivery by such party of a certificate signed on behalf of such party by an executive officer of such party certifying the aforementioned representations and warranties and performance of the aforementioned obligations.

In addition, as a condition to BAT’s obligation to effect the share purchase, RAI must have performed in all respects its obligations under the covenants relating to amendment by RAI of the merger agreement, asset purchase agreement or other agreements related to the divestiture.

Termination of the Subscription Agreement

The subscription agreement may be terminated at any time prior to the closing of the share purchase under the following circumstances:

•	upon the termination of the merger agreement (in which case the subscription agreement will automatically terminate);

•	by BAT, if:

•	RAI breaches or fails to perform any of its covenants related to amending the merger agreement, asset purchase agreement or any other agreement related to the divestiture; or

•	RAI breaches or fails to perform any of its other covenants or agreements in the subscription agreement, or if RAI’s representations or warranties fail to be true and correct, in either case, such that (1) a condition to BAT’s obligations to complete the share purchase would not be satisfied and, (2) such failure or breach is not capable of being cured;

•	by RAI, if:

•	BAT materially breaches or fails to perform any of its covenants or agreements contained in the subscription agreement, which breach or failure is not capable of being cured; or

•	BAT’s representations or warranties fail to be true and correct, such that a condition to RAI’s obligations to complete the share purchase would not be satisfied and such failure is not capable of being cured.

In addition, BAT may terminate the subscription agreement if RAI breaches or fails to perform its obligations under the covenants relating to amendment by RAI of the merger agreement, asset purchase agreement or other agreements related to the divestiture, whether or not such failure is capable of being cured.

In the event that either the merger agreement or the asset purchase agreement is terminated and RAI receives a termination fee with respect to either, RAI has agreed to pay the reasonable out-of-pocket costs of BAT with respect to the merger, divestiture and share purchase, not to exceed $30 million (in the event RAI receives a termination fee from Lorillard with respect to the termination of the merger agreement) or $8.5 million (in the event RAI receives a termination fee from Imperial Sub with respect to the termination of the asset purchase agreement).

Lorillard Rights Under the Subscription Agreement

Lorillard is an express third party beneficiary of the subscription agreement, with the right to enforce the provisions of the agreement with respect to BAT’s obligations:

•	to complete the share purchase;

•	to vote its shares of RAI common stock beneficially owned in favor of the share issuance and vote against any action that would reasonably be expected to materially impede, interfere with or prevent the share issuance and the other transactions contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement; and

•	not to transfer its shares of RAI common stock beneficially owned or grant proxies or enter into voting arrangements in respect of RAI common stock beneficially owned by BAT, in each case prior to the earlier of the closing of the share purchase and the termination of the subscription agreement, in each case subject to the terms and conditions of the subscription agreement.

The sections of the subscription agreement providing for the foregoing obligations may not be amended, modified or waived without Lorillard’s prior written consent. In addition, without Lorillard’s prior written consent, the subscription agreement may not be terminated by mutual written consent of RAI and BAT, and no other amendment, modification or waiver, or grant of consent or extension may be granted under the subscription agreement that is inconsistent with the foregoing.

Amendments, Extensions and Waivers

Amendment. Subject to Lorillard’s consent rights where applicable, the subscription agreement may be amended, modified or waived only by written agreement of RAI and BAT.

Extension; Waiver. Subject to Lorillard’s consent rights where applicable, at any time prior to the closing of the share purchase, either RAI or BAT may, to the extent permitted by law:

•	extend the time for performance of any obligation or act of the other party;

•	waive any inaccuracy in a representation or warranty of the other party;

•	waive compliance with any covenants and agreements of the other party; or

•	waive the satisfaction of any of the conditions to the obligations of the other party contained in the subscription agreement.

No Third Party Beneficiaries

Except for the rights expressly granted to Lorillard and described above under “—Lorillard Rights Under the Subscription Agreement,” the subscription agreement is not intended to confer any rights or remedies on any person other than RAI and BAT.

Specific Performance

RAI and BAT have agreed in the subscription agreement that irreparable damage would occur and that monetary damages, even if available, would not be an adequate remedy in the event that any of the provisions of the subscription agreement are not performed in accordance with their specific terms or are otherwise breached. RAI and BAT have agreed that they (and Lorillard, in respect of those provisions of the subscription agreement to which it is a third party beneficiary) will be entitled to an injunction or injunctions to prevent breaches of the subscription agreement and to enforce specifically the performance of its terms and provisions, without proof of actual damages. RAI and BAT have further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any breach.

Governing Law

Except for (1) mandatory provisions of North Carolina law governing the share issuance and (2) matters relating to the conduct of the RAI board of directors, which will be governed by, and construed in accordance with, the laws of the State of North Carolina, the subscription agreement is governed by, and will be construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflicts of laws principles that would cause the application of the laws of any other jurisdiction. RAI and BAT have submitted to the exclusive jurisdiction of the Delaware Court of Chancery or, to the extent that court declines to accept jurisdiction over a particular matter, certain other courts located in Delaware, in the event any dispute arises out of the subscription agreement or the transactions contemplated by the subscription agreement.

THE DIVESTITURE

Coincident with or immediately prior to the closing of the merger, as the case may be, and pursuant to the asset purchase agreement and the transfer agreement, RAI and Lorillard, directly or indirectly through one or more of their respective subsidiaries or affiliates, will divest certain RAI and Lorillard assets and liabilities to Imperial Sub in the divestiture. The divestiture is intended to address concerns related to HSR clearance. RAI and Imperial Sub, or their respective subsidiaries or affiliates, will also enter into a series of agreements regarding certain post-divestiture transactions and arrangements.

In connection with entry into the merger agreement, on July 15, 2014, RAI entered into the asset purchase agreement and Lorillard entered into the transfer agreement, in each case with Imperial Sub, and, for certain limited purposes of the asset purchase agreement, Imperial, pursuant to which, subject to the closing of the merger, Imperial Sub will acquire, (1) the RAI transferred assets, consisting of certain assets owned by RAI subsidiaries or affiliates related to the cigarette brands WINSTON, KOOL and SALEM (and under certain circumstances, DORAL) and related to RAI’s subsidiaries’ Puerto Rico business, and (2) the Lorillard transferred assets, consisting of certain assets currently owned by Lorillard subsidiaries or affiliates related to the “e-vapor” brand blu (including SKYCIG) and the cigarette brand Maverick, as well as Lorillard’s owned and leased real property, including its manufacturing, research and development facilities and headquarters in Greensboro, North Carolina, and tobacco receiving and storage facilities in Danville, Virginia, and the transferred employees, together with certain associated liabilities. Pursuant to the transfer agreement, certain Lorillard transferred assets, including Lorillard’s Greensboro facility, Lorillard’s Danville facility, collective bargaining agreements that Lorillard is a party to and the related pension plan and certain liabilities will be transferred by Lorillard subsidiaries to Imperial Sub immediately prior to the closing of the merger. The remaining transferred assets, including all of the RAI transferred assets, and certain related assumed liabilities will be transferred by RAI subsidiaries or affiliates immediately after the closing of the merger. For a more complete summary of the asset purchase agreement and the transfer agreement, see “—The Asset Purchase Agreement and Transfer Agreement” below.

The parties also have entered or will enter into a series of agreements, detailed below, that govern certain pre- and post-divestiture transactions and arrangements, including regarding marketing, manufacturing, intellectual property, transition services and specified settlement obligations. These agreements include the route to market agreement, reciprocal manufacturing agreement, assignment and assumption agreement, intellectual property license agreement, and transition services agreement. Certain activities discussed in this joint proxy statement/prospectus to be conducted by RJR Tobacco or Imperial Sub, as applicable, may be conducted by one or more of their respective affiliates. Due to the uncertain scope and duration and expected immaterial impact of the transition services arrangements, including the reciprocal manufacturing agreement, any potential impact from these arrangements is not reflected in the pro forma financial information included in this joint proxy statement/prospectus.

The Asset Purchase Agreement and Transfer Agreement

The following summarizes the material provisions of the asset purchase agreement and the transfer agreement. This summary does not purport to be complete and may not contain all of the information about the asset purchase agreement and the transfer agreement that is important to you. The rights and obligations of RAI, Lorillard, Imperial and Imperial Sub are governed by the express terms and conditions of the asset purchase agreement and the transfer agreement, as applicable, and not by this summary or any other information contained in this joint proxy statement/prospectus. RAI and Lorillard shareholders are urged to read the merger agreement carefully and in its entirety, as well as the asset purchase agreement, the transfer agreement and this joint proxy statement/prospectus, before making any decisions regarding the merger. This summary is qualified in its entirety by reference to the asset purchase agreement (including the transfer agreement attached thereto as Exhibit I), a copy of which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part and is incorporated by reference herein.

In reviewing the asset purchase agreement, the transfer agreement and this summary, please remember that they have been included to provide you with information regarding the terms of the asset purchase agreement and the transfer agreement and are not intended to provide any other factual information about RAI, Lorillard, Imperial, Imperial Sub or any of their respective subsidiaries. The asset purchase agreement and the transfer agreement contain representations and warranties and covenants by RAI, Lorillard and Imperial Sub, as applicable, some of which are summarized below. These representations and warranties have been made solely for the benefit of the other parties to the respective agreements and:

•	were not intended as statements of fact, but rather as a way of allocating the risk if those statements prove to be inaccurate;

•	have been qualified by certain confidential disclosures that were made to the other party in connection with the negotiation of the pertinent agreement, which disclosures are not reflected in such agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Moreover, information concerning the subject matter of the representations and warranties in the asset purchase agreement and the transfer agreement and described below may have changed since the date of the pertinent agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus. In addition, if specific material facts arise that contradict the representations and warranties in the asset purchase agreement or the transfer agreement, RAI, Lorillard or Imperial, as applicable, will disclose those material facts in its public filings if it determines that it has a legal obligation to do so. Accordingly, the representations and warranties and other provisions of the asset purchase agreement and the transfer agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 260 of this joint proxy statement/prospectus.

Terms of the Divestiture

The asset purchase agreement provides that, on the terms and subject to the conditions in the asset purchase agreement, at the closing of the divestiture, Imperial Sub will acquire: (1) the RAI transferred assets, consisting of certain assets currently owned by RAI subsidiaries related to the cigarette brands WINSTON, KOOL and SALEM (and under certain circumstances as described below, DORAL) and related to RAI’s subsidiaries’ Puerto Rico business, and (2) the Lorillard transferred assets, consisting of certain assets currently owned by Lorillard subsidiaries related to the “e-vapor” brand blu (including SKYCIG) and the cigarette brand Maverick, as well as Lorillard’s owned and leased real property, including its manufacturing, research and development facilities and headquarters in Greensboro, North Carolina, and tobacco receiving and storage facilities in Danville, Virginia, and the transferred employees, together with certain associated liabilities.

Pursuant to the transfer agreement, certain Lorillard transferred assets, including Lorillard’s Greensboro facility, Lorillard’s Danville facility, collective bargaining agreements that Lorillard is a party to and the related pension plan and certain liabilities will be transferred by Lorillard subsidiaries to Imperial Sub immediately prior to the closing of the merger. The remaining transferred assets, including all of the RAI transferred assets, and certain related assumed liabilities will be transferred by RAI subsidiaries or affiliates immediately after the closing of the merger.

Under the terms of the asset purchase agreement, in the event that the aggregate market share for the WINSTON, KOOL and SALEM brands is less than 4.9% for the three months ended prior to the month in which closing of the merger occurs, the asset purchase agreement provides that RJR Tobacco’s DORAL brand will also be sold to Imperial Sub as part of the divestiture. RAI will not receive any additional purchase price in the event the DORAL brand is included as part of the divestiture. The DORAL brand represented approximately $278 million of RAI’s net sales, approximately $114 million of RAI’s operating income and approximately $70 million of RAI’s net income in fiscal year 2013. As a result, RAI’s pro forma financial information set forth in this joint proxy statement/prospectus will be adversely impacted if the DORAL brand is required to be included as part of the divestiture.

Completion of the Divestiture

Unless RAI and Imperial Sub agree otherwise, and subject to (1) the satisfaction or waiver of the conditions precedent set forth in the asset purchase agreement and (2) RAI giving Imperial Sub at least four business days prior written notice, the closing of the divestiture will take place on the same day as the date on which the effective time of the merger occurs.

Consideration

The aggregate cash purchase price for the transferred assets is an amount equal to $7,056,202,000, together with the assumption of certain liabilities. The cigarette brands that form part of the transferred assets will be acquired by Imperial Sub without historic product liabilities.

Representations and Warranties

The asset purchase agreement contains representations and warranties made by (1) RAI to Imperial Sub (including representations and warranties made by RAI in respect of Lorillard made to RAI’s knowledge) and (2) Imperial Sub to RAI. Certain of the representations and warranties in the asset purchase agreement are subject to exceptions or materiality or material adverse effect qualifications (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect). In addition, certain of the representations and warranties in the asset purchase agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue or incorrect as a result of matters of which certain officers or executives of the party making the representation did not have actual knowledge (and, in certain instances, actual knowledge after due inquiry).

The asset purchase agreement provides that a “material adverse effect” means any change, effect, event, circumstance, development or occurrence that, individually or in the aggregate with all other changes, effects, events, circumstances, developments or occurrences, (1) has had a material adverse effect on the transferred assets or the “business” (defined to mean RAI’s subsidiaries’ Puerto Rico business, the “e-vapor” brand blu (including SKYCIG) business operated by Lorillard subsidiaries, all other transferred assets and certain related assumed liabilities), taken as a whole or (2) would prevent or materially impair the ability of the sellers to perform their obligations under the asset purchase agreement or complete the transactions contemplated by it. However, in no event will any effect resulting or arising from or relating to any of the following matters be considered, either alone or in combination, to constitute or contribute to a material adverse effect:

•	changes in economic or political conditions or the financing, banking, currency or capital markets in general, including with respect to interest rates or currency exchange rates, except that such changes will be considered in determining whether there has been, or is reasonably expected to be, a material adverse effect to the extent such changes are materially disproportionately adverse to the business, taken as a whole, as compared to other participants in the industry (in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a material adverse effect);

•	changes in laws or changes in accounting requirements or principles (or interpretation or enforcement of such laws, requirements or principles), except that such changes will be considered in determining whether there has been, or is reasonably expected to be, a material adverse effect to the extent such changes are materially disproportionately adverse to the business, taken as a whole, as compared to other participants in the industry (in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a material adverse effect);

•	changes affecting industries, markets or geographical areas in which the business is operated, except that such changes will be considered in determining whether there has been, or is reasonably expected to be, a material adverse effect to the extent such changes are materially disproportionately adverse to the business, taken as a whole, as compared to other participants in the industry (in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a material adverse effect);

•	the negotiation, announcement, execution, pendency or performance of the asset purchase agreement, route to market agreement, assignment and assumption agreement, intellectual property license agreement, reciprocal manufacturing agreement, transition services agreement, merger agreement, or the completion of the transactions contemplated by such agreements;

•	conduct by any seller or any of its subsidiaries for which Imperial Sub gave its express prior written consent;

•	any natural disaster or any conditions resulting from natural disasters;

•	acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any outbreak, escalation or worsening thereof, except that such effects will be considered in determining whether there has been, or is reasonably expected to be, a material adverse effect to the extent such changes are disproportionately adverse to the business, taken as a whole, as compared to other participants in the industry (in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a material adverse effect);

•	any menthol regulatory action, except that such effects will be considered in determining whether there has been, or is reasonably expected to be, a material adverse effect to the extent such changes are disproportionately adverse to the business, taken as a whole, as compared to other participants in the industry (in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a material adverse effect);

•	any actions required under the asset purchase agreement, route to market agreement, assignment and assumption agreement, intellectual property license agreement, reciprocal manufacturing agreement, transition services agreement or merger agreement to obtain any approval or authorization under any antitrust laws for the completion of the transactions contemplated by such agreements; or

•	the failure, in and of itself, of a seller to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics (it being understood that the underlying facts giving rise or contributing to such change may be taken into account when determining whether there has been, or is reasonably expected to be, a material adverse effect).

In the asset purchase agreement, RAI has made representations and warranties (including representations and warranties made by RAI in respect of Lorillard made to RAI’s knowledge) regarding, among other topics:

•	incorporation and qualification;

•	authority to execute and deliver and to perform its obligations under, and to close the transactions contemplated by, the transaction agreements (consisting of the asset purchase agreement, route to market agreement, assignment and assumption agreement, intellectual property license agreement, reciprocal manufacturing agreement and the transition services agreement), and the enforceability of the asset purchase agreement against RAI;

•	absence of conflicts with, or violations of, organizational documents and applicable laws and certain contracts as a result of RAI entering into the asset purchase agreement and completing the transactions contemplated thereby;

•	consents and approvals required in connection with the transactions contemplated by the asset purchase agreement;

•	financial information and financial statements;

•	information supplied to Imperial in connection with its shareholder circular;

•	accuracy of books and records;

•	absence of certain changes or events;

•	absence of certain litigation;

•	compliance with applicable laws, governmental orders and permits;

•	sufficiency of, and title to, assets;

•	intellectual property matters;

•	environmental matters;

•	major customers and suppliers;

•	tax matters;

•	employment and employee benefits matters;

•	real property matters;

•	disclosure and compliance in connection with certain tobacco litigation, settlement and regulatory matters;

•	the merger agreement;

•	brokers;

•	indebtedness; and

•	substantial equivalence reports.

In the asset purchase agreement, Imperial Sub has made representations and warranties regarding, among other topics:

•	incorporation and qualification;

•	authority to execute and deliver and, subject to Imperial shareholder approval, to perform its obligations under, and to close the transactions contemplated by, the transaction agreements, and the enforceability of the asset purchase agreement against Imperial Sub;

•	absence of conflicts with, or violations of, organizational documents and applicable laws and certain contracts as a result of RAI entering into the asset purchase agreement and completing the transactions contemplated thereby;

•	consents and approvals required in connection with the transactions contemplated by the asset purchase agreement;

•	information supplied to RAI in connection with this joint proxy statement/prospectus;

•	financial ability; and

•	brokers.

Conduct of Business

RAI has undertaken certain covenants in the asset purchase agreement agreeing to restrict the conduct of its business, and to use its reasonable best efforts to cause Lorillard to restrict the conduct of its business, from the date of the asset purchase agreement through the closing of the transactions contemplated by it, subject to exceptions specified in the asset purchase agreement or previously disclosed in writing to Imperial Sub as provided in the asset purchase agreement. In general, but subject to the exceptions in the asset purchase agreement, RAI has agreed to, and to use its best efforts to cause Lorillard to, (1) operate certain businesses in the ordinary course in all material respects, (2) use reasonable best efforts to preserve intact certain material business relationships and goodwill, (3) use reasonable best efforts to continue distribution practices substantially in accordance with past practice, and (4) use reasonable best efforts to keep available the services of executive officers and other specified Lorillard employees in the ordinary course consistent with past practice.

In addition, between the date of the asset purchase agreement and the closing of the transactions contemplated by the asset purchase agreement, RAI has agreed to, and has agreed to cause the other sellers to, restrict their businesses with respect to the transferred assets in various specific ways, including with respect to the following (except as consented to in writing by Imperial Sub and subject in each case to exceptions specified in the asset purchase agreement or previously disclosed in writing to Imperial Sub as provided in the asset purchase agreement):

•	the granting of liens;

•	the acquisition of business or assets;

•	the incurrence of indebtedness;

•	the waiving of any rights of material value;

•	the sale or disposition of assets;

•	the undertaking of, or failure to undertake, certain capital expenditures;

•	the taking of certain actions in connection with employees;

•	the material changing of certain working capital policies;

•	the entry into any contracts with affiliates;

•	the taking of certain actions in connection with leases and contracts that restrict the businesses;

•	the failure to materially comply with applicable laws;

•	the taking of actions that are reasonably likely to result in termination, suspension or other detrimental effects in connection with material permits;

•	the entry into certain contracts, or the taking of certain actions related to certain contracts;

•	the taking of certain actions in connection with certain tobacco litigation, settlement and regulatory matters;

•	the taking of actions that are reasonably likely to result in termination, suspension, material modification, revocation or nonrenewal of certain brand registrations, licenses, or certifications; and

•	the entry into any agreements with respect to the foregoing.

No Solicitation of Alternative Proposals

Except as may be permitted by the merger agreement, the asset purchase agreement requires that RAI not (1) solicit, initiate, entertain, consider, encourage or accept the submission of any proposal or offer from any third party relating to the acquisition of all or substantially all or any significant part of the business or (2) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in any effort or attempt by any third party to do or seek any of the foregoing.

Recommendation of the Imperial Board of Directors; Imperial Shareholder Vote

The asset purchase agreement requires Imperial to call and hold a special shareholder meeting and, subject to certain exceptions related to intervening events, requires the Imperial board of directors to recommend that Imperial shareholders approve the transactions contemplated by the asset purchase agreement.

Efforts to Complete the Divestiture

RAI and Imperial Sub have each agreed to use their reasonable best efforts to attain required antitrust approval and any other consents and approvals required in connection with the transactions contemplated by the transaction agreements. However, none of the sellers or any of their affiliates will be required to make any payments or amend any existing material commercial terms of any contract in connection with seeking any such approvals or consents. Additionally, (1) neither Imperial Sub nor any of its affiliates will have to take any action in connection with the Imperial shareholder circular except as specifically set forth in the asset purchase agreement, (2) neither Imperial Sub nor any of its affiliates will have to propose or agree to the sale, divestiture, license or other disposition of any of its assets or businesses or equity interests, or otherwise take any action that would limit its freedom of action with respect to its businesses or assets or equity interests or of the transferred assets, and (3) neither Imperial Sub nor any of its affiliates will have to purchase, acquire or license any business or assets or assume any liabilities of RAI or Lorillard, except as provided in the asset purchase agreement. Without the prior written consent of RAI, Imperial Sub will not propose, negotiate, or agree to any sale, divestiture, purchase, acquisition, license or other transaction of any business or equity interests or assets of, or the assumption of the liabilities of, RAI or Lorillard, except as provided in the asset purchase agreement.

Additionally, RAI and Imperial Sub have agreed to take certain actions in connection with tobacco litigation, settlement and regulatory matters in connection with the divestiture.

Financing

Imperial Sub has agreed to use its reasonable best efforts to obtain the debt financing necessary to pay all amounts payable by it or its affiliates under or contemplated by the transaction agreements. RAI has agreed to use, and to use reasonable best efforts to cause Lorillard to, provide all cooperation reasonably requested by Imperial Sub in connection with the arrangement of its financing.

Imperial Guaranty

Imperial has agreed to guarantee certain of the obligations of Imperial Sub under the asset purchase agreement, comprising the payment of the cash portion of the purchase price, Imperial Sub’s pre-closing obligations and the payment by Imperial Sub of any judgment against it resulting from a breach of its obligations under certain ancillary agreements. The Imperial guaranty remains in effect until all guaranteed obligations have been fully performed, when, as, if and to the extent due.

Intellectual Property Matters

Upon the closing of the divestiture, certain RAI and Lorillard subsidiaries will grant Imperial Sub a perpetual, royalty-free, fully paid up, non-exclusive, non-transferable (except as set forth in the asset purchase agreement) license to certain intellectual property. Imperial Sub will grant RAI a perpetual, royalty-free, fully paid up, non-exclusive, non-transferable (except as described in the intellectual property license agreement between RAI and Imperial Sub, which is attached as Exhibit E to the asset purchase agreement) license to certain intellectual property. Additionally, between the date of the asset purchase agreement and the closing of the divestiture, RAI agrees to use its reasonable best efforts to cause the owners of certain Lorillard assets to conduct the Zippo Blu trademark litigation related to the alleged infringement of the Zippo Blu trademarks owned by, or licensed to, ZippMark, Inc. and Zippo Manufacturing Company, in a manner specified in the asset purchase agreement. RAI and Imperial Sub have also agreed to specified restrictions on the use of certain intellectual property after the closing of the divestiture.

Employee Matters

Pursuant to the asset purchase agreement and the transfer agreement, no later than 60 days prior to the completion of the transactions contemplated by the asset purchase agreement, RAI and Imperial Sub will mutually agree which Lorillard employees will be retained Lorillard employees. No later than 30 days prior to the completion of the transactions contemplated by the asset purchase agreement, Imperial Sub will offer employment to all of the Lorillard employees, other than the retained Lorillard employees, and to the employees of RAI’s subsidiaries primarily engaged in RAI’s subsidiaries’ Puerto Rico business. Each employee who accepts the offer of employment is referred to as a transferred employee. The employment of any Lorillard employee, other than the retained Lorillard employees, who does not accept the offer of employment will be terminated by Lorillard immediately prior to the completion of the transactions contemplated by the asset purchase agreement. RAI or Lorillard will pay the amount of any severance benefits owed to any such terminated Lorillard employee. The employment of any employee of RAI’s subsidiaries primarily engaged in RAI’s subsidiaries’ Puerto Rico business who does not accept the offer of employment will be terminated by such subsidiaries immediately prior to the completion of the transactions contemplated by the asset purchase agreement.

Pursuant to the asset purchase agreement and the transfer agreement, for a period of at least one year from and after the completion of the transactions contemplated by the asset purchase agreement, Imperial Sub will provide transferred employees (other than employees governed by an assumed collective bargaining agreement) with salary, wages and bonus opportunities substantially comparable in the aggregate (excluding equity awards) to those provided to those employees immediately prior to the completion of the transactions contemplated by the asset purchase agreement, and employee benefits (excluding defined benefit pension and retiree health benefits) that are substantially comparable in the aggregate to the employee benefits provided to the transferred employees immediately prior to the completion of the transactions contemplated by the asset purchase agreement. For purposes of eligibility, vesting or the calculation of vacation, sick days, severance, layoff and similar benefits (but not for purposes of pension benefit accruals, other than with respect to the defined benefit pension plan of Lorillard which Imperial Sub is assuming in connection with the transactions contemplated by the asset purchase agreement), Imperial Sub will credit transferred employees for service earned with RAI or Lorillard or their respective affiliates, as applicable, provided such credit does not result in duplication of benefits. Additionally, Imperial Sub will assume all obligations of RAI and Lorillard or their respective affiliates with respect to the accrued and unused vacation of the transferred employees, subject to the terms of the asset purchase agreement.

Imperial Sub will recognize any certified labor representative of any transferred employees and will, as of the closing of the transactions contemplated by the transfer agreement, assume and abide by the collective bargaining agreements between Lorillard and the Bakery, Confectionary, Tobacco Workers, and Grain Millers International Union (AFL-CIO-CLC) and its local 317T representing employees of the Greensboro, North Carolina Branch of Lorillard and employees of the Danville, Virginia Branch of Lorillard.

With respect to the severance agreements entered into by Lorillard and specified employees, (1) effective as of the completion of the transactions contemplated by the asset purchase agreement, RAI will cause Lorillard to assign to Imperial Sub the severance agreements covering the specified employees who are transferred employees and (2) RAI or Lorillard will pay any and all amounts due to the specified employees as a result of the provisions contained in the merger agreement. Additionally, Imperial Sub will assume and abide by the terms of the Lorillard change in control redundancy plan with respect to the transferred employees.

Effective as of the completion of the transactions contemplated by the asset purchase agreement, Imperial Sub will assume Lorillard’s defined benefit pension plan for hourly employees, as well as two defined contribution retirement plans. In addition, Imperial Sub will assume all post-employment and post-retirement welfare benefit obligations with respect to the transferred employees. RAI and Lorillard will retain any obligations with respect to post-retirement welfare benefits for individuals who are not transferred employees. Imperial Sub will also assume from RAI the defined contribution retirement plan that covers the employees of RAI’s subsidiaries primarily engaged in RAI’s subsidiaries’ Puerto Rico business.

Imperial Sub will not induce or attempt to induce any person who is employed by RAI or its subsidiaries (including any retained Lorillard employee) to leave the employ of RAI, for a period of 18 months following the completion of the transactions contemplated by the asset purchase agreement, or, for any person who provided services to Imperial Sub pursuant to the transition services agreement (pursuant to which RAI or its subsidiaries will provide certain transitional services to Imperial Sub), for a period of one year following the date of the termination of the transition services agreement.

RAI will not induce, attempt to induce, or hire or continue to employ any transferred employee who occupied a position assigned to the officer, senior executive, executive, senior professional, lead professional or professional band position in RAI or Lorillard or their respective affiliates, and such restriction shall apply for a period of 18 months following the completion of the transactions contemplated by the asset purchase agreement.

Matters Relating to the Merger Agreement

RAI has agreed to comply in all material respects with certain of its obligations under the merger agreement.

Ancillary Agreements

Pursuant to the asset purchase agreement, RAI and Imperial Sub, or their respective affiliates, have agreed to enter into various ancillary agreements, including an intellectual property license agreement described above, a transition services agreement, an assignment and assumption agreement, a reciprocal manufacturing agreement (described below) and a route to market agreement (described below).

Other Covenants and Agreements

The asset purchase agreement contains certain other covenants and agreements, including covenants or agreements among the parties relating to:

•	access to information and cooperation;

•	confidentiality;

•	insurance claims;

•	the provision of certain supplier information to Imperial Sub;

•	further action required to close the transactions contemplated by the asset purchase agreement, route to market agreement, assignment and assumption agreement, intellectual property license agreement, reciprocal manufacturing agreement and transition services agreement and ensure that the proper assets and liabilities are transferred pursuant to the asset purchase agreement;

•	removal of excluded assets and transfer of equipment and inventory;

•	preparation of audited financial statements;

•	maintenance of corporate existence of Lorillard;

•	transferring certain of the Lorillard assets to Imperial Sub immediately prior to the closing of the merger;

•	the sharing of information in connection with substantial equivalence reports;

•	advisor conflicts;

•	restrictions on marketing;

•

the finalization of the migration plan (detailing the parties’ plans to migrate production capabilities related to the Newport brand (and any other Lorillard brand acquired in the merger and agreed upon by the parties) to RAI and its subsidiaries, on the one hand, and related to the WINSTON, KOOL and SALEM (and under certain circumstances, DORAL) brands to Imperial Sub, on the other hand), an exhibit to the reciprocal manufacturing agreement; and

•	the allocation of transfer taxes.

Conditions to Closing of the Divestiture

The obligations of each of RAI and Imperial Sub to close the divestiture are subject to the satisfaction or waiver of the following conditions:

•	the absence of legal restraints in effect that would prohibit the divestiture, including HSR clearance;

•	the absence of any law, order, judgment or other legal restraint by a court or other governmental entity that prohibits or materially restrains the divestiture or the other transactions contemplated by the asset purchase agreement;

•	the approval of the divestiture by Imperial shareholders;

•	the entering of the order in the case filed in 1999 by the DOJ against the major U.S. cigarette manufacturers, including RJR Tobacco and Lorillard, subjecting Imperial Sub to a final judgment and a remedial order related to certain of the transferred assets, specifically the WINSTON, SALEM, KOOL and Maverick (and, under certain circumstances, DORAL) brands; and

•	the satisfaction of the conditions precedent to the closing of the merger.

The obligations of Imperial Sub to close the divestiture are further subject to the satisfaction or waiver of the following conditions:

•	certain fundamental representations and warranties of RAI being true and correct in all material respects as of the date of the agreement and as of the closing date;

•	each of the other representations and warranties of RAI being true and correct as of the closing date, which condition will be deemed satisfied unless the effect of such representations and warranties not being so true and correct (without giving effect to any materiality or material adverse effect or similar qualification contained in such representations or warranties), taken together, has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	RAI complying in all material respects with all of its pre-closing covenants;

•	Imperial Sub having received an officer’s certificate from RAI certifying that the conditions described in the three preceding bullets have been met;

•	no written notice having been received from the National Association of Attorneys General indicating that it will not change, on or after closing, the cigarette brands listing with respect to certain brands included among the transferred assets;

•	no state having provided written notice that it intends to de-list or not recertify any of the cigarette brands included among the transferred assets, where such de-listing or non-recertification would be reasonably likely to result in the inability of Imperial Sub to sell any or all of the acquired brands in certain states;

•	no written objection being received from certain third-parties regarding the treatment (agreed upon by RAI, Lorillard and Imperial Sub) to be given the cigarette brands included in the transferred assets under the state settlement agreements; and

•	Imperial Sub having received certifications regarding RAI’s non-foreign status.

The obligations of RAI to close the divestiture are further subject to the satisfaction or waiver of the following conditions:

•	certain fundamental representations and warranties of Imperial Sub being true and correct in all material respects as of the date of the asset purchase agreement and as of the closing date;

•	each of the other representations and warranties of Imperial Sub being true and correct as of the closing date, which condition will be deemed satisfied unless the effect of such representations and warranties not being so true and correct (without giving effect to any materiality or material adverse effect or similar qualification contained in such representations or warranties), taken together, would materially impair the ability of Imperial Sub to complete the transactions contemplated by, or perform its obligations under, the transaction agreements;

•	Imperial Sub complying in all material respects with all of its pre-closing covenants; and

•	RAI having received an officer’s certificate from Imperial Sub certifying that the conditions described in the three preceding bullets have been met.

Termination of the Asset Purchase Agreement

The asset purchase agreement may be terminated at any time prior to the closing of the divestiture under the following circumstances:

•	by mutual written consent of RAI and Imperial Sub;

•	by either RAI or Imperial Sub:

•	if the other party (and, in the case of RAI, if Imperial or Imperial Sub) breaches any representation or warranty or fails to perform any of its covenants or agreements in the asset purchase agreement, in either case, such that the conditions to the terminating party’s obligations to close the divestiture would not then be satisfied and such breach is not capable of being cured by the end date; provided that no party may terminate the asset purchase agreement for such reason if such party is in material breach under the asset purchase agreement;

•	if the closing of the transactions contemplated by the asset purchase agreement has not occurred by the end date; provided that no party may terminate the asset purchase agreement if the divestiture is not closed by the end date if such party has failed to perform its covenants under the asset purchase agreement; provided that the end date will automatically extend by six months if, on the initial end date, the only conditions under the asset purchase agreement that have not been satisfied or waived relate to certain regulatory matters;

•	if there has been a final, nonappealable governmental order issued restraining or prohibiting the sale or transfer of the transferred assets;

•	if the Imperial shareholders vote on and fail to approve the divestiture at the Imperial special meeting; or

•	if the merger agreement is terminated; provided, however, that RAI may terminate the asset purchase agreement under this clause only if, at the time the merger agreement is terminated, it has no intent to enter into a new definitive acquisition agreement with Lorillard or its affiliates.

Additionally, the asset purchase agreement may be terminated by RAI, if (1) the Imperial board of directors withholds, withdraws or proposes publicly to withhold or withdraw the recommendation that the Imperial shareholders vote in favor of the transactions contemplated by the asset purchase agreement, and such change in its recommendation has not been withdrawn, (2) Imperial fails to include such recommendation in its shareholder circular, or (3) where the end date is extended, the HSR Act condition to the merger agreement has not been satisfied and the FTC has informed the parties that the completion of the divestiture will not result in the satisfaction of the HSR Act condition, provided that RAI is not in material breach of certain obligations under the merger agreement.

Termination Fees under the Merger Agreement

If RAI or Imperial Sub terminates the asset purchase agreement upon termination of the merger agreement in accordance with its terms, and RAI receives a termination fee from Lorillard in connection with the termination of the merger agreement, then RAI has agreed to pay a $210 million termination fee to Imperial Sub.

Termination Fees

Pursuant to the asset purchase agreement, if the asset purchase agreement is terminated, Imperial Sub will be obligated to pay a termination fee of $210 million to RAI if the asset purchase agreement is terminated by RAI, or in certain circumstances, could have been terminated by RAI, because (1) prior to obtaining the approval of the Imperial shareholders of the asset purchase agreement and the divestiture, the Imperial board of directors withholds, withdraws or proposes publicly to withhold or withdraw the recommendation that the Imperial shareholders vote in favor of the transactions contemplated by the asset purchase agreement, and such change in its recommendation has not been withdrawn or (2) Imperial fails to include such recommendation in its shareholder circular. However, Imperial Sub will not be required to pay such termination fee if at the time of termination of the asset purchase agreement the RAI board of directors has changed its recommendation that RAI shareholders approve the share issuance.

Indemnification

Pursuant to the asset purchase agreement, RAI has agreed to indemnify Imperial Sub and its affiliates in respect of, among other things:

•	subject to certain limitations and exceptions, the failure of any representation or warranty made by RAI in the asset purchase agreement or the ancillary documents to be true and correct;

•	the breach of or failure to perform any covenant or obligation of RAI in the asset purchase agreement or the ancillary documents, in each case, which covenant or obligation is required to be performed from and after closing;

•	the excluded assets and liabilities set out in the asset purchase agreement;

•	certain liabilities in connection with certain tobacco litigation, settlement and regulatory matters;

•	any liability under any defined benefit plan, other than in relation to the Lorillard defined benefit pension plan for hourly union workers (which Imperial Sub will assume); and

•	any liability under the 2008 separation arrangements between Loews Corporation and Lorillard.

Pursuant to the asset purchase agreement, Imperial Sub has agreed to indemnify RAI and its affiliates in respect of, among other things:

•	subject to certain limitations and exceptions, the failure of any representation or warranty made by Imperial or Imperial Sub in the asset purchase agreement or the ancillary documents to be true and correct;

•	the breach of or failure to perform any covenant or obligation of Imperial or Imperial Sub in the asset purchase agreement or the ancillary documents, in each case, which covenant or obligation is required to be performed from and after closing;

•	any breach or failure by Imperial to perform under its guarantee;

•	the assumed liabilities set out in the asset purchase agreement; and

•	certain liabilities in connection with certain tobacco litigation, settlement and regulatory matters.

In addition, pursuant to the asset purchase agreement, RAI has further agreed to indemnify Imperial Sub and its affiliates in respect of all product liability litigation claims (whether smoking and health-related claims or other claims relating to the manufacture, distribution and sale of products) in respect of the tobacco cigarette brands being acquired by Imperial Sub relating to the period prior to completion of the divestiture. Imperial Sub has agreed to indemnify RAI and its affiliates in respect of all product liability litigation claims (whether smoking and health-related claims or other claims relating to the manufacture, distribution and sale of products) in respect of the tobacco cigarette brands being acquired by Imperial Sub relating to the period after completion of the divestiture. In respect of any product liability litigation claims (whether smoking and health-related claims or other claims relating to the manufacture, distribution and sale of products) that relate to both the pre- and post- completion periods, any liabilities (and the corresponding indemnities) will be allocated on a pro rata basis between RAI and Imperial Sub, subject to certain additional indemnification arrangements by RAI in the eight year period following completion of the divestiture.

Among other liability limitations, neither RAI nor Imperial Sub will be required to provide any indemnification arising from breaches of certain representations and warranties or pre-closing covenants:

•	with respect to claims under $250,000 individually,

•	until the aggregate of such claims over $250,000 exceeds $70 million, and

•	in excess of $425 million.

Additionally, in connection with business related to the “e-vapor” brand blu (including SKYCIG), RAI will not be required to provide any indemnification for losses related to

•	the pre-closing conduct of such business,

•	any transferred assets or assumed liabilities related to such business, or

•	breaches of certain representations and warranties regarding such business.

With certain limited exceptions (including intellectual property and environmental matters, which will survive for three years post-closing), the representations and warranties made pursuant to the asset purchase agreement will survive for 18 months after the closing.

Amendments, Extensions and Waivers

Amendment. No provision of the asset purchase agreement, route to market agreement, assignment and assumption agreement, intellectual property license agreement, reciprocal manufacturing agreement or transition services agreement, including any exhibits or schedules thereto, may be amended, supplemented or modified except by written agreement by all parties thereto. Written consent of RAI’s debt financing sources (not to be unreasonably withheld or delayed) is required, prior to funding the bridge facility, with respect to any amendment to the asset purchase agreement or transfer agreement that would result in (1) the divestiture of additional assets exceeding in the aggregate $250,000,000 or (2) a substantial detriment, as defined under “The Merger Agreement—Efforts to Complete the Merger” beginning on page 181 of this joint proxy statement/prospectus.

In addition, pursuant to the merger agreement, RAI may not, without Lorillard’s prior written consent, (1) amend, modify or waive, grant any consent or extension in respect of, or agree to any change to, any term or condition of the asset purchase agreement, except to the extent that such amendment, waiver, consent, extension or change does not expressly relate to Lorillard, and could not reasonably be expected to adversely affect Lorillard or prevent or materially impede, interfere with, hinder or delay the completion of the transactions contemplated by the asset purchase agreement (in which case RAI must consult with Lorillard with respect to such change); (2) assign any of its rights or obligations under the asset purchase agreement (other than to affiliates of RAI); or (3) execute any right that it may have to terminate the asset purchase agreement, except in certain instances. The merger agreement also requires that Lorillard not (1) amend, modify or waive, grant any consent or extension in respect of, or agree to any change to, any term or condition of the transfer agreement, (2) assign any of its rights or obligations under the transfer agreement, or (3) execute any right it may have to terminate the transfer agreement. In addition, pursuant to the terms of the asset purchase agreement, RAI may not amend or waive compliance by Lorillard of certain provisions of the merger agreement.

Further, pursuant to the terms of the subscription agreement, RAI has agreed that it will not, prior to the termination of the subscription agreement, amend, modify, waive or grant any consent or extension in respect of (1) any material term or condition of the asset purchase agreement or any other agreement related to the divestiture without BAT’s prior written consent, which BAT can withhold in its sole discretion or (2) any such term of the asset purchase agreement that is not material without BAT’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. “Material” terms subject to BAT’s discretionary consent include provisions in the asset purchase agreement or other agreements related to the divestiture that relate to conditions to closing, consideration received by RAI and indemnification.

Extension; Waiver. At any time prior to the closing of the divestiture, either RAI or Imperial Sub may (1) extend the time for performance of any obligation or act of the other party, (2) waive any inaccuracy in a representation or warranty of the other party contained in the asset purchase agreement or in any document delivered pursuant to the asset purchase agreement, or (3) waive compliance with any of the agreements or conditions contained in the asset purchase agreement, but such extension or waiver does not operate as an extension or waiver of, or estoppel with respect to, any subsequent or other failure.

No Third Party Beneficiaries

The asset purchase agreement is not intended to confer any rights or remedies upon any person other than RAI, Imperial Sub, Imperial (where applicable) and, as described in indemnification provisions of the asset purchase agreement, the indemnified parties.

Specific Performance

RAI and Imperial Sub consent to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of a party’s obligations and to the granting by any court of the remedy of specific performance of its obligations under the asset purchase agreement, in addition to any other rights or remedies available under the asset purchase agreement or at law or in equity.

Governing Law

The asset purchase agreement is governed by, and will be construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflicts of laws principles that would cause the application of the laws of any other jurisdiction. RAI and Imperial Sub have submitted to the exclusive jurisdiction of the Delaware Court of Chancery or, to the extent that court declines to accept jurisdiction over a particular matter, certain other courts located in Delaware, in the event any dispute arises out of the asset purchase agreement, route to market agreement, assignment and assumption agreement, intellectual property license agreement, reciprocal manufacturing agreement or transition services agreement, or the transactions contemplated by any of these agreements.

Transfer Agreement

Under the transfer agreement, Lorillard agreed to transfer to Imperial Sub, immediately before the effective time of the merger, certain of the Lorillard transferred assets, including Lorillard’s Greensboro facility,

Lorillard’s Danville facility, collective bargaining agreements that Lorillard is a party to and the related pension plan and certain liabilities. Completion of the transfers contemplated by the transfer agreement is subject to the satisfaction of all of the conditions to closing of the merger and the divestiture set forth in the merger agreement and the asset purchase agreement, respectively. The transfer agreement will automatically terminate upon termination of the merger agreement or the asset purchase agreement. Under the merger agreement, Lorillard agreed that, prior to the termination of the merger agreement, Lorillard will not (1) amend, modify or waive, grant any consent or extension in respect of, or agree to any change to, any term or condition of the transfer agreement, (2) assign any of its rights or obligations under the transfer agreement or (3) execute any right it may have to terminate the transfer agreement.

The Route to Market Agreement

In connection with the divestiture, simultaneously with the execution of the asset purchase agreement, RAI entered into the route to market agreement with Imperial Sub. Under the terms of the route to market agreement, for a payment to RAI by Imperial Sub of $7 million, each of RAI and Imperial Sub and their respective subsidiaries and affiliates has agreed to comply with certain retail shelf space and wholesale channel obligations. Prior to the divestiture, these obligations include cooperation regarding certain communications to retailers and wholesalers and RAI’s subsidiaries’ commitment to continue to sell WINSTON, KOOL and SALEM in accordance with historical practices and to not instruct any representatives to request that any customer cease or decrease its purchases of WINSTON, KOOL, SALEM or Maverick products. For the five months following the divestiture, these obligations include commitments by RAI’s subsidiaries to use retail shelf space consistent with prior practice, RAI’s subsidiaries’ commitment to not instruct any representatives to request that any customer cease or decrease its purchases of WINSTON, KOOL, SALEM or Maverick products and RAI’s subsidiaries’ commitment to provide visible retail shelf space to Imperial Sub for such products. For the one year thereafter, neither RAI’s subsidiaries nor Imperial Sub will be permitted to restrict or prevent the other from utilizing additional shelf space beyond specified amounts for which each party will contract with retailers and RAI’s subsidiaries’ have agreed not to enter into any exclusive cigarette contracts with retailers.

The Reciprocal Manufacturing Agreement

Concurrently with the closing under the asset purchase agreement, RJR Tobacco and Imperial Sub will enter into a reciprocal manufacturing agreement. Under the reciprocal manufacturing agreement, RJR Tobacco will appoint Imperial Sub as RJR Tobacco’s exclusive contract manufacturer of the Newport brand (and any other Lorillard brand acquired in the merger and agreed upon by the parties) that RAI will acquire from Lorillard in the merger, and Imperial Sub will appoint RJR Tobacco as Imperial Sub’s exclusive contract manufacturer of the WINSTON, KOOL and SALEM (and, under certain circumstances, DORAL) brands that Imperial Sub will acquire from RAI under the asset purchase agreement. That is, RJR Tobacco will be Imperial Sub’s customer with respect to the manufacture of the Newport brand (and any other Lorillard brand acquired in the merger and agreed upon by the parties), and Imperial Sub will be RJR Tobacco’s customer with respect to the manufacture of the WINSTON, KOOL, and SALEM (and, under certain circumstances, DORAL) brands.

In its capacity as a customer, each party is responsible for providing the specifications for its brands and the tobacco leaf used in the production of those brands. In its capacity as a manufacturer, each party is responsible for manufacturing its customer’s brands in accordance with the specifications and for sourcing all raw materials and product components, other than the tobacco leaf. Except as set forth in the reciprocal manufacturing agreement, all specifications for the brands will remain unchanged from those in existence prior to the divestiture. Manufacturing will be conducted in accordance with long and short-term forecasts, and periodic purchase orders issued by each customer.

For its services under the reciprocal manufacturing agreement, each manufacturer will charge its customer a fee equal to the actual costs of procurement and production, plus ten percent. Invoices will be issued on a monthly basis, and reflect each manufacturer’s standard costs of procurement and production. Approximately every six months, the parties will true-up the standard costs against the manufacturer’s actual costs. If those actual costs are greater than the invoiced standard costs, then the customer will make an additional payment to the manufacturer for the difference. If, however, those actual costs are less than the invoiced standard costs, then the manufacturer will issue the customer a refund for the difference.

The reciprocal manufacturing agreement is a transitional agreement, and its term is expected to start upon closing under the asset purchase agreement and continue for two years, subject to either party’s earlier right of termination under certain circumstances (including, solely with respect to its own manufacturer/customer relationship without impacting the other party’s manufacturer/customer relationship) and, under certain circumstances, the potential for successive one-year renewal terms.

Each customer must use its commercially reasonable efforts to develop its own manufacturing capabilities for its brands (for RJR Tobacco, the Newport brand (and any other Lorillard brand acquired in the merger and agreed upon by the parties), and for Imperial Sub, the WINSTON, KOOL and SALEM (and, under certain circumstances, DORAL) brands) in accordance with manufacturing migration plans to be discussed and agreed upon between the parties in advance of the closing under the asset purchase agreement. Each manufacturer must reasonably cooperate with its customer’s efforts to achieve its own manufacturing independence. The parties will use their respective commercially reasonable efforts (but will not be required) to achieve successful manufacturing migrations from each manufacturer to each customer before the expiration of the initial two-year term of the reciprocal manufacturing agreement.

The reciprocal manufacturing agreement contains mutual audit and inspection rights. In addition, the reciprocal manufacturing agreement contains customary representations and warranties and covenants that address, among other things, mutual indemnification, confidentiality, and reasonable cooperation on regulatory matters.

LORILLARD PROPOSAL II: NON-BINDING, ADVISORY VOTE ON COMPENSATION

Lorillard is providing its shareholders with the opportunity to cast a vote, on a non-binding, advisory basis, to approve the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger as disclosed in the table titled “Golden Parachute Compensation—Lorillard” and the accompanying footnotes under “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Interests of Certain Lorillard Directors and Officers” beginning on page 151 of this joint proxy statement/prospectus, as required by Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Through this proposal, Lorillard is asking its shareholders to indicate their approval, on a non-binding, advisory basis, of the various change of control, equity acceleration and other payments which Lorillard’s named executive officers will or may be eligible to receive in connection with the merger as indicated in the table referred to above. The various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Lorillard’s overall compensation program for its named executive officers, which has been disclosed to Lorillard shareholders as required by the rules of the SEC in the Compensation Discussion and Analysis and related sections of Lorillard’s annual proxy statements, or are required pursuant to the terms of the merger agreement and asset purchase agreement.

You should review carefully the “golden parachute” compensation information disclosed in this joint proxy statement/prospectus. The Lorillard board of directors unanimously recommends that Lorillard shareholders approve the following resolution:

“RESOLVED, that the shareholders of Lorillard approve, solely on an advisory, non-binding basis, the “golden parachute” compensation which will or may be paid to Lorillard’s named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table titled “Golden Parachute Compensation—Lorillard” and the accompanying footnotes under “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Interests of Certain Lorillard Directors and Officers” beginning on page 151 of this joint proxy statement/prospectus.”

The vote on the “golden parachute” compensation proposal is a vote separate and apart from the vote on the adoption of the merger agreement. Accordingly, you may vote to adopt the merger agreement and vote not to approve the “golden parachute” compensation proposal and vice versa. Because the vote on the “golden parachute” compensation proposal is advisory only, it will not be binding on either Lorillard or RAI. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation payments that are contractually required to be paid by Lorillard to its named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Lorillard shareholders.

The affirmative vote, in person or by proxy, of holders of a majority of the shares of Lorillard common stock represented at the Lorillard special meeting and entitled to vote thereon is required to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger.

The Lorillard board of directors unanimously recommends that Lorillard shareholders vote “FOR” the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger.

LORILLARD PROPOSAL III: ADJOURNMENT OF LORILLARD SPECIAL MEETING

Lorillard shareholders are being asked to approve a proposal that will give the Lorillard board of directors authority to adjourn the Lorillard special meeting one or more times, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Lorillard special meeting.

If this proposal is approved, the Lorillard special meeting could be adjourned to any date. If the Lorillard special meeting is adjourned, Lorillard shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares of Lorillard common stock will be voted in favor of the adjournment proposal. If you indicate, however, that you wish to vote against the proposal to adopt the merger agreement, your shares of Lorillard common stock will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

The affirmative vote, in person or by proxy, of holders of a majority of the shares of Lorillard common stock represented at the Lorillard special meeting and entitled to vote thereon is required to approve the adjournment of the Lorillard special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

The Lorillard board of directors unanimously recommends that Lorillard shareholders vote “FOR” the approval of the adjournment of the Lorillard special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

RAI UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the proposed merger, in which Lorillard will become a wholly owned subsidiary of RAI, and the proposed divestiture, in which, coincident with or immediately prior to the closing of the merger, RAI and Lorillard have agreed, subject to various conditions, to divest the transferred assets to Imperial Sub pursuant to the asset purchase agreement and the transfer agreement. The unaudited pro forma condensed combined balance sheet gives effect to the merger and the divestiture as if they had occurred on September 30, 2014, and the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2014, and the year ended December 31, 2013, give effect to the merger and the divestiture as if they had occurred on January 1, 2013, the beginning of the earliest period presented. The following unaudited pro forma financial information is based on the historical consolidated financial statements of RAI and Lorillard, and the assumptions and adjustments set forth in the accompanying explanatory notes. The divestiture is presented from the historical perspective of RAI and Lorillard and is not intended to be indicative of how the transferred assets would operate on a stand-alone basis.

The historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are: (1) directly attributable to the merger and divestiture; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the combined results of RAI and Lorillard. The unaudited pro forma financial information for the merger has been developed from and should be read in conjunction with the RAI and Lorillard unaudited interim condensed consolidated financial statements contained in RAI’s and Lorillard’s Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2014, respectively, and the RAI audited consolidated financial statements contained in RAI’s Annual Report on Form 10-K for the year ended December 31, 2013, and Lorillard’s audited consolidated financial statements contained in Lorillard’s Annual Report on Form 10-K for the year ended December 31, 2013, all of which are incorporated by reference into this joint proxy statement/prospectus. The unaudited pro forma financial information for the divestiture is derived from the historical accounting records of RAI and Lorillard. The unaudited pro forma financial information reflects the preliminary assessment of fair values and useful lives assigned to the assets acquired and liabilities assumed in the merger. Fair value estimates were determined based on preliminary discussions between RAI and Lorillard, due diligence efforts and information available in public filings and are subject to revision. The unaudited pro forma financial information is provided for illustrative purposes only and is based on available information and assumptions that RAI and Lorillard believe are reasonable. It does not purport to represent what the actual consolidated results of operations or the consolidated financial position of RAI would have been had the merger or the divestiture occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results following the date of the pro forma financial information.

The unaudited pro forma financial information does not include any adjustment for liabilities or related costs that may result from integration and similar activities following the merger and divestiture, since the management of RAI has not completed the process of making these assessments. Significant liabilities and related costs may ultimately be recorded for exit or integration activities following the merger and divestiture.

RAI and Lorillard anticipate that the merger and the divestiture will result in significant annual operating synergies that would be unachievable without completing the transactions. RAI currently expects that approximately $800 million of annual cost savings and synergies will be realized within two years of completion of the merger and the divestiture. No assurance can be made that RAI will be able to achieve these synergies or when they will be realized, and no such synergies have been reflected in the unaudited pro forma financial information.

The unaudited pro forma condensed combined statements of income do not include any material nonrecurring charges that might arise as a result of the merger or the divestiture. The unaudited pro forma condensed combined balance sheet only includes adjustments for transaction-related costs that are directly attributable to the merger or divestiture and are factually supportable.

The merger and divestiture may result in changes in RAI’s tax rate used to determine deferred income taxes due to changes in apportionment factors related to state income taxes. Any changes in RAI’s deferred taxes as a result of the merger and the divestiture will be reflected in income as of the closing date. The unaudited pro forma financial information does not include the impact of such changes on RAI’s existing deferred tax assets and liabilities, as this analysis has not been completed.

Upon closing of the merger, each share of Lorillard common stock (other than treasury shares held by Lorillard and any shares of Lorillard common stock owned by any Lorillard subsidiary, RAI or Merger Sub or shares of Lorillard common stock owned by Lorillard shareholders who have properly made and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL) automatically will be converted into the right to receive the merger consideration, consisting of (1) 0.2909 of a fully paid and nonassessable share of RAI common stock plus (2) $50.50 in cash. The purchase price will ultimately be determined on the date of the merger based upon the fair value of the shares of RAI common stock issued in connection with the merger. For purposes of the following unaudited pro forma financial information, giving effect to the merger consideration described above, the estimated aggregate consideration to complete the merger is based on the average price of a share of RAI common stock as quoted on the NYSE on December 18, 2014, the most recent practicable trading date prior to the date of this joint proxy statement/prospectus, which was $65.43, and approximately 360 million shares of Lorillard common stock outstanding as of September 30, 2014. GAAP requires that the merger consideration transferred be measured at the date the merger is completed at the then-current market price. This requirement will likely result in a total merger consideration that is different from the amount presented in this unaudited pro forma financial information. Based on the approximately 360 million shares of Lorillard common stock outstanding as of September 30, 2014 and the merger consideration, each dollar increase (decrease) in the per share price of the RAI common stock will result in an approximately $100 million increase (decrease) in the total consideration for the merger, substantially all of which RAI expects would be recorded as an increase (decrease) in the amount of goodwill recorded in the merger. The number of outstanding shares of Lorillard common stock will change prior to the closing of the merger due to transactions in the normal course, including the vesting and/or exercise of outstanding Lorillard equity awards. This change is not expected to have a material effect on this unaudited pro forma financial information.

This unaudited pro forma financial information does not take into consideration the possible required sale of DORAL as part of the divestiture. Unaudited pro forma financial information giving effect to any divestiture transactions other than the divestiture to Imperial Sub is not presented because of the speculative nature of the need for and form of such alternate divestiture transactions, which could be in the form of a spin-off, sale or other transaction, or a combination thereof.

Neither RAI nor Lorillard shareholders are entitled to vote on the divestiture, and no vote with respect thereto is being solicited by RAI or Lorillard.

In accordance with ASC 805, Business Combinations, the merger will be accounted for under the acquisition method with RAI as the acquirer of Lorillard. The purchase price will be allocated to the fair values of the assets acquired and liabilities assumed from Lorillard. Since the pro forma financial statements have been prepared based on preliminary estimates and assumptions, the final amounts recorded at the date of the merger may differ materially from the information presented. All estimates reflected in the pro forma financial statements are subject to change pending additional review of the assets acquired and liabilities assumed and the final purchase price, and there can be no assurance that any revisions to estimates will not result in material changes to the information presented.

The following pro forma financial statements should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the separate historical consolidated financial statements of RAI as of and for the year ended December 31, 2013, included in RAI’s Annual Report on Form 10-K filed with the SEC and incorporated by reference into this document;

•	the separate historical unaudited condensed consolidated interim financial statements of RAI as of and for the quarterly period ended September 30, 2014, included in RAI’s Quarterly Report on Form 10-Q filed with the SEC and incorporated by reference into this document;

•	the separate historical consolidated financial statements of Lorillard as of and for the year ended December 31, 2013, included in Lorillard’s Annual Report on Form 10-K filed with the SEC and incorporated by reference into this document;

•	the separate historical unaudited consolidated condensed interim financial statements of Lorillard as of and for the quarterly period ended September 30, 2014, included in Lorillard’s Quarterly Report on Form 10-Q filed with the SEC and incorporated by reference into this document; and

•	the other information contained in or incorporated by reference into this joint proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined Statement of Income

Giving Effect to the Merger and the Divestiture

For the Nine Months Ended September 30, 2014

(Dollars in Millions, Except Per Share Amounts)

	RAI	Lorillard	Reclassifications Note 3a	Merger- Related Pro Forma Adjustments Note 3	Notes	Pro Forma for Merger Excluding Divestiture	Divestiture Note 4	Notes	Pro Forma for Merger Including Divestiture
Net sales	$6,089	$5,222	$(1,453)	$—		$9,858	$(1,692)	4a	$8,166
Net sales, related party	248	—	—	—		248	—		248

Net sales	6,337	5,222	(1,453)	—		10,106	(1,692)		8,414
Costs and expenses:
Cost of products sold	2,923	3,210	(1,453)	(24)	3b, 3m	4,656	(825)	4b	3,831
Selling, general and administrative expenses	1,168	491	(17)	(45)	3f, 3m	1,597	(205)	4c	1,392
Amortization expense	8	—	17	9	3d	34	(17)	4i	17

Operating income	2,238	1,521	—	60		3,819	(645)		3,174
Interest and debt expense	197	135	—	338	3h, 3g	670	—		670
Interest income	(3)	(6)	—	—		(9)	—		(9)
Other expense, net	(9)	—	—	—		(9)	—		(9)

Income from continuing operations before income taxes	2,053	1,392	—	(278)		3,167	(645)		2,522
Provision for income taxes	756	532	—	(108)	3i	1,180	(252)	4d	928

Income from continuing operations	1,297	860	—	(170)		1,987	(393)		1,594
Income from discontinued operations, net of tax	25	—	—	—		25	—		25

Net income	$1,322	$860	$—	$(170)		$2,012	$(393)		$1,619

Earnings per share attributable to RAI shareholders:
Basic	$2.48								$2.26	Note 5
Diluted	$2.47								$2.25	Note 5
Weighted average shares outstanding, in thousands:
Basic	533,786								716,805	Note 5
Diluted	535,521								718,540	Note 5

See accompanying notes to unaudited pro forma condensed combined financial statements.

218

Unaudited Pro Forma Condensed Combined Statement of Income

Giving Effect to the Merger and the Divestiture

For the Year Ended December 31, 2013

(Dollars in Millions, Except Per Share Data)

	RAI	Lorillard	Reclassifications Note 3a	Merger- Related Pro Forma Adjustments Note 3	Notes	Pro Forma for Merger Excluding Divestiture	Divestiture Note 4	Notes	Pro Forma for Merger Including Divestiture
Net sales	$7,899	$6,950	$(1,978)	$—		$12,871	$(2,395)	4a	$10,476
Net sales, related party	337	—	—	—		337	—		337

Net sales	8,236	6,950	(1,978)	—		13,208	(2,395)		10,813
Costs and expenses:
Cost of products sold	3,678	4,231	(1,978)	(31)	3b, 3m	5,900	(1,193)	4b	4,707
Selling, general and administrative expenses	1,389	665	(6)	(14)	3m	2,034	(259)	4c	1,775
Amortization expense	5	—	6	12	3d	23	(6)	4i	17
Trademark and other intangible asset impairment charges	32	—	—	—		32	(3)	4i	29

Operating income	3,132	2,054	—	33		5,219	(934)		4,285
Interest and debt expense	259	172	—	471	3g, 3h	902	—		902
Interest income	(5)	(2)	—	—		(7)	—		(7)
Other expense, net	137	—	—	—		137	—		137

Income before income taxes	2,741	1,884	—	(438)		4,187	(934)		3,253
Provision for income taxes	1,023	704	—	(171)	3i	1,556	(364)	4d	1,192

Net income	$1,718	$1,180	$—	$(267)		$2,631	$(570)		$2,061

Earnings per share attributable to RAI shareholders:
Basic	$3.15								$2.83	Note 5
Diluted	$3.14								$2.82	Note 5
Weighted average shares outstanding, in thousands:
Basic	544,925								727,944	Note 5
Diluted	546,949								729,968	Note 5

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

Giving Effect to the Merger and the Divestiture

As of September 30, 2014

(Dollars in Millions)

	RAI	Lorillard	Reclassifications Note 3a	Merger- Related Pro Forma Adjustments Note 3	Notes	Pro Forma for Merger Excluding Divestiture	Divestiture Note 4	Notes	Pro Forma for Merger Including Divestiture
Assets
Current assets:
Cash and cash equivalents	$1,289	$916	$—	$(4,705)	3h, 3n	(2,500)	$4,400	4e	$1,900
Short-term Investments	—	308	—	—		308	—		308
Accounts receivable	89	16	—	—		105	—		105
Accounts receivable, related party	51	—	—	—		51	—		51
Other receivables	13	39	—	—		52	—		52
Inventories	1,108	454	—	283	3b	1,845	(260)	4f	1,585
Deferred income taxes, net	674	552	—	(110)	3i	1,116	(4)	4d	1,112
Prepaid expenses and other	232	107	—	914	3d, 3h	1,253	(860)	4g	393

Total current assets	3,456	2,392	—	(3,618)		2,230	3,276		5,506

Property, plant and equipment, net	1,198	311	—	—	3c	1,509	(253)	4h	1,256
Trademarks and other intangible assets	2,424	69	—	3,081	3d	5,574	(356)	4i	5,218
Goodwill	8,017	101	—	24,758	3e	32,876	(1,650)	4j	31,226
Long-term investments	—	185	—	—		185	—		185
Deferred income taxes, net	—	59	(59)	—		—	—		—
Other assets and deferred charges	237	158	—	(23)	3g	372	(70)	4k	302

	$15,332	$3,275	$(59)	$24,198		42,746	$947		$43,693

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$129	$38	$—	$—		167	$(5)	4l	$162
Tobacco settlement accruals	1,703	1,073	—	—		2,776	—		2,776
Due to related party	1	—	—	—		1	—		1
Deferred revenue, related party	8	—	—	—		8	—		8
Short-term Borrowings	400	—	—	9,000	3h	9,400	—		9,400
Other current liabilities	1,045	363	—	101	3f	1,509	(25)	4l	1,484

Total current liabilities	3,286	1,474	—	9,101		13,861	(30)		13,831
Long-term debt	5,087	3,557	—	469	3g	9,113	—		9,113
Deferred income taxes, net	715	—	(59)	1,010	3i	1,666	(115)	4d	1,551
Long-term retirement benefits	1,134	310	—	—		1,444	(115)	4k	1,329
Other noncurrent liabilities	117	89	—	—		206	(27)	4l	179
Shareholders’ equity (deficit)	4,993	(2,155)	—	13,618	3f, 3j, 3k, 3l	16,456	1,234	4m	17,690

Total liabilities and shareholders’ equity	$15,332	$3,275	$(59)	$24,198		42,746	$947		$43,693

See accompanying notes to unaudited pro forma condensed combined financial statements.

220

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1—Basis of Presentation

The accompanying unaudited pro forma financial information is intended to reflect the impact of the merger on RAI’s consolidated financial statements and presents the pro forma consolidated financial position and results of operations of RAI based on the historical financial statements and accounting records of RAI and Lorillard after giving effect to the merger and the divestiture.

Merger-related pro forma adjustments are included only to the extent they are directly attributable to the merger, factually supportable and expected to have a continuing impact on the results of the combined company. The accompanying unaudited pro forma financial information is presented for illustrative purposes only.

The merger will be accounted for using the acquisition method of accounting with RAI considered the acquirer. The unaudited pro forma financial information reflects the preliminary assessment of fair values and useful lives assigned to the assets acquired and liabilities assumed. Fair value estimates were determined based on preliminary discussions between RAI and Lorillard, due diligence efforts and information available in public filings. The detailed valuation studies necessary to arrive at required estimates of fair values of the assets acquired and liabilities assumed from Lorillard and its affiliates and subsidiaries in the merger have not been completed. Significant assets and liabilities that are subject to preparation and completion of valuation studies to determine appropriate fair value adjustments include property, plant and equipment, identifiable intangible assets and debt obligations. Changes to the fair values of these assets and liabilities will also result in changes to goodwill and deferred income taxes.

Coincident with or immediately prior to the closing of the merger, as the case may be, and pursuant to the asset purchase agreement and the transfer agreement, RAI and Lorillard, directly or indirectly through one or more of their respective subsidiaries or affiliates, will divest the transferred assets and certain liabilities to Imperial Sub in the divestiture. Divestiture-related pro forma adjustments are included only to the extent they are directly attributable to the divestiture, factually supportable, and with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the results of the combined company.

Due to the uncertain scope and duration and expected immaterial impact of the transition services arrangements, including the reciprocal manufacturing agreement, any potential impact from these arrangements is not reflected in the pro forma financial information.

The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the merger and the divestiture as if they had occurred on September 30, 2014, and the Unaudited Pro Forma Condensed Combined Statements of Income for the nine months ended September 30, 2014 and the year ended December 31, 2013 give effect to the merger and the divestiture as if they had occurred on January 1, 2013, the beginning of the earliest period presented.

Other Merger-Related Adjustments

The unaudited pro forma financial information reflects certain reclassifications of Lorillard statement of income and balance sheet categories to conform to RAI presentation.

The unaudited pro forma financial information does not reflect any adjustments to conform Lorillard’s accounting policies to those adopted by RAI, as no such adjustments have been identified that would have a material effect on the unaudited pro forma financial information.

Further review may identify additional reclassifications, intercompany transactions or differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma financial information of the combined company. At this time, RAI and Lorillard are not aware of any reclassifications, intercompany transactions or accounting policy differences that would have a material impact on the unaudited pro forma financial information that are not reflected in the pro forma adjustments.

Items Not Adjusted in the Unaudited Pro Forma Financial Information

The unaudited pro forma financial information does not include any adjustment for liabilities or related costs that may result from integration activities, since management has not completed the process of making these assessments. Significant liabilities and related costs may ultimately be recorded for employee severance, exit or integration activities following the merger and divestiture.

RAI and Lorillard anticipate that the merger and the divestiture will result in significant annual operating synergies that would be unachievable without completing the transactions. RAI currently expects that approximately $800 million of annual cost savings and synergies will be realized within two years of completion of the merger and the divestiture. No assurance can be made that RAI will be able to achieve these synergies or when they will be realized, and no such synergies have been reflected in the unaudited pro forma financial information.

The Unaudited Pro Forma Condensed Combined Statements of Income do not include any material nonrecurring charges that might arise as a result of the merger. The Unaudited Pro Forma Condensed Combined Balance Sheet only includes adjustments for transaction-related costs that are directly attributable to the merger or divestiture and are factually supportable.

The merger may result in changes in RAI’s tax rate used to determine deferred income taxes due to changes in apportionment factors related to state income taxes. Any changes in RAI’s deferred taxes as a result of the merger and sale of certain brands and assets to Imperial Sub will be reflected in income as of the closing date. The unaudited pro forma financial information does not include the impact of such changes on RAI’s existing deferred tax assets and liabilities, as this analysis has not been completed.

Note 2—The Merger

On July 15, 2014, RAI, Merger Sub and Lorillard entered into the merger agreement, pursuant to which Merger Sub will be merged with and into Lorillard. As a result of the merger, the separate corporate existence of Merger Sub will cease, and Lorillard will continue as the surviving corporation in the merger and a wholly owned subsidiary of RAI.

Merger Purchase Price

The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect the estimated fair values of the identifiable assets acquired and liabilities assumed in the merger and the excess of the consideration over these fair values is recorded to goodwill. The fair value of the merger consideration, or the purchase price, in the unaudited pro forma financial information is estimated to be approximately $25.2 billion. This amount was derived based on the 360.0 million outstanding shares of Lorillard common stock at September 30, 2014. Each share of Lorillard common stock (other than treasury shares held by Lorillard and any shares of Lorillard common stock owned by any Lorillard subsidiary, RAI or Merger Sub or shares of Lorillard common stock owned by Lorillard shareholders who have properly made and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL) automatically will be converted into the right to receive the merger consideration, consisting of (1) 0.2909 of a fully paid and nonassessable share of RAI common stock plus (2) $50.50 in cash. The stock price used to determine the value of the stock portion of the merger consideration, for purposes of the unaudited pro forma financial information, is based on the average price of a share of RAI common stock as quoted on the NYSE on December 18, 2014, the most recent practicable trading date prior to the date of this joint proxy statement/prospectus, which was $65.43. The actual number of shares of RAI common stock to be issued to Lorillard shareholders upon closing of the merger will be based on the actual number of shares of Lorillard common stock outstanding when the merger closes, and the valuation of those shares will be based on the trading price of RAI common stock at that time. Lorillard restricted stock and restricted stock unit equity awards outstanding at the time of the closing of the merger will receive the merger consideration in accordance with the merger agreement. Lorillard stock option and stock appreciation right equity awards will be cancelled in exchange for a cash payment equal to the excess of the equity award consideration over the exercise price. The fair value of Lorillard equity awards will be considered part of the purchase price. Accordingly, the purchase price includes estimated fair values for Lorillard equity awards of $153 million.

The table below presents the preliminary purchase price as if the merger had closed on September 30, 2014, along with a preliminary allocation of purchase price to the assets acquired and liabilities assumed in the merger based upon the RAI share price of $65.43 on December 18, 2014, the most recent practicable trading date prior to this joint proxy statement/prospectus.

Preliminary Purchase Price

(In Millions, Except Per Share Data)
Lorillard shares outstanding at September 30, 2014	360.0
Lorillard restricted stock and stock units at September 30, 2014	1.2

Total Lorillard shares (see Note 3(k))	361.2
Share exchange ratio	0.2909

Shares of RAI common stock to be issued to Lorillard shareholders	105.1
Price per share of RAI common stock at December 18, 2014	$65.43

Fair value of RAI common stock to be issued	$6,875
Cash paid to Lorillard shareholders at $50.50 per share	18,240
Cash paid for Lorillard stock options and stock appreciation rights	71

Preliminary Purchase Price	$25,186

Based on the approximately 360 million shares of Lorillard common stock outstanding as of September 30, 2014 and the merger consideration, each dollar increase (decrease) in the per share price of RAI common stock will result in an approximately $100 million increase (decrease) in the total consideration for the merger, substantially all of which RAI expects would be recorded as an increase (decrease) in the amount of goodwill recorded in the merger.

Preliminary Allocation of Purchase Price

(Dollars in Millions)
Cash and cash equivalents	$916
Short-term investments	308
Accounts and other receivables	55
Inventories	737
Current deferred income tax assets	442
Prepaid expenses and other current assets	938
Property, plant and equipment	311
Trademarks and other intangible assets	3,150
Goodwill (see Note 3(e))	24,859
Long-term investments	185
Other assets	135
Tobacco settlement accruals and other current liabilities	(1,474)
Long-term debt	(4,026)
Long-term deferred income tax liabilities	(951)
Other liabilities assumed	(399)

Preliminary Purchase Price	$25,186

Upon completion of the fair value assessment following the merger, RAI anticipates the finalized fair values of the net assets acquired will differ from the preliminary assessment outlined above. Generally, changes to the initial estimates of fair value of the assets acquired and the liabilities assumed will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

The estimated goodwill to be recognized is attributable primarily to the expected synergies and other benefits that RAI believes will result from combining the operations of Lorillard with the operations of RJR Tobacco. The $24.9 billion estimated goodwill that will be acquired is not expected to be deductible for income tax purposes, and will be included in RAI’s RJR Tobacco operating segment.

No fractional shares of RAI common stock will be issued in the merger, and Lorillard shareholders will receive cash in lieu of any fractional shares. The amount of cash required to be disbursed for the fractional shares is not expected to be material, cannot be determined until the closing of the merger and is not included in the unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus.

Note 3—Reclassifications and Merger-Related Pro Forma Adjustments

The unaudited pro forma financial information reflects the following adjustments related to the merger:

(a)	Reclassifications—Certain reclassifications have been made to amounts in the Lorillard statements of income and balance sheet to conform to RAI’s presentation, including reclassifying Lorillard’s federal excise taxes as a reduction in net sales, presenting Lorillard’s amortization expense within the amortization expense caption instead of selling, general and administrative expenses and reclassifying deferred income taxes.

(b)	Inventory—Adjustment to reflect Lorillard’s inventories at fair value. Lorillard’s tobacco inventories historically have been stated on a last-in, first-out, referred to as LIFO basis, and the adjustment based on historical Lorillard financial information is to reverse the LIFO impact of $19 million for each of the nine months ended September 30, 2014, and the year ended December 31, 2013. RAI’s assumed fair value of Lorillard’s inventory may change after the closing of the merger. RAI’s pro forma fair value adjustment to inventory is based on Lorillard’s inventory as of September 30, 2014. In addition, as RAI sells the acquired inventory, its cost of sales will reflect the increased valuation of Lorillard’s inventory, which will temporarily reduce RAI’s gross margins until such inventory is sold. This is considered a non-recurring adjustment and as such is not included in the Unaudited Pro Forma Combined Condensed Statements of Income.

(c)	Property, plant and equipment—Lorillard’s property, plant and equipment is reflected at book value. No adjustment has been made because it is preliminarily assumed that the recorded book value in the Lorillard balance sheet approximates the fair value. In addition, most of the Lorillard property, plant and equipment will be sold to Imperial Sub as part of the sale of certain brands and assets. As such, there is no adjustment to depreciation expense resulting from a pro forma fair value adjustment.

(d)	Intangible assets—Adjustment to reflect the preliminary fair value estimates of Lorillard’s identifiable intangible assets, net of the historical Lorillard intangible asset value of $69 million. The primary assets included are customer relationships and trademarks. These preliminary fair value estimates were determined based on an income approach, utilizing discounted cash flow valuation model under a relief from royalty methodology using Lorillard’s long range projections.

A preliminary fair value estimate of $200 million relates to amortizable customer relationships. Amortization related to the fair value of these customer relationships are amortized over 20 years. An adjustment to increase amortization expense related to Lorillard’s customer relationships of $8 million and $10 million for the nine months ended September 30, 2014, and the year ended December 31, 2013, respectively, is reflected in the Unaudited Pro Forma Combined Condensed Statements of Income.

A preliminary fair value estimate of $2,950 million relates to trademarks. These fair value estimates are consistent with RAI’s methodology for trademark valuation, and are made up of $2,940 million related to trademarks with indefinite lives and $10 million related to trademarks with a finite life estimated by RAI of 5 years. The management of RAI took into consideration many factors in determining the preliminary fair value of trademarks and their lives. Trademarks that will not be amortized will be tested for impairment at least annually. An adjustment to increase amortization expense related to Lorillard’s finite life trademarks of $1 million and $2 million for the nine months ended September 30, 2014, and the year ended December 31, 2013, respectively, is reflected in the Unaudited Pro Forma Combined Condensed Statements of Income.

Adjustment to reflect preliminary fair value estimates for brands of Lorillard that will be sold to Imperial Sub are reflected as assets held for sale, and are included in prepaid expenses and other current assets. The preliminary fair value estimate of $650 million for the brand Maverick was determined based on an income approach, utilizing a discounted cash flow valuation model using Lorillard long term projections. The preliminary fair value estimate of $181 million for the brand blu is the aggregate purchase price from the acquisitions of certain assets and operations of blu and SKYCIG by Lorillard over the past two years.

(e)	Goodwill—Adjustment to record estimated goodwill resulting from the merger. Goodwill represents the residual of the purchase price over the fair value of the identified assets acquired and liabilities assumed. Goodwill is not amortized, but rather is assessed for impairment at least annually, or more frequently whenever events or circumstances indicate that goodwill might be impaired.

(f)	Transaction-related costs—Adjustment to record liabilities of $101 million, net of related tax benefits, for transaction-related costs in other current liabilities with the offset in equity. A liability of $50 million, net of $32 million in related tax benefits, relates to merger advisory fees and a corresponding adjustment to RAI’s shareholders’ equity. This amount does not include estimates for fees that are not readily determinable or factually supportable. A liability of $51 million, net of $33 million in related tax benefits, relates to certain payments related to the transaction for merger and change of control payments that may be made to Lorillard employees under the terms of the merger agreement other than equity based awards (that are reflected in the pro forma balance sheet as described in Note 2).

There was also an adjustment to eliminate nonrecurring transaction-related costs of $40 million ($23 million for RAI and $17 million for Lorillard) recorded in the Unaudited Pro Forma Condensed Combined Statement of Income for the nine months ended September 30, 2014.

(g)	Long-term debt—Adjustments to record long-term debt at fair value using quoted market values as of September 30, 2014. Lorillard deferred debt issuance costs of $23 million were also eliminated. The pro forma adjustments are a result of the quoted market values of the Lorillard debt portfolio being higher than the face amount of the related debt. The quoted market value of a debt instrument is higher than the face amount of the debt when the market interest rates are lower than the stated interest rate of the debt. In acquisition accounting, this results in an increase in debt and a reduction in interest expense to reflect the lower market interest rate. The difference between the fair value of each borrowing, which was based on market interest rates and values as of September 30, 2014, based on each borrowing’s CUSIP bid price, and the face amount of each borrowing is amortized as a reduction in interest expense utilizing the effective interest method over the remaining term of each borrowing based on its maturity date. For the total debt portfolio, the adjustment is a reduction in interest expense of $50 million and $65 million for the nine months ended September 30, 2014, and the year ended December 31, 2013, respectively, resulting in interest expense that effectively reflects current market interest rates rather than the stated interest rate. Interest expense is further adjusted to reflect the elimination of amortization related to Lorillard’s previously deferred debt issuance costs of $3 million and $4 million for the nine months ended September 30, 2014, and the year ended December 31, 2013, respectively.

(h)

Bridge facility borrowings—Adjustment to reflect expected borrowings of $9 billion under the bridge facility to fund a portion of the total estimated purchase price. Borrowings also reflect $132 million of fees associated with the bridge facility of which $49 million had been paid as of September 30, 2014. The fees associated with the bridge facility that have been and are expected to be paid on or before the closing of the merger are reflected in other current assets as deferred debt issuance costs. Interest costs related to the borrowings under the bridge facility, using an assumed weighted average interest rate of approximately 6%, are $391 million and $540 million for the nine months ended September 30, 2014, and the year ended December 31, 2013, respectively.

The interest rate on the bridge facility may not be reflective of the borrowing rates applicable to any debt securities that RAI may issue in lieu of all or a portion of the bridge facility. RAI’s weighted average interest rate includes fees related to its borrowing facilities. Some of these fees are required to be paid assuming that the bridge facility is not refinanced within specified time frames following the closing of the merger. RAI currently intends to finance the cash portion of the merger consideration and related fees and expenses with available cash, up to $500 million in borrowings under its existing revolving credit facility, proceeds from the issuance of debt securities, proceeds from the divestiture and share purchase and, to the extent necessary, borrowings under the bridge facility. RAI expects to incur approximately $9 billion of new debt to finance the cash portion of the merger consideration. To the extent RAI draws under the bridge facility, RAI intends to refinance a portion or all of the bridge facility with debt securities that would reduce the requirement to pay these fees. In addition, the bridge facility includes terms that would result in additional fees and/or higher interest rates if RAI’s credit rating is downgraded.

Estimates of the sources of cash that will be utilized for the cash portion of the merger consideration of $18.3 billion as of September 30, 2014 are as follows:

(Dollars In Millions)
Bridge facility (or alternative financing)	$9,000
BAT share purchase	4,689
Net proceeds from the divestiture	4,400

Subtotal	18,089
Available cash	222

Cash for merger consideration	$18,311

Actual interest rates for this transaction can vary from the 6% assumed rate. The effect of a 0.125% change in interest rates would result in an $11 million change in interest expense on a pre-tax basis.

(i)	Income taxes—Adjustment to record the deferred tax impact of acquisition accounting adjustments primarily related to inventory, intangible assets and long-term debt. The pro forma adjustment to provision for (benefit from) income taxes represents the application of RAI’s estimated statutory tax rate of 39.0% to the pro forma adjustments. The pro forma adjustment to deferred tax assets and liabilities represents the difference between the pro forma fair value of assets acquired and liabilities assumed and their historical carryover tax basis using RAI’s estimated statutory tax rate of 39.0%.

(j)

BAT share purchase—In connection with the merger agreement, RAI, BAT and B&W entered into the subscription agreement, pursuant to which BAT has agreed, directly or indirectly through one or more of its wholly owned subsidiaries, to subscribe for and purchase, simultaneously with the completion of the merger, a number of shares of RAI common stock such that BAT will maintain its approximately 42% beneficial ownership interest in RAI immediately following completion of the merger. Pursuant to the subscription agreement, BAT agreed that at any meeting of RAI shareholders (or with respect to any written consent of RAI shareholders) held to approve the share issuance, it will and will cause its subsidiaries to appear at the meeting in person or by proxy (or otherwise cause all the shares of RAI common stock beneficially owned by it as of the record date to be counted as present for purposes of calculating a quorum at the meeting and respond to each request by RAI for written consent, if any) and vote all shares of RAI common stock beneficially owned by BAT and its subsidiaries to approve the Lorillard share issuance and the BAT share issuance. BAT has further agreed to vote and cause its applicable subsidiaries to vote (including by written consent) against any action or agreement that would reasonably be expected to materially impede, interfere with or prevent the share issuance and the other transactions contemplated by the merger agreement, subscription agreement, asset purchase agreement and transfer agreement. The value of the share purchase pursuant to the subscription agreement is estimated to be approximately $4.7 billion (based on the per share reference price of $60.16 for RAI common stock agreed upon by RAI and Lorillard to calculate the merger consideration).

RAI had 531.3 million shares of common stock outstanding as of October 6, 2014 (as reflected in its latest 10-Q filing). BAT holds 223.3 million shares of RAI common stock, or approximately 42% of RAI’s outstanding common stock. After issuing 105.1 million shares of RAI common stock to Lorillard shareholders in the merger, it is estimated that 77.9 million shares of RAI common stock will be issued to BAT, directly or indirectly through one or more of its wholly owned subsidiaries, in accordance with the subscription agreement. The proceeds to RAI from the share purchase will be approximately $4.7 billion.

(k)	Issuance of RAI common stock—An estimated 105.1 million shares of RAI common stock will be issued to Lorillard shareholders in the merger, based on 360 million shares of Lorillard common stock, together with an aggregate of 1.2 million shares of Lorillard restricted stock and Lorillard restricted stock units, outstanding as of September 30, 2014.

(l)	Lorillard shareholders’ equity—An adjustment to eliminate all Lorillard shareholders’ equity, including common stock, additional paid-in capital, accumulated deficit, treasury stock and accumulated other comprehensive loss, net.

(m)	Pension amortization—Adjustment to remove the amortization of the net actuarial losses and prior service costs for the Lorillard pension and postretirement plans of $10 million ($5 million removed from cost of products sold and $5 million removed from selling, general and administrative expenses) and $26 million ($12 million removed from cost of products sold and $14 million removed from selling, general and administrative expenses) for the nine months ended September 30, 2014, and the year ended December 31, 2013, respectively. Net actuarial losses and prior service credits are included in the accumulated other comprehensive income component of equity. Because Lorillard’s equity, including accumulated other comprehensive loss is eliminated in the opening balance sheet, the results for the period following the merger will not include any impact from the amortization of these deferred net actuarial losses and prior service costs.

(n)	Cash consideration—RAI will also pay approximately $4.7 billion from cash balances for the stock of Lorillard. This amount is primarily obtained through the sale of brands and assets to Imperial Sub, which is presently estimated to yield $4.4 billion in cash, after taxes. See Note 4 below for more details of the sale of brands and assets to Imperial Sub.

Note 4—The Divestiture

In connection with entry into the merger agreement, on July 15, 2014, RAI entered into the asset purchase agreement with Imperial Sub, and for certain limited purposes, Imperial, pursuant to which, subject to the closing of the merger, Imperial Sub will acquire the transferred assets from RAI, indirectly through one or more of its affiliates or subsidiaries, consisting of (1) certain assets owned by RAI subsidiaries, related to the cigarette brands WINSTON, KOOL and SALEM (and under certain circumstances, DORAL) and related to RAI’s subsidiaries’ Puerto Rico business and (2) certain assets currently owned by Lorillard subsidiaries, related to the “e-vapor” brand blu (including SKYCIG) and the cigarette brand Maverick, as well as Lorillard’s owned and leased real property, including its manufacturing, research and development facilities and headquarters in Greensboro, North Carolina and the tobacco receiving and storage facilities in Danville, Virginia, and the transferred employees, together with certain associated liabilities. Although most of the transferred assets will be transferred immediately after the closing of the merger by RAI directly or indirectly through its affiliates and subsidiaries, pursuant to the transfer agreement between Lorillard and Imperial Sub entered into on July 15, 2014, certain of the Lorillard transferred assets will be transferred immediately prior to the closing of the merger. The unaudited pro forma financial information includes the effects of the sale of these brands, plus assets and liabilities associated with the agreement.

The purchase price for the transferred assets and certain associated liabilities divested in the divestiture is $7.056 billion, which, after income taxes, will yield $4.4 billion in cash. The unaudited financial information reflects the preliminary allocations of assets, liabilities, revenues and expenses directly attributable to the brands being sold to Imperial Sub in the divestiture, as well as certain other allocations deemed reasonable by management to present the unaudited pro forma financial information. The allocation methodologies developed for the purposes of these pro forma amounts are considered reasonable by each company’s respective management. The costs do not include costs associated with certain shared functions, and accordingly the financial information does not reflect the financial position or results of operations as if these brands and assets were stand-alone entities for the periods presented.

The unaudited pro forma financial information reflects the following adjustments related to the divestiture:

(a)	Net sales—Adjustment to reflect the net sales of the cigarette brands WINSTON, KOOL and SALEM and related RAI’s subsidiaries’ Puerto Rico business from RAI’s historical financial information and net sales of the cigarette brand Maverick and the e-vapor brand blu from Lorillard’s historical financial information.

(b)	Cost of product sold—Adjustment to reflect the cost of product sold for the divested brands.

(c)	Selling, general and administrative expenses—Adjustment to reflect the estimated costs of these expenses for the divested brands.

(d)	Income taxes—Adjustment to record the deferred tax impact of divestiture accounting adjustments primarily related to intangible assets. The pro forma adjustment to provision for (benefit from) income taxes represents the application of RAI’s estimated statutory tax rate of 39.0% to the pro forma adjustments.

(e)	Cash and cash equivalents—The purchase price for the transferred assets and certain associated liabilities included in the divestiture is $7.056 billion, which, after income taxes, will yield $4.4 billion in cash.

(f)	Inventories—Adjustment to reflect an allocation of leaf balances and finished goods inventory associated with WINSTON, KOOL and SALEM from RAI subsidiaries operations, an allocation of leaf balances, all raw materials and finished goods inventory associated with Maverick from Lorillard’s operations and all e-vapor brand inventory from Lorillard’s operations.

(g)	Prepaid expenses and other—Adjustment primarily to reflect the estimated value of the Maverick and blu operations that were reflected in Note 3(d) that are being sold in the divestiture.

(h)	Property, plant and equipment—Adjustment to reflect Lorillard’s property, plant and equipment and certain RAI subsidiaries’ machinery sold to Imperial Sub as part of the divestiture.

(i)	Trademarks and other intangible assets—Adjustment to reflect the historical balances of the cigarette brands WINSTON, KOOL and SALEM and the e-vapor brand blu. Amortization expense is adjusted to reflect the elimination of amortization of these trademarks of $17 million and $6 million for the nine months ended September 30, 2014, and the year ended December 31, 2013, respectively. An impairment charge to trademark and other intangibles is adjusted to eliminate $3 million of such charges for the year ended December 31, 2013.

(j)	Goodwill—Adjustment to reflect the allocation of goodwill from RAI’s RJR Tobacco segment associated with the divestiture of the cigarette brands WINSTON, KOOL and SALEM from the retained operations of RJR Tobacco based on relative fair values.

(k)	Pension and postretirement obligations—Adjustment to reflect the pension and postretirement obligations related to Lorillard employees that will be transferred to Imperial Sub.

(l)	Other liabilities—Adjustment to reflect certain liabilities that will be assumed by Imperial Sub as part of the divestiture.

(m)	Shareholders’ equity—Adjustment to reflect the estimated book gain on the divestiture. A summary of the estimated gain is as follows:

(Dollars in Millions)
Purchase price	$7,056
Estimated income taxes	(2,656)

Net cash after taxes	4,400
Net assets and liabilities divested	(1,516)
Goodwill associated with divested RJR Tobacco brands	(1,650)

Gain on the divestiture	$1,234

(n)	DORAL—The unaudited pro forma condensed combined financial statements do not take into consideration the possible required sale of the DORAL brand as part of the divestiture because it is speculative and RAI management thinks it is unlikely to occur. Unaudited pro forma financial information giving effect to any divestiture transactions other than the divestiture to Imperial Sub is not presented because of the speculative nature of the need for such alternative divestiture transactions.

Under the asset purchase agreement, in the event that the aggregate market share for the WINSTON, KOOL and SALEM brands is less than 4.9% for the three months ended prior to the month in which the closing of the merger occurs, the asset purchase agreement provides that RJR Tobacco’s DORAL brand also will be sold to Imperial Sub. Should RJR Tobacco’s DORAL brand be sold to Imperial Sub, RAI will not receive any additional purchase price, and the divestiture of the DORAL brand would not have a material impact on its assets and liabilities on a pro forma basis. A summary of the pro forma impact of the divestiture of the DORAL brand on RAI’s unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2014, and the year ended December 31, 2013, is as follows:

	Pro Forma Nine Months Ended September 30, 2014	Pro Forma Year Ended December 31, 2013
	(Dollars in Millions, Except Per Share Data)
Net sales	$(175)	$(278)
Operating income	$(84)	$(114)
Net income	$(51)	$(70)
Pro forma basic earnings per share	$(0.07)	$(0.10)
Pro forma diluted earnings per share	$(0.07)	$(0.10)

Note 5—Earnings per share

The pro forma combined basic and diluted earnings per share for the nine months ended September 30, 2014 and the year ended December 31, 2013 are calculated as follows:

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
	(Dollars in Millions, Except Per Share Data)
Pro forma net income	$1,619	$2,061

Basic weighted average RAI shares outstanding, in thousands	533,786	544,925
Lorillard shares converted to RAI shares	105,072	105,072
BAT shares issued	77,947	77,947

Pro forma basic weighted average shares outstanding	716,805	727,944

Dilutive effect of securities:
RAI restricted stock units	1,735	2,024

Pro forma diluted weighted average shares outstanding, in thousands	718,540	729,968

Pro forma basic earnings per share	$2.26	$2.83
Pro forma diluted earnings per share	$2.25	$2.82

DESCRIPTION OF RAI CAPITAL STOCK

The following is a summary of the material terms of RAI’s capital stock. Because it is only a summary, it may not contain all of the information that may be important to you. Accordingly, you should read the more detailed provisions of the RAI articles of incorporation.

Authorized Shares

RAI’s authorized capital stock consists of 1,700,000,000 shares, of which 1,600,000,000 shares are common stock, par value $0.0001 each, and 100,000,000 shares are preferred stock, par value $.01 each.

The RAI articles of incorporation authorize RAI to issue the RAI preferred stock in one or more series and to determine the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of any such series, including without limitation, the dividend rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any of those series and the designation of those series. Of the RAI preferred stock, 4,000,000 shares are designated as Series A Junior Participating Preferred Stock, par value $0.01 per share, referred to as “Series A preferred stock.” As of the date hereof, there are no shares of Series A preferred stock outstanding, and upon completion of the merger and related transactions, RAI does not anticipate that any shares of Series A preferred stock will be outstanding.

In addition, of the RAI preferred stock, 1,000,000 shares are designated in the RAI articles of incorporation as Series B Preferred Stock, par value $0.01 per share, referred to as “Series B preferred stock.” As of the date hereof, there are 1,000,000 shares of Series B preferred stock outstanding, and upon the completion of the merger and related transactions, 1,000,000 shares of Series B preferred stock will be outstanding.

RAI will be able to issue authorized but unissued shares of RAI preferred stock, as well as authorized but unissued shares of RAI common stock, without further action by its shareholders, unless shareholder action is required by applicable law or by the rules of the NYSE, and subject to receipt of any required approvals under the governance agreement.

The following description of RAI common stock, Series A preferred stock and Series B preferred stock is qualified in its entirety by reference to the RAI articles of incorporation.

Common Stock

Unless otherwise provided for in the RAI articles of incorporation or required by applicable law, common shareholders will be entitled to one vote per share, voting together as a single class on all matters submitted to them.

RAI common shareholders will be entitled to receive dividends as may be declared from time to time by the RAI board of directors and all net assets of RAI upon dissolution.

RAI’s common shareholders’ rights, however, will be subject to the rights and preferences, with respect to dividends, voting and dissolution, of the holders of Series A preferred stock and Series B preferred stock or any other series of preferred stock of RAI that may be created from time to time as contemplated in the RAI articles of incorporation.

Series A Preferred Stock

In connection with a rights plan that the RAI board of directors adopted on July 30, 2004, referred to as the rights plan, the RAI board of directors created a series of preferred stock designated as Series A preferred stock. The rights plan expired pursuant to its terms on July 30, 2014. As indicated above, no shares of Series A preferred stock are outstanding.

Dividends and Distributions

Holders of shares of Series A preferred stock are entitled to receive quarterly dividends when, as and if declared by the RAI board of directors out of funds legally available therefor. If the RAI board of directors declares such a dividend or distribution, the holders of Series A preferred stock will be entitled to receive the greater of $1.00 per share and, subject to any adjustment as provided in the RAI articles of incorporation, 100 times the aggregate per share amount of all dividends or distributions declared on RAI common stock (other than a dividend payment in shares of RAI common stock or a subdivision of the outstanding shares of RAI common stock) since the immediately preceding quarterly dividend payment date.

RAI will be obligated to declare a dividend or distribution on Series A preferred stock at any time it declares a dividend or distribution on RAI common stock (other than a dividend payment in shares of RAI common stock or a subdivision of the outstanding shares of RAI common stock). If, for any given quarter where Series A preferred stock is outstanding, RAI does not declare a dividend or distribution on RAI common stock, RAI will nonetheless be obligated to pay the holders of Series A preferred stock a dividend of $1.00 per share.

If the RAI board of directors declares a dividend on RAI common stock payable in shares of RAI common stock or if the RAI common stock is subdivided or combined into a greater or lesser number of shares of RAI common stock, then the amount to which holders of shares of Series A preferred stock are entitled will be adjusted to reflect the subdivision or combination.

Dividends on outstanding shares of Series A preferred stock will accrue and be cumulative generally from the quarterly dividend payment date next preceding the date of issue of such shares of Series A preferred stock. Accrued but unpaid dividends will not bear interest.

Voting Rights

In addition to any other voting rights required by law, each share of Series A preferred stock will entitle the holder thereof to 100 votes on all matters submitted to a vote of RAI shareholders.

Except as provided in the RAI articles of incorporation or required by applicable law and, subject to any adjustment as provided in the RAI articles of incorporation, the holders of shares of Series A preferred stock, and any other class of preferred stock having the right to vote together as a single class with holders of shares of RAI common stock, will vote together as a single class with the holders of RAI common stock on all matters submitted to them.

If at any time dividends on any Series A preferred stock are in arrears in an amount equal to six quarterly dividends, all holders of Series A preferred stock and any other series of preferred stock then entitled as a class to elect directors, voting together as a single class, irrespective of series, will have the right to elect two directors to the RAI board of directors. If there are fewer than two vacancies, the holders of the Series A preferred stock may cause an increase in the number of directors to permit the election of the required number to the RAI board of directors.

The RAI articles of incorporation will not be amended in any manner so as to adversely affect the rights, preferences or limitations of Series A preferred stock without the affirmative vote of the holders of a majority of the outstanding shares of Series A preferred stock, voting separately as a class.

Except as otherwise provided in the RAI articles of incorporation, holders of Series A preferred stock will have no special voting rights, and their consent will not be required for taking any corporate action.

Certain Restrictions

Whenever quarterly dividends or other dividends or distributions payable on the Series A preferred stock are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding shares of Series A preferred stock shall have been paid in full, RAI shall not:

•	declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A preferred stock;

•	declare or pay dividends on, or make any other distributions on, any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A preferred stock, except dividends paid ratably on the Series A preferred stock and all such other parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

•	redeem, purchase or otherwise acquire for value any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A preferred stock; provided that RAI may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of stock of RAI ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series A preferred stock; or

•	redeem, purchase or otherwise acquire for value any shares of Series A preferred stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A preferred stock, except in accordance with a purchase offer made in writing or by publication (as determined by the RAI board of directors) to all holders of Series A preferred stock and all such other parity stock upon such terms as the RAI board of directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

Reacquired Shares

Any shares of Series A preferred stock redeemed, purchased or otherwise acquired by RAI in any manner will be retired and canceled promptly after the acquisition thereof. All acquired shares will upon their cancellation become authorized but unissued shares of preferred stock without designation as to series and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the RAI board of directors as permitted by the RAI articles of incorporation or as otherwise permitted under North Carolina law.

Liquidation, Dissolution and Winding Up

Upon any liquidation, dissolution or winding up of RAI, no distribution will be made to the holders of shares of stock ranking junior to Series A preferred stock unless, prior thereto, the holders of shares of Series A preferred stock have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions, whether or not declared, to the date of such payment. In any event, the holders of shares of Series A preferred stock will be entitled to receive, subject to any adjustment as provided in the RAI articles of incorporation, an aggregate amount per share equal to 100 times the aggregate amount to be distributed per share to holders of RAI common stock. Similarly, no distribution will be made to the holders of stock ranking in parity with Series A preferred stock, except distributions made ratably on Series A preferred stock and all such other parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

Consolidation, Merger, Etc.

If RAI enters into any consolidation, merger, share exchange, combination or other transaction in which shares of RAI common stock are exchanged for or changed into other stock or securities, cash or any other property, then the shares of Series A preferred stock will at the same time be similarly exchanged for or changed into an amount per share, subject to any adjustment as provided in the RAI articles of incorporation, equal to 100 times the aggregate amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of RAI common stock is changed or exchanged.

No Redemption

Series A preferred stock will not be redeemable.

Rank

Series A preferred stock will rank junior as to dividends, and upon liquidation, dissolution and winding up, to all other series of RAI’s preferred stock, except any series that specifically provides that such series will rank junior to Series A preferred stock.

Series B Preferred Stock

R. J. Reynolds Tobacco Holdings, Inc., a wholly owned subsidiary of RAI, is currently the sole holder of the Series B preferred stock. The holders of Series B preferred stock are entitled to receive dividends, vote with the RAI common shareholders and receive a significant liquidation preference. The terms of Series B preferred stock are summarized below.

Dividends and Distributions

The holders of shares of Series B preferred stock are entitled to receive cumulative dividends at a rate equal to 11.25% per annum. These dividends are payable in cash or, at the option of RAI, in additional shares of Series B preferred stock valued at the liquidation preference amount per share of Series B preferred stock (as defined below), or in other non-cash consideration.

Voting Rights

In addition to any other voting rights required by law, each share of Series B preferred stock entitles its holder to one vote per share on all matters submitted to a vote of holders of RAI common stock. Except as otherwise provided by the RAI articles of incorporation or by applicable law, the holders of shares of Series B preferred stock and the holders of shares of RAI common stock (and any other class of preferred stock having the right to vote together as a single class with holders of RAI common stock) will vote together as a single class on all matters submitted to a vote of holders of RAI common stock. The holders of Series B preferred stock have no special voting rights and their consent will not be required for taking any corporate action.

Pursuant to Section 55-7-21(b) of the NCBCA, the Series B preferred stock will not be entitled to vote as long as the shares are held by any subsidiary of RAI.

Liquidation Preference

Upon any liquidation, dissolution or winding up of RAI, the holders of outstanding shares of Series B preferred stock are entitled to be paid out of the assets of RAI legally available for distribution to shareholders, before any amount is paid or distributed to the holders of Series A preferred stock, RAI common stock or other capital stock of RAI ranking junior to Series B preferred stock, an aggregate liquidation amount in cash equal to (1) $378.00 per share of Series B preferred stock held by such holder (adjusted appropriately for stock splits, stock dividends, recapitalizations and similar events with respect to Series B preferred stock) plus (2) any accumulated but unpaid dividends to which the holders of outstanding shares of Series B preferred stock are then entitled (such aggregate liquidation amount referenced in clauses (1) and (2) above being referred to as the “liquidation preference amount”).

Redemption

RAI, at its option, may redeem the Series B preferred stock at any time or from time to time, in whole or in part, after August 1, 2024 at a redemption price equal to the liquidation preference amount.

Conversion

Shares of Series B preferred stock are not convertible into RAI common stock.

No Reissuance of Series B Preferred Stock

Shares of Series B preferred stock acquired by RAI by reason of purchase, redemption or otherwise will not be reissued, and all such shares will be cancelled, retired and eliminated from the shares which RAI will be authorized to issue.

Amendment; Waiver

Except as expressly prohibited by law, the terms of the Series B preferred stock may be amended or waived with the approval of the holders of a majority of Series B preferred stock and the RAI board of directors.

Rank

Series B preferred stock will rank senior upon liquidation, dissolution and winding up, but not with respect to the payment of dividends, to all other series of RAI’s capital stock, except any series that by its terms ranks senior to or pari passu with Series B preferred stock.

COMPARISON OF SHAREHOLDER RIGHTS

RAI is a North Carolina corporation, subject to the provisions of the NCBCA. Lorillard is a Delaware corporation, subject to the provisions of the DGCL. If the merger is completed, each share of Lorillard common stock (other than treasury shares held by Lorillard, any shares of Lorillard common stock owned by any Lorillard subsidiary, RAI or Merger Sub or shares of Lorillard common stock owned by Lorillard shareholders who have properly made and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL) automatically will be converted into the right to receive the merger consideration, consisting of (1) 0.2909 of a fully paid and nonassessable share of RAI common stock plus (2) $50.50 in cash. As a result, Lorillard shareholders who become RAI shareholders will have their rights as shareholders governed by North Carolina law, the RAI articles of incorporation and the RAI bylaws, which differ from Delaware law and the Lorillard certificate of incorporation and the Lorillard by-laws.

In Delaware, the capital stock of a corporation is typically referred to as “common stock” or “preferred stock,” and in North Carolina, the capital stock is typically referred to as “shares,” which may be designated as distinct classes. Delaware law commonly refers to “stockholders,” while North Carolina law commonly refers to “shareholders.” These distinctions do not have any substantive significance. For purposes of this joint proxy statement/prospectus, Lorillard stockholders are referred to as Lorillard shareholders and RAI’s capital stock is referred to as RAI common stock (or preferred stock).

Set forth below are the material differences between the rights of a holder of Lorillard common stock under the Lorillard certificate of incorporation, the Lorillard by-laws and the DGCL, on the one hand, and the rights of a holder of RAI common stock under the RAI articles of incorporation, the RAI bylaws, the NCBCA and the governance agreement, on the other hand.

The following summary does not reflect any rules of the NYSE or any federal securities laws that may apply to Lorillard or RAI in connection with the matters discussed, nor does it address any provisions of the governance agreement, which is discussed in “—Governance Agreement” beginning on page 248 of this joint proxy statement/prospectus, that may apply to these matters. In addition, this summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the NCBCA, the DGCL, the constituent documents of each of RAI and Lorillard and the governance agreement.

RAI	Lorillard
Authorized Capital

•     1,600,000,000 shares of common stock, par value $0.0001 per share.

•     100,000,000 shares of preferred stock, par value $0.01 per share, of which 4,000,000 shares are designated as Series A preferred stock, par value $0.01 per share and 1,000,000 shares are designated as Series B preferred stock, par value $0.01 per share. No shares of Series A preferred stock are outstanding as of the date of this joint proxy statement/prospectus, and 1,000,000 shares of Series B preferred stock are outstanding as of the date of this joint proxy statement/prospectus.

Under the RAI articles of incorporation, the RAI board of directors has the authority to issue preferred stock in one or more series and to establish the designations, preferences and rights, including voting rights, of each series. These shares of preferred stock would be available for issuance from time to time to any person for such consideration as the RAI board of directors may

•     600,000,000 shares of common stock, par value $0.01 per share.

•     10,000,000 shares of preferred stock, par value $0.01 per share. No shares of Lorillard preferred stock are outstanding as of the date hereof.

Under the Lorillard certificate of incorporation, the Lorillard board of directors has express authority to issue preferred stock in one or more series and to establish the designations, preferences and rights, including voting rights, of each series. These shares of preferred stock would be available for issuance from time to time to any person for such consideration as the Lorillard board of directors may determine without the requirement of further action by Lorillard shareholders, as applicable, except as required by the NYSE. Depending on its terms, the issuance of preferred stock may or may not have a dilutive effect on the equity interest or voting power of current Lorillard shareholders.

RAI	Lorillard
determine without the requirement of further action by RAI shareholders, as applicable, except as required by the NYSE. Depending on its terms, the issuance of preferred stock may or may not have a dilutive effect on the equity interest or voting power of current RAI shareholders.
Size, Classification and Term of Board of Directors
The RAI articles of incorporation provide:	The Lorillard certificate of incorporation and the Lorillard by-laws provide:

•     The size of the RAI board of directors is determined by the RAI board, but may not be less than nine nor more than twenty.

•     The number of directors of the RAI board of directors is currently set at thirteen.

•     The RAI board is divided into three classes, with the three classes staggered and one class elected each year for a three-year term.

•     The size of the Lorillard board of directors is determined by a majority of the total number of Lorillard directors then in office, but may not be less than three nor more than fifteen.

•     The number of directors of the Lorillard board of directors is currently set at nine.

•     Lorillard amended the Lorillard certificate of incorporation and the Lorillard by-laws on May 14, 2013, to provide for the annual election of directors for one-year terms to be phased-in through 2015. Seven of nine directors were re-elected to one-year terms at Lorillard’s 2014 annual meeting of shareholders, and all directors will be elected annually at the annual meeting of shareholders in 2015 and thereafter.

Nomination of Directors

The RAI bylaws provide that nominations of persons for election to the RAI board of directors may be made:

•     by the RAI board of directors or any committee designated by the RAI board of directors; or

•     in the case of an annual meeting, by a shareholder who is a shareholder of record or beneficially owns shares of RAI at the time of giving notice and at the time of the annual meeting, who is entitled to vote for the election of directors at the annual meeting and who gives timely notice in writing to the secretary of RAI and includes in such notice all of the information required by the RAI bylaws to be contained in such notice in the manner set forth in the RAI bylaws.

The Lorillard by-laws provide that nominations of persons for election to the Lorillard board of directors may be made at an annual meeting only:

•     pursuant to Lorillard’s notice of meeting;

•     by or at the direction of the Lorillard board of directors (or any duly authorized committee thereof); or

•     by any Lorillard shareholder of record at the time the required notice of meeting required under the Lorillard by-laws is delivered who is entitled to vote at such annual meeting and who otherwise complies with the notice procedures set forth in the Lorillard by-laws.

RAI	Lorillard
Election of Directors
The RAI articles of incorporation and the RAI bylaws each provide that each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present; however, in the cases of contested elections (where the number of nominees exceeds the number of directors to be elected), directors shall be elected by the vote of a plurality of the votes cast.

The Lorillard by-laws provide that each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present. A majority of votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. However, in the cases of contested elections (where the number of nominees exceeds the number of directors to be elected), directors shall be elected by the vote of a plurality of the votes cast.

The Lorillard by-laws further provide in order for any incumbent director to become a nominee of the Lorillard board of directors for further service on the board of directors, such person must submit an irrevocable resignation contingent on: (1) that person not receiving a majority of the votes cast in an election that is not a contested election and (2) acceptance of that resignation by the Lorillard board of directors in accordance with the policies and procedures adopted by the Lorillard board of directors for such purpose. In the event an incumbent director fails to receive a majority of the votes cast in an election that is not a contested election, the Lorillard board of directors must act on the resignation and publicly disclose its decision regarding whether it accepted or rejected the resignation of the incumbent director, or whether it took some other action.

Removal of Directors

Under the NCBCA, a director may be removed if the number of votes cast by shareholders to remove the director exceeds the number of votes cast not to remove the director unless the RAI articles of incorporation provide that directors may only be removed for cause.

As authorized by the NCBCA, the RAI articles of incorporation provide that directors of RAI may be removed only for cause by the affirmative vote of a majority of the votes cast in a vote to remove such directors.

Under the DGCL, a director may be removed with or without cause by the vote of a majority of shares entitled to vote at an election of directors except that, unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, shareholders may effect such removal only for cause.

Pursuant to the DGCL, the Lorillard certificate of incorporation and the Lorillard by-laws, directors of Lorillard (1) who were elected to serve in a class of directors for a three-year term may be removed only for cause and (2) who were elected to serve a one-year term may be removed with or without cause and, in either case, upon an affirmative vote of the holders of at least two-thirds of the voting power of Lorillard’s issued and then outstanding capital stock entitled to vote in the election of directors.

RAI	Lorillard
Vacancies on the Board of Directors
The RAI articles of incorporation provide that a vacancy on the RAI board of directors for any reason shall be filled only by a majority of the directors then in office (although less than a quorum) or by the sole remaining director and not by the shareholders.	The Lorillard certificate of incorporation and the Lorillard by-laws provide that a vacancy on the Lorillard board of directors that results from an increase in the number of directors may be filled only by a majority of the board of directors then in office (provided that a quorum is present) and any other vacancy occurring on the Lorillard board may be filled only by a majority of the Lorillard board then in office, even if less than a quorum, or by a sole remaining director.
Voting
Under the NCBCA, holders of a particular class of shares are entitled to vote as a separate class if the rights of such class are affected by mergers, consolidations or amendments to the articles of incorporation, and as otherwise provided in the articles of incorporation.	The DGCL requires voting by separate class or series only with respect to amendments to the certificate of incorporation that alter or change the powers, preferences, or special rights of the shares of such class or series so as to affect them adversely or that increase or decrease the aggregate number of authorized shares or the par value of the shares of any such classes, and as otherwise provided in the certificate of incorporation.

With respect to RAI, in matters other than the election of directors or where a different voting standard is imposed by law, the RAI articles of incorporation or the RAI bylaws, matters are approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action.

With respect to Lorillard, in matters other than the election of directors or where a different voting standard is imposed by applicable law, by the Lorillard certificate of incorporation or by the Lorillard by-laws, matters are decided by the holders of a majority of the total number of votes of Lorillard’s capital stock represented at the shareholders’ meeting and entitled to vote on such question as a single class.

Cumulative Voting
Under the NCBCA, shareholders have no right of cumulative voting in the election of directors unless otherwise authorized by the articles of incorporation or unless the corporation was incorporated under certain circumstances.	Under the DGCL, unless specified in the certificate of incorporation, shareholders do not have the right to cumulative voting in the election of directors.
Under the RAI articles of incorporation and the RAI bylaws, RAI shareholders do not have the right to cumulative voting.	Under the Lorillard certificate of incorporation, holders of Lorillard common stock do not have the right to cumulative voting.
Shareholder Action by Written Consent
The RAI articles of incorporation provide that RAI shareholders do not have the right to take action by written consent in lieu of a meeting.	The Lorillard certificate of incorporation provides that Lorillard shareholders do not have the right to take action by written consent in lieu of a meeting.

RAI	Lorillard
Amendment of the RAI Articles of Incorporation or the Lorillard Certificate of Incorporation

Under the NCBCA, directors are generally required to approve any amendments to a corporation’s articles of incorporation and submit the amendments to shareholders.

Under the NCBCA, shareholders constituting a majority of votes cast by RAI shareholders (and, in certain situations, a majority of each voting group entitled to vote, or a majority of the votes entitled to be cast on the amendment if such amendment would create appraisal rights) on the amendment may amend the RAI articles of incorporation. However, the RAI articles of incorporation require the approval of not less than 66 2⁄3% of the voting power of the outstanding shares entitled to vote for the election of directors to amend provisions of the RAI articles of incorporation related to the following:

•     removing directors only for cause;

•     restricting the board of directors from entering into any plan, agreement, contract, bylaw or other arrangement that limits the ability of the board to take action only with the approval of one or more directors who were in office at a particular time or were approved by successors to such director(s);

•     restricting the ability of shareholders to take action by written consent; and

•     limiting the ability to call a special meeting of shareholders to the RAI board of directors and certain officers of RAI.

Under the DGCL, directors are generally required to approve any amendments to a corporation’s certificate of incorporation and submit the amendments to shareholders.

Under the DGCL, holders of a majority of the voting power of shares of Lorillard common stock may amend the Lorillard certificate of incorporation. However, the Lorillard certificate of incorporation additionally requires the affirmative vote of the holders of at least 80% of the voting power of the shares entitled to vote at an election of directors to amend provisions of the Lorillard certificate of incorporation related to the following:

•     number and term of directors;

•     filling vacancies on the board of directors;

•     removing directors;

•     restricting the ability of shareholders to take action by written consent;

•     limiting the ability to call a special meeting of shareholders to the Lorillard board of directors and certain officers of Lorillard;

•     indemnifying and advancing expenses to directors and officers;

•     requiring that at least a majority of the Lorillard board of directors approve an amendment to the Lorillard by-laws; and

•     requiring that shareholder amendments to the Lorillard by-laws or the Lorillard certificate of incorporation be approved by the affirmative vote of at least 80% of the shares entitled to vote at an election of directors.

Amendment of Bylaws

The RAI articles of incorporation provide that the RAI bylaws may be amended by:

•     a majority of the total number of directors then in office; or

•     the holders of not less than 66 2⁄3% of the voting power of outstanding shares entitled to vote for the election of directors.

The Lorillard certificate of incorporation and the Lorillard by-laws provide that the Lorillard by-laws may be amended by:

•     a majority of the total number of directors then in office; or

•     the holders of at least 80% of the voting power of the shares entitled to vote at an election of directors.

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Advance Notice
In order to submit any business to an annual meeting of shareholders (including the nomination of any individual for election to the board of directors), the RAI bylaws generally require a shareholder to give notice of such business in writing to the corporation not less than 120 days, nor more than 150 days, prior to the first anniversary of the date of RAI’s proxy statement released to shareholders in connection with the most recent annual meeting of shareholders, except that if no annual meeting was held in the previous year or the date selected for the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, the date for the submission of notice is modified as specified in the RAI bylaws. The RAI bylaws further describe the information that a shareholder must provide in his or her notice to submit business, which generally relates to the shareholder submitting the notice (and any beneficial owner on whose behalf the nomination or proposal of business is being made), and the director nominee or the other business being proposed.	In order to submit any business to an annual meeting of shareholders (including the nomination of any individual for election to the board of directors), the Lorillard by-laws generally require a shareholder to give notice of such business in writing to the secretary of the corporation not less than 90 days, nor more than 120 days, prior to the first anniversary of the date of the preceding annual meeting, except that in the event of a change in the date selected for the annual meeting by more than a specified number of days as compared to the prior year’s meeting, the dates for submission of notice are modified accordingly. The Lorillard by-laws further describe the information that a shareholder must provide in his or her notice to submit business, which generally relates to the shareholder submitting the notice (and any beneficial owner on whose behalf the nomination or proposal of business is being made), and the director nominee or the other business being proposed.
Right to Call a Special Meeting of Shareholders

The RAI articles of incorporation provide that:

•     special meetings of shareholders may be called by the RAI board of directors, the chairman of the board, the chief executive officer, the president or the secretary of RAI upon direction of the RAI board of directors, and may not be called by any other person; and

•     whenever holders of one or more classes or series of RAI preferred stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the RAI board of directors designating the terms of such class or series of stock, special meetings of holders of such preferred stock.

The Lorillard certificate of incorporation and the Lorillard by-laws provide that special meetings of shareholders may be called by Lorillard’s chairman of the Lorillard board of directors, chief executive officer, president or secretary and specifically may not be called by shareholders.
Indemnification and Advancement of Expenses; Director Liability
The RAI articles of incorporation provide that RAI will indemnify its directors and officers to the fullest extent permitted by law. The RAI articles of incorporation require RAI to indemnify its directors and officers against liability and expenses incurred in an action or proceeding by reason of the fact that such person is or was a director or officer of RAI. The RAI articles of	The Lorillard certificate of incorporation provides that Lorillard will indemnify its directors and officers to the fullest extent permitted by law. The Lorillard by-laws require Lorillard to indemnify its directors and officers against liability and expenses incurred in an action or proceeding by reason of the fact that such person is or was a director or officer of

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incorporation and RAI bylaws further provide that RAI will advance expenses to its directors and officers in connection with such action or proceeding upon receipt of an undertaking by or on behalf of the claimant to repay the amount of such expenses in the event it is determined such claimant was not entitled to indemnification.

The RAI articles of incorporation provide that, to the fullest extent permitted by the NCBCA, no director shall be personally liable for monetary damages for breach of fiduciary duty. Section 55-2-02 of the NCBCA permits a North Carolina corporation to limit or eliminate a director’s personal liability for monetary damages for breach of duty as a director, except with respect to:

•     acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with the corporation’s best interests;

•     any liability for unlawful distributions under Section 55-8-33 of the NCBCA;

•     any transaction from which the director derived an improper personal benefit (the term “improper personal benefit” does not include a director’s reasonable compensation or other reasonable incidental benefit for or on account of his or her services as one of the corporation’s directors, officers, employees, independent contractors, attorneys or consultants); or

•     acts or omissions occurring prior to the date the provision in the corporation’s articles of incorporation became effective.

Lorillard, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation (or, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful), provided that in the event of an action against such director or officer by or in the right of the corporation, no indemnification shall be made in respect of an action or proceeding as to which such person shall have been adjudged liable to the corporation unless and only to the extent that a court shall determine that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. The Lorillard certificate of incorporation further provides that Lorillard will advance expenses to its directors and officers in connection with such action or proceeding upon receipt of an undertaking by or on behalf of the claimant to repay the amount advanced if it shall ultimately be determined that such person is not entitled to indemnification.

The Lorillard certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director shall be personally liable for monetary damages for breach of fiduciary duty as a director.

Section 102(b)(7) of the DGCL permits a Delaware corporation to limit or eliminate a director’s personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except with respect to:

•     a breach of the director’s duty of loyalty to the corporation or its shareholders;

•     acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•     the payment of a dividend or the approval of a stock repurchase or redemption which is unlawful under the DGCL; or

•     any transaction from which the director derived an improper personal benefit.

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Appraisal and Dissenters Rights

Under North Carolina law, when a corporation participates in certain major corporate transactions, a shareholder of the corporation, may, in various circumstances, be entitled to the right of appraisal, by which the shareholder, after properly exercising such appraisal rights, will be entitled to receive the fair market value of the shares held by such shareholder as determined by a court in lieu of the consideration that would otherwise be received as a result of the transaction.

Pursuant to the NCBCA, appraisal is not available with respect to shares that are listed on a national securities exchange or that are held by at least 2,000 shareholders, have a market value of at least $20 million and are traded in an organized market. However, this “market out” exception to appraisal does not apply if the shares would be exchanged for anything other than cash or shares that would satisfy the exception’s listing or liquidity standards or if the transaction is an “interested transaction.”

Under Delaware law, when a corporation participates in certain mergers or consolidations, a shareholder of the corporation, may, in various circumstances, be entitled to the right of appraisal, by which the shareholder, after properly exercising such appraisal rights, will be entitled to receive the fair market value of the shares held by such shareholder as determined by the Delaware Court of Chancery in lieu of the consideration that would otherwise be received as a result of the transaction.

Pursuant to the DGCL, appraisal is not available with respect to shares that are listed on a national securities exchange or that are held by more than 2,000 shareholders. However, this “market out” exception to appraisal does not apply if the shares would be exchanged for anything other than shares of the surviving corporation, shares of any other corporation that would satisfy the exception’s listing or liquidity standards, cash in lieu of fractional shares or any combination of the preceding forms of consideration.

Dividends and Repurchases
Under the NCBCA, a corporation may not pay a dividend or repurchase its shares if the corporation would not be able to pay its debts as they come due in the ordinary course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be necessary, if the corporation were dissolved, to satisfy the preferential rights of other shareholders.	Under the DGCL, a corporation may generally declare and pay a dividend or redeem or repurchase its shares out of its surplus, which consists of the excess of a corporation’s net assets (i.e., its total assets minus its total liabilities) over its capital. If there is no such surplus, a Delaware corporation may also declare and pay a dividend out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. However, a distribution out of net profits is not permitted if a corporation’s capital is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until the deficiency has been repaired.
Required Shareholder Votes for Certain Transactions
Under the NCBCA, the affirmative vote of a majority of the outstanding voting power (and, in certain situations, a majority of each voting group eligible to vote) of RAI is required to approve mergers and share exchanges involving RAI, the dissolution of RAI and the sale, lease, exchange or other disposition of all or substantially all of the property of RAI.
Under the DGCL, the affirmative vote of a majority of the outstanding voting power of Lorillard entitled to vote on the matter is required to amend the Lorillard certificate of incorporation and approve mergers and consolidations involving Lorillard (with certain exceptions), the dissolution of Lorillard and the sale, lease or exchange of all or substantially all of the assets of Lorillard.

RAI	Lorillard

The NCBCA contains an exception to its voting requirement for the surviving corporation in a merger (unless otherwise provided in the corporation’s articles of incorporation) if each of the following requirements is satisfied:

•     the articles of incorporation will not be changed, except for amendments permitted to be adopted by the board of directors without shareholder approval;

•     each shareholder who was a shareholder before the effective date of the transaction will hold the same shares, with identical preferences, limitations and relative rights, after the transaction;

•     the number of voting shares outstanding after the merger plus the number of voting shares issuable as a result of the merger will not exceed by more than 20% the number of voting shares of the surviving corporation outstanding prior to the merger; and

•     the number of participating shares outstanding after the merger plus the number of participating shares issuable as a result of the merger will not exceed by more than 20% the number of participating shares of the surviving corporation outstanding prior to the merger.

The RAI articles of incorporation do not provide otherwise.

Under the NCBCA, a 90%-owned (with respect to each class and series of outstanding shares) subsidiary may be merged into its parent corporation without the approval of shareholders of either corporation.

The DGCL does not require a shareholder vote of the surviving corporation in a merger pursuant to Section 251(f) of the DGCL where:

•     the surviving corporation’s certificate of incorporation is not amended;

•     each share of outstanding stock of the surviving corporation prior to the merger will be an identical outstanding share after the merger; and

•     either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock will be issued or delivered under the plan of merger or the number of shares of common stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligation to be issued or delivered under such plan does not exceed 20% of the shares of common stock of the surviving corporation outstanding prior to the merger.

Under Section 251(h) of the DGCL, unless expressly required by a corporation’s certificate of incorporation, no shareholder vote of a constituent corporation with shares listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the merger agreement in a merger pursuant to Section 251(h) is required if:

•     the merger agreement expressly permits the merger to be effected under Section 251(h) and provides for the merger to be effected as soon as practicable following the completion of the tender or exchange offer;

•     the tender or exchange offer is, subject to certain exceptions, for any and all of the outstanding stock of such constituent corporation that otherwise would be entitled to vote on the adoption of the merger agreement;

•     following completion of the offer, the stock owned by the corporation consummating the offer (including the stock irrevocably accepted for purchase or exchange pursuant to the offer) equals at least the percentage of stock that, absent Section 251(h), would be required to vote for adoption of the merger agreement (under both the DGCL and any applicable charter provision of the constituent corporation);

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•     the corporation consummating the offer merges with or into the constituent corporation; and

•     each outstanding share of each class or series of stock of the constituent corporation that was not accepted for purchase or exchange in the offer is converted in the merger into the right to receive the same consideration to be paid for the stock accepted for purchase or exchange pursuant to the offer.

Under the DGCL, a 90%-owned subsidiary may be merged into its parent corporation without the approval of shareholders of either corporation.

State Antitakeover Statutes and Certain Articles of Incorporation Provisions

North Carolina has two primary anti-takeover statutes, the Shareholder Protection Act and the Control Share Acquisition Act. Under the Shareholder Protection Act, a shareholder who beneficially owns, directly or indirectly, 20% or more of the voting shares of the corporation is generally prohibited from engaging in a business combination with the corporation absent the satisfaction of certain “fair price” provisions or the affirmative vote of 95% of the voting shares of the corporation. Under the Control Share Acquisition Act, a shareholder who acquires “control shares” generally loses the right to vote those shares unless voting rights are restored by a vote of the shareholders.

In the RAI articles of incorporation, RAI has opted out of both such statutes. As such, RAI is not subject to the anti-takeover effects of such statutes.

Subject to certain exceptions, Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested shareholder” for a period of three years following the time that such person becomes an interested shareholder. With certain exceptions, an “interested shareholder” is defined as (1) a person or group who beneficially owns 15% or more of the corporation’s outstanding voting stock or who is an affiliate or associate of the corporation and was the beneficial owner of 15% or more of such voting stock at any time within the previous three years and (2) the affiliates and associates of such person. For purposes of Section 203, the term “business combination” is defined broadly to include:

•     mergers or consolidations with or caused by the interested shareholder;

•     sales, leases, exchanges, mortgages, pledges transfers or other dispositions to the interested shareholder, except proportionately with the other shareholders, of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation’s consolidated assets or its outstanding stock;

•     subject to certain exceptions, the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested shareholder;

•     any transaction which has the effect of, directly or indirectly, increasing the proportionate share of stock of any class or series, or securities convertible into the stock of any class or series of the corporation owned by the interested

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shareholder except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused by the interested shareholder; or

•     receipt by the interested shareholder, except proportionately as a shareholder, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

The three-year waiting period does not apply, however, if any of the following conditions are met:

•     the board of directors approved either the business combination or the transaction which resulted in such shareholder becoming an interested shareholder before the shareholder became an interested shareholder;

•     upon completion of the transaction which resulted in the shareholder becoming an interested shareholder, such shareholder owned at least 85% of the voting stock of the corporation outstanding at the time that the transaction commenced, with certain exclusions; or

•     at or after the time the shareholder became an interested shareholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested shareholder.

Preemptive Rights
Under the NCBCA, shareholders do not have preemptive rights to acquire newly issued capital stock of RAI unless otherwise authorized by the articles of incorporation or unless the corporation was incorporated under certain circumstances.	Under the DGCL, shareholders have preemptive rights to acquire newly issued capital stock of the corporation only if such right is set forth in the corporation’s certificate of incorporation.

Under the RAI articles of incorporation and the RAI bylaws, RAI shareholders do not have preemptive rights.	Under the Lorillard certificate of incorporation and the Lorillard by-laws, holders of Lorillard common stock do not have preemptive rights.

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Fiduciary Duties

North Carolina law is similar to the laws of most other states in requiring directors to discharge their duties in good faith, with the care of an ordinarily prudent person in a like position under similar circumstances and in a manner reasonably believed to be in the best interests of the corporation. Directors are entitled to rely on information provided by legal counsel, accountants, officers, employees, committees of the board or other persons as to matters that the directors reasonably believe are within their respective areas of competence, unless the directors have actual knowledge that makes such reliance unwarranted.

The duties of a director of a North Carolina corporation in a situation involving a change in control of the corporation are not any different, nor is the standard of care any higher, than the director’s standard fiduciary duties under North Carolina law. In addition, a director of a North Carolina corporation also would be permitted to consider any such transaction’s impact on related constituencies. As such, directors of a North Carolina corporation in a change in control situation may not be subject to directors’ heightened duties like directors in Delaware, but the directors would continue to be subject to the fiduciary duties imposed under North Carolina law noted above.

Under North Carolina law, certain transactions in which a director has an interest are not void or voidable simply because of such interest, provided that certain conditions are met, such as obtaining the approval of disinterested directors or shareholders after full disclosure or establishing that such transaction was fair to the corporation.

Under Delaware law, the standards of conduct for directors have developed through written opinions of the Delaware courts. Generally, directors of a Delaware corporation must discharge their duties with due care and loyalty and in good faith, in a manner reasonably believed to be in the best interests of the corporation. In discharging their duties, such directors are also entitled to rely in good faith on information provided by officers or employees, committees of the board or other persons as to matters reasonably believed to be within their respective areas of competence and provided such persons are selected by or on behalf of Lorillard with reasonable care. When directors act consistently with their fiduciary duties, their decisions are generally presumed to be valid under the business judgment rule.

When the board of directors of a Delaware corporation enters into a change in control transaction, the presumptions of the business judgment rule do not apply initially. Rather, a Delaware court will utilize a heightened standard of review, which is designed to ensure that the directors acted reasonably to seek the transaction offering the best value reasonably available to the corporation’s shareholders. A Delaware court applying this heightened standard will evaluate whether the directors made a reasonable decision, not a perfect decision. The Delaware courts have stated that there is “no single blueprint” for fulfilling the duty to maximize shareholder value.

Under Delaware law, certain transactions in which a director has an interest are not void or voidable simply because of such interest, provided that certain conditions are met, such as obtaining the approval of disinterested directors or shareholders after full disclosure or establishing that such transaction was fair to the corporation.

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Exclusive Forum

The RAI bylaws provide that unless RAI consents in writing to the selection of an alternative forum, and to the fullest extent permitted by law, the sole and exclusive forum for:

•     any derivative action or proceeding brought on behalf of RAI;

•     any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of RAI to RAI or RAI shareholders;

•     any action asserting a claim arising pursuant to any provision of the NCBCA, the RAI bylaws, or the RAI articles of incorporation (as each may be amended from time to time); or

•     any action asserting a claim governed by the internal affairs doctrine,

shall only be the state courts of North Carolina or the U.S. District Court for the Middle District of North Carolina.

Actions filed in any North Carolina state court shall be subject to designation or assignment to the North Carolina Business Court.

The Lorillard by-laws do not contain a provision regarding exclusive forum.

Corporate Opportunity

Section 55-2-02 of the NCBCA and its official comment generally authorize the articles of incorporation to set forth any provision not inconsistent with law relevant to the authority of the corporation, its officers and board of directors, and to the management of the corporation’s internal affairs. The NCBCA does not expressly prohibit a corporation from renouncing in its articles of incorporation any interest, expectancy or opportunity to participate in specified business opportunities that are presented to the corporation or its officers, directors or shareholders.

The RAI articles of incorporation provide that:

•     neither BAT, its affiliates nor any of their directors or employees has any duty to present to RAI any business opportunities not primarily relating to the United States;

•     RAI renounces any expectancy or interest in such business opportunities; and

•     BAT and its affiliates shall be entitled to act upon such business opportunities and will not be liable to RAI or RAI shareholders for taking or acting upon such opportunities.

Section 122(17) of the DGCL expressly permits a corporation to renounce in its certificate of incorporation any interest, expectancy or opportunity to participate in specified business opportunities that are presented to the corporation or its officers, directors or shareholders.

The Lorillard certificate of incorporation does not contain a waiver of any corporate opportunities.

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Non-competition Provisions

The RAI articles of incorporation limit the purpose of the corporation by prohibiting RAI from engaging in any activity that is prohibited under any restrictive covenant or non-competition agreement running to BAT or its subsidiaries, unless such activity is approved by BAT.

RAI is not currently subject to any non-competition agreement in favor of BAT or its subsidiaries.

There are no non-competition provisions under the Lorillard certificate of incorporation or the Lorillard by-laws.

Governance Agreement

The following section is a summary of the material terms of the governance agreement and is qualified in its entirety by reference to the full text of the governance agreement, which, together with Amendments No. 1, No. 2 and No. 3 to the governance agreement, are included as Exhibits 10.8, 10.9, 10.10 and 10.11, respectively, to RAI’s Annual Report on Form 10-K for the year ended December 31, 2013. You are encouraged to read the governance agreement carefully as it contains important information about the governance of RAI.

Nomination and Election of Directors and Related Matters

In connection with the business combination transactions completed on July 30, 2004, pursuant to which, among other things, the U.S. cigarette and tobacco business of B&W was combined with the business of RJR Tobacco, and B&W became the owner of approximately 42% of RAI’s outstanding common stock, RAI, B&W and BAT entered into the governance agreement, which sets forth their agreement regarding various aspects of the governance of RAI, including the nomination and election of RAI directors. The governance agreement provides for the RAI board of directors to consist of 13 persons and for the RAI board of directors’ slate of nominees for the RAI election of directors to be chosen as follows:

Nominator	Nominee
B&W	B&W has the right to designate for nomination five directors, referred to as the B&W-designated directors, at least three of whom are required to be independent directors and two of whom may be executive officers of BAT or any of its subsidiaries, and each of whom shall be nominated for election by the RAI governance committee.

RAI Governance Committee

The RAI governance committee will recommend to the RAI board of directors for nomination:

•     the chief executive officer of RAI or equivalent senior executive officer of RAI, and

•     the remaining directors, each of whom is required to be an independent director (unless otherwise agreed).

The number of directors B&W is entitled to designate for nomination to the RAI board of directors could be lower due to future reductions in the amount of RAI common stock which B&W owns. (As of the date of this joint proxy statement/prospectus, B&W owns approximately 42% of RAI common stock.) Specifically, the governance agreement provides that designations by B&W will be subject to the following limitations:

If B&W’s ownership interest in RAI as of a specified date is:	B&W will have the right to designate:
• less than 32% but greater than or equal to 27%	• two independent directors, and
• two directors who may be executive officers of BAT or any of its subsidiaries.

• less than 27% but greater than or equal to 22%	• two independent directors, and
• one director who may be an executive officer of BAT or any of its subsidiaries.

• less than 22% but greater than or equal to 15%	• one independent director, and
• one director who may be an executive officer of BAT or any of its subsidiaries.

• less than 15%	• no directors.

The ownership thresholds described above will not reflect any decreases in B&W’s percentage ownership due to issuances of equity securities by RAI.

In addition, the governance agreement provides that in no event will the number of directors designated by B&W, divided by the total number of directors then comprising the RAI board of directors, exceed the number of directors which B&W is then entitled to designate pursuant to the terms of the governance agreement divided by 12, rounded up to the nearest whole number. Thus, B&W will not be permitted to designate a sufficient number of directors to constitute a majority of the RAI board of directors unless and until the foregoing provisions of the governance agreement are terminated. Generally, such termination would require either a specified breach of the governance agreement by RAI or BAT’s 100% beneficial ownership of RAI’s outstanding shares. See “—Termination of the Governance Agreement” below. B&W is entitled to approximately proportionate representation, as designated by B&W, on all RAI board of directors’ committees so long as any B&W nominee is on the RAI board of directors.

For purposes of the governance agreement, an independent director means a director who would be considered an “independent director” of RAI under the NYSE listing standards, as such listing standards may be amended from time to time, and under any other applicable law mandating, or imposing as a condition to any material benefit to RAI or any of its subsidiaries, the independence of one or more members of the RAI board of directors, excluding, in each case, requirements that relate to “independence” only for members of a particular committee or directors fulfilling a particular function. The governance agreement further provides that no person shall be deemed to be an “independent director” if such person is, or at any time during the three years preceding the date of determination was, a director, officer or employee of BAT or any of its subsidiaries, other than RAI and its subsidiaries, if applicable. In addition, no person will be deemed to be an “independent director” unless such person also would be considered to be an “independent director” of BAT under the NYSE listing standards, whether or not such person is in fact a director of BAT, assuming the NYSE listing standards were applicable to BAT. Under the governance agreement, the fact that a person has been designated by B&W for nomination will not by itself disqualify that person as an “independent director.”

Pursuant to the governance agreement, in any election of directors, as long as after that election the RAI board of directors will include the number of directors properly designated by B&W (and assuming that the RAI board of directors’ entire slate of nominees is elected at the meeting), BAT and its subsidiaries are required to vote, and have given RAI an irrevocable proxy to vote, their shares of RAI common stock in favor of the RAI board of directors’ slate of nominees (and against the removal of any director elected as one of the RAI board of directors’ slate of nominees). Under the governance agreement, however, BAT and its subsidiaries would not be required to vote in favor of the RAI board of directors’ slate of nominees (or against a removal) at a particular shareholders’ meeting if an unaffiliated third party has made a material effort to solicit proxies in favor of a different slate of directors for that meeting. In any other matter submitted to a vote of RAI shareholders, BAT and its subsidiaries generally may vote their RAI shares in their sole discretion.

The governance agreement requires the approval of B&W, as a RAI shareholder, or the approval of the B&W-designated directors in order for RAI to take various actions. The approval of a majority of the B&W-designated directors is required for:

•	RAI’s issuance of securities comprising (either directly or upon conversion or exercise) 5% or more of RAI’s voting power other than certain issuances for cash, if such issuance would require the approval of the RAI shareholders under NYSE rules (substituting 5% for NYSE’s 20% threshold under its rules), and if B&W’s percentage interest in RAI is at least 32%; and

•	RAI’s repurchase of its shares of common stock, subject to certain exceptions (including if a dividends-declared threshold has been met), if B&W’s percentage interest in RAI is at least 25%.

The approval of B&W, as a RAI shareholder, is required for:

•	any RAI action which would discriminatorily impose limitations, or deny benefits to, BAT and its subsidiaries as RAI shareholders;

•	any RAI disposition of RAI intellectual property relating to certain B&W international brands, subject to exceptions;

•	specified amendments to the RAI articles of incorporation, RAI bylaws or RAI board of directors committee charters related to matters covered by the governance agreement; and

•	the adoption of takeover defense measures applicable to the acquisition of beneficial ownership of any RAI equity securities by BAT or its subsidiaries, other than the replacement of RAI’s shareholder rights plan which expired on July 30, 2014. However, such replacement plan must be in substantially the same form as the expired plan, which generally exempts B&W and its non-RAI affiliates (including BAT) from the plan’s applicability.

The governance agreement also requires that any material contract or transaction between RAI or its subsidiaries and BAT or its subsidiaries be approved by a majority of the Other Directors.

The nomination, election and other provisions described above and below will remain in effect indefinitely, unless terminated or expired as described below.

Standstill Provisions; Transfer Restrictions

In addition to provisions relating to the nomination and election of directors to the RAI board of directors, the governance agreement, among other things, contains standstill provisions which expired by their terms on July 30, 2014 (the tenth anniversary of the governance agreement) and no longer apply. These standstill provisions, among other things, prohibited BAT and its subsidiaries from acquiring, or making a proposal to acquire, beneficial ownership of additional shares of RAI common stock during the now-expired standstill period. The expiration of the standstill provisions did not affect the other provisions of the governance agreement, including, without limitation, the provisions relating to the nomination and election of directors and related matters which remain in effect.

The governance agreement restricts the ability of BAT and its subsidiaries to sell or transfer shares of RAI common stock. These transfer restrictions will remain in effect indefinitely unless terminated as described below. Specifically, BAT and its subsidiaries may not, except in connection with a third party tender offer or exchange offer (provided that the RAI board of directors has not recommended to RAI shareholders that such offer be rejected):

•	sell or transfer RAI common stock if, to B&W’s knowledge, the acquiring party or group would beneficially own (or have the right to acquire) 7.5% or more of the voting power of all of RAI’s voting stock after giving effect to such sale or transfer, or

•	in any six-month period, sell or transfer, directly or indirectly, RAI common stock representing more than 5% of the voting power of all of RAI’s voting stock without first obtaining the consent of a majority of the Other Directors.

Notwithstanding these restrictions, B&W may transfer any of its shares of RAI common stock to BAT or its subsidiaries, and any such transferee may make similar transfers, provided the transferee agrees to be bound by the terms of the governance agreement and, provided further, that all shares of RAI common stock held by B&W and a permitted transferee will be taken into account for purposes of calculating any ownership thresholds applicable to B&W and/or its affiliates under the governance agreement.

Termination of the Governance Agreement

The governance agreement has no specified termination or expiration date and will remain in effect until one of the events of termination described below occurs.

The governance agreement will terminate automatically and in its entirety if B&W’s ownership interest in RAI increases to 100%, or falls below 15%, referred to as a 15% termination, or if a third party or group beneficially owns or controls more than 50%, referred to as a third party termination, of the voting power of all of RAI’s voting stock.

BAT and B&W may elect to terminate the governance agreement in its entirety, in each case after notice and opportunity to cure, if B&W nominees proposed in accordance with the governance agreement are not elected to serve on the RAI board of directors or its committees, referred to as an election termination, or if RAI has deprived B&W nominees of such representation for “fiduciary” reasons, referred to as a fiduciary termination, or has willfully deprived B&W or its board of directors nominees of any veto rights, referred to as a veto termination.

BAT and B&W also may terminate the restriction on RAI board of directors representation in excess of proportionate representation, the obligation to vote its shares of RAI common stock for the RAI board of directors’ slate of director nominees (and related irrevocable proxy), and the RAI share transfer restrictions of the governance agreement if RAI willfully and deliberately breaches, after notice and opportunity to cure, the provisions regarding B&W’s board of directors and board committee representation, referred to as a willful termination.

Permitted Form of RAI Shareholder Rights Plan

The governance agreement requires the approval of B&W for RAI or any of its subsidiaries to adopt or implement any takeover defense measures, including a shareholder rights plan, that would apply to the acquisition of beneficial ownership of shares of RAI common stock by BAT or any of its subsidiaries. However, the RAI board of directors is permitted to adopt a replacement of RAI’s rights plan which expired on July 30, 2014, as long as the replacement is in the same form as the expired form in all material respects.

That form of shareholder rights plan would impose a substantial penalty upon any person or group that acquires beneficial ownership of 15% or more of the outstanding shares of RAI common stock without the approval of the RAI board of directors. However, B&W and BAT would generally be exempted from the application of the rights plan.

However, termination of some or all of the provisions of the governance agreement would have differing effects on the applicability of the rights plan to B&W and BAT. If a 15% termination occurred, the rights plan would fully apply to B&W and BAT. If a third party termination occurred, the rights plan would not apply to B&W and BAT. If an election termination, a fiduciary termination, or a veto termination occurred, the rights plan would apply if B&W or BAT were to increase their RAI share ownership above the level to which B&W and BAT had increased their RAI share ownership after the July 30, 2014 expiration of the standstill provision. If a willful termination occurred, the rights plan would not apply to B&W and BAT.

Registration Rights

The governance agreement also grants BAT and its subsidiaries the right to have shares of RAI common stock held by them to be registered under the securities laws in certain circumstances. The disposition of RAI common stock by BAT and its subsidiaries using registration rights is subject to the transfer restrictions described above.

Choice of Law and Forum Selection

RAI has consented to the choice of law and forum selection provisions contained in the governance agreement, which provide that, (1) except to the extent specially required by the NCBCA, the governance agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, and (2) the parties agree to litigate any disputes arising under the governance agreement in the federal district court located in Delaware or in the Delaware Court of Chancery.

APPRAISAL RIGHTS

General

This section summarizes certain material provisions of Delaware law pertaining to appraisal rights. The following discussion, however, is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this joint proxy statement/prospectus as Annex F. All references in Section 262 of the DGCL to “stockholder” and in this summary to a “shareholder” are to the record holder of the shares of Lorillard common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not you should exercise your right to seek appraisal under Section 262 of the DGCL.

If you hold one or more shares of Lorillard common stock, you are entitled to appraisal rights under Delaware law and have the right to demand appraisal of your shares in connection with the merger, have your shares appraised by the Delaware Court of Chancery and receive the “fair value” of such shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the merger) as of the completion of the merger in place of the merger consideration, if you strictly comply with the procedures specified in Section 262 of the DGCL. Any such Lorillard shareholder awarded “fair value” for the holder’s shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the merger consideration. It is possible that any such “fair value” as determined by the Delaware Court of Chancery may be more or less than, or the same as, that which Lorillard shareholders will receive pursuant to the merger.

Under Section 262 of the DGCL, given that Lorillard shareholders are being asked to adopt the merger agreement, Lorillard, not less than 20 days prior to the Lorillard special meeting, must notify each shareholder who was a Lorillard shareholder on the Lorillard record date for notice of such meeting and who is entitled to exercise appraisal rights, that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This joint proxy statement/prospectus constitutes the required notice, and the copy of applicable statutory provisions is attached to this joint proxy statement/prospectus as Annex F.

A HOLDER OF LORILLARD COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SHOULD REVIEW THE FOLLOWING DISCUSSIONS AND ANNEX F CAREFULLY. FAILURE TO COMPLY PRECISELY WITH THE PROCEDURES OF SECTION 262 OF THE DGCL IN A TIMELY AND PROPER MANNER WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL, IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL AND FINANCIAL ADVISORS IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. A LORILLARD SHAREHOLDER WHO LOSES HIS, HER OR ITS APPRAISAL RIGHTS WILL BE ENTITLED TO RECEIVE THE PER SHARE MERGER CONSIDERATION.

How to Exercise and Perfect Your Appraisal Rights

If you are a Lorillard shareholder and wish to exercise the right to seek an appraisal of your shares of Lorillard common stock, you must do ALL of the following:

•	you must not vote in favor of the adoption of the merger agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, if you vote by proxy and wish to exercise your appraisal rights you must vote against the adoption of the merger agreement or abstain from voting your shares;

•	you must deliver to Lorillard a written demand for appraisal before the vote on the adoption of the merger agreement at the Lorillard special meeting, and such demand must reasonably inform Lorillard of your identity and your intention to demand appraisal of your shares of Lorillard common stock. The written demand for appraisal must be in addition to and separate from any proxy or vote;

•	you must continuously hold your shares of Lorillard common stock from the date of making the demand through the effective time of the merger. You will lose your appraisal rights if you transfer the shares before the effective time of the merger; and

•	you or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of Lorillard common stock within 120 days after the effective time of the merger. The surviving company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of Lorillard shareholders to initiate all necessary action to perfect their appraisal rights in respect of shares of Lorillard common stock within the time prescribed in Section 262 of the DGCL.

Who May Exercise Appraisal Rights

Only a holder of record of shares of Lorillard common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of Lorillard stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the shareholder of record. The demand should set forth, fully and correctly, the shareholder’s name as it appears on the stock certificates (or in the stock ledger). The demand must reasonably inform Lorillard of the identity of the shareholder and that the shareholder intends to demand appraisal of his, her or its Lorillard common stock. Beneficial owners who do not also hold their shares of Lorillard common stock of record may not directly make appraisal demands to Lorillard. The beneficial owner must, in such cases, have the holder of record, such as a nominee or intermediary, submit the required demand in respect of those shares of common stock of record. A holder of record, such as a nominee or intermediary, who holds shares of Lorillard common stock as a nominee or intermediary for others, may exercise his, her or its right of appraisal with respect to the shares of Lorillard common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Lorillard common stock as to which appraisal is sought. Where no number of shares of Lorillard common stock is expressly mentioned, the demand will be presumed to cover all shares of Lorillard common stock held in the name of the holder of record.

IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE OR INTERMEDIARY FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR NOMINEE OR INTERMEDIARY TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE OR INTERMEDIARY TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A NOMINEE OR INTERMEDIARY, YOU MUST ACT PROMPTLY TO CAUSE THE HOLDER OF RECORD TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS. IF YOU HOLD YOUR SHARES THROUGH A BANK OR BROKERAGE WHO IN TURN HOLDS THE SHARES THROUGH A CENTRAL SECURITIES DEPOSITORY NOMINEE, SUCH AS THE DEPOSITORY TRUST COMPANY, A DEMAND FOR APPRAISAL OF SUCH SHARES MUST BE MADE BY OR ON BEHALF OF THE DEPOSITORY NOMINEE AND MUST IDENTIFY THE DEPOSITORY NOMINEE AS THE HOLDER OF RECORD.

If you own shares of Lorillard common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the holder or holders of record and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the holder or holders of record. If you hold shares of Lorillard common stock through a nominee or intermediary who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

Lorillard, Inc.

Attention: Corporate Secretary

714 Green Valley Road

Greensboro, North Carolina 27408-7018

RAI’s Actions After Completion of the Merger

If the merger is completed, the surviving company will give written notice that the merger has become effective within 10 days after the effective time to you if you did not vote in favor of or did not consent to the adoption of the merger agreement and you made a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the effective time of the merger, any Lorillard shareholder that made a demand for appraisal but did not commence an appraisal proceeding or join in such a proceeding as a named party will have the right to withdraw the demand and to accept the merger consideration in accordance with the merger agreement for his, her or its shares of Lorillard common stock, but after such 60-day period a demand for appraisal may be withdrawn only with the written approval of the surviving corporation. Within 120 days after the effective time of the merger, but not later, either you, provided you have complied with the requirements of Section 262 of the DGCL and are otherwise entitled to appraisal rights, or the surviving company may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving company in the case of a petition filed by you, demanding an appraisal of the value of the shares of Lorillard common stock held by all shareholders who have properly demanded appraisal. The surviving company is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, provided you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares of Lorillard common stock not voted in favor of the adoption of the merger agreement and with respect to which Lorillard has received demands for appraisal, and the aggregate number of holders of those shares. The surviving company must mail this statement to you within the later of (1) 10 days after receipt by the surviving company of the request therefor and (2) 10 days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of stock of Lorillard common stock held in a voting trust or by a nominee or intermediary on your behalf you may, in your own name, file an appraisal petition or request from the surviving company the statement described in this paragraph.

If a petition for appraisal is duly filed by you or another holder of record of Lorillard common stock who has properly exercised his, her or its appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the surviving company, the surviving company will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving company. The Delaware Court of Chancery will then determine which Lorillard shareholders are entitled to appraisal rights and may require the Lorillard shareholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any Lorillard shareholder who fails to comply with this direction. The appraisal proceeding will be conducted as to the shares of Lorillard common stock owned by such shareholders, in accordance with the rules of the Delaware Court of

Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Lorillard common stock at the effective time of the merger held by all Lorillard shareholders who have properly perfected appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the Lorillard shareholders entitled to receive the same, forthwith in the case of uncertificated shareholders or upon surrender by certificated shareholders of their stock certificates.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of shares of Lorillard common stock as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. RAI does not anticipate offering more than the per share merger consideration to any Lorillard shareholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Lorillard common stock is less than the per share merger consideration. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.

If no party files a petition for appraisal within 120 days after the effective time of the merger, then you will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement, without interest thereon, less any withholding taxes.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Each Lorillard shareholder party to the appraisal proceeding is responsible for its own attorneys and expert witnesses expenses, although, upon application of a shareholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Lorillard common stock entitled to appraisal.

If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, on or after the effective time, vote the shares of Lorillard common stock subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of Lorillard common stock as of a record date prior to the effective time of the merger.

If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal and an acceptance of the merger to the surviving company, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving company, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any shareholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any Lorillard shareholder that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such shareholder’s demand for appraisal and to accept the terms offered in the merger within 60 days after the effective time of the merger. If you fail to perfect or successfully withdraw your demand for appraisal, or lose the appraisal right, your shares of Lorillard common stock will be converted into the right to receive the merger consideration, without interest thereon, less any withholding taxes.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of your appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares of Lorillard common stock in accordance with the merger agreement.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH THE TECHNICAL PREREQUISITES OF SECTION 262 OF THE DGCL. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL AND FINANCIAL ADVISORS IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

LEGAL MATTERS

The validity of the shares of RAI common stock issuable pursuant to the merger will be passed upon for RAI by McDara P. Folan, III, Senior Vice President, Deputy General Counsel and Secretary of RAI.

EXPERTS

RAI

The consolidated financial statements of RAI and subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2013, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Lorillard

The consolidated financial statements, and the related financial statement schedule, incorporated in this joint proxy statement/prospectus by reference from Lorillard’s Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of Lorillard’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and the related financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

RAI

RAI will hold its 2015 annual meeting regardless of whether the merger has been completed.

Proposals of RAI shareholders intended to be included in RAI’s 2015 annual meeting proxy statement and form of proxy must have been received by RAI’s Office of the Secretary, in writing, no later than November 21, 2014, at RAI’s corporate offices: Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. The rules of the SEC contain detailed requirements for submitting proposals for inclusion in RAI’s 2015 proxy statement and permit RAI to exclude proposals from RAI’s proxy statement in specified circumstances.

In accordance with the RAI bylaws, shareholders who do not submit a proposal for inclusion in RAI’s 2015 annual meeting proxy statement, as described in the immediately preceding paragraph, but who intend to present a proposal, nomination for director or other business for consideration at RAI’s 2015 annual meeting, must have notified RAI’s Office of the Secretary, in writing, that they intended to submit their proposal, nomination or other business at RAI’s 2015 annual meeting by no earlier than October 22, 2014, and no later than November 21, 2014. The RAI bylaws contain detailed requirements that a shareholder’s notice must satisfy. If a shareholder does not comply with the notice requirements, including the deadlines specified above, then the persons named as proxies in the form of proxy for the 2015 annual meeting will use their discretion in voting the proxies on any such matters raised at RAI’s 2015 annual meeting. Any shareholder notice should be in writing and addressed to RAI’s Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. The RAI bylaws can be found in the “Governance” section of RAI’s website at www.reynoldsamerican.com or may be obtained, free of charge, from RAI’s Office of the Secretary.

Lorillard

It is expected that Lorillard will hold its 2015 annual meeting of shareholders unless the merger is completed prior to the expected date of Lorillard’s 2015 annual meeting of shareholders.

Proposals from shareholders are given careful consideration by Lorillard in accordance with Rule 14a-8 under the Exchange Act, referred to as Rule 14a-8. Lorillard provides shareholders with the opportunity, under certain circumstances and consistent with the Lorillard by-laws and the rules of the SEC, to participate in the governance of Lorillard by submitting shareholder proposals or director nominations that they believe merit consideration at Lorillard’s annual meeting of shareholders for 2015. To enable the management of Lorillard to analyze and respond to proposals or director nominations that shareholders wish to have included in the proxy statement and proxy card for the annual meeting of shareholders for 2015, any such proposal or director nomination must have been received by Lorillard in writing no later than December 5, 2014 consistent with Rule 14a-8. Any shareholder proposal or director nomination for the annual meeting of shareholders for 2015 that is not intended for inclusion in the proxy statement and proxy card will be considered “untimely” if it is received by Lorillard earlier than January 15, 2015 or after February 14, 2015. An untimely proposal may not be brought before or considered at the annual meeting of shareholders for 2015. Any shareholder proposal or director nomination submitted must also be made in compliance with the Lorillard by-laws.

Proxies solicited by the Lorillard board of directors for Lorillard’s annual meeting of shareholders for 2015 may confer discretionary authority to vote on any untimely shareholder proposals or director nominations without express direction from shareholders giving such proxies. All shareholder proposals and director nominations must be addressed to the attention of Lorillard’s Corporate Secretary at 714 Green Valley Road, Greensboro, North Carolina 27408. The chairman of the annual meeting of shareholders may refuse to acknowledge the introduction of any shareholder proposal or director nomination not made in compliance with the foregoing procedures. The Lorillard by-laws can be found in the “Governance” section of Lorillard’s website at www.lorillard.com or may be obtained, free of charge, from Lorillard’s Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION

RAI has filed a registration statement on Form S-4 to register with the SEC the shares of RAI common stock to be issued to Lorillard shareholders as the stock portion of the merger consideration. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of RAI in addition to being proxy statements of RAI and Lorillard for their respective special meetings. The registration statement, including the attached annexes and exhibits, contains additional relevant information about RAI and the RAI common stock. The rules and regulations of the SEC allow RAI and Lorillard to omit certain information included in the registration statement from this joint proxy statement/prospectus.

RAI and Lorillard each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including RAI and Lorillard, who file electronically with the SEC. The address of that website is www.sec.gov. Investors may also consult RAI’s and Lorillard’s website for more information about RAI or Lorillard, respectively. RAI’s website is www.reynoldsamerican.com. Lorillard’s website is www.lorillard.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

The SEC allows RAI and Lorillard to “incorporate by reference” into this joint proxy statement/prospectus information that RAI and Lorillard file with the SEC, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this joint proxy statement/prospectus. The information incorporated by reference is an important part of this joint proxy statement/prospectus. Certain information that is subsequently filed with the SEC will automatically update and supersede information in this joint proxy statement/prospectus and in earlier filings with the SEC. This joint proxy statement/prospectus also contains summaries of certain provisions contained in some of the RAI or Lorillard documents described in this joint proxy statement/prospectus, but reference is made to the actual documents for complete information. All of these summaries are qualified in their entirety by reference to the actual documents.

The information and documents listed below, which RAI and Lorillard have filed with the SEC, are incorporated by reference into this prospectus:

RAI SEC Filings (File No. 1-32258)

•	RAI’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 11, 2014;

•	RAI’s Proxy Statement for the 2014 annual meeting, filed with the SEC on March 21, 2014, including the supplement thereto, filed with the SEC on April 17, 2014;

•	RAI’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, filed with the SEC on April 23, 2014, July 29, 2014 and October 21, 2014, respectively;

•	RAI’s Current Reports on Form 8-K, filed with the SEC on January 9, 2014, February 10, 2014 (two filings), April 15, 2014, April 16, 2014, May 12, 2014, July 11, 2014, July 16, 2014, August 1, 2014, August 11, 2014, September 17, 2014, September 19, 2014, September 29, 2014, November 20, 2014 (two filings), December 5, 2014 and December 19, 2014 (other than the portions of those documents not deemed to be filed); and

•	the description of RAI’s common stock contained in RAI’s Registration Statement on Form 8-A filed with the SEC on July 29, 2004, including any amendments or reports filed for the purpose of updating such descriptions.

Lorillard SEC Filings (File No. 001-34097)

•	Lorillard’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 21, 2014, as amended by the Annual Report on Form 10-K/A for the year ended December 31, 2013, filed with the SEC on November 18, 2014;

•	Lorillard’s Proxy Statement for the 2014 annual meeting, filed with the SEC on April 4, 2014;

•	Lorillard’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, filed with the SEC on April 24, 2014, July 30, 2014 and October 23, 2014, respectively; and

•	Lorillard’s Current Reports on Form 8-K, filed with the SEC on April 4, 2014, May 16, 2014, July 11, 2014 and July 15, 2014 (other than the portions of those documents not deemed to be filed).

In addition, all documents filed by RAI and Lorillard with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the respective dates of the RAI and Lorillard special meetings shall be deemed to be incorporated by reference into this joint proxy statement/prospectus and made a part of this joint proxy statement/prospectus from the respective dates of filing; provided, however, that RAI and Lorillard are not incorporating any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise.

RAI has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to RAI, as well as all pro forma financial information, and Lorillard has supplied all such information relating to Lorillard.

Documents incorporated by reference are available from RAI or Lorillard, as the case may be, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this joint proxy statement/prospectus. Shareholders may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following addresses and telephone numbers:

Reynolds American Inc.

Office of the Secretary

P.O. Box 2990

Winston-Salem, North Carolina 27102-2990

Tel.: (336) 741-2000

Lorillard, Inc.

Attention: Investor Relations

714 Green Valley Road

Greensboro, North Carolina 27408-7018

Tel.: (336) 335-7665

If you would like to request documents, please do so by no later than five business days before the date of the RAI special meeting or the Lorillard special meeting (which is January 21, 2015), as applicable.

You should not rely on information that purports to be made by or on behalf of RAI or Lorillard other than the information contained in or incorporated by reference into this joint proxy statement/prospectus. Neither RAI nor Lorillard has authorized anyone to provide you with information on behalf of RAI or Lorillard, respectively, that is different from what is contained in this joint proxy statement/prospectus.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you.

This joint proxy statement/prospectus is dated December 22, 2014. You should not assume that the information in it is accurate as of any date other than that date, and neither its mailing to shareholders nor the issuance of RAI common stock in the merger will create any implication to the contrary.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of July 15, 2014

among

LORILLARD, INC.,

REYNOLDS AMERICAN INC.

and

LANTERN ACQUISITION CO.

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

Page
Section 9.07.	Entire Agreement; No Third-Party Beneficiaries	A-67

Section 9.08.	Governing Law; Consent to Jurisdiction; Venue	A-67

Section 9.09.	Assignment	A-68

Section 9.10.	Specific Performance	A-68

Section 9.11.	Waiver of Jury Trial	A-68

EXHIBITS

Exhibit A	Certificate of Incorporation

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 15, 2014, is entered into among LORILLARD, INC., a Delaware corporation (the “Company”), REYNOLDS AMERICAN INC., a North Carolina corporation (“Parent”), and LANTERN ACQUISITION CO., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub” and, collectively with the Company and Parent, the “Parties”).

RECITALS

A. The Parties intend to effect a merger (the “Merger”) of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”).

B. In connection with the execution and delivery of this Agreement: (a) Parent is entering into a subscription and support agreement (the “Subscription Agreement”) with BRITISH AMERICAN TOBACCO P.L.C., a public limited company incorporated under the laws of England and Wales (“BAT”), pursuant to which BAT has agreed, among other things, to (i) acquire (or cause one or more of its wholly owned subsidiaries to acquire) newly issued shares of common stock, par value $0.0001, of Parent (the “Parent Common Stock”) and (ii) cause BROWN & WILLIAMSON HOLDINGS, INC., a Delaware corporation (“B&W”), to vote in favor of the issuance of shares of Parent Common Stock in connection with the Transactions, in each case on the terms set forth in the Subscription Agreement; and (b) (x) Parent is entering into an asset purchase agreement (the “Asset Purchase Agreement” and together with the Subscription Agreement and this Agreement, the “Related Agreements”) and (y) the Company is entering into a transfer agreement (the “Transfer Agreement” and together with the Related Agreements, the “Transaction Agreements”) in each case with LIGNUM-2 L.L.C., a Texas limited liability company and wholly owned subsidiary of Imperial (“Lignum-2”), and, for certain provisions of the Asset Purchase Agreement and as guarantor of Lignum-2, IMPERIAL TOBACCO GROUP PLC, a public limited company incorporated under the laws of England and Wales (“Imperial”), pursuant to which Lignum-2 has agreed, among other things, to acquire certain assets and assume certain liabilities of certain Affiliates of Parent and the Company on the terms and subject to the conditions set forth in the Asset Purchase Agreement and Transfer Agreement.

C. The board of directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (b) adopted resolutions approving this Agreement and the Merger and the other transactions contemplated hereby and declaring the advisability of this Agreement and the Merger and (c) resolved to recommend that the stockholders of the Company adopt this Agreement on the terms and subject to the conditions set forth in this Agreement.

D. The board of directors of Parent (the “Parent Board”) has unanimously (a) determined that the issuance of shares of Parent Common Stock pursuant to the Merger and the other transactions contemplated by the Transaction Agreements (collectively, the “Transactions”), in each case on the terms and subject to the conditions set forth in the applicable Transaction Agreement, is in the best interests of Parent and its shareholders, (b) adopted resolutions approving and declaring the advisability of the Transaction Agreements and the Merger and other Transactions, and (c) resolved to recommend that the shareholders of Parent approve the issuance of shares of Parent Common Stock in connection with the Transactions on the terms and subject to the conditions set forth in this Agreement and the Subscription Agreement (the “Share Issuance”).

E. The board of directors of Merger Sub has unanimously (a) adopted resolutions approving and declaring the advisability of this Agreement and the Merger and other transactions contemplated hereby and (b) resolved to recommend that Parent adopt this Agreement on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein and intending to be legally bound, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.02. Closing. Subject to the provisions of ARTICLE VII, the closing (the “Closing”) of the Merger (a) will take place at the offices of Jones Day in New York, New York as soon as practicable (but in no event later than the third Business Day) after all of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions) shall have been satisfied or waived by the Party entitled to the benefit of the same (provided, however, that if and to the extent necessary to consummate the Financing, or any Replacement Financing, the Closing will occur on any Business Day (as may be specified by Parent on no less than three Business Days’ prior written notice to the Company) during the ten Business Day period beginning on the date on which all of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions) shall have been satisfied or waived by the Party entitled to the benefit of the same), or (b) will occur at such other place, time and date as will be agreed in writing between the Company and Parent (the date upon which the Closing occurs, the “Closing Date”).

Section 1.03. Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Effective Time”).

Section 1.04. Effect. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05. Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the Company Charter will, by virtue of or in connection with the Merger, be amended and restated in its entirety to read as set forth in Exhibit A hereto and, as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter further amended as provided therein or by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the Company Bylaws will be amended and restated in their entirety to read as the bylaws of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended as provided therein or by applicable Law.

Section 1.06. Directors and Officers of the Surviving Corporation and Company Subsidiaries. The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Unless Parent, in its sole discretion, determines otherwise, the individuals identified on Section 1.06 of the Parent Disclosure Letter will be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. To the extent requested by Parent prior to the Effective Time, the Company will use its reasonable best efforts to cause the applicable officers and directors of each Company Subsidiary (or those Company Subsidiaries so specified by Parent) to tender their resignations as officers or directors of the applicable Company Subsidiaries, effective as of the Effective Time, and to deliver to Parent written evidence of such resignations (to be effective as of the Effective Time) prior to the Effective Time. The Company will cooperate with Parent in connection with the foregoing, including by providing to Parent information and access pursuant to and subject to Section 6.02 reasonably requested by Parent.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES;

EXCHANGE OF CERTIFICATES

Section 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of Company Common Stock or Merger Sub Common Stock:

(a) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) that is held by the Company as treasury stock and each share of Company Common Stock that is owned by a Company Subsidiary, Parent or Merger Sub immediately prior to the Effective Time will no longer be outstanding and will automatically be canceled and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Subject to Section 2.02, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(a) and shares of Company Common Stock owned by stockholders (“Dissenting Stockholders”) who have properly made and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL, but including unrestricted shares of Company Common Stock described in Section 2.04(c) and Section 2.04(d)) will be converted into the right to receive (i) 0.2909 of a fully paid and nonassessable share of Parent Common Stock (the “Stock Consideration”) plus (ii) $50.50 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”). All such shares of Company Common Stock, when so converted, will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled upon compliance with Section 2.02, without interest. As and to the extent provided in Section 2.02(j), the right of any holder of Company Common Stock to receive the Merger Consideration will be subject to and reduced by the amount of any withholding required under applicable Tax Law.

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock will be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 2.02. Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent will appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the

Merger Consideration. At or prior to the Effective Time, Parent will deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, (i) an aggregate number of shares of Parent Common Stock to be issued in uncertificated form or book-entry form and (ii) an aggregate amount of cash, in each case, comprising the amounts required to be delivered pursuant to Section 2.01(b) in respect of shares of Company Common Stock. Parent agrees to make available directly or indirectly to the Exchange Agent from time to time as needed, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor pursuant to Section 2.02(f) and any dividends or other distributions which a holder of Company Common Stock has the right to receive pursuant to Section 2.02(d). All such shares of Parent Common Stock and cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund”.

(b) Letter of Transmittal. As promptly as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to mail to each holder of record of Company Common Stock as of immediately prior to the Effective Time a form of letter of transmittal (the “Letter of Transmittal”) (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates (or, in the case of lost, stolen or destroyed Certificates, in accordance with Section 2.02(k)) to the Exchange Agent and will be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form)), together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Company Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, or (ii) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares of Company Common Stock will be entitled to receive in exchange therefor the Merger Consideration plus any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d). Until surrendered as contemplated by this Section 2.02(c), each share of Company Common Stock, and any Certificate with respect thereto, will be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of Company Common Stock were entitled to receive in respect of such shares pursuant to Section 2.01 (and cash in lieu of fractional shares pursuant to Section 2.02(f) and in respect of any dividends or other distributions pursuant to Section 2.02(d)). No interest will be paid or will accrue on the cash payable upon surrender of any Certificate (or shares of Company Common Stock held in book-entry form).

(d) Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate (or shares of Company Common Stock held in book-entry form) with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares will be paid to any such holder pursuant to Section 2.02(f), until the surrender of such Certificate (or shares of Company Common Stock held in book-entry form) in accordance with this ARTICLE II. Subject to applicable Law, following surrender of any such Certificate (or shares of Company Common Stock held in book-entry form), there will be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable pursuant to Section 2.01, the amount of cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(e) No Further Ownership Rights in Company Common Stock. The shares of Parent Common Stock issued and cash paid in accordance with the terms of this ARTICLE II upon conversion of any shares of Company Common Stock (including any cash paid pursuant to Section 2.02(f)) will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock (or shares of Company Common Stock held in book-entry form) are presented to Parent or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this ARTICLE II.

(f) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock will be issued upon the conversion of Company Common Stock pursuant to Section 2.01. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock exchanged by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the volume weighted average of the per share price of Parent Common Stock on the New York Stock Exchange (the “NYSE”) (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) for the five consecutive trading days ending on the third Business Day (including the Closing Date) prior to the date of the Effective Time (the “Parent Share Cash Value”).

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Company Common Stock after the one year anniversary of the Closing Date will be delivered to Parent and any holder of Company Common Stock who has not theretofore complied with this ARTICLE II will thereafter look only to Parent for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this ARTICLE II, in each case without any interest thereon and subject to applicable Law.

(h) No Liability. None of the Company, Parent, Merger Sub or the Exchange Agent will be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates immediately prior to such time on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(i) Investment of Exchange Fund. The cash portion of the Exchange Fund will be invested by the Exchange Agent as directed by Parent in (i) short term direct obligations of the United States of America with maturities of no more than 30 days, (ii) short term obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s. No gain or loss thereon will affect the amounts payable to the holders of shares of Company Common Stock following completion of the Merger pursuant to this Agreement. If for any reason (including any losses arising from the investment of the Exchange Fund) the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent will promptly deposit cash into the Exchange Fund in an amount equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any and all interest and other income earned on the Exchange Fund will promptly be paid to Parent or an Affiliate of Parent as directed by Parent.

(j) Withholding Rights. Each of Parent and the Exchange Agent (without duplication) will be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement any amounts required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority will be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of which such deduction or withholding was made.

(k) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions on the Certificate deliverable in respect thereof pursuant to this Agreement.

Section 2.03. Dissenters’ Rights. No Dissenting Stockholder will be entitled to receive shares of Parent Common Stock or cash or any dividends or other distributions pursuant to the provisions of this ARTICLE II unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal under the DGCL, and any Dissenting Stockholder will be entitled to receive only the payment provided in accordance with Section 262 of the DGCL with respect to shares owned by such Dissenting Stockholder. If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to appraisal with respect to any shares, such shares will thereupon be treated as though such shares had been converted into the Merger Consideration. The Company will give Parent (a) prompt written notice of any written demands for appraisal, withdrawals or attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.04. Company Stock Plans.

(a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Stock Option”) under the Company Stock Plans, whether vested or unvested, will be adjusted and converted into the right of the holder to receive from the Surviving Corporation an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (ii) the excess, if any, of the Equity Award Consideration over the exercise price per share of Company Common Stock set forth in the award certificate evidencing such Company Stock Option, less any required withholding Taxes (the “Option Cash Payment”), and as of the Effective Time each Company Stock Option will be cancelled and each holder of a Company Stock Option will cease to have any rights with respect thereto, except the right to receive the Option Cash Payment. The “Equity Award Consideration” means the sum of (i) the Cash Consideration and (ii) an amount equal to the product of (A) the Stock Consideration and (B) the Parent Share Cash Value. The Option Cash Payment will be made promptly (and in any event within 10 Business Days) following the Effective Time.

(b) At the Effective Time, each outstanding right to receive shares of Company Common Stock or cash pursuant to the exercise of any stock appreciation right (a “Company SAR”) under the Company Stock Plans, whether vested or unvested, will be adjusted and converted into the right of the holder to receive from the Surviving Corporation an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to such Company SAR immediately prior to the Effective Time and (ii) the excess, if any, of the Equity Award Consideration over the exercise price per share of Company Common Stock set forth in the award certificate evidencing such Company SAR, less any required withholding Taxes (the “SAR Cash Payment”), and as of the Effective Time each Company SAR will be cancelled and each holder of a Company SAR will cease to have any rights with respect thereto, except the right to receive the SAR Cash Payment. The SAR Cash Payment will be made promptly (and in any event within 10 Business Days) following the Effective Time.

(c) Immediately prior to the Effective Time, each outstanding time-based restricted stock unit and performance-based restricted stock unit (each, a “Company RSU”) under the Company Stock Plans will be converted at the percentage rate, if applicable, specified in the award certificate evidencing such Company RSU into unrestricted shares of Company Common Stock, subject to any required withholding Taxes, and such unrestricted shares of Company Common Stock will be treated as described in Section 2.01(b) of this Agreement.

(d) Immediately prior to the Effective Time, each unvested share of restricted Company Common Stock issued under the Company Stock Plans (“Company Restricted Stock”) will become vested and no longer subject to restrictions, subject to any required withholding Taxes, and such vested and unrestricted shares of Company Common Stock will be treated as described in Section 2.01(b) of this Agreement.

(e) At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive shares of Company Common Stock or benefits measured by the value of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the Company Stock Plans, other than the Company Stock Options, the Company SARs, the Company RSUs and the Company Restricted Stock (the “Company Awards”), if any, will be adjusted and converted into the right of the holder to receive from the Surviving Corporation an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Award immediately prior to the Effective Time and (ii) the Equity Award Consideration, less any required withholding Taxes (the “Company Award Payment”), and as of the Effective Time each holder of a Company Award will cease to have any rights with respect thereto, except the right to receive the Company Award Payment; provided that to the extent application of this paragraph would result in accelerated or additional Taxes to be imposed on the holder of any Company Award or the Company or other adverse tax treatment, then the Company and Parent will cooperate in good faith and use commercially reasonable efforts to restructure the Company Award Payment with respect to such Company Award in a manner that would avoid accelerated or additional Taxes or other adverse tax treatment. The Company Award Payment will be made promptly (and in any event within 10 Business Days) following the Effective Time.

(f) Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) will adopt such resolutions or take such other actions as may be required to effect the treatment of equity-based awards described in clauses (a) through (e) of this Section 2.04. At the direction of Parent, payment of any cash amounts to be paid pursuant to this Section 2.04 may be made through the Company’s (or the Surviving Corporation’s) payroll.

Section 2.05. Company Employee Stock Purchase Plan. With respect to the Company’s Employee Stock Purchase Plan (the “ESPP”), (a) no new offering period will commence after the date of this Agreement and, to the extent not already provided for under the terms of the ESPP as of the date of this Agreement, no employees will be permitted to begin participating in the ESPP, and no participants will be permitted to increase elective deferrals in respect of the current offering period under the ESPP, in each case after the date of this Agreement, (b) any offering period under the ESPP that is in effect immediately prior to the date of this Agreement will terminate at the closing of the offering period between the date of this Agreement and the Effective Time, and amounts credited to the accounts of participants will be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP and (c) such shares of Company Common Stock will be treated as other outstanding shares of Company Common Stock in accordance with Section 2.01(b) of this Agreement. For the avoidance of doubt, each fractional share of Company Common Stock held by any participant under the ESPP (if any) will be cancelled and extinguished at the Effective Time, and be converted into the right to receive a commensurate fractional portion of the Merger Consideration in cash (such amount to be determined in the same manner that the Equity Award Consideration is calculated), without interest, payable to the holder of each such fractional share of Company Common Stock.

Section 2.06. Adjustments to Prevent Dilution. In the event that, between the date of this Agreement and the Effective Time, the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for any such shares of Company Common Stock, or Parent changes the number of shares of Parent Common Stock, in each case issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the Merger Consideration will be equitably adjusted to eliminate the effects of such event on the Merger Consideration; provided, however, that nothing in this Section 2.06 will be construed as permitting the Company to take any action or enter into any transaction otherwise prohibited by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent at the time of entering into this Agreement (the “Parent Disclosure Letter”), (b) as set forth in any other section or subsection of the Parent Disclosure Letter to the extent it is reasonably apparent from the wording of such disclosure that such disclosure applies to such representation or warranty or (c) as set forth in the Parent SEC Documents filed since January 1, 2014 but prior to the date of this Agreement (excluding all disclosures in any “Risk Factors” section and any disclosures included in any such Parent SEC Documents that are cautionary, predictive or forward looking in nature), Parent and Merger Sub hereby represent and warrant to the Company that:

Section 3.01. Organization, Standing and Power. Parent is duly incorporated and validly existing under the laws of the State of North Carolina. Each of Parent’s Subsidiaries (the “Parent Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and each Parent Subsidiary has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders, registrations, certificates, vacancies, clearances and approvals (collectively, “Permits”) necessary to enable it to own, operate, lease or otherwise hold its properties, rights and assets and to conduct its businesses as presently conducted (the “Parent Permits”), except where the failure to have such power or authority or to possess Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and the Parent Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties, rights and assets make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company, prior to execution of this Agreement, true and complete copies of (a) the amended and restated articles of incorporation of Parent, as amended, in effect as of the date of this Agreement (the “Parent Articles”) and the amended and restated bylaws of Parent in effect as of the date of this Agreement (the “Parent Bylaws”) and (b) the organizational documents of Merger Sub.

Section 3.02. Merger Sub; Parent Subsidiaries.

(a) Parent is the sole shareholder of Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Parent Subsidiaries have been validly issued and fully paid, are nonassessable and are owned by Parent, by another Parent Subsidiary or by Parent and another Parent Subsidiary, free and clear of all material pledges, liens, claims, charges, mortgages, deeds of trust, rights of first offer or first refusal, options, encumbrances and security interests of any kind or nature whatsoever (collectively, with covenants, conditions, restrictions, easements, encroachments, title retention agreements or other third party rights or title defect of any kind or nature whatsoever, “Liens”), and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws. Section 3.02(b) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Parent Subsidiaries.

(c) Except for the capital stock and voting securities of, and other equity interests in, the Parent Subsidiaries, neither Parent nor any Parent Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

Section 3.03. Capital Structure.

(a) The authorized capital stock of Parent consists of 1,600,000,000 shares of Parent Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”). At the close of business on July 7, 2014, (i) 531,283,513 shares of Parent Common Stock were issued and outstanding, (ii) 1,000,000 shares of Series B Parent Preferred Stock were issued and outstanding, (iii) 4,703,316 shares of Parent Common Stock were reserved and available for issuance pursuant to the Parent Stock Plans in respect of outstanding awards, including (A) 2,905,816 shares of Parent Common Stock subject to outstanding Parent Performance Shares (at the target number set forth in the performance share agreement evidencing such Parent Performance Shares) and (B) 344,593 shares of Parent Common Stock issuable upon settlement of deferred stock units of Parent (the “Parent DSUs”), and (iv) 34,116,111 shares of Parent Common Stock were reserved and available for issuance for awards not yet granted under Parent Stock Plans. Except as set forth in this Section 3.03(a) (and other than (i) shares of Parent Common Stock to be issued pursuant to the Subscription Agreement and (ii) shares of Parent Capital Stock that may be issued pursuant to the Rights Agreement), at the close of business on July 7, 2014, no shares of capital stock or voting securities of, or other equity interests in, Parent were issued, reserved for issuance or outstanding. From the close of business on July 7, 2014 to the date of this Agreement, there have been no issuances by Parent of shares of capital stock or voting securities of, or other equity interests in, Parent other than the issuance of Parent Common Stock (i) in settlement of Parent Performance Shares or Parent DSUs or (ii) in lieu of Parent DSUs at the election of directors of Parent.

(b) All outstanding shares of Parent Capital Stock are, and, at the time of issuance, all such shares that may be issued in settlement of Parent Performance Shares or Parent DSUs will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the North Carolina Business Corporations Act (the “NCBCA”), the Parent Articles, the Parent Bylaws or any Contract to which Parent is a party or otherwise bound (other than rights granted pursuant to the Rights Agreement). The shares of Parent Common Stock constituting the Stock Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NCBCA, the Parent Articles, the Parent Bylaws or any Contract to which Parent is a party or otherwise bound (other than rights granted pursuant to the Rights Agreement). Except as set forth in this Agreement and pursuant to the terms of the Subscription Agreement (and other than obligations under the Rights Agreement and rights issued in accordance with the Rights Agreement), there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (ii) any warrants, calls, options or other rights to acquire from Parent or any Parent Subsidiary, or any other obligation of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, or (iii) any rights issued by or other obligations of Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary. Other than (A) the withholding of shares of Parent Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Parent Stock Plans, (B) the acquisition by Parent of awards granted pursuant to the Parent Stock Plans in connection with the forfeiture of such awards and (C) obligations under the Rights Agreement and Governance Agreement, there are not any outstanding obligations of Parent or any of the Parent Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Parent or any Parent Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. There are no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote (collectively, “Parent Voting Debt”). Except for the Subscription Agreement, neither Parent nor any of the Parent Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Parent. Except for the Governance Agreement, neither Parent nor any of the Parent Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Parent or any of the Parent Subsidiaries.

(c) As of the date of this Agreement, neither Parent nor any Parent Subsidiary owns any shares of Company Common Stock.

Section 3.04. Authority; Execution and Delivery; Enforceability.

(a) Parent has all requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger and the other Transactions, subject, with respect to the Share Issuance, to the receipt of the Parent Shareholder Approval. Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other Transactions, subject to the approval of this Agreement by Parent as the sole shareholder of Merger Sub. The Parent Board has unanimously adopted resolutions (i) determining that the terms of the Transactions, including the Share Issuance, are advisable and in the best interests of Parent and its shareholders, (ii) approving this Agreement, the Merger and the other Transactions and (iii) recommending that Parent’s shareholders approve the Share Issuance (the “Parent Recommendation”) and directing that the Share Issuance be submitted to Parent’s shareholders for approval at a duly held meeting of such shareholders for such purpose (the “Parent Shareholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. The board of directors of Merger Sub has adopted resolutions (i) determining that the terms of the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Merger Sub and Parent, as its sole shareholder, (ii) approving this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) recommending that Parent, as sole shareholder of Merger Sub, adopt this Agreement and directing that this Agreement be submitted to Parent, as sole shareholder of Merger Sub, for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the affirmative vote in favor of approval of the Share Issuance of the holders of shares of Parent Common Stock representing a majority of the votes represented in person or by proxy at the Parent Shareholders Meeting, as required by Section 312.03(c) of the NYSE Listed Company Manual (the “Parent Shareholder Approval”), and (ii) the adoption of this Agreement by Parent as the sole shareholder of Merger Sub (which will occur immediately following the execution and delivery of this Agreement in accordance with Section 6.01(g)), no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Transactions. Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies to Parent or Merger Sub with respect to the Transaction Agreements or the Transactions. None of the execution or delivery of the Transaction Agreements or the consummation of the Transactions will result in (i) the Company, BAT, Imperial or any “Affiliate” or “Associate” (each term as defined in the Rights Agreement) of any of the foregoing becoming an Acquiring Person (as defined in the Rights Agreement), (ii) a Distribution Date or Share Acquisition Date (each as defined in the Rights Agreement) occurring, (iii) the Rights (as defined in the Rights Agreement) separating from the underlying shares of Parent Common Stock or (iv) the holders of the Rights receiving the right to acquire securities of any Party. A true, correct and complete copy of the Rights Agreement has been previously provided to the Company.

Section 3.05. No Conflicts; Consents.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the Merger will not, (i) conflict with, or result in any violation of any provision of, the Parent Articles, the Parent Bylaws or the comparable charter or organizational documents of any Parent Subsidiary, (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of modification, termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiary under, any provision of any contract, lease, license, indenture, mortgage, note, bond, agreement, concession, franchise or other instrument (each, excluding any Parent Benefit Plan or Company Benefit Plan, a “Contract”) to which Parent or any Parent Subsidiary is a party or by which any of their respective properties, rights or assets is bound or any Parent Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation of any Governmental Entity (“Law”), in each case, applicable to Parent or any Parent Subsidiary or their respective properties, rights or assets (assuming that the Parent Shareholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being agreed that for purposes of this Section 3.05(a), effects resulting from or arising in connection with the execution and delivery of this Agreement, as set forth in clause (a)(iv) of the definition of the term “Parent Material Adverse Effect”, will not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No consent, approval, clearance, waiver, Permit or order (collectively, a “Consent”) of or from, or registration, declaration, notice or filing made to or with any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger, other than (i) (A) the filing with the Securities and Exchange Commission (the “SEC”) of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-4 in connection with the Share Issuance in which the Joint Proxy Statement will be included as a prospectus (such registration statement as it may be amended or supplemented and including any such amendments or supplements, the “Form S-4”), and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”)

and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (iii) the filing of appropriate documents with the relevant authorities of the jurisdictions in which Parent and the Company are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the Share Issuance, (v) such filings with and approvals of the NYSE as are required to permit the consummation of the Merger and the listing of the shares of Parent Common Stock to be issued pursuant to the Share Issuance and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being agreed that for purposes of this Section 3.05(b), effects resulting from or arising in connection with the execution and delivery of this Agreement, as set forth in clause (a)(iv) of the definition of the term “Parent Material Adverse Effect”, will not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 3.06. SEC Documents; Undisclosed Liabilities.

(a) Parent has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Parent with the SEC since January 1, 2013 (such documents, together with any documents filed with the SEC during such period by Parent on a voluntary basis on a Current Report on Form 8-K, but excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “Parent SEC Documents”).

(b) Each Parent SEC Document (i) at the time filed, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Parent included in the Parent SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except (i) as reflected or reserved against in Parent’s consolidated unaudited balance sheet as of March 31, 2014 (or the notes thereto) as included in the Parent SEC Documents, (ii) for liabilities and obligations incurred since March 31, 2014 in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred as permitted by this Agreement, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) in each case as required by GAAP to be reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

(d) Each of the chief executive officer of Parent and the chief financial officer of Parent (or each former chief executive officer of Parent and each former chief financial officer of Parent, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “chief executive officer” and “chief financial officer” will have the meanings given to such terms in SOX. None of Parent or any of the Parent Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets that could have a material effect on Parent’s financial statements.

(f) Parent is, and since January 1, 2013 has been, in compliance in all material respects with the applicable listing and corporate governance rules and requirements of the NYSE.

(g) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

(h) Neither Parent nor any of the Parent Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of the Parent Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of the Parent Subsidiaries in Parent’s or such Parent Subsidiary’s published financial statements or other Parent SEC Documents.

(i) Since January 1, 2014, none of Parent, Parent’s independent accountants, the Parent Board or the audit committee of the Parent Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Parent, (ii) “material weakness” in the internal controls over financial reporting of Parent or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” will have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(j) No Parent Subsidiary is, nor has at any time since January 1, 2013 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 3.07. Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Joint Proxy Statement will, at the date the Joint Proxy Statement or any amendment or supplement thereto is first mailed to each of Parent’s shareholders and the Company’s stockholders or at the time of each of the Parent Shareholders Meeting and the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

Section 3.08. Absence of Certain Changes or Events. From January 1, 2014 to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. From January 1, 2014 to the date of this Agreement, except for actions taken in connection with the execution and delivery of the Transaction Agreements and the Transactions, Parent and the Parent Subsidiaries have conducted the business of Parent and the Parent Subsidiaries in the ordinary course in all material respects.

Section 3.09. Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) Each of Parent and each Parent Subsidiary (i) has duly and timely filed, or caused to be filed, taking into account any applicable extensions, all Tax Returns required to have been filed by it and such Tax Returns are true, correct and complete and (ii) has duly and timely paid all Taxes required to have been paid by it (including any Taxes required to be withheld from amounts owing to any employee, creditor, stockholder or other third party), except in each case of clauses (i) and (ii), with respect to matters contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Parent SEC Documents.

(b) No claim has been made in writing in the past three years by a Governmental Entity in a jurisdiction where Parent or any Parent Subsidiary does not file Tax Returns that Parent or any Parent Subsidiary is or would be subject to material Taxes in such jurisdiction.

(c) Neither Parent nor any Parent Subsidiary has received any written notice of any audit, judicial proceeding or other examination against Parent or any Parent Subsidiary with respect to Taxes. There are no pending requests for waivers of time to assess any Tax.

(d) There are no Liens upon any property or assets of Parent or any Parent Subsidiary for Taxes, except for Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith and for which adequate reserves have been established in accordance with GAAP in the Parent SEC Documents.

Section 3.10. Litigation. There is no, and since January 1, 2014 there has been no, Action pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or any of their respective properties, rights or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. There is no, and since January 1, 2014 there has been no, Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent or any Parent Subsidiary or any of their respective properties, rights or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. The representations and warranties set forth in this Section 3.10 represent the sole and exclusive representations and warranties of Parent and the Parent Subsidiaries regarding Tobacco Litigation.

Section 3.11. Compliance with Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries are, and since January 1, 2013 have been, in compliance with all applicable Laws and Parent Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no, and since January 1, 2013, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of Parent, threatened alleging that Parent or a Parent Subsidiary is not in compliance with any applicable Law or Parent Permit or which challenges or questions the validity of any rights of the holder of any Parent Permit.

Section 3.12. Regulatory Matters.

(a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, there are no suits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by the U.S. Food and Drug Administration (the “FDA”), the U.S. Department of Health and Human Services (the “HHS”), the U.S. Department of Justice, the U.S. Federal Trade Commission (the “FTC”), the U.S. Alcohol and Tobacco Tax and Trade Bureau (the “TTB”), the Department of Commerce (“DOC”), U.S. Customs and Border Protection (“CBP”) or any state, local or non-U.S. regulatory agency or any other Governmental Entity pending or, to the Knowledge of Parent, threatened against or relating to, directly or indirectly, Parent or the Parent Subsidiaries.

(b) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of the Parent Subsidiaries nor any of their respective Affiliates or Representatives has made an untrue statement of material fact or fraudulent statement to the FDA, the HHS, the FTC, the TTB or other applicable regulatory agencies or any Governmental Entity or, to the Knowledge of Parent, failed to disclose a material fact required to be disclosed to such regulatory agency or any Governmental Entity or committed an act, made or failed to make a statement that could reasonably be expected to provide a basis for any of them to invoke the policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or equivalent regulations.

(c) There are no unresolved reports, warning letters or other notifications or documents received by Parent or any Parent Subsidiary from or issued by the FDA, the HHS, the FTC, the TTB, the DOC, CBP or other Governmental Entity or applicable regulatory agencies that (i) indicate or suggest lack of compliance with applicable regulatory requirements by Parent, any Parent Subsidiary or any Person providing services for the benefit of Parent, any Parent Subsidiary or any of their respective Affiliates or Representatives in connection with the business of Parent and the Parent Subsidiaries which, if there were such lack of compliance, would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or (ii) commence or threaten to initiate any action to withdraw or terminate any Permit applicable to any activities or any studies being conducted by Parent or any Parent Subsidiary which, if any such Permits were withdrawn or terminated, would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d) Neither Parent nor any Parent Subsidiary nor, to the Knowledge of Parent, any of their respective Affiliates, Representatives or other Persons providing services for their benefit has been debarred, or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or authorized by 21 U.S.C. Section 335a(b) or for which suspension is mandated by 21 U.S.C. Section 335a(g) or temporary denial of approval is authorized by 21 U.S.C. Section 335a(f) or any other applicable standards of any Governmental Entity.

Section 3.13. Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(a) Parent and the Parent Subsidiaries are and, since January 1, 2011, have been, in compliance with all applicable Environmental Laws, and neither Parent nor any Parent Subsidiary has received any (i) written communication from a Governmental Entity or other Person that alleges that Parent or any Parent Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law or (ii) written request for information pursuant to any Environmental Law that is outstanding or unresolved that would form the basis of any violation or liability under Environmental Law;

(b) Parent and the Parent Subsidiaries have obtained and are and, since January 1, 2011, have been, in compliance with all Permits required pursuant to any applicable Environmental Law for the operations (as currently conducted) of Parent, the Parent Subsidiaries and their respective properties and assets; and all such Permits are valid and in good standing and will not be subject to modification or revocation as a result of the transactions contemplated by this Agreement;

(c) there are no Environmental Claims pending or, to the Knowledge of Parent, threatened against or affecting, Parent or any of the Parent Subsidiaries;

(d) to the Knowledge of Parent, there has been no Release of, or exposure to, any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against Parent or any of the Parent Subsidiaries or against any Person whose liabilities for such Environmental Claim Parent or any of the Parent Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; and

(e) neither Parent nor any of the Parent Subsidiaries has retained or assumed, either contractually or, to the Knowledge of Parent, by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against Parent or any of the Parent Subsidiaries.

Section 3.14. Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Lazard Frères & Co. (the “Parent Financial Advisor”), the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

Section 3.15. Opinion of Financial Advisor. The Parent Board has received an opinion from the Parent Financial Advisor to the effect that, as of the date of such opinion, and subject to the assumptions, limitations, qualifications and conditions set forth therein, as to the fairness, from a financial point of view, to Parent and to the Shareholders of Parent other than BAT, of the Merger Consideration to be paid by Parent in the Merger (after giving effect to the transactions contemplated by the Subscription Agreement and the Asset Purchase Agreement). Promptly after the execution of this Agreement, Parent will furnish the Company, solely for informational purposes, true and complete copies of the written opinion of the Parent Financial Advisor.

Section 3.16. Affiliate Transactions. Except for (a) employment-related Contracts filed or incorporated by reference as an exhibit to the Parent SEC Documents, (b) the Parent Benefits Plans or (c) Contracts with BAT or its Subsidiaries or Affiliates, there are no Contracts or arrangements between Parent or any of its Subsidiaries, on the one hand, and, on the other hand, any (x) present executive officer or director of Parent, (y) Person that, to the Knowledge of Parent, is the record or beneficial owner of more than 5% of the shares of Parent Common Stock as of the date of this Agreement or (z) to the Knowledge of Parent, any affiliate of any such executive officer, director or owner (other than Parent or any of the Parent Subsidiaries), in each case, which Contracts or arrangements are of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.17. Financing. Parent has provided to the Company true, correct and complete copies of the fully executed commitment letters, dated July 15, 2014, from JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and Citigroup Global Markets Inc. and all fee letters associated therewith (provided that the provisions in any such, fee letter related solely to fees and the economic terms of the “market flex” sections thereof agreed to by the parties may be redacted (none of which redacted provisions will adversely affect the availability of, or impose conditions on, the availability of the Financing at the Closing)) (such commitment letters and related term sheets, together with all exhibits, annexes, schedules and attachments thereto and each such fee letter, in each case as amended or otherwise modified only to the extent permitted by this Agreement, collectively, the “Commitment Letters”), pursuant to which, and subject to the terms and conditions therein, the Financing Sources have agreed to lend the aggregate principal amounts set forth therein to Parent for the purpose of funding the Merger and the other transactions contemplated hereby (the “Financing”). As of the date of this Agreement, (a) the Commitment Letters have not been amended, restated or otherwise modified, (b) no such amendment, restatement or other modification is contemplated, and (c) the respective commitments contained in the Commitment Letters have not been withdrawn, terminated or rescinded in any respect. There are no side letters or other contracts or arrangements related to the funding of the full amount of the Financing other than as expressly set forth in the Commitment Letters furnished to the Company pursuant to this Section 3.17. As of the date of this Agreement, Parent has not received any written notice of default or event that with notice or lapse of time, or both, would constitute a default or breach on the part of Parent or, to the Knowledge of Parent, any other Person, in each case under the Commitment Letters; provided, however, that Parent is not making any representation or warranty regarding the effect of (i) any inaccuracy in the representations and warranties of the Company contained in ARTICLE IV or (ii) the failure of the Company to comply with any covenant herein. As of the date of this Agreement, the Commitment Letters are in full force and effect and constitute the legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, except in each case as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. There are no conditions precedent or contingencies (including pursuant to any “market flex” provisions in the related fee letters or otherwise) related to the funding of the full amount of the Financing, other than expressly set forth in the Commitment Letters. The aggregate proceeds contemplated to be provided under the Commitment Letters, together with Parent’s existing resources and the consideration to be received by Parent pursuant to the other Transaction Agreements, in the aggregate, will be sufficient to (A) fund the Cash Consideration and any other amounts required to be paid pursuant to ARTICLE I and ARTICLE II, (B) pay any and all fees and expenses required to be paid by Parent in connection with the Merger and the Financing and (C) repay any Indebtedness outstanding under the Company’s and its Subsidiaries’ existing credit facilities, in each case on the Closing Date (such amount, the “Required Amount”). Parent has fully paid all commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Commitment Letters.

Section 3.18. Intellectual Property.

(a) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, the conduct of the business of the Parent and the Parent Subsidiaries as currently conducted and as previously conducted in the last six years does not infringe, violate, or constitute misappropriation of, any Intellectual Property of any third Person.

(b) To the Knowledge of Parent, no third Person is infringing, violating, or misappropriating any Parent Owned Intellectual Property, other than any infringement, violation or misappropriation that has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.19. No Other Representations or Warranties. Except for the representations and warranties contained in ARTICLE IV, Parent acknowledges that none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes any representation or warranty with respect to: (a) any projections, estimates or budgets delivered or made available to Parent or any of its Affiliates or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and the Company Subsidiaries or (b) the future business and operations of the Company and the Company Subsidiaries, including in the case of (a) and (b) with respect to any information, documents, projections, forecasts or other material made available to Parent or its Affiliates and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, and Parent has not relied on any such information or any representation or warranty not set forth in ARTICLE IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company at the time of entering into this Agreement (the “Company Disclosure Letter”), (b) as set forth in any other section or subsection of the Company Disclosure Letter to the extent it is reasonably apparent from the wording of such disclosure that such disclosure applies to such representation or warranty or (c) as set forth in the Company SEC Documents filed since January 1, 2014 but prior to the date of this Agreement (excluding all disclosures in any “Risk Factors” section and any disclosures included in any such Company SEC Documents that are cautionary, predictive or forward looking in nature), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.01. Organization, Standing and Power. Each of the Company and each of the Company’s Subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each Company Subsidiary has all requisite power and authority and possesses all Permits necessary to enable it to own, operate, lease or otherwise hold its properties, rights and assets and to conduct its businesses as presently conducted (the “Company Permits”), except where the failure to have such power or authority or to possess the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties, rights and assets make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of the Company in effect as of the date of this Agreement (the “Company Charter”) and the amended and restated bylaws of the Company in effect as of the date of this Agreement (the “Company Bylaws”).

Section 4.02. Company Subsidiaries.

(a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company Subsidiaries have been validly issued and fully paid, are nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all material Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws. Section 4.02(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Company Subsidiaries.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

Section 4.03. Capital Structure.

(a) The authorized capital stock of the Company consists of 600,000,000 shares of Company Common Stock, par value $0.01 per share, and 10,000,000 shares of cumulative preferred stock, par value $0.01 per share

(the “Company Preferred Stock” and together with Company Common Stock, the “Company Capital Stock”). At the close of business on July 11, 2014, (i) 360,017,227 shares of Company Common Stock were issued and outstanding (including 962,023 shares of Company Restricted Stock), (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 22,559,128 shares of Company Common Stock were held by the Company in its treasury and (iv) 1,985,515 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans in respect of outstanding awards, including (A) 1,190,475 shares of Company Common Stock issuable upon the exercise of outstanding Company Stock Options (whether or not presently exercisable), (B) 574,879 shares of Company Common Stock issuable pursuant to outstanding Company SARs and (C) 220,161 shares of Company Common Stock subject to outstanding Company RSUs (at the target level of performance under the award certificate evidencing such Company RSUs). Except as set forth in this Section 4.03(a), at the close of business on July 11, 2014, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding. From the close of business on July 11, 2014 to the date of this Agreement, there have been no issuances by the Company of shares of capital stock or voting securities of, or other equity interests in, the Company, other than the issuance of Company Common Stock upon the exercise of Company Stock Options or Company SARs or as Company Restricted Stock under the Company Stock Plans.

(b) All outstanding shares of Company Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise or vesting of Company Stock Options or Company SARs or as Company RSUs or Company Restricted Stock under the Company Stock Plans will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or otherwise bound. Except as set forth above in this Section 4.03, there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (ii) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (iii) any rights issued by or other obligations of the Company or any Company Subsidiary that are linked in any way to the price of any class of the Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary. Other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price thereof, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans and (C) the acquisition by the Company of awards granted pursuant to the Company Stock Plans in connection with the forfeiture of such awards, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote (collectively, “Company Voting Debt”). Neither the Company nor any of the Company Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company. Neither the Company nor any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

(c) No Company Subsidiary owns any shares of Company Common Stock.

Section 4.04. Authority; Execution and Delivery; Enforceability.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger and the other Transactions contemplated by such Transaction Agreements, subject, with respect to the Merger, to the receipt of the Company Stockholder Approval. The Company Board has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of the Company was present, (i) approving the execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party and the Transactions contemplated hereby and thereby, including the Merger, (ii) determining that entering into the Transaction Agreements to which it is a party is in the best interests of the Company and its stockholders, (iii) declaring this Agreement advisable and (iv) recommending that the Company’s stockholders adopt this Agreement (the “Company Recommendation”) and directing that this Agreement be submitted to the Company’s stockholders for adoption at a duly held meeting of such stockholders for such purpose (the “Company Stockholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the adoption of this Agreement by the stockholders of the Company in accordance with the Company’s Charter and the DGCL (the “Company Stockholder Approval”), no other corporate proceedings on the part of the Company are necessary to authorize, adopt or approve, as applicable, this Agreement, the Merger or the other Transactions (except for the filing of the Certificate of Merger in accordance with the DGCL). The Company has duly executed and delivered this Agreement and each of the other Transaction Agreements to which it is a party and, assuming the due authorization, execution and delivery by Parent, Merger Sub and any other party thereto, this Agreement and each of the other Transaction Agreements to which it is a party constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies to the Company with respect to this Agreement or the Merger.

Section 4.05. No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger will not, (i) conflict with, or result in any violation of any provision of, the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company Stockholder Approval is obtained), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of modification, termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary under, any provision of any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties, rights or assets is bound or any Company Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties, rights or assets (assuming that the Company Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that for purposes of this Section 4.05(a), effects resulting from or arising in connection with the execution and delivery of this Agreement, as set forth in clause (a)(iv) of the definition of the term “Company Material Adverse Effect”, will not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger, other than (i) (A) the filing with the SEC of the Joint Proxy Statement in definitive form, the filing with the SEC, and the declaration of effectiveness under the Securities Act, of the Form S-4 and (B) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement or the Merger, (ii) compliance with and filings under the HSR Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the Share Issuance, (v) such filings with and approvals of the NYSE as are required to permit the consummation of the Merger and the listing of the shares of Parent Common Stock to be issued pursuant to the Share Issuance and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that for purposes of this Section 4.05(b), effects resulting from or arising in connection with the execution and delivery of this Agreement, as set forth in clause (a)(iv) of the definition of the term “Company Material Adverse Effect”, will not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 4.06. SEC Documents; Undisclosed Liabilities.

(a) The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2013 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, but excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “Company SEC Documents”).

(b) Each Company SEC Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except (i) as reflected or reserved against in the Company’s consolidated unaudited balance sheet as of March 31, 2014 (or the notes thereto) as included in the Company SEC Documents, (ii) for liabilities and obligations incurred since March 31, 2014 in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred as permitted by this Agreement, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) in each case as required by GAAP to be reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Each of the chief executive officer of the Company and the chief financial officer of the Company (or each former chief executive officer of the Company and each former chief financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. None of the Company or any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets that could have a material effect on the Company’s financial statements.

(f) The Company is, and since January 1, 2013 has been, in compliance in all material respects with the applicable listing and corporate governance rules and requirements of the NYSE.

(g) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(h) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Documents.

(i) Since January 1, 2014, none of the Company, the Company’s independent accountants, the Company Board or the audit committee of the Company Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of the Company, (ii) “material weakness” in the internal controls over financial reporting of the Company or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(j) No Company Subsidiary is, nor has at any time since January 1, 2013 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 4.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Joint Proxy Statement will, at the date the Joint Proxy Statement or any amendment or supplement thereto is first mailed to each of Parent’s shareholders and the Company’s stockholders or at the time of each of the Parent Shareholders Meeting and the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 4.08. Absence of Certain Changes or Events. From January 1, 2014 to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. From January 1, 2014 to the date of this Agreement, except for actions taken in connection with the execution and delivery of the Transaction Agreements to which it is a party and the Transactions, the Company and the Company Subsidiaries have conducted the business of the Company and the Company Subsidiaries in the ordinary course in all material respects.

Section 4.09. Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Each of the Company and each Company Subsidiary (i) has duly and timely filed, or caused to be filed, taking into account any extensions, all Tax Returns required to have been filed by it and such Tax Returns are true, correct and complete, and (ii) has duly and timely paid all Taxes required to have been paid by it (including any Taxes required to be withheld from amounts owing to any employee, creditor, stockholder or other third party) except, in each case of clauses (i) and (ii), with respect to matters contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents.

(b) No claim has been made in writing in the past three years by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or would be subject to material Taxes in such jurisdiction.

(c) Neither the Company nor any Company Subsidiary has received any written notice of any audit, judicial proceeding or other examination against the Company or any Company Subsidiary with respect to Taxes. There are no pending requests for waivers of time to assess any Tax.

(d) There are no Liens upon any property or assets of the Company or any Company Subsidiary for Taxes, except for Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith and for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents.

Section 4.10. Benefits Matters; ERISA Compliance.

(a) Section 4.10(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying any material Company Benefit Plan. The Company has delivered or made available to Parent true and complete copies of (i) all material Company Benefit Plans or, in the case of any unwritten material Company Benefit Plan, a description thereof, (ii) the most recent annual report on Form 5500 (other than Schedule SSA thereto) filed with the Internal Revenue Service (the “IRS”) with respect to each material Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each material Company Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any material Company Benefit Plan and (v) the most recent financial statements and actuarial reports for each material Company Benefit Plan (if any). For purposes of this Agreement, “Company Benefit Plans” means, collectively (A) all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), other than any plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of the Company or any member of the Company’s Controlled Group and (B) all employment, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former directors, officers, employees or consultants of the Company or any Company Subsidiary.

(b) All Company Benefit Plans which are intended to be qualified under Section 401(a) of the Code have been the subject of, have timely applied for or have not been eligible to apply for determination letters from the IRS to the effect that such Company Benefit Plans and the trusts created thereunder are so qualified, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, nor has any such Company Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification.

(c) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) no Company Benefit Plan which is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code (a “Company Pension Plan”) has failed to meet any “minimum funding standards”, as applicable (as such terms are defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (ii) none of the Company, any Company Subsidiary, any officer of the Company or any Company Subsidiary or any Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trust created thereunder or, to the Knowledge of the Company, any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to the Tax or penalty on prohibited transactions imposed by the Code, ERISA or other applicable Law, (iii) no Company Pension Plans or related trusts have been terminated, nor is there any intention or expectation to terminate any Company Pension Plans or related trusts, (iv) no Company Pension Plans or related trusts are the subject of any proceeding by any Person, including any Governmental Entity, that would be reasonably expected to result in a termination of any Company Pension Plan or related trust, and (v) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Company Pension Plan during the last six years as to which the 30-day advance-notice requirement has not been waived.

(d) Neither the Company nor any member of the Company’s Controlled Group has, or within the past six years had, contributed to, been required to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any Multiemployer Plan.

(e) With respect to each Company Benefit Plan that is an employee welfare benefit plan (including any “health reimbursement account”) other than Company Benefit Plans that are required by any applicable Company CBA, such Company Benefit Plan (including any Company Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of the Company or the Company Subsidiaries or terminated, in each case, without material liability to Parent and the Parent Subsidiaries on or at any time after the Effective Time.

(f) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other Laws applicable to such Company Benefit Plan and (ii) the Company and all members of the Company’s Controlled Group are in compliance with ERISA, the Code and all other Laws applicable to the Company Benefit Plans.

(g) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan, other than routine claims for benefits.

(h) Except as provided by this Agreement or pursuant to applicable Law, none of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer, employee or consultant of the Company or any of the Company Subsidiaries to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Company Benefit Plan or (iii) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Company Benefit Plan.

(i) In connection with the consummation of the Transactions there will be no disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by the Company or any Company Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise.

(j) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code (i) was, for the period from January 1, 2005 through December 31, 2008, maintained and operated in good faith compliance in all material respects with Section 409A of the Code and Notice 2005-1 and (ii) since January 1, 2009, has been in documentary and operational compliance in all material respects with Section 409A of the Code.

(k) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, all contributions required to be made to any Company Benefit Plan by applicable Law, regulation, any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date of this Agreement have been timely made or paid in full or, to the extent not required to be made or paid on or before the date of this Agreement, have been fully reflected on the financial statements set forth in the Company SEC Documents.

(l) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) there does not now exist, nor do any circumstances exist that are reasonably likely to result in, any Controlled Group Liability that would be a liability of the Company or any member of the Company’s Controlled Group following the Closing, other than any such Controlled Group Liability relating to any Company Benefit Plan and (ii) without limiting the generality of the foregoing, neither the Company nor any Company Subsidiary, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4212 of ERISA.

Section 4.11. Litigation. There is no, and since January 1, 2014 there has been no, Action pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. There is no, and since January 1, 2014 there has been no, Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties, rights or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. The representations and warranties set forth in this Section 4.11 represent the sole and exclusive representations and warranties of the Company and the Company Subsidiaries regarding Tobacco Litigation.

Section 4.12. Compliance with Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are, and since January 1, 2013 have been, in compliance with all applicable Laws and the Company Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no, and since January 1, 2013, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of the Company, threatened alleging that the Company or a Company Subsidiary is not in compliance with any applicable Law or Company Permit or which challenges or questions the validity of any rights of the holder of any Company Permit.

Section 4.13. Regulatory Matters.

(a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there are no suits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by the FDA, the HHS, the U.S. Department of Justice, the FTC, the TTB, the DOC, the CBP or any state, local or non-U.S. regulatory agency or any other Governmental Entity pending or, to the Knowledge of the Company, threatened against or relating to, directly or indirectly, the Company or the Company Subsidiaries.

(b) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries nor any of their respective Affiliates or Representatives has made an untrue statement of material fact or fraudulent statement to the FDA, the HHS, the FTC, the TTB or other applicable regulatory agencies or any Governmental Entity or, to the Knowledge of the Company, failed to disclose a material fact required to be disclosed to such regulatory agency or any Governmental Entity or committed an act, made or failed to make a statement that could reasonably be expected to provide a basis for any of them to invoke the policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or equivalent regulations.

(c) There are no unresolved reports, warning letters or other notifications or documents received by the Company or any Company Subsidiary from or issued by the FDA, the HHS, the FTC, the TTB, the DOC, CBP or other Governmental Entity or applicable regulatory agencies that (i) indicate or suggest lack of compliance with applicable regulatory requirements by the Company, any Company Subsidiary or any Person providing services for the benefit of the Company, any Company Subsidiary or any of their respective Affiliates or Representatives in connection with the business of the Company and the Company Subsidiaries which, if there were such lack of compliance, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (ii) commence or threaten to initiate any action to withdraw or terminate any Permit applicable to any activities or any studies being conducted by the Company or any Company Subsidiary which, if any such Permits were withdrawn or terminated, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any of their respective Affiliates, Representatives or other Persons providing services for their benefit has been debarred, or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or authorized by 21 U.S.C. Section 335a(b) or for which suspension is mandated by 21 U.S.C. Section 335a(g) or temporary denial of approval is authorized by 21 U.S.C. Section 335a(f) or any other applicable standards of any Governmental Entity.

Section 4.14. Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) the Company and the Company Subsidiaries are and, since January 1, 2011, have been, in compliance with all applicable Environmental Laws, and neither the Company nor any Company Subsidiary has received any (i) written communication from a Governmental Entity or other Person that alleges that the Company or any Company Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law or (ii) written request for information pursuant to any Environmental Law that is outstanding or unresolved that would form the basis of any violation or liability under Environmental Law;

(b) the Company and the Company Subsidiaries have obtained and are and, since January 1, 2011, have been, in compliance with all Permits required pursuant to any applicable Environmental Law for the operations (as currently conducted) of the Company, the Company Subsidiaries and the Company Properties; and all such Permits are valid and in good standing and will not be subject to modification or revocation as a result of the transactions contemplated by this Agreement;

(c) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against or affecting, the Company or any of the Company Subsidiaries;

(d) to the Knowledge of the Company, there has been no Release of, or exposure to, any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any Person whose liabilities for such Environmental Claim the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; and

(e) neither the Company nor any of the Company Subsidiaries has retained or assumed, either contractually or, to the Knowledge of the Company, by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries.

Section 4.15. Contracts.

(a) Neither the Company nor any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act that has not been so filed.

(b) Section 4.15(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of each Contract, understanding or undertaking to which the Company or any of the Company Subsidiaries is a party (i) that (A) restricts the ability of the Company or the Company Subsidiaries to compete in any business or with any Person in any geographical area or (B) would, to the Knowledge of the Company, restrict in any respect the ability of Parent or any of the Parent Subsidiaries to compete in any business or with any Person in any geographical area after the Effective Time, which Contract, in each case of clauses (A) and (B), would reasonably be expected to materially limit, materially restrict or materially conflict with the business of Parent and its Subsidiaries, taken as a whole (including for purposes of such determination, the Surviving Corporation and its Subsidiaries), after the Effective Time, (ii) pursuant to which Indebtedness in excess, in the aggregate, of $15,000,000 of the Company or any Company Subsidiary is outstanding or may be incurred, other than any such Contract between or among the Company and the wholly owned Company Subsidiaries, (iii) that grants any Person other than the Company or any Company Subsidiary any (A) exclusive license, supply, distribution or other rights, (B) “most favored nation” rights, (C) rights of first refusal, rights of first negotiation or similar rights, (D) exclusive rights to purchase any products of the Company or any Company Subsidiary, (E) guaranteed availability of supply or services for a period greater than 12 months, (F) guarantee as to production capacity or priority, (G) material rebates, (H) price guarantees for a period greater than 12 months or (I) guaranteed minimum purchase amounts expected to result in payments in excess of $10,000,000 in any 12 month period, (iv) relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case, that is material to the Company and the Company Subsidiaries, taken as a whole, (v) relating to the disposition or acquisition by the Company or any Company Subsidiaries of any business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise), pursuant to which the Company or any Company Subsidiary has continuing indemnification, “earn-out” or other contingent payment obligations of the Company or such Company Subsidiary, in each case, that would reasonably be expected to result in payments in excess of $15,000,000, (vi) that involves total consideration by or to the Company or any Company Subsidiary of more than $15,000,000 in any 12 month period, (vii) that involves a Company Lease that provides for a monthly rent payable by the Company or any Company Subsidiary in excess of $1,000,000, (viii) pursuant to which any material Intellectual Property is licensed by a third party to the Company or any Company Subsidiary (other than commercially available non-exclusive software licenses) or (ix) under which the consequences of a default or breach or the early termination of which would reasonably be expected to have a Company Material Adverse Effect. Each Contract, understanding or undertaking of the type described in this Section 4.15(b) and each Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act is referred to herein as a “Material Contract”.

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract (including, for purposes of this Section 4.15(c), any Contract entered into after the date of this Agreement that would have been a Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Material Contract is in full force and effect and (iii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

Section 4.16. Properties.

(a) The Company and each Company Subsidiary has good and valid fee simple interest in all real property owned, and valid license or leasehold interests in all real property leased, by the Company or any Company Subsidiary (collectively, the “Company Properties”) except (i) for Liens permitted by the last sentence of this Section 4.16(a) and (ii) in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All of the Company Properties owned by the Company or any Company Subsidiary are owned free and clear of all Liens, except for (i) Liens affecting the interest of the grantor of any easements benefiting owned real property and Liens of record attaching to real property, fixtures or leasehold improvements, which would not reasonably be expected to materially impair the use of the real property in the operation of the business thereon, (ii) Liens on material Company Properties that, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material Company Property to which they relate in the conduct of the business of the Company and the Company Subsidiaries as presently conducted, (iii) Permitted Liens and (iv) Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) All leases with respect to leased Company Properties (the “Company Leases”) are valid and in full force and effect, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is in possession of the properties or assets purported to be leased under all the Company Leases, except for (i) such failures to have such possession of material properties or assets thereunder as, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material properties and assets to which they relate in the conduct of the Company’s and the Company

Subsidiaries’ business as presently conducted and (ii) failures to have such possession of such material properties or assets as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.17. Intellectual Property.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and accurate list of all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, Copyright applications and registered Domain Names, in each case, included among the Company Owned Intellectual Property (the foregoing being, collectively, the “Company Registered Intellectual Property”) and, for each item of Company Registered Intellectual Property, (i) the owner of such Company Registered Intellectual Property; (ii) the jurisdictions in which such Company Registered Intellectual Property has been issued or registered or in which each such application for issuance or registration of such Company Registered Intellectual Property has been filed; (iii) the patent number, registration number, serial number and/or application number of such Company Registered Intellectual Property, as applicable; and (iv) the filing date and, if applicable, registration date, of such Company Registered Intellectual Property. Each item of material Company Registered Intellectual Property is subsisting and unexpired, and to the Knowledge of the Company, valid and enforceable, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid, except for any such failure to pay which would not be material to the Company and its Subsidiaries taken as a whole. The Company has not knowingly misrepresented or failed to disclose any material facts or circumstances for which it has a duty to disclose in any application for any material Company Registered Intellectual Property that would constitute fraud or a material misrepresentation with respect to such application or that would otherwise adversely affect the validity or enforceability of any such Company Registered Intellectual Property in any material respect. All Company Registered Intellectual Property and, except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, all other Company Owned Intellectual Property is wholly and exclusively owned by the Company or one of its Subsidiaries, and neither the Company nor any of its Subsidiaries has sold, transferred, assigned, promised in sale or otherwise disposed of any rights or interests therein or thereto.

(b) Since January 1, 2013, the Company and its Subsidiaries have not received written notice alleging them to be in breach or default of any Material Contracts (i) to which the Company or any Company Subsidiary is a party, and (ii) pursuant to which the Company or any Company Subsidiary is granted the right to use any third Person’s Intellectual Property. Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the conduct of the business of the Company and its Subsidiaries as currently conducted and as previously conducted in the last six years does not infringe, violate, or constitute misappropriation of, any Intellectual Property of any third Person.

(c) No Action is pending or, to the Knowledge of the Company, threatened, that alleges that the Company or any Company Subsidiary is infringing, misappropriating or otherwise violating any Person’s Intellectual Property rights. To the Knowledge of the Company, no third Person is infringing, violating, or misappropriating any Company Owned Intellectual Property in any material respect.

(d) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has established privacy compliance policies and is in substantial compliance with, and since January 1, 2013 has been in substantial compliance with, its respective privacy policies and any applicable Laws relating to personally identifiable information.

Section 4.18. Labor Matters.

(a) As of the date of this Agreement, Section 4.18 of the Company Disclosure Letter sets forth a true and complete list of all collective bargaining or other labor union Contracts currently applicable to any employees of the Company or any of the Company Subsidiaries (all such Contracts, the “Company CBAs”), and the Company is not negotiating any new or successor Company CBAs as of the date of this Agreement. The Company has made available to Parent true and complete copies of all (i) Company CBAs (including all amendments, side letters, extensions, and memoranda of agreement or understanding thereto), and (ii) material written personnel manuals, employee handbooks, and policies currently applicable to employees of the Company or any of the Company Subsidiaries. Except as otherwise set forth in the Company CBAs, neither the Company nor any Company Subsidiary has entered into any Contract, arrangement or understanding, whether written or oral, with any union, trade union, works council or other employee representative body or any material number or category of its employees which would prevent or restrict or impede the consummation of the Transactions or prevent the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them).

(b) Except for the labor organizations identified in the Company CBAs, no labor organization or group of employees represents or, to the Knowledge of the Company, purports to represent, any employees of the Company or any of the Company Subsidiaries with respect to their service to the Company or any of the Company Subsidiaries. Since January 1, 2013, no labor organization or group of employees of the Company or any Company Subsidiary has made a demand for recognition or certification, or, to the Knowledge of the Company, otherwise sought to represent or organize any non-union employees of the Company or any Company Subsidiary, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no pending, and since January 1, 2013 there have been no, strikes, work stoppages, slowdowns, lockouts, or other material labor disputes threatened against or involving the Company or any Company Subsidiary. None of the Company or any of the Company Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union Contract applicable to any employees of the Company or any of the Company Subsidiaries, except for any breaches or failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no material written grievances or arbitrations, or written complaints, by represented employees of the Company or any Company Subsidiary, and, to the Knowledge of the Company, no such grievances or complaints are threatened.

Section 4.19. Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Barclays Capital Inc. and Centerview Partners LLC (the “Company Financial Advisors”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or the other Transactions based upon arrangements made by or on behalf of the Company. Prior to the execution of this Agreement, the Company has furnished to Parent true and complete copies of all agreements between or among the Company and the Company Financial Advisors pursuant to which such firm would be entitled to any payment relating to the Merger and the other Transactions.

Section 4.20. Opinions of Financial Advisors. The Company Board has received an opinion from each of the Company Financial Advisors to the effect that, as of the date of such opinion, and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Merger Consideration to be paid to the holders of Company Common Stock (other than shares to be canceled in accordance with Section 2.01 and shares owned by Dissenting Stockholders and shares held by any affiliate of Parent) was fair, from a financial point of view, to such holders. Promptly after the execution of this Agreement, the Company will furnish Parent, solely for informational purposes, a true and complete copy of the written opinions of the Company Financial Advisors.

Section 4.21. Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each insurance policy under which the Company or any Company Subsidiary is an insured or otherwise the principal beneficiary of coverage is in full force and effect and was in full force and effect during the periods of time such insurance policy purported to be in effect, and (b) neither the Company nor any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy. There is no claim by the Company or any of the Company Subsidiaries pending under any such policies that (a) to the Knowledge of the Company, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (b) if not paid would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.22. Affiliate Transactions. Except for (a) employment-related Contracts filed or incorporated by reference as an exhibit to the Company SEC Documents or (b) the Company Benefits Plans, there are no Contracts or arrangements between the Company or any Company Subsidiary, on the one hand, and, on the other hand, any (x) present executive officer or director of the Company, (y) Person that, to the Knowledge of the Company, is the record or beneficial owner of more than 5% of the shares of Company Common Stock as of the date of this Agreement or (z) to the Knowledge of the Company, any affiliate of any such executive officer, director or owner (other than the Company or any of the Company Subsidiaries), in each case, which Contracts or arrangements are of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.23. No Other Representations or Warranties. Except for the representations and warranties contained in ARTICLE III, the Company acknowledges that none of Parent, the Parent Subsidiaries or any other Person on behalf of Parent makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of Parent, the Parent Subsidiaries or any other Person on behalf of Parent makes any representation or warranty with respect to: (a) any projections, estimates or budgets delivered or made available to the Company or any of its Affiliates or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and the Parent Subsidiaries or (b) the future business and operations of Parent and the Parent Subsidiaries, including in the case of (a) and (b) with respect to any information, documents, projections, forecasts or other material made available to the Company or its Affiliates and Representatives in certain “data rooms” or management presentations in expectation of the Transactions, and the Company has not relied on any such information or any representation or warranty not set forth in ARTICLE III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01. Conduct of Business.

(a) Conduct of Business by Parent. Except for matters set forth in Section 5.01(a) of the Parent Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of the Company (which will not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, Parent will, and will cause each Parent Subsidiary to, (i) conduct its business in the ordinary course in all material respects, (ii) comply in all material respects with all applicable Laws, (iii) use reasonable best efforts to preserve intact its business organization and advantageous business relationships, including by maintaining its relations and goodwill with all material suppliers, material customers and Governmental Entities, and to keep available the services of its current officers and employees and maintain and (iv) promptly notify the Company following its becoming aware of any material Action relating to the Transactions commenced or, to the Knowledge of Parent, overtly threatened by, a Governmental Entity against

Parent or any Parent Subsidiary. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Parent Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of the Company (which will not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, Parent will not, and will not permit any Parent Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (1) regular quarterly cash dividends of $0.67 per share of Parent Common Stock (as may be increased from time to time consistent with past practice) payable by Parent in respect of shares of Parent Common Stock with declaration, record and payment dates consistent with past practice and in accordance with Parent’s current dividend policy and (2) dividends and distributions by a direct or indirect wholly owned Parent Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the withholding of shares of Parent Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Parent Stock Plans, (2) the acquisition by Parent of awards granted pursuant to the Parent Stock Plans in connection with the forfeiture of such awards and (3) in accordance with Parent’s obligations under the Governance Agreement;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (except for transactions among Parent and wholly owned Parent Subsidiaries, any liens in favor of the administrative agent under Parent’s existing credit agreement and issuances of rights in accordance with the Rights Agreement) (A) any shares of capital stock of Parent or any Parent Subsidiary (other than the issuance of Parent Common Stock upon settlement of awards pursuant to the Parent Stock Plans), (B) any other equity interests or voting securities of Parent or any Parent Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (E) any rights issued by Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary, (F) any Parent Voting Debt, or (G) any Parent Preferred Stock, except, in each case (A)-(F), for grants of awards pursuant to and in accordance with the Parent Stock Plans;

(iii) amend the Parent Articles or the Parent Bylaws, except as may be required by Law or the rules and regulations of the SEC or the NYSE;

(iv) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(v) change any material method of Tax accounting, settle any material audit or other proceeding relating to Taxes or make or change any material Tax election, in each case except for such actions taken in the ordinary course of business consistent with past practice;

(vi) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice or any transaction solely between Parent and a wholly owned Parent Subsidiary or between wholly owned Parent Subsidiaries), other than any of the foregoing that would not reasonably be expected to delay or make it more difficult to obtain any authorization, consent or approval required in connection with the Transactions and that would not reasonably be expected to prevent or materially delay or impede the consummation of the Transactions;

(vii) merge or consolidate Parent with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent;

(viii) amend or modify, or exempt any Person from the operation of, the Rights Agreement; provided, however, that Parent may, at its sole discretion, extend the Rights Agreement or enter into any replacement of the Rights Agreement, in each case on terms that are substantially identical to the Rights Agreement, or allow the Rights (as defined in the Rights Agreement) to expire in accordance with the terms of the Rights Agreement; or

(ix) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Subject to Section 6.03(a), nothing in this Agreement will restrict Parent or any Parent Subsidiary from entering into or effecting, or agreeing to enter into or effect, any material Contract or transaction with BAT or its Subsidiaries that are entered into in accordance with Section 2.07 of the Governance Agreement. Notwithstanding any of the foregoing, nothing in this Agreement will restrict Parent or any Parent Subsidiary from taking any actions required to be taken by it pursuant to the terms of the other Transaction Agreements as in effect on the date of this Agreement (as amended or modified after the date of this Agreement; provided, that any material amendment or material modification of a Transaction Agreement shall have been consented to by the Company (which consent will not be unreasonably withheld, conditioned or delayed)).

(b) Conduct of Business by the Company. Except for matters set forth in Section 5.01(b) of the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company will, and will cause each Company Subsidiary to, (i) conduct its business in the ordinary course in all material respects, (ii) comply in all material respects with all applicable Laws, (iii) use reasonable best efforts to preserve intact its business organization and advantageous business relationships, including by maintaining its relations and goodwill with all material suppliers, material customers and Governmental Entities and (iv) promptly notify Parent following its becoming aware of any material Action relating to the Transactions commenced or, to the Knowledge of the Company, overtly threatened by, a Governmental Entity against the Company or any Company Subsidiary. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company will not, and will not permit any Company Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (1) regular quarterly cash dividends of $0.615 per share of Company Common Stock (as may be increased from time to time annually consistent with past practice) payable by the Company in respect of shares of Company Common Stock with declaration, record and payment dates consistent with past practice and in accordance with the Company’s current dividend policy and (2) dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans and (3) the acquisition by the Company of awards granted pursuant to the Company Stock Plans in connection with the forfeiture of such awards;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (except for transactions among the Company and direct or indirect wholly owned Company Subsidiaries and for any liens in favor of the administrative agent under the Company’s existing credit agreement) (A) any shares of capital stock of the Company or any Company Subsidiary (other than the issuance of Company Common Stock upon the exercise of the Company Stock Options and the Company SARs and the vesting or delivery of other awards pursuant to the Company Stock Plans, in each case outstanding at the close of business on the date of this Agreement or as may be granted in accordance with the terms of this Agreement), (B) any other equity interests or voting securities of the Company or any Company Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (E) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary, (F) any Company Voting Debt or (G) any Company Preferred Stock, except, in each case (A)-(F), as required by any Company Benefit Plan in effect as of the date of this Agreement or contemplated by the terms of this Agreement;

(iii) (A) amend the Company Charter or the Company Bylaws or (B) amend in any material respect the charter or organizational documents of any Company Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law or the rules and regulations of the SEC or the NYSE;

(iv) except to the extent required by any Company Benefit Plan in effect as of the date of this Agreement or expressly contemplated by the terms of this Agreement, directly or indirectly (A) increase in any manner the compensation or benefits of any current or former employees, officers, directors, consultants or independent contractors of the Company or any Company Subsidiary, other than increases in compensation or benefits made in the ordinary course of business consistent with past practice, (B) pay any severance, retention or retirement benefits to any current or former employees, directors, consultants or independent contractors of the Company or any Company Subsidiary, (C) accelerate the vesting of, or the lapsing of forfeiture restrictions or conditions with respect to, or otherwise amend any equity or equity-based awards, (D) establish or cause the funding of any “rabbi trust” or similar arrangement, (E) establish, adopt, amend or terminate any arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement, other than amendments, renewals and other changes that are, in any such case, immaterial and in the ordinary course of business consistent with past practice, (F) hire, promote or terminate any employee, officer, director, consultant or independent contractor of the Company or any Company Subsidiary, in each case other than in the ordinary course of business consistent with past practice, or (G) enter into, amend, alter, adopt, implement or otherwise make any commitment to do any of the foregoing;

(v) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi) other than pursuant to cash management or investment portfolio activities performed in the ordinary course of business consistent with past practice, directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets for consideration valued in excess of $35,000,000 in the aggregate (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice or any transaction solely between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries, in each case, in the ordinary course of business consistent with past practice);

(vii) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than any Permitted Lien), or otherwise dispose of any material properties, rights or assets of the Company or any of the Company Subsidiaries, except (A) pursuant to Contracts or commitments in effect on the date of this Agreement (or entered into after the date of this Agreement without violating the terms of this Agreement), (B) for the sale, lease or license of products and services in the ordinary course of business consistent with past practice, (C) in connection with any waiver, release, assignment, settlement, compromise, litigation otherwise permitted under this Section 5.01(b), or (D) in connection with cash management or investment portfolio activities performed in the ordinary course of business consistent with past practice;

(viii) incur any Indebtedness, except for (A) borrowings under any of the Company’s or its Subsidiaries’ existing credit facilities that are made in the ordinary course of business or (B) intercompany Indebtedness among the Company and the wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice;

(ix) make, or agree or commit to make, any capital expenditure in excess of $10,000,000 individually and $25,000,000 in the aggregate for all such capital expenditures that are not contemplated by the capital plans set forth in Section 5.01(b)(ix) of the Company Disclosure Letter;

(x) make, or agree or commit to make, any loans, advances or capital contributions to, or investments in, any Person in excess of $5,000,000 individually and $25,000,000 in the aggregate, other than (A) cash management or investment portfolio activities performed in the ordinary course of business consistent with past practice, (B) in connection with a transaction permitted under Section 5.01(b)(vi) or (C) between the Company and a direct or indirect wholly owned Company Subsidiary or between direct or indirect wholly owned Company Subsidiaries;

(xi) except in the ordinary course of business, (A) materially amend or modify any Material Contract or enter into, materially amend or modify any Contract that would be a Material Contract if it had been entered into prior to the date of this Agreement or (B) waive, release or assign any material rights, claims or benefits under any Material Contract;

(xii) enter into, modify, amend, extend, renew, replace or terminate any collective bargaining or other labor union Contract applicable to the employees of the Company or any of the Company Subsidiaries, except as required by applicable Law or otherwise in the ordinary course of business consistent with past practice;

(xiii) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that do not create obligations of the Company or any of the Company Subsidiaries other than the payment of monetary damages (A) equal to or less than the amounts reserved with respect thereto on the Company SEC Documents filed prior to the date of this Agreement or (B) not in excess of $5,000,000 for any individual Action and $30,000,000 in the aggregate;

(xiv) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Company Owned Intellectual Property, or enter into Contracts that impose material restrictions upon the Company or any of its Subsidiaries with respect to material Intellectual Property rights owned by any third party, in each case other than in the ordinary course of business consistent with past practice;

(xv) change any material method of Tax accounting, settle any material audit or other proceeding relating to Taxes or make or change any material Tax election, in each case except for such actions taken in the ordinary course of business consistent with past practice;

(xvi) enter into any new line of business outside of the existing businesses of the Company and the Company Subsidiaries;

(xvii) adopt a plan of complete or partial liquidation or resolutions providing for the dissolution, restructuring, recapitalization or other similar reorganization of the Company or dissolve or liquidate any Company Subsidiary; or

(xviii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Notwithstanding any of the foregoing, nothing in this Agreement will restrict the Company or any Company Subsidiary from taking any actions required to be taken by it pursuant to the terms of the Transaction Agreements to which it is a party.

(c) Control of Operations. Nothing contained in this Agreement will give Parent or the Company, directly or indirectly, the right to control or direct the other Party’s and such Party’s Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place Parent or the Company in violation of any applicable Law.

Section 5.02. No Solicitation by the Company; Company Recommendation.

(a) Except as otherwise provided in this Agreement, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company will not, nor will it authorize or permit any of its Subsidiaries or any of its or their respective directors, officers or employees or any of their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) to, directly or indirectly (i) solicit or initiate, or knowingly encourage, induce, facilitate or cooperate with, any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal, or (ii) participate in any substantive discussions or negotiations with any Person regarding, or furnish to any Person any non-public information relating to the Company or the Company Subsidiaries with respect to any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal. The Company will, and will cause the Company Subsidiaries and direct its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted prior to the execution of this Agreement with respect to any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, in response to a written Company Takeover Proposal that the Company Board determines in good faith (after consultation with its outside counsel and financial advisor) is bona fide and constitutes or is reasonably expected to result in or lead to a Superior Proposal, and which Company Takeover Proposal did not result from a breach of this Section 5.02(a), the Company, and the Company Subsidiaries and its and their respective Representatives at the request of the Company may, subject to compliance with Section 5.02(c) in all material respects, (x) provide access to its and the Company Subsidiaries’ properties, books and records and furnish information with respect to the Company and the Company Subsidiaries to the Person making such Company Takeover Proposal (and its Representatives) (provided the Company provides to Parent any material non-public information concerning the Company that is provided to such Person (and its Representatives) to the extent such information has not previously been provided to Parent prior to or substantially concurrent with the time it is provided to such Person) pursuant to an Acceptable Confidentiality Agreement with such Person (provided that the Company promptly provides to Parent a copy of such Acceptable Confidentiality Agreement), and (y) participate in discussions regarding the terms of such Company Takeover Proposal and the negotiation of such terms with, and only with, the Person or Persons making such Company Takeover Proposal (and such Person’s or Persons’ Representatives and financing sources).

(b) Except as set forth in this Section 5.02, neither the Company Board nor any committee thereof will (i) (A) withhold or withdraw (or modify in any manner adverse to Parent), or propose publicly to withhold or withdraw (or modify in any manner adverse to Parent), the Company Recommendation or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Takeover Proposal (any action in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) adopt, or propose publicly to adopt, or allow the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other similar Contract or arrangement providing for any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 5.02(a)). Notwithstanding the foregoing or anything else to the contrary in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board may (I) make a Company Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(g), in each case following receipt of a Company Takeover Proposal after the execution of this Agreement that did not result from a breach of Section 5.02(a) and that the Company Board determines in good faith, after consultation with its outside counsel and financial advisor, would, if consummated, constitute a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement that have been offered in writing by Parent in accordance with this Section 5.02(b) or (II) make a Company Adverse Recommendation Change in response to a Company Intervening Event, in each case referred to in the foregoing clauses (I) and (II), only if the Company Board determines in good faith (after consultation with its outside counsel and financial advisor) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company will not be entitled to exercise its rights to make a Company Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(g) unless (x) the Company delivers to Parent a written notice (a “Company Notice”) advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including, in the case of a Company Intervening Event, summarizing such Company Intervening Event and, in the case of a Superior Proposal, (A) the identity of the party making such Superior Proposal, (B) the material terms and conditions of the Superior Proposal that is the basis of the proposed action by the Company Board and (C) a copy of the most current version of any proposed definitive agreement(s) with respect to such Superior Proposal and (y) at or after 5:00 p.m., New York City time, on the fourth Business Day following the day on which the Company delivered the Company Notice (it being understood that for purposes of calculating such four Business Days, the first Business Day will be the first Business Day after the date of such delivery), the Company reaffirms in good faith (after consultation with its outside counsel and financial advisor) that (A) such Company Takeover Proposal continues to constitute a Superior Proposal or such Company Intervening Event remains in effect, as the case may be, and (B) the failure to make a Company Adverse Recommendation Change as a result thereof would be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any change in the financial terms or any other material amendment to the terms and conditions of such Superior Proposal will require a new Company Notice and a new two Business Day period (it being understood that any such two Business Day period will be calculated in the same manner as the initial four Business Day period)). In determining whether to make a Company Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(g), the Company Board will take into account any changes to the terms of this Agreement proposed in writing by Parent by 5:00 p.m., New York City time, on the last Business Day of the applicable four Business Day period or two Business Day period, as applicable, in response to a Company

Notice, and if requested by Parent, the Company will, and will cause its Representatives to, engage in good faith negotiations with Parent and its Representatives to make such adjustments in the terms and conditions of this Agreement so that such Company Takeover Proposal would cease to constitute a Superior Proposal. The Company will keep Parent reasonably informed of developments with respect to any Company Intervening Event.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.02, the Company will promptly, and in any event within 24 hours of the Company obtaining Knowledge of the receipt thereof, advise Parent in writing of any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal, the material terms and conditions of any such Company Takeover Proposal (including any changes thereto) and the identity of the Person making any such Company Takeover Proposal. The Company will (i) keep Parent reasonably informed in all material respects and on a reasonably current basis of the status and developments (including any material change to the terms thereof) of any Company Takeover Proposal and (ii) provide to Parent within 24 hours after receipt or delivery thereof all drafts of agreements relating to any Company Takeover Proposal and any written proposals containing any material terms of a Company Takeover Proposal or a counterproposal to a Company Takeover Proposal (which copies may, at the Company’s election, be redacted to exclude, if applicable, fee and market flex provisions as may be contained in any financing-related commitment letters), in each case exchanged between any of the Company or any of the Company Subsidiaries or any of their Representatives, on the one hand, and the Person making any such Company Takeover Proposal or any of its Affiliates or any of their Representatives, on the other hand.

(d) Nothing contained in this Section 5.02 will prohibit the Company from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act (including making any “stop-look-and-listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f)) or (ii) making any disclosure to the Company’s stockholders if the Company Board determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties or applicable Law; provided, however, that (x) in no event will the Company or the Company Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.02(b) and (y) any public disclosure made by or on behalf of the Company that refers to a Company Takeover Proposal will be deemed to be a Company Adverse Recommendation Change (including for purposes of Section 8.01(e)) unless the Company Board expressly reaffirms the Company Recommendation in such disclosure.

(e) For purposes of this Agreement:

“Company Takeover Proposal” means any inquiry, proposal or offer (whether or not in writing) from any Person or group of Persons (other than Parent or Merger Sub or any of their respective Subsidiaries) with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company or any Company Subsidiary, pursuant to which such Person or group of Persons (or Affiliates thereof) would acquire 15% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) to such Person or group of Persons (or Affiliates thereof) of any business or assets of the Company or the Company Subsidiaries representing 15% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to such Person or group of Persons (or Affiliates thereof) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the total outstanding voting power of the Company, (iv) transaction in which such Person or group of Persons (or Affiliates thereof) will acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the Company Common Stock or (v) combination of the foregoing (in each case, other than the

Transactions); provided, however, that any proposal or offer relating to any purchase of assets of the Company or any Company Subsidiary contemplated by the Parties in connection with the Merger or the other Transactions will not be deemed a Company Takeover Proposal.

“Superior Proposal” means any bona fide written offer from a third party (other than Parent or Merger Sub or any of their respective Subsidiaries) that, if consummated, would result in such Person (or, in the case of a direct merger between such Person and the Company, the stockholders of such Person) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, and which offer, in the good faith judgment of the Company Board (after consultation with its outside counsel and financial advisor), if consummated would result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the Merger, taking into account all such factors and matters (including all of the terms and conditions of, and the likelihood of completion of, such proposal and of this Agreement (including any changes to the terms of this Agreement proposed in writing by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 5.02(b))) that the Company Board considers relevant.

Section 5.03. Parent Recommendation. Except as set forth in this Section 5.03, neither the Parent Board nor any committee thereof will withhold or withdraw (or modify in any manner adverse to the Company), or propose publicly to withhold or withdraw (or modify in any manner adverse to the Company), the Parent Recommendation (any such action being referred to as a “Parent Adverse Recommendation Change”). Notwithstanding the foregoing or anything else to the contrary in this Agreement, at any time prior to obtaining the Parent Shareholder Approval, the Parent Board may make a Parent Adverse Recommendation Change in response to a Parent Intervening Event if the Parent Board determines in good faith (after consultation with its outside counsel and financial advisor) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01. Preparation of the Form S-4 and the Joint Proxy Statement; Company Stockholders Meeting and Parent Shareholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company will jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the shareholders of Parent and the stockholders of the Company relating to the Parent Shareholders Meeting and the Company Stockholders Meeting, respectively (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and Parent will prepare and cause to be filed with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and Parent and the Company will use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to maintain the effectiveness of the Form S-4 as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of the Company and Parent will furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement, and the Form S-4 and Joint Proxy Statement will include all information reasonably requested by such other party to be included therein. Each of the Company and Parent will promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement and will provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent will use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent (i) will provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) will include in such document or response all comments reasonably proposed by the other and (iii) will not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval will not be unreasonably withheld, conditioned or delayed; provided, however, that with respect to documents filed by a Party which are incorporated by reference in the Form S-4 or Joint Proxy Statement, this right of approval will apply only with respect to material information (if any) relating to (1) any Transaction Agreement or the Transactions that has not previously been disclosed in a similar manner in the SEC filings of such Party or (2) to another Party or its business, financial condition or results of operations; provided, further, (x) that Parent, in connection with a Parent Adverse Recommendation Change, may amend or supplement the Joint Proxy Statement (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such Parent Adverse Recommendation Change and (y) that the Company, in connection with a Company Adverse Recommendation Change, may amend or supplement the Joint Proxy Statement (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such Company Adverse Recommendation Change. Each of the Company and Parent will advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of the Company and Parent will use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Company and Parent will also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Transactions.

(b) If prior to the Effective Time, any event occurs with respect to Parent or any Parent Subsidiary, or any change occurs with respect to other information supplied by Parent for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Parent will promptly notify the Company of such event, and the Company and Parent will cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to Parent’s shareholders and the Company’s stockholders. Nothing in this Section 6.01(b) will limit the obligations of any party under Section 6.01(a).

(c) If prior to the Effective Time, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, the Company will promptly notify Parent of such event, and the Company and Parent will cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to Parent’s shareholders and the Company’s stockholders. Nothing in this Section 6.01(c) will limit the obligations of any party under Section 6.01(a).

(d) Parent will, as soon as reasonably practicable following the date the Form S-4 is declared effective by the SEC, duly call, give notice of, convene and hold the Parent Shareholders Meeting for the sole purpose of seeking the Parent Shareholder Approval. Parent will use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to Parent’s shareholders and to hold the Parent Shareholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act and (ii) subject to Section 5.03, solicit proxies in favor of the Share Issuance. Parent will include the Parent Recommendation in the Joint Proxy Statement, except to the extent that the Parent Board shall have made a Parent Adverse Recommendation Change as permitted by Section 5.03. Notwithstanding the foregoing provisions of this Section 6.01(d), if on a date for which the Parent Shareholders Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Shareholder

Approval, whether or not a quorum is present, Parent will have the right to make one or more successive postponements or adjournments of the Parent Shareholders Meeting, provided that the Parent Shareholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Parent Shareholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Parent agrees that, unless this Agreement has been terminated in accordance with Section 8.01, its obligations pursuant to this Section 6.01 will not be affected by the making of any Parent Adverse Recommendation Change by the Parent Board or the occurrence of a Parent Intervening Event. Parent will use its reasonable best efforts to enforce BAT’s and its Affiliates’ voting and other obligations under the Subscription Agreement.

(e) The Company will, as soon as reasonably practicable following the date the Form S-4 is declared effective by the SEC, duly call, give notice of, convene and hold the Company Stockholders Meeting for the sole purpose of seeking the Company Stockholder Approval. The Company will use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to the Company’s stockholders and to hold the Company Stockholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act and (ii) subject to Section 5.02(b), solicit proxies in favor of the adoption of this Agreement. The Company will include the Company Recommendation in the Joint Proxy Statement, except to the extent that the Company Board shall have made a Company Adverse Recommendation Change as permitted by Section 5.02(b). Notwithstanding the foregoing provisions of this Section 6.01(e), if on a date for which the Company Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company will have the right to make one or more successive postponements or adjournments of the Company Stockholders Meeting, provided that the Company Stockholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Company Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). The Company agrees that, unless this Agreement has been terminated in accordance with Section 8.01, its obligations pursuant to this Section 6.01 will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal, by the making of any Company Adverse Recommendation Change by the Company Board or the occurrence of a Company Intervening Event.

(f) The parties will use their reasonable best efforts to hold the Company Stockholders Meeting and the Parent Shareholders Meeting on the same day at the same time.

(g) Immediately following execution and delivery of this Agreement by the Parties, Parent, as sole shareholder of Merger Sub, will adopt this Agreement and, promptly thereafter, deliver to the Company a copy of the written consent reflecting the adoption of the Agreement by Parent as sole shareholder of Merger Sub or the minutes of the shareholders meeting of Merger Sub at which this Agreement was adopted.

Section 6.02. Access; Financing Cooperation; Confidentiality.

(a) Subject to applicable Laws relating to the exchange of information, from the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, the Company will, and will cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to, afford Parent, Merger Sub and their respective Representatives, reasonable access during normal working hours upon reasonable advance notice to the officers, employees, agents, assets, properties, offices, plants and other facilities, books and records of the Company, including the matters set forth on Section 6.02(a) of the Company Disclosure Letter.

(b) Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, the Company will, and will cause its Subsidiaries, and will use its reasonable best efforts to cause the Representatives of the Company and its Subsidiaries to, provide to Parent all cooperation reasonably requested by Parent in connection with the arrangement and marketing of the Financing and any Replacement Financing (provided, however, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or its Subsidiaries), including the following: (i) using reasonable best efforts to deliver to Parent such financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent for use in connection with the arrangement or marketing of the Financing or any Replacement Financing; (ii) causing the Company’s and its Subsidiaries’ senior officers to participate, together with the senior officers of the Parent and its Subsidiaries, in a reasonable number of due diligence, investor and bank presentation meetings and road shows and meetings with parties acting as lead, arrangers bookrunners, underwriters, initial purchasers and placement agents as may be reasonably requested by Parent, in each such case in connection with the arrangement or marketing of the Financing or any Replacement Financing; (iii) assisting the Parent and its Subsidiaries with (A) the preparation of the Parent’s offering documents related to the Financing and Replacement Financing, including confidential bank information memoranda, private placement memoranda, offering memoranda, registration statements and/or prospectuses and (B) the preparation of the Parent’s lender and investor presentations, road show materials and other similar documents and materials in connection with the Financing and Replacement Financing; (iv) if requested by Parent in writing at least 10 Business Days prior to the Closing Date, furnishing to Parent within three Business Days prior to the Closing all information regarding the Company and its Subsidiaries that is required in connection with the Financing and Replacement Financing by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and that are required by paragraph 5 of Exhibit B of the Commitment Letter; (v) using reasonable best efforts to assist Parent in facilitating the delivery by the Company’s independent auditors of (A) consents to use their audit reports in any marketing or offering materials to be used in connection with the Financing and Replacement Financing and (B) customary comfort letters to the underwriters or initial purchasers with respect to financial statements of the Company and its Subsidiaries to be included in any offering memorandum, prospectus or registration statement in respect of the Financing and Replacement Financing; (vi) assisting Parent in the preparation of the definitive documentation for the Financing and Replacement Financing, including by providing information necessary for the completion of any schedules thereto; (vii) using reasonable best efforts to permit the Financing Sources and Parent’s underwriters, initial purchasers and placement agents to benefit from the existing lending and investment banking relationships of the Company and its Subsidiaries; (viii) executing and delivering customary certificates or other documents or instruments relating to the guarantees or other matters ancillary to the Financing and Replacement Financing as may be reasonably requested by Parent as necessary and customary in connection with the Financing and Replacement Financing; (ix) if reasonably requested by the Parent, using reasonable best efforts to designate whether any information provided to Parent is suitable to be made available to lenders who wish not to receive material non-public information; (x) assisting Parent in obtaining corporate, corporate family, credit, facility and securities ratings from rating agencies; and (xi) taking all corporate actions necessary to permit the consummation of the Financing and Replacement Financing and to permit the proceeds thereof to be made available as of the Closing Date; provided, however, that, until the Effective Time occurs, neither the Company nor any of its Subsidiaries will (A) be required to cooperate with the foregoing to the extent that it would cause any condition to the Closing set forth in ARTICLE VII to not be satisfied or otherwise cause any breach of this Agreement or would conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any Law or result in the contravention of, or result in a violation or breach of, or default under, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, (B) be required to pay any commitment or similar fee, (C) have or assume any liability or any obligation under any credit agreement or any related document or any other agreement or document related to the Financing, (D) be required to incur or assume any other liability or obligation in connection with the Financing unless reimbursed or reasonably satisfactorily indemnified by Parent or (E) none of the Company, the Company’s Subsidiaries or their respective general partners, managing members, directors, managers, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing agreement to be entered into in connection with the Financing that is not contingent upon the Closing or that would be effective prior to the Effective Time. Parent (x) will promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company, any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company and its Subsidiaries and their respective Representatives contemplated by this Section 6.02(b), (y) acknowledges and agrees that the Company, its Subsidiaries and their respective Representatives will not have any responsibility for, or incur any liability to any Person under, the Financing that Parent may raise in connection with the transactions contemplated by this Agreement and (z) will indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to any information provided by the Company, or any of its Subsidiaries or any of their respective Representatives.

(c) Subject to applicable Laws relating to the exchange of information, from the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, Parent will, and will cause its Subsidiaries and the Representatives of Parent and its Subsidiaries to, afford the Company and its Representatives reasonable access during normal working hours upon reasonable advance notice to the officers, employees, agents, assets, properties, offices, plants and other facilities, books and records of Parent and each of its Subsidiaries and will timely furnish the Company with such financial, operating, business, financial condition, projections and other data and information as the Company, through its Representatives, may reasonably request.

(d) Any investigation conducted pursuant to the access contemplated by Section 6.02(a) and Section 6.02(c) will be conducted in a manner that does not unreasonably interfere with the conduct of the business of Parent or the Company or their respective Subsidiaries or damage or destroy any property or assets of Parent, the Company or any of their respective Subsidiaries. Notwithstanding anything in this Section 6.02 to the contrary, Parent or the Company, as the case may be, may withhold any document or information the disclosure of which (i) would, in the reasonable judgment of the disclosing party, cause a violation of Law or any agreement to which such Party or its Subsidiaries is a party (provided that such Party will use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure) or (ii) would be reasonably likely to risk a loss of legal privilege (provided that such Party will use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of legal privilege). If any material is withheld by a Party pursuant to the immediately preceding sentence, that Party will, to the extent possible without violating Law or any agreement or risking a loss of legal privilege, inform the other Parties as to the general nature of what is being withheld. All information obtained by Parent or the Company or their respective Representatives pursuant to this Section 6.02 will be held confidential in accordance with the Letter Agreement, dated March 5, 2014 (the “Confidentiality Agreement”), among Parent, the Company and BAT; provided that nothing herein or in the Confidentiality Agreement will prevent Parent or its Financing Sources from using all information obtained pursuant to Section 6.02(b) as necessary and appropriate to consummate the Financing (including disclosure to potential Financing Sources and to rating agencies and prospective lenders and investors).

(e) The Company hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Financing; provided, however, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries.

Section 6.03. Required Actions.

(a) Each of the Parties will use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Parties and the other parties to the other Transaction Agreements in doing, all things necessary, proper or advisable to cause the conditions to closing of the Transactions to be satisfied as promptly as practicable (and in any event no later than the End Date) and to consummate and make effective, as promptly as reasonably practicable, the Transactions, including (i) preparing and filing with any Governmental Entity or other third party all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required filings under Antitrust Laws) and (ii) obtaining promptly (and in any event no later than the End Date) and maintaining all Consents from any Governmental Entity necessary to consummate the Transactions. None of the Parties will, nor will it permit any of its Subsidiaries to, take or agree to take any action that would reasonably be expected to (x) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any required Consent from any Governmental Entity with respect to the Transactions, (y) materially increase the risk of any Governmental Entity entering a Legal Restraint prohibiting or materially delaying the consummation of the Transactions or (z) materially increase the risk of not being able to remove any such Legal Restraint on appeal or otherwise. Nothing set forth in this Section 6.03 limits, modifies, waives, amends or otherwise adversely affects any Party’s rights under Section 5.02 or Section 5.03 or ARTICLE VIII.

(b) In connection with and without limiting Section 6.03(a), the Company and the Company Board and Parent and the Parent Board will use their respective reasonable best efforts to (i) take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Transaction Agreements or the Transactions and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Transaction Agreements or the Transactions, take all action reasonably appropriate to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by the applicable Transaction Agreements.

(c) In connection with and without limiting Section 6.03(a), Parent and the Company will cooperate in good faith to seek to obtain all Consents required by the terms of any material Contracts with third parties or material Permits in connection with the Transactions.

(d) In connection with and without limiting Section 6.03(a), the Company and Parent will (and, to the extent relating to the Transactions contemplated by the Asset Purchase Agreement and the Transfer Agreement, each of Parent and the Company will use its reasonable best efforts to cause Lignum-2 to) promptly enter into discussions with the Governmental Entities from whom Consents or nonactions are required to be obtained in connection with the consummation of the Merger and the other Transactions in order to obtain all such required Consents or nonactions from such Governmental Entities, in each case with respect to the consummation of the Merger and the other Transactions, so as to enable the closing to occur as promptly as reasonably practicable, and in any event no later than the End Date. The Parties understand and agree that, to the extent necessary in order to accomplish the foregoing and subject to the limitations set forth in Section 6.03(h), Parent’s obligations under Section 6.03(a) include (and none of the obligations set forth in this sentence will be limited or qualified by “reasonable best efforts”) negotiating, committing to and effecting, by consent decree, hold separate order, condition or approval or otherwise, (i) the sale, divestiture or disposition of, any businesses, assets, equity interests, product lines, properties, services of Parent, the Company or any of their respective Subsidiaries, (ii) the prohibition or limitation on (A) the ownership or operation of, or any requirements or undertakings with respect to the conduct by, the Company, Parent or any of their respective Subsidiaries of, any portion of the business, product lines, properties, services or assets of the Company or its Subsidiaries, (B) the ability of Parent to acquire or hold, or exercise full right of ownership of, any shares of the capital stock of the Company or its Subsidiaries, including the right to vote, or (C) Parent effectively controlling the business or operations of the Company or its Subsidiaries and (iii) if necessary, the replacement of the Asset Purchase Agreement, the Transfer Agreement and the transactions contemplated thereby, including with respect to the identity of the parties thereto and any of the terms or conditions; provided, however, that neither Parent nor the Company will be required pursuant to this Section 6.03(d) to commit to or effect any action, prohibition, limitation, requirement or undertaking that (x) in the case of the foregoing clauses (i), (ii) and (iii), is not conditioned (as either a condition precedent or subsequent) upon the consummation of the Merger, (y) in the case of the foregoing clauses (i), (ii) and (iii) would revise the terms of the Asset Purchase Agreement, Transfer Agreement and transactions contemplated thereby with Imperial, or (z) in the case of the foregoing clauses (i), (ii) and (iii) would or would reasonably be expected to have, individually or in the aggregate, a Substantial Detriment; provided, further, that for purposes of this Agreement (1) none of the Asset Purchase Agreement or the Transfer Agreement, in each case as in effect on the date of this Agreement (or after giving effect to any amendment thereof not required by Section 6.03 but that is otherwise consented to by Parent) or the transactions contemplated thereby will be deemed to result in a Substantial Detriment, (2) in the case of any replacement of the Asset Purchase Agreement, the Transfer Agreement or the transactions contemplated thereby pursuant to clause (iii), only the extent to which the terms and conditions of such replacement of the Asset Purchase Agreement, the Transfer Agreement or the transactions contemplated thereby are less favorable to Parent than the terms and conditions of the Asset Purchase Agreement, the Transfer Agreement or the transactions contemplated thereby (without giving effect to such replacement) will be taken into account for purposes of determining if such replacement would or would reasonably be expected to have a Substantial Detriment and (3) Parent shall not be obligated to sell, divest or dispose any brands or product lines other than Winston, Salem, KOOL, Doral, Maverick and blu.

(e) To assist Parent in complying with its obligations set forth in this Section 6.03, if requested by Parent, the Company will, and will cause its Subsidiaries to, execute any amendment or modification to the Asset Purchase Agreement or the Transfer Agreement or enter into one or more agreements as requested by Parent to be entered into by any of them prior to the Closing with respect to any transaction to divest, hold separate or otherwise take any action that would limit the Company’s or its Subsidiaries’ freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of the businesses, assets, equity interests, product lines, properties or services of the Company or any of its Subsidiaries or any equity interest in any joint venture held by the Company or any of its Subsidiaries (each, an “Other Divestiture Action”); provided, however, that (i) the consummation of the transactions provided for in any such agreement for an Other Divestiture Action (an “Other Divestiture Agreement”), and any liability to be incurred by the Company, will be conditioned (as either a condition precedent or subsequent) upon the Closing or satisfaction or (to the extent permitted by applicable Law) waiver of all of the conditions to Closing in a case where the Closing will occur immediately following consummation of such Other Divestiture Action (and where Parent has irrevocably committed to effect the Closing immediately following consummation of such Other Divestiture Action) and (ii) Parent will use (and will cause its Subsidiaries to use) its reasonable best efforts to obtain all necessary Consents from third parties in connection with any such Other Divestiture Action or Other Divestiture Agreement. Notwithstanding the foregoing, none of the Company, Parent or any of their respective Subsidiaries will be obligated to amend or waive the provisions of any Contract, or be obligated to pay any consent or similar fees or payments, unless such action is conditioned upon the consummation of the transactions contemplated by this Agreement. None of the actions taken or proposed to be taken pursuant to this Section 6.03(e) will be deemed to result in a breach of the representations and warranties set forth in this Agreement or will be considered for purposes of determining whether a Company Material Adverse Effect or a Parent Material Adverse Effect has occurred.

(f) If the actions taken by Parent and the Company pursuant to Section 6.03(d) and Section 6.03(e) do not result in the conditions set forth in Section 7.01(c) and Section 7.01(d) being satisfied, then, during the term of this Agreement, Parent and the Company will (i) initiate or participate in any proceedings, whether judicial or administrative, in order to vigorously oppose or defend against any action by any Governmental Entity to prevent or enjoin the consummation of the Transactions and (ii) use their reasonable best efforts to take such action as necessary to overturn any regulatory action by any Governmental Entity to block consummation of the Transactions, including by vigorously defending any Action brought by any Governmental Entity in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeals if necessary, any Legal Restraint resulting from any Action that would cause any condition set forth in Section 7.01(c) or Section 7.01(d) not to be satisfied.

(g) In connection with and without limiting the generality of the foregoing, each of Parent and the Company will:

(i) make or cause to be made as promptly as reasonably practicable (and in any event no later than ten Business Days following the date of this Agreement), in consultation and cooperation with the other, BAT and, with respect to the transactions contemplated by the Asset Purchase Agreement and the Transfer Agreement, Lignum-2 and Imperial, all filings required under the HSR Act relating to the Transactions;

(ii) use its reasonable best efforts to furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice or filing and in order to achieve the effects set forth in Section 6.03;

(iii) give the other reasonable prior notice of any such registration, declaration, submission, notice or filing and, to the extent reasonably practicable, of any communication with any Governmental Entity regarding the Transactions (including with respect to any of the actions referred to in Section 6.03(d), Section 6.03(e) and in this Section 6.03(g)), and permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such registration, declaration, submission, notice, filing or communication;

(iv) promptly inform the other of (and supply to the other) any communication received by such Party from, or given by such Party to, any Governmental Entity;

(v) respond as promptly as reasonably practicable to any inquiries or requests received from any Governmental Entity or any other authority enforcing applicable antitrust, competition, trade regulation or similar Laws (such Laws, “Antitrust Laws”) for additional information or documentary material in connection with antitrust, competition, trade regulation or similar matters (including a “second request” under the HSR Act), and not extend any waiting period under the HSR Act or enter into any agreement with such Governmental Entities or other authorities not to consummate any of the transactions contemplated by this Agreement, except with the prior written consent of the other Parties, which consent will not be unreasonably withheld or delayed; and

(vi) unless prohibited by applicable Law or by the applicable Governmental Entity, (A) not participate in or attend any meeting, or engage in any substantive conversation with any Governmental Entity in respect of the Merger (including with respect to any of the actions referred to in Section 6.03(d), Section 6.03(e) and in this Section 6.03(g)) without the other, (B) give the other reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transaction Agreements and the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Entity and (E) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the Merger, subject to redaction of competitively sensitive information, valuation material or information subject to attorney client privilege.

(h) Notwithstanding anything else contained herein, the provisions of Section 6.03(d) will not require the Company, Parent or any of their respective Subsidiaries to offer, take, commit to or accept any action, restrictions or limitations of or on the Company, Parent or their respective Subsidiaries, or to permit such actions, restrictions or limitations without the prior written consent of the other Party, if such actions, restrictions or limitations, individually or in the aggregate, would or would reasonably be expected to result in a Substantial Detriment.

Section 6.04. Indemnification, Exculpation and Insurance.

(a) From and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, (i) indemnify, defend and hold harmless, to the fullest extent permitted by applicable Law, all past and present directors and officers of the Company and any Company Subsidiary and all fiduciaries under any Company Benefit Plan (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”) against any costs, expenses (including reasonable attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities to the extent related to any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Company Indemnified Party is or was a director or officer of the Company or any of the Company Subsidiaries or a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company or any of the Company Subsidiaries as a director or officer of any other corporation, limited liability company, partnership, joint venture, trust or other business or non-profit enterprise (including any Company Benefit Plan) at or prior to the Effective Time whether asserted or claimed prior to, at or after the Effective Time (including with respect to acts or omissions occurring in connection with the Transaction Agreements and the consummation of the Transactions). Subject to applicable Law, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, pay the fees and expenses of a Company Indemnified Party (including reasonable attorneys’ fees and expenses and disbursements) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification under this Section 6.04(a); provided, however, that such Company Indemnified Party undertakes to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines by a final, nonappealable order that such Company Indemnified Party is not entitled to indemnification.

(b) From and after the Effective Time, the Surviving Corporation and its Subsidiaries will, and Parent will cause the Surviving Corporation and its Subsidiaries to, honor (i) all rights to indemnification, advancement of expenses and exculpation (as applicable) of each Company Indemnified Party and each past and present employee of the Company and any Company Subsidiary as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) as in effect on the date of this Agreement and (ii) all rights to indemnification and advancement of expenses of each Company Indemnified Party and each past and present employee of the Company and any Company Subsidiary as provided in any Contract with the Company or one of its Subsidiaries. A true and complete copy of each such Contract has been provided by the Company to Parent prior to the date of this Agreement.

(c) For a period of six years from the Effective Time, the Surviving Corporation will maintain, and Parent will cause to be maintained, in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date of this Agreement by the Company and its Subsidiaries from a carrier with the same or better credit ratings to the Company’s existing directors’ and officers’ insurance and fiduciary liability insurance policy carrier and with terms, conditions, retentions and levels of coverage not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts, events, acts or omissions that occurred on or before the Effective Time, except that in no event will Parent be required to pay an annual premium for such insurance in excess of 250% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2013 (the “Maximum Amount”); provided, however, that if such insurance can only be obtained at an annual premium in excess of the Maximum Amount, Parent will obtain the policy of directors’ and officers’ insurance with the greatest coverage available for an annual premium equal to the Maximum Amount. In lieu of the foregoing, the Company may in its discretion purchase, and Parent may in its discretion purchase if the Company declines to do so, a “tail” directors’ and officers’ liability insurance and fiduciary liability insurance policy covering the six-year period from and after the Effective Time from a carrier with the same or better credit ratings to the Company’s existing directors’ and officers’ insurance and fiduciary liability insurance policy carrier and with terms, conditions, retentions and levels of coverage not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts, events, acts or omissions that occurred on or before the Effective Time, provided that without Parent’s consent, the cost of such “tail” policy will not exceed the Maximum Amount.

(d) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent or the Surviving Corporation will cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.04.

(e) The provisions of this Section 6.04 will (i) survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Law, contract or otherwise.

Section 6.05. Fees and Expenses. Except as provided in Section 6.02(b), Section 8.02(b), Section 8.02(c) and Section 8.02(e), all fees and expenses incurred in connection with the Transaction Agreements and the Transactions will be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, however, that (a) Parent and the Company will share equally the filing fees payable to the SEC with respect to, and all fees and expenses, other than attorneys’ fees, incurred in connection with the printing and mailing of, the Form S-4 and Joint Proxy Statement and any amendments or supplements thereto and (b) Parent and the Company will share equally the filing fee incurred in connection with the filing required under the HSR Act relating to the Merger.

Section 6.06. Transaction Litigation. Subject to applicable Law, the Company will give Parent the opportunity, at Parent’s cost and expense, to participate in the defense or settlement of any Action against the Company or its directors or officers by a holder of securities of the Company relating to the Transactions, and no such settlement will be agreed to without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed). Subject to applicable Law, Parent will give the Company the opportunity, at the Company’s cost and expense, to participate in the defense or settlement of any Action against Parent or its directors or officers by a holder of securities of Parent relating to the Transactions. For purposes of this Section 6.06, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to the Action by the litigating party (to the extent the attorney-client privilege between the litigating party and its counsel is not undermined or otherwise affected), and the non-litigating party may offer comments or suggestions with respect to the Action but not be afforded any decision-making power or other authority over the Action, except for the settlement consent, if any, set forth above.

Section 6.07. Section 16 Matters. Prior to the Effective Time, the Company, Parent and Merger Sub each will take all such steps as may be required to cause (a) any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.08. Public Announcements. Except with respect to any Company Adverse Recommendation Change or Parent Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company will use reasonable best efforts to develop a joint communications plan and to consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and not to issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (in such event, with prompt notice to the other Party). The Company and Parent agree that the initial press release to be issued with respect to the Transactions will be in the form heretofore agreed to by the parties. Notwithstanding the foregoing sentences of this Section 6.08, Parent and the Company may make any oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements, was publicly disclosed and previously subject to the foregoing requirements.

Section 6.09. Stock Exchange Listing. Parent will use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Share Issuance to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 6.10. Financing Activities.

(a) Parent will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letters (including the exercise of so-called “market flex” provisions in the related fee letters) as promptly as practicable (taking into account the expected timing of the Closing), including using reasonable best efforts to (i) maintain in effect the Commitment Letters, (ii) negotiate definitive financing agreements with respect to the Financing on terms and conditions (including the exercise of so-called “market flex” provisions in the related fee letters) that are not materially less favorable to Parent than the terms and conditions (including the exercise of so-called “market flex” provisions in the related fee letters) contemplated by the Commitment Letters and enter into, on or prior to the Closing Date, definitive financing agreements with respect to the Financing, (iii) satisfy on a timely basis (or obtain the waiver of) (taking into account the expected timing of the Closing) all conditions applicable to Parent at or prior to the Closing that are within its control (excluding any condition where the failure to be so satisfied is the result of the Company’s failure to furnish the information reasonably requested by Parent in accordance with the terms of this Agreement), and otherwise comply with the obligations applicable to Parent in the Commitment Letters and such definitive agreements within its control, (iv) consummate the Financing or any Replacement Financing at or prior to Closing, and (v) enforce its rights under the Commitment Letters. In the event that all conditions to funding the Financing set forth in the Commitment Letters have been satisfied or, upon funding will be satisfied, Parent will use its reasonable best efforts to cause the Financing Sources and the other Persons providing or committing to provide the Financing to comply with their obligations under the Commitment Letters and the definitive financing agreements entered into in connection with the Financing and to fund on or before the Closing Date the Financing required to consummate the Merger and the other transactions contemplated by this Agreement (including taking enforcement action, including seeking specific performance (including through litigation if appropriate), to cause such Financing Sources and the other Persons providing or committing to provide the Financing to fund such Financing). Parent will keep the Company informed of the status of its efforts to arrange the Financing and to satisfy the conditions thereof, including (A) promptly notifying the Company of (1) any material breach or material default by any party to the Commitment Letters or any definitive financing agreement entered into in connection with the Financing, if such breach or default would reasonably be expected to affect the timely availability of, or the amount of, the Financing and (2) the receipt by any of Parent or any of its Representatives of any written notice or other written communication from any Financing Source or any other Person with respect to any material dispute or disagreement between or among any parties to any Commitment Letter or any definitive financing agreement entered into in connection with the Financing, if such dispute or disagreement would reasonably be expected to affect the timely availability of, or amount of, the Financing and (B) upon the Company’s reasonable request, advising and updating the Company, in a reasonable level of detail, with respect to status. Without the prior written consent of the Company, Parent will not agree, permit or otherwise consent, to any amendment of, supplement, modification to, or waiver under, the Commitment Letters or the definitive agreements relating to the Financing if such amendment, supplement, modification or waiver (x) would reduce the aggregate cash amount of proceeds of the Financing (including by changing the amount of fees to be paid or original issue discount of the Financing (except as set forth in any so-called “market flex” provisions existing on the date of this Agreement in the related fee letters)) (it being understood that any reduction in the Bridge Facility in an amount corresponding to the proceeds from any Replacement Financing in accordance with terms of the Commitment Letters as in effect on the date hereof does not constitute a modification, amendment, supplement or waiver of the Commitment Letters), (y) would impose new or additional conditions or otherwise expand any of the conditions to the receipt of the Financing from those set forth in the Commitment Letters on the date of this Agreement or (z) would otherwise reasonably be expected to (1) prevent or materially delay the Closing Date or (2) make the funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur (collectively, the “Restricted Commitment Letter

Changes”), other than a waiver of any closing conditions by lender(s) or their agents; provided, however, Parent may amend the Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letters as of the date of this Agreement, if the addition of such additional parties, individually or in the aggregate, would not constitute a Restricted Commitment Letter Change. In addition, Parent will not permit or consent to any waiver of any remedy under the Commitment Letters or to any early termination of the Commitment Letters. For purposes of this Agreement, references to the “Commitment Letters” will include such document as permitted or required by this Section 6.10 to be amended, modified, supplemented or waived, in each case from and after the date of such amendment, supplement, modification or waiver.

(b) If, notwithstanding the use of reasonable best efforts by Parent to satisfy its obligations under this Section 6.10, any of the Financing or the Commitment Letters (or any definitive financing agreement relating thereto) expire or are terminated or otherwise become unavailable prior to the Closing, in whole or in part, for any reason, Parent will (i) promptly notify the Company of such expiration, termination or unavailability and (ii) use its reasonable best efforts promptly to arrange for alternative financing (which will be in an amount sufficient to pay, when added to the other resources of Parent and other financing arrangements, the Required Amount) from other sources on terms and conditions (including under so-called “market flex” provisions under the related fee letters) not materially less favorable, taken as a whole, to Parent than the terms and conditions of the Financing contained in the Commitment Letters (including under so-called “market flex” provisions under the related fee letters) to replace the Financing contemplated by such expired or terminated or unavailable commitments or agreements (“Alternative Financing”). True, complete and correct copies of each commitment letter and other agreement relating to the Alternative Financing (the “Alternative Commitment Letters”) will be promptly provided to the Company. If applicable, references in this Agreement to “Financing” will include “Alternative Financing,” any reference to “Commitment Letters” will include the “Alternative Commitment Letters” and any reference to definitive financing agreements related to the Financing will include the definitive financing agreements related to the Alternative Financing.

(c) Parent and Merger Sub acknowledge and agree that the obtaining of the Financing is not a condition to the Closing. For the avoidance of doubt, if the Financing has not been obtained, Parent will continue to be obligated, subject to the fulfillment or waiver of the conditions set forth in ARTICLE VII, to complete the Merger and consummate the other transactions contemplated hereby.

Section 6.11. Employee Matters.

(a) For a period of one year following the Closing Date, Parent will, or will cause the Surviving Corporation to, provide to employees of the Company and its subsidiaries as of the Closing who are Retained Lorillard Employees (as defined in the Asset Purchase Agreement) (the “Company Employees”) with (i) base compensation, salary and wages that are no less favorable than those provided to each Company Employee as of immediately prior to the Closing, (ii) cash incentive and other bonus opportunities that are no less favorable than those provided to each Company Employee as of immediately prior to the Closing, (iii) employee benefit plans, programs and arrangements (excluding change in control, transaction bonus and retention arrangements) that are substantially similar in the aggregate to those provided to similarly situated employees of Parent or the Parent Subsidiaries and (iv) severance benefits and protections that are at the levels set forth on Section 6.11(a) of the Company Disclosure Letter, provided, however, that with respect to any Company Employee who is a Specified Employee (as defined in Section 6.11(e)), such Specified Employee’s severance benefits and protections will be as set forth in such Specified Employee’s severance agreement entered into with the Company. Notwithstanding the foregoing, the provisions of this paragraph will not apply to any employees of the Company or any Company Subsidiary who are covered by Company CBAs.

(b) Parent will, or will cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their terms, all Company Benefit Plans subject, in the case of each Company Benefit Plan, to the right of Parent, the Surviving Corporation or any Subsidiary of either to amend or terminate any Company Benefit Plan in accordance with its terms.

(c) For purposes of vesting, eligibility to participate and level of benefits under the employee benefit plans, programs, policies and arrangements providing benefits to any Company Employee on and after the Closing Date (including the Parent Benefit Plans) (the “New Plans”), each Company Employee will be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors prior to the Closing, to the same extent credit for such service was provided under the Company Benefit Plans (the “Old Plans”) as of immediately prior to the Closing, to the extent such service credit would not result in the duplication of benefits under any New Plan. Without limiting the generality of the foregoing, (i) each Company Employee who ceases to be eligible to participate in an Old Plan will immediately be eligible to participate, without any waiting period, in any corresponding New Plan to the extent such New Plan is comparable and intended to replace the benefits under any such Old Plan, (ii) for purposes of any New Plan providing benefits to any Company Employee, Parent will cause all pre-existing condition limitations, exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and such Company Employee’s covered dependents, and (iii) to the extent Parent receives from the Company sufficient information, Parent will cause any eligible expenses incurred by a Company Employee during the calendar year in which the Closing Date occurs under an Old Plan to be taken into account for purposes of satisfying such year’s deductible, co-payment or co-insurance and maximum out-of-pocket limitations under any relevant New Plans in which such Company Employee becomes eligible to participate during the calendar year in which the Closing Date occurs.

(d) Parent and the Company, as applicable, shall cause

(i) all fiscal year 2014 bonus amounts under annual bonus, sales and other cash incentive plans of the Company and its Subsidiaries (the “FY2014 Bonuses”) to be calculated and paid in the ordinary course of business to the eligible Company Employees; provided, however, that (I) if the Closing Date occurs following the end of fiscal year 2014 but prior to the date the FY2014 Bonuses are paid in the ordinary course, such bonus amounts shall be calculated based on actual results and performance achieved in respect of fiscal year 2014, or (II) if the Closing Date occurs prior to the end of fiscal year 2014, such bonus amounts shall be calculated based on actual performance achieved during the period from the commencement of fiscal year 2014 through the Closing Date measured against pro-rated performance goals (which shall be obtained by multiplying the applicable performance goals by a fraction, the numerator of which is the number of full months that have elapsed in fiscal year 2014 through the Closing Date and the denominator of which is 12), and in the case of either (I) or (II), such bonus amounts shall be paid as soon as practicable, but not later than the second regularly scheduled payroll date occurring on or following the Closing Date, and

(ii) all fiscal year 2015 bonus amounts under annual bonus, sales and other cash incentive plans of the Company and its Subsidiaries that are established in accordance with Section 5.01(b) of the Company Disclosure Letter (the “FY2015 Bonuses”) to be calculated and paid in the ordinary course of business to the eligible Company Employees; provided, however, that (I) if the Closing Date occurs following the end of fiscal year 2015 but prior to the date the FY2015 Bonuses are paid in the ordinary course, such bonus amounts shall be calculated based on actual results and performance achieved in respect of fiscal year 2015, or (II) if the Closing Date occurs following the commencement of fiscal year 2015, such bonus amounts shall be calculated at the target level of performance, with such result prorated to reflect the number of days elapsed from the commencement of fiscal year 2015 through the Closing Date and, in the case of either (I) or (II), such bonus amounts shall be paid as soon as practicable, but no later than the second regularly scheduled payroll date occurring on or following the Closing Date.

Notwithstanding the foregoing, to the extent that any bonus amounts are payable pursuant to the terms of this Section 6.11(d), Parent shall not be required to pay any such bonus amounts in respect of such whole or partial applicable periods for which payment was or will concurrently be received by a Company Employee, including under any severance arrangement, if payment under this Section 6.11(d) would result in duplication of benefits to such Company Employee.

(e) Parent acknowledges and agrees (i) that a “Change in Control” or “Change of Control” (or other similar phrase) within the meaning of any severance agreement, plan or arrangement entered into, sponsored or maintained by the Company or any of its Subsidiaries, will occur at or prior to the Closing Date, as applicable, as a result of the Merger contemplated by this Agreement, (ii) that each of the individuals listed on Section 6.11(e) of the Company Disclosure Schedule (each, a “Specified Employee”), and, irrespective of whether such individual is or becomes a Transferred Employee (as defined in the Asset Purchase Agreement), shall be deemed to be terminated without “Cause” (or other similar phrase) within the meaning of the applicable severance agreement as of the Closing Date, unless (x) such Specified Employee is identified as a Retained Lorillard Employee (as defined in the Asset Purchase Agreement), and (y) Parent reasonably believes that the terms and conditions of such Retained Lorillard Employee’s continued employment immediately following the Closing would not constitute “Good Reason” (or similar phrase) within the meaning of such Retained Lorillard Employee’s severance agreement in effect as of the Closing Date (determined for purposes of this Section 6.11(e)(ii) without regard to the amount of the increase in any such Retained Lorillard Employees one-way commute in respect of such continued employment, it being understood that neither this parenthetical nor any other provision of this Agreement is intended to modify the severance agreement of any such Retained Lorillard Employee), but subject in any event to compliance with Section 409A of the Code, and (iii) that Parent shall not waive, cancel, terminate or release any Specified Employee from such Specified Employee’s non-competition, non-solicitation and other restrictive covenant obligations under the applicable severance, employment or other similar agreement without the prior written consent of such Specified Employee.

(f) Any Company Employee (other than a Specified Employee) who is not a Retained Lorillard Employee and who does not receive or does not accept an offer of employment from Imperial in accordance with Section 1(a) of Exhibit D of the Asset Purchase Agreement will be terminated by the Company as of the Closing Date and will be entitled to severance benefits (if any) in accordance with the terms of the applicable Company Benefit Plan or any New Plan or other arrangement adopted by the Parent or any of its Subsidiaries that provides for the same level of benefits.

(g) Without limiting the generality of Section 9.07, no provision of this Section 6.11 will (i) create any right in any Company Employee to continued employment by the Parent, the Surviving Corporation, the Company or any of their respective Subsidiaries or limit the ability of the Parent, the Surviving Corporation, the Company or any of their respective Subsidiaries to terminate the employment of any Company Employee, (ii) confer upon any Company Employee any rights or remedies under or by reason of this Agreement, (iii) except as expressly required by their terms, require Parent, the Surviving Corporation, the Company or any of their respective Subsidiaries to continue any Old Plans or New Plans, as applicable, or prevent the amendment, modification or termination thereof on or after the Closing Date in accordance with their terms, or (iv) be treated as a restatement, amendment or waiver of or to any particular Old Plan or New Plan or other employee benefit plan.

(h) From and after the date of this Agreement, the Company will notify Parent promptly of any notice or other communication received by the Company or any Company Subsidiary from the Pension Benefit Guaranty Corporation (“PBGC”) regarding any defined benefit pension plan of the Company or any Company Subsidiary. In the event of any such notice or communication, the Company will consult with Parent with respect to any communications with the PBGC or its Representatives and will not enter into any Contract with the PBGC without Parent’s prior consent.

(i) The Company will fulfill its legal obligations, if any, with respect to the labor unions representing Company employees or employees of any of the Company Subsidiaries over the effects of the Transactions prior to the Closing Date.

Section 6.12. Board Representation. At Closing, the Parent Board will appoint the individual designated on Section 6.12 of the Company Disclosure Letter to the Parent Board. If for any reason such individual is no longer a member of the Company Board as of the Closing or is otherwise unable to serve on the Parent Board, the Company will designate another individual serving on the Company Board as of the Closing who is reasonably acceptable to the Parent Board to be appointed to the Parent Board.

Section 6.13. Imperial Termination Fee. If the Asset Purchase Agreement is terminated and Parent receives the Imperial Termination Fee (as defined in the Asset Purchase Agreement) in connection with such termination, then in the event this Agreement is terminated, Parent will promptly (and, in any event, within two Business Days after the later of (a) receipt of the Imperial Termination Fee and (b) the date this Agreement is terminated) pay to the Company an amount equal to 40% of the amount of such Imperial Termination Fee.

Section 6.14. Matters Relating to Asset Purchase Agreement and Transfer Agreement.

(a) The Company hereby makes the representations and warranties set forth in Article IV of the Asset Purchase Agreement to Parent in the same manner and with the same qualifications as such representations and warranties are made by Parent under the Asset Purchase Agreement (except that the “knowledge of RAI” qualification as described in the Asset Purchase Agreement shall be deemed to instead refer to the “Knowledge of the Company”), and at the Closing, if capable of doing so, the Company will deliver to Parent a “bring-down” certificate to such effect signed on behalf of the Company by an executive officer of the Company.

(b) The Company covenants and agrees that unless the Asset Purchase Agreement is terminated in accordance with its terms, the Company and its Subsidiaries will use their reasonable best efforts (i) to perform all covenants and agreements that Parent is required to use its reasonable best efforts to cause to be performed by the Company or its Affiliates in the Asset Purchase Agreement and (ii) comply with all the covenants and agreements applicable to the Company set forth in the Transfer Agreement. The Company will use its reasonable best efforts to enforce (including through litigation) Lignum-2’s obligations under the Transfer Agreement.

(c) Parent will use its reasonable best efforts to (i) comply with the covenants and agreements applicable to Parent set forth in the Asset Purchase Agreement applicable to it with respect to the RAI Assets and the PR Business (each as defined in the Asset Purchase Agreement) and (ii) seek, at the request of the Company, to obtain any consents from Lignum-2 under Section 6.01 of the Asset Purchase Agreement as the Company may reasonably request. Parent will use its reasonable best efforts to enforce (including through litigation) Lignum-2’s and Imperial’s obligations under the Asset Purchase Agreement.

(d) Parent hereby agrees that prior to the termination of this Agreement, Parent will not without the Company’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned): (i) amend, modify or waive, grant any consent or extension in respect of, or agree to any change to, any term or condition of the Asset Purchase Agreement (“APA Changes”); provided, however, that Parent may effect an APA Change, following consultation with the Company with respect to such proposed APA Change, that does not expressly relate to the Company and could not otherwise reasonably be expected to adversely affect the Company or prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by the Asset Purchase Agreement; (ii) assign any of its rights or obligations under the Asset Purchase Agreement (other than to any of its Affiliates); or (iii) execute any right Parent may have to terminate the Asset Purchase Agreement, other than pursuant to Sections 10.01(b), 10.01(e), 10.01(g), 10.01 (h) or 10.01(i) of the Asset Purchase Agreement.

(e) The Company hereby agrees that prior to the termination of this Agreement, the Company will not: (i) amend, modify or waive, grant any consent or extension in respect of, or agree to any change to, any term or condition of the Transfer Agreement; (ii) assign any of its rights or obligations under the Transfer Agreement; or (iii) execute any right it may have to terminate the Transfer Agreement.

(f) Each of Parent, in respect of the Asset Purchase Agreement, and the Company, in respect of the Transfer Agreement, shall deliver to the other any notice received or delivered pursuant to the Asset Purchase Agreement and the Transfer Agreement, as the case may be.

(g) Notwithstanding anything to the contrary in this Agreement, neither a breach by a Party or inaccuracy of any of the representations and warranties set forth in Section 6.14(a) nor a failure to comply with any of the covenants and agreements set forth in this Section 6.14 will constitute a failure of any of the conditions set forth in Section 7.02 or Section 7.03, as applicable, to be satisfied.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to consummate the Merger is subject to the satisfaction (or waiver by the party entitled to the benefit thereof, to the extent permitted by applicable Law) on or prior to the Closing Date of the following conditions:

(a) Shareholder and Stockholder Approvals. The Parent Shareholder Approval and the Company Stockholder Approval shall have been obtained.

(b) Listing. The shares of Parent Common Stock issuable as Stock Consideration pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) HSR Act. Any waiting period applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(d) No Legal Restraints. No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order or ruling by any Governmental Entity (collectively, the “Legal Restraints”) will be in effect that prevents, makes illegal or prohibits the consummation of the Merger.

(e) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for that purpose shall be pending before the SEC.

Section 7.02. Condition to Parent’s and Merger Sub’s Obligation to Effect the Merger. The obligation of Parent and Merger Sub to consummate the Merger is further subject to the satisfaction (or waiver by Parent and Merger Sub, to the extent permitted by applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Section 4.01, Section 4.03, Section 4.04 and Section 4.19) will be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that with respect to any representation or warranty with respect to which effects resulting from or arising in connection with the matters set forth in clause (a)(iv) of the definition of the term “Company Material Adverse Effect” are not excluded for purposes of qualifying such representation or warranty in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, such effects will similarly not be excluded for purposes of this Section 7.02(a)), and (ii) the representations and warranties of the Company contained in Section 4.01, Section 4.03, Section 4.04 and Section 4.19 will be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(d) No Substantial Detriment. No Legal Restraint issued or promulgated by a U.S. Governmental Entity under any Antitrust Laws will be in effect, in each case as a result of the Merger and other than those that may be reflective of the Transaction Agreements, that results, directly or indirectly, in (i) any prohibition or limitation on the ownership or operation by the Surviving Corporation, Parent or any of their respective Subsidiaries of any portion of the business, properties or assets of the Surviving Corporation, Parent or any of their respective Subsidiaries, (ii) the Surviving Corporation, Parent or any of their respective Subsidiaries being compelled to dispose of or hold separate any portion of the business, properties or assets of the Surviving Corporation, Parent or any of their respective Subsidiaries, (iii) any prohibition or limitation on the ability of Parent to acquire or hold, or exercise full right of ownership of, any shares of the capital stock of the Surviving Corporation or its Subsidiaries, including the right to vote, or (iv) any prohibition or limitation on Parent effectively controlling the business or operations of the Surviving Corporation and its Subsidiaries (collectively, an “Antitrust Divestiture/Restriction”), which, individually or in the aggregate, in the case of each of clauses (i)-(iv), would reasonably be expected to result in a Substantial Detriment.

Section 7.03. Condition to the Company’s Obligation to Effect the Merger. The obligations of the Company to consummate the Merger are further subject to the satisfaction (or waiver by the Company, to the extent permitted by applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in Section 3.01, Section 3.03, Section 3.04 and Section 3.14) will be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being agreed that with respect to any representation or warranty with respect to which effects resulting from or arising in connection with the matters set forth in clause (a)(iv) of the definition of the term “Parent Material Adverse Effect” are not excluded for purposes of qualifying such representation or warranty in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur, such effects will similarly not be excluded for purposes of this Section 7.03(a)). and (ii) the representations and warranties of Parent and Merger Sub contained in Section 3.01, Section 3.03, Section 3.04 and Section 3.14 will be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date). The Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub, respectively, to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub, respectively, to such effect.

(c) Absence of Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Company Stockholder Approval or the Parent Shareholder Approval, as follows:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger is not consummated on or before the End Date. The “End Date” will mean 12 months from the date of this Agreement; provided, however, that each of Parent and the Company will not be permitted to terminate this Agreement pursuant to this Section 8.01(b)(i) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time; provided, further, that unless Parent and the Company mutually agree in writing to the contrary prior to the initial End Date, the initial End Date will be automatically, without further action by or consent of such parties, extended by six months if, on the initial End Date, the only conditions to Closing that have not been satisfied or waived (other than conditions that by their nature are to be satisfied at or immediately prior to the Closing) are: (A) one or more of the conditions set forth in Section 7.01(c) or (B) one or more of the conditions set forth in Section 7.01(d) or Section 7.02(d) in connection with a temporary restraining order, preliminary injunction or other Judgment or other Legal Restraint issued in connection with any Antitrust Law (the conditions described in clauses (A) and (B), the “Regulatory Conditions”); provided, further, that in the event all conditions precedent to the Merger have been satisfied but the End Date, by its terms, would occur before the ten Business Day period contemplated by Section 1.02, the End Date will be extended by the number of days necessary to provide Parent with the ten Business Day period contemplated thereby; provided, further, that references to “End Date” mean the End Date as it may be extended in accordance with the terms hereof;

(ii) if any Governmental Entity shall have (A) enacted, issued, promulgated or enforced any Law that makes consummation of the Merger illegal or otherwise prohibited or (B) enacted, issued, promulgated, enforced or entered any final and nonappealable Judgment which has the effect of making the consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger or the Share Issuance to the stockholders of the Company in connection with the Transactions; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have complied in all material respects with its obligations under Section 6.03 to prevent, oppose or remove such Judgment or other Action;

(iii) if the Parent Shareholder Approval is not obtained at the Parent Shareholders Meeting duly convened therefor (unless such Parent Shareholders Meeting has been adjourned, in which case at the final adjournment thereof) at which a vote on the Share Issuance was taken; or

(iv) if the Company Stockholder Approval is not obtained at the Company Stockholders Meeting duly convened therefor (unless such Company Stockholders Meeting has been adjourned, in which case at the final adjournment thereof) at which a vote on the adoption of this Agreement was taken;

(c) by the Company, if Parent or Merger Sub breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Parent or Merger Sub contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth Section 7.03(a) or Section 7.03(b) to be satisfied and (ii) is incapable of being cured by the End Date; provided, however, that the Company will not have the right to terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

(d) by Parent, if the Company breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b) to be satisfied and (ii) is incapable of being cured by the End Date; provided, however, that Parent will not have the right to terminate this Agreement pursuant to this Section 8.01(d) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement;

(e) by Parent, in the event that (i) a Company Adverse Recommendation Change shall have occurred and shall not have been withdrawn or (ii) the Company shall have failed to include the Company Recommendation in the Joint Proxy Statement and such failure shall not have been remedied; provided, however, that Parent will not have the right to terminate this Agreement pursuant to this Section 8.01(e) if the Company Stockholder Approval shall have been obtained;

(f) by the Company, in the event that (i) a Parent Adverse Recommendation Change shall have occurred and shall not have been withdrawn or (ii) Parent shall have failed to include the Parent Recommendation in the Joint Proxy Statement and such failure shall not have been remedied; provided, however, that the Company will not have the right to terminate this Agreement pursuant to this Section 8.01(f) if the Parent Shareholder Approval shall have been obtained; or

(g) by the Company, if permitted by Section 5.02(b) and provided that the Company has complied in all material respects with its obligations under Section 5.02(b) and has paid, or pays substantially concurrently with such termination, the Company Termination Fee pursuant to Section 8.02(b)(ii), at any time prior to obtaining the Company Stockholder Approval, in order to enter into a binding agreement that provides for a Superior Proposal.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 8.01 will give written notice of such termination to the other parties in accordance with Section 9.02, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 8.02. Effects of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement will forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the last sentence of Section 6.02(b), the last sentence of Section 6.02(d), Section 6.05, Section 6.13, this Section 8.02 and ARTICLE IX, which provisions will survive such termination, but no such termination will relieve any party from any liability for fraud or intentional breach of any covenant or agreement set forth in this Agreement. As used in this Agreement, an “intentional breach” means a breach that results from an action or inaction of a Party that such Party knows will or would reasonably be expected to result in a breach of this Agreement.

(b) The Company will pay to Parent the Company Termination Fee if:

(i) Parent terminates this Agreement pursuant to Section 8.01(e); provided that if either the Company or Parent terminates this Agreement pursuant to Section 8.01(b)(i) (solely in the event that the Company Stockholders Meeting has not occurred at least five Business Days prior to the End Date) or Section 8.01(b)(iv) at any time at which Parent would have been permitted to terminate this agreement pursuant to Section 8.01(e), this Agreement will be deemed terminated pursuant to Section 8.01(e) for purposes of this Section 8.02(b)(i);

(ii) the Company terminates this Agreement pursuant to Section 8.01(g); or

(iii) (A) this Agreement is terminated pursuant to Section 8.01(b)(i) (solely in the event that the Company Stockholders Meeting has not occurred at least five Business Days prior to the End Date and other than in circumstances in which Parent is required to pay the Parent Termination Fee pursuant to Section

8.02(c)), Section 8.01(b)(iv) or Section 8.01(d), (B) after the date of this Agreement but prior to the date of the Company Stockholders Meeting (in the case of Section 8.01(b)(iv)) or prior to the date this Agreement is terminated (in the case of Section 8.01(b)(i)) or prior to the breach giving rise to such right of termination (in the case of Section 8.01(d)), a third party has made a Company Takeover Proposal that has become known to the public and such Company Takeover Proposal has not been withdrawn prior to the date of the Company Stockholders Meeting (in the case of Section 8.01(b)(iv)) or prior to the date this Agreement is terminated (in the case of Section 8.01(b)(i)) or prior to the breach giving rise to such right of termination (in the case of Section 8.01(d)), and (C) within 12 months of such termination, the Company enters into a definitive Contract to consummate any Company Takeover Proposal which is subsequently consummated or any Company Takeover Proposal is consummated. For the purposes of Section 8.02(b)(iii)(C) only, the term “Company Takeover Proposal” has the meaning assigned to such term in Section 5.02(e) except that all references to “15%” therein will be deemed to be references to “50%”.

(c) Parent will pay to the Company the Parent Termination Fee if the Company terminates this Agreement pursuant to Section 8.01(f); provided that if either the Company or Parent terminates this Agreement pursuant to Section 8.01(b)(i) (solely in the event that the Parent Shareholders Meeting has not occurred at least five Business Days prior to the End Date) or Section 8.01(b)(iii) at any time at which the Company would have been permitted to terminate this Agreement pursuant to Section 8.01(f), this Agreement will be deemed terminated pursuant to Section 8.01(f) for purposes of this Section 8.02(c).

(d) Any Company Termination Fee or Parent Termination Fee due under Section 8.02(b) or Section 8.02(c) will be paid by wire transfer of same-day funds (i) in the case of Section 8.02(b)(i) or Section 8.02(c), as promptly as reasonably practicable following the date of termination of this Agreement (and, in any event, within two Business Days thereof), (ii) in the case of Section 8.02(b)(ii), on the Business Day on which this Agreement is terminated and (iii) in the case of Section 8.02(b)(iii), on the date of consummation of the Company Takeover Proposal.

(e) Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated (i) by Parent or the Company pursuant to Section 8.01(b)(i) if, on the date this Agreement is terminated, the only conditions to Closing set forth in ARTICLE VII that have not been satisfied (other than conditions that by their nature are to be satisfied at or immediately prior to the Closing) are one or more of the Regulatory Conditions or (ii) by Parent or the Company pursuant to Section 8.01(b)(ii) if the Legal Restraint underlying such termination relates to Antitrust Laws, then, in each such case, Parent will promptly, but in no event later than two Business Days after receipt of an invoice therefor from the Company, pay and reimburse the Company all of the reasonable out-of-pocket costs and expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, economists, experts and consultants) incurred by the Company and the Company Subsidiaries in connection with the Transaction Agreements up to a maximum amount of $25,000,000 in cash (the “Company Expense Cap”) by wire transfer of same-day funds; provided, however, that the Company Expense Cap will be reduced on a dollar-for-dollar basis by any portion of the Imperial Termination Fee actually received by the Company from Parent pursuant to Section 6.13.

(f) Parent and the Company acknowledge and agree that the agreements contained in Section 8.02(b), Section 8.02(c) and Section 8.02(e) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and the Company would not have entered into this Agreement. Accordingly, if either party fails promptly to pay the amount due pursuant to Section 8.02(b), Section 8.02(c) or Section 8.02(e), as applicable, and, in order to obtain such payment, the other party commences an Action that results in a Judgment in its favor for such payment, the Company or Parent, as applicable, will pay to the other party such payment and its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. In no event will the Company be obligated to pay the Company Termination Fee on more than one occasion, and in no event will Parent be obligated to pay the Parent Termination Fee on more than one occasion, in each case pursuant to this Section 8.02.

(g) The Company, its Subsidiaries and the Representatives of the Company and its Subsidiaries will not have any rights or claims against any Financing Source (or any its Affiliates or former, current or future general or limited partners, shareholders, managements, members, directors, officers, employees, agents and representatives) in connection with the Merger or the other Transactions, including the Financing, whether at law or equity, in contract, in tort or otherwise. Notwithstanding the foregoing, this Section 8.02(g) cannot be amended in a manner adverse to any Financing Source without the prior written consent of such Financing Source.

Section 8.03. Amendment. Prior to the Effective Time, this Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval or the Parent Shareholder Approval; provided, however, that (a) after receipt of the Company Stockholder Approval, there will be made no amendment that by applicable Law requires further approval by the stockholders of the Company without the further approval of such stockholders and (b) after receipt of the Parent Shareholder Approval, there will be made no amendment that by applicable Law requires further approval by the shareholders of Parent without the further approval of such shareholders. This Agreement may not be amended in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties. Notwithstanding the foregoing, this Section 8.03 cannot be amended in a manner adverse to any Financing Source without the prior written consent of such Financing Source.

Section 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement; provided, however, that (i) after receipt of the Company Stockholder Approval, there will be made no waiver that by applicable Law requires further approval by the stockholders of the Company without the further approval of such stockholders and (ii) after receipt of the Parent Shareholder Approval, there will be made no waiver that by applicable Law requires further approval by the shareholders of Parent without the further approval of such shareholders. No extension or waiver by Parent will require the approval of the shareholders of Parent unless such approval is required by Law or by the other Transaction Agreements and no extension or waiver by the Company will require the approval of the stockholders of the Company unless such approval is required by Law. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 9.01 will not limit Section 8.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02. Notices. All notices, requests, demands and other communications under this Agreement will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery) or by email to the respective parties at the following addresses or email addresses (or at such other address for a party as will be specified in a notice given in accordance with this Section 9.02):

(a) if to the Company:

Lorillard, Inc.

714 Green Valley Road

Greensboro, North Carolina 27408

Attention: Ronald S. Milstein

Email: rmilstein@lortobco.com

with a copy to (which will not constitute notice to the Company):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Robert E. Spatt

                   Eric M. Swedenburg

Email: rspatt@stblaw.com

           eswedenburg@stblaw.com

(b) if to Parent or Merger Sub:

Reynolds American Inc.

401 North Main Street

Winston-Salem, NC 27101

Attention: Martin L. Holton III

Email: holtonm@rjrt.com

with a copy to (which will not constitute notice to Parent or Merger Sub):

Jones Day

222 East 41st Street

New York, New York 10017

Attention: Jere R. Thomson

                   Randi C. Lesnick

Email: jrthomson@jonesday.com

           rclesnick@jonesday.com

Section 9.03. Definitions. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that (a) contains provisions that are no less favorable to the Company in the aggregate, as determined by the Company in good faith, than those contained in the Confidentiality Agreement, (b) expressly permits the Company to comply with the provisions of Section 5.02 and (c) does not include any provision calling for an exclusive right to negotiate with the Company prior to the termination of this Agreement.

“Action” means any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or arbitral.

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. Notwithstanding anything herein to the contrary, none of BAT or any of its Affiliates or Subsidiaries will be considered an Affiliate of Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries will be considered an Affiliate of any of the foregoing.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions in New York, New York or the Department of State of the State of Delaware are authorized or required by Law or executive order to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intervening Event” means a material event, fact, circumstance, development or occurrence that is unknown to or not reasonably foreseeable by the Company Board or any member thereof on the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board or any member thereof on the date of this Agreement), which event, fact, circumstance, development, occurrence, magnitude or material consequences becomes known to the Company Board or any member thereof prior to obtaining the Company Stockholder Approval; provided, however that none of the following will constitute a Company Intervening Event: (i) any action taken by any Party pursuant to and in compliance with the affirmative covenants set forth in Section 6.03, (ii) changes in the market price or trading volume of the Company’s securities or changes in the Company’s credit ratings (except that this clause (ii) will not prevent or otherwise affect a determination that any change, effect, event, circumstance, development or occurrence underlying such change has resulted in or contributed to a Company Intervening Effect), (iii) a change in the price or trading volume of Parent Common Stock on the NYSE (except that this clause (iii) will not prevent or otherwise affect a determination that any change, effect, event, circumstance, development or occurrence underlying such change has resulted in or contributed to a Company Intervening Effect), (iv) the receipt, existence of or terms of a Company Takeover Proposal or any inquiry relating thereto or the consequences thereof, (v) any Menthol Regulatory Action, and (vi) any change, effect, event, circumstance, development or occurrence that would constitute a Parent Material Adverse Effect but for the matters referred to in clauses (i), (ii), (iii), (v), (vii) or (viii) of the definition of “Parent Material Adverse Effect” to the extent that (other than with respect to clause (v) of the definition thereof) such changes are not materially disproportionately adverse to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole as compared to other companies in the industry in which Parent and its Subsidiaries primarily operate.

“Company Material Adverse Effect” means any change, effect, event, circumstance, development or occurrence that, individually or in the aggregate with all other changes, effects, events, circumstances, developments or occurrences, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) would prevent or materially impair the ability of the Company to perform its obligations under this Agreement or consummate the Merger; except that in no event will any effect resulting or arising from or relating to any of the following matters be considered, either alone or in combination, to constitute or contribute to a Company Material Adverse Effect: (i) changes in economic or political conditions or the financing, banking, currency or capital markets in general, including with respect to interest rates or currency exchange rates; (ii) changes in Laws or changes in accounting requirements or principles (or interpretation or enforcement thereof); (iii) changes affecting industries, markets or geographical areas in which the Company or its Subsidiaries conduct their respective businesses; (iv) the negotiation, announcement, execution, pendency or performance of the Transaction Agreements or the consummation of the Transactions; (v) conduct by the Company or any of its Subsidiaries for which Parent gave its express prior written consent; (vi) a decline in the price or trading volume of Company Common Stock on the NYSE, except that this clause (vi) will not prevent or otherwise affect a determination that any change, effect, event, circumstance, development or occurrence underlying such decline has resulted in or contributed to a Company Material Adverse Effect; (vii) any natural disaster or any conditions resulting from natural disasters; (viii) acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any outbreak, escalation or worsening thereof; (ix) any Menthol Regulatory Action; (x) any actions required under the Transaction Agreements to obtain any approval or authorization under Antitrust Laws for the consummation of the Transactions; or (xi) the failure, in and of itself, of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement (it being understood that the underlying facts giving rise or contributing to such change may be taken into account into determining whether there has been, or is reasonably expected to be, a “Company Material Adverse Effect”); provided, however, that changes, effects, events or occurrences referred to in clauses (i), (ii), (iii), (vii) or (viii) will be considered in determining whether there has been, or is reasonably expected to be, a “Company Material Adverse Effect” to the extent that such changes are materially disproportionately adverse to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole as compared to other companies in the industry in which the Company and its Subsidiaries primarily operate (in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a “Company Material Adverse Effect”).

“Company Owned Intellectual Property” means any Intellectual Property that is or is purported to be owned by the Company or any of its Subsidiaries.

“Company Stock Plans” means the Company 2008 Incentive Compensation Plan and each other Company Benefit Plan that provides for the award of rights of any kind to receive shares of Company Common Stock or benefits measured in whole or in part by reference to shares of Company Common Stock.

“Company Termination Fee” means $740,000,000 in cash.

“Controlled Group” means another Person (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the first Person or (ii) which together with such first Person is treated as a single employer under Section 414(t) of the Code.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 or 4068(a) of ERISA, (iii) under Section 430(k) or 4971 of the Code, (iv) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code and (v) under any foreign Law similar to the foregoing clauses (i) through (iv).

“Environmental Claim” means any Actions, and any written orders, demands, directives, liens, or notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (x) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (y) the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.

“Environmental Laws” means all Laws, including the Toxic Substance Control Act, 15 U.S.C. §2601 et seq., Judgments, or Contracts issued, promulgated or entered into by or with any Governmental Entity, relating to pollution or to protection of natural resources, endangered or threatened species, the climate, human health (as affected by exposure to any harmful or deleterious substance) or the environment.

“Financing Sources” means the Persons that have entered into the Commitment Letters or the agreements in connection with any Financing (including by joinder) and any indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and Representatives involved in the Financing and their successors and assigns. For the avoidance of any doubt, the term “Financing Sources” does not include BAT, Lignum-2 or any of their respective Affiliates or Representatives or any of their respective successors or assigns.

“Governance Agreement” means the Governance Agreement, dated as of July 30, 2004, as amended, among BAT, B&W and Parent.

“Hazardous Materials” means any chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any applicable Environmental Law.

“Health Claims” means any claims that products may be used as smoking cessation products, have therapeutic or medicinal uses, or that using the products marketed by a Person and its Subsidiaries is less injurious to human health or less addictive than the smoking of traditional cigarettes or using other forms of tobacco products.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person (other than any guarantee by Parent or any wholly owned Parent Subsidiary with respect to Indebtedness of Parent or any wholly owned Parent Subsidiary, or any guarantee by the Company or any wholly owned Company Subsidiary with respect to Indebtedness of the Company or any wholly owned Company Subsidiary), (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or (viii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

“Intellectual Property” means all intellectual property or industrial property rights existing anywhere in the world associated with all: (a) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, “Patents”); (b) trademarks, service marks, trade dress, logos, corporate names and trade names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”); (c) all copyrights and “moral” rights, and registrations and applications therefor, (collectively, “Copyrights”); (d) trade secret rights (“Trade Secrets”) and corresponding rights in confidential information, know how, software and other non-public information (whether or not patentable); and (e) all internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing (“Domain Names”).

“Knowledge” of any Person means, with respect to any matter in question, in the case of Parent, the actual knowledge, following reasonable inquiry of the Person with primary responsibility for such matter, of any of the Persons set forth on Section 9.03 of the Parent Disclosure Letter and, in the case of the Company, the actual knowledge, following reasonable inquiry of the Person with primary responsibility for such matter, of any of the Persons set forth on Section 9.03 of the Company Disclosure Letter.

“Menthol Regulatory Action” means any Law, Judgment or Action enacted, promulgated, proposed or threatened by the FDA or any other Governmental Entity that could have the effect of banning or materially restricting the use of menthol in any product sold or distributed by the Company or Parent or any of their respective Subsidiaries.

“Parent Benefit Plans” means, collectively (i) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), other than any plan which is a Multiemployer Plan, “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of Parent or any Parent Subsidiary and (ii) all employment, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements between Parent or any Parent Subsidiary and any current or former directors, officers, employees or consultants of Parent or any Parent Subsidiary.

“Parent Intervening Event” means a material event, fact, circumstance, development or occurrence that is unknown to or not reasonably foreseeable by the Parent Board or any member thereof on the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Parent Board or any member thereof on the date of this Agreement), which event, fact, circumstance, development, occurrence, magnitude or consequences becomes known to the Parent Board or any member thereof prior to obtaining the Parent Shareholder Approval; provided, however that none of the following will constitute a Parent Intervening Event: (i) any action taken by any Party pursuant to and in compliance with the affirmative covenants set forth in Section 6.03, (ii) changes in the market price or trading volume of Parent’s securities or its credit ratings (except that this clause (ii) will not prevent or otherwise affect a determination that any change, effect, event, circumstance, development or occurrence underlying such change has resulted in or contributed to a Parent Intervening Event), (iii) a change in the price or trading volume of Company Common Stock on the NYSE (except that this clause (iii) will not prevent or otherwise affect a determination that any change, effect, event, circumstance, development or occurrence underlying such change has resulted in or contributed to a Parent Intervening Event), (iv) the receipt, existence of or terms of a Parent Takeover Proposal or any inquiry relating thereto or the consequences thereof, (v) any Menthol Regulatory Action, and (vi) any events relating to the Transactions or the Company or the Company Subsidiaries.

“Parent Material Adverse Effect” means any change, effect, event, circumstance, development or occurrence that, individually or in the aggregate with all other changes, effects, events, circumstances, developments or occurrences, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole or (b) would prevent or materially impair the ability of Parent to perform its obligations under the Transaction Agreements or consummate the Transactions; except that in no event will any effect resulting or arising from or relating to any of the following matters be considered, either alone or in combination, to constitute or contribute to a Parent Material Adverse Effect: (i) changes in economic or political conditions or the financing, banking, currency or capital markets in general, including with respect to interest rates or currency exchange rates; (ii) changes in Laws or changes in accounting requirements or principles (or interpretation or enforcement thereof); (iii) changes affecting industries, markets or geographical areas in which Parent or its Subsidiaries conduct their respective businesses; (iv) the negotiation, announcement, execution, pendency or performance of the Transaction Agreements or the consummation of the Transactions; (v) conduct by Parent or any of its Subsidiaries for which the Company gave its express prior written consent; (vi) a decline in the price or trading volume of Parent Common Stock on the NYSE, except that this clause (vi) will not prevent or otherwise affect a determination that any change, effect, event, circumstance, development or occurrence underlying such decline has resulted in or contributed to a Parent Material Adverse Effect; (vii) any natural disaster or any conditions resulting from natural disasters; (viii) acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any outbreak, escalation or worsening thereof; (ix) any Menthol Regulatory Action; (x) any actions required under the Transaction Agreements to obtain any approval or authorization under Antitrust Laws for the consummation of the Transactions; or (xi) the failure, in and of itself, of Parent to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement (it being understood that the underlying facts giving rise or contributing to such change may be taken into account into determining whether there has been, or is reasonably expected to be, a “Parent Material Adverse Effect”); provided, however, that changes, effects, events or occurrences referred to in clauses (i), (ii), (iii), (vii) or (viii) will be considered in determining whether there has been, or is reasonably expected to be, a “Parent Material Adverse Effect” to the extent that such changes are materially disproportionately adverse to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole as compared to other companies in the industry in which Parent and its Subsidiaries primarily operate (in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a “Parent Material Adverse Effect”).

“Parent Owned Intellectual Property” means any Intellectual Property that is or is purported to be owned by the Parent or any of the Parent Subsidiaries.

“Parent Performance Share” means any award of the right to receive Parent Common Stock that is subject to restrictions based on performance or continuing service and granted under any Parent Stock Plan.

“Parent Stock Plans” means the Amended and Restated 2009 Omnibus Incentive Compensation Plan, the Equity Incentive Award Plan for Directors of Parent and each other Parent Benefit Plan that provides for the award of rights of any kind to receive shares of Parent Common Stock or benefits measured in whole or in part by reference to shares of Parent Common Stock.

“Parent Takeover Proposal” means any inquiry, proposal or offer (whether or not in writing) from any Person or group of Persons (other than the Company or any of its Subsidiaries) with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving Parent or any of its Subsidiaries, pursuant to which such Person or group of Persons (or Affiliates thereof) would acquire 50% or more of the consolidated revenues, net income or assets of Parent and its Subsidiaries, taken as a whole, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary of Parent or otherwise) to such Person or group of Persons (or Affiliates thereof) of any business or assets of Parent or its Subsidiaries representing 50% or more of the consolidated revenues, net income or assets of Parent and its Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to such Person or group of Persons (or Affiliates thereof) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 50% or more of the total outstanding voting power of Parent, (iv) transaction in which such Person or group of Persons (or Affiliates thereof) will acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, of 50% or more of the Parent Common Stock or (v) combination of the foregoing (in each case, other than the Transactions); provided, however, that any proposal or offer to the extent related to any purchase of assets of Parent or any of its Subsidiaries contemplated by the Parties in connection with the Merger or the other Transactions will not be deemed a Parent Takeover Proposal.

“Parent Termination Fee” means $740,000,000 in cash.

“Permitted Liens” means any Lien (a) for Taxes or governmental assessments, charges or claims of payment (i) not yet due or (ii) being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other similar lien arising in the ordinary course of business consistent with past practice, or (c) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto included in the Company SEC Documents filed prior to the date of this Agreement or securing liabilities reflected on such balance sheet.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Qualifying Amendment” means an amendment or supplement to the Joint Proxy Statement (including by incorporation by reference) to the extent it contains (i) a Parent Adverse Recommendation Change or Company Adverse Recommendation Change, as applicable, (ii) a statement of the reasons of the Parent Board for making such Parent Adverse Recommendation Change or of the Company Board for making such Company Adverse Recommendation Change and (iii) additional information reasonably related to the foregoing.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or from any building, structure, facility or fixture.

“Replacement Financing” means any Alternative Financing or other debt financing, including the offering of debt securities, undertaken by Parent or its Subsidiaries for the purpose of funding the Merger and the other transactions contemplated hereby.

“Rights Agreement” means the Rights Agreement, dated as of July 30, 2004, between Parent and The Bank of New York, as rights agent.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which that is sufficient to elect at least a majority of its Board of Directors or other governing Person or body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Substantial Detriment” means any Antitrust Divestiture/Restriction or any other action contemplated by clauses (i) through (iii) in Section 6.03(d) which would, individually or in the aggregate, reasonably be expected to have a (a) Parent Material Adverse Effect, (b) a specified adverse effect on the aggregate net benefits (including synergies) to be received by Parent arising from or relating to the Transactions taken as a whole (which “specified adverse effect,” solely for purposes of the definition of “Substantial Detriment,” means $250,000,000 (it being agreed that, for purposes of determining the amount of any “specified adverse effect,” any adverse effect on Parent arising from or relating to the sale, divestiture or disposition of the Doral brand will not be taken into account)) or (c) solely with respect to any action contemplated by clause (i) of Section 6.03(d), a material adverse effect on any brands or product lines of Parent or the Company other than Winston, Salem, KOOL, Doral, Maverick and blu.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed relating to Taxes (and any attachment thereto).

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees, escheat or other like assessments imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Tobacco Litigation” means any and all Actions regarding any health or other impacts or alleged health or other impacts from the development, manufacture, distribution, sale, advertising, marketing and/or use of any tobacco product, including for the avoidance of doubt any and all Actions regarding the presence of or exposure to smoke from any tobacco product.

Section 9.04. Interpretation. When a reference is made in this Agreement to an Exhibit, an Article or a Section, such reference will be to an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law, or public policy, all other conditions and provisions of this

Agreement will nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision (or part thereof) is so invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which will be deemed an original.

Section 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Parent Disclosure Letter, the Company Disclosure Letter, the Related Agreements and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the transactions contemplated hereby and (b) except for (i) Section 6.04, (ii) the right of the stockholders of the Company to receive the aggregate Merger Consideration after the Closing (a claim that may not be made unless and until the Effective Time shall have occurred), (iii) the rights of the holders of Company Stock Options, Company SARs, Company RSUs, Company Restricted Stock, Company Awards to receive the amounts set forth in Section 2.04 (a claim that may not be made unless and until the Effective Time shall have occurred), (iv) the rights of the participants in the ESPP to receive the amounts set forth in Section 2.05 (a claim that may not be made unless and until the Effective Time shall have occurred), is not intended to confer upon any Person other than the parties any rights or remedies. The Parties acknowledge and agree that, in addition to the Parties’ respective rights under Section 9.10, nothing in this Agreement is intended to preclude a Party that has sought and been unable to obtain the relief contemplated by Section 9.10 from asserting that its measure of damages for fraud or intentional breach of any covenant or agreement in this Agreement by another Party includes the loss of economic benefits to the holders of such Party’s common stock, subject to the right of the other Parties to assert any other reason why such measure of damages is precluded, unavailable or inappropriate. Notwithstanding the foregoing, (a) the Company acknowledges and agrees that, upon execution of this Agreement, each of Parent’s potential Financing Sources will be considered a Representative (as defined in the Confidentiality Agreement) of Parent for all purposes under the Confidentiality Agreement and (b) the Financing Sources are intended third party beneficiaries under Section 8.02(g), 8.03, last sentence of 9.07, 9.08(c) and 9.11.

Section 9.08. Governing Law; Consent to Jurisdiction; Venue.

(a) This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided, however, that (i) the Share Issuance (to the extent required by the Laws of the State of North Carolina to be governed thereby) and matters relating to the conduct of directors of Parent, will be governed by, and construed in accordance with, the Laws of the State of North Carolina, without giving effect to any choice or conflicts of laws principles (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of North Carolina.

(b) Each of the Parties hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent such court declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if such federal court declines to accept jurisdiction, any state court within the State of Delaware that has jurisdiction) in the event any dispute arises out of the Transaction Agreements or the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to the Transaction Agreements or the Transactions in any court other than such court, (iv) agrees that each of the other parties will have the right to bring any Action for enforcement of a judgment entered by such court and (v) expressly and irrevocably waives (and agrees not to plead or claim) any objection to the laying of venue of any Action arising out of the Transaction Agreements or the Transactions in such court or that any such Action brought in such court has been brought in an inconvenient forum. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Action will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) Notwithstanding the foregoing, each Party agrees that it will not bring or support any Action of any kind or description, whether in law or in equity, against the Financing Sources in any way relating to this Agreement, including any dispute arising out of or relating to the Financing, in any forum other than the Supreme Court of the State of New York, County of New York or, if under applicable Law exclusive jurisdiction is vested in federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, that (A) Parent and Merger Sub may assign their rights and obligations pursuant to this Agreement to any direct or indirect wholly owned Subsidiary of Parent after providing written notice thereof to the Company at least one Business Day prior to such assignment and (B) as of the Effective Time, Parent and Merger Sub may assign their respective rights but not their respective obligations under this Agreement to the Financing Sources solely for purposes of creating a security herein in respect of the Financing; provided, that, in each case of clauses (A) and (B) no such assignment will relieve Parent or Merger Sub of any of its obligations hereunder. Any purported assignment without such consent will be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10. Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 9.11. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THE TRANSACTION AGREEMENTS, ANY OF THE TRANSACTIONS OR ANY FINANCING (OR AGAINST ANY FINANCING SOURCE). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

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IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

LORILLARD, INC.

By:	/s/ Murray S. Kessler
	Name:	Murray S. Kessler
	Title:	President and Chief Executive Officer

REYNOLDS AMERICAN INC.

By:	/s/ Susan M. Cameron
	Name:	Susan M. Cameron
	Title:	President and Chief Executive Officer

LANTERN ACQUISITION CO.

By:	/s/ McDara P. Folan, III
	Name:	McDara P. Folan, III
	Title:	President

Index of Defined Terms

Term	Section
Acceptable Confidentiality Agreement	Section 9.03
Action	Section 9.03
Affiliate	Section 9.03
Agreement	Preamble
Alternative Financing	Section 6.10(b)
Alternative Commitment Letter	Section 6.10(b)
Antitrust Divestiture/Restriction	Section 7.02(d)
Antitrust Laws	Section 6.03(g)(v)
Asset Purchase Agreement	Recital B
B&W	Recital B
BAT	Recital B
Business Day	Section 9.03
Cash Consideration	Section 2.01(b)
CBP	Section 3.12(a)
Certificate	Section 2.01(b)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 9.03
Commitment Letters	Section 3.17
Company	Preamble
Company Adverse Recommendation Change	Section 5.02(b)
Company Award Payment	Section 2.04(e)
Company Awards	Section 2.04(e)
Company Benefit Plans	Section 4.10(a)
Company Board	Recital C
Company Bylaws	Section 4.01
Company Capital Stock	Section 4.03(a)
Company CBAs	Section 4.18(a)
Company Charter	Section 4.01
Company Common Stock	Section 2.01(a)
Company Disclosure Letter	ARTICLE IV
Company Employees	Section 6.11(a)
Company Expense Cap	Section 8.02(e)
Company Financial Advisors	Section 4.19
Company Indemnified Party	Section 6.04(a)
Company Intervening Event	Section 9.03
Company Leases	Section 4.16(b)
Company Material Adverse Effect	Section 9.03
Company Notice	Section 5.02(b)
Company Owned Intellectual Property	Section 9.03
Company Pension Plan	Section 4.10(c)
Company Permits	Section 4.01
Company Preferred Stock	Section 4.03(a)
Company Properties	Section 4.16(a)
Company Recommendation	Section 4.04(a)
Company Registered Intellectual Property	Section 4.17(a)
Company Restricted Stock	Section 2.04(d)
Company RSU	Section 2.04(c)

Term	Section
Company SAR	Section 2.04(b)
Company SEC Documents	Section 4.06(a)
Company Stockholder Approval	Section 4.04(a)
Company Stockholders Meeting	Section 4.04(a)
Company Stock Option	Section 2.04(a)
Company Stock Plans	Section 9.03
Company Subsidiaries	Section 4.01
Company Takeover Proposal	Section 5.02(e)
Company Termination Fee	Section 9.03
Company Voting Debt	Section 4.03(b)
Confidentiality Agreement	Section 6.02(d)
Consent	Section 3.05(b)
Contract	Section 3.05(a)
Controlled Group Liability	Section 9.03
Copyrights	Definition of Intellectual Property
DGCL	Recital A
Dissenting Stockholders	Section 2.01(b)
DOC	Section 3.12(a)
Domain Names	Definition of Intellectual Property
Effective Time	Section 1.03
End Date	Section 8.01(b)(i)
Environmental Claim	Section 9.03
Environmental Laws	Section 9.03
Equity Award Consideration	Section 2.04(a)
ERISA	Section 4.10(a)
ESPP	Section 2.05
Exchange Act	Section 3.05(b)
Exchange Agent	Section 2.02(a)
Exchange Fund	Section 2.02(a)
FDA	Section 3.12(a)
FTC	Section 3.12(a)
Financing	Section 3.17
Financing Sources	Section 9.03
Form S-4	Section 3.05(b)
FY2014 Bonuses	Section 6.11(d)(i)
FY2015 Bonuses	Section 6.11(d)(ii)
GAAP	Section 3.06(b)
Governance Agreement	Section 9.03
Governmental Entity	Section 3.05(b)
Hazardous Materials	Section 9.03
HHS	Section 3.12(a)
HSR Act	Section 3.05(b)
Indebtedness	Section 9.03
Intellectual Property	Section 9.03
Imperial	Recital B
IRS	Section 4.10(a)
Joint Proxy Statement	Section 6.01(a)
Judgment	Section 3.05(a)
Knowledge	Section 9.03
Law	Section 3.05(a)
Legal Restraints	Section 7.01(d)

Term	Section
Letter of Transmittal	Section 2.02(b)
Liens	Section 3.02(b)
Lignum-2	Recital B
Marks	Definition of Intellectual Property
Material Contract	Section 4.15(b)
Maximum Amount	Section 6.04(c)
Menthol Regulatory Action	Section 9.03
Merger	Recital A
Merger Consideration	Section 2.01(b)
Merger Sub	Preamble
Merger Sub Common Stock	Section 2.01(c)
Multiemployer Plan	Section 4.10(a)
NCBCA	Section 3.03(b)
New Plans	Section 6.11(c)
NYSE	Section 2.02(f)
Old Plans	Section 6.11(c)
Option Cash Payment	Section 2.04(a)
Other Divestiture Action	Section 6.03(e)
Other Divestiture Agreement	Section 6.03(e)
Patents	Definition of Intellectual Property
Parent	Preamble
Parent Adverse Recommendation Change	Section 5.03
Parent Articles	Section 3.01
Parent Benefit Plans	Section 9.03
Parent Board	Recital D
Parent Bylaws	Section 3.01
Parent Capital Stock	Section 3.03(a)
Parent Common Stock	Recital B
Parent Disclosure Letter	ARTICLE III
Parent DSUs	Section 3.03(a)
Parent Financial Advisor	Section 3.14
Parent Intervening Event	Section 9.03
Parent Material Adverse Effect	Section 9.03
Parent Performance Share	Section 9.03
Parent Permits	Section 3.01
Parent Preferred Stock	Section 3.03(a)
Parent Recommendation	Section 3.04(a)
Parent SEC Documents	Section 3.06(a)
Parent Share Cash Value	Section 2.02(f)
Parent Shareholder Approval	Section 3.04(a)
Parent Shareholders Meeting	Section 3.04(a)
Parent Stock Plans	Section 9.03
Parent Subsidiaries	Section 3.01
Parent Termination Fee	Section 9.03
Parent Voting Debt	Section 3.03(b)
Parties	Preamble
PBGC	Section 6.11(h)
Permits	Section 3.01
Permitted Liens	Section 9.03
Person	Section 9.03
Regulatory Conditions	Section 8.01(b)

Term	Section
Release	Section 9.03
Related Agreements	Recital B
Representatives	Section 5.02(a)
Required Amount	Section 3.17
Restricted Commitment Letter Changes	Section 6.10(a)
Rights Agreement	Section 9.03
SAR Cash Payment	Section 2.04(b)
SEC	Section 3.05(b)
Securities Act	Section 3.05(b)
Share Issuance	Recital D
SOX	Section 3.06(b)
Specified Employee	Section 6.11(e)
Stock Consideration	Section 2.01(b)
Subscription Agreement	Recital B
Subsidiary	Section 9.03
Substantial Detriment	Section 9.03
Superior Proposal	Section 5.02(e)
Surviving Corporation	Section 1.01
Tax Return	Section 9.03
Taxes	Section 9.03
Trade Secrets	Definition of Intellectual Property
Transaction Agreements	Recital B
Transactions	Recital D
TTB	Section 3.12(a)

Exhibit A

Amended and Restated Certificate of Incorporation

of [—]

FIRST.	The name of the corporation is [—].

SECOND.	The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD.	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH.	The total number of shares of stock which the corporation shall have authority to issue is 1,000. All such shares are to be Common Stock, par value of $.01 per share, and are to be of one class.

FIFTH.	Unless and except to the extent that the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

SIXTH.	In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the by-laws of the corporation.

SEVENTH.	A director of the corporation shall not be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. If the General Corporation Law of the State of Delaware is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent authorized by the General Corporation Law of the State of Delaware, as so amended. Any amendment, modification or repeal of this Article SEVENTH shall not adversely affect any right or protection of a director of the corporation existing at the time of such amendment, modification or repeal in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH.	The corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the corporation. The right to indemnification conferred by this Article EIGHTH shall include the right to be paid by the corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation under this Article EIGHTH. The corporation may, to the extent authorized from time to time by the Board of Directors of the corporation, provide rights to indemnification and to the advancement of expenses to employees and agents of the corporation similar to those conferred in this Article EIGHTH to directors and officers of the corporation. The rights to indemnification and to the advance of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the by-laws of the corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article EIGHTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

NINTH.	The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article NINTH.

Annex B

SUBSCRIPTION AND SUPPORT AGREEMENT dated as of July 15, 2014 (this “Agreement”), by and among BRITISH AMERICAN TOBACCO P.L.C, a public limited company incorporated under the laws of England and Wales (“BAT”), REYNOLDS AMERICAN INC., a North Carolina corporation (“Parent”) and, for purposes of Section 5.08(a) only, BROWN & WILLIAMSON Holdings Inc., a Delaware corporation and wholly owned Subsidiary of BAT (“Holdings”).

WHEREAS Parent, Lantern Acquisition Co., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and Lorillard, Inc., a Delaware corporation (the “Company”), intend to effect a merger of Merger Sub with and into the Company pursuant to the agreement and plan of merger dated as of the date hereof (the “Merger Agreement”);

WHEREAS, Holdings owns, as of the date hereof, the number of shares of Parent’s common stock, par value $0.0001 per share (the “Parent Common Stock”) set forth on Schedule B hereto (the “Owned Shares”); and

WHEREAS, on the terms and subject to the conditions set forth herein, BAT desires to (directly or indirectly through one or more of its wholly owned Subsidiaries designated by BAT (the “Designated Subsidiaries”)) subscribe for and purchase from Parent, and Parent desires to issue and sell to BAT (or the Designated Subsidiaries), a number of additional shares of Parent Common Stock that will be equal to the number of shares (rounded up to the next whole share) of Parent Common Stock that, when added to the number of shares of Parent Common Stock beneficially owned by BAT immediately prior to the Share Issuance will result in BAT owning 42.17832% of the shares of Parent Common Stock outstanding immediately after the Merger (after giving effect to the Share Issuance), as set forth in more detail on Schedule A attached hereto, as such amount may be adjusted pursuant to Section 2.03, the proceeds of which will be used by Parent to fund a portion of the Cash Consideration for the Merger and to pay transaction costs and other expenses ancillary to the Merger.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

Certain Definitions

As used in this Agreement, the following terms shall have the meaning ascribed to them below:

The term “Asset Purchase Agreement” shall mean the Asset Purchase Agreement dated as of the date hereof among Parent, Lignum-2, L.L.C., a Texas limited liability company (the “Acquiror”) and for purposes of certain provisions and as guarantor of the obligations of the Acquiror, Imperial Tobacco Group PLC (“Imperial”).

The term “BAT” shall have the meaning set forth in the heading of this Agreement.

The term “Closing” shall have the meaning set forth in Section 2.02 hereof.

The term “Closing Date” shall have the meaning set forth in Section 2.02 hereof.

The term “Company” shall have the meaning set forth in the recitals to this Agreement.

The term “Designated Subsidiaries” shall have the meaning set forth in the recitals to this Agreement.

The term “Holdings” shall have the meaning set forth in the heading of this Agreement.

The term “Merger Agreement” shall have the meaning set forth in the recitals to this Agreement.

The term “Merger Closing” shall mean the closing of the Merger as contemplated by the Merger Agreement.

The term “Merger Sub” shall have the meaning set forth in the recitals to this Agreement.

The term “New Shares” shall have the meaning set forth in Section 2.01 hereof.

The term “Owned Shares” shall have the meaning set forth in the recitals to this Agreement.

The term “Parent” shall have the meaning set forth in the heading of this Agreement.

The term “Parent Common Stock” shall have the meaning set forth in the recitals to this Agreement.

The term “Per Share Purchase Price” shall have the meaning set forth in Section 2.01 hereof.

The term “Purchase Price” shall have the meaning set forth in Section 2.01 hereof.

The term “Share Purchase” shall have the meaning set forth in Section 2.01 hereof.

The term “Transfer” shall have the meaning set forth in Section 5.09 hereof.

The term “Voting Shares” shall have the meaning set forth in Section 5.08(a) hereof.

Capitalized terms used herein (including the recitals hereto) but not defined herein shall have the meanings set forth in the Merger Agreement.

ARTICLE II

Purchase of Parent Common Stock

SECTION 2.01. Purchase and Sale. (a) On the terms and subject to the conditions set forth in this Agreement, BAT hereby agrees to subscribe for and purchase (or BAT shall cause the Designated Subsidiaries to agree to subscribe for and purchase) at the Closing, and Parent hereby agrees to issue, sell and deliver to BAT (or the Designated Subsidiaries) at the Closing, a number of shares of Parent Common Stock (the “New Shares”) at a price per share (the “Per Share Purchase Price”, as such amount may be adjusted pursuant to Section 2.03), as set forth on Schedule A hereto (the “Share Purchase”), the aggregate amount of which shall be referred to herein as the “Purchase Price.”

(b) At the Closing, (i) Parent shall issue to BAT (or the Designated Subsidiaries) the number of New Shares set forth on Schedule A hereto, free and clear of any Liens, against delivery by Parent to BAT (or the Designated Subsidiaries) by electronic book-entry at The Depository Trust Company, registered in the name of BAT (or the Designated Subsidiaries), and released by Computershare Trust Company, N.A., Parent’s transfer agent, of such New Shares and (ii) BAT shall cause to be delivered to Parent the Purchase Price by wire transfer in immediately available funds to an account or accounts designated by Parent at least two Business Days before the Closing Date.

SECTION 2.02. The Closing. Subject to the provisions of Article VI, the closing (the “Closing”) of the Share Purchase will take place at the offices of Jones Day in New York, New York as soon as practicable after all of the conditions set forth in Article VI (other than conditions which by their terms are required to be satisfied or (to the extent permitted by Law) waived at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived by the party entitled to the benefit of the same, and which date shall be the same as the date of the Merger Closing (the “Closing Date”).

SECTION 2.03. Provisions to Prevent Dilution. In the event that, on or after the date hereof and prior to the Closing, Parent changes the number of shares of Parent Common Stock issued and outstanding prior to the Closing as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the Per Share Purchase Price (as defined in Schedule A hereto) will be equitably adjusted to eliminate the effects of such event. On or after the date hereof and prior to the Closing, Parent will not take any of the actions specified in Section 5.01(a)(i) of the Merger Agreement (other than actions in respect of which an equitable adjustment to the Per Share Purchase Price is required by the preceding sentence) without BAT’s prior written consent.

ARTICLE III

Representations and Warranties of Parent

Parent represents and warrants to BAT as follows:

SECTION 3.01. Organization; Standing. Parent is a corporation duly incorporated and validly existing under the laws of the State of North Carolina.

SECTION 3.02. Authority; Execution and Delivery; Enforceability. Parent has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to issue and sell the New Shares and consummate the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by BAT, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

SECTION 3.03. Capitalization. (a) The authorized capital stock of Parent consists of 1,600,000,000 shares of Parent Common Stock and 100,000,000 shares of Parent Preferred Stock. At the close of business on July 7, 2014, (i) 531,283,513 shares of Parent Common Stock were issued and outstanding, (ii) 1,000,000 shares of Series B Parent Preferred Stock were issued and outstanding, (iii) 4,703,316 shares of Parent Common Stock were reserved and available for issuance pursuant to the Parent Stock Plans in respect of outstanding awards and (iv) 34,116,111 shares of Parent Common Stock were reserved and available for issuance pursuant to the awards not yet granted under Parent Stock Plans. Except as set forth in this Section 3.03(a) (and other than (i) shares of Parent Common Stock to be issued pursuant to this Agreement and the Merger Agreement and (ii) shares of Parent Capital Stock that may be issued pursuant to the Rights Agreement), at the close of business on July 7, 2014, no shares of capital stock or voting securities of, or other equity interests in, Parent were issued, reserved for issuance or outstanding. From the close of business on July 7, 2014 to the date of this Agreement, there have been no issuances by Parent of shares of capital stock or voting securities of, or other equity interests in, Parent other than the issuance of Parent Common Stock (i) in settlement of Parent Performance Shares or Parent DSUs or (ii) in lieu of Parent DSUs at the election of directors of Parent.

(b) All outstanding shares of Parent Capital Stock are, and, at the time of issuance, all shares of Parent Common Stock constituting the New Shares will be, duly authorized, validly issued, fully paid and nonassessable, free and clear of any Liens and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NCBCA, the Parent Articles, the Parent Bylaws or any Contract to which Parent is a party or otherwise bound (other than rights granted pursuant to the Rights Agreement).

(c) Except as set forth in this Agreement, pursuant to the terms of the Merger Agreement, pursuant to obligations under the Rights Agreement and the rights issued in accordance with the Rights Agreement and pursuant to the Parent Stock Plans, there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of Parent or any securities of Parent convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Parent, (ii) any warrants, calls, options or other rights to acquire from Parent, or any other obligation of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Parent, or (iii) any rights issued by or other obligations of Parent that are linked in any way to the price of any class of Parent Capital Stock, the value of Parent or any part of Parent or any dividends or other distributions declared or paid on any shares of capital stock of Parent. Other than (A) the withholding of shares of Parent Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Parent Stock Plans, (B) the acquisition by Parent of awards granted pursuant to the Parent Stock Plans in connection with the forfeiture of such awards and (C) obligations under the Rights Agreement and the Governance Agreement, there are not any outstanding obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Parent or any securities, interests, warrants, calls, options or other rights referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. There are no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote.

SECTION 3.04. No Conflicts; No Violations. The execution and delivery by Parent of this Agreement does not, and the performance of its obligations hereunder, and the issuance and sale of the New Shares and the consummation of the other transactions contemplated hereby will not, (i) conflict with, or result in any violation of any provision of, the Parent Articles or the Parent Bylaws or (ii) conflict with, or result in any violation of any provision of, subject to compliance with and filing under the HSR Act and the Exchange Act, any Judgment or Law, in each case, applicable to Parent or its properties or assets (assuming that the Parent Shareholder Approval is obtained), other than, in the case of clause (ii), any matters that, individually or in the aggregate, would not prevent or materially impede, interfere with, hinder or delay the consummation of the Share Purchase.

ARTICLE IV

Representations and Warranties of BAT

BAT represents and warrants to Parent as follows:

SECTION 4.01. Organization; Standing. BAT is a public limited company duly organized, validly existing and in good standing under the laws of England and Wales.

SECTION 4.02. Authority; Execution and Delivery; Enforceability. Each of BAT and the Designated Subsidiaries, as applicable, has all requisite corporate power and authority to execute and deliver this Agreement (to the extent a party hereto), to perform its obligations hereunder, to purchase the New Shares and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by BAT and, assuming the due authorization, execution and delivery by Parent, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

SECTION 4.03. No Conflicts; No Violations. The execution and delivery by BAT of this Agreement does not, and the performance of its obligations hereunder, the purchase of the New Shares by BAT or a Designated Subsidiary and the consummation of the transactions contemplated hereby, will not, (i) conflict with, or result in any violation of any provision of, the organizational documents of BAT or any such Designated

Subsidiary or (ii) conflict with, or result in any violation of any provision of, subject to compliance with and filing under the HSR Act and the Exchange Act, any Judgment or Law, in each case, applicable to BAT, any such Designated Subsidiary or their respective properties or assets other than, in the case of clause (ii), any matters that, individually or in the aggregate, would not prevent or materially impede, interfere with, hinder or delay the consummation of the Share Purchase.

SECTION 4.04. Unregistered Shares. Subject to Section 8.01, BAT has been advised by Parent that (a) the offer and sale of the New Shares have not been registered under the Securities Act or any other applicable state, foreign or federal securities Laws; and (b) it may not sell or dispose of any such Parent Common Stock except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, foreign or federal securities Laws. BAT (or, if applicable, the Designated Subsidiaries) is acquiring the New Shares for its own account, for investment only, and not with a view to any resale or public distribution thereof.

SECTION 4.05. The Owned Shares.

(a) BAT (or one or more of its wholly owned Subsidiaries) is the record and beneficial owner of the Owned Shares, free and clear of any Lien and any other limitations or restrictions, and has full voting power and full power to issue instructions with respect to the matters set forth in Section 5.08(a) hereof, in each case with respect to all of the Owned Shares, subject to the requirements of applicable Laws, the terms of this Agreement and the provisions of the Governance Agreement. In connection with its acquisition of the New Shares, the only information furnished by Parent which has been relied on by BAT is that which is set forth or included in (i) the reports and other documents which have been filed with the SEC, (ii) the Transaction Agreements or (iii) the materials that have been distributed to the members of the board of directors of Parent.

(b) As of the date of this Agreement, the Owned Shares represent all of the shares of Parent Common Stock beneficially owned by BAT.

ARTICLE V

Covenants

SECTION 5.01. Use of Proceeds. Parent hereby agrees that the proceeds from the issuance and sale of the New Shares pursuant to this Agreement shall be used only to fund a portion of the Cash Consideration for the Merger and, in Parent’s sole discretion, transaction expenses and other costs ancillary to the Merger.

SECTION 5.02. Amendments to Merger Agreement. Parent hereby agrees that prior to the termination of this Agreement, Parent shall not (a) amend, modify or waive, grant any consent or extension in respect of, any material term or condition of the Merger Agreement without BAT’s prior written consent (which BAT shall provide, withhold or condition in its sole discretion) or (b) amend, modify or waive, grant any consent or extension in respect of, any term of the Merger Agreement that is not material without BAT’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). For the avoidance of doubt, and without establishing a standard for materiality or an exclusive or exhaustive list, each of the conditions set forth in Article VII of the Merger Agreement and the provisions related to the amount of the Merger Consideration and the treatment of the Company equity-based awards in the Merger shall be deemed material for purposes of this Section 5.02.

SECTION 5.03. Amendments to Asset Purchase Agreement and Other Divestiture Agreements. Parent hereby agrees that prior to the termination of this Agreement, Parent shall not (a) (i) amend, modify or waive, grant any consent or extension in connection with, any material term or condition of the Asset Purchase Agreement or any Other Divestiture Agreement without BAT’s prior written consent (which BAT shall provide, withhold or condition in its sole discretion) or (ii) amend, modify or waive, grant any consent or extension in connection with, any term of the Asset Purchase Agreement or any Other Divestiture Agreement that is not material without BAT’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) or (b) agree, or permit its Subsidiaries to agree, to any terms or conditions of any Antitrust Divestiture/Restriction or any other action contemplated by clauses (i) through (iii) of Section 6.03(d) of the Merger Agreement that, individually or in the aggregate, would or would reasonably be expected to result in a Substantial Detriment without BAT’s prior written consent (which BAT shall provide, withhold or condition in its sole discretion). For the avoidance of doubt, and without establishing a standard for materiality or an exclusive or exhaustive list, the provisions in the Asset Purchase Agreement or Other Divestiture Agreements, as applicable, related to conditions to closing, consideration received by Parent and indemnification shall be deemed material for purposes of this Section 5.03.

SECTION 5.04. Required Actions. Each of BAT and Parent hereby agrees from and after the date hereof and until the earlier of the Closing Date and the termination of this Agreement to and to cause their respective subsidiaries to:

(a) use its reasonable best efforts to furnish to the other all reasonable assistance, cooperation and information required for a filing under the HSR Act relating to the transactions contemplated by this Agreement;

(b) give the other reasonable prior notice (and copies) of any registration, declaration, submission, notice or filing relating to any filings required under the HSR Act relating to the Transactions and, to the extent reasonably practicable, of any communication with any Government Entity regarding the Transactions, and permit the other to review, discuss in advance, and consider in good faith the views of, and, to the extent practicable and legally permissible, secure the participation of, the other in connection with any such registration, declaration, submission, notice, filing and communication;

(c) unless prohibited by applicable Law or by the applicable Government Entity, (A) to the extent reasonably practicable, give the other reasonable prior notice of its intent to participate in or attend any meeting, proceeding or engage in any conversation with respect to any Governmental Entity in respect of the Transactions, (B) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting, proceeding or conversation and allow the other the opportunity to participate in any such meeting, proceeding or conversation, (C) in the event that the other is prohibited by applicable Law or by the applicable Government Entity from participating in such conversation, consult with, and keep the other reasonably apprised with respect thereto and (D) furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and its respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to the Transactions, and in Parent’s case, furnish BAT with copies of all correspondence, filings and communications it receives from the Company or the Company’s Affiliates or their respective Representatives pursuant to Section 6.03(g)(vi) of the Merger Agreement, in each case, to the extent practicable and legally permissible and subject to redaction of competitively sensitive information, valuation material or information subject to attorney client privilege, as applicable; and

(d) furnish the other with copies of (including drafts as they become available), and give the other the opportunity to review and comment upon, any report or other form to be filed with the SEC or the UK Listing Authority with respect to the Transactions as well as any comments from or correspondence with the SEC or the UK Listing Authority relating thereto.

SECTION 5.05. Transaction Litigation. Subject to applicable Law, Parent shall keep BAT reasonably apprised of any action taken in the defense or settlement of any litigation against the Company or its directors or officers by a holder of securities of the Company relating to the Transactions to the extent Parent is aware of any such action.

SECTION 5.06. Takeover Statutes. BAT and the board of directors of BAT, and Parent and the board of directors of Parent, hereby agree to use their respective reasonable best efforts to (i) take all action reasonably appropriate to ensure that no state takeover statute or regulation is or becomes applicable to the issuance of the New Shares or the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the issuance of the New Shares pursuant to this Agreement or the other transactions contemplated by this Agreement, take all action reasonably appropriate to ensure that such issuance of the New Shares pursuant to this Agreement and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement.

SECTION 5.07. Public Announcements. (a) Parent and BAT hereby agree to use their respective reasonable best efforts to develop a joint communications plan and to consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions (including any press release or public statement Parent receives from the Company pursuant to Section 6.08 of the Merger Agreement), and not to issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any rule of or listing agreement with any national securities exchange (including the UK Listing Authority) or national securities quotation system (in such event, with prompt notice to the other party).

(b) BAT and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement or the other Transactions will be in the form heretofore agreed to by the parties. Notwithstanding the foregoing provisions of this Section 5.07, BAT and Parent may make any oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements, was publicly disclosed and previously subject to the foregoing requirements.

SECTION 5.08. Voting Agreements of BAT. From and after the date hereof and until the earlier of the Closing Date and the termination of this Agreement:

(a) at any meeting of the stockholders of Parent or in any other circumstance upon which a vote with respect to the Share Issuance is sought, or at any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Parent or in any other circumstances in which the stockholders of Parent are entitled to vote, consent or give any other approval with respect to the Share Issuance, each of BAT and Holdings shall (or shall cause its wholly owned Subsidiaries that are the holders of record of the shares of Parent Common Stock on any applicable record date to) (i) appear at each such meeting in person or by proxy or otherwise cause all the shares of Parent Common Stock beneficially owned by it as of such record date (the “Voting Shares”) to be counted as present for purposes of calculating a quorum at such meeting and respond to each request by Parent for written consent, if any and (ii) vote or cause to be voted (including by written consent, if applicable) the Voting Shares, to the extent the Voting Shares may vote on the matter in question, (x) in favor of (A) granting the Parent Shareholder Approval and (B) subject to clause (ii)(y) of this Section 5.08(a), any proposal to adjourn or postpone the Parent Shareholders Meeting and (y) against any action or agreement that would reasonably be expected to, in any material respect, impede, interfere with or prevent the Share Issuance and the other Transactions as contemplated by the Transaction Agreements; and

(b) in the event that BAT becomes the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 5.08(a), then the terms of Section 5.08(a) shall apply to such other securities as though they were Voting Shares hereunder.

SECTION 5.09. Transfer. Prior to the earlier of the Closing Date and the termination of this Agreement and subject to applicable Laws and the provisions of the Governance Agreement, BAT agrees not to, and to cause its wholly owned Subsidiaries not to, directly or indirectly (A) sell, transfer, tender or otherwise dispose of (collectively, “Transfer”) or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, any or all of the Owned Shares to any Person other than to a Subsidiary of BAT or (B) grant any proxy, enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Owned Shares that conflicts or is inconsistent with this Agreement. Any action taken or attempted to be taken in violation of the preceding sentence will be null and void. BAT acknowledges and agrees that this Section 5.09 constitutes adequate and sufficient notice of the restriction on the Transfer of the Owned Shares as contemplated by Section 55-6-26 of the NCBCA and further agrees to provide such notice to each of its Subsidiaries who is the owner of record of Owned Shares.

SECTION 5.10. Capacity. Parent hereby acknowledges that BAT is making the agreements pursuant to Section 5.08 and Section 5.09 only in its capacity as a beneficial owner of Parent Common Stock and nothing herein shall limit or affect any actions taken by any individual in such individual’s capacity as a director of Parent, nor shall any action taken in any such individual’s capacity as a director be deemed a breach of this Agreement.

SECTION 5.11. Enforcement of Obligations under Merger Agreement, Asset Purchase Agreement and Other Divestiture Agreements. Parent hereby agrees that prior to the termination of this Agreement, Parent will use its reasonable best efforts to enforce (a) the Company’s obligations under the Merger Agreement, (b) Imperial’s and the Acquiror’s obligations under the Asset Purchase Agreement and (c) its counterparty’s obligations under any Other Divestiture Agreement.

ARTICLE VI

Conditions to Closing

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Share Purchase. The respective obligation of each party to effect the Share Purchase is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Satisfaction of Merger Conditions. All of the conditions set forth in Article VII of the Merger Agreement (other than conditions which by their terms are required to be satisfied or (to the extent permitted by Law) waived at the Merger Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same.

(b) Consummation of the Transactions Contemplated by the Merger Agreement. The Closing contemplated by the Merger Agreement (other than the Share Purchase contemplated by this Agreement) shall have been (or will substantially simultaneously with the transactions contemplated by this Agreement be) consummated.

(c) Regulatory Approvals. Any waiting period applicable to the Share Purchase under the HSR Act shall have been terminated or shall have expired.

SECTION 6.02. Condition to BAT’s Obligation to Effect the Share Purchase. The obligation of BAT to consummate the Share Purchase is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent contained in Section 3.01, Section 3.02 and Section 3.03 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and the other representations and warranties of Parent contained in this Agreement that are qualified by “materiality” shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time and that are not qualified by “materiality” shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time. BAT shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all respects all obligations required to be performed by it under Section 5.02 and Section 5.03 and in all material respects all obligations (other than those required under Section 5.02 and Section 5.03) required to be performed by it under this Agreement, in each case at or prior to the Closing Date, and BAT shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

SECTION 6.03. Condition to Parent’s Obligation to Effect the Share Purchase. The obligation of Parent to consummate the Share Purchase is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of BAT contained in Section 4.01 and Section 4.02 will be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time, and the other representations and warranties of BAT contained in this Agreement that are qualified by “materiality” shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time and that are not qualified by “materiality” shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time. Parent shall have received a certificate signed on behalf of BAT by an executive officer of BAT to such effect.

(b) Performance of Obligations of BAT. BAT shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of BAT by an executive officer of BAT to such effect.

ARTICLE VII

Termination

SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a) automatically upon the termination of the Merger Agreement in accordance with its terms;

(b) by BAT, if:

(i) Parent breaches or fails to perform any of its covenants or agreements set forth in Section 5.02 or Section 5.03 of this Agreement; or

(ii) Parent breaches or fails to perform any of its covenants or agreements contained in this Agreement (other than those contained in Section 5.02 or Section 5.03), or if any of the representations or warranties of Parent contained herein fails to be true and correct, which breach or failure (A) would give rise to the failure of a condition set forth Section 6.02(a) or Section 6.02(b) and (B) is not capable of being cured; or

(c) by Parent, if:

(i) BAT materially breaches or fails to perform any of its covenants or agreements contained in this Agreement, which breach or failure is not capable of being cured; or

(ii) any of the representations or warranties of BAT contained herein fails to be true and correct, which failure (A) would give rise to the failure of a condition set forth in Section 6.03(a) and (B) is not capable of being cured.

The party desiring to terminate this Agreement pursuant to clause (b) or (c) of this Section 7.01 will give written notice of such termination to the other party in accordance with Section 8.02, specifying the provision of this Agreement pursuant to which such termination is effected. Parent and BAT shall deliver any such notice, in addition to any other notice delivered under this Agreement, to the Company pursuant to the procedures specified in Section 9.02 of the Merger Agreement.

SECTION 7.02. BAT Expenses. (a) In the event that the Merger Agreement or the Asset Purchase Agreement has been terminated and Parent receives a Company Termination Fee or Imperial Termination Fee (as defined in the Asset Purchase Agreement), as applicable, Parent shall promptly, but in no event later than three Business Days after receipt of such Company Termination Fee or Imperial Termination Fee, as applicable, and written documentation, reasonably satisfactory to Parent, of BAT’s reasonable out-of-pocket costs and expenses, pay at the direction of BAT (i) in the case of the Company Termination Fee, the lesser of (A) all of the reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by BAT in connection with the Transactions and (B) $30,000,000, and (ii) in the case of the Imperial Termination Fee, the lesser of (A) all of the reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by BAT in connection with the Transactions and (B) $8,500,000.

(b) Parent and BAT acknowledge and agree that the agreements contained in Section 7.02(a) are an integral part of the transactions contemplated by this Agreement, and accordingly, if Parent fails promptly (subject to BAT’s provision of written documentation as provided in Section 7.02(a)) to pay the amounts due pursuant to Section 7.02(a) and, in order to obtain such payment, BAT commences an Action that results in a Judgment in its favor for such payment, then Parent will pay to BAT such payment and BAT’s reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of such payment from the date such payment was required to be made hereunder until the date of payment at the prime rate in effect on the date such payment was required to be made.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Governance Agreement. Each party hereto acknowledges and agrees that (a) neither the Governance Agreement nor any provision thereof is modified, amended or waived by anything contained in this Agreement or any other Transaction Agreement or the consummation of any Transactions contemplated hereby and thereby, and (b) the Share Purchase is not restricted by Article IV of the Governance Agreement and the New Shares shall constitute “Registrable Securities” (as defined in and) under the Governance Agreement and BAT has the right to cause the registration of such New Shares subject to conditions set forth in Article III of the Governance Agreement. Notwithstanding clause (a) above, BAT, on behalf of itself and any of its Subsidiaries which are holders of Parent Common Stock, consents to the performance by Parent of its obligations under the Merger Agreement and the Asset Purchase Agreement, to the extent BAT’s consent is required therefor under the terms of the Governance Agreement.

SECTION 8.02. Notices. All notices, requests, demands and other communications under this Agreement will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery) or by email to the respective parties at the following addresses or email addresses (or at such other address for a party as will be specified in a notice given in accordance with this Section 8.02):

(a) If to Parent, to it at the following address:

Reynolds American Inc.

401 North Main Street

Winston-Salem, North Carolina 27101

Attention: Martin L. Holton III

Email: holtonm@rjrt.com

with a copy to

Jones Day

222 East 41st Street

New York, New York 10017

Attention: Jere R. Thomson

                     Randi C. Lesnick

Email: jrthomson@jonesday.com

              rclesnick@jonesday.com

(b) If to BAT, to it at the following address:

British American Tobacco p.l.c.

Globe House

4 Temple Place

London WC2R 2PG

Attention: Robert Casey

Email: Robert_Casey@bat.com

with a copy to

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attention: Philip A. Gelston

                     Ting S. Chen

Email: pgelston@cravath.com

              tchen@cravath.com

SECTION 8.03. Amendment. Subject to Section 8.11, this Agreement may be amended, modified or waived only by a written instrument signed by Parent and BAT.

SECTION 8.04. Extension; Waiver. At any time prior to the Closing, either party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements of the other party contained in this Agreement or (d) waive the satisfaction of any of the conditions to the obligations of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

SECTION 8.05. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, that BAT may assign its rights and obligations pursuant to this Agreement to any of its Subsidiaries so long as BAT continues to remain primarily liable for all of such rights and obligations as if no such assignment had occurred. Any purported assignment that does not comport with the foregoing sentence will be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.06. Fees and Expenses. Subject to Section 7.02, each party shall bear its own fees and expenses and the expenses of its counsel in connection with the transactions contemplated by this Agreement.

SECTION 8.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each party and delivered to the other party.

SECTION 8.08. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable rule or Law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 8.08 with respect thereto. Upon such determination that any term or other provision (or part thereof) is so invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.09. Governing Law; Consent to Jurisdiction; Venue.

(a) This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided, however, that the Share Issuance (to the extent required by the Laws of the State of North Carolina to be governed thereby) and matters relating to the conduct of directors of Parent, will be governed by, and construed in accordance with, the Laws of the State of North Carolina, without giving effect to any choice or conflicts of laws principles (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of North Carolina.

(b) Each party hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent such court declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if such federal court declines to accept jurisdiction, any state court within the State of Delaware that has jurisdiction) in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the court identified in the foregoing clause (i), (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the court identified in the foregoing clause (i), (iv) agrees that the other party will have the right to bring any Action for enforcement of a judgment entered by the court identified in the foregoing clause (i), and (v) expressly and irrevocably waives (and agrees not to plead or claim) any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in the court identified in the foregoing clause (i) or that any such Action brought in such court has been brought in an inconvenient forum. Each party agrees that a final judgment in any Action will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees that this Agreement (A) involves at least $100,000.00, and (B) has been entered into by the parties hereto in express reliance upon 6 Del.C. 2708. Each party agrees (1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process in connection with any legal proceeding brought under this Agreement, and (2) that, to the fullest extent permitted by applicable Law, service of process in connection with any such proceeding may also be made on such party by prepaid certified mail to the address provided in Section 8.02 with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (1) or (2) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such person personally within the State of Delaware. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each party that has not as of the date of this Agreement already duly appointed such an agent, does hereby appoint Corporation Service Company as such agent.

SECTION 8.10. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THE TRANSACTION AGREEMENTS OR ANY OF THE TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.10.

SECTION 8.11. Third Party Beneficiaries. Except as provided in this Section 8.11, the provisions of this Agreement are solely for the benefit of the parties hereto and are not intended to confer upon any Person except the parties hereto any rights and remedies hereunder. The Company is an intended third party beneficiary of, with enforceable rights and remedies under this Agreement (including pursuant to Section 8.12) in respect of, BAT’s agreement (a) to purchase the New Shares pursuant to, and in accordance with, Section 2.01, (b) to take (or refrain from taking) such actions as set forth in Section 5.08, including attending and voting, in person or by proxy, or otherwise causing to be voted, the Voting Shares at any meeting of Parent stockholders (or other circumstance at which a vote with respect to the Share Issuance is sought) pursuant to, and in accordance with, Section 5.08, and (c) to take (or refrain from taking) such actions set forth Section 5.09, including BAT’s agreement not to Transfer Owned Shares or grant proxies or enter voting arrangements in respect of Owned Shares, pursuant to, and in accordance with, Section 5.09, in each case subject to the terms and conditions of this Agreement. Without the prior written consent of the Company, (x) Sections 2.01, 5.08, 5.09 and this Section 8.11 may not be amended, modified or waived, (y) this Agreement may not be terminated by the mutual written consent of BAT and Parent and (z) no other amendment, modification or waiver, or grant of consent or extension in connection therewith, may be made to, or granted under, this Agreement that is inconsistent with the foregoing clauses (x) and (y).

SECTION 8.12. Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VII, the parties (and, for the avoidance of doubt, the Company in respect of those provisions of this Agreement to which it is a third party beneficiary pursuant to Section 8.11) will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

SECTION 8.13. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference will be to an Article or a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each party has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by both parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Reynolds American Inc.

By:	/s/ Susan M. Cameron
	Name:	Susan M. Cameron
	Title:	President and Chief Executive Officer

British American Tobacco p.l.c.

By:	/s/ Robert Casey
	Name:	Robert Casey
	Title:	Assistant General Counsel, Corporate

SOLELY FOR PURPOSES OF SECTION 5.08(a):

Brown & Williamson Holdings, Inc.

By:	/s/ Timothy Hazlett
	Name:	Timothy Hazlett
	Title:	President

SCHEDULE A

The number of New Shares to be purchased by, and issued to, BAT pursuant to Section 2.01 will be equal to the number of shares (rounded up to the next whole share) of Parent Common Stock that, when added to the number of shares of Parent Common Stock beneficially owned by BAT immediately prior to the Share Issuance, will result in BAT owning 42.17832% of the shares of Parent Common Stock outstanding immediately after the Merger (after giving effect to the Share Issuance), including the number of shares of Parent Common Stock issuable to the Company equity holders (including in respect of equity-based awards), beneficially owned by BAT on the Closing Date (after giving effect to the Share Issuance), and held by all other Persons.

Per Share Purchase Price:	$60.16

SCHEDULE B

Stockholder	Owned Shares
Brown & Williamson Holdings Inc.	223,334,019

Annex C

[Letterhead of Lazard Freres & Co. LLC]

July 15, 2014

The Board of Directors

Reynolds American Inc.

401 North Main Street,

Winston-Salem, NC 27101

Dear Members of the Board:

We understand that Reynolds American Inc., a North Carolina corporation (“Parent”), Lantern Acquisition Co., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Lorillard, Inc., a Delaware corporation (the “Company”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Parent will acquire the Company (the “Transaction”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company and each outstanding share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock held by the Company as treasury stock, owned by a Company subsidiary, Parent, or Merger Sub, or owned by stockholders who have properly made and not withdrawn a demand for appraisal rights pursuant to §262 of the Delaware General Corporate Law, will be converted into the right to receive (i) $50.50 in cash (the “Cash Consideration”) and (ii) 0.2909 of a share of the common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”) (such number of a share so issuable, the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

In connection with the execution of the Merger Agreement, it is also proposed that (i) Parent enters into a subscription and support agreement (the “Subscription Agreement”) with British American Tobacco p.l.c., a public limited company incorporated under the laws of England and Wales and the beneficial owner of approximately 42% of Parent Common Stock immediately prior to the Transaction (“BAT”), and, for certain provisions of the Subscription Agreement, Brown & Williamson Holdings, Inc., a Delaware corporation and wholly owned subsidiary of BAT, pursuant to which BAT has agreed, among other things, to subscribe for and acquire (or cause one or more of its wholly owned subsidiaries to subscribe for and acquire) a certain number of newly issued shares of Parent Common Stock that, when added to the number of shares of Parent Common Stock already beneficially owned by BAT, will result in BAT owning 42.17832% of the shares of Parent Common Stock outstanding immediately after the Transaction (the “Subscription”), (ii) Parent enters into an asset purchase agreement (the “Asset Purchase Agreement”) with Lignum-2, L.L.C., a Texas limited liability company (“Lignum-2”) and wholly owned subsidiary of Imperial Tobacco Group p.l.c., a public limited company incorporated under the laws of England and Wales (“Imperial”), and Imperial (for certain provisions of the Asset Purchase Agreement and as guarantor of Lignum-2), pursuant to which Lignum-2 will, among other things, acquire certain assets and assume certain liabilities of Parent and certain of its affiliates (the “Parent Asset Purchase”), and (iii) the Company enters into a transfer agreement with Lignum-2 (the “Transfer Agreement”) pursuant to which Lignum-2 will, among other things, acquire certain assets and assume certain liabilities of the Company (together with the Parent Asset Purchase, the “Asset Purchase” which, together with the Subscription, shall be referred to as the “Other Transactions”). The terms and conditions of the Subscription and the Asset Purchase are more fully set forth in the Subscription Agreement, the Asset Purchase Agreement and the Transfer Agreement, respectively.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to Parent and to the shareholders of Parent other than BAT, of the Merger Consideration to be paid by Parent in the Transaction (after giving effect to the Other Transactions).

The Board of Directors

Reynolds American, Inc.

July 15, 2014

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of the Merger Agreement, the Subscription Agreement, the Asset Purchase Agreement and the Transfer Agreement, each dated July 15, 2014;

(ii)	Reviewed certain publicly available historical business and financial information relating to Parent and the Company;

(iii)	Reviewed various financial forecasts and other data provided to us by Parent and the Company relating to the business of the Company, financial forecasts and other data provided to us by Parent relating to the business of Parent, and projected synergies and other benefits, including the amount and timing thereof, anticipated by the managements of Parent and the Company to be realized from the Transaction (after giving effect to the Other Transactions);

(iv)	Held discussions with members of the senior managements of Parent and the Company with respect to the businesses, prospects and synergies of Parent and the Company, respectively;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the businesses of Parent and the Company, respectively;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business comparable to the businesses of Parent and the Company, respectively;

(vii)	Reviewed historical stock prices of Parent Common Stock and the Company Common Stock;

(viii)	Reviewed the potential pro forma financial impact of the Transaction (after giving effect to the Other Transactions) on Parent based on the financial forecasts referred to above relating to Parent and the Company; and

(ix)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Parent or the Company or concerning the solvency or fair value of Parent or the Company, and we have not been furnished with any such valuation or appraisal. Parent’s management has advised us (and we have therefore assumed) that the financial forecasts prepared by Parent, including those related to projected synergies and other benefits anticipated by the management of Parent to be realized from the Transaction (after giving effect to the Other Transactions), reflect the best currently available estimates and judgments as to the future financial performance of Parent and the Company, respectively, and such synergies and other benefits, and therefore directed us to rely on such financial forecasts in our analysis. In addition, we have assumed, with the consent of Parent, that such financial forecasts and projected synergies and other benefits will be realized in the amounts and at the times contemplated thereby. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which shares of Parent Common Stock or the Company Common Stock may trade at any time subsequent to the announcement of the Transaction. Our opinion does not address the relative merits of the Transaction (or, for the avoidance of doubt, the Other Transactions) as compared to any other transaction or business strategy in which Parent might engage or the merits of the underlying decision by Parent to engage in the Transaction (or the Other Transactions).

The Board of Directors

Reynolds American, Inc.

July 15, 2014

In rendering our opinion, we have assumed, with the consent of Parent, that the Transaction and the Other Transactions will be consummated on the terms described in the Merger Agreement, the Subscription Agreement, the Asset Purchase Agreement or the Transfer Agreement, as applicable, without any waiver or modification of any material terms or conditions, and we have further assumed, with the consent of Parent, that adjustments (if any) to the purchase price or the transferred assets under the Asset Purchase Agreement or the Transfer Agreement will not be material in any respect to our analyses or opinion. We also have assumed, with the consent of Parent, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction and the Other Transactions will not have an adverse effect on Parent, the Company, the Transaction or the Other Transactions. We do not express any opinion as to any tax or other consequences that might result from the Transaction or the Other Transactions, nor does our opinion address any legal, tax, regulatory or accounting matters or potential financial implications of such matters, as to which we understand that Parent obtained such advice as it deemed necessary from qualified professionals. While our opinion addresses the Merger Consideration to be paid by Parent in the Transaction (after giving effect to the Other Transactions), we express no view or opinion as to the Other Transactions or as to any other terms or other aspects of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Merger Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Parent in connection with the Transaction and the Other Transactions and will receive a fee for such services, a portion of which is payable upon the earlier of announcement of the Transaction and execution of the Merger Agreement and a substantial portion of which is contingent upon the closing of the Transaction or receipt by Parent of a termination fee. We have in the past provided and are currently providing investment banking services to Parent for which we have received and may receive customary fees. In addition, in the ordinary course, Lazard and our affiliates and employees may trade securities of Parent, BAT, Imperial, the Company and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Parent, BAT, Imperial, the Company and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Parent (in its capacity as such) and our opinion is rendered to the Board of Directors of Parent in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction (or, for the avoidance of doubt, the Other Transactions) or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid by Parent in the Transaction (after giving effect to the Other Transactions) is fair, from a financial point of view, to Parent and to the shareholders of Parent other than BAT.

Very truly yours,

LAZARD FRERES & CO. LLC

By        /s/ Maxence de Gennaro

            Maxence de Gennaro

            Managing Director

Annex D

745 Seventh Avenue New York, NY 10019 United States

July 14, 2014

Board of Directors

Lorillard, Inc.

714 Green Valley Road

Greensboro, NC 27404-0529

Members of the Board of Directors:

We understand that Lorillard, Inc., a Delaware corporation (the “Company”), intends to enter into a transaction (the “Proposed Transaction”) with Reynolds American Inc., a North Carolina corporation (“Parent”), pursuant to which Lantern Acquisition Co., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), will be merged with and into the Company (the “Merger”), as a result of which the Company will become a wholly owned subsidiary of Parent and each issued and outstanding share of common stock, par value $0.01 per share (the “Shares”), of the Company immediately prior to the effective time of the Merger (other than (A) Shares held by the Company as treasury stock and Shares owned by a subsidiary of the Company, Parent or Merger Sub immediately prior to the effective time of the Merger and (B) Shares owned by stockholders who have properly made and not withdrawn a demand for appraisal rights pursuant to section 262 of the Delaware General Corporation Law (the Shares referred to in clauses (A) and (B), together with any Shares held by any affiliate of Parent, the “Excluded Shares”)) will be converted into the right to receive (i) $50.50 in cash (the “Cash Consideration”) plus (ii) 0.2909 of a fully paid and nonassessable share of common stock, par value $0.0001 per share (the “Parent Shares”), of Parent (the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger proposed to be entered into (the “Merger Agreement”) among the Company, Parent and Merger Sub. The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Merger Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders (other than holders of Excluded Shares) of the Consideration to be paid to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, to the Company’s stockholders (other than holders of Excluded Shares) of the Consideration to be paid to such stockholders in the Proposed Transaction. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Proposed Transaction, including, without limitation, the structure or form of the Proposed Transaction, or any other agreements or arrangements contemplated by the Agreements (as defined below) or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be paid to the stockholders of the Company (other than holders of Excluded Shares) in the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) a draft, dated as of July 14, 2014, of the Merger Agreement and the specific terms of the Proposed Transaction; (2) a draft of the Subscription and Support Agreement proposed to be entered into among British American Tobacco plc (“BAT”), Brown & Williamson Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of BAT, and Parent; (3) a draft of the Asset Purchase Agreement proposed to be entered into among Parent, LIGNUM-2, L.L.C., a Texas limited liability company and wholly owned subsidiary of Imperial Tobacco Group plc (“Acquiror”), and, for purposes of certain provisions and as guarantor of certain obligations of Acquiror, Imperial Tobacco Group plc (“Imperial”); (4) a draft of the Transfer Agreement proposed to be entered into between Acquiror and the Company (the “Company Transfer Agreement” and, together with the Merger Agreement and the agreements referred to in clauses (2) and (3), the “Agreements”); (5) a draft of the Commitment Letter proposed to be entered into among J.P. Morgan Securities LLC, JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc. and Parent; (6) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for each of the fiscal years ended December 31, 2013, 2012 and 2011 and Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2014; (7) publicly available information concerning Parent that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for each of the fiscal years ended December 31, 2013, 2012 and 2011 and Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2014; (8) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company; (9) published estimates of independent research analysts with respect to the future financial performance and price targets of Parent; (10) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company; (11) financial and operating information with respect to the business, operations and prospects of Parent furnished to us by Parent, including financial projections of Parent prepared by management of Parent; (12) certain cost savings and operating synergies projected by the management of Parent to result from the Proposed Transaction furnished to us by the Company (the “Expected Synergies”); (13) a trading history of the Company’s common stock, including prior to and following the initial market speculation regarding the possibility of the Proposed Transaction, and a comparison of that trading history with those of other companies that we deemed relevant; (14) a comparison of the historical financial results and present financial condition of the Company and Parent with each other and with those of other companies that we deemed relevant, including prior to and following the initial market speculation regarding the possibility of the Proposed Transaction; and (15) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the management of the Company and Parent concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon the advice of the Company, we have (i) assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and (ii) relied on such projections for purposes of our analysis and this opinion; with respect to the financial projections of Parent, upon the advice of the Company, we have (i) assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Parent as to the future financial performance of Parent and (ii) relied on such projections for purposes of our analysis and this opinion. Furthermore, upon the advice of the Company, we have (i) assumed that the amounts and timing of the Expected Synergies are reasonable and (ii) relied on such estimates for purposes of our analysis and this opinion. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Parent and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Parent. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which the Shares would trade following the announcement of the Proposed Transaction or the Parent Shares would trade following the announcement or consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the Parent Shares to be held by the stockholders of the Company (other than holders of Excluded Shares) after the consummation of the Proposed Transaction will be in excess of the market value of the Shares owned by such stockholders at any time prior to the announcement or consummation of the Proposed Transaction.

We have assumed that the executed Agreements will conform in all respects material to our analysis and this opinion to the last draft agreements reviewed by us. In addition, we have assumed the accuracy, in all respects material to our analysis and this opinion, of the representations and warranties contained in the Merger Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that (i) all governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Merger Agreement in all respects material to our analysis and this opinion and (ii) the Proposed Transaction and the other transactions contemplated by the Agreements will be consummated in accordance with the terms of the Agreements without waiver, modification or amendment of any term, condition or agreement, except to the extent any of the foregoing would not be material to our analysis or this opinion. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be paid to the stockholders of the Company (other than holders of Excluded Shares) in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive fees for our services a portion of which is payable upon announcement of the Proposed Transaction and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company, as well as for BAT and Imperial and their respective affiliates, in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, since January 1, 2012, we have performed the following investment banking and financial services: (A) for the Company, (i) acting as bookrunner on an investment grade bond offering in August 2012; and (ii) acting as bookrunner on an investment grade bond offering in May 2013; (B) for BAT or its affiliates, (i) acting as bookrunner on an investment grade bond offering in June 2012; (ii) acting as bookrunner on an investment grade bond offering in March 2013; (iii) acting as co-manager on an investment grade bond offering in September 2013; (iv) acting as bookrunner on an investment grade bond offering in March 2014; and (v) acting as bookrunner on the refinancing of a revolving credit facility in May 2014; (C) for Imperial or its affiliates, (i) acting as bookrunner on a liquidity facility in September 2012; and (ii) acting as bookrunner on an investment grade bond offering and a liquidity facility in February 2013. In addition to the foregoing, we currently have outstanding (but undrawn) lending commitments under revolving credit facilities of the Company, BAT and Imperial or their respective affiliates. Since January 1, 2012, we have also performed various share repurchase, hedging and other risk management services for the Company, as well as various hedging and other risk management services for BAT and Imperial or their respective affiliates. Since January 1, 2012, we have not been engaged by, and are not currently providing investment banking or financial services to, Parent.

Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company, Parent, BAT and Imperial or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.

Annex E

Centerview Partners LLC 31 West 52nd Street New York, NY 10019

July 14, 2014

The Board of Directors

Lorillard, Inc.

714 Green Valley Road

Greensboro, NC 27404-0529

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”) (other than Excluded Shares, as defined below), of Lorillard, Inc., a Delaware corporation (the “Company”), of the Consideration (as defined below) to be paid to such holders pursuant to the Agreement and Plan of Merger proposed to be entered into (the “Merger Agreement”) among the Company, Reynolds American Inc., a North Carolina corporation (“Parent”) and Lantern Acquisition Co., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides that Merger Sub will be merged with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Merger Agreement, the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Parent and each issued and outstanding Share immediately prior to the effective time of the Merger (other than (i) Shares held by the Company as treasury stock and Shares owned by a subsidiary of the Company, Parent or Merger Sub immediately prior to the effective time of the Merger and (ii) Shares owned by stockholders who have properly made and not withdrawn a demand for appraisal rights pursuant to section 262 of the Delaware General Corporation Law (the Shares referred to in clauses (i) and (ii), together with any Shares held by any affiliate of Parent, the “Excluded Shares”)) will be converted into the right to receive (x) $50.50 in cash (the “Cash Consideration”) plus (y) 0.2909 of a fully paid and nonassessable share of common stock, par value $0.0001 per share (the “Parent Shares”), of Parent (the “Stock Consideration” and, taken together (and not separately) with the Cash Consideration, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

We have acted as financial advisor to the Board of Directors of the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the announcement of the Merger Agreement and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, we have provided

31 WEST 52ND STREET, 22ND FLOOR, NEW YORK, NY 10019

PHONE: (212) 380-2650        FAX: (212) 380-2651        WWW.CENTERVIEWPARTNERS.COM

NEW YORK        —        LONDON         —        SAN FRANCISCO        —        LOS ANGELES

The Board of Directors

Lorillard, Inc.

July 14, 2014

certain financial advisory services to the Company for which we have received customary compensation. In the past two years, we have not been engaged by, and are not currently providing investment banking or other services to, Parent or Merger Sub or to British American Tobacco plc (“BAT”) or Imperial Tobacco Group plc (“Imperial”). We may provide financial advisory and other services to or with respect to the Company, Parent, BAT or Imperial or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, BAT and Imperial or any of their respective affiliates, or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) a draft, dated as of July 14, 2014, of the Merger Agreement; (ii) a draft of the Subscription and Support Agreement proposed to be entered into among BAT, Brown & Williamson Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of BAT, and Parent; (iii) a draft of the Asset Purchase Agreement proposed to be entered into among Parent, LIGNUM-2, L.L.C., a Texas limited liability company and wholly owned subsidiary of Imperial (“Acquiror”), and, for purposes of certain provisions and as guarantor of certain obligations of Acquiror, Imperial; (iv) a draft of the Transfer Agreement proposed to be entered into between Acquiror and the Company (the “Company Transfer Agreement” and, together with the Merger Agreement and the agreements referred to in clauses (ii) and (iii), the “Agreements”); (v) a draft of the Commitment Letter proposed to be entered into among J.P. Morgan Securities LLC, JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc. and Parent; (vi) Annual Reports on Form 10-K of the Company for the years ended December 31, 2013, 2012 and 2011 and Annual Reports on Form 10-K of Parent for the years ended December 31, 2013, 2012 and 2011; (vii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Parent; (viii) certain publicly available research analyst reports for the Company and Parent; (ix) certain other communications from the Company and Parent to their respective stockholders; (x) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Company Forecasts”) (collectively, the “Company Internal Data”); (xi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Parent, including certain financial forecasts, analyses and projections relating to Parent prepared by management of Parent and furnished to us by the Company for purposes of our analysis (the “Parent Forecasts”) (collectively, the “Parent Internal Data”); and (xii) certain cost savings and operating synergies projected by the management of Parent to result from the Transaction furnished to us by the Company for purposes of our analysis (the “Synergies”). We have participated in discussions with members of the senior management and representatives of the Company and Parent regarding their assessment of the Company Internal Data, the Parent Internal Data and the Synergies, as appropriate, and the strategic rationale for the Transaction. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and Parent and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed

The Board of Directors

Lorillard, Inc.

July 14, 2014

with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Company Internal Data (including, without limitation, the Company Forecasts) have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and, that the Parent Internal Data (including, without limitation, the Parent Forecasts) and the Synergies have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Parent as to the matters covered thereby, and we have relied, at your direction, on the Company Internal Data, the Parent Internal Data and the Synergies for purposes of our analysis and this opinion. We express no view or opinion as to the Company Internal Data, the Parent Internal Data, the Synergies or the assumptions on which any of them are based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company or Parent, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company or Parent. We have assumed, at your direction, that the final executed Agreements will not differ in any respect material to our analysis or this opinion from the draft agreements reviewed by us. In addition, we have assumed the accuracy in all respects material to our analysis and this opinion of the representations and warranties contained in the Merger Agreement and all agreements related thereto. We have also assumed, at your direction, that the Transaction and the other transactions contemplated by the Agreements will be consummated on the terms set forth in the Agreements and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, except to the extent any of the foregoing would not be material to our analysis or this opinion, and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to our analysis or this opinion. We have also assumed that the Transaction will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company or Parent, or the ability of the Company or Parent to pay their respective obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage, or the likelihood of consummation of the Transaction. We were not authorized to, and we did not, undertake a third-party solicitation process on the Company’s behalf regarding a potential transaction with the Company. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Merger Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreements or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation

The Board of Directors

Lorillard, Inc.

July 14, 2014

to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to such holders pursuant to the Merger Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. We express no view or opinion as to what the value of Parent Shares actually will be when issued pursuant to the Transaction or the prices at which the Shares or Parent Shares will trade or otherwise be transferable at any time, including following the announcement or consummation of the Transaction. Our opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Centerview Partners LLC

CENTERVIEW PARTNERS LLC

Annex F

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by

§ 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Lorillard, Inc.

IMPORTANT SPECIAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Admission Ticket
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time, on January 27, 2015
Vote by Internet
• Go to www.investorvote.com/LO
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
•	Follow the instructions provided by the recorded message

Special Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1 – 3.

+
	For	Against	Abstain

1. Proposal to adopt the Agreement and Plan of Merger, dated as of July 15, 2014, as it may be amended from time to time, among Lorillard, Inc., Reynolds American Inc. and Lantern Acquisition Co., pursuant to which Lantern Acquisition Co. will be merged with and into Lorillard, Inc., and Lorillard, Inc. will continue as the surviving corporation and a wholly owned subsidiary of Reynolds American Inc.	☐	☐	☐

2. Proposal to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by Lorillard, Inc. to its named executive officers in connection with the merger.	☐	☐	☐

3. Proposal to approve the adjournment of the special meeting of Lorillard shareholders, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date this proxy and sign your name exactly as it appears on this form. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.

/	/

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

LORILLARD, INC.

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

ADMISSION TICKET

Special Meeting of Shareholders

January 28, 2015 at 10:00 a.m.

The Ballantyne Hotel, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina 28277

Important notice regarding the Internet availability of proxy materials for the Special Meeting of shareholders.

The Proxy Statement is available at: http://investors.lorillard.com/phoenix.zhtml?c=134955&p=irol-proxy

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Lorillard, Inc.	+

This proxy is solicited on behalf of the Board of Directors of Lorillard, Inc. for the Special Meeting of Shareholders on January 28, 2015.

The undersigned hereby (1) acknowledges receipt of the Notice of Special Meeting of Shareholders of Lorillard, Inc. (“Lorillard” or the “Company”) and the accompanying Proxy Statement for the Special Meeting of Shareholders to be held on January 28, 2015 starting at 10:00 a.m., Eastern Standard Time, at The Ballantyne Hotel, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina 28277, and (2) appoints David H. Taylor and Ronald S. Milstein, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution to vote all shares of common stock of Lorillard that the undersigned would be entitled to cast if personally present at the special meeting and at any adjournment(s) or postponement(s) thereof, and with discretionary authority as to any other matters that may properly come before the special meeting, all in accordance with, and as described in, the accompanying Notice of Special Meeting.

The Board of Directors makes the following recommendation: (1) a vote “FOR” the adoption of the Agreement and Plan of Merger, dated as of July 15, 2014, as it may be amended from time to time, among Lorillard, Reynolds American Inc. and Lantern Acquisition Co.; (2) a vote “FOR” the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by Lorillard to its named executive officers in connection with the merger; and (3) a vote “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY

THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR”

PROPOSALS 1, 2 AND 3.

The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the common stock of Lorillard that the undersigned would be entitled to cast if personally present at the special meeting and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof. If one or more of the proxies named shall be present in person or by substitute at the special meeting or at any adjournment(s) or postponement(s) thereof, the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

Please date, sign exactly as your name appears on the form and promptly mail this proxy in the enclosed envelope. No postage is required.

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Item

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Special Meeting.

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+